Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266123

PROSPECTUS

PROXY STATEMENT FOR SPECIAL MEETING OF
VIVEON HEALTH ACQUISITION CORP.
AND
PROSPECTUS FOR SHARES OF
COMMON STOCK OF VIVEON HEALTH ACQUISITION CORP.

Viveon Health Acquisition Corp.
c/o Gibson, Deal & Fletcher, PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross Georgia 30092
Tel: (404) 861-5393

To the Stockholders of Viveon Health Acquisition Corp.:

You are cordially invited to attend the special meeting of the stockholders (the “Special Meeting”) of Viveon Health Acquisition Corp. (“Viveon”), which will be held at 10:30 a.m., Eastern time, on December 21, 2022. Viveon’s board of directors (the “Board”) has determined to convene and conduct the Special Meeting in a virtual meeting format at https://www.cstproxy.com/viveon/sm2022. Stockholders will NOT be able to attend the Meeting in-person. This proxy statement/prospectus includes instructions on how to access the Special Meeting and how to listen and vote from home or any remote location with Internet connectivity.

Viveon is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of Viveon’s Common Stock, $0.0001 par value (“Common Stock”) will be asked to approve, among other things, the agreement and plan of merger, dated as of January 12, 2022, as subsequently amended (the “Merger Agreement”), by and among Viveon, Viveon Health Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viveon (“Merger Sub”) and Suneva Medical, Inc. (“Suneva”), and the other related proposals.

Upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), Merger Sub will merge with and into Suneva (the “Merger”) with Suneva surviving the Merger as a wholly owned subsidiary of Viveon. The transactions contemplated under the Merger Agreement relating to the Merger are referred to in this proxy statement/prospectus as the “Business Combination.” Immediately after consummation of the Business Combination, Viveon will change its name to “Suneva Holdings, Inc.” Suneva Holdings is referred to in this proxy statement/prospectus as the “combined company,” “Combined Entity,” or “New Suneva.”

In accordance with the terms and subject to the conditions of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Suneva capital stock (other than any such shares of Suneva capital stock cancelled as described in this proxy statement/prospectus), will be converted into the right to receive (a) such number of shares of Viveon Common Stock equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock multiplied by the Conversion Ratio and (b) its pro-rata portion of 12,000,000 aggregate shares of Earnout Consideration as, and subject to the contingencies, described in this proxy statement/prospectus. Additionally, each (i) outstanding Suneva Option will be cancelled and exchanged for such number of options to purchase Viveon Common Stock equal to the number of shares of Suneva Common Stock underlying the Suneva Option multiplied by the Conversion Ratio, with the exercise price of the new option equal to the exercise price of the Suneva Option divided by the Conversion Ratio; (ii) outstanding Suneva Warrant will be cancelled and exchanged for such number of shares of Viveon Common Stock equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock underlying the Suneva Warrant multiplied by the Conversion Ratio; and (iii) outstanding Suneva Convertible Notes will be treated in accordance with their respective terms and exchanged for shares of Viveon Common Stock equal to the number of shares of Suneva

Common Stock or Suneva Preferred Stock underlying such Suneva Convertible Note multiplied by the Conversion Ratio. The market value of the shares of Viveon Common Stock to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

At the Special Meeting, Viveon stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1.    The Business Combination Proposal — to consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement by and among Viveon, Merger Sub and Suneva, a copy of which is attached to this proxy statement/prospectus as Annex A (the “Business Combination Proposal”);

Proposal 2.    The Charter Amendment Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Second Amended and Restated Certificate of Incorporation of New Suneva (the “Proposed Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B (the “Charter Amendment Proposal”).

Proposal 3.    The Advisory Charter Proposal — to approve and adopt, on a non-binding advisory basis, certain differences between Viveon’s current amended and restated certificate of incorporation, as amended by the Extension Amendment (as defined in the accompanying proxy statement/prospectus) (the “Existing Charter”) and the Proposed Charter, which are being presented as nine separate sub-proposals (collectively, the “Advisory Charter Proposals”):

(1)    Advisory Charter Proposal A — Name Change — to change Viveon’s name to “Suneva Holdings, Inc.;”

(2)    Advisory Charter Proposal B — Authorized Shares — to increase the number of authorized shares from 61 million to 310 million, which includes 300 million shares of common stock and 10 million shares of preferred stock.

(3)    Advisory Charter Proposal C — Classified Board — to establish three classes of directors to serve on the board of directors of New Suneva.

(4)    Advisory Charter Proposal D — Voting Threshold for Removal of Directors — to increase the required vote threshold for the removal of directors for cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class.

(5)    Advisory Charter Proposal E — Amendment of Voting Threshold for Bylaws Amendment — Requiring the approval by affirmative vote of holders of at least 66⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the New Suneva’s bylaws.

(6)    Advisory Charter Proposal F — Provisions Specific to a Blank Check Company — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant to New Suneva following the Closing.

(7)    Advisory Charter Proposal G — Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine.

(8)    Advisory Charter Proposal H — Section 203 — to amend the Existing Charter such that New Suneva will be governed by Section 203 of the DGCL, which provides for certain restrictions regarding business combinations (as defined under Section 203 of the DGCL) with interested stockholders for a period of three years, subject to certain conditions.

(9)    Advisory Charter Proposal I — Venue for Claims by Stockholders — to amend the Existing Charter such that proper venue for certain derivative claims and claims by stockholders will be in the Court of Chancery for the State of Delaware, the federal district court for the District of Delaware, or the federal district courts of the United States for a claim arising under the Securities Act.

Proposal 4.    The NYSE American Proposal — to consider and vote on a proposal to approve, for purposes of complying with NYSE American Rules, (i) the issuance of 25,258,208 shares of Common Stock at the Closing and the resulting change in control of Viveon in connection with the Business Combination, and (ii) the issuance of up to 12,000,000 shares of Common Stock as Earnout Consideration (the “NYSE American Proposal”);

Proposal 5.    The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Dennis Condon, Ron Eastman, Patricia Altavilla, Vince Ippolito, Brian Chee, Demetrios G. (Jim) Logothetis and Jagi Gill, as directors to serve on New Suneva’s board of directors (the “Directors Proposal”);

Proposal 6.    The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Suneva Medical, Inc. 2022 Equity and Incentive Plan Proposal (the “2022 Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Incentive Plan Proposal”);

Proposal 7.    The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve the Suneva Medical, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “2022 ESPP Proposal”);

Proposal 8.    The Existing Charter Amendment Proposal — to consider and vote upon a proposal to modify Article FIFTH (D) (the “NTA Requirement”) in the Existing Charter in order to expand the methods that Viveon may employ to not become subject to Rule 3a51-1, promulgated under the Securities Exchange Act of 1934, as amended, also referred to as the “penny stock rules” (such proposal, the “Existing Charter Amendment Proposal”); and

Proposal 9.    The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event Viveon does not receive the requisite stockholder vote to approve the Proposals (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Viveon Common Stock at the close of business on November 8, 2022 (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof. As of the Record Date, there were 10,064,124 shares of Common Stock issued and outstanding and entitled to vote.

After careful consideration, the Board has unanimously approved the Merger Agreement and unanimously recommends that Viveon stockholders vote “FOR” approval of each of the Proposals. When you consider the Board’s recommendation of these Proposals, you should keep in mind that Viveon’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposals to be Considered by Viveon Stockholders: Proposal 1 — The Business Combination Proposal — Interests of Viveon’s Directors and Officers and Others in the Business Combination.”

On the Record Date, the last sale price of the Common Stock was $10.51. As of the Record Date there was approximately $53,222,915 in Viveon’s trust account (the “Trust Account”).

Following completion of the Business Combination, Viveon Health LLC (the “Sponsor”) and certain of Viveon’s directors and officers (collectively with the Sponsor, the “Initial Stockholders”), the Viveon public stockholders, and holders of Suneva capital stock (the “Suneva Equityholders”), will own approximately 9.2% to 9.3%, 12.9% to 13.0%, and 77.8% of the outstanding common stock of New Suneva, respectively (including (i) 11,684,445 shares of Common Stock issued at Closing and subject to earnout arrangements described in the accompanying proxy statement/prospectus and excluding (i) shares of Common Stock underlying existing Suneva Options and (ii) shares of Common Stock subject to earnout arrangements in respect to existing Suneva Options as described in the accompanying proxy statement/prospectus). Additionally, on a fully diluted basis the Initial Stockholders, the Viveon public stockholders, Suneva Equityholders, and the holders of the Subscription Warrants (excluding Rom Papadopoulos, Chief Financial Officer of Viveon) (the “Subscription Investors”) will own approximately 20.2%, 23.3%, 54.0%, and 2.5% of New Suneva, respectively (including (i) 11,684,445 shares of Common Stock issued at Closing and subject to earnout arrangements described in the accompanying proxy statement/prospectus (ii) shares of Common Stock underlying existing Suneva Options and (iii) shares of Common Stock subject to earnout arrangements in respect to existing Suneva Options as described in the accompanying proxy statement/prospectus). These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus), including that no additional holders of Common Stock underlying the units (the “Public Shares”) sold in Viveon’s initial public offering (the “Viveon IPO”) elect to redeem their Public Shares and other adjustments in accordance with the terms of the Merger Agreement. To date, 15,092,126 of the Public Shares have been redeemed.

Pursuant to the Existing Charter, Viveon is providing its public stockholders with the opportunity to redeem, upon the Closing of the Business Combination, shares of its Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the Trust Account. Holders of Viveon’s outstanding rights, public warrants and units do not have redemption rights with respect to such securities in connection with the Business Combination. Please see the section titled “Special Meeting of Viveon Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Each stockholder’s vote is very important. Viveon is providing this proxy statement/prospectus and accompanying proxy card to Viveon stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before December 21, 2022, when they are voted at the Special Meeting.

This prospectus covers up to 25,258,208 shares of Common Stock (including shares issuable upon exercise of the options and warrants and convertible notes described above). The number of shares of Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of Suneva capital stock (including options and warrants) in connection with the Business Combination (as more fully described in this proxy statement/prospectus).

Viveon’s Common Stock, Public Warrants, Rights and Units are currently listed on the NYSE American under the symbols “VHAQ,” “VHAQWS,” “VHAQR” and “VHAQU,” respectively. Viveon will apply for listing, to be effective at the time of the Closing of the shares of Common Stock to be issued in connection with the Business Combination on the NYSE American Stock Exchange (the “NYSE American”) under the symbol “RNEW” and for Viveon’s Public Warrants, Rights and Units to continue trading on the NYSE American under the corresponding symbols “RNEWWS,” “RNEWR” and “RNEWU,” respectively. It is a condition of the consummation of the Business Combination that Viveon receive confirmation from NYSE American that New Suneva has been conditionally approved for listing on NYSE American, but there can be no assurance such listing condition will be met or that Viveon will obtain such confirmation from NYSE American. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE American condition set forth in the Merger Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides stockholders of Viveon with detailed information about the Business Combination and other matters to be considered at the Special Meeting of Viveon. We encourage you to read this proxy statement/prospectus carefully, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 39 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

On behalf of the Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Jagi Gill

Chief Executive Officer and Chairman of the Board of Directors

Viveon Health Acquisition Corp.

The accompanying proxy statement/prospectus is dated November 14, 2022 and is first being mailed to the stockholders of Viveon on or about November 18, 2022.

Viveon Health Acquisition Corp.
c/o Gibson, Deal & Fletcher, PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross Georgia 30092

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF VIVEON HEALTH ACQUISITION CORP.

To Be Held On December 21, 2022

To the Stockholders of Viveon Health Acquisition Corp.

NOTICE IS HEREBY GIVEN that you are cordially invited to attend a special meeting of the stockholders of Viveon Health Acquisition Corp (“Viveon,” “we”, “our”, or “us”), which will be held at 10:30 a.m., Eastern time, on December 21, 2022, in a virtual meeting format at https://www.cstproxy.com/viveon/sm2022 (the “Special Meeting”). In light of COVID-19 we will hold the Special Meeting virtually. You can participate in the Special Meeting as described in ‘‘Questions and Answers About the Proposals — How can I participate in the virtual Meeting?”.

During the Meeting, Viveon’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

Proposal 1.    The Business Combination Proposal — to consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement by and among Viveon, Merger Sub and Suneva, a copy of which is attached to this proxy statement/prospectus as Annex A (the “Business Combination Proposal”);

Proposal 2.    The Charter Amendment Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Second Amended and Restated Certificate of Incorporation of New Suneva (the “Proposed Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B (the “Charter Amendment Proposal”).

Proposal 3.    The Advisory Charter Proposal — to approve and adopt, on a non-binding advisory basis, certain differences between Viveon’s current Amended and Restated Certificate of Incorporation, as amended by the Extension Amendment (as defined in the accompanying proxy statement/prospectus), (the “Existing Charter”) and the Proposed Charter, which are being presented as seven separate sub-proposals (collectively, the “Advisory Charter Proposals”):

(1)    Advisory Charter Proposal A — Name Change — to change Viveon’s name to “Suneva Holdings, Inc.;”

(2)    Advisory Charter Proposal B — Authorized Shares — to increase the number of authorized shares from 61 million to 310 million, which includes 300 million shares of common stock and 10 million shares of preferred stock.

(3)    Advisory Charter Proposal C — Classified Board — to establish three classes of directors to serve on the board of directors of New Suneva.

(4)    Advisory Charter Proposal D — Voting Threshold for Removal of Directors — to increase the required vote threshold for the removal of directors for cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class.

(5)    Advisory Charter Proposal E — Amendment of Voting Threshold for Bylaws Amendment — Requiring the approval by affirmative vote of holders of at least 66⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Suneva’s bylaws.

(6)    Advisory Charter Proposal F — Provisions Specific to a Blank Check Company — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant to New Suneva following the Closing.

(7)    Advisory Charter Proposal G — Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine.

(8)    Advisory Charter Proposal H — Section 203 — to amend the Existing Charter such that New Suneva will be governed by Section 203 of the DGCL, which provides for certain restrictions regarding business combinations (as defined under Section 203 of the DGCL) with interested stockholders for a period of three years, subject to certain conditions.

(9)    Advisory Charter Proposal I — Venue for Claims by Stockholders — to amend the Existing Charter such that proper venue for certain derivative claims and claims by stockholders will be in the Court of Chancery for the State of Delaware, the federal district court for the District of Delaware, or the federal district courts of the United States for a claim arising under the Securities Act.

Proposal 4.    The NYSE American Proposal — to consider and vote on a proposal to approve, for purposes of complying with NYSE American Rules, (i) the issuance of 25,258,208 shares of Viveon common stock, $0.0001 par value, (the “Common Stock”) at the closing and the resulting change in control of Viveon in connection with the Business Combination, and (ii) the issuance of up to 12,000,000 shares of Common Stock as Earnout Consideration (the “NYSE American Proposal”);

Proposal 5.    The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Dennis Condon, Ron Eastman, Patricia Altavilla, Vince Ippolito, Brian Chee, Demetrios G. (Jim) Logothetis and Jagi Gill, as directors to serve on New Suneva’s board of directors (the “Directors Proposal”);

Proposal 6.    The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Suneva Medical, Inc. 2022 Equity and Incentive Plan Proposal (the “2022 Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Incentive Plan Proposal”);

Proposal 7.    The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve the Suneva Medical, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “2022 ESPP Proposal”);

Proposal 8.    The Existing Charter Amendment Proposal — to consider and vote upon a proposal to modify Article FIFTH (D) (the “NTA Requirement”) in the Existing Charter in order to expand the methods that Viveon may employ to not become subject to Rule 3a51-1, promulgated under the Securities Exchange Act of 1934, as amended, also referred to as the “penny stock rules” (such proposal, the “Existing Charter Amendment Proposal”); and

Proposal 9.    The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event Viveon does not receive the requisite stockholder vote to approve the Proposals (the “Adjournment Proposal”).

Pursuant to the Existing Charter, Viveon is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of its Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the Viveon IPO. Holders of Viveon’s outstanding rights, public warrants and units do not have redemption rights with respect to such securities in connection with the Business Combination. Please see the section titled “Special Meeting of Viveon Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal and the Existing Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.

Only holders of record of Viveon Common Stock at the close of business on November 8, 2022 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. As of the Record Date, there were 10,064,124 shares of Common Stock issued and outstanding and entitled to vote. This proxy statement/prospectus is first being mailed to Viveon stockholders on or about November 18, 2022.

Investing in Viveon’s securities involves a high degree of risk. See “Risk Factors” beginning on page 39 for a discussion of information that should be considered in connection with an investment in Viveon’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Special Meeting no later than 11:59 p.m. Eastern time on December 20, 2022. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the Record Date may vote at the Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Special Meeting.

You may revoke a proxy at any time before it is voted at the Special Meeting by executing and returning a proxy card dated later than the previous one, or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by the proxy solicitor before we take the vote at the Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

The Board unanimously recommends that Viveon stockholders vote “FOR” approval of each of the Proposals. When you consider the Board’s recommendation of these Proposals, you should keep in mind that Viveon’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposals to be Considered by Viveon Stockholders: Proposal 1 — The Business Combination Proposal — Interests of Viveon’s Directors and Officers and Others in the Business Combination” beginning on page 124.

On behalf of the Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

November 17, 2022
By Order of the Board of Directors
Jagi Gill
Chief Executive Officer and Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Viveon (File No. 333-266123) (the “Registration Statement”), constitutes a prospectus of Viveon under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting at which Viveon stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by approving the Merger Agreement, among other Proposals.

Viveon files reports and other information with the SEC as required by the Exchange Act. You can read Viveon’s SEC filings, without charge, including this proxy statement/prospectus, at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Viveon has been supplied by Viveon, and all such information relating to Suneva has been supplied by Suneva. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or any of the other Proposals to be presented at the Special Meeting, you should contact Viveon’s proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com.

If you are a stockholder of Viveon and would like to request documents, you must request them no later than December 14, 2022, which is five business days prior to the date of the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Viveon” refer to Viveon Health Acquisition Corp.

In this document:

“2022 Annual Meeting” means the proposed annual meeting of the stockholders of Viveon, to be held on December 23, 2022, at which, among other things, the Second Extension Proposal will be voted on by stockholders.

“Annual Meeting” means the annual meeting of the stockholders of Viveon, held on March 18, 2022, at which, among other things, the Extension Proposal was approved.

“Board” means the board of directors of Viveon.

“Business Combination” means the business combination pursuant to the Merger Agreement.

“Closing “or “Closing of the Business Combination” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” means New Suneva after the Business Combination.

“Combined Entity Board” means the board of directors of the Combined Entity.

“Company” means Viveon Health Acquisition Corp.

“Condition Precedent Proposals” means the Business Combination Proposal (Proposal 1), the Charter Amendment Proposal (Proposal 2), the NYSE American Proposal (Proposal 3), and the Existing Charter Amendment Proposal (Proposal 8).

“Conversion Ratio” means 0.2313419462.

“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.

“Existing Charter” means Viveon’s amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on December 22, 2020, as amended by the Extension Amendment.

“Extension Amendment” means the amendment filed with the Secretary of State of the State of Delaware on March 23, 2022, to (i) extend the date by which Viveon has to consummate a business combination for three months, from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”), and (ii) allow Viveon, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination, or any potential alternative initial business combination shall have occurred.

“Extension Date” means June 28, 2022, or by December 28, 2022 if Viveon elects to extend the date to consummate a business combination for up to six monthly extensions after June 28, 2022.

“Extension Proposal” means the proposal to approve the Extension Amendment brought before the stockholders of Viveon for approval at the Annual Meeting.

“Founders Shares” means the 5,031,250 shares of Common Stock held by the Sponsor and our directors and includes an aggregate of 1,006,250 shares of Common Stock that are subject to forfeiture to the extent that the Rights are exercised upon the Closing of the Business Combination.

“GAAP” means accounting principles generally accepted in the United States of America.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvement Act.

“In-The-Money Suneva Options and Warrants” means Suneva Warrants and Suneva Options with an exercise price of less than $3.74 per share of Suneva Common Stock (or securities convertible into Suneva Common Stock) prior to the consummation of the Business Combination.

“Initial Stockholders” means the Sponsor and the directors of Viveon.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 12, 2022, as subsequently amended, by and among Viveon, Merger Sub and Suneva and any amendments thereto.

“Merger Shares” means the 25,258,208 shares of Common Stock to be issued to the Suneva Equityholders (including holders of options, warrants and convertible securities) as consideration in the Business Combination.

“Merger Sub” means VHAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viveon.

“New Suneva” means Viveon following the consummation of the Business Combination and after being renamed, “Suneva Holdings, Inc.”

“Private Placement” means the private placement consummated simultaneously with the Viveon IPO in which Viveon issued the Private Warrants to the Sponsor.

“Private Warrants” means the 18,000,000 warrants, exercisable for 9,000,000 shares of Common Stock, issued in the Private Placement to the Sponsor.

“Proposals” means the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the NYSE American Proposal, the Directors Proposal, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, Existing Charter Amendment Proposal and the Adjournment Proposal.

“Proposed Charter” means the proposed second amended and restated certificate of incorporation of New Suneva to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.

“Public Shares” means the 10,064,124 shares of Common Stock underlying the Units initially sold in the Viveon IPO.

“Public Warrants” means warrants underlying the Units sold in the Viveon IPO, where each warrant entitles the holder thereof to purchase one-half (1/2) of a share of Common Stock at a price of $11.50 per whole share, subject to adjustment.

“Rights” means the rights included as part of the Unit issued in the Viveon IPO, each of which entitles the holder thereof to receive one-twentieth (1/20) of a share of Common Stock upon consummation of Business Combination.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Second Extension Amendment” means, if the Second Extension Proposal is approved, an amendment to be filed with the Secretary of State of the State of Delaware to extend the date by which Viveon has to consummate a business combination on a monthly basis for up to three times by an additional one month each time for a total of up to three months from December 28, 2022 (the “December Termination Date”) until March 31, 2023 (the “Second Extended Date”), upon three calendar days’ advance notice prior to the applicable monthly deadline, unless the closing of the proposed Business Combination with Suneva, or any potential alternative initial business combination shall have occurred prior to the Second Extended Date.

“Second Extended Date” means March 31, 2023.

“Second Extension Proposal” means the proposal to approve the Second Extension Amendment to be brought before the stockholders of Viveon for approval at the Annual Meeting to be held on or about December 23, 2022, at 10:30 a.m., Eastern time.

“Special Meeting” means the special meeting of the stockholders of Viveon, to be held on December 21, 2022, at 10:30 a.m., Eastern time.

“Sponsor” means Viveon Health LLC, a Delaware limited liability company.

“Subscription Warrants” means warrants to purchase up to 2,000,000 shares of Common Stock, at a price of $11.50 per share.

“Suneva” means Suneva Medical, Inc., a Delaware corporation, prior to the Business Combination.

“Suneva Board” means the board of directors of Suneva prior to the Business Combination.

“Suneva Common Stock” means the common stock, par value $0.0001 per share, of Suneva prior the consummation of the Business Combination.

“Suneva Convertible Notes” means the convertible promissory notes issued by Suneva outstanding prior to the consummation of the Business Combination.

“Suneva Options” means the outstanding options to purchase Suneva Common Stock prior to the consummation of the Business Combination.

“Suneva Preferred Stock” means the Series AA Preferred Stock, par value $0.0001 per share, issued by Suneva and outstanding prior to the consummation of the Business Combination.

“Suneva Warrants” means the outstanding warrants to purchase Suneva Common Stock or securities convertible into Suneva Common Stock prior to the consummation of the Business Combination.

“Suneva Equityholders” refers to the holders of equity interests in Suneva as of the time immediately before the Business Combination including any Suneva option holders.

“Trust Account” means the trust account of Viveon, which holds the net proceeds of the Viveon IPO and the sale of the Private Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and Redemption payments made in connection with the Extension Proposal.

“Underwriting Agreement” means the Underwriting Agreement, dated December 22, 2020, by and between the Viveon and Chardan.

“Unit” means a unit consisting of one share of Common Stock, one Public Warrant to purchase one half share of Common Stock and one Right to receive one-twentieth (1/20) of a share of Common Stock.

“Viveon, we, our, us or the Company” means Viveon Health Acquisition Corp.

“Viveon Common Stock” or “Common Stock” means the common stock of Viveon, $0.0001 par value

“Viveon IPO” means Viveon’s initial public offering of 20,125,000 Units of Viveon in the aggregate consummated on December 28, 2020 and, as to the underwriter’s over-allotment option, December 30, 2020.

“Warrants” means collectively the Public Warrants issued in connection with the Viveon IPO, the Private Warrants and the Subscription Warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of Viveon, may have regarding the Proposals being considered at the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Viveon, Merger Sub and Suneva have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement in its entirety. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Special Meeting because you owned Common Stock at the close of business on November 8, 2022, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q.     What is being voted on?

A.     Below are proposals that Viveon stockholders are being asked to vote on:

Proposal 1.    The Business Combination Proposal to approve the Merger Agreement and Business Combination;

Proposal 2.    The Charter Amendment Proposal to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter;

Proposal 3.    The Advisory Charter Proposal to approve and adopt, on a non-binding advisory basis, certain differences between the Existing Charter and the Proposed Charter;

Proposal 4.    The NYSE American Proposal to consider and vote on a proposal to approve, for purposes of complying with NYSE American Rules, (i) the issuance of 25,258,208 shares of Common Stock (or shares of Common Stock underlying options) at the Closing and the resulting change in control in Viveon in connection with the Business Combination, and (ii) the issuance of up to 12,000,000 shares of Common Stock as Earnout Consideration;

Proposal 5.    The Directors Proposal to elect, effective as of the consummation of the Business Combination, New Suneva’s board of directors;

Proposal 6.    The 2022 Incentive Plan Proposal to approve the 2022 Incentive Plan;

Proposal 7.    The 2022 ESPP Proposal to approve the 2022 ESPP;

Proposal 8.    The Existing Charter Amendment Proposal to approve the modification of Article FIFTH (D) in the Existing Charter; and

Proposal 9.    The Adjournment Proposal to approve the adjournment of the Special Meeting.

For more information, please see “The Business Combination Proposal,” “The Charter Amendment Proposal,” “The Advisory Charter Proposal,” “The NYSE American Proposal,” “The Directors Proposal,” “The 2022 Incentive Plan Proposal,” “The 2022 ESPP Proposal,” “The Existing Charter Amendment Proposal,” and “The Adjournment Proposal.”

Viveon will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders of Viveon should read it carefully.

After careful consideration, the Viveon Board has determined that the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal, the NYSE American Proposal, the Directors Proposal, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, the Existing Charter Amendment Proposal, and the Adjournment Proposal are in the best interests of Viveon and its stockholders and unanimously recommends that you vote or give instructions to vote “FOR” each of those Proposals.

The existence of financial and personal interests of one or more of Viveon’s officers and directors results in conflicts of interest on the part of such officers and directors between what he, she or they may believe is in the best interests of Viveon and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, the Sponsor has interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Interests of Viveon’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     The Business Combination Proposal (Proposal 1), is conditioned upon the approval of the Charter Amendment Proposal (Proposal 2), the NYSE American Proposal (Proposal 3) and the Existing Charter Amendment Proposal (Proposal 8).

Each of the Charter Amendment Proposal (Proposal 2), NYSE American Proposal (Proposal 3) and the Existing Charter Amendment Proposal (Proposal 8) is conditioned upon the Business Combination Proposal (Proposal 1). It is important for you to note that in the event that the Business Combination Proposal is not approved, Viveon will not consummate the Business Combination. If Viveon does not consummate the Business Combination and fails to complete a business combination by the Extension Date, Viveon will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Existing Charter to extend the date by which the Business Combination may be consummated.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into Suneva, with Suneva surviving such merger as the surviving entity. Upon consummation of the Business Combination, Suneva will become a wholly-owned subsidiary of Viveon. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Viveon’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes of New Suneva after the Business Combination.

Q:     Why is Viveon proposing the Business Combination Proposal?

A:     Viveon was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses although Viveon intended to identify targets located in North America in the healthcare industry.

Viveon received $203,262,500 from the Viveon IPO (including net proceeds from the full exercise by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the Viveon IPO. In accordance with Viveon’s Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. In connection with the Annual Meeting, 15,092,126 shares of Viveon Common Stock were redeemed, resulting in the distribution of $152,451,819 from the Trust Account to the redeeming stockholders. As of June 30, 2022, based on funds in the Trust Account of approximately $51.9 million subject to approximately $16.6 million in transaction related expenses that are required to be paid (including approximately $7.0 million in deferred underwriting fees in connection with the Viveon IPO). See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 10,064,124 shares of Viveon Common Stock issued and outstanding, consisting of 5,032,874 Public Shares sold as constituent parts of the Units sold in the Viveon IPO at $10 per Unit, and 5,031,250 Founder Shares sold before the Viveon IPO at an effective price of $0.005 per share. In addition, there currently are 39,835,000 Warrants issued and outstanding, consisting of 20,125,000 Public Warrants sold as constituent parts of the Units sold in the Viveon IPO at $10 per Unit, 18,000,000 Private Warrants sold on a private placement basis simultaneously with the Viveon IPO at $0.50 per Private Warrant, exercisable for 19,062,500 shares of Viveon Common Stock in the aggregate, and 1,850,000 Subscription Warrants. The Warrants are exercisable for 20,912,500 shares of Common Stock, in the aggregate. Each whole Public Warrant and whole Private Warrant entitles the holder thereof to purchase one share of Common Stock at a price per share of $11.50 per share. The Public and Private Warrants will become exercisable on the later of one year after the closing of the IPO or the consummation of an initial business combination, and will expire at 5:00 p.m., New York City time, five years after the completion of an initial business combination, or earlier upon redemption. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Unlike the Public Warrants held by Viveon’s public stockholders, and the Private Warrants issued at the time of the Viveon IPO, each Subscription Warrant entitles the holder to purchase one whole share of Viveon Common Stock at $11.50 per share, exercisable immediately from issuance. Further, the Subscription Warrants are exercisable for a period of 49 months commencing on the date of the initial business combination and have a cashless exercise feature that is available at any time. Commencing on the date that is 13 months following the closing of the initial business combination, the holders of the Subscription Warrants have the additional right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible.

Q.     Did the Viveon Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The Viveon Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Viveon’s management, the members of the Viveon Board and the other representatives of Viveon have substantial experience in evaluating the operating and financial merits of companies similar to Suneva and reviewed certain financial information of Suneva and compared it to certain publicly traded companies, selected based on the experience and professional judgment of Viveon’s management team, which enabled them to make the necessary analyses and determination regarding the Business Combination. Viveon’s board of directors also determined, without seeking a valuation from a financial advisor, that Suneva’s fair market value was at least 80% of Viveon’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying solely on the judgment of the Viveon Board in valuing Suneva’s business and assuming the risk that the Viveon Board may not have properly valued such business. Additionally, certain assumption used by Viveon in evaluating Suneva may have changed which changes could have a material impact on the valuation. For a further discussion, see the section of this Proxy Statement/Prospectus entitled “Proposal 1 — The Business Combination Proposal — Background of the Business Combination”.

Q.     What is the consideration being paid to Suneva Equityholders?

A:     Under the Merger Agreement, Viveon has agreed to acquire all of the outstanding shares of Suneva for $250 million (plus $2,100,067 which is the aggregate exercise price for all In-The-Money Suneva Options and Warrants) payable in shares of Common Stock valued at $10 per share, plus the Earnout for the issuance of up to 12 million additional shares of Common Stock if certain conditions are met during the period from the consummation of the Business Combination to the fifth anniversary thereof.

Based on our current estimate, assuming full achievement of the Earnout, Suneva’s Equityholders (including warrant holders and holders of convertible notes and Suneva Options) are expected to receive approximately 12,000,000 shares of Common Stock as Earnout Consideration on a pro rata basis. Immediately prior to the Effective Time, each issued and outstanding share of Suneva Capital Stock and shares of Suneva Capital Stock underlying convertible securities (other than any such shares of Suneva capital stock cancelled as described in this proxy statement/prospectus), will be converted into capital stock of Viveon with the right to receive shares of Common Stock equal to such number of shares or shares underlying the Suneva security multiplied by the Conversion Ratio, and the right to receive shares of Earnout Consideration as, and subject to the contingencies, described in this proxy statement/prospectus. As of October 13, 2022 the Conversion Ratio is equal to 0.2313419462. The Conversion Ratio and the number of shares to be issued to Suneva’s Equityholders at Closing will not change based on the amount of redemptions from Viveon’s existing stockholders.

Q:     How was Suneva’s enterprise value determined?

A:     Viveon arrived at the enterprise value for Suneva through diligence of the company’s existing product portfolio and near-term pipeline with the associated impact on financial performance, market and sector-specific comparables, as well as guidance from their capital market advisors.

Q:     What equity stake will current stockholders of Viveon and Suneva Equityholders hold in New Suneva after the Closing?

A:     Following completion of the Business Combination, Initial Stockholders, the Viveon public stockholders, and Suneva Equityholders along with holders of Suneva Options will own approximately 9.2% to 9.3%, 12.9% to 13.0%, and 77.8% of the outstanding common stock of New Suneva, respectively (including (i) 11,684,445 shares of Common Stock issued at Closing and subject to earnout arrangements described in the accompanying proxy statement/prospectus and excluding (i) shares of Common Stock underlying existing Suneva Options and (ii) shares of Common Stock subject to earnout arrangements in respect to existing Suneva Options as described in the accompanying proxy statement/prospectus). Additionally, on a fully diluted basis the Initial Stockholders, the Viveon public stockholders, Suneva Equityholders, and the Subscription Investors will own approximately 20.2%, 23.3%, 54.0%, and 2.5% of New Suneva, respectively (including (i) 11,684,445 shares of Common Stock issued at Closing and subject to earnout arrangements described in the accompanying proxy statement/prospectus (ii) shares of Common Stock underlying existing Suneva Options and (iii) shares of Common Stock subject to earnout arrangements in respect to existing Suneva Options as described in the accompanying proxy statement/prospectus). These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus), including that no additional holders of Public Shares sold in the Viveon IPO elect to redeem their Public Shares and other adjustments in accordance with the terms of the Merger Agreement. To date, 15,092,126 of the Public Shares have been redeemed. “Summary of the Proxy Statement/Prospectus — Ownership of the Post-Business Combination Company After the Closing.”

Q.     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Merger is conditioned upon, among other things, (i) no law or order enjoining or prohibiting the consummation of the Merger being in force, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) Viveon having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Merger (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”), (iv) receipt of conditional approval for listing on the NYSE American of the shares of Viveon Common Stock to be issued in connection with the Merger, (v) the effectiveness of this registration statement on Form S-4, (vi) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (vii) no material adverse effect on either party having occurred since signing that is continuing at Closing, (viii) the approval of the Extension Proposal, which occurred at the Annual Meeting, (viii) approval by Suneva’s stockholders of the Merger and related transactions, and (ix) approval by Viveon’s stockholders of (a) the Merger, (b) the Charter Amendment Proposal, (c) the NYSE American Proposal, and (d) the Incentive Plan Proposal. Our Sponsor and the Initial Stockholders have agreed to vote the Founder Shares and any public shares owned by them in favor of any proposed business combination, including the Business Combination. As a result, the Business Combination could be approved with only 813 additional public shares, or approximately 0.008%, of the 10,064,124 outstanding shares of our Common Stock. Solely as it relates to Suneva’s obligation to consummate the Merger, the consummation of the Merger is conditioned upon, among other things, Viveon having at least $30,000,000 of available cash at the Closing, net of Suneva’s and Viveon’s expenses. Based on funds in the Trust Account of the amount of approximately $51.9 million as of June 30, 2022 approximately 23,302 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated unless these conditions are satisfied.

For more information about conditions to the consummation of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     Should the public stockholders expect Viveon to obtain additional financing?

A:     Due to the current challenging financial market environment, Viveon has not been able to procure additional financing sources at this time.

Although there are currently no definitive agreements in place, Viveon may enter into agreements where, among other things, Viveon’s Sponsor or its affiliates may purchase Viveon’s Common Stock in open market or private transactions outside of the redemption process, for purposes of (i) meeting NYSE American initial listing requirements, such as stockholder’s equity, unrestricted publicly held shares and/or market value of unrestricted publicly held shares, (ii) maintaining funds in the Trust Account at the time of Closing, (iii) working capital post-Business Combination, and (iv) meeting the minimum closing cash condition in the Merger Agreement, all of which increase the likelihood that the Business Combination will close. Viveon may also raise capital through private equity offerings or offerings of securities convertible into its equity in connection with the consummation of the Business Combination. There is no assurance that Viveon will be able to raise sufficient capital prior to the consummation of the Business Combination.

Following the closing of the Business Combination, New Suneva will need to raise sufficient capital or debt to sustain its operations and service its existing debt obligations. There is no assurance that New Suneva will be able to raise sufficient capital or debt to sustain its operations and service its existing debt obligations, or that such financing will be on terms that are favorable to the combined company. See “Risk Factors — Risks Related to Suneva’s Financial Results and Need for Financing — “We will require substantial additional financing to achieve our goals, and a failure to obtain the necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations, including our product development or commercialization efforts” and “Risk Factors — Risks Related to New Suneva — New Suneva’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm New Suneva’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of New Suneva’s common stock.”

Q:     Will Viveon inform the public stockholders if financing sources other than those currently disclosed become available to Viveon after this proxy statement/prospectus is distributed?

A:     If alternative financing sources become available to Viveon after the mailing of this proxy statement/prospectus, Viveon will, as appropriate and in compliance with the securities laws, publicly disclose that fact to the public stockholders and otherwise comply with the applicable proxy and disclosure rules.

Q:     If financing sources other than those currently disclosed become available after the mailing of this proxy statement/prospectus and are disclosed by Viveon to the public stockholders, will the public stockholders have an opportunity to change their votes related to the Proposals set forth in this proxy statement/prospectus and/or approve the alternative financing sources?

A:     Prior to and at the Meeting, the public stockholders will have the opportunity to change their votes related to the Proposals set forth in this proxy statement/prospectus. After the Special Meeting, the public stockholders will not have an opportunity to change their votes related to the Proposals set forth in this proxy statement/prospectus. The public stockholders are only able to vote on the Proposals set forth in this proxy statement/prospectus. The public stockholders may, to the extent they learn about any alternative financing source in advance of the Special Meeting, make use of that information in connection with their vote on the Proposals set forth in this proxy statement/prospectus, but the public stockholders may not vote on the alternative financing sources directly. To the extent that the public stockholders learn about any alternative financing following the Special Meeting, the public stockholders will not be able to make use of that information in connection with their vote on the Proposals set forth in this proxy statement/proposal. After the Special Meeting, the public stockholders will not have an opportunity to change their votes related to the Business Combination and/or approve any additional financing sources that Viveon or New Suneva secures. See “Risk Factors — Risks Related to New Suneva- New Suneva’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm New Suneva’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of New Suneva’s common stock.”

Q:     Is stockholder approval of Proposal 8, the Existing Charter Amendment Proposal, required in order for Viveon to consummate the Business Combination?

A:     The Existing Charter provides that Viveon will not consummate any business combination unless it has net tangible assets of at least $5,000,001 upon consummation of such business combination. The purpose of this provision was to ensure that, in connection with its initial business combination, Viveon would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act, because Viveon complied with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001. However, Viveon believes that it may rely on another exclusion, which relates to it being listed on the NYSE American.

If the Existing Charter Amendment Proposal is not approved, Viveon would not be able to consummate (no matter how Viveon’s stockholders vote) the Business Combination.

Approval of the Existing Charter Amendment Proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of Common Stock entitled to vote thereon at the Special Meeting.

Q.     Are Suneva’s Equityholders required to approve the Business Combination?

A:     Yes.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description if the risks described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

Q:     How many votes do I have at the Special Meeting?

A:     Viveon stockholders are entitled to one vote at the Special Meeting for each share of Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 10,064,124 outstanding shares of Common Stock.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal, the Advisory Charter Proposal (which is a non-binding vote), the NYSE American Proposal, the 2022 Incentive Plan Proposal, 2022 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal. Broker non-votes will have no effect on the outcome of each proposal.

The approval of the Charter Amendment Proposal and the Existing Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the Charter Proposal.

The approval of the Directors Proposal requires the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” each such proposal. Broker non-votes will have no effect on the outcome of each proposal.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of Viveon Common Stock issued and outstanding and entitled to vote at the Special Meeting constitutes a quorum. As of the Record Date, 5,032,063 shares of Viveon Common Stock would be required to achieve a quorum. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person by virtual attendance or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, dated December 22, 2020, the Initial Stockholders, who own the Founder Shares, representing approximately 50.0% of the outstanding shares of Common Stock as of the Record Date, agreed to vote their respective Founder and any shares of Common Stock purchased by them in the open market in or after the Viveon IPO in favor of the Business Combination and each Proposal (“Letter Agreement”). In connection with the execution of the Merger Agreement, the Initial Stockholders entered into Parent Stockholder Support Agreements pursuant to which they have agreed to vote all shares of Viveon Common Stock beneficially owned by them, including any additional shares of Viveon they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Viveon is afforded to consummate an initial business combination.

Q:     What interests do Viveon’s current executive officers and directors have in the Business Combination?

A:     In considering the recommendation of the Board to approve the Merger Agreement, Viveon stockholders should be aware that certain Viveon executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, (and which may conflict with) those of Viveon stockholders generally, and which may result in a conflict of interest. These interests and benefits include, among other things:

•        If a proposed Business Combination is not completed by the Extension Date, or if Viveon is unable to obtain shareholder approval to extend beyond the Extension Date, Viveon will be required to dissolve and liquidate. In such event, the 5,031,250 Founder Shares currently held by Viveon’s officers, directors and Sponsor (all of which Sponsor holdings may be deemed to be held by Viveon’s officers and directors), which were acquired prior to the IPO will be worthless because such holders, including the Sponsor, have agreed to waive their rights to any liquidation distributions. Such shares of Common Stock had an aggregate market value of approximately $52.3 million based on the closing price of our Common Stock of $10.40 on the NYSE American as of October 28, 2022;

•        Similarly, our Sponsor purchased 18,000,000 Private Warrants for $0.50 per private warrant, for an aggregate purchase price of $9,000,000. The Private Warrants will be worthless if we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, or if we are unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the proposed Business Combination or an alternative initial business combination;

•        With certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        On March 21, 2022 we entered into subscription agreements with several lenders affiliated with our Sponsor for a loan of up to $4,000,000, in the aggregate (the “Subscription Agreements”), including Rom Papadopoulos, our Chief Financial Officer, who has committed to loan us up to $400,000, for which we will issue a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 to the subscribers, including a note in the amount of $400,000 that would be issued to Dr. Papadopoulos if we fully draw on his commitment. In addition, pursuant to the terms of the Subscription Agreements, the subscribers who fund their commitments receive the Subscription Warrants, including a Subscription Warrant that would be issued to Dr. Papadopoulos to acquire 200,000 shares of Viveon Common Stock if we fully draw on his commitment. To date, Viveon has drawn $280,000 of the $400,000 commitment from Dr. Papadopoulos and, therefore, has issued Subscription Warrants to Dr. Papadopoulos to purchase 140,000 shares of Viveon Common Stock. Unlike the Public Warrants held by Viveon’s public stockholders, and the Private Warrants issued at the time of the Viveon IPO, each Subscription Warrant entitles the holder to purchase one whole share of Viveon Common Stock at $11.50 per share, exercisable immediately from issuance. Further, the Subscription Warrants are exercisable for a period of 49 months commencing on the date of the initial business combination and have a cashless exercise feature that is available at any time. Commencing on the date that is 13 months following the closing of the initial business combination, the holders of the Subscription Warrants, including Dr. Papadopoulos if we draw on his commitment, have the additional right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible or $9,250,000 in the aggregate (based on 1,850,000 Subscription Warrants outstanding), including up to $1,000,000 payable to Dr. Papadopoulos if we fully draw on his commitment and he exercises his right to have Viveon purchase all 200,000 of his Subscription Warrants. In the event that we do not consummate a business combination by December 31, 2022, the note will be repaid only from amounts remaining outside of Viveon’s trust account, if any. The accompanying Subscription Warrant will not become exercisable until we consummate an initial business combination and will expire worthless if we fail to do so. Dr. Papadopoulos is the managing member of our Sponsor, of which Dr. Jagi Gill is also a member; no other director, or officer of Viveon, or their affiliates, participated in the loan.

•        Our Sponsor holds 5,031,250 shares of Viveon Common Stock acquired for an aggregate purchase price of $25,000, or an effective price of $0.005 per share, which shares, if unrestricted and freely-tradable, would be valued at approximately $52.3 million based on the closing price of Viveon Common Stock of $10.40 on the NYSE American as of October 28, 2022. Similarly, our Sponsor holds 18,000,000 Private Warrants acquired for an aggregate purchase price of $9,000,000, or $0.50 per Private Warrant, which warrants, if unrestricted and freely-tradable, would be valued at approximately $1.6 million based on the closing price of Viveon’s Public Warrants of $0.09 on the NYSE American as of October 28, 2022. Accordingly, our Sponsor, including Dr. Jagi Gil and Dr. Rom Papadopoulos to the extent of their pecuniary interest in the Sponsor’s shares, can earn a positive rate of return on these shares even if New Suneva’s public stockholders experience a negative return following the consummation of the Business Combination.

•        We have agreed to reimburse our officers and directors for out-of-pocket expenses they incur on our behalf and repay any loans they make to us, but only out of funds not held in the Trust Account. Any reimbursements and repayments in excess of that amount will be made only if we consummate the Business Combination or an alternative business combination. As of the date of this proxy statement/prospectus, there were no such unreimbursed out-of-pocket expenses.

•        If the Business Combination is completed, both Jagi Gill, who is our current Chief Executive Officer and Chairman of the Board, and who is a member of our Sponsor, and Demetrios G. Logothetis, who is a current Director of Viveon, will be appointed to serve as a member of New Suneva’s Board and expect to receive compensation for services in an amount to be determined by New Suneva’s Board following the consummation of the Business Combination.

•        If Viveon is unable to complete a proposed Business Combination by the Extension date, or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the proposed Business Combination or an alternative initial business combination, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Rom Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $12,725,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $3,700,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreements, including $280,000 owed to Dr. Papadopoulos under the Subscription Agreement. In the event that Viveon fully draws on the Subscription Agreements, and Dr. Papadopoulos funds his commitment of $400,000, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Dr. Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $13,025,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares, (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $4,000,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreement, including up to $400,000 owed to Dr. Papadopoulos under the Subscription Agreement.

         The personal and financial interests of our directors and officers may influence their motivation in supporting the Business Combination. Consequently, our directors and officers may have a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in our stockholders’ best interest.

Q.     Who will manage New Suneva after the Business Combination?

A.     As a condition to the closing of the Business Combination, all of the officers and directors of Viveon will resign, other than Mr. Jagi Gill and Mr. Demetrio (Jim) Logothetis, who will serve as independent directors on the New Suneva Board. For information on the anticipated management of New Suneva, see the section titled “Directors and Executive Officers of New Suneva after the Business Combination” in this proxy statement/prospectus.

Q.     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, Viveon expects that the Closing will take place after the Special Meeting on (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination”; or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either Viveon or Suneva if the Closing has not occurred by December 31, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What happens if I sell my shares of Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the Existing Charter, if the Business Combination Proposal is not approved and Viveon does not otherwise consummate an alternative business combination by the Extension Date, or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate an alternative initial business combination, Viveon will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Charter. As of June 30, 2022, based on funds in the Trust Account of approximately $51.9 million, this would have amounted to approximately $10.31 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Viveon Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Viveon’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Viveon Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of Viveon Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NYSE American.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its Viveon Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Viveon Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Viveon Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Viveon Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Viveon Common Stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Viveon Common Stock for cash.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (i) affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposal, and (ii) prior to 5:00 PM, Eastern time, on December 19, 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of Viveon Common Stock included in the Units sold in the Viveon IPO, which we refer to as the “20% threshold.” Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Viveon’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Viveon does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Viveon’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Viveon’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Viveon’s transfer agent return the shares (physically or electronically). You may make such request by contacting Viveon’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:     No. The holders of Public Warrants have no redemption rights with respect to the Public Warrants.

Q:     If I am a holder of Rights, can I exercise redemption rights with respect to my Rights?

A:     No. The holders of Rights have no redemption rights with respect to the Rights.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares, Public Warrants and Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares, Public Warrants and Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See the question “— How do I exercise my redemption rights?” above.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares, Public Warrants and Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have dissenter rights if I object to the proposed Business Combination?

A:     No. There are no dissenter rights available to holders of Viveon Common Stock in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Viveon stockholders who properly exercise their redemption rights;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Viveon and Suneva in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        unpaid franchise and income taxes of Viveon; and

•        the balance shall be released to New Suneva to fund working capital needs of New Suneva.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:     Our public stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. However, a condition to the consummation of the Business Combination is that the aggregate cash proceeds available for release from the Trust Account in connection with the Merger, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling or exceeding $30 million.

In no event will Viveon redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”).

Additionally, as a result of redemptions, the trading market for New Suneva’s common stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE American or another national securities exchange.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Viveon is unable to complete the Business Combination or an alternative initial business combination transaction by the Extension Date, or Viveon is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or an alternative initial business combination transaction, the Existing Charter provides that Viveon will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.

Viveon expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Viveon’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $10.31 per share for stockholders based on amounts on deposit in the Trust Account as of June 30, 2022. The closing price of our Common Stock on the NYSE American as of October 28, 2022 was $10.40. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to Viveon’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:     Will Viveon seek to amend the Existing Charter to extend the Extension Date if the proposed Business Combination with Suneva, or an alternative business combination is not completed by the December Termination Date?

A.     Viveon has filed with the SEC a preliminary proxy statement on Schedule 14A, as amended, in connection with the 2022 Annual Meeting. Among other proposals to be voted on at the 2022 Annual Meeting, Viveon will solicit shareholder approval of the Second Extension Proposal, which would allow Viveon to amend the Existing Charter to extend the date by which Viveon has to consummate a business combination on a monthly basis for up to three times by an additional one month each time for a total of up to three months from the December Termination Date (December 28, 2022) until the Second Extended Date (March 31, 2023), upon three calendar days’ advance notice prior to the applicable monthly deadline, unless the closing of the proposed Business Combination with Suneva, or any potential alternative initial business combination shall have occurred prior to the Second Extended Date. The details surrounding the Second Extension Proposal will be included in a definitive proxy statement on Schedule 14A to be filed with the SEC and mailed to stockholders of record of Viveon as of November 8, 2022.

While Viveon is using its best efforts to complete the Business Combination on or before the December Termination Date, the Board believes that it is in the best interests of Viveon’s shareholders to solicit votes on the Second Extension Proposal so that, in the event the Business Combination is not, for any reason, able to be consummated on or before the December Termination Date, Viveon will have additional time until the Second Extended Date to consummate the Business Combination with Suneva, or an alternative business combination. Without the Second Extension Proposal, Viveon believes that there is some risk that it might not, despite its best efforts, be able to complete Business Combination with Suneva, or an alternative business combination on or before the December Termination Date. If that were to occur, Viveon would be precluded from completing the Business Combination and would be forced to liquidate even if Viveon shareholders are otherwise in favor of consummating the Business Combination.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A.     If you are a stockholder of record, you may vote online at the virtual Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the virtual Special Meeting, we urge you to vote by proxy to ensure your vote is counted. To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to https://www.cstproxy.com/viveon/sm2022 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on December 20, 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you are a beneficial owner of the shares and would like to vote your shares yourself, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on December 16, 2022.

Q.     How may I participate in the virtual Special Meeting?

A.     If you are a stockholder of record as of the Record Date for the Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting on December 14, 2022. Go to https://www.cstproxy.com/viveon/sm2022, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Special Meeting you will need to re-log into https://www.cstproxy.com/viveon/sm2022 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

Q:     What impact will the COVID-19 Pandemic have on the Business Combination?

A.     Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Viveon and Suneva, and there is no guarantee that efforts by Viveon and Suneva to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Viveon or Suneva are unable to recover from a business disruption on a timely basis, the Business Combination and New Suneva’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Viveon and Suneva may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:     Who can help answer any other questions I might have about the virtual Special Meeting?

A.     If you have any questions concerning the virtual Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of the Company’s Common Stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at: https://www.cstproxy.com/viveon/sm2022.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.

Broker non-votes will only count as a vote “AGAINST” the Charter Amendment Proposal (Proposal 2) and the Existing Charter Proposal (Proposal 8).

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, Viveon will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” all of the Proposals, except for the Directors Proposal (Proposal 5). Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Viveon without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

In order to exercise your redemption rights, you must affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposal. See the question “— How do I exercise my redemption rights” above.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by voting again via the Internet, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

Unless revoked, a proxy will be voted at the virtual Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Viveon will pay the cost of soliciting proxies for the Special Meeting. Viveon has engaged Advantage Proxy, to assist in the solicitation of proxies for the Special Meeting. Viveon has agreed to pay Advantage Proxy a fee of $7,500, plus disbursements. Viveon will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Viveon will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Viveon Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Viveon Common Stock and in obtaining voting instructions from those owners. Viveon’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Viveon’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

You may also obtain additional information about Viveon from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “New Suneva” refer to Viveon and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “Viveon” refer to Viveon Health Acquisition Corp.

Unless otherwise specified, all share calculations assume no additional exercise of redemption rights by the Company’s public stockholders, do not include any shares of Viveon Common Stock issuable upon the exercise of the Warrants and do not include any shares of Viveon Common Stock issuable upon the exercise of the Rights.

Parties to the Business Combination

Viveon Health Acquisition Corp.

Viveon is a Delaware corporation formed on August 7, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although we were not limited to a particular industry or geographic region for purposes of consummating an initial business combination, as disclosed in the prospectus in connection with the Viveon IPO, we intended to focus on businesses that have their primary operations located in North America in the healthcare industry and, specifically, on businesses in the orthopedic and spine industry in the United States and other developed countries.

On December 28, 2020, we consummated the Viveon IPO of 17,500,000 units (the “Units”), each Unit consisting of one share of Common Stock and one redeemable warrant (“Public Warrant”), entitling the holder thereof to purchase one-half of a share of Common Stock at a price of $11.50 per whole share, and one right to receive one-twentieth (1/20) of a share of Common Stock at the consummation of the Business Combination.

The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $175,000,000. Simultaneously with the closing of the Viveon IPO, Viveon consummated the sale of Private Warrants, 18,000,000 warrants in a private placement to our Sponsor, generating gross proceeds of $9,000,000, at a price of $0.50 per Private Warrant. The Private Warrants are identical to the Public Warrants. On December 28, 2020, the underwriters exercised the over-allotment option in full for 2,625,000 Units at a price of $10.00 per Unit, and the closing of the over-allotment option occurred on December 30, 2020, generating additional gross proceeds of $26,250,000.

After deducting the underwriting discounts, offering expenses, and commissions from the Viveon IPO and the sale of the Private Warrants, a total of $203,262,500 was deposited into the Trust Account, and the remaining $3.1 million of the net proceeds were held outside of the Trust Account and made available to us to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of June 30, 2022, Viveon had cash of $1.5 million outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. In connection with the Annual Meeting 15,092,126 shares of Viveon Common Stock were redeemed, and as a result, $152.5 million was distributed from the Trust Account to the redeeming stockholders. As of June 30, 2022, there was $51.9 million held in the Trust Account.

In accordance with Viveon’s Existing Charter, the amounts held in the Trust Account may only be used by Viveon upon the consummation of a business combination, except that there can be released to Viveon, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Viveon’s liquidation. Viveon executed the Merger Agreement on January 12, 2022 and it must liquidate unless a business combination is consummated by the Extension Date, or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate a business combination.

In connection with the filing of the Extension Amendment, Viveon deposited $720,000 into the Trust Account to extend the date to consummate the Business Combination to June 28, 2022. Viveon has made a monthly deposit of $240,000 into the Trust Account each month thereafter. As of the date of the proxy statement/prospectus, Viveon has made monthly deposits to extend the date of the Closing through November 28, 2022, and intends to continue extending the date until the earlier of Closing or December 28, 2022.

Viveon’s Common Stock, Public Warrants, Rights and Units are currently listed on the NYSE American under the symbols “VHAQ,” “VHAQWS,” “VHAQR” and “VHAQU,” respectively. The Units commenced trading on the NYSE American on December 22, 2020, and the Common Stock, Public Warrants and Rights commenced separate trading from the Units on February 4, 2021.

The mailing address of our principal executive office at c/o Gibson, Deal & Fletcher, PC, Spalding Exchange, 3953 Holcomb Bridge Road Suite 200, Norcross, Georgia 30092. Our telephone number is (404) 861-5393.

Merger Sub

VHAC Merger Sub Inc. is a wholly-owned subsidiary of Viveon, formed on December 29, 2021 to consummate the Business Combination. Following the Business Combination, Suneva will merge with Merger Sub with Suneva surviving the merger. As a result, Suneva will become a wholly-owned subsidiary of Viveon. In connection with the merger between Merger Sub and Suneva, Suneva shall change its name such that the name of the surviving corporation will be “Suneva Holdings, Inc.”

Potential Financing Arrangements

Due to the current challenging financial market environment, as of the date of this proxy statement/prospectus, Viveon has not been able to procure additional financing sources. Although there are currently no definitive financing agreements in place, prior to the consummation of the Business Combination, Viveon may enter into agreements where, among other things, Viveon’s Sponsor or its affiliates may purchase Viveon’s Common Stock in open market or private transactions outside of the redemption process, for purposes of (i) meeting NYSE American initial listing requirements, such as stockholder’s equity, unrestricted publicly held shares and/or market value of unrestricted publicly held shares, (ii) maintaining funds in the Trust Account at the time of Closing, (iii) working capital post-Business Combination, and (iv) meeting the minimum cash condition in the Merger Agreement, all of which increase the likelihood that the Business Combination will close. Viveon may also raise capital through private equity offerings or offerings of securities convertible into its equity in connection with the consummation of the Business Combination. There is no assurance that Viveon will be able to raise sufficient capital prior to the consummation of the Business Combination. If alternative financing sources become available to Viveon after the mailing of this proxy statement/prospectus, Viveon will, as appropriate and in compliance with the securities laws, publicly disclose that fact to the public stockholders and otherwise comply with the applicable proxy and disclosure rules.

Suneva Medical, Inc.

Suneva is a medical technology company focused on meeting the demands of the aging process through the use of devices that assist medical and regenerative aesthetic procedures and serving the needs of the general dermatology and aesthetic markets. Suneva currently markets several product lines in the U.S., Canada, Mexico, South Korea, and Hong Kong. Its products combat the conditions which are synonymous with aging such as structural integrity of the face, loss of volume or lift and well as offering energy-based solutions to assist in the rejuvenation of patient’s skin.

Suneva’s Minimum Purchase Obligations

As of June 30, 2022 Suneva has minimum purchase requirements under a majority of its distribution agreements to purchase approximately $34.8 million in additional products, in the aggregate. Given Suneva’s history of losses, and expectation to incur significant expenses in attempting to increase its sales and marketing efforts, there can be no assurances that Suneva will be able to meet its ongoing obligations under these agreements and may be in default under any of these agreements, which would result in penalties, as well as the potential loss of certain of its exclusive rights to distribute these products. Please see a description of Suneva’s material agreements in the section of this Prospectus titled “Information About Suneva — Material Agreements”.

Suneva Distribution of Third-Party Products

For a majority of its products, Suneva acts as an exclusive and non-exclusive third-party distributor of many commercial products. For a further description of the ongoing commitments and terms of such material agreements whereby Suneva acts as a distributor of third-party products, please see the section titled “Information about Suneva — Material Agreements” and “Information about Suneva — Product Portfolio and Applications”. Suneva’s History of Net Losses and Accumulated Deficit.

Net Losses and Accumulated Deficit

Suneva has a limited operating history of generating revenue and has incurred losses in each year since its operations began in 2009. To date, Suneva has invested substantially all of its efforts and financial resources in the acquiring the rights to market and distribute INSTALIFT, PLASMA IQ™, dermapose, PUREGRAFT, SERUGLOWMD and amplifine (“Licensed Products”) as well as the development, regulatory approval, manufacturing, and the commercial launch the Bellafill product line, our only internally owned product.

Suneva has recorded net losses of $16.1 million and $16.1 million for the years ended December 31, 2021, and 2020, respectively, and had an accumulated deficit as of December 31, 2021, of $203.8 million. Additionally, Suneva has recorded net losses of $17.7 million and $4.6 million for the six month period ended June 30, 2022 and 2021.

As of June 30, 2022, Suneva has an accumulated deficit of $221.5 million. Suneva expects to incur significant expenses for the foreseeable future as it increases sales and marketing efforts for its products.

Suneva will need to raise additional capital to meet its operating and debt obligations when they come due prior to the consummation of the Business Combination. If Suneva raises additional capital through private equity offerings or offerings of securities convertible into its equity, the ownership interest of Suneva’s existing stockholders will be diluted and the terms of any such securities may have a preference over Suneva’s common stock. Debt financing, receivables financing and royalty financing may also be coupled with an equity component, such as warrants to purchase Suneca’s capital stock, which could also result in dilution of our existing stockholders’ ownership, and such dilution may be material. See “Risk Factors — Risks Related to Suneva’s Financial Results and Need for Financing — “We will require substantial additional financing to achieve our goals, and a failure to obtain the necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations, including our product development or commercialization efforts. We will need to raise additional capital through equity offerings or offerings of securities convertible into our equity prior to the consummation of the Business Combination, if available on terms acceptable to us.”

Suneva’s Competition

The medical technology and aesthetic product markets are highly competitive and dynamic and are characterized by rapid and substantial technological development and product innovation. Suneva competes with various companies that have products in the medical aesthetic category. Among these companies are Abbvie, Sanofi, Sun Pharma, Valeant Pharmaceuticals International, Inc. (now Bausch Health Companies, Inc.), or Bausch Health, Mentor Worldwide LLC, a division of Johnson & Johnson, Merz Aesthetics, Galderma, and Skinceuticals, a division of L’Oreal SA. In the field of regenerative medicine, in addition to competing with large pharmaceutical companies such as Allergan Aesthetics, Bimini Health Tech and Benev Company, Suneva also competes with a number of small startups. Suneva’s products compete either directly or indirectly with such other products or treatments such as dermal fillers, brow lifts, chemical peels, fat injections, cold therapy and microdermabrasion as well as against various energy-based products and procedures such as laser therapies, pulsed light, radiofrequency and micro-needling.

The Business Combination and the Merger Agreement

On January 12, 2022, Viveon, Suneva and Merger Sub entered into the Merger Agreement. The Board unanimously approved the Merger Agreement on January 11, 2022 and resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Viveon. Pursuant to the terms of the Merger Agreement, a business combination between Viveon and Suneva will be effected through the merger of Merger Sub with and into Suneva, with Suneva surviving the merger as a wholly owned subsidiary of Viveon. In connection with the Business Combination, Viveon will change its name to “Suneva Medical, Inc.”

Upon the consummation of the Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of Common Stock. We will not issue fractional shares in connection with an exchange of Rights. As a result, you must hold Rights in multiples of 20 in order to receive shares for all of your Rights upon closing of the Business Combination. Our Sponsor has agreed to forfeit up to 977,500 Founder Shares to the extent that the Rights are exercised upon the Closing of the Business Combination.

Consideration

Initial Consideration

The total consideration to be paid at the Closing (the “Initial Consideration”) by Viveon to Suneva security holders will be an amount equal to $250 Million (plus $2,582,075 which is the aggregate exercise price for all In-The-Money Suneva Options and Warrants). The Initial Consideration will be payable in shares of Viveon Common Stock valued at $10 per share. Viveon will issue to Suneva securityholders 25,258,208 shares of Viveon Common Stock in the aggregate as the Initial Consideration.

Earnout Payments

In addition to the Initial Consideration, the Suneva security holders will also have the contingent right to earn up to 12,000,000 shares of Viveon Common Stock (the “Suneva Earnout Shares”) in the aggregate (“Earnout Consideration”) as follows:

•        The Suneva security holders will earn 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the date of the Closing (the “Closing Date”) and ending on the second anniversary of the Closing Date (the “First Earnout Period”), the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock over any twenty (20) Trading Days (as defined in the Merger Agreement) during a thirty (30) Trading Day period is greater than or equal to $12.50 per share of Viveon Common Stock (the “First Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Second Earnout Period”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 per share of Viveon Common Stock (the “Second Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of Viveon Common Stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”).

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Suneva security holders will earn the shares of the Earnout Consideration issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The aggregate shares of the Earnout Consideration (1) will be issued to the Suneva security holders at Closing in accordance with their respective pro rata shares of the Earnout Consideration (determined based on the fully diluted Suneva capital stock, including stock options, warrants and convertible notes), except that shares of the Earnout Consideration issued in respect of Suneva stock options will be retained by Viveon and not issued to the holders of Suneva stock options, and (2) will be placed in escrow at Closing.

In the case of the Suneva security holders (other than holders of Suneva stock options), the shares of the Earnout Consideration will not be released from escrow until they are earned as a result of the occurrence of the applicable Earnout Milestone. Shares of the Earnout Consideration not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

In the case of the holders of Suneva stock options, the shares of the Earnout Consideration will not be released from escrow until the later of the occurrence of the applicable Earnout Milestone within the applicable Earnout Period and the date on which the assumed stock options of such holder vest, but only if such holder continues to provide services to Viveon or one of its subsidiaries at such time. Shares of the Earnout Consideration that are not earned by a holder of Suneva Stock options on or before the fifth anniversary of the Closing Date will be forfeited without any consideration. Shares forfeited by a holder of Suneva stock options will be reallocated to the other Suneva security holders who remain entitled to receive shares of Earnout Consideration in accordance with their respective pro rata shares.

Treatment of Suneva Securities

Cancellation of Securities.    Each share of Suneva capital stock, if any, that is owned by Viveon, Merger Sub, Suneva, or any of their subsidiaries (as treasury stock or otherwise) immediately prior to the effective time of the Merger, will automatically be cancelled and retired without any conversion or consideration.

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Suneva’s Series AA Preferred Stock, par value $0.001 per share (“Suneva Preferred Stock”) (other than any such shares of Suneva capital stock cancelled as described above), will be converted into the right to receive shares of Viveon Common Stock equal to the Conversion Ratio, and shares of Viveon Common Stock as Earnout Consideration as, and subject to the contingencies, described above.

Common Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Suneva’s common stock, par value $0.001 per share (“Suneva Common Stock”) (other than any such shares of Suneva capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Viveon Common Stock equal to the Conversion Ratio, and shares of Viveon Common Stock as Earnout Consideration as, and subject to the contingencies, described above.

Merger Sub Securities.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the Combined Entity.

Stock Options.    At the Effective Time, each outstanding Suneva Option will be cancelled and exchanged for such number of options to purchase Viveon Common Stock equal to the number of shares of Suneva Common Stock underlying the Suneva Option multiplied by the Conversion Ratio, with the exercise price of the new option equal to the exercise price of the Suneva Option divided by the Conversion Ratio.

Warrants.    Contingent on and effective as of immediately prior to the Effective Time, each outstanding Suneva Warrant will be treated in accordance with the terms of the relevant agreements governing such Suneva Warrants and cancelled and exchanged for such number of shares of Viveon Common Stock equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock underlying the Suneva Warrant multiplied by the Conversion Ratio. All such warrants will be cancelled and extinguished.

Convertible Notes.    Contingent on and effective as of immediately prior to the Effective Time, the Suneva Convertible Notes outstanding as of immediately prior to the Effective Time, will be treated in accordance with the terms of the relevant agreements governing such convertible notes and exchanged for shares of Viveon Common Stock in an amount equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock underlying such Suneva Convertible Note multiplied by the Conversion Ratio and such shares will be treated as described above.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, (z) healthcare compliance and (aa) certain representations related to securities law and activity. Viveon has additional representations and warranties, including (a) issuance of shares, (b) trust fund, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) certain business practices, (g) expenses, indebtedness and other liabilities, (h) brokers and other advisors and (i) PIPE financing.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such terms are defined in the Merger

Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. Viveon has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Viveon also agreed to prepare a proxy statement to seek the approval of its stockholders to amend its organizational documents to (i) extend the date to consummate a business combination for three months, from March 28, 2022 to June 28, 2022, and (ii) allow Viveon, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six months after June 28, 2022, for a total of up to nine months after March 28, 2022. On February 10, 2022, Viveon filed a proxy statement, that was supplemented on February 14, 2022, seeking approval of the Extension Amendment from its stockholders. Such approval was received at the Annual Meeting. See the section titled “Questions and Answers About the Proposals — What happens if the Business Combination is not consummated?”

Each party’s representations, warranties and pre-Closing covenants will not survive Closing and no party has any post-Closing indemnification obligations.

Viveon Omnibus Incentive Plan and Employee Stock Purchase Plan

Viveon has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) and employee stock purchase plan (the “ESPP”), in each case to be effective as of the Closing and in a form mutually acceptable to Viveon and Suneva, subject to approval of the Incentive Plan and the ESPP by the Viveon stockholders. The Incentive Plan will provide for an initial aggregate share reserve equal to 15% of the number of shares of Viveon Common Stock at the Closing and an “evergreen” provision that is mutually agreeable to Viveon and Suneva will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by Viveon and Suneva. The ESPP will provide for an initial aggregate share reserve equal to 1% of Viveon Common Stock at the Closing and an “evergreen” provision that is mutually agreeable to Viveon and Suneva will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by Viveon and Suneva.

Non-Solicitation Restrictions

Each of Viveon and Suneva has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party relating to an Alternative Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal, other than as expressly excluded from the definition of an Alternative Transaction. Each of Viveon and Suneva has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of Viveon and Suneva, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement), (iv) Viveon having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Merger (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”), (v) the conditional approval for listing by NYSE American of the shares of Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, (vi) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended, (vii) approval by Parent’s stockholders of the Extension Proposal, which occurred at the Annual Meeting, (viii) approval by Suneva’s stockholders of the Merger and related transactions, and (ix) approval by Viveon’s stockholders of (a) the Merger, (b) the Charter Amendment Proposal, (c) the NYSE American Proposal, and (d) the Incentive Plan Proposal. Our Sponsor and the Initial Stockholders have agreed to vote the Founder Shares and any public shares owned by them in favor of any proposed business combination, including the Business Combination. As a result, the Business Combination could be approved with only 813 additional public shares, or approximately 0.008%, of the 10,064,124 outstanding shares of our Common Stock.

Solely with respect to Viveon and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) Suneva having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Suneva, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Suneva or any of its subsidiaries, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Suneva or any of its subsidiaries, (v) Suneva and its securityholders shall have executed and delivered to Viveon each Additional Agreement (as defined in the Merger Agreement) to which they each are a party, (vi) Suneva delivers certain certificates to Viveon, and (vii) resignation of certain Suneva directors as set forth in the Merger Agreement.

Solely with respect to Suneva, the consummation of the Merger is conditioned upon, among other things, (i) Viveon and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Viveon and Merger Sub, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect on Viveon or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Viveon or Merger Sub, (v) the Amended Parent Charter (as defined in the Merger Agreement) being filed with, and declared effective by, the Delaware Secretary of State, (vi) Viveon delivers certain certificates to Suneva, (vii) the size and composition of the post-Closing board of directors of Viveon have been appointed as set forth in the Merger Agreement, (viii) the Sponsor and other stockholders, as applicable, shall have executed and delivered to Suneva each Additional Agreement to which they each are a party, (ix) the amount of Parent Closing Cash (as defined in the Merger Agreement, as amended) being at least equal to $30 million, net of Company Expenses and Parent Expenses (each as defined in the Merger Agreement). Based on funds in the Trust Account in the amount of approximately $51.9 million as of June 30, 2022, and assuming Company Expenses and Parent Expenses are less than $12.0 million approximately 23,302 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. If more than 23,302 shares of Common Stock are redeemed, or the Company Expenses and Parent Expenses exceed $12.0 million, we may not be able to consummate the Business Combination, unless Suneva waives the Parent Closing Cash Condition or we obtain additional financing. There is no guarantee that, immediately following the Closing, New Suneva will have some or all of the $30,000,000.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows: (i) by either Viveon or Suneva if (A) the Merger and related transactions are not consummated on or before December 31, 2022 (the “Outside Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to December 31, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Viveon or Suneva, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii) by either Viveon or Suneva if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority.

(iii) by mutual written consent of Viveon and Suneva duly authorized by each of their respective boards of directors; and

(iv) by either Viveon or Suneva, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about Viveon, Suneva or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Viveon, Suneva or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that Viveon makes publicly available in reports, statements and other documents filed with the SEC. Viveon and Suneva investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Agreements Related to the Business Combination Agreement

Parent Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Viveon, Suneva and the Sponsor and the officers and directors of Viveon entered into support agreements (the “Parent Stockholder Support Agreements”) pursuant to which the Sponsor and the officers and directors of Viveon have agreed to vote all shares of Viveon common stock beneficially owned by them, including any additional shares of Viveon they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Viveon is afforded to consummate an initial business combination.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Viveon, Suneva and certain stockholders of Suneva entered into support agreements (the “Company Stockholder Support Agreements”), pursuant to which such Suneva stockholders have agreed to vote all common and preferred stock of Suneva beneficially owned by them, including any additional shares of Suneva they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement on January 12, 2022 (the “Signing Date”), Viveon and the Sponsor entered into a Sponsor Earnout Agreement (the “Sponsor Earnout Agreement”) pursuant to which (i) 5,142,857 Private Warrants and 1,437,500 shares of Viveon Common Stock held by the Sponsor on the Signing Date, and (ii) 1,028,571 Viveon Warrants and 287,500 shares of Viveon Common Stock that will be issued to the Sponsor at Closing (the “Sponsor Earnout Amount”), will be placed into escrow at Closing and become subject to vesting restrictions tied to achievement of the Milestone Events and will be earned upon the occurrence of the applicable Milestone Event.

•        The Sponsor will earn 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the First Earnout Period the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock satisfies the First Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Second Earnout Period, the VWAP of the Viveon Common Stock satisfies the Second Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Third Earnout Period, the VWAP of the Viveon Common Stock satisfies the Third Milestone.

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Sponsor will earn the shares of the Sponsor Earnout Amount issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The Sponsor Earnout Amount will not be released from escrow until the applicable portion of the Sponsor Earnout Amount is earned as a result of the occurrence of the applicable Earnout Milestone. The Suneva securityholders are eligible to receive additional consideration upon the occurrence of the same Earnout Milestones in the same manner as the Sponsor in three equal increments of 4,000,000 each or 12,000,000 in the aggregate. Any portion of the Sponsor Earnout Amount not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled. The aggregate 1,725,000 shares of Viveon Common Stock included in the Sponsor Earnout Amount are collectively referred to as the “Sponsor Earnout Shares” herein.

Additional Agreements to be Executed at Closing

Lock-Up Agreements

In connection with the Closing, certain key Suneva stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-Up Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (iii) until the date that is six months after the Closing Date. The term “Lockup Shares” mean the Merger Consideration Shares and the Earnout Shares, if any, whether or not earned prior to the end of the Lock-up Period, and including any securities convertible into, or exchangeable for, or representing the rights to receive Common Stock, and the term “Lock-Up Period” means the period from the Closing Date until six (6) months after the Closing Date, but ending early as to 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the Closing Date.

Viveon Amended and Restated Registration Rights Agreement

At the closing, Viveon will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of Viveon and Suneva with respect to their shares of Viveon acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with Viveon’s initial public offering and any shares issuable on conversion of preferred stock or loans. The agreement amends and restates the registration rights agreement Viveon entered into on December 22, 2020 in connection with its initial public offering. Subject to the Lock-Up Agreements described above, the holders of a majority of the shares held by the existing Viveon stockholders, and the holders of a majority of the shares held by the Suneva stockholders will each be entitled to make one demand that the Company register such securities for resale under the Securities Act, or two demands each if Viveon is eligible to use Form S-3 or a similar short-form registration statement. In addition, the holders will have certain “piggy-back” registration rights that require Viveon to include such securities in registration statements that Viveon otherwise files. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, form of Parent Stockholder Support Agreement, form of Company Stockholder Support Agreement, form of Lock-Up Agreement, and form of Amended and Restated Registration Rights Agreement, copies of which are filed with Viveon’s Current Report on Form 8-K dated January 12, 2022, as Exhibits 2.1, 10.1, 10.2, 10.3, and 10.4, respectively, and the terms of which are incorporated by reference herein.

Expected Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Viveon, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Suneva will be treated as the accounting acquirer. This determination was primarily based on the expectations that, immediately following the Business Combination, Suneva’s stockholders will have a majority of the voting power of the Combined Entity, Suneva’s senior management will comprise substantially all of the senior management of New Suneva, the relative size of Suneva compared to Viveon, and Suneva’s operations will comprise the ongoing operations of New Suneva. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Suneva is issuing stock for the net assets of Viveon. The net assets of Viveon will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Suneva.

Dissenter Rights

Dissenter rights are not available to Viveon stockholders in connection with the Business Combination.

Redemption Rights

Pursuant to Viveon’s Existing Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares of Common Stock. As of June 30, 2022, based on funds in the Trust Account of approximately $51.9 million, this would have amounted to approximately $10.31 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on December 19, 2022, (a) submit a written request to Continental that Viveon redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units. If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of Viveon or New Suneva. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Special Meeting of Viveon Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Ownership of New Suneva After the Closing

It is anticipated that, upon the Closing (depending on the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares), Viveon’s public stockholders will own approximately 12.9% to 13.0% of New Suneva Common Stock, the Initial Stockholders will own approximately 9.2% to 9.3% of New Suneva Common Stock, and the Suneva Equityholders will own approximately 77.8% of New Suneva Common Stock. This ownership percentage with respect to New Suneva following the Business Combination does not take into account (i) shares of Common Stock underlying existing Suneva Options, (ii) shares underlying the Warrants outstanding following the Business Combination, or (iii) the issuance of any shares after the Closing of the Business Combination under the 2022 Incentive Plan or the 2022 ESPP. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different.

Additionally, it is anticipated that, upon the Closing (depending on the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares), on a fully diluted basis, Viveon’s public stockholders will own approximately 23.3% of New Suneva Common Stock, the Initial Stockholders will own approximately 20.2% of New Suneva Common Stock (including shares of Common Stock issued subject to earnout arrangements), the Suneva Equityholders will own approximately 54.0% of New Suneva Common Stock (including shares of Common Stock underlying existing Suneva Options and shares of Common Stock issued subject to earnout arrangements), and the Subscription Investors will own approximately 2.5% of New Suneva Common Stock. This ownership percentage with respect to New Suneva following the Business Combination does not take into account the issuance of any shares after the Closing of the Business Combination under the 2022 Incentive Plan or the 2022 ESPP. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different.

The ownership tables set forth the anticipated ownership of New Suneva upon completion of the Business Combination assuming no redemptions and maximum redemptions.

Assuming No Redemptions:    This presentation assumes that no Viveon public stockholders elect to have their Viveon Public Shares redeemed for cash in connection with the Business Combination.

Assuming Maximum Redemptions:    This presentation assumes that 23,302 Viveon Public Shares are redeemed for aggregate redemption payments of $240,160, assuming a $10.31 per share Redemption Price based on funds in the Trust Account as of June 30, 2022. The Business Combination Agreement includes a condition to the Closing, that, at the Closing, the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of the Viveon IPO, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling no less than $30,000,000, net of (i) Suneva transaction expenses, (ii) certain Viveon expenses and obligations, and (iii) the repayment of a $1.5 million convertible promissory note (the “Intuitus Note”) if not converted to Common Stock of New Suneva at or prior to the Closing, pursuant to its terms. The current presentation assumes conversion of the Intuitus Note into shares of Common Stock of New Suneva. Such shares are included in the Suneva Equityholders in the table below. As the Viveon Initial Stockholders waived their redemption rights, only redemptions by Viveon public stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table illustrates varying ownership levels in New Suneva, assuming consummation of the Business Combination and no redemptions and maximum redemptions by Viveon public stockholders:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Suneva Equityholders(1)(2)(3)	36,278,455	77.8%	36,278,455	77.8%
Viveon Public Stockholders(4)(5)	6,039,124	13.0%	6,015,822	12.9%
Viveon Initial Stockholders(6)(7)(8)(9)	4,312,500	9.2%	4,312,500	9.3%
Pro forma Combined Company Common Stock	46,630,079	100.0%	46,606,777	100.0%
(1)

Includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equityholders. Such shares will issued at Closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equityholders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(2)	Excludes 664,198 shares of Common Stock underlying existing Suneva Options.
(3)

Excludes 315,555 shares of Earnout Shares of Common Stock issued and placed into escrow in respect of existing Suneva Options. New Suneva shall retain all rights attributable to ownership of any Earnout Shares placed in escrow in respect of Suneva Options unless and until such Earnout Shares are released to the holders of Suneva Options.

(4)	Excludes 10,062,500 shares of Common Stock issuable upon exercise of the Public Warrants and includes the issuance of 1,006,250 shares of Common Stock pursuant to the Rights.
(5)	Reflects the redemption of 15,092,126 Viveon Public Shares in connection with the Extension Amendment.
(6)	Excludes 9,000,000 shares of Common Stock issuable upon exercise of the Private Warrants and 1,006,250 shares of Common Stock subject to forfeiture upon exercise of Rights.
(7)

Excludes an aggregate of 6,171,428 Private Warrants (the “Sponsor Earnout Warrants”) pursuant to the Sponsor Earnout Agreement as the earnout contingency has not yet been met. The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(8)

Includes an aggregate of 1,725,000 shares of Common Stock (the “Sponsor Earnout Shares”) pursuant to the Sponsor Earnout Agreement. The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. The Viveon Initial Stockholders in whose names the Sponsor Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(9)	Excludes 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.

The following table illustrates varying ownership levels in New Suneva, assuming consummation of the Business Combination, no redemptions and maximum redemptions by Viveon public stockholders, and taking into consideration all potentially dilutive securities:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Suneva Equityholders(1)(2)(3)	37,258,208	54.0%	37,258,208	54.0%
Viveon Public Stockholders(4)(5)	16,101,624	23.3%	16,078,322	23.3%
Viveon Initial Stockholders(6)(7)(8)(9)	13,966,786	20.2%	13,966,786	20.2%
Subscription Investors(10)	1,710,000	2.5%	1,710,000	2.5%
Pro forma Combined Company Common Stock	69,036,618	100.0%	69,013,316	100.0%

__________

(1)

Includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equityholders. Such shares will be issued at closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equityholders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(2)	Includes 664,198 shares of Common Stock underlying existing Suneva Options.
(3)

Includes 315,555 shares of Earnout Shares of Common Stock issued and placed into escrow in respect of existing Suneva Options. New Suneva shall retain all rights attributable to ownership of any Earnout Shares placed in escrow in respect of Suneva Options unless and until such Earnout Shares are released to the holders of Suneva Options.

(4)	Includes 10,062,500 shares of Common Stock issuable upon exercise of the Public Warrants and the issuance of 1,006,250 shares of Common Stock pursuant to the Rights.
(5)	Reflects the redemption of 15,092,126 Viveon Public Shares in connection with the Extension Amendment.
(6)	Includes 9,000,000 shares of Common Stock issuable upon exercise of the Private Warrants and excludes 1,006,250 shares of Common Stock subject to forfeiture upon exercise of Rights.
(7)

Includes an aggregate of 6,171,428 Private Warrants (the “Sponsor Earnout Warrants”) pursuant to the Sponsor Earnout Agreement as the earnout contingency has not yet been met. The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(8)

Includes an aggregate of 1,725,000 shares of Common Stock (the “Sponsor Earnout Shares”) pursuant to the Sponsor Earnout Agreement. The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. The Viveon Initial Stockholders in whose names the Sponsor Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(9)	Includes 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.
(10)	Excludes the 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.

Interests of Viveon Directors and Officers

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and Viveon’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        If a proposed Business Combination, or an alternative business combination, is not completed by the Extension Date and Viveon does not obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or an alternative business combination transaction, Viveon will be required to dissolve and liquidate. In such event, the 5,031,250 shares of Common Stock currently held by the Initial Stockholders, which were acquired prior to the Viveon IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. Such shares of Common Stock had an aggregate market value of approximately $52.3 million based on the closing price of our Common Stock of $10.40 on the NYSE American as of October 28, 2022. In addition, the deposit made by Viveon to extend the date by which Viveon has to consummate a business combination, which was funded as a loan would not be repaid. As of

June 30, 2022, approximately $3.4 million was loaned to Viveon to fund such deposits and additional amounts may be loaned if Viveon further extends the deadline for the completion of an initial business combination. If Viveon does not consummate the Business Combination or another initial business combination by the Extension Date and Viveon does not obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or another initial business combination transaction, the loans will not be repaid, and such amounts will be included in the distributions to Viveon’s public stockholders upon the liquidation of the Trust Account. See the section titled “Questions and Answers About the Proposals — What happens if the Business Combination is not consummated?);

•        with certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        The exercise of Viveon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest;

•        the Private Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination; and

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

See “Proposals to be Considered by Viveon Stockholders: Proposal 1 — The Business Combination Proposal — Interests of Viveon’s Directors and Officers and Others in the Business Combination” beginning on page 124 for additional information.

Interests of Suneva Directors and Officers

No named officer or director of Suneva has any special interest in the consummation of the Business Combination. The employment agreements with officers and compensation arrangements with directors already in place with Suneva prior to the consummation of the Business Combination will continue upon completion of the Business Combination. Each director and officer of Suneva will receive securities of Viveon commensurate with their ownership percentages as the other shareholders or convertible security holders of Suneva.

Date, Time and Place of Special Meeting

The Special Meeting will be held on December 21, 2022 at 10:30 a.m., Eastern time, conducted via live webcast at the following address https://www.cstproxy.com/viveon/sm2022. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Viveon recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proposals

At the Special Meeting, Viveon stockholders will be asked to consider and vote upon the following Proposals:

Proposal 1.    The Business Combination Proposal to approve the Merger Agreement and Business Combination (see the section titled “Proposal 1 — The Business Combination Proposal” for more information);

Proposal 2.    The Charter Amendment Proposal to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter (see the section titled “Proposal 2 — The Charter Amendment Proposal” for more information);

Proposal 3.    The Advisory Charter Proposal to approve and adopt, on a non-binding advisory basis, certain differences between the Existing Charter and the Proposed Charter (see the section titled “Proposal 3 — The Advisory Charter Proposal” for more information);

Proposal 4.    The NYSE American Proposal to consider and vote on a proposal to approve, for purposes of complying with NYSE American Rules, (i) the issuance of 25,258,208 shares of Viveon Common Stock (or shares of Common Stock underlying options) at the Closing and the resulting change in control in connection with the Business Combination, and (ii) the issuance of up to 12,000,000 shares of Common Stock as Earnout Consideration (see the section titled “Proposal 4 — The NYSE American Proposal” for more information);

Proposal 5.    The Directors Proposal to elect, effective as of the consummation of the Business Combination, New Suneva’s board of directors (see the section titled “Proposal 5 — The Directors Proposal” for more information);

Proposal 6.    The 2022 Incentive Plan Proposal to approve the 2022 Incentive Plan (see the section titled “Proposal 6 — The 2022 Incentive Plan Proposal” for more information);

Proposal 7.    The 2022 ESPP Proposal to approve the 2022 ESPP (see the section titled “Proposal 7 — The 2022 Employee Stock Purchase Plan Proposal” for more information);

Proposal 8.    The Existing Charter Amendment Proposal to approve the modification of Article FIFTH (D) in the Existing Charter (see the section titled “Proposal 8 — The Existing Charter Amendment Proposal” for more information); and

Proposal 9.    The Adjournment Proposal to approve the adjournment of the Special Meeting (see the section titled “Proposal 9 — The Adjournment Proposal” for more information).

Viveon’s Reasons for the Business Combination.

After careful consideration, Viveon’s Board recommends that Viveon stockholders vote “FOR” each Proposal being submitted to a vote of the Viveon stockholders. For a description of Viveon’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “Proposal 1 — The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Viveon Stockholders — Revoking Your Proxy.”

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Viveon and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Suneva. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that Viveon stockholders vote:

•        FOR the Business Combination Proposal (Proposal 1);

•        FOR the Charter Amendment Proposal (Proposal 2);

•        FOR each of the Advisory Charter Proposals (Proposal 3);

•        FOR the NYSE American Proposal (Proposal 4);

•        FOR the Directors Proposal (Proposal 5);

•        FOR the 2022 Incentive Plan Proposal (Proposal 6);

•        FOR the 2022 ESPP Plan (Proposal 7);

•        FOR the Existing Charter Amendment Proposal (Proposal 8); and

•        FOR the Adjournment Proposal (Proposal 9).

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Special Meeting you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 39 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Viveon and Suneva’s to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of New Suneva following consummation of the Business Combination. Such risks include, but are not limited to:

Risks Related to Suneva’s Business and Industry

•        Suneva is substantially dependent on the commercial success of our current product lines.

•        If Suneva’s current and any future product lines and product candidates fail to achieve a broad degree of physician adoption and use, or consumer demand necessary for commercial success, our business, results of operations, financial condition and growth prospects would be adversely affected.

•        If there is not sufficient demand for the procedures performed with Suneva’s products, practitioner demand for our products could decline, resulting in unfavorable operating results.

•        Suneva’s current or future products may cause serious or undesirable side effects or possess other unexpected properties that could delay or prevent or limit the commercial profile of approved labelling, result in post-approval regulatory action or in product liability lawsuits.

•        A recall of Suneva’s products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products that leads to corrective actions, could have a significant adverse impact on us.

•        If we are found to have improperly promoted off-label uses, or if clinicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, sanctions, or product liability claims, and our image and reputation within the industry and marketplace could be harmed.

•        Certain of our license and distribution agreements require us to make specified minimum product purchases in furtherance of the commercialization of such products, regardless of whether our commercialization efforts are successful. Such expenditure requirements may adversely affect our cash flows and our ability to operate our business and our prospects for future growth, or may result in the termination of such license and distribution agreements.

•        We rely on license, distribution and supply agreements with third parties to market and distribute certain of our products in territories within the United States, China, Mexico and South Korea. Any termination or loss of significant rights, including exclusivity, under such agreements, or adverse actions taken by such third parties that are outside our control, could materially and adversely affect our commercialization of such products in these territories.

•        For certain of our products, we rely on sole source third parties to manufacture and supply certain raw materials. If these manufacturers are unable to supply these raw materials or products in a timely manner, or at all, we may be unable to meet customer demand, which would have a material adverse effect on our business.

•        Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

•        To successfully market and sell our products internationally, we must expand our distributor network and address many issues which are unique to international sales and marketing.

•        Our annual and quarterly net sales and operating results are unpredictable and may fluctuate significantly from year to year and quarter to quarter due to factors outside our control, which could adversely affect our business, results of operations and the trading price of our common stock.

•        We will require substantial additional financing to achieve our goals, and a failure to obtain the necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations, including our product development or commercialization efforts.

•        Our business is subject to extensive and continuing regulatory compliance obligations. If we fail to obtain and maintain necessary market clearances from the FDA and other marketing authorizations from counterpart foreign regulatory authorities for our products and indications, if clearances or other marketing authorizations for future products and indications are delayed or not issued, if we or any of our third-party suppliers or manufacturers fail to comply with applicable regulatory requirements, or if there are U.S. federal or state level or counterparty foreign regulatory changes, our commercial operations could be harmed.

Risks Related to New Suneva

•        The price of New Suneva securities could be volatile following the Business Combination.

•        Viveon’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that current stockholders have on the management of New Suneva.

•        Even if the Business Combination is consummated, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

•        It may be more difficult to compare New Suneva’s performance to that of other public companies and New Suneva’s securities may be less attractive to investors if New Suneva takes advantage of exemptions from disclosure requirements that are available to an “emerging growth company”.

•        Following the consummation of the Business Combination, New Suneva will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

•        Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws, could impair a takeover attempt.

•        Risks Related to Viveon and the Business Combination

•        If the Existing Charter Amendment Proposal is not approved by the holders of at least a majority of the issued and outstanding shares of Common Stock and if we are unable to obtain a PIPE financing, or alternate finance agreements in connection with the Business Combination, the ability of our public stockholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

•        To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we expect to instruct the trustee to liquidate the securities held in the trust account on or prior to December 22, 2022, and instead to hold the funds in the trust account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the trust account, we would likely receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF VIVEON

Viveon is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following tables present Viveon’s selected historical financial information as of June 30, 2022 and for the six months ended June 30, 2022 and the year ended December 31, 2021 which was derived from Viveon’s financial statements included elsewhere in this proxy statement/prospectus

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Viveon” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

June 30, 2022
Balance Sheet Data:
Cash and cash equivalents	$1,462,266
Investments held in trust account	$51,869,623
Total assets	$53,389,892
Total liabilities	$16,614,688
Common stock subject to possible redemption	$51,770,681
Total stockholders’ deficit	$(14,995,477)
	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2021
Statement of Operations Data:
Loss from operations	$(1,713,058)	$(4,105,787)
Expensed issuance costs on issuance of subscription warrants	(374,000)	—
Interest earned on investments held in Trust Account	78,453	20,329
Interest earned on bank account	169	147
Interest expense – amortization of debt discount	(359,289)	—
Change in fair value of warrant liability	4,527,247	6,575,140
Loss on issuance of subscription warrants	(3,209,183)	—
Net (loss) income	$(1,049,661)	$2,489,829
Weighted average shares outstanding, basic and diluted	15,478,281	20,125,000
Basic and diluted net (loss) income per common share	$(0.07)	$0.10
	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2021
Statement of Cash Flows Data:
Net cash used in operating activities	$(1,023,969)	$(2,082,334)
Net cash provided by investing activities	$151,491,819	$—
Net cash used in financing activities	$(149,400,819)	$(619,387)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Viveon and/or Suneva and may include statements for the period following the consummation of the proposed Business Combination. Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under these Sections in connection with a SPAC merger. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Viveon and Suneva, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including: risks related to Suneva’s strategies; the ability to complete the proposed business combination due to the failure to obtain approval from Viveon stockholders or satisfy other closing conditions in the definitive merger agreement; the amount of any redemptions by existing holders of Viveon’s common stock; the ability to recognize the anticipated benefits of the business combination, and other risks and uncertainties included under the header “Risk Factors” on page 39 of this proxy statement/prospectus.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Viveon or Suneva “believes” and similar statements reflect such parties beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Viveon or Suneva has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Viveon’s or, following the consummation of the Business Combination, New Suneva’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Viveon, Suneva or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of Viveon or Suneva or other conditions to closing in the Business Combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) approval by Suneva’s and Viveon’s respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) no law or order enjoining or prohibiting the consummation of the Merger being in force, (iv) Viveon having at least $5,000,001 of net tangible assets as of the Closing (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”), (v) receipt of conditional approval for listing on the NYSE American of the shares of Viveon Common Stock to be issued in connection with the Merger, (vi) the effectiveness of this registration statement on Form S-4, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (viii) the approval of the Extension Proposal, which occurred at the Annual Meeting, (ix) no material adverse effect on either party having occurred since signing that is continuing at Closing and (x) solely as relates to Suneva’s obligation to consummate the Merger, Viveon having at least $30,000,000 of available cash at the Closing net of Company Expenses and Parent Expenses (each as defined in the Merger Agreement);

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of New Suneva to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that Viveon or Suneva may be adversely impacted by other economic, business, and/or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of New Suneva and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock at the Special Meeting. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of New Suneva following the Business Combination, as well as additional risks and uncertainties that are not presently known, or that are currently deemed immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Suneva and notes to the financial statements included herein.

Risks Related to Suneva’s Business and Industry

Unless the context otherwise requires, all references in this “Risks Related to Suneva’s Business and Industry” section to “we,” “us,” “our,” or the “Company” refer to Suneva Medical, Inc. prior to the consummation of the Business Combination.

We are substantially dependent on the commercial success of our current product lines.

Our success is substantially dependent on our ability to continue to generate and grow revenue from the sales of our current products, which include Bellafill®, INSTALIFT, PLASMA IQ ™, dermapose, PUREGRAFT, SERUGLOWMD and amplifine, which will depend on many factors including, but not limited to, our ability to:

•        develop and execute our sales and marketing strategies and maintain and manage the necessary sales, marketing and other capabilities and infrastructure that are required to successfully commercialize our products;

•        achieve, maintain and grow market acceptance of, and demand for our current products;

•        establish or demonstrate in the medical community the safety and efficacy of our regenerative aesthetic products and their potential advantages over and side effects in comparison to, existing competing products and devices and products currently in development;

•        offer our products at competitive prices as compared to alternative options, and our ability to achieve a suitable profit margin from the sales of our products;

•        adapt to any changes regarding our labelling that could place restrictions on how we market and sell our products;

•        comply with applicable legal and regulatory requirements, including medical device compliance;

•        maintain our distribution and supply arrangements with third parties; and

•        enforce our intellectual property rights related to current and future products, if any.

If we do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we may not be able to continue to generate and grow revenue from the sales of our current products, which may materially impact the success of our business.

We are subject to a number of distribution agreements whereby we are required to purchase a minimum number of specific products that we may be unable to sell in quantities large enough to offset our costs in these agreements, which may materially impact our balance sheet, cash flows and ability to continue operations.

As further described in the section of this Prospectus titled “Information about Suneva — Material Agreements”, we are required to purchase annual, and in certain cases, quarterly, minimum amounts under distribution agreements with Healeon Medical, Puregraft, Sinclair Pharma US, Neauvia North America, Sanwell Medical Equipment co. Ltd.,

Circa Skin, and Aurastem. On March 30, 2022, Suneva was notified by Aurastem that Suneva had failed to meet its minimum purchase obligation for 3,000 units of Dermapose for the period December 16, 2021 through March 15, 2022, or approximately $450,000. Notwithstanding the receipt of the notice of default, Suneva has reached an agreement in principle with Aurastem to amend and restate the agreement whereby (i) Suneva will pay $900,000 over a one year period to Aurastem in penalties, (ii) Aurastem will repurchase approximately $125,000 of Dermapose held in inventory by Suneva and will additionally receive additional inventory for no further payment, (iii) the parties will have co-exclusivity regarding the Dermapose product in North America and (iv) after 12 months, Suneva will not sell the products to any party without prior written consent of Aurastem. Pursuant to the foregoing agreements, as of June 30, 2022, we are required to purchase approximately $34.8 million additional aggregate products under these agreements. Given our limited operating capital, history of losses, current cash flows, and expectation that we will incur significant cost and expense as we attempt to increase our sales and marketing efforts, there can be no assurances that we will be able to meet our ongoing obligations under these agreements and we may become in default, resulting in potential penalties, as well as the potential loss of certain of our exclusive product distribution rights under certain of these agreements. Please see a description of Suneva’s material agreements in the section of this Prospectus titled “Information About Suneva — Material Agreements”.

Further, on October 17, 2022, Suneva received a notice of termination from Neavuia North America stating that Neauvia will terminate the distribution agreement with Suneva on November 16, 2022, if the outstanding balance $2,575,850 is not paid prior to such date. There can be no assurances that given Suneva’s limited operating capital and ongoing obligations, that it will be able to pay its outstanding obligations under this Agreement to cure the outstanding amounts owed. Accordingly, Suneva would lose the rights to sell the Plasma IQ products on such date if not cured.

If our current and any future product lines and product candidates fail to achieve a broad degree of physician adoption and use, or consumer demand necessary for commercial success, our business, results of operations, financial condition and growth prospects would be adversely affected.

Our current and future products may fail to gain sufficient market acceptance by physicians, consumers and others in the regenerative aesthetics community. The commercial success of our current products, including Bellafill®, INSTALIFT, PLASMA IQ ™, dermapose, PUREGRAFT, SERUGLOWMD and amplifine, and any future product candidates will depend significantly on the broad adoption and use of the resulting product by physicians for approved indications. We are aware that other companies are seeking to develop alternative products and treatments, any of which could impact the demand for our current products.

The degree and rate of physician adoption of our current products and any future product candidates depend on a number of factors, including the cost, profitability to our customers, consumer demand, characteristics, and effectiveness of the product. Our success will also depend on our ability to create compelling marketing programs, train our customers, and our ability to overcome any biases that physicians or consumers may have toward the use, safety and efficacy of existing products over those that we offer or intend to offer. Moreover, our competitors may utilize negative selling efforts or offer more compelling marketing or discounting programs than we are able to offer, including by bundling multiple aesthetic products to provide a more comprehensive product offering than we can.

Our current products address elective procedures, the cost of which must be borne by the consumer. We do not expect costs related to use of our products to be reimbursable through any third-party payor, such as government or private health insurance. Accordingly, a consumer’s decision to undergo treatment with our current products may be significantly influenced by cost, as well as a number of other factors, including efficacy, safety, perception, marketing programs for, and physician recommendations versus competitive products or procedures. Moreover, consumer demand may fluctuate over time as a result of consumer or physician sentiment about the benefits and risks of aesthetic procedures generally and those related to our products in particular, changes in demographics and social trends, and general consumer confidence and consumer discretionary spending. Each of these may be impacted by multiple factors that are difficult to predict and frequently beyond our control, such as the COVID-19 outbreak, economic and political conditions. If our current or any future product candidates fail to achieve the broad degree of physician adoption or the requisite consumer demand, our operating results and financial condition will be adversely affected, which may delay, prevent or limit our ability to generate revenue and continue our business.

We have a limited operating history and have incurred operating losses in the past, anticipate incurring operating losses in the near future, and we may not achieve profitability.

We have limited operating history of generating revenue and have incurred losses in each year since commencing operations in 2009, at which time the company acquired the Artefill assets and rebranded as Suneva Medical. To date, we have invested substantially all of our efforts and financial resources in (i) acquiring the rights to market and distribute INSTALIFT, PLASMA IQ ™, dermapose, PUREGRAFT, SERUGLOWMD and amplifine and (ii) the development, regulatory approval, and launch of Bellafill®, our only internally developed and owned product line.

In 2019, our sole product was Bellafill®. Commencing in 2019, we acquired the rights to market, distribute and sell INSTALIFT, PLASMA IQ ™, dermapose, PUREGRAFT, SERUGLOWMD and amplifine through several separate transactions and agreements. We have a limited operating history related to the sale of our line of products upon which you can evaluate our business and prospects. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history or greater experience commercializing products. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the regenerative aesthetics field. We continue to incur significant expenses. We have recorded net losses of $16.1 million and $16.1 million for the years ended December 31, 2021, and 2020, respectively, and had an accumulated deficit as of December 31, 2021, of $203.8 million. Additionally, we have recorded net losses of $17.7 million and $4.6 million for the six month periods ended June 30, 2022 and 2021. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will continue as we commercialize our current products. Our ability to achieve revenue and profitability is dependent on our ability to successfully market and commercialize our current product lines. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, may adversely affect our business prospects and our ability to raise capital and continue operations.

If there is not sufficient demand for the procedures performed with our products, practitioner demand for our products could decline, resulting in unfavorable operating results.

Continued expansion of the market for our regenerative aesthetic products and the procedures associated therewith is a material assumption of our business strategy. Most procedures performed using our products are elective procedures and are therefore not reimbursable through government or private health insurance, so that the cost must be borne by the consumer. The decision to utilize our products may therefore be influenced by a number of factors, including:

•        Physician adoption of our regenerative aesthetic products.

•        the cost of procedures performed using our products;

•        the cost, safety and effectiveness of alternative treatments;

•        the success of our sales and marketing efforts;

•        the education of our customers and their patients on the benefits and uses of our products compared to competitors’ products and technologies;

•        consumer disposable income and access to consumer credit; and

•        consumer confidence, which may be impacted by economic and political conditions.

If, as a result of these factors, there is insufficient demand for the procedures performed with our products, practitioner demand for our products could decline, which would result in less consumer procedures and could have a material adverse effect on our results of operations.

Our success depends largely upon consumer satisfaction with the effectiveness of our products.

In order to generate repeat and referral business, consumers must be satisfied with the effectiveness of our products. Our regenerative aesthetic products and procedures are cosmetic in nature and the success of the results are highly subjective. Accordingly, patient perception of their results may greatly vary even if our products and procedures associated therewith are objectively successful. If consumers are not satisfied with the aesthetic benefits of our products, or feel that they are too expensive for the results obtained, our reputation and future sales could suffer.

Worldwide economic and market conditions, an unstable economy, a decline in consumer demand or spending levels for our products and other adverse developments, including inflation, could adversely affect our business, results of operations and liquidity.

Many economic and other factors are outside of our control, including general economic and market conditions, consumer and commercial credit availability, inflation, unemployment, consumer debt levels and other challenges affecting the global economy, including the ongoing COVID-19 pandemic. Increases in the rates of unemployment, reduced access to credit and issues related to domestic and international politics may adversely affect consumer confidence and disposable income levels. Lower consumer confidence and disposable incomes could lead to reduced consumer spending and lower demand for our products and services. Decreases in the number of physicians and physician offices or financial hardships for physicians may also adversely affect distribution channels of our products. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. In addition, historically, during economic downturns, there have been reductions in spending on elective procedures as well as pressure for extended billing terms and other financial concessions. The adverse impact of economic downturns may be particularly acute among small and medium-sized plastic surgery and dermatology practices offering elective aesthetic procedures, which comprise the majority of our customer base. While Suneva has not specifically identified any material impact to its operations based on recent inflationary pressures, historically during inflationary periods, individuals tend to reduce discretionary spending, which would include aesthetic medical procedures, such as those of Suneva. If economic conditions deteriorate, current and prospective customers of our products could cancel procedures which would limit our ability to grow our business. The COVID-19 pandemic has resulted in an economic recession characterized by business closures and limited social interaction as well as higher levels of unemployment and reductions in working hours. Elective aesthetic procedures are discretionary and likely less of a priority for those patients that have lost their jobs, are furloughed, have reduced work hours or have to allocate their cash to other priorities and essential items. Even after the COVID-19 pandemic subsides, we may continue to experience negative impacts to our business and financial results due to the continued perceived risk of infection or concern of a resurgence of the COVID-19 outbreak as well as COVID-19’s global economic impact, including decreases in consumer discretionary spending and any economic slowdown or recession that has occurred or may occur in the future. A severe or prolonged economic downturn could also limit our ability to raise additional capital when needed on acceptable terms, if at all. These factors could have a negative impact on our potential sales and operating results.

Our failure to successfully in-license, acquire, develop and market additional products would impair our ability to grow our business.

A key element of our long-term strategy is to in-license, acquire, develop, market and commercialize a portfolio of products to serve the self-pay regenerative aesthetic market. Because our internal research and development capabilities are limited, we may be dependent upon other companies, academic scientists, and other researchers to sell or license products or technology to us. The success of this strategy depends partly upon our ability to identify and select promising pharmaceutical product candidates and products, negotiate licensing or acquisition agreements with their current owners and finance these arrangements.

The process of proposing, negotiating, and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing, sales and other resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.

Further, any product candidates that we acquire may require additional development efforts prior to commercial sale, including approval by the FDA, the EMA and other similar regulatory authorities. All product candidates are prone to risks of failure during product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, any approved products that we acquire may not be manufactured or sold profitably or achieve market acceptance.

We may not successfully integrate newly acquired product lines into our business operations or realize the benefits of our partnerships with other companies, acquisitions of complementary products or technologies or other strategic alternatives.

Historically we have acquired or gained the rights to our product lines through in-licensing, entering into distribution and supply agreement, acquisition, partnerships and other strategic alternatives. As a result of these acquisitions, we have undergone substantial changes to our business and product offerings in a short period of time. Additionally, in the future, we may consider other opportunities to partner with or acquire other businesses, products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base or advance our business strategies.

Although we have previously been successful in integrating such products and technologies into our business and operations, there can be no assurances that we will continue to do so in the future. If we fail to successfully integrate collaborations, assets, products or technologies, or if we fail to successfully exploit acquired product or distribution rights, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities in connection with proposed collaborations or to pay for any product acquisitions or investments, the issuance of which could be dilutive to our existing shareholders. Identifying, contemplating, negotiating or completing a collaboration or product acquisition and integrating an acquired product or technology could significantly divert management and employee time and resources.

Moreover, integrating new product lines with that of our own is a complex, costly and time-consuming process, which requires significant management attention and resources. The integration process may disrupt our existing operations and, if implemented ineffectively, would preclude realization of the full benefits that are expected. Our failure to meet the challenges involved in successfully integrating our acquisitions in order to realize the anticipated benefits may cause an interruption of, or a loss of momentum in, our operating activities and could adversely affect our results of operations. Potential difficulties, costs, and delays we may encounter as part of the integration process may include:

•        distracting management from day-to-day operations;

•        an inability to achieve synergies as planned;

•        risks associated with the assumption of contingent or other liabilities;

•        adverse effects on existing business relationships with suppliers or customers;

•        inheriting and uncovering previously unknown issues, problems and costs from the acquired product lines;

•        uncertainties associated with entering new markets in which we have limited or no experience;

•        increased legal and accounting costs relating to the product line or compliance with regulatory matters;

•        delays between our expenditures to acquire new products, technologies or businesses and generating net sales from those acquired products, technologies or businesses; and

•        increased difficulties in managing our business due to increased personnel, increased data and information to analyze, and the potential addition of international locations.

Any one or all of these factors may increase operating costs or lower anticipated financial performance. Many of these factors are also outside of our control. In addition, even if new product lines or businesses are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or sales or growth opportunities that we expect or within the anticipated time frame. Additional unanticipated costs may be incurred in the integration of product lines or businesses. All of these factors could decrease or delay the expected accretive effect of the transaction, and negatively impact the price of our common stock. The failure to integrate any acquired product line or business successfully would have a material adverse effect on our business, financial condition and results of operations.

We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.

We may in the future acquire businesses, products or technologies to expand our offerings and capabilities, user base and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions; however, we have limited experience completing or integrating acquisitions. Any acquisition could be material to our financial condition and results of operations and any anticipated benefits from an acquisition may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Acquisitions in international markets would involve additional risks, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

The process of integrating an acquired business, product or technology can create unforeseen operating difficulties, expenditures and other challenges such as:

•        potentially increased regulatory and compliance requirements;

•        implementation or remediation of controls, procedures and policies at the acquired company;

•        diversion of management time and focus from operation of its then-existing business to acquisition integration challenges;

•        coordination of product, sales, marketing and program and systems management functions;

•        transition of the acquired company’s users and providers onto our systems;

•        retention of employees from the acquired company;

•        integration of employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, information management, human resources and other administrative systems and operations into our systems and operations;

•        liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes and tax and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims brought by terminated employees, providers, former stockholders or other third parties.

We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operational problems and if we were unable to address such risks successfully our business could be harmed.

Our products face, and any of our future product candidates may face, significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion.

We are in the highly competitive aesthetics market. Successful competitors in our market have the ability to efficiently and effectively develop or acquire products, obtain patents, develop, test and obtain regulatory approvals for products, and effectively commercialize, market and promote approved products, including communicating the safety and value of products to actual and prospective customers and medical staff. Numerous companies are engaged in developing, patenting, manufacturing and marketing products which we expect will compete with our products. Many of these competitors are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, testing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities. It is possible that competitors will succeed in developing technologies that are safer, more effective, more convenient or that have a lower cost of goods and price than our product or products being developed by us, or that would render our products and technology obsolete or noncompetitive. Competition could also result in reduced profit margins and limited sales, which would harm our business, financial condition and results of operations.

Significant safety or efficacy issues could arise for our products or product candidates, which could have a material adverse effect on our revenues and financial condition.

Adverse events or safety concerns involving our current products or that of our collaborator’s other approved product candidates could result in the U.S. Food and Drug Administration (“FDA”) or other regulatory authorities withdrawing approval of our current products for any or all indications that have approval, including the use of Bellafill®, our dermal filler for specified aesthetic indications and delay or prevent us or our collaborators from obtaining additional regulatory approval for other products. Users of our products may experience serious adverse events that require submission of postmarketing safety or medical device reports to the FDA. Adverse events, including with respect to similar products manufactured and distributed by our competitors may also negatively impact demand for our products which could result in reduced sales.

Our current or future products may cause serious or undesirable side effects or possess other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of approved labelling, result in post-approval regulatory action or in product liability lawsuits.

Unforeseen side effects from our current or future products could arise either during development or after marketing such product. Undesirable side effects caused by product candidates could cause us or regulatory authorities to interrupt, modify, delay or halt any clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, the European Medicines Agency (“EMA”) or similar regulatory authorities. Results of trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, trials could be suspended or terminated and the FDA, the EMA or similar regulatory authorities could order us to cease further development of, or deny approval of, our products or product candidates for any or all targeted indications. Any of these occurrences may harm our business, financial condition, operating results and prospects.

Additionally, if we or others identify undesirable side effects, or other previously unknown problems, caused by our current or future products, after obtaining regulatory approval in the United States or other jurisdictions, a number of potentially negative consequences could result, including regulatory authorities withdrawing approval or limiting the marketing of our products, requiring a recall of the product, requiring additional warnings on our product labelling or medication guides or instituting Risk Evaluation and Mitigation Strategies, or REMS. In order to mitigate these risks, regulatory authorities may require additional costly clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. As a result of any of these actions our sales of the product may decrease significantly, we may be required to expend material amounts to comply with any requirements of the regulatory authorities, we could be sued in a product liability lawsuit and held liable for harm caused to patients, and our brand and reputation may suffer.

A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products that leads to corrective actions, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. Manufacturers may also, under their own initiative, recall a product if any material deficiency in a device is found or withdraw a product to improve device performance or for other reasons. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of a perceived or actual unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labelling defects or other deficiencies and issues. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources and could cause the price of our stock to decline, expose us to product liability or other claims and harm our reputation with customers. Such events could impair our ability to produce our products in a cost-effective and timely manner in order to meet customer demands. A recall involving our silicone gel breast implants could be particularly harmful to our business, financial and operating results. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or similar foreign governmental authorities. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or foreign governmental authorities.

If the FDA or foreign governmental authorities disagree with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA or a foreign governmental authority could take enforcement action for failing to report the recalls when they were conducted.

In addition, under the FDA’s medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall. We are also required to follow detailed record-keeping requirements for all self-initiated medical device corrections and removals, and to report such corrective and removal actions to the FDA if they are carried out in response to a risk to health and have not otherwise been reported under the medical device reporting regulations. Depending on the corrective action we take to address a product’s deficiencies or defects, the FDA may require, or we may decide, that we need to obtain new approvals or clearances for the device before marketing or distributing the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will likely oblige us to defend ourselves in resulting lawsuits, and will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Any negative publicity concerning our products could harm our business and reputation and negatively impact our financial results.

The reactions of potential patients, physicians, the news media, legislative and regulatory bodies and others to information about complications or alleged complications of our products could result in negative publicity and could materially reduce market acceptance of our products. These reactions, or any investigations and potential resulting negative publicity, may have a material adverse effect on our business and reputation and negatively impact our financial condition, results of operations or the market price of our common stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.

If we are found to have improperly promoted off-label uses, or if clinicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, sanctions, or product liability claims, and our image and reputation within the industry and marketplace could be harmed.

The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about regulated products, such as Bellafill®. In particular, a product may not be promoted for uses or indications that are not approved by the FDA or other similar regulatory authorities as reflected in the product’s approved labelling. For Bellafill®, the approved labelling is for the correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years. Physicians could use Bellafill® on their patients in a manner that is inconsistent with the approved label, potentially including for the treatment of other aesthetic or therapeutic indications. If we are found to have promoted such off-label uses, we may receive warning letters from and be subject to other enforcement actions by the FDA, the EMA and other regulatory agencies, and become subject to significant liability, which would materially harm our business. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred, and our reputation could be damaged. The FDA has also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed in order to resolve FDA enforcement actions. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA prohibitions or other restrictions on the sale or marketing of our products and other operations or significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry. In addition, regulatory authorities outside the United States may impose similar fines, penalties or sanctions.

Physicians may also misuse Bellafill®, or our other current or future product or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If our current or future products are misused or used with improper techniques or are determined to cause or contribute to consumer harm, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, result in sizable damage awards against us that may not be covered by insurance and subject us to negative publicity resulting in reduced sales of our products. Furthermore, the use of our current or future products for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and consumers. Any of these events could harm our business and results of operations and cause our stock price to decline.

If we are unable to educate clinicians on the safe, effective and appropriate use of our products and designed surgeries, we may experience increased claims of product liability and may be unable to achieve our expected growth.

Certain of our products require the use of specialized techniques and/or product-specific knowledge. It is critical to the success of our business to broadly educate clinicians who use or desire to use our products in order to provide them with adequate instructions in the appropriate use of our products. It is also important that we educate our other customers and patients on the risks associated with our products. Failure to provide adequate training and education could result in, among other things, unsatisfactory patient outcomes, patient injury, negative publicity or increased product liability claims or lawsuits against us, any of which could have a material and adverse effect on our business and reputation. We make extensive educational resources available to clinicians and our other customers in an effort to ensure that they have access to current treatment methodologies, are aware of the advantages and risks of our products, and are educated regarding the safe and appropriate use of our products. However, there can be no assurance that these resources will successfully prevent all negative events and if we fail to educate clinicians, our other customers and patients], they may make decisions or form conclusions regarding our products without full knowledge of the risks and benefits or may view our products negatively. In addition, claims against us may occur even if such claims are without merit and/or no product defect is present, due to, for example, improper surgical techniques, inappropriate use of our products, or other lack of awareness regarding the safe and effective use of our products. Any of these events could harm our business and results of operations.

If we are unable to train customers on the safe and appropriate use of our products, we may be unable to achieve our expected growth.

It is critical to the success of our commercialization efforts to train a sufficient number of customers and provide them with adequate instruction in the safe and appropriate use of our products. This training process may take longer than expected and may therefore affect our ability to increase sales. Following completion of training, we rely on the trained customers to advocate the benefits of our products in the marketplace. Convincing our customers to dedicate the time and energy necessary for adequate training is challenging, and we cannot assure you that we will be successful in these efforts. If we cannot attract potential new customers to our education and training programs, we may be unable to achieve our expected growth. If our customers are not properly trained, they may misuse or ineffectively use our products. This may also result in, among other things, unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our business and reputation.

Certain of our license and distribution agreements require us to make specified minimum product purchases in furtherance of the commercialization of such products, regardless of whether our commercialization efforts are successful. Such expenditure requirements may adversely affect our cash flows and our ability to operate our business and our prospects for future growth, or may result in the termination of such license and distribution agreements.

Certain of our license, distribution and supply agreements require us to make specified annual minimum purchases, regardless of whether our commercialization efforts are successful. If we fail to meet the annual minimum purchase amounts, the counter-party has the right to terminate such agreements. If our commercialization efforts are unsuccessful, there can be no assurance that we will have sufficient cash flow to comply with such minimum purchase requirements. Our inability to meet such requirements could, among other things:

•        require us to dedicate a substantial portion of available cash flow to meet the minimum expenditure requirements, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•        limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        limit our ability to engage in strategic transactions or implement our business strategies;

•        place us at a disadvantage compared to our competitors; and

•        result in the loss of our ability to market and sell one or more of our products.

Any of the factors listed above could materially and adversely affect our business and our results of operations.

We have received a notice of default regarding our minimum purchase obligations under our distribution agreement with Aurastem/Bimini.

On March 30, 2022, Suneva was notified by Aurastem that Suneva had failed to meet its minimum purchase obligation for 3,000 units of Dermapose for the period December 16, 2021 through March 15, 2022, or approximately $450,000. Subsequent to the receipt of the notice of default, Suneva reached an agreement in principle with Aurastem to amend and restate the agreement whereby (i) Suneva will pay $900,000 over a one year period to Aurastem in penalties, (ii) Aurastem will repurchase approximately $125,000 in inventory held by Suneva and will additionally receive additional inventory for no further payment, (iii) the parties will have co-exclusivity regarding the Dermapose product in North America and (iv) after 12 months, Suneva will not sell the products to any party without prior written consent of Aurastem.

We have received a notice of termination, to be effective on November 16, 2022, regarding our failure to pay invoices under our distribution agreement with Neauvia North America.

On June 3, 2022, Suneva received a notice of breach from Neauvia stating that Suneva had failed to pay outstanding invoices of approximately $3.1 million. In addition to the outstanding invoices, the distribution agreement contains minimum purchase requirements of 14.5 million for the remaining term of the Agreement. Upon written notice of at least 60 days of a breach that is not cured, Neauvia would have the right to terminate this Agreement. In the event of such termination Suneva would lose its exclusive third party right to distribute the Plasma IQ products in USA and Canada under the distribution agreement, which may have a material impact on our business plan and future business prospects. Suneva is currently in settlement discussions to amend the agreement and cure any outstanding breaches.

Further, on October 17, 2022, Suneva received a notice of termination from Neavuia North America stating that Neauvia will terminate the distribution agreement with Suneva on November 16, 2022, if the outstanding balance $2,575,850 is not paid prior to such date. There can be no assurances that given Suneva’s limited operating capital and ongoing obligations, that it will be able to pay its outstanding obligations under this Agreement to cure the outstanding amounts owed. Accordingly, Suneva would lose the rights to sell the Plasma IQ products on such date if not cured.

We rely on license, distribution and supply agreements with third parties to market and distribute certain of our products in territories within the United States, China, Mexico and South Korea. Any termination or loss of significant rights, including exclusivity, under such agreements, or adverse actions taken by such third parties that are outside our control, could materially and adversely affect our commercialization of such products in these territories.

We have secured certain exclusive and non-exclusive licensing, distribution and supply agreements to manufacture, market and distribute certain of our products in territories within the United States, China, Mexico, Canada and South Korea. Certain of the agreements contain conditions related to exclusivity, territorial rights, development, commercialization, funding, payment, diligence, sublicensing, intellectual property protection and other matters which, if not met, could adversely affect our business. In many instances, the agreements provide that the counter-party may terminate the agreement if we fail to achieve minimum annual purchase targets. Any termination or loss of significant rights, including exclusivity, under such agreements, or adverse actions taken by such third parties that are outside our control, could materially and adversely affect our commercialization of such products in these territories and our business and prospects in general.

For certain of our products, we rely on sole source third parties to manufacture and supply certain raw materials. If these manufacturers are unable to supply these raw materials or products in a timely manner, or at all, we may be unable to meet customer demand, which would have a material adverse effect on our business.

We currently depend on sole source, third party manufacturers, to manufacture and supply certain raw materials and products. We cannot assure you that these manufacturers will be able to provide these raw materials, and products in quantities that are sufficient to meet demand in a timely manner, or at all, which could result in decreased revenues and loss of market share. There may be delays in the manufacturing process over which we have no control, including shortages of raw materials, labor disputes, backlogs and failure to meet FDA standards. We are aware that certain of our sole source manufacturers also rely on sole source suppliers with respect to materials used in our products. We rely on our third-party manufacturers to maintain their manufacturing facilities in compliance with FDA and other federal, state and/or local regulations including health, safety and environmental standards. If they fail to maintain compliance with FDA or other critical regulations, they could be ordered to suspend, curtail or cease operations, which would have a material adverse impact on our business. Increases in the prices we pay our manufacturers, interruptions in our supply of raw materials or products, or lapses in quality, such as failures to meet our specifications and other regulatory requirements, could materially adversely affect our business. Any manufacturing defect or error discovered after our products have been produced and distributed could result in significant consequences, including costly recall procedures and damage to our reputation. Our ability to replace an existing manufacturer may be difficult, because the number of potential manufacturers is limited. If we do undertake to negotiate terms of supply with another manufacturer or other manufacturers, our relationships with our existing manufacturers could be harmed. Any interruption in the supply of raw materials or products, or the inability to obtain these raw materials or products from alternate sources in a timely manner, could impair our ability to meet the demands of our customers, which would have a material adverse effect on our business.

We currently use and may continue to use third-party collaborators to help us develop, validate or commercialize any new products, and our ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.

We may continue to license or selectively pursue strategic collaborations for the development, validation and distribution of our current and future products. In any third-party collaboration, we are dependent upon the success of the collaborators to perform their responsibilities and continue cooperation. Our collaborators may not perform their obligations under our agreements with them or cooperate with us. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our product candidates will be delayed if collaborators fail to perform their obligations in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Any such delay could materially adversely affect our business and operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any future products we develop.

We face an inherent risk of product liability lawsuits as a result of commercializing and undergoing testing of certain of our products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for our current or future product;

•        injury to our reputation and significant negative media attention;

•        withdrawal of trial participants or cancellation of trials;

•        costs to defend the related litigation;

•        a diversion of management’s time and our resources;

•        substantial monetary awards to trial participants or patients;

•        loss of revenue;

•        an increase in product liability insurance premiums or an inability to maintain product liability insurance coverage; and

•        the inability to commercialize our current or future products.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of our current or future products. We currently carry product liability insurance. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our sales, marketing, research and development and manufacturing activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials and compounds owned by us. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures we and our third-party manufacturers utilize for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

We forecast the demand for commercial and clinical quantities of our products and product candidates, and if our forecasts are inaccurate, we may experience delays in shipments, increased inventory costs or inventory levels, and reduced cash flow.

We purchase certain of our products from suppliers pursuant to supply and distribution agreements. Pursuant to such agreements, we submit forecasts of anticipated product orders to the supplier, from time to time, and submit purchase orders on the basis of these forecasting requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business significantly expands, our demand for commercial products would increase and our current suppliers may be unable to meet our increased demand. In addition, our products will have fixed future expiration dates. If we overestimate the demand for our products, we will have excess inventory, which may have to be disposed of if such inventory exceeds approved expiration dates, which would result in lost revenues and increase our expenses. For those distribution agreements requiring minimum inventory purchases, we could accumulate excess inventory positions if actual sales are not at sufficient levels based on these minimums. For purposes of example, we are required to purchase annual minimum inventory levels from Neauvia for the Plasma ID product. At June 30, 2022 we had 1,584 units in inventory. Based on current sales trends, it would require eight years to sell down this inventory. If we underestimate demand for our products, we may have inadequate inventory, which could interrupt, delay or prevent delivery of our products to our customers. Any of these occurrences would negatively affect our financial performance.

Some of Suneva’s management team has limited experience managing a public company.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

We rely heavily on our sales professionals to market and sell our products worldwide. If we are unable to hire, effectively train, manage, improve the productivity of, and retain our sales professionals, our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on our ability to hire, train, manage and improve the productivity levels of our sales professionals worldwide. We train our existing and recently recruited sales professionals to better understand our existing and new product technologies and how they can be positioned against our competitors’ products and increase the revenue of our customers. It may take time for the sales professionals to become productive and there can be no assurance that recently recruited sales professionals will be adequately trained in a timely manner, that our sales productivity will improve, or that we will not experience significant levels of attrition in the future. In addition, we currently do not have a VP of Sales as a result of a resignation in March of 2022. As a result, sales are currently being managed by our CEO and we are currently recruiting for a replacement VP of Sales. Notwithstanding, there can be no assurances that we will find a suitable candidate on terms acceptable to us, or that such replacement, if and when hired, will be able to become productive in a time period reasonable to the success of our business.

In certain large markets, we engage in direct sales efforts. We may fail to maintain and develop our direct sales force, and our revenues and financial outcomes could suffer as a result. Furthermore, our direct sales personnel may not effectively sell our products.

We have established a direct sales force for our business in the United States, and will implement a direct sales organization in Canada. In the rest of our territories we intend to market our products through distributors, using the distributors’ sales organizations. There is significant competition for quality personnel experienced in such activities, including from companies with greater financial resources than ours. If we are not successful in our efforts to continue recruiting, retaining, and motivating such personnel, we may not be able to increase our revenues, or we may increase our expenses in greater measure than our revenues, negatively impacting our operating results.

To successfully market and sell our products internationally, we must expand our distributor network and address many issues which are unique to international sales and marketing.

International sales — sales made to customers outside the U.S. — accounted for approximately 10.0% of our total revenue for the year ended December 31, 2021 and 3.0% of our total revenues for the six months ended June 30, 2022. We believe that an increasing percentage of our future revenue will come from international sales as we continue to expand our operations and develop opportunities in additional territories. We currently have operations in the United States, China, Hong Kong, Mexico, Canada and South Korea, but depend on third-party distributors to sell our products outside the U.S. If these distributors underperform, we may be unable to increase or maintain our level of international revenue. We will need to attract additional distributors to grow our business and expand the territories in which we sell our products. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If current or future distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, we may not realize expected international revenue growth. International sales are subject to a number of additional risks, including:

•        difficulties in staffing and managing our foreign operations;

•        difficulties in penetrating markets in which our competitors’ products are more established;

•        reduced protection for intellectual property rights in some countries;

•        export restrictions, trade regulations and foreign tax laws;

•        fluctuating foreign currency exchange rates;

•        obtaining and maintaining foreign certification and compliance with other regulatory requirements;

•        customs clearance and shipping delays; and

•        political and economic instability.

If one or more of these risks were realized, we could be required to dedicate significant resources to remedy the situation, and if we are unsuccessful at finding a solution, our revenue may decline.

Our international operations will expose us to risks, failure to manage these risks may adversely affect our operating results and financial condition.

We currently have operations in the United States, China, Hong Kong, Mexico, Canada and South Korea and may have additional or expanded international operations in the future. International operations are subject to a number of inherent risks that could adversely affect our future results. These risks include differences in demand for our products due to local requirements or preferences, the difficulty of hiring and managing employees with cultural and geographic differences and the costs of complying with differing regulatory requirements. Additionally, we may experience difficulties and increased costs due to differences in laws related to enforcing contracts, protecting intellectual property, taxes, tariffs and export regulations. Our international operations will also subject us to risks related to multiple, conflicting and changing laws and regulations such as privacy regulations, including tax laws, export and import restrictions, employment laws, immigration laws, labor laws, regulatory requirements and other governmental approvals, permits and licenses, as well as privacy laws such as the European General Data Protection Regulation, or GDPR. Additionally, we will face heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements. These and other factors could harm our ability to gain future revenue and, consequently, materially impact our business, operating results and financial condition.

If we fail to compete effectively against our competitors, some of which have significantly greater resources than we have, our net sales and operating results may be negatively affected.

Our industry is intensely competitive and subject to rapid change from the introduction of new products, technologies and other activities of industry participants. These competitors are well-capitalized global pharmaceutical companies that have been the market leaders for many years and have the majority share of the dermal filler market in the United States. These competitors also enjoy several competitive advantages over us, including:

•        greater financial and human resources for sales, marketing and product development;

•        established relationships with health care providers;

•        established reputations and name recognition among health care providers and other key opinion leaders;

•        in some cases, an established base of long-time customers;

•        greater financial resources and economies-of-scale to put additional pricing pressure on competing products;

•        larger and more established direct sales forces and distribution networks;

•        greater ability to cross-sell products; and

•        more experience in conducting research and development, manufacturing, performing trials and obtaining regulatory approval or clearance.

If we fail to compete effectively against our competitors, our net sales and operating results may be negatively affected.

Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy.

We are dependent upon the continued services of key personnel, including members of our executive management team who have extensive experience in our industry. The loss of any one of these individuals could disrupt our operations or our strategic plans. Additionally, our future success will depend on, among other things, our ability to continue to hire and retain the necessary qualified sales, marketing and managerial personnel, for whom we compete with numerous other companies, academic institutions and organizations. If we lose key employees, if we are unable to attract or retain other qualified personnel, or if our management team is not able to effectively manage us through these events, our business, financial condition, and results of operations may be adversely affected.

Any failures to execute our business plan, such as failure to successfully develop our products, or delays in the regulatory approval process, may make it more challenging to recruit and retain qualified personnel. Further, turnover of executive officers may cause disruption in our business, strategic and employee relationships, which may significantly delay or prevent the achievement of our business objectives. Resulting leadership transitions can be difficult to manage and leadership changes may also increase the likelihood of turnover in other key officers and employees and may cause declines in the productivity of existing employees. The search for a replacement personnel may take many months or more, further exacerbating these factors. Identifying and hiring an experienced and qualified senior personnel can be difficult. Periods of transition in senior personnel are often difficult as the new hires gain detailed knowledge of our operations and may result in cultural differences and friction due to changes in strategy and style. During the transition periods, there may be uncertainty among investors, employees, creditors and others concerning our future direction and performance.

We may have difficulty managing our growth which could limit our ability to increase sales and cash flow.

We anticipate experiencing significant growth in our operations and the number of our employees if our current and future products are successful. This growth will place significant demands on our management, as well as our financial and operational resources. In order to achieve our business objectives, we will need to grow our business. Continued growth would increase the challenges involved in:

•        implementing appropriate operational and financial systems;

•        expanding our sales and marketing infrastructure and capabilities;

•        ensuring compliance with applicable FDA, and other regulatory requirements;

•        providing adequate training and supervision to maintain high quality standards; and

•        preserving our culture and values.

Our growth will require us to continually develop and improve our operational, financial and other internal controls. If we cannot scale and manage our business appropriately, we will not realize our projected growth and our financial results could be adversely affected.

We may need to increase the size of our organization, including our sales and marketing capabilities in order to execute our business strategy and we may experience difficulties in managing this growth.

As of June 30, 2022, we had 94 employees, and we rely on consults to operate. Our current management and personnel, systems and facilities may not be adequate to support future growth. Our need to effectively execute our business strategy requires that we identify, recruit, retain, incentivize and integrate any additional employees to effectively manage any future trials, manage our internal development efforts effectively while carrying out our contractual obligations to third parties, and continue to improve our operational, financial and management controls, reporting systems and procedures. Our further growth will require an increase in personnel, particularly sales personnel. There can be no assurances that will be able to retain qualified personnel in the future or that we will have adequate capital to retain such personnel. We face risks in building and managing a sales organization whether internally or by utilizing third parties, including our ability to retain and incentivize qualified individuals, provide adequate training to sales and marketing personnel, generate sufficient sales leads, effectively manage a geographically dispersed sales and marketing team, adequately provide complementary products to be offered by sales personnel, which may otherwise put us at a competitive disadvantage relative to companies with more extensive product lines, and handle any unforeseen costs and expenses. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives or disrupt our operations.

In some instances, in our advertising and promotion, we may make claims regarding our product as compared to competing products, which may subject us to heightened regulatory scrutiny, enforcement risk, and litigation risks.

The FDA applies a heightened level of scrutiny to comparative claims when applying its statutory standards for advertising and promotion, including with regard to its requirement that promotional labelling be truthful and not misleading. There is potential for differing interpretations of whether certain communications are consistent with a product’s FDA-required labelling, and FDA will evaluate communications on a fact-specific basis.

In addition, making comparative claims may draw attention from our competitors. Where a company makes a claim in advertising or promotion that its product is superior to the product of a competitor (or that the competitor’s product is inferior), this creates a risk of a lawsuit by the competitor under federal and state false advertising or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law.

Any such lawsuit or threat of lawsuit against us will likely oblige us to defend ourselves in court, and will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results. If any such lawsuit against us is successful, we would suffer additional losses of time and capital in taking any required corrective action and would suffer harm to our reputation, all of which would have an adverse effect on our business.

Risks Related to Suneva’s Financial Results and Need for Financing

Unless the context otherwise requires, all references in this “Risks Related to Suneva’s Financial Results and Need for Financing” section to “we,” “us,” “our,” or the “Company” refer to Suneva Medical, Inc. prior to the consummation of the Business Combination.

Our annual and quarterly net sales and operating results are unpredictable and may fluctuate significantly from year to year and quarter to quarter due to factors outside our control, which could adversely affect our business, results of operations and the trading price of our common stock.

Our net sales and operating results may vary significantly from quarter to quarter and year to year due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Our net sales and results of operations will be affected by numerous factors, including:

•        our ability to integrate and achieve the anticipated benefits of any asset acquisition or in-licensing of new products;

•        the impact of patient buying patterns and seasonal cycles in consumer spending;

•        our ability to drive increased sales of our products;

•        our ability to establish and maintain an effective and dedicated sales organization and manage any third-party distributors;

•        pricing pressure applicable to our products;

•        results of research and trials;

•        the impact of the regulatory inquiries on our brand and reputation;

•        timing of our research and development activities and initiatives;

•        the mix of our products sold due to different profit margins among our products and sales channels;

•        the timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•        the ability of our suppliers to timely provide us with an adequate supply of products;

•        the evolving product offerings of our competitors;

•        regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•        increased labor and related costs;

•        interruption in the manufacturing or distribution of our products;

•        the effect of competing technological, industry and market developments;

•        changes in our ability to obtain regulatory clearance or approval for our products; and

•        our ability to expand the geographic reach of our sales and marketing efforts.

Our Management and Auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report to our December 31, 2021 financial statements includes an explanatory paragraph that expressed substantial doubt about our ability to continue as a going concern. Our current cash level raises substantial doubt about our ability to continue as a going concern without immediate short-term financing required to get us through consummation of the Business Combination. Additionally, our management has independently determined that there is substantial doubt about the Company’s ability to continue as a going concern because our cash flows generated from operations may not be sufficient to meet our current operating costs. In addition, our future financial statements may include similar qualifications about our ability to continue as a going concern. The Company’s financial statements were prepared assuming that it will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. If the Company is unable to meet its current operating costs, the Company would need to seek additional financing or modify or cease its operational plans. If the Company seeks additional financing to fund its business activities in the future and there remains substantial doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to the Company on commercially reasonable terms or at all.

We had a total principal balance of debt at June 30, 2022 of $24.7 million, of which certain amounts are secured by substantially all our assets. There can be no assurances that we will be able to meet the obligations of such debt.

We had total convertible note debt of $11.5 million at June 30, 2022 and incurred an additional $2.0 million in convertible note debt on August 16, 2022 in order to fund short term obligations and operations. The total convertible note debt of $13.5 million outstanding as of the date of this proxy statement/prospectus matures under certain conditions or on December 31, 2022. The convertible notes automatically convert into capital stock at the closing of the Business Combination. In the event of maturity or certain liquidation events the convertible notes require a substantial premium to be paid if not converted.

In the event that our outstanding convertible debt matures and we are unable to close the Business Combination or another transaction resulting in the conversion of the convertible debt, there can be no assurances that we will be able to repay our debt or continue operations.

In addition, we have an outstanding secured term loan of $13.2 million at June 30, 2022 with Avenue Ventures Opportunity Fund that matures in August 2024. The loan originated on August 24, 2021 and requires interest only payments for the first 12 months. Total principal and interest payments required to be paid in 2022 are approximately $1.3 million. The term loan is secured by substantially all of our assets. In the event that we default or otherwise are unable to pay this debt when due, Avenue Ventures Opportunity Fund may take control of our assets and sell them. As of the date of this proxy statement/prospectus, we have $13.2 million outstanding under the secured loan facility.

Our loan facility with Avenue Venture Opportunities Fund contains restrictive covenants that may limit our operating flexibility.

Subject to the terms of our loan facility with Avenue Capital, we are prohibited from incurring certain types of indebtedness, liens, the payment of dividends, certain fundamental changes in our business structure, the sale of our assets, the ability to make certain types of loans and investments, and other related party transactions. The failure to abide by such covenants may result in an event of default under our loan facility, resulting in the lender having the right to take possession or sell substantially all of our assets.

We will require substantial additional financing to achieve our goals, and a failure to obtain the necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations, including our product development or commercialization efforts. We will need to raise additional capital through equity offerings or offerings of securities convertible into our equity prior to the consummation of the Business Combination, if available on terms acceptable to us.

Since inception, we have utilized substantial amounts of cash to acquire and develop our current products and fund our operations. We expect that we will continue to expend substantial resources for the foreseeable future in order to fund our sales and marketing efforts, acquire or license new products, expand our business, and further grow out infrastructure and systems. In addition, other unanticipated costs may arise. Because the commercialization expenditures needed to meet our sales objectives are highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully commercialize our current products. We also expect to incur additional costs as we continue to operate as a public company, hire additional personnel and expand our operations.

We have incurred recurring losses and negative cash flows from operations and have an accumulated deficit at December 31, 2021 of $203.8 million, which raises substantial doubt about our ability to continue as a going concern. As of June 30, 2022, we had cash and cash equivalents of $2.0 million. We believe that our current capital resources are not sufficient to meet our current immediate capital needs and we will require additional capital in order to operate our business in the short term. We will be required to raise additional capital to meet our operating and debt obligations when they come due. If we raise additional capital through marketing and distribution arrangements, royalty financing arrangements, or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings or offerings of securities convertible into our equity, the ownership interest of our existing stockholders will be diluted and the terms of any such securities may have a preference over our common stock. Debt financing, receivables financing and royalty financing may also be coupled with an equity component, such as warrants to purchase our capital stock, which could also result in dilution of our existing stockholders’ ownership, and such dilution may be material. Additionally, if we raise additional capital through debt financing, we will have increased fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures to meet specified financial ratios, and other operational restrictions, any of which could restrict our ability to commercialize our current or future products or operate as a business and may result in liens being placed on our assets. If we were to default on any of our indebtedness, we could lose the assets subject to such liens.

If we are unable to raise additional capital when required or on acceptable terms, we will be required to take actions to address our liquidity needs which may include the following: significantly reduce operating expenses and delay, reduce the scope of, or discontinue some of our development programs, commercialization efforts or other aspects of our business plan, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the above. As a result, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all.

Our ability to use net operating losses to offset future taxable income may be subject to limitations.

We have incurred substantial losses during our history, do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if subject to expiration as described below). As of December 31, 2021, we had $128.5 million of federal net operating losses, or NOLs, and $125.7 million of state NOLs available to offset our future taxable income, if any. The federal NOLs include $39.4 million that may be used to offset up to 100% of future taxable income but are subject to expiration, with such federal NOLs and certain state NOLs beginning to expire in the calendar year 2029, unless previously utilized. The NOL carryforwards subject to expiration could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act as modified by the CARES Act, U.S. federal NOLs incurred in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income in such years. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. Suspensions or other restrictions on the use of NOLs or tax credits, possibly with retroactive effect, may result in our existing NOLs or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.

In addition, the net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. As a result, if we earn net taxable income, our ability to use our pre-change NOLs and other tax attributes to offset U.S. federal taxable income and taxes may be subject to limitations, which could potentially result in increased future tax liability to us. We have not completed a 382 study as of the date of this proxy statement/prospectus. Accordingly, we may be unable to use NOLs in the future to offset net income.

Risks Related to Suneva’s Intellectual Property

Unless the context otherwise requires, all references in this “Risks Related to Suneva’s Intellectual Property” section to “we,” “us,” “our,” or the “Company” refer to Suneva Medical, Inc. prior to the consummation of the Business Combination.

If we fail to protect or enforce our intellectual property or confidential proprietary information relating to our current and any future products or product candidates, others could compete against us more directly and we may not be able to compete effectively in our market.

Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of trademarks, trade secrets, confidential proprietary information, copyrights, patent rights and other intellectual property rights to protect our intellectual property. In addition, to protect our trade secrets, confidential information and other intellectual property rights, we have entered into confidentiality agreements with third parties, and confidential information and invention assignment agreements with employees, consultants and advisors. There can be no assurances that we will able to enforce these agreements or alternatively, these agreements may be deemed to be unenforceable. If we cannot adequately protect or enforce our intellectual property rights, we may not be able to adequately compete and our business and prospects could be adversely affected.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our target markets and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners or customers in our target markets. If we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our planned products throughout the world may be prohibitively expensive to us. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in international jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

To develop and maintain our competitive position we rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology and other proprietary information in addition to our patented technology and products. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us. These agreements are designed to protect our proprietary information. However, we cannot be certain that our confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our confidential proprietary information. Furthermore, if the employees, consultants or collaborators that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our some or all of our confidential proprietary information through such breaches or violations. Further, our confidential proprietary information could be disclosed, misappropriated or otherwise become known or be independently developed by a competitor or another person that is not a party to such an agreement.

In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the United States. If we are unable to prevent disclosure to third parties of our of our confidential proprietary information, we may not be able to establish or maintain a competitive advantage in our market, which would have an adverse effect on our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

Our research, development and commercialization activities may infringe or otherwise violate or be alleged to infringe or otherwise violate patents owned or controlled by other parties. Competitors in the field of aesthetics and cosmetics have developed large portfolios of patents and patent applications in fields relating to our business. Additionally, there may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages and/or we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Further, if a patent infringement suit were brought against us, during the pendency of the litigation, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

We may become involved in lawsuits to protect or enforce our intellectual property or the patents and other intellectual property of our licensors, which could be expensive and time-consuming.

Competitors may infringe or otherwise violate the patents we rely on, or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. In addition, in an infringement proceeding, a court may decide that a patent we are asserting is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patents we are asserting do not cover the technology in question. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office, or USPTO, or any other patent authority may be necessary to determine the priority of inventions or other matters of inventorship with respect to patents and patent applications. We may become involved in proceedings, including oppositions, interferences, derivation proceedings, inter parties reviews, patent nullification proceedings, or re-examinations, challenging our patent rights or the patent rights of others, and the outcome of any such proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, important patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Our business also could be harmed if a prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may also become involved in disputes with others regarding the ownership of intellectual property rights. If we are unable to resolve these disputes, we could lose valuable intellectual property rights.

Even if resolved in our favor, such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities while distracting our technical or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common shares. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We may employ individuals who were previously employed at universities or pharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, and we are not currently subject to any claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties, we may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development of our future product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our product candidates, in which case we would be required to obtain a license from these third parties. There can be no assurance that such third parties will grant us the necessary licenses on commercially reasonable terms or at all. Failure to obtain such licenses on commercially reasonable terms could limit or eliminate our ability to develop or commercialize our future product candidates, which would have a negative impact on our business and results of operations.

Risks Related to Government and Industry Regulation of Suneva

Unless the context otherwise requires, all references in this “Risks Related to Government and Industry Regulation of Suneva” section to “we,” “us,” “our,” or the “Company” refer to Suneva Medical, Inc. prior to the consummation of the Business Combination.

Our business is subject to extensive and continuing regulatory compliance obligations. If we fail to obtain and maintain necessary market clearances from the FDA and other marketing authorizations from counterpart foreign regulatory authorities for our products and indications, if clearances or other marketing authorizations for future products and indications are delayed or not issued, if we or any of our third-party suppliers or manufacturers fail to comply with applicable regulatory requirements, or if there are U.S. federal or state level or counterparty foreign regulatory changes, our commercial operations could be harmed.

A majority of our products are subject to extensive regulation by the applicable regulatory authorities where our products are or will be sold prior to their marketing for commercial use. In the United States, our products are subject to extensive regulation by the FDA for developing, testing, manufacturing, labelling, sale, marketing, advertising, promotion, distribution, import, export, shipping, establishment registration and device listing, inspections and audits, record keeping, recalls and field safety corrective actions and post-market surveillance, including reporting of certain events.

In many instances, before a new product, or a new use of, or claim for, an existing product can be marketed in the United States, it must first receive marketing authorization from the FDA unless it is exempt. These processes can be expensive and lengthy. The FDA’s clearance process usually takes from three to 12 months, but it can last longer. The process of obtaining premarket approval is much more costly and uncertain than the initial clearance process and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA. Our future products and enhancements or changes to products may require new clearance or premarket approval from the FDA. All products that we currently market in the United States that require an FDA marketing authorization have received clearance for the uses for which they are marketed.

Medical devices may be marketed only for the indications for which they are approved or cleared. We have obtained 510(k) clearance for the current treatments for which we offer our products. However, our clearances can be revoked under certain circumstances. If the FDA disagrees with us concerning the scope or applicability of a clearance or exemption with respect to a device, we may be required to change our promotional and/or labelling materials and/or stop marketing that device. Changes or modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that constitute a major change or modification in its intended use would require a new 510(k) clearance or possibly premarket approval. We may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and future profitability.

In the future we may make modifications to our products that we believe will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices. We also are subject to the FDA’s Medical Device Reporting regulations, which require us to report to the FDA if our products cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury.

The FDA or the applicable foreign regulatory bodies can delay, limit or deny clearance or approval of a device for many reasons, including:

•        our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory bodies that our products are safe or effective for their intended uses;

•        the disagreement of the FDA or the applicable foreign regulatory bodies with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

•        serious and unexpected adverse device effects experienced by participants in our clinical trials;

•        the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•        our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•        the manufacturing process or facilities we use may not meet applicable requirements; and

•        the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In addition, the FDA or applicable foreign regulatory bodies may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances, increase the costs of compliance or restrict our ability to maintain our current clearances. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the U.S. Food, Drug and Cosmetic Act, or FDCA. Among other things, the FDA announced that it plans to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals include possible plans to sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. The FDA also announced that it intends to finalize guidance to establish a premarket review pathway for “manufacturers of certain well-understood device types” as an alternative to the 510(k) clearance pathway and that such premarket review pathway would allow manufacturers to rely on objective safety and performance criteria recognized by the FDA to demonstrate substantial equivalence, obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. These proposals have not yet been finalized or adopted, and the FDA announced that it would seek public feedback prior to publication of any such proposals, and may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

Additionally regulatory clearances or approvals to market a product can contain limitations on the indicated uses for such product. Product clearances and approvals can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance or approval. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies will not adversely affect our operations. We and our manufacturers may be inspected by the FDA from time to time to determine whether we or our manufacturers are in compliance with applicable laws, including the cGMP regulations set forth in the FDA’s Quality System Regulation/Medical Device Current Good Manufacturing Practices, or QSR, including those relating to specifications, development, documentation, validation, testing, quality control and product labelling. A determination that we are in violation of FDA or other applicable foreign regulations or any of our product clearances or approvals could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in certain cases, criminal sanctions.

Our business and products are subject to extensive government regulation.

We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the U.S., principally by the FDA, the U.S. Drug Enforcement Administration and foreign regulatory authorities. Failure to comply with all applicable regulatory requirements, including those promulgated under FDC and similar foreign governmental authorities may subject us to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, revocation of approvals. After our other products receive regulatory approval, we, and our direct and indirect suppliers, will remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in the implementation of risk evaluation and mitigation strategies programs, completion of government mandated clinical trials, and government enforcement action relating to labelling, advertising, marketing and promotion, as well as regulations governing manufacturing controls noted above.

We are subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, limit or delay regulatory approval and subject us to penalties if we fail to comply with applicable regulatory requirements.

Our current and future products, even after we have obtained the proper regulatory clearance or approval to market a product, will be subject to ongoing responsibilities under FDA regulations and similar foreign governmental authorities, and applicable foreign laws and regulations related to manufacturing, labelling, use, distribution and sales. The FDA, state and foreign regulatory authorities have broad enforcement powers. The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales.

Our products and/or their use are also subject to state regulations and additional regulations in other foreign jurisdictions outside of the United States, which may change at any time. We cannot predict the impact or effect of future legislation or regulations and any changes in regulations may impede sales.

Furthermore, the FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•        warning letters or untitled letters, fines, injunctions, consent decrees and civil penalties;

•        repair, replacement, refunds, recalls, termination of distribution, administrative detention or seizure of our products;

•        operating restrictions or partial suspension or total shutdown of production;

•        refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products;

•        withdrawing 510(k) clearances or premarket approvals or foreign regulatory approvals that have already been granted, resulting in prohibitions on sales of our products; and

•        criminal prosecution.

The occurrence of any of these events could harm our business, financial condition and results of operations.

We may be unable to obtain or maintain international regulatory qualifications or approvals for our current or future products and indications, which could harm our business. Additionally, obtaining and maintaining regulatory approval in one jurisdiction does not mean we will be successful in obtaining regulatory approval for our products in other jurisdictions.

Sales of our products outside the United States are subject to foreign regulatory requirements that vary widely from country to country, including some regulatory requirements that we may not be fully aware of, or that may change in ways that affect our ability to sell our products in those jurisdictions. Complying with international regulatory requirements can be an expensive and time-consuming process and approval is not certain. The regulatory process in foreign jurisdictions includes all the risks associated with obtaining FDA clearance, as well as additional risks not present in the FDA process. For example, the time required to obtain foreign clearance or approvals may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements, adding costs and variability. Foreign regulatory authorities may not approve our product for the same uses cleared by the FDA. Although we have obtained regulatory clearances to sell our products in the European Union and other countries outside the United States, we may be unable to maintain regulatory qualifications, clearances or approvals in these countries or to obtain approvals in other countries. We also may incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals, clearances or qualifications.

We are subject to extensive and dynamic medical device regulation, which may impede or hinder the approval or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of previously approved products.

Our products, marketing, sales and development activities and manufacturing processes are subject to extensive and rigorous regulation by various regulatory agencies and governing bodies. Under the US Food, Drug and Cosmetic Act (FDC Act), medical devices must receive FDA clearance or approval or an exemption from such clearance or approval before they can be commercially marketed in the U.S. In the EU, we are required to comply with applicable medical device directives (including the Medical Devices Directive and the European Medical Device Regulation) and obtain CE Mark certification in order to market medical devices. In addition, exported devices are subject to the regulatory requirements of each country to which the device is exported. Many countries require that product approvals be renewed or recertified on a regular basis, generally every four to five years. The renewal or recertification process requires that we evaluate any device changes and any new regulations or standards relevant to the device and conduct appropriate testing to document continued compliance. Where renewal or recertification applications are required, they may need to be renewed and/or approved in order to continue selling our products in those countries. There can be no assurance that we will receive the required approvals for new products or modifications to existing products on a timely basis or that any approval will not be subsequently withdrawn or conditioned upon extensive post-market study requirements.

The European Union regulatory bodies finalized a new Medical Device Regulation (MDR) in 2017, which replaced the existing directives and provided three years for transition and compliance. The MDR will change several aspects of the existing regulatory framework, such as updating clinical data requirements and introducing new ones, such as Unique Device Identification (UDI). We and the Notified Bodies who will oversee compliance to the new MDR face uncertainties as the MDR is rolled out and enforced by the Commission and EEA Competent Authorities, creating risks in several areas, including the CE Marking process and data transparency, in the upcoming years.

Regulations regarding the development, manufacture and sale of medical devices are evolving and subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Later discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances or approvals, seizures or recalls of products, physician advisories or other field actions, operating restrictions and/or criminal prosecution. We may also initiate field actions as a result of a failure to strictly comply with our internal quality policies. The failure to receive product approval clearance on a timely basis, suspensions of regulatory clearances, seizures or recalls of products, physician advisories or other field actions, or the withdrawal of product approval by regulatory authorities could have a material adverse effect on our business, financial condition or results of operations.

If we fail to obtain regulatory approvals in foreign jurisdictions for our products, or any future products, we will be unable to market our products in those jurisdictions.

In addition to regulations in the U.S., we will be subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product, we must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval procedures vary among countries and can involve additional clinical testing, or the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not be able to file for regulatory approvals or to do so on a timely basis, and even if we do file, we may not receive the necessary approvals to commercialize our products in those geographic jurisdictions which could adversely affect our business and prospects.

The regulatory approval process is highly uncertain and we or any collaboration partner may not obtain regulatory approval for the commercialization of our current and any future product candidates.

The research, testing, manufacturing, labelling, approval, selling, import, export, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, which regulations differ from country to country. Neither we nor any collaboration partner are permitted to market and product to the extent regulated by the FDA until we receive approval. In addition, once approved, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

•        warning letters;

•        civil and criminal penalties;

•        injunctions;

•        withdrawal of approved products;

•        product seizure or detention;

•        product recalls;

•        total or partial suspension of production;

•        refusal to approve PMAs or supplements to PMAs by our partners.

Prior to obtaining approval to commercialize a product candidate in the U.S. or abroad, we or our collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical and clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a product candidate for any or all targeted indications.

Regulatory approval of a BLA or PMA, or BLA or PMA supplement, is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense expended, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. The FDA can delay, limit or deny approval of a product candidate for many reasons, including the following:

•        a product candidate may not be deemed safe, effective, or of required quality;

•        FDA officials may not find the data from preclinical studies and clinical trials sufficient;

•        the FDA may change its approval policies or adopt new regulations.

Our current or future products may cause or contribute to adverse medical events that we are required to report to regulatory agencies and if we fail to do so, we could be subject to sanctions that would materially harm our business.

We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance, seizure of our products or delay in clearance of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labelling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future. Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the product before we may market or distribute the corrected product. Seeking such approvals or clearances may delay our ability to replace the recalled products in a timely manner. Moreover, if we do not adequately address problems associated with our products, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales.

A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products that leads to corrective actions, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. Manufacturers may also, under their own initiative, recall a product if any material deficiency in a device is found or withdraw a product to improve device performance or for other reasons. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labelling defects or other deficiencies and issues. Similar regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources and could cause the price of our stock to decline, expose us to product liability or other claims and harm our reputation with customers. Such events could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. A recall involving our silicone gel breast implants could be particularly harmful to our business, financial and operating results. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or similar foreign governmental authorities. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or foreign governmental authorities. If the FDA or foreign governmental authorities disagree with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA or a foreign governmental authority could take enforcement action for failing to report the recalls when they were conducted.

In addition, under the FDA’s medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall. We are also required to follow detailed record-keeping requirements for all firm-initiated medical device corrections and removals, and to report such corrective and removal actions to FDA if they are carried out in response to a risk to health and have not otherwise been reported under the medical device reporting regulations. Depending on the corrective action we take to address a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Legislative or regulatory healthcare reforms in the United States and other countries may make it more difficult and costly for us to obtain regulatory clearance or approval of any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

Recent political, economic and regulatory influences are subjecting the health care industry to fundamental changes. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation and regulations designed to contain or reduce the cost of health care, improve quality of care, and expand access to healthcare, among other purposes. Such legislation and regulations may result in decreased reimbursement for medical devices and/or the procedures in which they are used, which may further exacerbate industry-wide pressure to reduce the prices charged for medical devices. This could harm our ability to market and generate sales from our products.

In addition, regulations and guidance are often revised or reinterpreted by governmental agencies, including the FDA, CMS, and the Department of Health and Human Services Office of the Inspector General (“OIG”) and others, in ways that may significantly affect our business and our products. Any new regulations, revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products.

In the future there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amount of reimbursement available for our products, and could limit the acceptance and availability of our products, any of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Viveon and the Business Combination

Unless the context otherwise requires, all references in this “Risks Related to Suneva’s Business and Industry” section to “we,” “us,” “our,” or the “Company” refer to Viveon Health Acquisition Corp. prior to the consummation of the Business Combination.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. If we cannot consummate the Business Combination or an alternative initial business combination by the Extension Date, and we do not obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or an alternative initial business combination transaction, we must redeem our common stock and wind up our affairs, and the warrants and rights will be worthless.

We are a development stage blank check company, and we have no operating history. We have until the Extension Date, to complete the Business Combination or an alternative initial business combination. If we are unable to consummate our initial business combination within the required time period, and we do not obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or another alternative initial business combination transaction, we must distribute the amount on deposit in the Trust Account (net of taxes payable), pro rata to our public stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. Although we will make the redemption as promptly as reasonably possible, within five business days (subject to our amended and restated certificate of incorporation and Delaware law), the Warrants and Rights will receive no redemption rights or liquidating distributions and both the Warrants and the Rights will expire worthless, unless we amend our Existing Charter and other agreements to extend its life.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Sponsor which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders.

If we are required to liquidate and dissolve, our public stockholders may be forced to wait more than three months before receiving distributions from the Trust Account.

If we cannot complete the Business Combination or an alternative initial business combination the Extension Date, and we do not obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete the Business Combination or an alternative initial business combination transaction, we must redeem its shares and liquidate. We have no obligation to return funds to investors prior to such time unless we consummate a business combination, or amend our Existing Charter prior to consummation of a business combination, and only then in cases where investors have sought to have us redeem their shares. Only after the expiration of this full time period and if we are unable to complete a business combination will public stockholders be entitled to distributions from the Trust Account. Accordingly, investors’ funds may be unavailable to them until after such date and investors may be forced to sell their Public Shares, Public Warrants, or Rights, potentially at a loss.

Our officers and directors may have a conflict of interest in supporting the Business Combination because if we liquidate, their shares will not participate in liquidation distributions and they may not receive reimbursement or repayment from us.

Our officers and directors have waived their right to have us redeem any of their shares in connection with the Business Combination, or to receive distributions with respect to their Founder Shares upon our liquidation if we are unable to consummate the Business Combination or an alternative business combination. Accordingly, the founder shares will be worthless if we do not consummate the Business Combination or an alternative initial business combination. Any Warrants or Rights they hold, like those held by the public, will also be worthless if we do not consummate the Business Combination or an alternative initial business combination. We have also agreed to reimburse our officers and directors for out-of-pocket expenses they incur on our behalf and repay any loans they make to us, but only out of funds not held in the Trust Account. Any reimbursements and repayments in excess of that amount will be made only if we consummate the Business Combination or an alternative business combination. As of the date of this proxy statement/prospectus, there were no such unreimbursed out-of-pocket expenses.

On March 21, 2022 we entered into Subscription Agreements with several lenders affiliated with our Sponsor for a loan of up to $4,000,000, in the aggregate, including Rom Papadopoulos, our Chief Financial Officer, who has committed to loan us up to $400,000, for which we will issue a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 to the subscribers, including a note in the amount of $400,000 that would be issued to Dr. Papadopoulos if we fully draw on his commitment. In addition, pursuant to the terms of the Subscription Agreements, the subscribers who fund their commitments will receive the Subscription Warrants, including a Subscription Warrant that would be issued to Dr. Papadopoulos to acquire 200,000 shares of Viveon Common Stock if we fully draw on his commitment. Unlike the Public Warrants held by Viveon’s public stockholders, and the Private Warrants issued at the time of the Viveon IPO, each Subscription Warrant entitles the holder to purchase one whole share of Viveon Common Stock at $11.50 per share, exercisable immediately from issuance. Further, the Subscription Warrants are exercisable for a period of 49 months commencing on the date of the initial business combination and have a cashless exercise feature that is available at any time. Commencing on the date that is 13 months following the closing of the initial business combination, the holders of the Subscription Warrants, including Dr. Papadopoulos if we draw on his commitment, have the additional right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible or $9,250,000 in the aggregate (based on 1,850,000 Subscription Warrants outstanding), including up to $1,000,000 payable to Dr. Papadopoulos if we fully draw on his commitment and he exercises his right to have Viveon purchase all 200,000 of his Subscription Warrants. In the event that we do not consummate a business combination by December 31, 2022, the note will be repaid only from amounts remaining outside of Viveon’s trust account, if any. The accompanying Subscription Warrant will not become exercisable until we consummate an initial business combination and will expire worthless if we fail to do so. Dr. Papadopoulos is the managing member of our Sponsor, of which Dr. Jagi Gill is also a member; no other director, or officer of Viveon, or their affiliates, participated in the loan.

If the Business Combination is completed, both Jagi Gill, who is our current Chief Executive Officer and Chairman of the Board, and who is a member of our Sponsor, and Demetrios G. Logothetis, who is a current Director of Viveon, will be appointed to serve as a member of New Suneva’s Board and expect to receive compensation for services in an amount to be determined by New Suneva’s Board following the consummation of the Business Combination.

If Viveon is unable to complete a proposed Business Combination by the Extension Date, and is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to complete a proposed Business Combination or an alternative initial business combination, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Rom Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $12,725,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $3,700,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreements, including $280,000 owed to Dr. Papadopoulos under the Subscription Agreement. In the event that Viveon fully draws on the Subscription Agreements, and Dr. Papadopoulos funds his commitment of $400,000, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Dr. Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $13,025,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares, (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $4,000,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreement, including $400,000 owed to Dr. Papadopoulos under the Subscription Agreement.

The personal and financial interests of our directors and officers may influence their motivation in supporting the Business Combination. Consequently, our directors and officers may have a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in our stockholders’ best interest.

Our Sponsor and initial stockholders control a substantial interest in us and thus may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

Our initial stockholders and our Sponsor (and/or its designees) collectively own 20% of our issued and outstanding shares of common stock. Accordingly, they may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including amendments to our Existing Charter. At any time prior to the Special Meeting, our initial stockholders and our Sponsor (and/or its designees) may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. If our initial stockholders or Sponsor purchases any additional shares of Common Stock in the open market or in privately negotiated transactions, this would increase their control and ability to influence the consummation of the Business Combination or an alternative initial business combination. To our knowledge, neither our Sponsor nor any of our initial stockholders has any current intention to purchase additional securities.

Our Sponsor has an interest in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of our stockholders.

Our Sponsor has an interest in and benefits arising from the completion of the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests and benefits include:

•        Our Sponsor has agreed not to seek redemption of any Founder Shares in connection with a stockholder vote to approve the Business Combination or an alternative initial business combination, so the Founder Shares will be worthless if we do not consummate the Business Combination or an alternative initial business combination;

•        We pay $20,000 per month to our Sponsor for office space and related services, but only out of funds not held in the Trust Account. Any payment due in excess of the funds held outside of the Trust Account will be made only if we consummate the Business Combination or an alternative business combination. So, the Founder may forfeit payment if we do not consummate the Business Combination or an alternative initial business combination;

•        The Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination.

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, we will be required to liquidate. However, the Founders Shares, which our Sponsor acquired for $25,000, do not have liquidation rights and our Sponsor and initial stockholders will not receive any payment for them in the event of a liquidation. The Founders Shares had an aggregate market value of approximately $52.3 million based on the closing price of our Common Stock of $10.40 on the NYSE American as of October 28, 2022;

•        Similarly, our Sponsor purchased 18,000,000 Private Warrants for $0.50 per private warrant, for an aggregate purchase price of $9,000,000. The Private Warrants had an aggregate market value of approximately $1.6 million based on the closing price of Viveon’s Public Warrants of $0.09 on the NYSE American as of October 28, 2022 and the shares of Common Stock underlying the Private Warrants had an aggregate market value of approximately $93.6 million based on the closing price of Common Stock of $10.40 on the NYSE American as of October 28, 2022. All of them will be worthless if we cannot complete the Business Combination or an alternative initial business combination by the Extension Date or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination;

•        On March 21, 2022 we entered into Subscription Agreements with several lenders affiliated with our Sponsor for a loan of up to $4,000,000, in the aggregate. Pursuant to the Subscription Agreement, the Company will issue a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 (the “Notes”) to the subscribers. The subscribers for the Notes are affiliated with the Company’s Sponsor and include Rom Papadopoulos, Viveon’s Chief Financial Officer, who has committed to loan us up to $400,000. Dr. Papadopoulos is the managing member of our Sponsor, of which Dr. Jagi Gill is also a member; no other director, or officer of Viveon, or their affiliates, participated in the loan. The Notes do not bear interest and mature upon the earlier of (i) the closing of the Company’s initial business combination, and (ii) December 31, 2022 (the “Maturity Date”). The Notes provide for a credit line up to the maximum amount of $4,000,000. As of June 30, 2022, an initial amount of $3,420,000 has been drawn down from the Notes (none of which was funded by Dr. Papadopoulos). As of the date of this filing, $3,700,000 has been drawn down from the Notes ($280,000 of which was funded by Dr. Papadopoulos). In addition, pursuant to the terms of the Subscription Agreements, the subscribers who fund their commitments will receive the Subscription Warrants. Unlike the Public Warrants held by Viveon’s public stockholders, and the Private Warrants issued at the time of the Viveon IPO, each Subscription Warrant entitles the holder to purchase one whole share of Viveon Common Stock at $11.50 per share, exercisable immediately from issuance. Further, the Subscription Warrants are exercisable for a period of 49 months commencing on the date of the initial business combination (the “Exercise Date”) and have a cashless exercise feature that is available at any time. Commencing on the date that is 13 months following the closing of the initial business combination, the holders of the Subscription Warrants have the additional right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible. In the event that the Company does not consummate a business combination by the Maturity Date, the Notes will be repaid only from amounts remaining outside of the Company’s trust account, if any, and the Subscription Warrants will expire worthless;

•        Our Sponsor holds 5,031,250 shares of Viveon Common Stock acquired for an aggregate purchase price of $25,000, or an effective price of $0.005 per share, which shares, if unrestricted and freely-tradable, would be valued at approximately $52.3 million based on the closing price of Viveon Common Stock of $10.40 on the NYSE American as of October 28, 2022. Similarly, our Sponsor holds 18,000,000 Private Warrants acquired for an aggregate purchase price of $9,000,000, or $0.50 per Private Warrant, which warrants, if unrestricted and freely-tradable, would be valued at approximately $1.6 million based on the closing price of Viveon’s Public Warrants of $0.09 on the NYSE American as of October 28, 2022. Accordingly, our Sponsor, including Dr. Jagi Gil and Dr. Rom Papadopoulos to the extent of their pecuniary interest in the Sponsor’s shares, can earn a positive rate of return on these shares even if New Suneva’s public stockholders experience a negative return following the consummation of the Business Combination; and

•        If the Business Combination is completed, Jagi Gill, who is our current Chief Executive Officer and Chairman of the Board, and who is a member of our Sponsor, will be appointed to serve as a member of New Suneva’s Board and expect to receive compensation for services in an amount to be determined by New Suneva’s Board following the consummation of the Business Combination.

The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with holders of Public Shares. As such, the Sponsor and its affiliates may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to stockholders rather than liquidate.

Our board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the public stockholders that they approve the Business Combination.

Our Sponsor has agreed to vote in favor of the Business Combination regardless of how our public stockholders vote.

Our Sponsor and the initial stockholders have agreed (i) to vote the Founder Shares and any public shares owned by them in favor of any proposed business combination, including the Business Combination, and (ii) to waive redemption rights with respect to the Founder Shares and any public shares owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve an initial business combination such as the Business Combination, amend the provisions of the Existing Charter, or a tender offer by Viveon prior to a business combination such as the Business Combination. As a result, the Business Combination could be approved with only 813 additional public shares, or approximately 0.008%, of the 10,064,124 outstanding shares of our Common Stock.

Our Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares from stockholders, in which case they may influence a vote in favor of the Business Combination.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of our initial business combination. Such purchases could include a contractual acknowledgement that the selling stockholder, although still the record holder of our shares, is no longer the beneficial owner and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any purchases by our Sponsor, directors, officers, advisors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

The purpose of such purchases by our Sponsor, directors, officers, advisors or their affiliates would be to (1) increase the likelihood of obtaining stockholder approval of the Business Combination or (2) reduce our redemption expenses in order to satisfy the closing condition in the Merger Agreement that the amount in the Trust Account, immediately prior to the Closing of the Business Combination, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling or exceeding $30 million. This may result in the consummation of the Business Combination when in may not otherwise have been possible.

If our Sponsor, directors, officers, advisors and their affiliates elect to purchase shares from stockholders, such purchases may affect the market price of our securities.

If our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions as described above, such purchases may increase the market price of our securities. Further, although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying a premium to the market price of our securities for such shares, in the event they do pay a premium, such amount will not be more than $10.31 (the redemption price available to our stockholders based on funds in the Trust Account of approximately $51.9 million as of June 30, 2022). There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay. Any such securities purchased by our Sponsor, directors, officers, advisors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of our securities. In addition, once such purchases end, the termination of the price support they provide may materially, adversely affect the market price of our securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any public stockholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination Proposal or other proposals, we will file a Current Report on Form 8-K to disclose: (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Sponsor directors, officers, advisors or their affiliates; and (v) the number of SPAC securities for which the SPAC has received redemption requests pursuant to its redemption offer.

We have identified a material deficiency in our internal control over financial reporting. This deficiency could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls identified through such evaluation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Management concluded that a deficiency in internal control over financial reporting existed relating to the accounting treatment for complex financial instruments and that the failure to properly account for such instruments constituted a material weakness as defined in the SEC regulations. Specifically, in connection with the preparation of our financial statements as of September 30, 2021, our management and audit committee, in consultation with

Marcum LLP, our independent registered public accounting firm, identified the need to revise our prior position on accounting for redeemable common stock and restate our December 28, 2020, December 31, 2020, March 31, 2021, and June 30, 2021 financial statements to reclassify its redeemable common stock outside of permanent equity. We reached this decision in accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. Under the guidance, redemption provisions not solely within our control require common stock subject to redemption to be classified outside of permanent equity. We had previously classified a portion of our common stock issued in connection with the Viveon IPO in permanent equity.

In light of this material weakness, on November 15, 2021, Viveon’s management and audit committee concluded that our financial statements as of and for the periods ended December 28, 2020, December 31, 2020, March 31, 2021, and June 30, 2021 should no longer be relied upon and that we would restate our financial statements for those periods. Accordingly, we restated such financial statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2021 to classify all Public Shares as temporary equity at redemption value and any related impact.

We further concluded that the misstatement was not indicative of a pervasive issue in our internal control, had no impact on our statement of cash flows, did not impact any other balance sheet line items other than total stockholders’ equity and common stock subject to redemption, and was not disclosed in any other Exchange Act filings. Based upon the foregoing, and due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, we concluded that the misclassification of the common stock represented a significant deficiency.

Any failure to maintain effective internal control over financial reporting could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If we identify any new material weaknesses or significant deficiencies in the future, any such newly-identified material weakness or significant deficiency could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such cases, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. In either case, a material adverse effect on our business could result.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness and significant deficiency identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

The SEC issued guidance on the accounting of the Warrants which required that our warrants be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of our previously issued financial statements.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent auditors, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement. Therefore, we conducted a valuation of our warrants and restated our previously issued financial statements, which resulted in unanticipated costs and diversion of management resources. Although we completed the restatement, we cannot guarantee that we will have no further inquiries from the SEC or NYSE American regarding our restated financial statements or related matters.

Any future inquiries from the SEC or NYSE American as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself.

Our Public Warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our common stock or may make it more difficult for us to consummate an initial business combination.

We account for the Public Warrants as derivative warrant liabilities. At each reporting period (1) the accounting treatment of the Public Warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the Public Warrants and Private Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination if we are unable to consummate the Business Combination.

The restatement of our financial statements has subjected us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.

As a result of the restatement of our financial statements, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that was required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or shareholder litigation. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause its stock price to decline.

We may redeem the unexpired Public Warrants prior to their exercise, at a time that is disadvantageous to Public Warrant holders, thereby making their Public Warrants worthless.

We have the right to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of the Common Stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of redemption to the Public Warrant holders if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above, and continuing each day thereafter until the date of redemption. If we redeem the outstanding Public Warrants, you could lose the difference between the market price and the $0.01 redemption price we would pay. Accordingly, such a redemption could force you to: (i) exercise your Public Warrants and pay their exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which is likely to be substantially less than the market value of your Public Warrants at the time we call the outstanding Public Warrants for redemption.

If we require holders of our Public Warrants to exercise Public Warrants on a cashless basis, holders would receive fewer shares of Common Stock upon their exercise of the Public Warrants than they would receive had they been able to exercise their Public Warrants for cash.

If we call our Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his warrant (including any warrants held by our Sponsor or its permitted transferees) to do so on a “cashless basis.” If we do so, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised the warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our Public Warrants.

If we do not file and maintain a current prospectus and effective registration statement relating to the common stock issuable upon exercise of the Public Warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that a holder will receive upon exercise of its Public Warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise their warrants on a cashless basis and would only be able to exercise their warrants for cash.

If we do not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Public Warrants at the time that holders wish to exercise such Public Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that a holder will receive upon exercise of its Public Warrants will be fewer than it would have been had such holder exercised its warrant for cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Public Warrants until the Public Warrants expire. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in us may be reduced or the Public Warrants may expire worthless. Notwithstanding the foregoing, the Private Warrants may be exercisable for unregistered shares of Common Stock for cash even if the prospectus relating to the shares of Common Stock issuable upon exercise of the Private Warrants is not current and effective, provided that the Private Warrants are still held by the initial purchasers and permitted transferees.

We have no obligation to net cash settle the Public Warrants.

In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under the Securities Act or applicable state securities laws and there is no exemption available under such laws. If the issue of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder will not be entitled to exercise the Public Warrant and the Public Warrant may have no value and expire worthless.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that we, a potential initial business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete an initial business combination and may make it more difficult to complete an initial business combination. The need for compliance with the SPAC Rule Proposals (as defined below) may cause us to liquidate the funds in the trust account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in SEC filings in connection with an initial business combination transactions involving SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed initial business combination transactions; the potential liability of certain participants in proposed initial business combination transactions; including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.

Certain of the procedures that we, a potential initial business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing the Business Combination, and may make it more difficult to complete the Business Combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the trust account or liquidate the Company at an earlier time than we might otherwise choose.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate the Business Combination and liquidate the Company.

The Company could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, that may not complete its initial business combination within 24 months after the effective date of the IPO Registration Statement. We have entered into a definitive initial business combination agreement within 18 months after December 22, 2020 (the effective date of our IPO Registration Statement) and may not complete our initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants following such a transaction, and our warrants would expire worthless.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we expect to instruct the trustee to liquidate the securities held in the trust account on or around December 22, 2022, and instead to hold the funds in the trust account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the trust account, we would likely receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

The funds in the trust account have, since the closing of our IPO , been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we expect that we will instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account on or prior to December 22, 2022, and thereafter to hold all funds in the trust account in cash until the earlier of consummation of our initial business combination or liquidation of the Company. Following such liquidation, we would likely receive minimal interest, if any, on the funds held in the trust account. However, interest previously earned on the funds held in the trust account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the trust account and thereafter to hold all funds in the trust account in cash would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

In addition, even prior to the 24-month anniversary (December 22, 2022) of the effective date of the IPO Registration Statement , we may be deemed to be an investment company. The longer that the funds in the trust account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate the Company. Accordingly, we may determine, in our discretion, to liquidate the securities held in the trust account at any time, even prior to the 24-month anniversary, and instead hold all funds in the trust account in cash, which would further reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

Our ability to consummate the Business Combination may be negatively impacted because neither our Board nor any committee of our Board obtained a valuation or fairness opinion in determining whether or not to pursue the Business Combination, and as a result, the terms may not be fair from a financial point of view to the public stockholders.

Neither the Viveon Board nor any committee of the Viveon Board is required to obtain an opinion from an independent investment banking or accounting firm regarding the value of Suneva or that the price that Viveon is paying for Suneva in the Business Combination is fair to Viveon or its stockholders from a financial point of view. In analyzing the Business Combination, the Viveon Board conducted due diligence on Suneva. It also consulted with Viveon’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination, and concluded that the Business Combination was in the best interest of Viveon Stockholders. The Viveon Board believes that because of the skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Suneva’s fair market value was at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable). Accordingly, investors will be relying solely on the judgment of the Viveon Board in valuing Suneva, and the Viveon Board may not have properly valued Suneva. As a result, the terms may not be fair from a financial point of view to the public stockholders. The lack of a valuation or fairness opinion may also lead an increased number of our stockholders to vote against the Business Combination or demand redemption of their Viveon shares, which could potentially impact our ability to consummate the Business Combination.

We entered into the Merger Agreement on January 12, 2022, and consideration for $250 million was set as of that date. Given the amount of time that has passed since we entered into the Merger Agreement, the changes in the macroeconomic environment, regulations, and other factors that may be beyond the parties’ control, Suneva’s value today could be materially different than when the Merger Agreement was signed.

We entered into the Merger Agreement on January 12, 2022, and consideration for $250 million (plus $2,582,075 which is the aggregate exercise price for all of the In-The-Money Suneva Options and Warrants) was set as of that date. The valuation was derived from financial projections initially prepared by Suneva and shared with Viveon management in November 2021. The final projections were the culmination of a collaborative effort after several discussions between Viveon and Suneva management, which Viveon ultimately compiled and provided to Suneva for review and approval. The final projections do not take into account any circumstances or events after the signing of the Merger Agreement.

Because of the significant amount of time that has passed between the signing of the Merger Agreement and the date that the transaction will close, changes in the macro-economic environment, regulations, and other factors that may be beyond the parties’ control during this time, Suneva’s value today could be materially different than when the Merger Agreement was signed. Furthermore, there can be no assurance that the Board would come to the same conclusion as to Suneva’s value today as it did on the date that the Merger Agreement was signed. Suneva’s management has indicated that it will not be able to meet Viveon’s original projections for 2022 as contained below.

Suneva’s management has indicated that it will not be able to meet the original projections for 2022.

For the six-month period ended June 30, 2022, Suneva’s net sales in the United States remained unchanged at $13.0 million compared to the six-month period ended June 30, 2021. Net sales in regions outside of the United States decreased $0.9 million for the six-month period ended June 30, 2022 compared to the prior period, resulting in an overall decrease of $0.9 million or 6.3% compared to the six-month period ended June 30, 2021. Accordingly, Suneva management has indicated that it will not be able to meet the original projections for 2022 as contained below.

Suneva will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Suneva. These uncertainties may impair Suneva’s ability to retain and motivate key personnel and could cause third parties that deal with Suneva to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Suneva’s business could be harmed.

Neither we nor our stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Suneva in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Suneva and Viveon to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, neither we, nor our stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Suneva in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, we would have no indemnification claim and our financial condition or results of operations could be adversely affected.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The consummation of the Business Combination is subject to a number of conditions. The consummation of the Business Combination is not assured and is subject to risks, including the risk that our stockholders do not approve the Business Combination or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under The Business Combination Proposal  —  The Merger Agreement — Conditions to Closing), or that other Closing conditions are not satisfied. If we do not consummate the Business Combination, we could be subject to several risks, including:

•        we and Suneva may be liable for damages to one another under the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of our securities due to the fact that current prices may reflect a market assumption that the Business Combination will be consummated; and

•        our management’s attention will have been diverted to the Business Combination rather than the pursuit of other possible initial business combinations.

We may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

To the extent permitted by applicable laws, we may agree to waive some of the conditions to our obligations to complete the Business Combination, in whole or in part. Our Board will evaluate the materiality of any such waiver when deciding whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if our Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, we have the discretion to complete the Business Combination without seeking further stockholder approval. For example, we are not required to consummate the Business Combination if there is a restraining order, injunction or other order restricting Suneva’s conduct of its business. However, if such a restraining order, injunction or other order exists, depending upon the nature of such restrictions. Our Board may determine that it is not material to Suneva’s business and then elect to waive that condition without stockholder approval and close the Business Combination. Accordingly, we may consummate the Business Combination on terms that are less favorable than presented in this proxy statement/prospectus.

Stockholders may not know immediately after the Special Meeting whether we have satisfied the closing condition that the amount in the Trust Account, immediately prior to the Closing of the Business Combination equal or exceed $30 million.

If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing Date, seek and permit one or more stockholders to withdraw their redemption requests. We may select which stockholders to seek such withdrawals from based on any factors we deem relevant. The purpose of seeking such withdrawals may be to reduce our redemption expenses and thereby increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account, immediately prior to the Closing of the Business Combination, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling or exceeding $30 million. This process could take a number of days, and there may be a period of time after the Special Meeting and before the Closing when stockholders do not know whether we have satisfied this closing condition.

We will incur significant transaction costs.

We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Viveon’s transaction expenses as a result of the Business Combination are currently estimated to be $14.6 million, including $7.0 million in accompanying deferred underwriting commissions, which are contingent upon the consummation of the Closing.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we have sought to have Suneva and all vendors and service providers we engage execute agreements that waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, they may still seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return at least $10.10 to our public stockholders. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or any alternative initial business combination, and redemptions could be reduced to less than $10.10 per Public Share.

Our stockholders may be held liable for third party claims in bankruptcy proceedings to the extent of distributions they receive.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Further, Viveon has until the Extension Date, to complete a the Business Combination or an alternative initial business combination. If we are unable to consummate our initial business combination within the required time period, and cannot obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, we must distribute the amount on deposit in the Trust Account (net of taxes payable), pro rata to our public stockholders by way of a share redemption and cease all operations except for the purposes of winding up of our affairs, subject to the obligations under Delaware law to provide for claims of creditors. The redemption price will be the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest used by Viveon to pay its franchise and income taxes payable, divided by the number of then outstanding Public Shares. The redemption will completely extinguish public stockholders’ rights as stockholders, including the right to receive further liquidation distributions.

If, after using the proceeds in the Trust Account to redeem our Public Shares, we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could authorize recovery of all amounts our stockholders received. Furthermore, our intention, describe in the previous paragraph, to distribute the funds held in the Trust Account to the Public Stockholders if the initial business combination is not completed within the required time period could be viewed or interpreted as an impermissible preference given to our public stockholders over any potential creditors. Furthermore, the Viveon Board may be viewed as having breached its fiduciary duties to our creditors or of acting in bad faith, which would expose us and the Viveon Board to claims for punitive damages. For these reasons, we cannot assure you that claims will not be brought against you.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm our business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Viveon, Suneva or New Suneva, whether or not resolved favorably, could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect the business and cash resources of Viveon, Suneva or New Suneva, which would also likely adversely affect the ultimate value that stockholders receive as a result of the Business Combination.

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of Suneva and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its Common Stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of Suneva. We will have no independent means of generating revenue or cash and will depend on Suneva for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, our obligation to pay any dividends on our common stock. There can be no assurance that the earnings from, or other available assets of New Suneva, will be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations or that applicable state law and contractual obligations will permit such distributions.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been consummated on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Viveon’s directors may decide not to enforce indemnification obligations against our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Viveon’s public stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.10 per share of Common Stock and our Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine on Viveon’s behalf whether to take legal action against our Sponsor to enforce its indemnification obligations. Although we currently expect that our independent directors would take legal action on Viveon’s behalf against our Sponsor to enforce the Sponsor’s indemnification obligations to Viveon, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations on Viveon’s behalf, the amount of funds in the Trust Account available for distribution to Viveon’s public stockholders may be reduced below $10.10 per share of Common Stock.

If the Existing Charter Amendment Proposal is not approved by the holders of at least a majority of the issued and outstanding shares of Common Stock and if we are unable to obtain the PIPE financings, or alternate finance agreements in connection with the Business Combination, the ability of our public stockholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

Our Existing Charter prevents us from consummating any Business Combination unless we have net tangible assets of at least $5,000,001 upon consummation of the Business Combination. The purpose of this provision in our Existing Charter was to ensure that, in connection with its initial business combination, Viveon would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Viveon believes that it may rely on another exclusion, which relates to it being listed on the NYSE American (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, Viveon intends to rely on the Exchange Rule to not be deemed a penny stock issuer. Viveon is proposing to amend its Existing Charter to add an additional basis on which Viveon may rely, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC. See “Proposal 8 — The Existing Charter Amendment Proposal.”

The ability of our public stockholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, unless we are able to obtain finance agreements in connection with the Business Combination. However, as of the date of this proxy statement, we have not been able to secure such financing. If the Existing Charter Amendment Proposal is not approved by the holders of at least a majority of the issued and outstanding shares of Common Stock and if we are unable to obtain finance agreements in connection with the Business Combination, the ability of our public stockholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

Viveon may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States, or ultimately prohibited.

Neither Viveon nor Viveon’s Sponsor is, nor is controlled by, or has substantial ties with a foreign person and therefore will not be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”). However, if our initial business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or that we will proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our stockholders.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by December 28, 2022 because the review process extends beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate and the warrants will expire worthless. This will also cause our public stockholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in the combined company.

Risks Related to New Suneva

The price of New Suneva securities could be volatile following the Business Combination.

Following the Business Combination, fluctuations in the price of New Suneva securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Suneva’s stock and trading in the shares of Common Stock has not been active. Accordingly, the valuation ascribed to Suneva and the Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Viveon securities develops and continues, the trading price of New Suneva securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Suneva’s control. Any of such factors, including the factors listed below, could have a material adverse effect on your investment in New Suneva securities and New Suneva securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Suneva securities may not recover and may experience a further decline.

Factors affecting the trading price of New Suneva securities following the Business Combination may include:

•        actual or anticipated fluctuations in New Suneva’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New Suneva’s;

•        changes in the market’s expectations about New Suneva’s operating results;

•        the impact of the COVID-19 pandemic on New Suneva’s business;

•        the inability to maintain New Suneva’s listing on the NYSE American;

•        New Suneva’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Suneva or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to New Suneva;

•        New Suneva’s ability to develop product candidates;

•        changes in laws and regulations affecting New Suneva’s business;

•        litigation involving New Suneva;

•        changes in New Suneva’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Suneva’s securities available for public sale;

•        any major change in New Suneva’s Board or management;

•        the amount of cash New Suneva has post-closing of the Business Combination in order to operate its business;

•        any loss of key personnel and employees of New Suneva;

•        sales of New Suneva securities by directors, executive officers or significant stockholders of New Suneva, or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Suneva’s securities irrespective of its operating performance. The stock market in general and the NYSE American in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Suneva’s securities, may not be predictable. A loss of investor confidence in the market for battery company stocks or the stocks of other companies which investors perceive to be similar to New Suneva could depress New Suneva’s stock price regardless of New Suneva’s business, prospects, financial conditions or results of operations. A decline in the market price of New Suneva’s securities also could adversely affect New Suneva’s ability to issue additional securities and New Suneva’s ability to obtain additional financing in the future.

The market price of New Suneva’s common stock could be volatile because Suneva is not conducting an underwritten offering of its securities.

Because Suneva is not conducting an underwritten offering of its securities, there could be more volatility in the near-term trading of New Suneva’s common stock following the consummation of the Business Combination as compared to an underwritten public offering of Suneva’s common stock. The sale or possibility of sale of these shares could increase the volatility of New Suneva’s common stock or lead to declines in the market price of New Suneva’s common stock, as compared to an underwritten public offering.

Volatility in New Suneva’s share price could subject New Suneva to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If New Suneva faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

New Suneva’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm New Suneva’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of New Suneva’s common stock.

We and Suneva cannot be certain when or if the operations of Suneva will generate sufficient cash to fund its ongoing operations or the growth of its business. New Suneva intends to make investments to support Suneva’s current business and may require additional funds to respond to business challenges. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, New Suneva may be unable to invest in Suneva’s future growth opportunities, which could harm its business, operating results and financial condition. If New Suneva incurs debt, the debt holders could have rights senior to holders of New Suneva common stock to make claims on New Suneva’s assets. The terms of any debt could restrict New Suneva’s operations, including its ability to pay dividends on New Suneva’s common stock. If New Suneva issues additional equity securities following the Closing, stockholders will experience dilution, and the new equity securities could have rights senior to those of New Suneva common stock. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond New Suneva’s control, New Suneva cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their New Suneva common stock and diluting their interest.

A market for New Suneva securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of New Suneva securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New Suneva securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Suneva securities after the Business Combination can vary due to general economic conditions and forecasts, New Suneva’s general business condition and the release of New Suneva’s financial reports. Additionally, if New Suneva securities are not listed on, or become delisted from the NYSE American for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of New Suneva securities may be more limited than if New Suneva were quoted or listed on the NYSE American or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Because New Suneva will become a public reporting company by means other than a traditional underwritten initial public offering, New Suneva’s stockholders may face additional risks and uncertainties.

Because there is no independent third-party underwriter involved in the Business Combination, investors will not receive the benefit of any outside independent review of Suneva’s finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although Viveon performed a due diligence review and investigation of Suneva in connection with the Business Combination, Suneva has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in New Suneva because it may not have uncovered facts that would be important to a potential investor.

In addition, because New Suneva will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of New Suneva. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of New Suneva than they might if New Suneva became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Suneva as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New Suneva common stock could have an adverse effect on New Suneva’s ability to develop a liquid market for New Suneva common stock.

Viveon’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that current stockholders have on the management of New Suneva.

It is anticipated that, upon the Closing, Viveon’s public stockholders will retain an ownership interest of approximately 12.9% to 13.0% in New Suneva, Viveon’s Sponsor, officers and directors will retain an ownership interest of approximately 9.2% to 9.3% of New Suneva and the Suneva Equityholders will own approximately 77.8% of the outstanding common stock of New Suneva, depending on the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares. The ownership percentage of New Suneva immediately following the Business Combination does not take into account (i) shares of Common Stock underlying existing Suneva Options, (ii) shares of Common Stock issued subject to earnout arrangements in respect of existing Suneva Options, (iii) the exercise of Warrants outstanding following the Business Combination, or (iv) the issuance of any shares after the Closing of the Business Combination under the 2022 Incentive Plan or the 2022 ESPP. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different. See the section titled “Summary of the Proxy Statement/Prospectus — Ownership of New Suneva After the Closing.”

In addition, Suneva employees and consultants hold equity awards and, after Business Combination, are expected to be granted, equity awards under the 2022 Equity Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Suneva’s common stock.

The above issuances of additional common stock will significantly dilute the equity interests of existing holders of Viveon securities and may adversely affect prevailing market prices for Viveon’s Units, Public Shares or Public Warrants. Having a minority share position may also reduce the influence that Viveon’s current stockholders have on the management of New Suneva.

Resales of Common Stock included in the Merger Consideration could depress the market price of New Suneva’s Common Stock.

New Suneva will have approximately 46,630,079 shares of Common Stock outstanding immediately following the Business Combination (including (i) 11,684,445 Suneva Earnout Shares and (ii) 1,725,000 Sponsor Earnout Shares and excluding 315,555 Suneva Earnout Shares with respect to existing Suneva Options), and there may be a large number of shares of Common Stock sold in the market following the consummation of the Business Combination or shortly thereafter. Shares held by the public stockholders will be freely tradable. In addition, New Suneva will be obligated to register the resale of all of the shares of Common Stock issued as merger consideration, Founder Shares and shares underlying the Warrants, and all these shares will become available for resale following the expiration of any applicable lockup period. We also expect that shares of our Common Stock that are not registered for resale will become available for resale under Rule 144 once one year has elapsed from the date that we file the Current Report on Form 8-K following the Closing that includes the required Form 10 information reflecting that Viveon is no longer a shell company. Such sales of common stock, or the perception of such sales, may depress the market price of New Suneva’s common stock.

Public Warrants and Private Warrants will become exercisable for New Suneva common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to Viveon stockholders.

As part of the Viveon IPO, Viveon issued Public Warrants to purchase 10,062,500 shares of Common Stock. In connection with the Viveon IPO, Viveon issued to the Sponsor, and Private Warrants to purchase 9,000,000 shares of Common Stock. Each warrant entitles the holder to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share. To the extent such warrants are exercised, additional shares of New Suneva common stock will be issued, which will result in dilution to the then existing holders of New Suneva common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Suneva common stock. Each Private Warrant becomes exercisable on the later of one year after the closing of the Viveon IPO or the consummation of an initial business combination such as the Business Combination, and will expire five years after the completion of an initial business combination such as the Business Combination, or earlier upon redemption, as described in this proxy statement/prospectus.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of New Suneva’s common stock.

Sales of a substantial number of shares of New Suneva’s common stock in the public market could occur at any time. If New Suneva’s stockholders sell substantial amounts of New Suneva’s common stock in the public market, or the market perceives that they intend to do so, the market price of New Suneva’s common stock could decline.

The holders of the Founders Shares and Private Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Viveon IPO. The holders of the majority of these securities are entitled to make up to two demands that New Suneva register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants can elect to exercise these registration rights at any time after Viveon consummates the Business Combination or an alternative initial business combination. In addition, the holders have certain “piggy-back” registration rights — the right to have New Suneva include their shares in other registration statements that New Suneva may file.

New Suneva will grant the same registration rights to holders of Founder Shares and Private Warrants and will grant an additional two demand registrations and “piggy-back” registration rights to former holders of Suneva securities. The presence of these additional shares trading in the public market may have an adverse effect on the market price of Viveon’s and, if the Business Combination is consummated, New Suneva’s securities.

Viveon or New Suneva may amend the terms of the Public Warrants without your consent in ways that adversely affect your interests.

Viveon’s Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Viveon. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Viveon and, after the consummation of the Business Combination, New Suneva, may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although the ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a Public Warrant.

Even if the Business Combination is consummated, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Public Warrants is $11.50 per one whole share. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and, accordingly, the Public Warrants may expire worthless.

There can be no assurance that New Suneva common stock issued in connection with the Business Combination will be approved for listing on NYSE American following the Closing, or that New Suneva will be able to comply with the continued listing standards of NYSE American.

New Suneva common stock and warrants are expected to be listed on the NYSE American following the Business Combination. New Suneva’s continued eligibility for listing may depend on the number of our shares that are redeemed in connection with the Business Combination. If, after the Business Combination, NYSE American delists New Suneva common stock from trading on its exchange for failure to meet the continued listing standards, New Suneva and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for New Suneva securities;

•        a determination that New Suneva common stock is a “penny stock,” which will require brokers trading in New Suneva common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Suneva common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Purchases of common stock in the open market or in privately negotiated transactions by Viveon’s Sponsor, directors, officers, advisors or their affiliates may make it difficult for New Suneva to maintain the listing of New Suneva shares on a national securities exchange following the consummation of the Business Combination.

If Viveon’s Sponsor, directors, officers, advisors or their affiliates purchase shares of common stock in the open market or in privately negotiated transactions, the public “float” of Viveon common stock and the number of beneficial holders of Viveon securities would both be reduced, possibly making it difficult for New Suneva to maintain the listing or trading of New Suneva securities on a national securities exchange following consummation of the Business Combination.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Suneva, its business, or its market, or if they change their recommendations regarding New Suneva’s securities adversely, the price and trading volume of New Suneva securities could decline.

The trading market for New Suneva securities will be influenced by the research and reports that industry or securities analysts may publish about New Suneva, its business, its market, or its competitors. Securities and industry analysts do not currently publish research on us, and may never publish research on New Suneva. If no securities or industry analysts commence coverage of New Suneva, the price of New Suneva stock and trading volume would likely be negatively impacted. If any of the analysts who cover New Suneva change their recommendation regarding New Suneva stock adversely, or provide more favorable relative recommendations about New Suneva’s competitors, the price of New Suneva securities would likely decline. If any analyst who may cover New Suneva were to cease coverage of New Suneva or fail to regularly publish reports on it, New Suneva could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

Subsequent to the consummation of the Business Combination, New Suneva may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Viveon has conducted due diligence on Suneva, Viveon cannot assure you that this diligence revealed all material issues that may be present in Suneva’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Viveon’s and Suneva’s control will not later arise. As a result, New Suneva may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Viveon’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Viveon’s risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on liquidity, the fact that New Suneva reports charges of this nature could contribute to negative market perceptions about New Suneva’s securities. In addition, charges of this nature may cause New Suneva to be unable to obtain future financing on favorable terms or at all.

Because New Suneva does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

New Suneva currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of New Suneva’s board of directors, subject to applicable laws. It will depend on a number of factors, including New Suneva’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on New Suneva’s securities. As a result, capital appreciation, if any, of New Suneva’s securities would be your sole source of gain on an investment in such securities for the foreseeable future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New Suneva securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Suneva securities may decline. The market values of New Suneva securities at the time of the consummation of the Business Combination may vary significantly from the prices of Viveon securities on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Viveon’s and Suneva’s stockholders vote on the Business Combination.

It may be more difficult to compare New Suneva’s performance to that of other public companies and New Suneva’s securities may be less attractive to investors if New Suneva takes advantage of exemptions from disclosure requirements that are available to an “emerging growth company”

New Suneva will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Suneva will be eligible for certain exemptions available to emerging growth companies from various reporting requirements applicable to other public companies that are not emerging growth companies. New Suneva intends to take advantage of those exemptions for as long as it continues to be an emerging growth company. New Suneva will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Suneva common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Viveon Common Stock in the IPO.

The exemptions available to emerging growth companies include: (a) exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Suneva is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Viveon has elected not to opt out of such extended transition period and, therefore, New Suneva may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make it more difficult to compare New Suneva’s performance to that of other public companies which could make New Suneva’s securities less attractive, which may result in a less active and more volatile trading market for New Suneva securities.

New Suneva may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 or which could have a material adverse effect on its business.

Suneva is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Suneva will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Suneva as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Suneva after the Business Combination. If New Suneva is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, New Suneva may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of its securities. New Suneva could become subject to investigations by NYSE American, the SEC or other regulatory authorities, which could require additional financial and management resources.

Following the consummation of the Business Combination, New Suneva will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Suneva will face increased legal, accounting, administrative and other costs and expenses as a public company that Suneva does not incur as a private company. These increased costs will require New Suneva to divert a significant amount of money and management attention that could otherwise be used to expand the business and achieve strategic objectives.

There are significant financial costs and expenses for complying with the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations thereunder, rules and regulations of the PCAOB and the securities exchanges. Compliance with public company requirements will increase costs and make regulated activities more time consuming. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs and administrative burdens. In order to comply with these requirements, New Suneva will need to carry out activities that Suneva has not done previously. For example, New Suneva will create new board committees and adopt new internal controls and disclosure controls and procedures, all of which will increase expenses and administrative burdens. In addition, New Suneva will have new expenses associated with SEC reporting requirements.

Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify another material weakness or significant deficiency in the internal control over financial reporting), New Suneva could incur further additional costs to rectify those issues. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Suneva’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Suneva’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Suneva to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.

Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws, could impair a takeover attempt.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. these provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Suneva securities. These provisions are described in the section titled “Charter Amendment Proposal.”

New Suneva’s Proposed Charter will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for certain disputes between New Suneva and its stockholders, which could make New Suneva securities less attractive and impose legal costs on New Suneva if such limitations are challenged.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for any:

•        derivative action or proceeding brought on behalf of New Suneva,

•        action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New Suneva to New Suneva or stockholders, or any claim for aiding and abetting any such alleged breach,

•        action asserting a claim against New Suneva or any director or officer of our company arising under any provision of the DGCL or the Proposed Charter or bylaws of New Suneva, and

•        action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that, unless New Suneva consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Charter further provides that any person or entity holding, owning or otherwise acquiring any interest in any New Suneva securities shall be deemed to have notice of and to have consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Suneva or its directors, officers, or other employees and this limitation may make New Suneva securities less attractive to investors. Further, while the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against New Suneva its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, New Suneva would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and New Suneva cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in New Suneva’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, it may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm New Suneva’s business.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect New Suneva’s business, investments and results of operations.

New Suneva will be subject to laws, regulations and rules enacted by national, regional and local governments. In particular, New Suneva will be required to comply with certain SEC, NYSE American and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on New Suneva’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on New Suneva’s business and results of operations.

Risks Related to the Redemption

Unless the context otherwise requires, all references in this “Risks Related to Suneva’s Business and Industry” section to “we,” “us,” “our,” or the “Company” refer to Viveon Health Acquisition Corp. prior to the consummation of the Business Combination.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree and may make it more difficult for us to complete the Business Combination as contemplated.

Our Existing Charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. Falling below $5,000,001 in net tangible assets would subject us to the SEC’s “penny stock” rules (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”). However, the Merger Agreement provides that Suneva’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account, plus the proceeds of any equity investments

(including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling or exceeding $30 million. As a result, we may be able to complete our Business Combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. Based on funds in the Trust Account of the amount of approximately $51.9 million as of June 30, 2022 approximately 23,302 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination Proposal or other proposals, we will file a Current Report on Form 8-K to disclose the information we have.

This condition is for the sole benefit of Suneva. If the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions in the Merger Agreement exceeds the aggregate amount of cash available to us and such condition is not waived by Suneva, we may not complete the Business Combination or redeem any shares and all shares of common stock submitted for redemption will be returned to the holders, and we instead may search for an alternate business combination or liquidate the Trust Account.

If this condition is waived by Suneva and the Business Combination is consummated with less than $30 million, the cash held by New Suneva and its subsidiaries after the Closing may not be sufficient to allow New Suneva and its subsidiaries to operate and pay bills as they become due.

The Sponsor and the Company’s directors, executive officers and their respective affiliates may choose to buy public shares in the open market and/or through negotiated private purchases, outside of the redemption process, for purposes of helping to ensure that the Company maintains (i) sufficient funds in the trust account in connection with the proposed initial business combination, and (ii) its continued listing with NYSE American. In the event that purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and/or elected to redeem their shares. Any public shares so purchased will not be able to be voted in favor of the Business Combination Proposal.

If you hold more than 4,025,000 shares of Viveon common stock issued in the Viveon IPO, whether singly or as a member of a “group” of stockholders, you, singly and as a member of any “group” will be limited to redemption of a maximum of 4,025,000 shares.

A public stockholder that singly or together with any affiliates or any other person with whom the public stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), who holds more than 20% of the Public Shares (or 4,025,000 Public Shares) will not be able to have all such shares redeemed. Instead, our Existing Charter provides that we cannot redeem more than 20% (or 4,025,000 shares). We refer to the shares above this amount as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make our determination. Stockholders may nevertheless challenge our determination of whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

If you cannot redeem all of your shares, your influence on our ability to consummate the Business Combination would be reduced and you may also be forced to sell Unredeemable Shares in open market transactions. This could cause you to suffer a material loss on your investment in us. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if we consummate the Business Combination.

A public stockholder who fails to vote either in favor of or against a proposed business combination will not be able to have his shares redeemed.

In order for a public stockholder to have us redeem shares in connection with the Business Combination, that public stockholder must vote either in favor of or against the Business Combination. If a public stockholder fails to vote in favor of or against the Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have their shares of common stock redeemed in connection with the Business Combination. In addition to voting, they must, among other things as fully described in the section titled “Special Meeting of Viveon Stockholders — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, which we refer to collectively as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus would be unable to have their shares redeemed.

Redeeming stockholders may be unable to sell their shares when they wish to in the event that the proposed business combination is not approved.

We will require holders of Public Shares who wish to redeem their shares in connection with the Business Combination to comply with the delivery requirements discussed above for redemption. If the Business Combination is not consummated, we will promptly return such certificates to the tendering stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until we have returned their securities to them. The market price for our common stock may decline during this time and you may not be able to sell your shares when you wish, even while other stockholders that did not seek redemption may be able to sell their shares.

There is no guarantee that a decision whether to have shares redeemed for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the consummation of the Business Combination or any alternative business combination. Events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New Suneva’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect their individual situation.

Deferred underwriting fees in connection with the Viveon IPO that are payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our public stockholders; if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the Viveon IPO will increase.

The underwriters in the Viveon IPO are entitled to deferred underwriting commissions totaling approximately $7.0 million upon the consummation of the Business Combination or any alternative initial business combination. This amount is held in the Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the Viveon IPO will increase as the number of Public Shares redeemed increases. If no public stockholders exercise redemption rights with respect to their public shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 21.3% (inclusive of the approximately $4.0 million of underwriting commissions previously paid) of the aggregate proceeds from the Viveon IPO retained by New Suneva. If public stockholders exercise redemption rights with respect to the maximum 12,287 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 21.4% (inclusive of the approximately $4.0 million of underwriting commissions previously paid) of the aggregate proceeds from the Viveon IPO retained by New Suneva, taking into account such redemptions.

General Risks

Significant disruptions of information technology systems or security breaches could materially adversely affect our business, our reputation, our customer relationships, results of operations and financial condition.

We collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit confidential information, including intellectual property, proprietary business information, and personally identifiable information (“personal information”). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our information technology systems and the processing, transmission and storage of digital information. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. Our internal information technology systems and infrastructure, and those of our current and any future collaborators, contractors and consultants and other third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and often are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience unauthorized, accidental or unlawful destruction, loss, alteration, disclosure of, or access to, data, systems, networks, infrastructure and facilities (“security breaches”) that may remain undetected for extended periods of time. Security breaches can be difficult to detect and any delay in identifying them could increase their harm. While we have implemented security measures to protect our data security and information technology systems, the recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our systems, the Fintech Platform, systems, networks, and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure, data access, data loss or other types of security breach. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities used by our vendors. In addition, our work from home policy implemented in response to the COVID-19 pandemic could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions. U.S. and international authorities have been warning businesses of increased cybersecurity threats from actors seeking to exploit the COVID-19 pandemic. Any such security breaches could disrupt our operations, harm our reputation or otherwise have a material adverse effect on our business, financial condition and results of operations.

We must successfully maintain and upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

As we expand, and in order to remain competitive, we will need to significantly expand and improve our information technology systems and personnel to support historical and expected future growth. As such, we will continue to invest in and implement, significant modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to leverage Suneva Direct, our e-commerce channel, fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and have a material adverse effect on our business, financial condition and results of operations.

U.S. and foreign privacy and data protection laws and regulations may impose additional liabilities on us.

U.S. federal and state privacy and data security laws and regulations regulate how we and our partners collect, use and share certain information. In addition to HIPAA, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the California Consumer Privacy Act, or CCPA, went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. The CCPA was recently amended by the California Privacy Rights Act, expanding certain consumer rights such as the right to know. It remains unclear what, if any, additional modifications will be made to these laws by the California legislature or how these laws will be interpreted and enforced. The California Attorney General has issued clarifying regulations and initiating enforcement activity. The potential effects of the CCPA and CPRA are significant and may cause us to incur substantial costs and expenses to comply. The CCPA has prompted a wave of proposals for new federal and state privacy legislation, some of which may be more stringent than the CCPA, that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business.

We may also be subject to or affected by foreign laws and regulations, including regulatory guidance, governing the collection, use, disclosure, security, transfer, and storage of personal data, such as information that we collect about customers and patients in connection with our operations abroad. The global legislative and regulatory landscape for privacy and data protection continues to evolve, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, result in liability, or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future.

For example, the EU implemented the General Data Protection Regulation (GDPR) a broad data protection framework that expands the scope of EU data protection law to include certain non-European Union entities that process the personal data of EU residents, including clinical trial data. The GDPR increases our compliance burden with respect to data protection, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and protect information about them. The processing of sensitive personal data, such as information about health conditions, leads to heightened compliance burdens under the GDPR and is a topic of active interest among EU regulators. In addition, the GDPR provides for breach reporting requirements, more robust regulatory enforcement and fines of up to the greater of 20 million euros or 4% of annual global revenue. The GDPR increases our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase our cost of doing business.

A data security breach or other privacy violation that compromises the confidentiality, integrity or availability of the personal information of our customers, clinical trials participants, collaborators or employees could harm our reputation, compel us to comply with U.S. or international breach notification laws, subject us to mandatory corrective action, and otherwise subject us to liability under U.S. or foreign laws and regulations. Data breaches or other security incidents could also compromise our trade secrets or other intellectual property. If we are unable to prevent such data security breaches and security incidents or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer reputational harm, financial loss or other regulatory penalties. In addition, such events can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented security measures designed to protect our information technology systems, such measures may not prevent such events.

Finally, it is possible that these privacy laws may be interpreted and applied in a manner that is inconsistent with our practices. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort, and proceedings against us by governmental entities or others. If we expand into other foreign countries and jurisdictions, we may be subject to additional privacy and data protection laws and regulations that may affect how we conduct business.

We are subject to anti-bribery, and-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

As we continue to grow our international presence and global operations, we will be increasingly exposed to trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. In addition, the U.K. Bribery Act of 2010, or the Bribery Act, prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

Any disruption at our facilities could adversely affect our business and operating results.

Our principal offices are located in Santa Barbara, California. Substantially all of our operations are conducted at this location, including customer service, development and management and administrative functions. Substantially all of our inventory is held at this location, our manufacturing facility is located in San Diego, California. Despite our efforts to safeguard our facilities, including acquiring insurance, adopting health and safety protocols and utilizing off-site storage of computer data, vandalism, terrorism, public health crisis (such as the recent COVID-19 outbreak) or a natural or other disaster, such as an earthquake, tornado, fire or flood, could damage or destroy our inventory of finished goods, cause substantial delays in our operations, result in the loss of key information and cause us to incur additional expenses. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facilities may have a material adverse effect on our business, financial condition and operating results.

Major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our financial condition and results of operations and other aspects of our business.

The outbreak of COVID-19 has evolved into a global pandemic. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel, shifting work force to work remotely and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. Notably, healthcare facilities in many countries effectively banned elective procedures. Many of our products are used in aesthetic elective procedures and as such, the bans on elective procedures substantially stopped our sales and marketing efforts in the early months of the pandemic.

While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce was not trained to be fully remote. Our employees travel frequently to establish and maintain relationships with one another, as well as our customers, and distributors. In addition to travel restrictions imposed by states and counties, individual sentiment regarding coronavirus has impacted may of our salesperson’s activities, including attending conferences and meeting customers in person. In response, we have been required to continue sales effort using remote tools.

We continue to monitor the situation and may adjust our current policies as more information and public health guidance become available. The continued suspension of travel and doing business in person may negatively affect our customer success efforts, sales and marketing efforts, slow down our recruiting efforts, or create operational or other challenges, any of which could harm our business and results of operations.

It is possible that continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions.

If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or even impossible, for us to continue our business for a substantial period of time. The continuation of remote working may also result in privacy, data protection, data security, and fraud risks, and risks and uncertainty arising from the challenges of understanding and adhering to applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic. Each of these legal and regulatory requirements and guidance may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

While the potential economic impact brought about by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression, or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our ordinary shares.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and will depend on future developments, such as the ultimate duration and scope of the outbreak (including any future waves or strains of the virus), the development, distribution, and adoption of effective vaccines, the improvement of healthcare outcomes, its impact on our customers, and suppliers, and how quickly normal economic conditions can resume. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material adverse effect on our business, financial condition and results of operations and cash flows.

SPECIAL MEETING OF VIVEON STOCKHOLDERS

General

Viveon is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on December 21, 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Viveon’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on December 21, 2022, at 10:30 a.m. Eastern Time, via live webcast at the following address: https://www.cstproxy.com/viveon/sm2022.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Viveon Common Stock at the close of business on November 8, 2022 which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 10,064,124 shares of Common Stock outstanding, of which 5,032,874 are Public Shares and 5,031,250 are Founders Shares held by the Initial Stockholders.

Vote of the Sponsor, Directors and Officers

In connection with the Viveon IPO, Viveon entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. These agreements apply to the Initial Stockholders as it relates to the Founders Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to Viveon stockholders in this proxy statement/prospectus.

Viveon’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the Viveon IPO or in the aftermarket, in connection with Business Combination. The Founders Shares and the Private Warrants held by the Sponsor have no redemption rights upon Viveon’s liquidation and will be worthless if no business combination is effected by Viveon by the Extension Date or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination.

Quorum and Required Vote for Proposals

A quorum of Viveon stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Viveon Common Stock issued and outstanding and entitled to vote at the Special Meeting constitutes a quorum. As of the Record Date, 5,032,063 shares of Viveon Common Stock would be required to achieve a quorum. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person by virtual attendance or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Approval of the Business Combination Proposal, Charter Amendment Proposal, the NYSE Proposal, the Advisory Charter Proposals, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting or any adjournment thereof.

Approval of the Charter Amendment Proposal and the Existing Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon at the Special Meeting.

Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.

Each of the Business Combination Proposal (Proposal 1), the Charter Amendment Proposal (Proposal 2), the NYSE American Proposal (Proposal 3), the Directors Proposal (Proposal 4), the 2022 Incentive Plan Proposal (Proposal 5), the 2022 ESPP Proposal (Proposal 6) and the Existing Charter Amendment Proposal (Proposal 8) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. It is important for you to note that in the event that the Business Combination Proposal is not approved, Viveon will not consummate the Business Combination. If Viveon does not consummate the Business Combination and fails to complete an initial business combination by the Extension Date, Viveon will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Existing Charter to extend the date beyond the Extension Date by which the Business Combination may be consummated.

Abstentions and Broker Non-Votes

The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal (which is a non-binding vote), the NYSE American Proposal, the 2022 Incentive Plan Proposal, 2022 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” these Proposals. Broker non-votes will have no effect on these Proposals.

Approval of the Charter Amendment Proposal and the Existing Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” these Proposals.

The approval of the Directors Proposal requires the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” this Proposal. Broker non-votes will have no effect on this Proposal.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of Viveon and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” the Advisory Charter Proposal;

•        vote “FOR” the NYSE American Proposal;

•        vote “FOR” the Directors Proposal;

•        vote “FOR” the 2022 Incentive Proposal;

•        vote “FOR” the 2022 ESPP Proposal;

•        vote “FOR” the Existing Charter Amendment Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of n Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal, the NYSE American Proposal, the Directors Proposal, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, the Existing Charter Amendment Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting Online and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/viveon/sm2022 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Viveon can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Viveon’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote through the Internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Viveon Common Stock, you may contact Advantage Proxy, Viveon’s proxy solicitor at:

P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal, the NYSE American Proposal, the Directors Proposal, the 2022 Incentive Plan Proposal, the 2022 ESPP Proposal, the Existing Charter Amendment Proposal and the Adjournment Proposal. Under Viveon’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Viveon IPO (including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $51.9 million on June 30, 2022, the estimated per share redemption price would have been approximately $10.31.

In order to exercise your redemption rights, you must:

•        affirmatively vote either for or against the Business Combination Proposal;

•        check the box on the enclosed proxy card to elect redemption;

•        check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

•        prior to 5:00 PM Eastern time on December 19, 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Viveon’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com;

and

•        deliver your Public Shares either physically or electronically through DTC to Viveon’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Viveon’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Viveon does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Viveon’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Viveon’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Viveon’s transfer agent return the shares (physically or electronically). You may make such request by contacting Viveon’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New Suneva, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Viveon does not consummate an initial business combination by the Extension Date, or Viveon is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate an the Business Combination or an alternative initial business combination, Viveon will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Public Warrants and Rights will expire worthless.

Dissenter Rights

Viveon stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Viveon is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Viveon and its directors, officers and employees may also solicit proxies in person. Viveon will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Viveon will bear the cost of the solicitation.

Viveon has hired Advantage Proxy to assist in the proxy solicitation process. Viveon will pay that firm a fee of $10,000, plus estimated expenses of $1,000 and disbursements.

Viveon will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Viveon will reimburse them for their reasonable expenses.

Proposals to be Considered by Viveon Stockholders

PROPOSAL 1
THE BUSINESS COMBINATION PROPOSAL

General

Holders of Viveon Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Viveon stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Viveon is holding a stockholder vote on the Business Combination, Viveon may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Viveon Common Stock present in person by virtual attendance or represented by proxy and entitled to vote as of the Record Date for the Special Meeting.

Background of the Business Combination

Viveon is a blank check company incorporated in Delaware on August 7, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Viveon’s intention was to capitalize on its Board, Sponsor and management team’s extensive network of relationships, extensive operations experience in the medical technology and healthcare sector, deep healthcare industry knowledge, acquisition experience and deal sourcing capabilities to access a broad spectrum of opportunities, initially focused on orthopedic and spine companies. The terms of the Business Combination were the result of extensive negotiations between Viveon and Suneva Medical. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of our IPO on December 23, 2020, neither Viveon, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Viveon.

After the IPO, beginning in January 2021, Viveon commenced an active search for prospective businesses and assets to acquire. Dr. Gill and Dr. Papadopoulos, in their respective management roles as Chief Executive Officer and Chief Financial Officer of Viveon, as well as members of Viveon’s Board, were contacted by a number of investment bankers, private equity sponsors, individuals and entities with respect to potential acquisition opportunities. During this search process, Viveon reviewed more than 65 business combination opportunities all in the medical device and healthcare sectors. Drs. Gill and Papadopoulos and the Viveon Board evaluated a number of aspects of potential target businesses including, but not limited to, growth prospects, level of product differentiation and competitive advantage, market sector attractiveness, and stage of the target company’s lifecycle. During the period immediately after our IPO, our primary search criterion was to identify a business combination target in the orthopedic and spine industry in the United States and other developed countries. During the evaluation process for any target company of interest, Drs. Gill and Papadopoulos would convene calls with the Viveon Board to discuss the business combination opportunity for a particular target company. Although Viveon entered into a number of non-disclosure agreements, it had substantive discussions with seven potential target businesses, none of which resulted in executed LOI’s for various reasons, including our view at that time that they did not sufficiently address our initial focus on the orthopedic and spine markets but also for various reasons that included our inability to agree on structure of the transaction and/or valuation that we believed would be well-accepted by investors and not having strong management, financial and other reporting structures in place to be a public company. For these reasons, our initial candidates were eliminated from consideration. These experiences led Viveon’s management to expand its search criteria as described below beginning in March 2021. Ultimately, Viveon entered into a non-binding letter of intent (“LOI”) with one target, other than Suneva, as described below. As included in the IPO prospectus, Viveon identified the following criteria to evaluate prospective target businesses. Although Viveon could enter into its initial business combination with a target business that did not meet the criteria described below, it was Viveon’s intention to acquire a company that it believed:

•        has competitive advantage in the markets in which it operates and which can benefit from access to additional capital as well as Viveon’s industry relationships and expertise;

•        would likely be well received by public investors and experience substantial increase in valuation as a result of a public listing and access to the public markets;

•        is ready to be public, with strong management, corporate governance and reporting policies in place;

•        will be able to take full advantage of the use of public securities as a means to engage in further substantial acquisitions in the highly fragmented orthopedic and spine market;

•        has significant embedded and/or underexploited growth opportunities that will drive value;

•        is growing significantly above industry market rates; and

•        would offer attractive risk-adjusted equity returns for Viveon’s stockholders.

As described in the IPO prospectus, Viveon used criteria other than the foregoing as well, and evaluated targets based on these general criteria as well as other considerations, factors and criteria that Viveon’s management deemed relevant. As Viveon’s began the process of evaluating potential targets for a business combination, management and certain of the directors received inbound interest from a number of companies that were engaged in healthcare businesses not within Viveon’s initial primary focus in the Orthopedic and Spine sectors. The vast majority of these companies were in the general healthcare and medical technology sector. On March 1, 2021, during a scheduled call with the Board of Directors, it was agreed and determined to expand their evaluation of target companies outside of the initial Orthopedic and Spine focus to include those participating in other sectors within the medical technology and healthcare space.

A summary of the more advanced screening processes for the eight target candidates is summarized as follows:

•        TARGET 1 — Beginning in January 2021, Viveon was introduced to Target 1 through a pre-existing contact in a private equity firm. The introduction that led to several meetings with this target company, which is engaged in the orthopedic and spine business and possesses a robust and large pipeline of spinal surgery devices and services related to marketing those products. After preliminary due diligence specific to the product portfolio and market dynamics, Viveon also completed visits to Target 1’s offices to evaluate its operations and manufacturing facilities. Viveon discussed a potential valuation and earn-out structure with Target 1. However, based on Target 1’s liquidation requirements for its key stakeholders within its existing equity structure, the proposed structure was not a viable option and Viveon did not continue to pursue Target 1. Target 1 was an attractive target to pursue, but further discussions terminated in March 2021 due to valuation challenges with the key equity stakeholders. This decision was reached by Viveon management and presented to the Board for their support. Viveon spent approximately two months evaluating this particular target company but did not prepare or provide a letter of intent to Target 1.

•        TARGET 2 — In January, 2021, a conference call was held between Dr. Papadopoulos and a senior venture capital partner regarding a target company in the medical device field with an innovative device that has applications in the field of cardiology. On January 7, 2021, Viveon signed an NDA with Target 2 to allow us to begin to review, analyze and conduct diligence on Target 2. On January 11, 2021, we had an introduction to management and Zoom meeting with Target 2. Based on preliminary discussions with management at Target 2, Viveon assessed that this target company had good revenue trajectory, a strong management team and a proven PMA regulatory development path which made for a major barrier to entry for competition. On January 14, 2021, we had a follow up Zoom meeting with management at Target 2 to review its financial model, regulatory plan, sales development and execution strategies. On January 21, 2021, we had a follow up conference call with management and select members of the board of Target 2 to advance discussions on a possible transaction. On January 27, 2021, we continued dialogue with Target 2 and its management team. We reviewed its financial model and projections. We were also granted data room access and information. On February 1, 2021, we had a conference call with Target 2 to discuss its outside the United States sales strategy and pipeline. On February 1, 2021, we had a Zoom meeting with Target 2 to review diligence, plan and understand the competitive landscape. On February 25, 2021, we initiated legal mergers and acquisition advice from Loeb & Loeb, our legal counsel, about preparing a non-binding letter of intent for Target.2 On February 25, 2021, we had an internal review of the compensation set for Target 2. On February 26, 2021, we had follow up calls to outline our questions and concerns and begin discussions surrounding valuation metrics and parameters. On March 5, 2021, we had various cardiology sector analyst calls with B. Riley and Truist Securities, Inc. (“Truist Securities”). On March 11, 2021, Dr. Jagi Gill along with Dr. Rom Papadopoulos initiated significant and substantial diligence discussions with the Board and management of Target 2 regarding, among other things, its capitalization table and a PIPE financing in connection with a possible business combination. On March 18, 2021, a letter of intent was executed with Target 2 for a possible business combination.

In April 2021, Viveon entered into an engagement letter with Truist Securities, pursuant to which Truist Securities was engaged to act as Viveon’s financial advisor in connection with a potential business combination with the target. Dr. Gill and Dr. Papadopoulos had periodic discussions with Truist Securities regarding other potential targets, including Suneva. The engagement letter with Truist Securities was subsequently amended to provide for financial advisory services in connection with a potential acquisition of Suneva, including assistance with negotiations and related strategy concerning the potential acquisition and assistance in corporate capital planning for the acquisition. Truist Securities served as a mergers & acquisitions advisor supporting the preliminary diligence and valuation analysis for Target 2 and Suneva. Truist Securities assessed the market and competitive landscape along with completing a valuation analysis of the respective targets which was presented to Viveon and the Viveon Board. The valuation analysis in both cases focused on evaluating both targets enterprise value as a multiple of revenue, EBITDA and CAGR as compared to similar companies in its sector.

In May 2021, Viveon entered into agreements with SVB Leerink LLC, William Blair & Co. LLC, and Oppenheimer and Co., Inc. to provide capital market advisory services to specifically evaluate the market’s receptivity to the proposed valuation and structure of the transaction with Target 2. Formal presentations by the respective firms were delivered to Viveon management, management from Target 2 and select Board members of the target company. SVB Leerink, William Blair and Oppenheimer were engaged by Viveon as Capital Markets Advisors to support Viveon in a potential PIPE financing related to Target 2. In this capacity, all three firms completed some initial diligence on Target 2 with a market assessment and competitive landscape review presented to Viveon and the Viveon Board. The firms also supported the process related to the confidential investor out-reach in regards to the proposed PIPE financing. As disclosed, the transaction with Target 2 did not progress. Those firms have not been involved with the Suneva transaction.

Viveon management, together with management of the target company, engaged with the capital market advisors in confidential marketing to institutional investors to evaluate the transaction for a private placement of Viveon Common Stock in connection with a business combination. In June 2021, Viveon withdrew from further discussions with the target because the indications of interest for the private placement were based on a valuation that was lower than the valuation agreed to by the parties in the LOI. The target did not agree to the lower valuation. Because the target did not agree to a revised valuation, Viveon management believed that a business combination would not be well received by public investors and, as a result, would not offer attractive risk-adjusted equity returns for our stockholders. Thus, this candidate did not meet certain of our key investment criteria. As a result, discussions terminated.

•        TARGET 3 — In January 2021, a member of the Viveon Board introduced Viveon to the management team of this target company engaged in the business of regenerative tissue engineering with a focus on the spine sector and degenerative disc disease. Target 3 had developed a business with substantial revenue, earnings and facilities, along with an experienced management team. Following the initial introductory calls, Viveon held additional discussions with Target 3, including a management presentation, site visits and active diligence to evaluate the company’s product portfolio, product pipeline, sales expansion plan and product adoption dynamics within the marketplace. Through this diligence process, Viveon engaged in preliminary valuation discussions. Viveon and Target 3 could not reach an agreeable position on the proposed valuation of the business and decided to terminate any further discussions. Target 3 was an attractive target, but further discussions ended due to both parties not agreeing on a valuation that Viveon considered appropriate through its diligence. The overall diligence process continued until March 2021 and the decision not to pursue further discussions was supported by Viveon’s board. Viveon did not prepare or provide a letter of intent to Target 3.

•        TARGET 4 — In February 2021, an unsolicited introduction by management of Target 4 to Viveon led to preliminary calls with this target company that engages in the business of developing a software application for digital health tracking focused on optimizing exercise and diet for the direct to consumer market. Viveon conducted preliminary diligence focusing on the competitive landscape, pricing models and go to market plan for the global launch of the technology. An in-person management presentation was provided to the principals of Viveon as part of the on-going diligence process. Viveon and Target 4 agreed not to pursue any further diligence towards a business combination based on the time requirements for the target company to prepare its financial statements to be ready for a public filing, coupled with the pace of evaluation Viveon had with Target 2. Viveon spent approximately 6 weeks evaluating this target company but did not prepare or provide a letter of intent to Target 4.

•        TARGET 5 — In June 2021, Viveon received an unsolicited call from an investment bank representing this target company that was engaged in the commercialization of hormone replacement therapy. Diligence was conducted inclusive of a site visit at the target company’s facility to assess the operations and engage in discussions with management. Viveon separately conducted diligence on market acceptance of the company’s core technology, sales growth plan as well as securing overall acceptance of the core technology from key opinion leaders. The respective companies engaged in preliminary discussions specific to valuation and business combination structure but were not able to reach a mutual agreement based on valuation. As a result, Viveon did not continue to conduct additional work and diligence in pursuit of this target for a business combination. The decision not to further pursue this target was presented to and supported by Viveon’s board. Viveon spent approximately two months evaluating this target company but did not prepare or provide a letter of intent to Target 5.

•        TARGET 6 — In July 2021 Viveon was contacted by a board member of this target company that had developed and commercialized a remote patient monitoring solution. Viveon completed initial diligence inclusive of site visits with management and key opinion leader evaluations. Viveon also spent considerable time evaluating the corporate structure and financial reporting and processes incumbent within the company. While this company has an attractive business model, Viveon elected not to pursue a business combination based on the target’s relative early commercial stage with yet unproven revenue growth and lack of financial readiness to become a public company. This decision not to progress discussions was presented to and supported by Viveon’s board. Discussions with this target company lasted approximately two months. Viveon did not prepare or provide a letter of intent to Target 6.

•        TARGET 7 — In July 2021, Viveon received an un-solicited call from management of this target company which was developing compounds for the treatment of a number of auto-immune and inflammatory disorders. Viveon completed initial diligence inclusive of multiple site visits, management presentations and review of programs from the target company’s clinical teams. Viveon also completed diligence through third party evaluation subject matter experts of the company’s core technology. During the discussions and ongoing diligence, the target company determined not to pursue a merger with a SPAC at this stage of their company’s development. Viveon spent approximately 6 weeks evaluating this particular target company and did not prepare or provide a letter of intent to Target 7.

•        TARGET 8 — In July 2021, Viveon was introduced to an orthopedic and spine company through a contact in an investment bank representing this target which had developed a suite of minimally invasive implants. Viveon conducted a site visit and meetings with management to review the product portfolio and product pipeline as well as market due diligence. As discussions towards a Letter of Intent (LOI) with Suneva advanced during the same time, Viveon determined not to pursue additional due diligence on this candidate in favor of pursuing an exclusive LOI agreement with Suneva. In summary, Target 7 was an attractive target with an established business model but further discussions and diligence did not progress due to Viveon pursuing an exclusive agreement with Suneva towards a business combination. Viveon spent approximately two months evaluating this particular company but did not prepare or provide a letter of intent to Target 8.

Chardan Capital Markets has served as both the underwriter for Viveon’s initial public offering and as M&A Advisor. In this capacity, Chardan supported the preliminary diligence and valuation analysis for Target 2 and Suneva. Chardan supported the diligence with work specific to market assessment and competitive landscape review along with completing a valuation analysis of the respective targets which was presented to the Company and its board. The valuation analysis in both cases focused on evaluating both target’s enterprise value as a multiple of revenue, EBITDA and CAGR as compared to similar companies in its sector. The analysis for Suneva is described in the section titled “Projected Financial Information — Valuation Analysis.” Chardan has also provided guidance to Viveon on market conditions related to PIPE financings and other contemplated financings to support the close of the business combination with Suneva.

SUNEVA MEDICAL BUSINESS COMBINATION DISCUSSION

On July 9, 2021, Ron Eastman, managing partner of EW Healthcare Ventures or “EWHV” and a director of Suneva contacted Viveon regarding the possibility of a potential business combination between Viveon and Suneva, which is one of EWHV’s portfolio companies.

On July 12, 2021, Patricia Altavilla, CEO of Suneva, and Dennis Condon, Executive Chairman of Suneva, provided a non-confidential review and presentation of Suneva to Dr. Gill and Dr. Papadopoulos over a Zoom meeting. At the end of the meeting, Viveon and Suneva executed an NDA to initiate confidential discussions surrounding Suneva’s business. Suneva also granted Viveon access to its virtual data room for a preliminary review of its intellectual property portfolio, product portfolio and customer accounts. Based upon that preliminary assessment and review, as well as the preliminary understanding of the developing market opportunity with Suneva, Dr. Gill and Dr. Papadopoulos determined to proceed at that time with Suneva as a priority target. Suneva began providing preliminary confidential information to us and our representatives regarding its business operations. Dr. Gill and Dr. Papadopoulos and Viveon’s legal and financial advisors were also given access to Suneva’s virtual data room to commence due diligence.

On July 13, 2021, a meeting of the Viveon Board was held where management presented an update of the various targets they were pursuing together with the level of evaluation and diligence that had been conducted on each target to date. One of the target company’s discussed was Suneva.

On July 24, 2021, Dr. Gill and Dr. Papadopoulos travelled to San Diego, California, and met with senior management at the Suneva production facility and offices. They completed a thorough tour of the production facility and reviewed the production processes and protocols as well as product handling and standards of care on site. They discussed Suneva’s product portfolio, market dynamics, growth strategy and other key aspects of the business, with key management and departments heads for R&D, Manufacturing, and Quality Systems.

On August 3, 2021, Dr. Gill and Ms. Altavilla continued their dialogue with Dr. Gill expressing his and Viveon’s desire to proceed with deeper more progressed diligence in order to better understand the growth prospects of Suneva. On August 4, 2021, Viveon engaged ClearThink Capital LLC or “ClearThink” to serve as a Capital Market Advisor to provide guidance related to the dynamics of the equity capital and debt markets, in general, as well as support Viveon with any ongoing market diligence related to evaluating the opportunity to enter into a business combination with Suneva. ClearThink was previously engaged in supporting Viveon management to raise the at-risk sponsor capital in connection with Viveon’s IPO. Clear Think Capital has served as the company’s Capital Markets Advisor. In this capacity Clear Think has provided guidance in structuring the business combination with Suneva, guidance on market conditions related to proposed PIPE financings initially for Target 2, and ultimately for Suneva, guidance on market conditions related to contemplated financings to support the close of the business combination with Suneva and provided guidance on market conditions to support the SPAC extension financing completed by Viveon.

On August 4, 2021, Chardan Capital Markets or “Chardan” was engaged in connection with a possible business combination with Suneva to support Viveon’s ongoing company and sector diligence, as well as negotiations and related strategy for corporate capital planning for an acquisition. Chardan was Viveon’s underwriter in connection with the IPO. Chardan Capital Markets has served as both the underwriter for Viveon’s initial public offering and as M&A Advisor. In this capacity, Chardan supported the preliminary diligence and valuation analysis for Target 2 and Suneva. Chardan supported the diligence with work specific to market assessment and competitive landscape review along with completing a valuation analysis of the respective targets which was presented to the company and its board. The valuation analysis in both cases focused on evaluating both target’s enterprise value as a multiple of revenue, EBITDA and CAGR as compared to similar companies in its sector. The analysis is described in the section titled “Projected Financial Information — Financial Projections.” Chardan has also provided guidance to Viveon on market conditions related to PIPE financings and other contemplated financings to support the close of the business combination with Suneva.

Between August 11, 2021 and September 2, 2021, Viveon management consulted with several physicians and consultants who were either customers of Suneva or who had a deep understanding of Suneva’s products and services to conduct product portfolio and market diligence. During this period of time, several calls and diligence related conversations were conducted by Dr. Gill with Ms. Altavilla, Mr. Condon and other members of the Suneva Board. During this time, Dr. Gill and Dr. Papadopoulos held frequent calls with Viveon’s Board to provide updates and discussion on the diligence process.

On August 18, 2021, the Suneva Board discussed the potential for a business combination with Viveon at its regular meeting and Suneva’s alternatives for raising additional capital to fund operations, support its product launches and expand its salesforce and commercial infrastructure. The Suneva Board authorized Suneva to proceed with discussions of the potential business combination.

On August 24, 2021, Dr. Gill led a discussion with the Suneva Board regarding the framework for a potential business combination, which included initial valuation discussions.

Between August 24, 2021 and August 27, 2021 Viveon consulted with its advisors, Truist Securities, Chardan and ClearThink, regarding the potential acquisition of Suneva, including with respect to Viveon’s preparation of a pro forma capitalization table, the possibility of an earn-out structure, and investor market receptivity to a potential transaction with Suneva. Viveon management provided a summary of these discussions to its Board as well as presented the framework for a non-binding letter of intent to Suneva. The Viveon Board supported moving forward with presenting the letter of intent to Suneva.

On August 28, 2021, Viveon sent a non-binding letter of intent to Suneva to acquire all of the fully diluted capital of Suneva, calculated using the treasury method, for $250 million of Viveon common stock or 25,000,000 shares at closing. In addition, Suneva Stockholders would be eligible to receive a potential earn-out of up to 12,000,000 shares with $180 million of potential equity value based on the combined company achieving certain share price milestones.

The letter of intent indicated that 2,900,000 of the Viveon private warrants sold to the Sponsor and 1,600,000 of Viveon shares of common stock held by the Sponsor would be subject to vesting based on achieving the same share price milestones as the earn-out. The letter of intent also contemplated a minimum cash condition of $70 million before giving effect to transaction expenses. Viveon indicated that the pro forma ownership at closing would be approximately 64.2% for Suneva Stockholders, 30.8% for Viveon’s existing stockholders and 5% for the Sponsor, assuming that Viveon had cash of closing of $120 million, assuming no redemptions. The letter of intent specified that Viveon would have the right to designate two directors to the Board of Directors of Suneva, including one director who would qualify as an audit committee financial expert and one director with experience in the healthcare industry. Included in the letter was a request for exclusivity and non-circumvention for the benefit of Viveon. Viveon also provided to Suneva a valuation analysis that conveyed its public company comparable analysis and rationale for basing Viveon’s upfront valuation of Suneva on a 4.5x revenue multiple for Suneva’s 2022 projected revenue of $48.5 million.

The valuation was derived from a financial model initially prepared by Suneva and shared with Viveon management in November 2021. The final projections at the time, were the culmination of a collaborative effort (after several discussions) between Viveon and Suneva management, which Viveon ultimately compiled and provided to Suneva for review and approval. The final projections do not take into account any circumstances or events after the signing of the Merger Agreement. The Suneva 2022 revenue projections of $48.5 million assumed the closing of the business combination by the end of the second quarter of 2022, which would have provided access to approximately $82 million in capital to immediately execute on programs listed below to drive revenue for the balance of 2022:

i.       hiring and training of field sales force in Q3 to deliver revenue growth through new customer account creation in Q3 and Q4 2022; and

ii.      implement field-based clinical education programs, develop regional centers of excellence programs led by clinical champions, and deliver continuing medical education programs for the entire product portfolio in Q3 and expansion in Q4 2022. It was anticipated that access to this capital by the end of Q2 2022 would also drive expansion of customer accounts as well as average revenue per customer.

Certain of the assumptions underlying the Suneva 2022 revenue projections made in January 2022 have changed as the closing of the business combination is more likely than not to occur in the fourth quarter of 2022 and the anticipated available capital of $82 million will most likely not be realized. In addition, in March 2022, Viveon sought shareholder approval to extend the date by which it had to consummate a business combination. In connection with such approval, shareholders holding 15,092,126 shares of common stock chose to redeem their shares, leaving approximately $51.6 million in the Trust Account. As a result of the foregoing, the capital from the Trust Account that would have been released to Suneva if the business combination closed in the second quarter of 2022, would be significantly less than anticipated and furthermore, with the delay in the closing of the business combination there may be further reductions in cash from the Trust Account at closing due to payment of transaction expenses and further redemptions. To date, Suneva has not been able to execute on the above during the third quarter of 2022 as assumed in the revenue projections.

Delays to the closing of the business combination or additional reduction in cash from the Trust Account will have a negative impact on Suneva’s operating results in for the ending December 31, 2022 and beyond, as Suneva has not been able to progress on the initiatives mentioned above.

Viveon and the Viveon Board will continue to evaluate and conduct due diligence on the financial performance of Suneva until the date of the closing of the Business Combination. Viveon has continued discussions with its advisors as well as with representatives of Suneva to assess the impact of the delay in closing on the financial projections for 2022. It is anticipated that Suneva will not achieve the 2022 revenue projections. This information is based upon estimates and currently available information, and is subject to revision. Any such change may potentially be material.

Thereafter, Suneva and Viveon exchanged revised drafts of the letter of intent. Suneva was focused on increasing the minimum cash condition after giving effect to transaction expenses, providing for the creation of a new equity plan, and resolving governance issues, including the size of the Board of Directors of the combined company, and providing for mutual exclusivity. The parties also were engaged in discussions about the feasibility and size of a private investment in public equity or PIPE financing or debt financing by Viveon and Viveon’s proposal that certain Suneva Stockholders enter into open market purchase commitments. On August 31, 2021, Viveon sent Suneva a revised draft of the letter of intent that added EWHV as a party to the exclusivity and non-circumvention provisions but Viveon subsequently dropped this request. The draft also specified that Jim Logothetis and Jagi Gill would be the Viveon designees to the combined company board. The parties also discussed the possibility of Suneva engaging in a concurrent acquisition in connection with the closing of the proposed business combination and agreed to pursue the potential acquisition. Ultimately, those discussions were terminated before the Merger Agreement was executed.

Beginning on September 6, 2021, representatives of Viveon, including Dr. Gill and Dr. Papadopoulos and, in some cases, their financial and capital market advisors, held telephonic due diligence conferences and virtual meetings with Suneva management and its advisors. These meetings, a summary of which is outlined below, were organized in order to refine Viveon’s views of Suneva’s financial position and business prospects. During this time, Suneva management also provided presentations to Viveon’s financial and capital market advisors to support their ongoing diligence on the business combination.

On September 7, 2021, Viveon management and Suneva, met at Suneva’s offices in San Diego, California, for management’s presentation on the business. The attendees discussed the state of Suneva’s business, the impact of the COVID-19 pandemic on Suneva and Suneva’s business prospects, as well as continued due diligence and preparation of an investor presentation.

On September 30, 2021 the Viveon Board convened a meeting to review the diligence specific to Suneva and discuss the opportunity to execute a non-binding letter of intent with Suneva. The Board approved moving forward with signing a non-binding letter of intent.

On October 1, 2021, Viveon and Suneva executed a non-binding letter of intent and a 60-day mutual exclusivity and non-contravention agreement. The executed letter of intent provided for Suneva Stockholders to receive $250 million in common stock at closing and for the earn-out structure specified in August 28, 2021 letter of intent. Further, the letter of intent provided that Viveon would use its best efforts to complete a PIPE financing of $50 million and that there would be a minimum cash condition of $100 million before giving effect to transaction expenses. Viveon estimated transaction expenses of $18 million. Thereafter, Viveon management and its advisors continued to perform due diligence on a prospective business combination with Suneva. Viveon management and its advisors held numerous virtual meetings, phone calls and diligence sessions with Suneva and its representatives, including with, among others, Ms. Altavilla, Mr. Condon, Mr. Eastman, Brad Webre in the position of financial consultant to Suneva (and Suneva’s prior VP of Finance), and other senior Suneva management personnel concerning commercial and legal matters. In particular, Viveon focused on the business ecosystem of Suneva and its drivers for growth in order to develop its view of Suneva’s business.

Viveon Management provided a summary of its on-going diligence on Suneva to the Viveon Board with a recommendation to move forward and prepare definitive agreements governing the transaction. The Viveon Board supported moving forward with the transaction. Following execution of the letter of intent, Viveon and Loeb began to prepare the definitive agreements governing the transaction. Viveon and Suneva, in consultation with their financial and legal advisors, also began preparing an investor presentation for meetings with certain targeted investors on a confidential basis.

At various times between October 8, 2021 and the execution of the Merger Agreement, Viveon management and its advisors continued to perform due diligence on a prospective business combination with Suneva. Viveon management and its advisors held numerous virtual meetings, phone calls and diligence sessions with Suneva and its representatives, including with, among others, Ms. Altavilla, Mr. Condon, Mr. Eastman, Brad Webre in the position of financial consultant to Suneva (and Suneva’s prior VP of Finance), and other senior Suneva management personnel concerning commercial, intellectual property, competitive landscape, regulatory compliance, financial and audit matters, public company readiness, and legal matters. In particular, Viveon continued to focus on the business ecosystem of Suneva and its drivers for growth in order to develop its view of Suneva’s business.

Beginning on October 13, 2021, Suneva and Viveon management presented an overview of Suneva’s business and the proposed transaction with Viveon to representatives of Chardan, Ladenberg and Commenda. These presentations were in preparation for setting confidential marketing meetings with institutional investors to evaluate the transaction for a private placement of Viveon Common Stock in connection with the business combination.

In addition to Truist, ClearThink and Chardan, Viveon engaged the following firms to provide financial advisory and assistance in diligence specific to evaluating the business combination with Suneva: B.Riley Financial Inc “B.Riley”., Cantor Fitzgerald Inc., “Cantor”, Ladenburg Thalmann and Co., Inc. “Ladenburg” and Commenda Capital, Inc. “Commenda.” B.Riley, Cantor Fitzgerald Ladenburg Thalmann and Commenda Capital have all served as Capital Market Advisors specific to the proposed business combination with Suneva. In this capacity they have provided initial assessment of the market and competitive landscape related to the regenerative aesthetic sector in which Suneva participates. The firms also provided Viveon with guidance on capital market conditions with respect to contemplated financings to support the close of the business combination with Suneva. All of these firms conducted independent company and sector diligence in support of the business combination. In all of these instances, this included a presentation and discussion with Drs. Gill and Papadopoulos. Viveon entered into the respective agreements with Commenda on September 2, 2021, Ladenburg on November 1, 2021, Cantor on November 2, 2021, and B. Riley on November 10, 2021. All of the engagements provided above were presented to and approved by the Viveon Board. Neither Viveon management, nor members of Viveon’s Board of Directors had a prior relationship with B. Riley, Cantor, Ladenburg or Commenda.

In November, 2021, Suneva’s management delivered financial projections to Viveon, including projections for revenue, profit, expense and EBITDA. Between November 2021 and January 9, 2022, Viveon reviewed Suneva’s capitalization table, conducted other due diligence and held discussions with Suneva management and advisors in order to verify the fairness and accuracy of the projections for use. During this period, Suneva’s projections were revised, producing final projections that were the culmination of a collaborative effort between Viveon and Suneva management, which Viveon ultimately compiled and provided to Suneva for review and approval. The revised projections are described below in the section titled “— Projected Financial Information.”

Also in November, 2021 Viveon engaged with ICR-Westwicke to provide Investor Relations and Press Relations advisory services specific to the business combination with Suneva. ICR-Westwicke provided guidance related to the capital market conditions, competitive landscape, review of the management presentations and crafting a strategy for investor communication and outreach,

On November 9, 2021, the Viveon Board held a meeting via video teleconference. During this meeting, the Viveon Board reviewed an update on the due diligence completed by Viveon’s management and their advisors, the proposed timeline for the business combination and private placement, the projections provided by Suneva, and the terms of the proposed business combination. The Viveon Board supported moving forward with the transaction. Also on November 9, 2021, Viveon commenced work on a confidential PIPE financing supported by Chardan and Ladenburg Thalmann in advance of the Merger Agreement, holding 8 presentations and discussions. The process was suspended in mid-December 2021 as Viveon decided to deploy their efforts to completing the Merger Agreement. No PIPE financing was consummated at the time of the Merger Agreement.

On November 10, 2021, Loeb sent Suneva’s counsel, Cooley LLP, an initial draft of the Merger Agreement. The initial draft of the Merger Agreement contemplated, among other things, matters related to governance, pre and post-closing business operations, the treatment of Suneva option plans, methods for the adjustment of merger consideration under certain circumstances, and a requirement that the combined company to have a minimum amount of cash following the closing of the proposed transaction after giving effect to redemptions and the Private Placement.

On November 10, 2021, the Suneva Board discussed during a regular board meeting the proposed business combination with Viveon, including the status of the confidential investor meetings. The Suneva Board further discussed the status of the proposed transaction during its regular meeting on December 17, 2021. In between formal board meetings, members of the Suneva Board were engaged in ongoing discussions with Suneva management about the due diligence process, negotiations of the definitive agreements and the status and outcome of confidential discussions with potential investors.

From November 10, 2021 through January 11, 2022, the parties and their legal advisors negotiated the terms of, and exchanged multiple drafts of, the definitive agreements for the potential business combination, including the Merger Agreement. In addition, during this same period, representatives of Viveon, Suneva, Cooley and Loeb conducted various telephonic conferences to discuss and resolve the open issues related to the potential business combination.

Significant areas of discussion and negotiation included: (i) the level of conditionality in the Merger Agreement, including the level of the minimum cash condition and whether such condition would take into account transaction expenses; (ii) Viveon’s need to have the deadline for closing the merger extended beyond the March 2022 date specified in its initial public offering and the potential cost of obtaining the extension; (iii) the drop dead date for closing the business combination; (iv) the proposed changes to the charter documents of Viveon; and (v) the scope of the representations and warranties and covenants of the parties.

On January 11, 2022 the Viveon Board held a board meeting to complete the final review of the proposed merger with Suneva, which resulted in the unanimous approval of the Merger Agreement and related matters by written consent.

Late in the evening on January 11, 2022, the parties executed the Merger Agreement and the Investor Rights Agreement. The morning of January 12, 2022, before the stock market opened, Viveon and Suneva announced the execution of the Merger Agreement and the business combination. In connection with the execution of the Merger Agreement, the directors and officers of Suneva, including the venture funds represented by certain of the directors, entered into Stockholder Support Agreements pursuant to which they agreed to vote Suneva capital stock in favor of the adoption of the Merger Agreement and the approval of the Merger. The shares subject to the Support Agreements exceed the vote required by Suneva stockholders to approve these matters.

Suneva was contemplating a tuck-in acquisition of products of one of its suppliers. The framework of the contemplated acquisition was not to acquire the supplier, but rather to acquire two products manufactured by the supplier that Suneva distributes. The purpose behind the acquisition was to provide Suneva control of the manufacturing process of these products. Viveon’s Board was made aware of the proposed product acquisition during its evaluation of the business combination. Discussions by and among Suneva, the supplier and Viveon began in January and were terminated in April 2022.

On March 18, 2022, Viveon held its Annual Meeting of Stockholders at which a proposal to extend the date by which Viveon had to complete a business combination was presented and approved by the stockholders of Viveon. On March 23, 2022, the Extension Amendment was filed with the Secretary of State of the State of Delaware to (i) extend the date by which the Viveon has to consummate a business combination for three months, from March 28, 2022, the Original Termination Date, to June 28, 2022, the Extended Date, and (ii) allow Viveon, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed business combination with Suneva, or any potential alternative initial business combination shall have occurred. In connection with the filing of the Extension Amendment, Viveon deposited $720,000 into the Trust Account to extend the date to consummate the Business Combination to June 28, 2022. Thereafter, Viveon made monthly deposits of $240,000 into the Trust Account to extend the date until November 28, 2022. If Viveon elects to continue to extend such date, which it expects to do, until December 28, 2022, it shall continue to make a monthly deposit of $240,000 into the Trust Account each month for each monthly period, or portion thereof, until December 28, 2022. The purpose of the extension was to permit sufficient time for Viveon to consummate its previously announced proposed business combination with Suneva.

On April 13, 2022, the Viveon Board discussed and approved a proposal to present to Suneva an amendment to remove the minimum cash closing condition as disclosed in the Merger Agreement. The request for the proposed amendment was driven by Viveon’s view that changes in capital market conditions during the course of due diligence, including the increased cost of pre-closing financing and the increased availability of post-closing capital sources, in combination, created an opportunity to obtain a sufficient amount of capital for Suneva to execute its operational plan at better terms by shifting emphasis to more flexible post-closing financing. A draft of the amendment was prepared by Loeb and on April 14, 2022, was sent by Loeb to the management of Viveon and Suneva for review and execution.

Between April 15, 2022 and April 29, 2022 the management teams of Viveon and Suneva discussed the minimum cash to close requirement. On April 30, 2022 the Suneva Board approved a minimum cash requirement to close of $30 million net of transaction expenses. On May 2, 2022 the Viveon Board approved the minimum cash requirement to close of $30 million net of transaction expenses.

On May 2, 2022, a revised draft of the amendment to the Merger Agreement, reducing the minimum cash to close requirement from $50 million (net of transaction expenses) to $30 million (net of transaction expense) was circulated via e-mail by Loeb to the Viveon and Suneva management teams for review. The amendment was executed by Viveon and Suneva on July 13, 2022.

Viveon Board of Directors’ Reasons for the Approval of the Business Combination

The Board, in evaluating the transaction with Suneva, consulted with Dr. Gill, Dr. Papadopoulos, Viveon’s legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Viveon, and (ii) to recommend that the stockholders approve the transactions contemplated by the Merger Agreement, including the Business Combination, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

Before reaching its decision, the Board reviewed the diligence conducted by Viveon and its advisors, which included:

•        research on industry trends, revenue projections and other industry factors;

•        extensive meetings and calls with Suneva’s management team and representatives regarding operations, intellectual property, major customers, regulatory compliance, financial prospects and possible acquisitions, among other customary due diligence matters;

•        visits to Suneva’s headquarters and facilities in San Diego, California;

•        review of Suneva’s material business contracts and certain other legal and commercial diligence including discussions with the company’s major customers, vendors and suppliers;

•        the valuation analysis completed with a specific focus on the market sector comparables for Suneva;

•        financial and accounting diligence.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Growth Prospects.    Viveon’s Board believed that Suneva was on the path to becoming a leader in the growing and expanding regenerative aesthetics business with strong growth prospects within its core industry and possible adjacent markets through product expansion and extension. The combination of relatively low penetration and attractive addressable market growth provide ample room for additional growth after recovery from COVID-19.

•        Target Industry.    Viveon’s Board and management possess deep knowledge of the healthcare and medical technology industry, and the fact that Suneva’s business falls squarely within this particular area of expertise provides Viveon with an opportunity to leverage such expertise in order to realize the investment potential from the Business Combination.

•        Platform Supports Further Growth Initiatives.    Suneva’s existing platform supports further penetration within its existing markets and customers, the addition of new customers and entry into adjacent markets, both in the United States and internationally.

•        Valuation.    The Viveon Board concluded that the aggregate Merger Consideration payable in the Mergers reflects an appropriate valuation relative to publicly listed companies with certain characteristics comparable to Suneva such as similar industry, end markets, and growth profiles. Historically Suneva demonstrated attractive financial performance and projected revenue growth which the Viveon Board understood would be dependent on capital for such expansion. Access to capital would not only support the projected revenue growth, but also allow Suneva to achieve profitability. The Viveon Board believed the Business Combination presented a compelling acquisition opportunity for Viveon. In evaluating the financial aspects of the Business Combination, the Board reviewed a number of materials, including the transaction documents, historical financial results of the business, and projections prepared by Suneva’s management.

•        Due Diligence.    Viveon conducted a due diligence review of Suneva and its business, including review of relevant documentation and discussions with Suneva’s management and Viveon’s financial, legal and other advisors. Through Viveon’s detailed due diligence investigation, Viveon’s Board and management had knowledge of, and were familiar with, Suneva’s business and financial condition, including its historical financial results, financial plan, outstanding indebtedness and growth prospects. As part of its evaluation of Suneva, Viveon’s Board and management also considered the financial profiles of publicly traded companies in the same and adjacent sectors.

•        Other Alternatives.    Having thoroughly reviewed the other potential business combination opportunities available to Viveon, the Board believes that the Business Combination presents the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations between Viveon and Suneva, and the Board believes that such terms are reasonable and fair to Viveon’s stockholders.

The board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination or anticipated performance of Suneva may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of the combined company’s business will differ materially from the projections prepared by Suneva and reviewed by Viveon.

•        Liquidation of the Company.    The risks and costs to Viveon if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Viveon being unable to effect a business combination by December 28, 2022 and force Viveon to liquidate and the warrants to expire worthless.

•        Stockholder Vote.    The risk that Viveon’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Viveon’s control, including the condition that Viveon have available at the closing of the Business Combination an amount of cash of at least $50 million net of fees in the aggregate, including funds from the Trust Account and proceeds from the Private Placement, which condition was subsequently amended to cash of at least $30 million, net of transaction expenses, in the aggregate (see “Proposal No. 1 — Approval of the Business Combination — Conditions to Closing of the Business Combination.”).

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination. Total aggregate fees and expenses incurred to date by Viveon in connection with completing the Business Combination are approximately $3.3 million. Total aggregate estimated fees and expenses incurred and expected to be incurred through Closing by Viveon to complete the Business Combination are $8.7 million. Of the total $8.7 million aggregate estimated fees and expenses, $5.6 million will be paid to firms engaged by Viveon to act as financial advisor. Aggregate fees and expenses payable to firms engaged by Viveon to act as financial advisor include $1.5 million to Truist, $3.0 million to ClearThink, 5.0% of any capital raise from new investors, if any, to Chardan, $0.5 million to B. Riley, $0.4 million to Ladenburg, and $0.2 million to Commenda.

•        Other Risks.    Various other risks associated with the Business Combination, the business of Suneva and Suneva’s indebtedness described under “Risk Factors” beginning on page 39 of this document.

•        Interests of Certain Persons.    Some of Viveon’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Viveon’s stockholders (see “Proposal No. 1 — Approval of the Business Combination — Interests of

Certain Persons in the Business Combination” beginning on page 99 of this document). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Board concluded that the potential benefits that it expected Viveon and its stockholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination and unanimously supported the business combination based on:

•        Suneva’s strong product portfolio with competitive intellectual property;

•        Suneva’s strong regulatory competitive advantage with a PMA approval of its lead product Bellafill and opportunity to expand in markets outside of the U.S.;

•        development of a product portfolio that was intentional in striving to build a leadership position in the burgeoning regenerative aesthetics market;

•        strong revenue growth to date with the opportunity to expand on the growth with access to capital directed to sales and marketing initiatives;

•        credibility in management to build cohesive sales and marketing programs along with track-record on delivering on impressive growth and product performance in previous companies in the same sector; and

•        strong operations and capital investment in place to expand manufacturing capabilities

Accordingly, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Viveon and its stockholders.

Projected Financial Information

Viveon and Suneva do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s evaluation of the Merger, and as part of Viveon’s due diligence process, in November, 2021, Suneva’s management delivered financial projections to Viveon, including projections for revenue, profit, expense and EBITDA. Between November 2021 and January 9, 2022, Viveon reviewed Suneva’s capitalization table, conducted other due diligence and held discussions with Suneva management and advisors in order to verify the fairness and accuracy of the projections for use. During this period, Suneva’s projections were revised, producing final projections that were the culmination of a collaborative effort between Viveon and Suneva management, which Viveon ultimately compiled and provided to Suneva for review and approval. Those projections for fiscal 2022 through fiscal 2024 were subsequently provided to potential PIPE Investors. In the view of Viveon and Suneva’s management, the financial projections were prepared on a reasonable basis reflecting consultation with Suneva’s management’s currently available estimates and judgments, and presents, to the best of Viveon and Suneva’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Suneva at the time. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to rely on the prospective financial information. Suneva’s financial projections reflect numerous estimates and assumptions made by Viveon and Suneva, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Suneva’s business, all of which are difficult to predict and many of which are beyond Suneva’s control, including, among others, risks and uncertainties set forth under “Risk Factors” contained elsewhere in this proxy statement/prospectus. In developing the financial projections, numerous material assumptions were made, with respect to Suneva’s business for the periods covered by the financial projections, including but not limited to gross margin improvements as a result of the add-on transaction, timing of the increase in our sales force, timing of our access to capital from the business combination.

Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that Viveon or Suneva, their boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered.

Viveon has included summary information from such financial projections in the tables below to give its stockholders access to certain previously non-public information because such information was considered by the Board for purposes of evaluating the Merger and potential PIPE Investors for purposes of evaluating the PIPE Investment. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections are materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

The unaudited financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither Viveon’s independent registered public accounting firm nor the independent registered public accounting firm of Suneva has audited, reviewed, compiled, or performed any procedures with respect to the accompanying financial projections for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Suneva included elsewhere in this proxy statement/prospectus relates to the historical financial information of Suneva. It does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the signing of the Merger Agreement and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. The accompanying financial projections include financial measures that were not calculated in accordance with GAAP. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and our management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The financial projections and related financial support were provided to the Viveon Board during the course of the diligence process between November 2021 and January 9, 2022, as they were being completed and finalized by Suneva, comprising Suneva’s capitalization table balance sheet, and projections for EBITDA, top line revenue and revenue build extending through 2024. On January 6, 2022, Viveon management presented the final projections to the Viveon Board. The Viveon Board was also presented with the full valuation analysis as set forth below.

The financial projections assumed the business combination would close by the end of the second quarter of 2022, and that:

i.       Historical revenue growth of legacy products (Bellafill and Instalift) supported by a US sales force of 34 representatives exiting 2021 and doubling to 68 representatives through 2022, 2023 and 2024;

ii.      Suneva will be able to drive growth through marketing sale of its diverse product portfolio, including new additions to the product portfolio in 2020 and 2021 (Plasma IQ, Dermapose/Puregraft, Amplifine and Seruglow) still in the early stages of product launch and experience limited penetration into the existing customer base which would be accelerated with dedicated product marketing efforts and expands sales force from 34 to 68 representatives;

iii.     Access to capital from the business combination would (i) allow for the expanded direct US sales force which would have a direct impact on the anticipated growth in the US customer base from 1,662 in 2021 to 2,208 in 2022 (33% YOY increase), 2,790 in 2023 (26% YOY increase), and 3,246 in 2024 (16% YOY increase and the average revenue per account will grow from an estimated $18,246 in 2021 to $21,920 in 2022, to $25,949 in 2023 and $31,731 in 2024, and (ii) permit Suneva to execute the field-based clinical education programs on its products, develop regional centers of excellence programs led by clinical champions, and deliver continuing medical education programs for the entire product portfolio to drive expansion of customer accounts as well as average revenue per customer;

iv.      The expanded product portfolio realized in 2021 coupled with the expanded customer base would drive average revenue per account from $18,246 in 2021 to $21,920 in in 2022 (20% YOY increase), $25,949 in 2023 (18% YOY increase) and $31,731 in 2024 (22% YOY increase).

v.       Following the Business Combination, the Combined Entity would have $82 million in deployable capital;

vi.     US sales channel development and marketing of $39 million;

vii.    Suneva would close an add-on acquisition concurrently with closing, which improve product gross margins;

viii.   Approximately 62% of proceeds from Merger will be used for sales channel expansion and marketing programs, including direct to physician and consumer programs; and

ix.     Approximately 30% of proceeds will be used for new product development including extensions.

The Viveon Board also discussed the risks to these assumptions and projections which primarily focused on:

i.       Reduction in minimum cash to close which would be used to effectuate the expansion of the field sales force and execution on market development programs;

ii.      Any product related issues halting the manufacturing and/or distribution of the products within its portfolio whether they be developed by the company or through a distribution agreement;

iii.     Recruiting challenges in hiring sales and marketing talent to execute on the company’s sales channel expansion plans and market development programs; and

iv.      Bridge financing for the company to continue to execute on its operational plan and drive customer engagement leading up to the closing of the merger

Additionally, the Viveon Board discussed the competition and Suneva’s utilization of capital from the business combination to address the market conditions specific to the expansion of the sales force, clinical education programs, market development initiatives directed at the consumer and opportunities to expand the commercial efforts to targeted markets outside of the US. The final projections were again discussed and approved by the Viveon board on January 11, 2022 where the board also approved the business combination with Suneva.

The projections treat non-cash compensation based expenses as cash expenses. The projections were also based on estimates by our management with respect to tax assets and rates, capital expenditures, depreciation and amortization, changes in net working capital, and stock-based compensation.

Accordingly, there can be no assurance that the financial projections are indicative of the future performance of Viveon or Suneva or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

Considering that the special meeting will be held months after the date the financial projections referenced above were prepared, as well as the uncertainties inherent in any forecasted projections, stockholders are cautioned not to place undue reliance on the financial projections.

The financial projections regarding Suneva’s anticipated future operations on which the Viveon Board relied, for fiscal year 2021 through fiscal 2024, is as follows (Please see the section below entitled “Subsequent Developments that could Materially Impact the Financial Projections” for certain developments and the impact of those developments on the financial projections):

Financial Projections

In Millions $	2021E	2022E	2023E	2024E
Product Revenue
Bellafill	18.5	22.9	31.9	42.4
Silhouette Instalift	7.9	11.1	14.9	18.9
Plasma IQ*	1.4	3.3	5.3	9.5
Amplifine	0.9	2.4	4.6	8.0
Seruglow	0.2	0.5	1.0	2.0
Dermapose/Puregraft	2.1	8.2	14.7	22.2
Total Revenue	31	48.5	72.5	102.9
Gross Profit	—	31.1	48.9	69.6
Total Operating Expenses	—	38.7	44.4	55.8
Operating Income	—	(7.6)	4.5	13.8
Add back: Depreciation	—	0.2	0.1	0.3
EBITDA(1)	(7.2)	2.3	12	23.9

____________

(1)      EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization and includes the impact of stock-based compensation, which is treated as if it were a cash expense in calculating total operating expenses.

*        Suneva received a notice of termination from Neavuia North America stating that Neauvia will terminate the distribution agreement with Suneva on November 16, 2022, if the outstanding balance $2,575,850 is not paid prior to such date. There can be no assurances that given Suneva’s limited operating capital and ongoing obligations, that it will be able to pay its outstanding obligations under this Agreement to cure the outstanding amounts owed. Accordingly, Suneva would lose the rights to sell the Plasma IQ products on such date if not cured.

Valuation Analysis

During the course of negotiation, Viveon management reviewed and discussed with Suneva and its representatives due diligence materials including financial information and projections used in preparing Suneva’s financial planning and budgeting model. According to those plans, the preliminary estimated 2022 and 2023 revenue would be approximately $48.5 million and $72.5 million, respectively. Based on their experience and judgement, Viveon’s management believed that applying comparable company multiples of (i) enterprise value divided by (ii) revenue was the most appropriate metric on which to base their valuation analysis. This valuation process was presented to and approved by the board of Viveon.

To aid in this analysis, Viveon’s management reviewed publicly-traded companies that are developing and commercializing both proven and novel products and technologies in the aesthetic medicine sector and in medical technology generally, eventually narrowing the group down to the following:

Sector/Company
Medtech Aesthetic Companies
InMode Ltd. (Nasdaq: INMD)	Designs, develops, manufactures, and markets minimally invasive aesthetic medical products worldwide.
The Beauty Health Company (Nasdaq; SKIN)	Designs, develops, manufactures, markets, and sells aesthetic technologies and skincare products worldwide.
Revance Therapeutics (Nasdaq: RVNC)	A biotechnology company engaged in the development, manufacture, and commercialization of neuromodulators for various aesthetic and therapeutic indications globally.
Establishment Labs Holdings (Nasdaq: ESTA)	A medical technology company that manufactures and markets medical devices, including silicone gel-filled breast implants, for aesthetic and reconstructive plastic surgery.
High Growth Medtech
ShockWave Medical, Inc. (Nasdaq: SWAV)	A medical device company engaged in developing and commercializing intravascular lithotripsy technology for the treatment of peripheral vascular and other vascular diseases worldwide
Inari Medical, Inc. (Nasdaq: NARI)	A medical device company that develops, manufactures, markets, and sells devices for the interventional treatment of venous diseases in the United States
Pulmonx Corporation (Nasdaq: LUNG)	A medical technology company that provides minimally invasive devices for the treatment of chronic obstructive pulmonary diseases.
Silk Road Medical, Inc. (Nasdaq: SILK)	A medical device company that offers various products for the treatment of carotid artery disease called transcarotid artery revascularization

Although none of the selected companies above is directly comparable to Suneva, the companies included were chosen because they are publicly traded companies that — based on Viveon management’s familiarity with the medical technology industry and for purposes of analysis — may be considered similar to Suneva in a range of factors that include, but are not limited to, operational requirements and costs, target market dynamics, customer buying patterns, competitive environment, and sales channel management. For each selected company, Viveon management calculated

(i) the enterprise value based on stock prices during December 2021 divided by (ii) the estimated one-year forward revenue based on financial data obtained from SEC filings, CapIQ and Pitchbook estimates, as well as from publicly available equity research estimates.

The results of this analysis as of December 1, 2021 are summarized as follows:

Sector/Company	EV/2022 Revenue	EV/2023 Revenue
MedTech Aesthetic Companies
InMode Ltd.	12.3x	10.0x
The Beauty Health Company	12.4x	9.4x
Revance Therapeutics	10.4x	4.7x
Establishment Labs Holdings	10.1x	7.4x
Median	11.4x	8.4x

High Growth Medtech
ShockWave Medical, Inc.	16.4x	12.5x
Inari Medical, Inc.	13.1x	10.2x
Pulmonx Corporation	14.3x	9.2x
Silk Road Medical, Inc.	11.0x	8.2x
Median	13.7x	9.7x

Overall Median	12.4x	9.3x

Viveon’s management believed that, based on its experience with companies at similar stages of development as Suneva, the application of an EV/revenue multiples of approximately 5.3x and 3.9x respectively to Suneva’s 2022 and 2023 revenue estimates of $48.5 million and $72.5 million, respectively was at an appropriate discount to the median public multiples that supported an aggregate valuation for Suneva of $250 million. This analysis was presented to and supported by the Viveon Board of Directors.

Subsequent Developments that could Materially Impact the Financial Projections.

Suneva had been contemplating an acquisition of products of one of its suppliers. The framework of the contemplated acquisition was not to acquire the supplier, but rather to acquire two products manufactured by the supplier for which Suneva distributes. The purpose behind the acquisition was to provide Suneva control of the manufacturing process of these products. Viveon’s Board was made aware of the proposed product acquisition during its evaluation of the business combination. Discussions by and among Suneva, the supplier, and Viveon began in January and were terminated in April 2022. The financial impact of the proposed acquisition was not material towards the valuation analysis because it did not influence projected revenues included in the financial projections. Suneva was already commercializing these products through an existing distribution agreement, so Suneva’s historical revenue and projected revenue already included revenue from distribution of these two products. As a result, the decision not to pursue the concurrent acquisition of the products did not have a material impact on Suneva’s valuation requiring any adjustments to be made to the financial projections or the already agreed upon valuation at the time.

Subsequent to the preparation of the financial projections, certain developments occurred related to Suneva’s business and financial position that had a negative material impact on the financial projections. These developments include but are not limited to:

•        Suneva did not complete the acquisition referred to above, which assumed certain product gross margin improvements. As a result, the assumptions related to the gross margin improvement will not be realized. The total gross margin improvement assumed in years 2022, 2023, 2024 were $2.67 million, $4.76 million, and $7.1 million, respectively. As a result, EBITDA loss for 2022 may increase from $7.8 million and EBITDA profit for 2023 may be reduced from $4.4 million;

•        The financial projections assumed $82 million in capital at closing. As a result of redemptions and increased transactional costs and expenses, capital at closing may be reduced to $30 million or less net of fees, as a result of an amendment to the Merger Agreement. Any reduction in the capital at closing below $82 million would have a negative impact on Suneva’s business plan, including, but not limited to, Suneva’s anticipated increase in its sales force and marketing programs including clinical educational programs, which would negatively impact sales forecasts and customer account growth and Suneva’s planned investments in new product innovations; and

•        Inability to secure bridge financing resulting in delays or inability to pay certain suppliers and/or distributors which may result in a loss of exclusivity or possible termination of distribution agreements.

•        Amendment to Dermapose agreement resulting from Suneva’s inability to meet its minimum purchase obligation as a result of Viveon’s failure to secure a PIPE or bridge financing. Such amendment resulted in Suneva’s loss of exclusivity and loss of Suneva’s rights to distribute Dermapose.

All of these events and their respective impact(s) have been presented to and acknowledged by the boards of both Viveon and Suneva. The Viveon Board did not believe that these developments had a material negative impact on Suneva’s valuation or the consideration paid in connection with the transaction.

Certain Engagements in Connection with the Business Combination and Related Transactions

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement on January 12, 2022 (the “Signing Date”), Viveon and the Sponsor entered into a Sponsor Earnout Agreement (the “Sponsor Earnout Agreement”) pursuant to which (i) 5,142,857 Private Warrants and 1,437,500 shares of Viveon Common Stock held by the Sponsor on the Signing Date, and (ii) 1,028,571 Viveon Warrants and 287,500 shares of Viveon Common Stock that will be issued to the Sponsor at Closing (the “Sponsor Earnout Amount”), will be placed into escrow at Closing and become subject to vesting restrictions tied to achievement of the Milestone Events and will be earned upon the occurrence of the applicable Milestone Event.

•        The Sponsor will earn 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the First Earnout Period the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock satisfies the First Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Second Earnout Period, the VWAP of the Viveon Common Stock satisfies the Second Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Third Earnout Period, the VWAP of the Viveon Common Stock satisfies the Third Milestone.

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Sponsor will earn the shares of the Sponsor Earnout Amount issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The Sponsor Earnout Amount will not be released from escrow until the applicable portion of the Sponsor Earnout Amount is earned as a result of the occurrence of the applicable Earnout Milestone. The Suneva securityholders are eligible to receive additional consideration upon the occurrence of the same Earnout Milestones. Any portion of the Sponsor Earnout Amount not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

Satisfaction of 80% Test

It is a requirement under the NYSE American Rules that the business or assets acquired in Viveon’s initial business combination have a fair market value equal to at least 80% of Viveon’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of January 12, 2022, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $203.3 million (excluding of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $162.2 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the equity value of Suneva of approximately $250 million. In determining whether the equity value described above represents the fair market value of Suneva, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Merger Agreement” and that the $250 million Suneva equity value was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Expected Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Viveon, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Suneva will be treated as the accounting acquirer. This determination was primarily based on the expectations that, immediately following the Business Combination, Suneva’s stockholders will have a majority of the voting power of the Combined Entity, Suneva’s senior management will comprise substantially all of the senior management of New Suneva, the relative size of Suneva compared to Viveon, and Suneva’s operations will comprise the ongoing operations of New Suneva. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Suneva is issuing stock for the net assets of Viveon. The net assets of Viveon will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Suneva.

The Merger Agreement

General Description of the Merger Agreement

On January 12, 2022, Viveon, Suneva and Merger Sub entered into the Merger Agreement. The Board unanimously approved the Merger Agreement on January 11, 2022 and resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Viveon. Pursuant to the terms of the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into Suneva, with Suneva being the surviving corporation and following the merger Suneva will be a wholly owned subsidiary of Viveon. In connection with the Business Combination, Viveon shall be renamed “Suneva Holdings, Inc.”

Consideration

Initial Consideration

The total consideration to be paid at the Closing (the “Initial Consideration”) by Viveon to Suneva security holders will be an amount equal to $250 Million (plus $2,582,075 which is the aggregate exercise price for all of the In-The-Money Suneva Options and Warrants). The Initial Consideration will be payable in shares of Common Stock valued at $10 per share. Viveon will issue to Suneva Equityholders 25,258,208 shares of Common Stock (including 664,198 shares underlying options to be issued to Suneva Equityholders) in the aggregate as the Initial Consideration.

Earnout Payments

In addition to the Initial Consideration, the Suneva security holders will also have the contingent right to earn the Earnout Consideration as follows:

•        The Suneva security holders will earn 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the First Earnout Period, the VWAP of Viveon Common Stock satisfies the First Milestone.

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the Second Earnout Period, the VWAP of the Viveon Common Stock satisfies the Second Milestone.

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the Third Earnout Period, the VWAP of the Viveon Common Stock satisfies the Third Milestone.

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Suneva security holders will earn the shares of the Earnout Consideration issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The aggregate shares of the Earnout Consideration (1) will be issued to the Suneva security holders at Closing in accordance with their respective pro rata shares of the Earnout Consideration (determined based on the fully diluted Suneva capital stock, including stock options, warrants and convertible notes), except that shares of the Earnout Consideration issued in respect of Suneva stock options will be retained by Viveon and not issued to the holders of Suneva stock options, and (2) will be placed in escrow at Closing, subject to the performance of the milestones.

In the case of the Suneva security holders (other than holders of Suneva stock options), the shares of the Earnout Consideration will not be released from escrow until they are earned as a result of the occurrence of the applicable Earnout Milestone. Shares of the Earnout Consideration not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

In the case of the holders of Suneva stock options, the shares of the Earnout Consideration will not be released from escrow until the later of the occurrence of the applicable Earnout Milestone within the applicable Earnout Period and the date on which the assumed stock options of such holder vest, but only if such holder continues to provide services to Viveon or one of its subsidiaries at such time. Shares of the Earnout Consideration that are not earned by a holder of Suneva Stock options on or before the fifth anniversary of the Closing Date will be forfeited without any consideration. Shares forfeited by a holder of Suneva stock options will be reallocated to the other Suneva security holders who remain entitled to receive shares of Earnout Consideration in accordance with their respective pro rata shares.

Treatment of Suneva Securities

Cancellation of Securities.    Each share of Suneva capital stock, if any, that is owned by Viveon, Merger Sub, Suneva, or any of their subsidiaries (as treasury stock or otherwise) immediately prior to the effective time of the Merger, will automatically be cancelled and retired without any conversion or consideration.

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Suneva’s Series AA Preferred Stock, par value $0.001 per share (“Suneva Preferred Stock”) (other than any such shares of Suneva capital stock cancelled as described above), will be converted into the right to receive shares of Viveon Common Stock equal to the Conversion Ratio, and shares of Common Stock as Earnout Consideration as, and subject to the contingencies, described above.

Common Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Suneva’s common stock, par value $0.001 per share (“Suneva Common Stock”) (other than any such shares of Suneva capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Viveon Common Stock equal to the number of shares of Suneva Common Stock prior to the Business Combination multiplied by the Conversion Ratio, and shares of Common Stock as Earnout Consideration as, and subject to the contingencies, described above.

Merger Sub Securities.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the Combined Entity.

Stock Options.    At the Effective Time, each outstanding Suneva Option will be cancelled and exchanged for such number of options to purchase Viveon Common Stock equal to the number of shares of Suneva Common Stock underlying the Suneva Option multiplied by the Conversion Ratio, with the exercise price of the new option equal to the exercise price of the Suneva Option divided by the Conversion Ratio.

Warrants.    Contingent on and effective as of immediately prior to the Effective Time, each outstanding Suneva Warrant will be treated in accordance with the terms of the relevant agreements governing such Suneva Warrants and cancelled and exchanged for such number of shares of Viveon Common Stock equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock underlying the Suneva Warrant multiplied by the Conversion Ratio. All such warrants will be cancelled and extinguished.

Convertible Notes.    Contingent on and effective as of immediately prior to the Effective Time, the Suneva Convertible Notes outstanding as of immediately prior to the Effective Time, will be treated in accordance with the terms of the relevant agreements governing such convertible notes and exchanged for shares of Viveon Common Stock in an amount equal to the number of shares of Suneva Common Stock or Suneva Preferred Stock underlying such Suneva Convertible Note multiplied by the Exchange and such shares will be treated as described above.

Post-Closing Board of Directors and Executive Officers

The Merger Agreement provides that New Suneva’s initial board of directors will consist of seven directors, of which: (i) the Sponsor has the right to designate two independent directors, one of whom must qualify as an audit committee financial expert who is willing and qualified to chair New Suneva’s audit committee, and one of whom has experience in the healthcare industry; (ii) Suneva has the right to designate five directors; and (iii) at least a majority of New Suneva’s board of directors must qualify as independent directors under the Securities Act and the NYSE American rules. The Merger Agreement also provides that, immediately after the Effective Time, the following individuals will hold the positions opposite their names:

Name	Age	Position(s)
Executive officers
Patricia Altavilla	64	President and Chief Executive Officer
Dr. Brian Pilcher	53	Chief Scientific Officer
Pamela Misajon	63	Vice President of Regulatory & Quality Affairs
Michael Brower	65	Chief Financial Officer
Directors
Patricia Altavilla	64	Director (Class III)
Dennis Condon	73	Director (Class III)
Vince Ippolito	63	Director (Class II)
Ron Eastman	70	Director (Class II)
Brian Chee	56	Director (Class III)
Jagi Gill	56	Director (Class I)
Demetrios (Jim) G. Logothetis	65	Director (Class I)

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, (z) healthcare compliance and (aa) certain representations related to securities law and activity. Viveon has additional representations and warranties, including (a) issuance of shares, (b) trust fund, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) certain business practices, (g) expenses, indebtedness and other liabilities, (h) brokers and other advisors and (i) PIPE financing.

Conduct of Business by Suneva

Each of Suneva and Viveon has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets.

Each party has also agreed that, without the other party’s prior written consent, except as expressly contemplated by the Merger Agreement or any additional agreements, or as required by applicable Law, during the Interim Period it shall not, and shall not permit any of its subsidiaries, to:

•        amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated by the Merger Agreement, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

•        amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of Suneva, any Material Contract (as defined in the Merger Agreement) or (B) in the case of Viveon, material contract, agreement, lease, license or other right or asset of Viveon, as applicable;

•        other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by Suneva or Viveon, as applicable, of more than $500,000 (individually or in the aggregate);

•        make any capital expenditures in excess of $500,000 (individually or in the aggregate);

•        sell, lease, license or otherwise dispose of any of Suneva’s or Viveon’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

•        solely in the case of Suneva, sell, lease, license or otherwise dispose of any Company Owned IP (as defined in the Merger Agreement);

•        (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated by the Merger Agreement or by any Additional Agreement (as defined in the Merger Agreement), amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

•        (A) make any loan, advance or capital contribution to any person; (B) incur any Indebtedness (as defined in the Merger Agreement) including drawings under the lines of credit, in the case of Suneva, in excess of an aggregate principal amount of $250,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of Suneva would exceed $1,000,000 other than (1) loans evidenced by promissory notes made to Viveon as working capital advances as described in the Prospectus (as defined in the Merger Agreement) and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

•        suffer or incur any Lien, except for Permitted Liens, on Suneva’s or Viveon’s, as applicable, assets;

•        delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to Suneva or Viveon, as applicable, or write off or make reserves against the same (other than, in the case of Suneva, in the ordinary course of business consistent with past practice);

•        merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other person; make any material investment in any person; or be acquired by any other person;

•        terminate or allow to lapse any insurance policy protecting any of Suneva’s or Viveon’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

•        institute, settle or agree to settle any Action (as defined in the Merger Agreement) before any Authority (as defined in the Merger Agreement), in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

•        except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

•        change its principal place of business or jurisdiction of organization;

•        except in connection with the exercise of Company Options, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Viveon of shares of Viveon Common Stock and Viveon units held by its public stockholders, or as otherwise contemplated herein or in any Additional Agreement;

•        (A) make, change or revoke any material tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of taxes; (D) enter into any tax allocation, tax sharing, tax indemnity or other closing agreement relating to any taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to taxes); (E) surrender or forfeit any right to claim a material tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment (as defined in the Merger Agreement);

•        enter into any transaction with or distribute or advance any material assets or property to any of its affiliates, other than the payment of salary and benefits in the ordinary course;

•        solely in the case of Suneva, other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of Suneva at the level of manager or above, except for year-end annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of Suneva, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of Suneva, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

•        solely in the case of Viveon, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for Viveon before and after the Closing);

•        fail to duly observe and conform to any applicable Laws and Orders; or

•        agree or commit to do any of the foregoing.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such terms are defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. Viveon has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Viveon also agreed to prepare a proxy statement to seek the approval of its stockholders of the Extension Proposal. On February 10, 2022, Viveon filed a proxy statement, that was supplemented on February 14, 2022, seeking approval of the Extension Proposal at the Annual Meeting, which was approved.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing and no party has any post-Closing indemnification obligations.

Viveon Omnibus Incentive Plan and Employee Stock Purchase Plan

Viveon has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) and employee stock purchase plan (the “ESPP”), in each case to be effective as of the Closing and in a form mutually acceptable to Viveon and Suneva, subject to approval of the Incentive Plan and the ESPP by the Viveon stockholders. The Incentive Plan will provide for an initial aggregate share reserve equal to 15% of the number of shares of Viveon Common Stock at the Closing and an “evergreen” provision that is mutually agreeable to Viveon and Suneva will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by Viveon and Suneva. The ESPP will provide for an initial aggregate share reserve equal to 15% of Viveon Common Stock at the Closing and an “evergreen” provision that is mutually agreeable to Viveon and Suneva will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by Viveon and Suneva. See the sections titled “Proposal 6 — The 2022 Incentive Plan Proposal” and “Proposal 7 — the 2022 Employee Stock Purchase Plan Proposal” for more information.

Non-Solicitation Restrictions

Each of Viveon and Suneva has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party relating to an Alternative Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal, other than as expressly excluded from the definition of an Alternative Transaction. Each of Viveon and Suneva has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of Viveon and Suneva, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement), (iv) Viveon having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Merger (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”), (v) the conditional approval for listing by NYSE American of the shares of Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, (vi) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended, (vii) approval by Parent’s stockholders of the Extension Proposal, which occurred at the Annual Meeting, (viii) approval by Suneva’s stockholders of the Merger and related transactions, and (ix) approval by Viveon’s stockholders of (a) the Merger, (b) the Charter Amendment Proposal, (c) the NYSE American Proposal, and (d) the Incentive Plan Proposal. Our Sponsor and the Initial Stockholders have agreed to vote the Founder Shares and any public shares owned by them in favor of any proposed business combination, including the Business Combination. As a result, the Business Combination could be approved with only 813 additional public shares, or approximately 0.008%, of the 10,064,124 outstanding shares of our Common Stock.

Solely with respect to Viveon and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) Suneva having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Suneva, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Suneva or any of its subsidiaries, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Suneva or any of its subsidiaries, (iv) Suneva and its securityholders shall have executed and delivered to Viveon each Additional Agreement (as defined in the Merger Agreement) to which they each are a party, (v) Suneva delivers certain certificates to Viveon, and (vi) resignation of certain Suneva directors as set forth in the Merger Agreement.

Solely with respect to Suneva, the consummation of the Merger is conditioned upon, among other things, (i) Viveon and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Viveon and Merger Sub, other than certain fundamental representations as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect on Viveon or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain fundamental representations, as defined in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Viveon or Merger Sub, (v) the Amended Parent Charter (as defined in the Merger Agreement) being filed with, and declared effective by, the Delaware Secretary of State, (vi) Viveon delivers certain certificates to Suneva, (vii) the size and composition of the post-Closing board of directors of Viveon have been appointed as set forth in the Merger Agreement, (viii) the Sponsor and other stockholders, as applicable, shall have executed and delivered to Suneva each Additional Agreement to which they each are a party, (ix) the amount of Parent Closing Cash (as defined in the Merger Agreement) being at least equal to $30 million, taking into account of any PIPE, other equity investments or debt financing facilities received by Viveon prior to or substantially concurrently with the Closing, net of Company Expenses and Parent Expenses (each as defined in the Merger Agreement). On July 13, 2022, the parties agreed to amend the Merger Agreement to reduce the Parent Closing Cash condition from $50 million, net of Company Expenses and Parent Expenses to $30 million, net of Company Expenses and Parent Expenses. Based on funds in the Trust Account of the amount of approximately $51.9 million as of June 30, 2022 approximately 23,302 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. Further, Suneva has the right to waive the Parent Closing Cash Condition Therefore there is no guarantee that, immediately following the Closing, New Suneva will have some or all of the $30,000,000.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)      by either Viveon or Suneva if (A) the Merger and related transactions are not consummated on or before December 31, 2022 (the “Outside Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to December 31, 2022, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Viveon or Suneva, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Viveon or Suneva if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority.

(iii)   by mutual written consent of Viveon and Suneva duly authorized by each of their respective boards of directors; and

(iv)   by either Viveon or Suneva, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about Viveon, Suneva or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Viveon, Suneva or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that Viveon makes publicly available in reports, statements and other documents filed with the SEC. Viveon and Suneva investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Agreements Related to the Business Combination Agreement

Parent Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Viveon, Suneva and the Sponsor and the officers and directors of Viveon entered into support agreements (the “Parent Stockholder Support Agreements”) pursuant to which the Sponsor and the officers and directors of Viveon have agreed to vote all shares of Viveon common stock beneficially owned by them, including any additional shares of Viveon they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Viveon is afforded to consummate an initial business combination.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Viveon, Suneva and certain stockholders of Suneva entered into support agreements (the “Company Stockholder Support Agreements”), pursuant to which such Suneva stockholders have agreed to vote all common and preferred stock of Suneva beneficially owned by them, including any additional shares of Suneva they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement the Signing Date, Viveon and the Sponsor entered into the Sponsor Earnout Agreement pursuant to which the Sponsor Earnout Amount will be placed into escrow at Closing and become subject to vesting restrictions tied to achievement of the Milestone Events and will be earned upon the occurrence of the applicable Milestone Event.

•        The Sponsor will earn 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the First Earnout Period the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock satisfies the First Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Second Earnout Period, the VWAP of the Viveon Common Stock satisfies the Second Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Third Earnout Period, the VWAP of the Viveon Common Stock satisfies the Third Milestone.

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Sponsor will earn the shares of the Sponsor Earnout Amount issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The Sponsor Earnout Amount will not be released from escrow until the applicable portion of the Sponsor Earnout Amount is earned as a result of the occurrence of the applicable Earnout Milestone. The Suneva securityholders are eligible to receive additional consideration upon the occurrence of the same Earnout Milestones. Any portion of the Sponsor Earnout Amount not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

Additional Agreements to be Executed at Closing.

Lock-Up Agreements

In connection with the Closing, certain key Suneva stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lockup Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is six months after the Closing Date. The term “Lockup Shares” mean the Merger Consideration Shares and the Earnout Shares, if any, whether or not earned prior to the end of the Lock-up Period, and including any securities convertible into, or exchangeable for, or representing the rights to receive Common Stock, and the term “Lock-Up Period” means the period from the Closing Date until six (6) months after the Closing Date, but ending early as to 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the Closing Date.

Viveon Amended and Restated Registration Rights Agreement

At the closing, Viveon will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of Viveon and Suneva with respect to their shares of Viveon acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with Viveon’s initial public offering and any shares issuable on conversion of preferred stock or loans. The agreement amends and restates the registration rights agreement Viveon entered into on December 22, 2020 in connection with its initial public offering. Subject to the Lock-Up Agreements described above, the holders of a majority of the shares held by the existing Viveon stockholders, and the holders of a majority of the shares held by the Suneva stockholders will each be entitled to make one demand that the Company register such securities for resale under the Securities Act, or two demands each if Viveon is eligible to use Form S-3 or a similar short-form registration statement. In addition, the holders will have certain “piggy-back” registration rights that require Viveon to include such securities in registration statements that Viveon otherwise files. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, form of Parent Stockholder Support Agreement, form of Company Stockholder Support Agreement, form of Lock-Up Agreement, and form of Amended and Restated Registration Rights Agreement, copies of which are filed with Viveon’s Current Report on Form 8-K dated January 12, 2022, as Exhibits 2.1, 10.1, 10.2, 10.3, and 10.4, respectively, and the terms of which are incorporated by reference herein.

Interests of Viveon’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If a proposed Business Combination is not completed by the Extension Date, or Viveon is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, Viveon will be required to dissolve and liquidate. In such event, the 5,031,250 Founder Shares currently held by Viveon’s officers, directors and Sponsor (all of which Sponsor holdings may be deemed to be held by Viveon’s officers and directors), which were acquired prior to the IPO will be worthless because such holders, including the Sponsor, have agreed to waive their rights to any liquidation distributions. Such shares of Common Stock had an aggregate market value of approximately $52.3 million based on the closing price of our Common Stock of $10.40 on the NYSE American as of October 28, 2022;

•        Similarly, our Sponsor purchased 18,000,000 Private Warrants for $0.50 per private warrant, for an aggregate purchase price of $9,000,000. The Private Warrants will be worthless if we cannot complete the Business Combination or an alternative initial business combination by the Extension Date or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate a Business Combination or an alternative initial business combination;

•        With certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        On March 21, 2022 we entered into subscription agreements with several lenders affiliated with our Sponsor for a loan of up to $4,000,000, in the aggregate, including Rom Papadopoulos, our Chief Financial Officer, who has committed to loan us up to $400,000, for which we will issue a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 to the subscribers, including a note in the amount of $400,000 that would be issued to Dr. Papadopoulos if we fully draw on his commitment. In addition, pursuant to the terms of the Subscription Agreements, the subscribers who fund their commitments will receive the Subscription Warrants, including a Subscription Warrant that would be issued to Dr. Papadopoulos to acquire 200,000 shares of Viveon Common Stock if we fully draw on his commitment. To date, Viveon has drawn $280,000 of the $400,000 commitment from Dr. Papadopoulos and, therefore, has issued Subscription Warrants to Dr. Papadopoulos to purchase 140,000 shares of Viveon Common Stock. Unlike the Public Warrants held by Viveon’s public stockholders, and the Private Warrants issued at the time of the Viveon IPO, each Subscription Warrant entitles the holder to purchase one whole share of Viveon Common Stock at $11.50 per share, exercisable immediately from issuance. Further, the Subscription Warrants are exercisable for a period of 49 months commencing on the date of the initial business combination and have a cashless exercise feature that is available at any time. Commencing on the date that is 13 months following the closing of the initial business combination, the holders of the Subscription Warrants, including Dr. Papadopoulos if we draw on his commitment, have the additional right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible or $9,250,000 in the aggregate (based on 1,850,000 Subscription Warrants outstanding), including up to $1,000,000 payable to Dr. Papadopoulos if we fully draw on his commitment and he exercises his right to have Viveon purchase all 200,000 of his Subscription Warrants. In the event that we do not consummate a business combination by December 31, 2022, the note will be repaid only from amounts remaining outside of Viveon’s trust account, if any. The accompanying Subscription Warrant will not become exercisable until we consummate an initial business combination and will expire worthless if we fail to do so. Dr. Papadopoulos is the managing member of our Sponsor, of which Dr. Jagi Gill is also a member; no other director, or officer of Viveon, or their affiliates, participated in the loan;

•        Our Sponsor holds 5,031,250 shares of Viveon Common Stock acquired for an aggregate purchase price of $25,000, or an effective price of $0.005 per share, which shares, if unrestricted and freely-tradable, would be valued at approximately $52.3 million based on the closing price of Viveon Common Stock of $10.40 on the NYSE American as of October 28, 2022. Similarly, our Sponsor holds 18,000,000 Private Warrants acquired for an aggregate purchase price of $9,000,000, or $0.50 per Private Warrant, which warrants, if unrestricted and freely-tradable, would be valued at approximately $1.6 million based on the closing price of Viveon’s Public Warrants of $0.09 on the NYSE American as of October 28, 2022. Accordingly, our Sponsor, including Dr. Jagi Gil and Dr. Rom Papadopoulos to the extent of their pecuniary interest in the Sponsor’s shares, can earn a positive rate of return on these shares and warrants even if New Suneva’s public stockholders experience a negative return following the consummation of the Business Combination;

•        We have agreed to reimburse our officers and directors for out-of-pocket expenses they incur on our behalf and repay any loans they make to us, but only out of funds not held in the Trust Account. Any reimbursements and repayments in excess of that amount will be made only if we consummate the Business Combination or an alternative business combination. As of the date of this proxy statement/prospectus, there were no such unreimbursed out-of-pocket expenses;

•        If the Business Combination is completed, both Jagi Gill, who is our current Chief Executive Officer and Chairman of the Board, and who is a member of our Sponsor, and Demetrios G. Logothetis, who is a current Director of Viveon, will be appointed to serve as a member of New Suneva’s Board and expect to receive compensation for services in an amount to be determined by New Suneva’s Board following the consummation of the Business Combination;

•        The exercise of Viveon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest;

•        The fact that the Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        If we cannot complete the Business Combination or an alternative initial business combination by the Extension Date, or obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, we will be required to liquidate. However, the Founders Shares, which our Sponsor acquired for $25,000, do not have liquidation rights and our Sponsor and initial stockholders will not receive any payment for them in the event of a liquidation;

•        We pay $20,000 per month to our Sponsor for office space and related services, but only out of funds not held in the Trust Account. Any payment due in excess of the funds held outside of the Trust Account will be made only if we consummate the Business Combination or an alternative business combination. So, the Founder may forfeit payment if we do not consummate the Business Combination or an alternative initial business combination; and

•        The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with holders of Public Shares. As such, the Sponsor and its affiliates may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•        If Viveon is unable to complete a proposed Business Combination by the Extension date, or is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Rom Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $12,725,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $3,700,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreements, including $280,000 owed to Dr. Papadopoulos under the Subscription Agreement. In the event that Viveon fully draws on the Subscription Agreements, and Dr. Papadopoulos funds his commitment of $400,000, the aggregate dollar amount of funds the Sponsor and its affiliates, including Jagi Gill and Dr. Papadopoulos, have at risk that depends on completion of a proposed Business Combination is $13,025,000, comprised of (a) $25,000 representing the aggregate purchase price paid for the Founder Shares, (b) $9,000,000 representing the aggregate purchase price paid for the Private Warrants, and (c) $4,000,000 representing amounts owed to affiliates of the Sponsor under the Subscription Agreement, including $400,000 owed to Dr. Papadopoulos under the Subscription Agreement.

Further, Chardan served as underwriter in Viveon’s IPO, and, upon consummation of the Business Combination, Chardan will be entitled to receive $7,043,750 of deferred underwriting commissions. Viveon also entered into a separate agreement with Chardan pursuant to which Chardan will be entitled a capital market fee equal in the amount of 5% of any capital raise from new investors in the Business Combination (estimated to be $250,000). The deferred underwriting commissions and capital market fee are contingent upon successful completion of the Business Combination. The total estimated fees payable to Chardan that are contingent on completion of the Business Combination are $7,293,750.

Our board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the public stockholders that they approve the Business Combination. However, the personal and financial interests of our directors and officers may influence their motivation in supporting the Business Combination. Consequently, our directors and officers may have a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in our stockholders’ best interest.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon the Closing (depending on the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares), Viveon’s public stockholders will own approximately 12.9% to 13.0% of New Suneva Common Stock, the Initial Stockholders will own approximately 9.2% to 9.3% of New Suneva Common Stock, and the Suneva Equityholders will own approximately 77.8% of New Suneva Common Stock. This ownership percentage with respect to New Suneva following the Business Combination does not take into account (i) shares of Common Stock underlying existing Suneva Options, (ii) shares underlying the Warrants outstanding following the Business Combination, or (iii) the issuance of any shares after the Closing of the Business Combination under the 2022 Incentive Plan or the 2022 ESPP. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different.

Additionally, it is anticipated that, upon the Closing (depending on the degree to which holders of Public Shares exercise redemption rights with respect to their Public Shares), on a fully diluted basis, Viveon’s public stockholders will own approximately 23.3% of New Suneva Common Stock, the Initial Stockholders will own approximately 20.2% of New Suneva Common Stock (including shares of Common Stock issued subject to earnout arrangements), the Suneva Equityholders will own approximately 54.0% of New Suneva Common Stock (including shares of Common Stock underlying existing Suneva Options and shares of Common Stock issued subject to earnout arrangements), and the Subscription Investors will own approximately 2.5% of New Suneva Common Stock. This ownership percentage with respect to New Suneva following the Business Combination does not take into account the issuance of any shares after the Closing of the Business Combination under the 2022 Incentive Plan or the 2022 ESPP. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different.

The ownership tables set forth the anticipated ownership of New Suneva upon completion of the Business Combination assuming no redemptions and maximum redemptions.

Assuming No Redemptions:    This presentation assumes that no Viveon public stockholders elect to have their Viveon Public Shares redeemed for cash in connection with the Business Combination.

Assuming Maximum Redemptions:    This presentation assumes that 23,302 Viveon Public Shares are redeemed for aggregate redemption payments of $240,160, assuming a $10.31 per share Redemption Price based on funds in the Trust Account as of June 30, 2022. The Business Combination Agreement includes a condition to the Closing, that, at the Closing, the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of the Viveon IPO, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling no less than $30,000,000, net of (i) Suneva transaction expenses, (ii) certain Viveon expenses and obligations, and (iii) the repayment of a $1.5 million convertible promissory note (the “Intuitus Note”) if not converted to Common Stock of New Suneva at or prior to the Closing, pursuant to its terms. The current presentation assumes conversion of the Intuitus Note into shares of Common Stock of New Suneva. Such shares are included in the Suneva Equityholders in the table below. As the Viveon Initial Stockholders waived their redemption rights, only redemptions by Viveon public stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table illustrates varying ownership levels in New Suneva, assuming consummation of the Business Combination and no redemptions and maximum redemptions by Viveon public stockholders:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Suneva Equityholders(1)(2)(3)	36,278,455	77.8%	36,278,455	77.8%
Viveon Public Stockholders(4)(5)	6,039,124	13.0%	6,015,822	12.9%
Viveon Initial Stockholders(6)(7)(8)(9)	4,312,500	9.2%	4,312,500	9.3%
Pro forma Combined Company Common Stock	46,630,079	100.0%	46,606,777	100.0%
(1)

Includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equityholders. Such shares will issued at Closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equityholders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(2)	Excludes 664,198 shares of Common Stock underlying existing Suneva Options.
(3)

Excludes 315,555 shares of Earnout Shares of Common Stock issued and placed into escrow in respect of existing Suneva Options. New Suneva shall retain all rights attributable to ownership of any Earnout Shares placed in escrow in respect of Suneva Options unless and until such Earnout Shares are released to the holders of Suneva Options.

(4)	Excludes 10,062,500 shares of Common Stock issuable upon exercise of the Public Warrants and includes the issuance of 1,006,250 shares of Common Stock pursuant to the Rights.
(5)	Reflects the redemption of 15,092,126 Viveon Public Shares in connection with the Extension Amendment.
(6)	Excludes 9,000,000 shares of Common Stock issuable upon exercise of the Private Warrants and 1,006,250 shares of Common Stock subject to forfeiture upon exercise of Rights.

(7)

Excludes an aggregate of 6,171,428 Private Warrants (the “Sponsor Earnout Warrants”) pursuant to the Sponsor Earnout Agreement as the earnout contingency has not yet been met. The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(8)

Includes an aggregate of 1,725,000 shares of Common Stock (the “Sponsor Earnout Shares”) pursuant to the Sponsor Earnout Agreement. The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. The Viveon Initial Stockholders in whose names the Sponsor Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(9)	Excludes 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.

The following table illustrates varying ownership levels in New Suneva, assuming consummation of the Business Combination, no redemptions and maximum redemptions by Viveon public stockholders, and taking into consideration all potentially dilutive securities:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Suneva Equityholders(1)(2)(3)	37,258,208	54.0%	37,258,208	54.0%
Viveon Public Stockholders(4)(5)	16,101,624	23.3%	16,078,322	23.3%
Viveon Initial Stockholders(6)(7)(8)(9)	13,966,786	20.2%	13,966,786	20.2%
Subscription Investors(10)	1,710,000	2.5%	1,710,000	2.5%
Pro forma Combined Company Common Stock	69,036,618	100.0%	69,013,316	100.0%

__________

(1)

Includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equityholders. Such shares will be issued at closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equityholders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(2)	Includes 664,198 shares of Common Stock underlying existing Suneva Options.
(3)

Includes 315,555 shares of Earnout Shares of Common Stock issued and placed into escrow in respect of existing Suneva Options. New Suneva shall retain all rights attributable to ownership of any Earnout Shares placed in escrow in respect of Suneva Options unless and until such Earnout Shares are released to the holders of Suneva Options.

(4)	Includes 10,062,500 shares of Common Stock issuable upon exercise of the Public Warrants and the issuance of 1,006,250 shares of Common Stock pursuant to the Rights.
(5)	Reflects the redemption of 15,092,126 Viveon Public Shares in connection with the Extension Amendment.
(6)	Includes 9,000,000 shares of Common Stock issuable upon exercise of the Private Warrants and excludes 1,006,250 shares of Common Stock subject to forfeiture upon exercise of Rights.
(7)

Includes an aggregate of 6,171,428 Private Warrants (the “Sponsor Earnout Warrants”) pursuant to the Sponsor Earnout Agreement as the earnout contingency has not yet been met. The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(8)

Includes an aggregate of 1,725,000 shares of Common Stock (the “Sponsor Earnout Shares”) pursuant to the Sponsor Earnout Agreement. The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. The Viveon Initial Stockholders in whose names the Sponsor Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(9)	Includes 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.
(10)	Excludes the 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.

Name; Headquarters

New Suneva’s headquarters will be located at 5870 Pacific Center Blvd San Diego, CA 92121. New Suneva’s telephone number is (858) 550-9999.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Viveon Common Stock and (ii) of the Business Combination to U.S. Holders and Non-U.S. Holders of Suneva Common Stock.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Viveon Common Stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income, the alternative minimum tax, the impact of special tax accounting rules under Section 451(b) of the Code, or any aspects of U.S. federal taxation other than those pertaining to the income tax, such as estate or gift tax laws, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling or opinion of counsel has been requested or will be obtained from the IRS regarding any U.S. federal income tax consideration described herein; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Viveon Common Stock and, after the completion of the Business Combination, Viveon Common Stock, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Viveon Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Viveon Common Stock or, after the Business Combination, Viveon Common Stock (excluding treasury shares);

•        persons holding Viveon Common Stock or, after the Business Combination, Viveon Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations or passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Viveon Common Stock or Suneva stock, and, after the Business Combination, Viveon Common Stock received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or of a political subdivision of the United States;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Viveon Common Stock, and, after the Business Combination, Viveon Common Stock received in the Business Combination that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Viveon Common Stock, and, after the Business Combination, Viveon Common Stock received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of redemption of Viveon Common Stock, the Business Combination and the ownership and disposition of Viveon Common Stock.

Because Units can be separated into their component parts at the option of the holder, a beneficial owner of a Unit should be treated as the owner of the underlying component Viveon Common Stock and rights for U.S. federal income tax purposes. The discussion below with respect to Viveon Common Stock should also apply to holders of Units (as the deemed owner of the underlying component Viveon securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF VIVEON COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF SUNEVA COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF VIVEON COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Viveon Common Stock for cash as described in the section entitled “Special Meeting of Viveon Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Viveon Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the Viveon Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Viveon Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Viveon Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Viveon Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Viveon’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Viveon Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Viveon Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Viveon Common Stock treated as held by the U.S. Holder (including any Viveon Common Stock constructively owned by the U.S. Holder as a result of owning rights) relative to all of the shares of Viveon Common Stock outstanding both before and after the redemption. The redemption of Viveon Common Stock generally will be treated as a sale or exchange of the Viveon Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Viveon or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Viveon Common Stock actually owned by the U.S. Holder, but also shares of Viveon Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Viveon Common Stock which could be acquired pursuant to the exercise of the rights.

In order to meet the substantially disproportionate test for sale or exchange treatment, the percentage of Viveon’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Viveon Common Stock must, among other requirements, be less than 80% of the percentage of Viveon’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest satisfying the second of the above tests for sale or exchange treatment if either (i) all of the shares of the Viveon Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Viveon Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Viveon Common Stock. The redemption of the Viveon Common Stock will not be essentially equivalent to a dividend for purposes of the third of the above sale or exchange treatment tests if a U.S. Holder’s redemption results in a

“meaningful reduction” of the U.S. Holder’s proportionate interest in Viveon. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Viveon will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Viveon Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Viveon Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its rights or possibly in other Viveon Common Stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Viveon Common Stock as described in the section entitled “Special Meeting of Viveon Stockholders — Redemption Rights” as a sale or exchange under Section 302 of the Code or a distribution under Section 301 of the Code with respect to shares of Viveon Common Stock will generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Viveon Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Viveon Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Viveon Common Stock redeemed, and either (A) shares of Viveon Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Viveon Common Stock. There can be no assurance that shares of Viveon Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Viveon Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Viveon will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Viveon Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Viveon Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Payments of cash to a holder pursuant to a redemption of common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on common stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides certifications required on a valid IRS Form W-9 or a valid IRS Form W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of common stock.

Vote Required for Approval

The Business Combination Proposal is conditioned upon the approval of the Charter Amendment Proposal, the NYSE American Proposal and the Existing Charter Amendment Proposal.

Assuming that a quorum is present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger). Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the Business Combination Proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Viveon is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Viveon and Suneva adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Viveon is a blank check company incorporated in Delaware on August 7, 2020. Viveon was formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or entities.

Suneva is a leading pure-play regenerative aesthetics company dedicated to developing, manufacturing and commercializing novel products for the medical aesthetics market to meet the high demand from both physicians and patients. Suneva’s portfolio includes minimally invasive solutions, including those that utilize the body’s restorative capacity in non-surgical outpatient treatment settings to deliver immediate aesthetic results. Suneva’s portfolio is intentionally built and patented with numerous “only” and “first to market” products commercialized by an experienced management team with a proven track record in delivering growth and value to stakeholders. Suneva’s portfolio offers providers innovative technologies backed by science to address key patient needs. This portfolio is comprised of multiple products including Bellafill®, the only FDA approved filler for correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on the cheeks; Silhouette Instalift®, the first resorbable suture FDA-cleared for cosmetic facial procedures; PlasmaIQ™, the first hand-held FDA-cleared plasma energy device for skin rejuvenation; Puregraft™, a unique fat grafting system; Dermapose™, an all-in-one system to harvest, wash and inject sized fat and Amplifine™, an innovative high-density platelet rich plasma (PRP) gel tube and syringe technology.

The historical financial information of Viveon was derived from the unaudited condensed financial statements of Viveon as of and for the six months ended June 30, 2022 and the audited financial statements as of and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus. The historical financial information of Suneva was derived from the unaudited condensed financial statements of Suneva as of and for the six months ended June 30, 2022 and the audited financial statements as of and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus. This information should be read together with Viveon’s and Suneva’s financial statements and related notes, the sections titled “Viveon’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Suneva’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On January 12, 2022, Viveon, Suneva and Merger Sub entered into the Merger Agreement. The Board unanimously approved the Merger Agreement on January 11, 2022 and resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Viveon. Pursuant to the terms of the Merger Agreement, a business combination between Viveon and Suneva will be effected through the merger of Merger Sub with and into Suneva, with Suneva surviving the merger as a wholly owned subsidiary of Viveon. In connection with the Business Combination, Viveon shall be renamed “Suneva Medical, Inc.” (“New Suneva”).

Initial Consideration

The total consideration to be paid at the Closing (the “Initial Consideration”) by Viveon to Suneva security holders will be an amount equal to $250 Million (plus the aggregate exercise price for all Suneva options and warrants). The Initial Consideration will be payable in shares of Viveon Common Stock valued at $10 per share.

Earnout Payments

In addition to the Initial Consideration, the Suneva security holders will also have the contingent right to earn up to 12,000,000 shares of Viveon Common Stock in the aggregate (“Earnout Consideration”) as follows:

•        The Suneva security holders will earn 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the date of the Closing (the “Closing Date”) and ending on the second anniversary of the Closing Date (the “First Earnout Period”), the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock over any twenty (20) Trading Days (as defined in the Merger Agreement) during a thirty (30) Trading Day period is greater than or equal to $12.50 per share of Viveon Common Stock (the “First Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Second Earnout Period”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 per share of Viveon Common Stock (the “Second Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of Viveon Common Stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”).

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Suneva security holders will earn the shares of the Earnout Consideration issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The aggregate shares of the Earnout Consideration (1) will be issued to the Suneva security holders at Closing in accordance with their respective pro rata shares of the Earnout Consideration (determined based on the fully diluted Suneva capital stock, including stock options, warrants and convertible notes), except that shares of the Earnout Consideration issued in respect of Suneva stock options will be retained by Viveon and not issued to the holders of Suneva stock options, and (2) will be placed in escrow at Closing.

In the case of the Suneva security holders (other than holders of Suneva stock options), the shares of the Earnout Consideration will not be released from escrow until they are earned as a result of the occurrence of the applicable Earnout Milestone. Shares of the Earnout Consideration not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

In the case of the holders of Suneva stock options, the shares of the Earnout Consideration will not be released from escrow until the later of the occurrence of the applicable Earnout Milestone within the applicable Earnout Period and the date on which the assumed stock options of such holder vest, but only if such holder continues to provide services to Viveon or one of its subsidiaries at such time. Shares of the Earnout Consideration that are not earned by a holder of Suneva Stock options on or before the fifth anniversary of the Closing Date will be forfeited without any consideration. Shares forfeited by a holder of Suneva stock options will be reallocated to the other Suneva security holders who remain entitled to receive shares of Earnout Consideration in accordance with their respective pro rata shares.

The Earnout Consideration for Suneva equity holders is expected to the recognized at fair value upon the closing of the Business Combination and classified as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The fair value of the Suneva Earnout Shares has been recorded in the unaudited pro forma condensed combined balance sheet. See Note 4(J). We expect to finalize our assessment of the accounting treatment prior to the Closing.

The Sponsor Earnout Shares and Sponsor Earnout Warrants are expected to be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Sponsor Earnout Shares and Sponsor Earnout Warrants will be treated as a deemed dividend and since New Suneva will not have retained earnings on a pro forma basis, the issuance will be recorded within additional paid-in capital. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis. We expect to finalize our assessment of the accounting treatment prior to the Closing. If the Sponsor Earnout Shares and Sponsor Earnout Warrants are determined to be classified as a liability on the balance sheet then New Suneva would recognize subsequent changes in the fair value of such Sponsor Earnout Shares and Sponsor Earnout Warrants as a gain or loss at each reporting period during the earnout period.

Anticipated Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Viveon is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Suneva issuing stock for the net assets of Viveon, accompanied by a recapitalization. The net assets of Viveon will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Suneva.

Suneva has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•        Suneva’s shareholders will have the largest voting interest in New Suneva under both the no redemption and maximum redemption scenarios;

•        Suneva shareholders will have the ability to nominate five of the seven of the members of the Board of Directors of New Suneva;

•        Suneva’s senior management is the senior management of New Suneva; and

•        Suneva is the larger entity, in terms of substantive operations and employee base.

Basis of Pro Forma Presentation

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that Viveon’s stockholders approve the proposed Business Combination. Viveon cannot predict how many of the Viveon public stockholders will exercise their right to have their Viveon Common Stock redeemed for cash. As a result, New Suneva has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Suneva equity between holders of New Suneva common stock. As described in greater detail below, the first scenario, or “no redemption scenario,” assumes that none of the Viveon public stockholders will exercise their right to have their Viveon Common Stock redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that 23,302 Viveon Public Shares are redeemed for aggregate redemption payments of $240,160, assuming a $10.31 per share Redemption Price based on funds in the Trust Account as of June 30, 2022. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Suneva is considered to be the accounting acquirer, as further discussed in Note 1 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no Viveon public stockholders elect to have their Viveon Public Shares redeemed for cash in connection with the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that 23,302 Viveon Public Shares are redeemed for aggregate redemption payments of $240,160, assuming a $10.31 per share Redemption Price based on funds in the Trust Account as of June 30, 2022. The Business Combination Agreement includes a condition to the Closing, that, at the Closing, the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of the Viveon IPO, plus the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by New Suneva prior to or substantially concurrently with the Closing, less transactions costs to be paid prior to or substantially concurrently with the Closing, in the aggregate equaling no less than $30,000,000, net of (i) Suneva transaction expenses, (ii) certain Viveon expenses and obligations, and (iii) the repayment of a $1.5 million convertible promissory note (the “Intuitus Note”) if not converted to Common Stock of New Suneva at or prior to the Closing, pursuant to its terms. The current presentation assumes conversion of the Intuitus Note into shares of Common Stock of New Suneva. Such shares are included in the Suneva Equityholders in the table below. As the Viveon Initial Stockholders waived their redemption rights, only redemptions by Viveon public stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Included below is the expected number of shares to be issued, and the related ownership interests, at the completion of the transaction under the two scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Suneva Equityholders(1)(2)(3)	36,278,455	77.8%	36,278,455	77.8%
Viveon Public Stockholders(4)(5)	6,039,124	13.0%	6,015,822	12.9%
Viveon Initial Stockholders(6)(7)(8)(9)(10)	4,312,500	9.2%	4,312,500	9.3%
Pro forma Combined Company Common Stock	46,630,079	100.0%	46,606,777	100.0%
(1)

Includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equityholders. Such shares will be issued at closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equityholders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(2)	Excludes 664,198 shares of Common Stock underlying existing Suneva Options.
(3)

Excludes 315,555 shares of Earnout Shares of Common Stock issued and placed into escrow in respect of existing Suneva Options. New Suneva shall retain all rights attributable to ownership of any Earnout Shares placed in escrow in respect of Suneva Options unless and until such Earnout Shares are released to the holders of Suneva Options.

(4)	Excludes 10,062,500 shares of Common Stock issuable upon exercise of the Public Warrants and includes the issuance of 1,006,250 shares of Common Stock pursuant to the Rights.
(5)	Reflects the redemption of 15,092,126 Viveon Public Shares in connection with the Extension Amendment.
(6)	Excludes 9,000,000 shares of Common Stock issuable upon exercise of the Private Warrants and 1,006,250 shares of Common Stock subject to forfeiture upon exercise of Rights.
(7)

Excludes an aggregate of 6,171,428 Private Warrants (the “Sponsor Earnout Warrants”) pursuant to the Sponsor Earnout Agreement as the earnout contingency has not yet been met. The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(8)

Includes an aggregate of 1,725,000 shares of Common Stock (the “Sponsor Earnout Shares”) pursuant to the Sponsor Earnout Agreement. The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. The Viveon Initial Stockholders in whose names the Sponsor Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

(9)

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, (i) 50% of the remaining 2,587,500 Founder Shares (after the forfeiture of 1,006,250 Founder Shares upon exercise of Rights and excluding the 1,437,500 Sponsor Earnout Shares) will not be released from escrow until the earlier of (A) six (6) months after the closing of the Business Combination, or (B) the date on which the closing price of shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of the Business Combination; and (ii) the remaining 50% of the Founder Shares will not be released from escrow until six (6) months after the closing of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

(10)	Excludes the 140,000 shares of Common Stock underlying the Subscription Warrants held by Rom Papadopoulos, Chief Financial Officer of Viveon.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands, except share and per share amounts)

	Viveon (Historical)	Suneva (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$1,462	$1,872	$51,870	A	$33,955	$(240)	J	$33,715
			(10,785)	B
			(3,420)	C
			(7,044)	D
Restricted cash	—	101	—		101	—		101
Accounts receivable, net	—	1,354	—		1,354	—		1,354
Inventories, net	—	12,942	—		12,942	—		12,942
Prepaid expenses and other current assets	58	2,936	(2,252)	B	742	—		742
Total current assets	1,520	19,205	28,369		49,094	(240)		48,854
Investments held in Trust Account	51,870	—	(51,870)	A	—	—		—
Property and equipment, net	—	988	—		988	—		988
Intangible assets, net	—	617	—		617	—		617
Other	—	92	—		92	—		92
Right of use asset – Operating leases	—	4,970	—		4,970	—		4,970
Right of use asset – Capital leases	—	11	—		11	—		11
Total assets	$53,390	$25,883	$(23,501)		$55,772	$(240)		$55,532

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$160	$7,399	$(1,202)	B	$6,357	$—		$6,357
Accrued costs and expenses	2,467	—	(2,459)	B	8	—		8
Franchise tax payable	278	—	—		278	—		278
Promissory notes, net of discount	359	—	(359)	C	—	—		—
Due to related party	16	—	—		16	—		16
Accrued compensation	—	2,227	—		2,227	—		2,227
Accrued expenses	—	1,646	(412)	B	1,234	—		1,234
Lease liability – Capital leases, current portion	—	8	—		8	—		8
Lease liability – Operating leases, current portion	—	839	—		839	—		839
Notes payable, net, current	—	2,193	—		2,193	—		2,193
Convertible note payable, net	—	1,441	(1,441)	F	—	—		—
Related party convertible notes payable	—	27,777	(27,777)	F	—	—		—
Embedded convertible note derivative	—	—	—	F	—	—		—
SBA PPP Loan	—	—	—		—	—		—
Earnout liability	—	—	99,010	I	99,010	—		99,010
Total current liabilities	3,280	43,530	65,360		112,170	—		112,170
Deferred underwriting fee	7,044	—	(7,044)	D	—	—		—
Warrant liability	6,290	5,462	—		11,752	—		11,752
Note payable, net, noncurrent	—	7,710	—		7,710	—		7,710
Lease liability – Capital leases, noncurrent portion	—	6	—		6	—		6
Lease liability – Operating leases, noncurrent portion	—	4,950	—		4,950	—		4,950
Total liabilities	16,614	61,658	58,316		136,588	—		136,588

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022 — (Continued)
(in thousands, except share and per share amounts)

	Viveon (Historical)	Suneva (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Temporary Equity:
Common stock subject to possible redemption	51,771	—	(51,771)	E	—	—		—
Series AA convertible preferred stock	—	36,547	(36,547)	F	—	—		—
Total temporary equity	51,771	36,547	(88,318)		—	—		—

Stockholders’ Equity (Deficit)
Preferred stock	—	—	—		—	—		—
Common stock	1	—	1	E	5	—	J	5
			3	G
Additional paid-in capital	—	149,192	(3,366)	B	149,352	(240)	J	149,112
			51,770	E
			65,765	F
			(3)	G
			(14,996)	H
			(99,010)	I
Accumulated deficit	(14,996)	(221,514)	(5,598)	B	(230,173)	—		(230,173)
			(3,061)	C
			—	F
			14,996	H
Total stockholders’ equity (deficit)	(14,995)	(72,322)	6,501		(80,816)	(240)		(81,056)
Total liabilities and stockholders’ equity (deficit)	$53,390	$25,883	$(23,501)		$55,772	$(240)		$55,532

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share amounts)

	Viveon (Historical)	Suneva (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Product sales, net	$—	$13,389	$—		$13,389	$—	$13,389
Cost of product sales	—	5,960	6	AA	5,976	—	5,976
			10	AE
Gross profit	—	7,429	(16)		7,413	—	7,413
Operating costs	454	—	—		454	—	454
Professional fees	1,178	—	—		1,178	—	1,178
Franchise tax	80	—	—		80	—	80
Research and development	—	183	3	AA	192	—	192
			6	AE
Selling, general and administrative	—	14,603	287	AA	15,369	—	15,369
			479	AE
Amortization of intangible assets	—	19	—		19	—	19
Operating loss	(1,712)	(7,376)	(791)		(9,879)	—	(9,879)
Expensed issuance costs on issuance of subscription warrants	(374)	—	—		(374)	—	(374)
Interest and dividends earned on investments held in Trust Account	78	—	(78)	AC	—	—	—
Interest expense – amortization of debt discount	(359)	—	—		(359)	—	(359)
Change in fair value of warrant liability	4,527	2,349	—		6,876	—	6,876
Loss on issuance of subscription warrants	(3,209)	—	—		(3,209)	—	(3,209)
Change in fair value of embedded convertible note derivative	—	490	(490)	AD	—	—	—
Interest expense, net	—	(15,206)	—		(15,206)	—	(15,206)
Other income, net	—	2,000	—		2,000	—	2,000
Loss before income taxes	(1,049)	(17,743)	(1,359)		(20,151)	—	(20,151)
Expense for income taxes	—	—	—		—	—	—
Net loss	$(1,049)	$(17,743)	$(1,359)		$(20,151)	$—	$(20,151)
Net loss per share (Note 4):
Weighted average shares outstanding, basic and diluted	24,150,000	42,750			33,220,634		33,197,332
Basic and diluted net loss per common share	$(0.07)	$(415.06)			$(0.61)		$(0.61)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Viveon (Historical)	Suneva (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Product sales, net	$—	$29,518	$—		$29,518	$—	$29,518
Cost of product sales	—	11,092	154	AA	11,274	—	11,274
			28	AE
Gross profit	—	18,426	(182)		18,244	—	18,244
Operating costs	1,050	—	—		1,050	—	1,050
Professional fees	2,701	—	—		2,701	—	2,701
Franchise tax	197	—	—		197	—	197
Stock compensation expense	157	—	—		157	—	157
Research and development	—	759	—		759	—	759
Selling, general and administrative	—	25,945	5,284	AA	38,023	—	38,023
			5,832	AB
			962	AE
Amortization of intangible assets	—	39	—		39	—	39
Loss on disposal of property and equipment	—	495	—		495	—	495
Operating loss	(4,105)	(8,812)	(12,260)		(25,177)	—	(25,177)
Interest earned on investments held in trust account	20	—	(20)	AC	—	—	—
Change in fair value of warrant liability	6,575	(1,164)	—		5,411	—	5,411
Change in fair value of embedded convertible note derivative	—	(490)	490	AD	—	—	—
Loss on extinguishment of promissory note	—	—	(3,061)	AF	(3,061)	—	(3,061)
Interest expense, net	—	(8,084)	—		(8,084)	—	(8,084)
Other income, net	—	2,458	—		2,458	—	2,458
Income (loss) before income taxes	2,490	(16,092)	(14,851)		(28,453)	—	(28,453)
Expense for income taxes	—	25	—		25	—	25
Net income (loss)	$2,490	$(16,117)	$(14,851)		$(28,478)	$—	$(28,478)

Net income (loss) per share (Note 4):
Weighted average shares outstanding, basic and diluted	24,150,000	34,873			33,220,634		33,197,332
Basic and diluted net income (loss) per common share	$0.10	$(462.16)			$(0.86)		$(0.86)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Viveon will be treated as the “accounting acquiree” and Suneva as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Suneva issuing shares for the net assets of Viveon, followed by a recapitalization whereby no goodwill or other intangible assets are recorded since the Business Combination is not treated as a new accounting basis event under GAAP. The net assets of Suneva will be stated at historical cost. Operations prior to the Business Combination will be those of Suneva, which will be treated as “predecessor” for SEC reporting purposes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented based on a reasonable expectation that Suneva is the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Viveon management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Viveon management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Viveon and Suneva.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and an option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Viveon has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. Viveon and Suneva have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the Business Combination occurred as of the beginning of the period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

A.     Reflects the reclassification of investments held in the Trust Account to cash and cash equivalents that becomes available at closing of the Business Combination, assuming no redemptions.

B.      Reflects recognition of estimated non-recurring transaction costs of approximately $12.0 million inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into additional paid-in capital. As of June 30, 2022, approximately $2.3 million in equity issuance costs were deferred on the historical balance sheet of Suneva and recorded in prepaid expenses and other current assets. Approximately $1.1 million and $412.4 thousand of such equity issuance costs were accrued on the historical balance sheet of Suneva in accounts payable and accrued expenses, respectively, and approximately $720.3 thousand of such equity issuance costs were paid prior to June 30, 2022. Approximately $0.1 million and $2.5 million in transaction costs were accrued on the historical balance sheet of Viveon in accounts payable and accrued costs and expenses, respectively, and expensed as incurred in the historical statements of operations. Approximately $720.3 thousand of the equity issuance costs incurred by Suneva were paid prior to June 30, 2022 and approximately $509.6 thousand in transaction costs incurred by Viveon were paid prior to June 30, 2022, resulting in a cash payment at Closing of approximately $10.8 million. The approximately $509.6 thousand in transaction costs paid by Viveon prior to June 30, 2022 were expensed as incurred in Viveon’s historical statements of operations. Equity issuance costs of approximately $3.4 million (inclusive of the $2.3 million that was deferred on the Suneva historical balance sheet) are offset to additional paid-in capital and the remaining balance is expensed through accumulated deficit. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (see adjustment AA).

C.      On March 21, 2022, Viveon entered into subscription agreements with several lenders for a loan of up to $4,000,000, in the aggregate (the “Subscription Agreements”). Pursuant to the Subscription Agreement, Viveon issued a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 (the “Notes”) to the subscribers. The Notes do not bear interest and mature upon the earlier of (i) the closing of the Business Combination, and (ii) December 31, 2022 (the “Maturity Date”). In addition, the subscribers received warrants to purchase one share of Viveon common stock for every $2.00 of the funded principal amount of the Notes up to 2,000,000 shares of the Viveon common stock, in the aggregate, at an exercise price of $11.50 per share, subject to adjustment (the “Subscription Warrants”). Viveon drew an aggregate of $3.4 million on the Notes through June 30, 2022. $960 thousand of the loan proceeds was deposited into the Trust Account in connection with extending the business combination completion window from March 28, 2022 until July 28, 2022 (the “Extended Date”) (and as further extended through November 28, 2022 as described in this proxy statement/prospectus). Adjustment reflects the repayment of the Notes resulting in the cash payment of $3.4 million, elimination of promissory note, net of discount of approximately $359 thousand, and a loss on the extinguishment of promissory note of $3.1 million (see adjustment AF).

D.     Reflects payment of deferred underwriting fees incurred in connection with the Viveon IPO.

E.      Reflects the reclassification of Viveon Common Stock subject to possible redemption to permanent equity.

F.      Reflects recapitalization of Suneva outstanding equity as a result of the reverse recapitalization. Includes the conversion of outstanding convertible notes of $1.4 million and $27.8 million into Suneva common stock and the conversion of $36.5 million Series A convertible preferred stock into Suneva common stock.

G.     Reflects the issuance of 36,278,455 shares of Common Stock to Suneva Equity Holders as consideration for the reverse recapitalization. Total Common Stock includes 11,684,445 Earnout Shares of Common Stock issued to Suneva Equity Holders. Such shares will be issued at closing and deposited into escrow, and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Suneva Equity Holders in whose names the Earnout Shares are issued at Closing will maintain the right to vote such shares and the right to be paid dividends with respect such shares for so long as the Earnout Shares are not forfeited and/or cancelled.

H.     Reflects the reclassification of Viveon’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

I.       Reflects the estimated fair value of the Earnout Consideration for Suneva equity holders. Viveon and Suneva have preliminarily determined that the Earnout Consideration for Suneva equity holders are not indexed to Viveon’s own stock and are therefore each accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma value of the Earnout Consideration for Suneva equity holders was estimated utilizing a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earnout Consideration for Suneva equity holders include the following: (1) Viveon common stock price of $10.00; (2) the volatility of Viveon’s common stock of 69.0%; (3) the expected term of 4.92 years; and (4) the risk-free rate of 1.04%. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

J.       Reflects the redemptions of 23,302 Viveon Public Shares for aggregate redemption payments of $240,160 allocated to common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.31 per share. This adjustment is recorded after consideration of the $30,000,000 minimum cash requirement for Viveon.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021:

AA.   Reflects elimination of historical stock-based compensation expense related to canceled Suneva option awards and the recognition of incremental compensation expense related to replacement (modification) of option awards issued. The value of the replacement options was estimated utilizing a Black-Scholes model. The significant assumptions utilized in estimating the fair value of the replacement options include the following: (1) Viveon common stock price of $10.00; (2) exercise price of $0.06, (3) volatility of Viveon’s common stock of 72.0%; (4) the expected term of the award (approximating 8.18 years); and (5) the risk-free rate of 2.9%. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

AB.   Reflects the estimated transaction costs of approximately $5.8 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

AC.   Reflects elimination of investment income on the Trust Account.

AD.   Reflects elimination of the loss on embedded convertible note derivative. The convertible note will be converted into shares at the Closing (see adjustment F).

AE.   Represents the estimated compensation expense related to the Earnout Option Awards. Viveon has determined that the Earnout Option Awards contain a market-based vesting condition under ASC 718. Compensation expense in the unaudited pro forma condensed combined statement of operations assume the Business Combination occurred on January 1, 2021. The value of the Earnout Option Awards was estimated utilizing a Monte Carlo simulation model, and the total value of the Earnout Option Awards was estimated to be approximately $2.6 million, which will be recognized over the implied service period for the award of 2.63 years, and results in incremental compensation expense of approximately $1.0 million for the year ended December 31, 2021 and $494.9 thousand for the six months ended June 30, 2022. The significant assumptions utilized in estimating the fair value of the Earnout Option awards include the following: (1) Viveon common stock price of $10.00; (2) the volatility of Viveon’s common stock of 69.0%; (3) the expected term of 4.92 years; and (4) the risk-free rate of 1.04%. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

AF.    Reflects the loss the extinguishment of the Viveon Notes (see adjustment C).

Note 4. Net Loss per Share

The net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

	For the Six Months Ended June 30, 2022		For the Year Ended December 31, 2021
	Assuming Minimum Redemptions	Assuming Maximum Redemptions	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(20,151)	$(20,151)	$(28,478)	$(28,478)
Weighted average shares outstanding	33,220,634	33,197,332	33,220,634	33,197,332
Net loss per share (basic and diluted)(1)	$(0.61)	$(0.61)	$(0.86)	$(0.86)
Excluded securities:(1)
Earnout Consideration(2)	12,000,000	12,000,000	12,000,000	12,000,000
Sponsor Earnout Share Consideration(3)	1,725,000	1,725,000	1,725,000	1,725,000
Shares underlying Sponsor Earnout Warrant Consideration(4)	3,085,715	3,085,715	3,085,715	3,085,715
Shares underlying Public Warrants	10,062,500	10,062,500	10,062,500	10,062,500
Shares underlying Private Warrants(5)	6,428,571	6,428,571	6,428,571	6,428,571
Shares underlying Subscription Warrants	1,850,000	1,850,000	1,850,000	1,850,000
(1)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

(2)

Such Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. These Earnout Shares are considered contingently issuable shares for which the milestones have not yet been achieved.

(3)

The 1,725,000 Sponsor Earnout Shares are comprised of (i) 1,437,500 outstanding Viveon Founder Shares and (ii) 287,500 additional shares of Common Stock to be issued at the Closing. The Sponsor Earnout Shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. These Sponsor Earnout Shares are considered contingently issuable shares for which the milestones have not yet been achieved.

(4)

The Sponsor Earnout Warrants are comprised of (i) 5,142,857 outstanding Viveon Private Warrants and (ii) 1,028,571 additional Private Warrants to be issued at the Closing. The Sponsor Earnout Warrants are exercisable to purchase one-half of one share of Common Stock. The Sponsor Earnout Warrants will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement.

(5)

Excludes 2,571,429 shares of Common Stock underlying the 5,142,857 outstanding Viveon Private Warrants which will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Sponsor Earnout Agreement. See footnote (4) above.

PROPOSAL 2
THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is consummated, Viveon will replace the Existing Charter with the Proposed Charter in the form attached to this proxy statement as Annex B. In the judgment of the Board, adoption of the Proposed Charter is necessary to adequately address the needs of New Suneva.

The Charter Amendment Proposal is comprised of the following material amendments to the Existing Charter:

A.     Name Change — to change Viveon’s name to “Suneva Holdings, Inc.;”

B.      Authorized Shares — to increase the number of authorized shares from 61 million to 310 million, which includes 300 million shares of common stock and 10 million shares of preferred stock;

C.     Classified Board — to establish three classes of directors to serve on the board of directors of New Suneva;

D.     Voting Threshold for Removal of Directors — to increase the required vote threshold for the removal of directors for cause by the affirmative vote of the holders of at least 66-⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class;

E.      Amendment of Voting Threshold for Bylaws Amendment — Requiring the approval by affirmative vote of holders of at least 66-⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Suneva’s bylaws;

F.      Provisions Specific to a Blank Check Company — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant to New Suneva following the Closing;

G.     Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine;

H.     Section 203 Charter Amendment — to amend the Existing Charter such that New Suneva will be governed by Section 203 of the DGCL, which provides for certain restrictions regarding business combinations (as defined under Section 203 of the DGCL) with interested stockholders for a period of three years, subject to certain conditions.

I.       Venue for Claims by Stockholders — to amend the Existing Charter such that proper venue for certain derivative claims and claims by stockholders will be in the Court of Chancery for the State of Delaware, the federal district court for the District of Delaware, or the federal district courts of the United States for a claim arising under the Securities Act.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Name Change	Viveon’s current name is Viveon Health Acquisition Corp.	Under the Proposed Charter, New Suneva’s name will be Suneva Holdings, Inc.
Authorized Stock	The Existing Charter authorizes the issuance of up to 61,000,000 shares, which includes 60 million of common stock and 1 million of preferred stock.	The Proposed Charter will authorize the issuance of up to 310,000,000 shares of which 300 million will be common stock and 10 million will be preferred stock.

	Existing Charter	Proposed Charter
Classified Board	The Existing Charter does not have a classified board.	The Proposed Charter provides that the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.
Voting Threshold for Removal of Directors	The Existing Charter is silent on the voting threshold for removal of directors for cause.

The Proposed Charter will provide that the removal of directors for cause will require the vote of holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class.

Amendment of Voting Threshold for Bylaws Amendment	Under the Existing Charter, the Board has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal Viveon’s bylaws as provided in Viveon’s bylaws.

The Proposed Charter will provide that stockholders will also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of New Suneva required by law or by the Proposed Charter, such action by stockholders shall require the affirmative vote of the holders of at least 66-⅔% of the voting power of all of the then-outstanding shares of the capital stock of New Suneva entitled to vote generally in the election of directors, voting together as a single class.

Provisions Specific to a Blank Check Company	Under the Existing Charter, Article FIFTH sets forth various provisions related to Viveon’s operation as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter will not include these blank check company provisions because, upon consummation of the Business Combination, Viveon will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Viveon and the terms governing Viveon’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Corporate Opportunity Amendment	The Existing Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity.
Section 203 Anti-Takeover Amendment	The Existing Charter provides for the opt out of Section 203 of the DGCL.	The Proposed Charter does not provide that New Suneva opts out of Section 203 of the DGCL.
Venue for Claims by Stockholders	The Existing Charter is silent as to the forum for causes of actions arising under the Securities Act.	The Proposed Charter provides the U.S. federal district courts have exclusive jurisdiction over causes of action arising under the Securities Act.

Reasons for the Amendments to the Existing Charter

Name Change

Changing the post-combination corporate name from “Viveon Health Acquisition Corp.” to “Suneva Holdings, Inc.” is desirable to reflect the business combination with Suneva and to clearly identify New Suneva as the publicly traded entity. Additionally, the Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Suneva.

Authorized Stock

The additional authorized shares of Common Stock are desirable for New Suneva to have sufficient shares available for issuance to support New Suneva’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued common shares may enable New Suneva’s Board to render it more difficult or to discourage an attempt to obtain control of New Suneva and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Suneva’s common stock. If, in the due exercise of its fiduciary obligations, for example, New Suneva’s Board were to determine that a takeover proposal was not in the best interests of New Suneva, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Suneva to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Suneva currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Classified Board of Directors

If this proposal is approved, the Board would become classified. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law, any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Our board of directors believes that a classified board of directors is in the best interest of New Suneva because it is designed to assure the continuity and stability of New Suneva’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Suneva and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist New Suneva in protecting the interests of stockholders in the event of an unsolicited offer for New Suneva by encouraging any potential acquirer to negotiate directly with the Board.

This proposal may increase the amount of time required for a takeover bidder to obtain control of New Suneva without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the voting power of New Suneva’s outstanding voting stock. Without the ability to obtain immediate control of New Suneva’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of New Suneva. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholder to change the majority composition of the Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Board, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over New Suneva, our board of directors believes that by forcing potential bidders to negotiate with the Board for a change of control transaction, the Board will be better able to maximize stockholder value in any change of control transaction.

The Board is not aware of any present or threatened third-party plans to gain control of New Suneva, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of New Suneva’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of New Suneva’s stockholders in hostile takeover situations. The Board has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of New Suneva.

Voting Threshold for Removal of Directors

Removal of directors of a company for cause is not a matter that the Board takes lightly. Such removal can cause disruption to the management of the company, can impact the perception of the company by investors (resulting in reduction in the Company’s stock price) and is a powerful tool by which stockholders can effect change in management whether or not the Board believes there is just cause. The Board believes that the increase in the voting threshold for stockholders to remove directors is prudent to ensure that stockholders are given careful consideration to such action given the possible consequences to the Company.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Viveon’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Suneva after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from Viveon’s IPO be held in the trust account until a business combination or liquidation of Viveon has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Amendment of Voting Threshold for Bylaws Amendment

Requiring the approval by affirmative vote of holders of at least 66⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Suneva’s bylaws is intended to protect key provisions of New Suneva’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Viveon, to renounce any interest or expectancy of the corporation in certain business opportunities.

The Existing Charter currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Charter will not exempt any business opportunities from Section 122(17) of the DGCL so the corporate opportunity doctrine would apply from and after the amendment in accordance with applicable law.

Section 203 Anti-Takeover Amendment

Section 203 of the DGCL regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving the corporation and the interested stockholder and a sale of more than 10% of the corporation’s assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting shares. Viveon has “opted out” of the provisions of Section 203.

Venue for Claims by Stockholders

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that, unless New Suneva consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Charter further provides that any person or entity holding, owning or otherwise acquiring any interest in any New Suneva securities shall be deemed to have notice of and to have consented to these provisions.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the Charter Amendment Proposal will be approved if the holders of a majority of the issued and outstanding shares of Common Stock vote “FOR” the Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal, Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 3
THE ADVISORY CHARTER PROPOSAL

Overview

We are asking our stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with guidance by the Securities and Exchange Commission and will each be voted upon on an advisory basis. The vote on each of these proposals are not binding on Viveon or our Board.

In the judgment of the Board, these provisions are necessary to adequately address the needs of New Suneva. Furthermore, the Business Combination is not conditioned upon the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Viveon intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Amendment Proposal).

Advisory Charter Proposals

The following table sets forth a summary of the material changes proposed to be made between our existing charter and the Proposed Charter applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge all stockholders to read the Proposed Charter in its entirety for a more complete description of its terms.

Proposal	Existing Charter	Proposed Charter
Advisory Proposal A — Name Change — to change Viveon’s name to “Suneva Holdings, Inc.”	Viveon’s current name is Viveon Health Acquisition Corp.	Under the Proposed Charter, New Suneva’s name will be Suneva Holdings, Inc.

Advisory Proposal B — Authorized Shares — to increase the number of authorized shares from 61 million to 310 million, which includes 300 million shares of common stock and 10 million shares of preferred stock.

	The Existing Charter authorizes the issuance of up to 61,000,000 shares, which includes 60 million of common stock and 1 million of preferred stock.	The Proposed Charter will authorize the issuance of up to 310,000,000 shares of which 300 million will be common stock and 10 million will be preferred stock.
Advisory Proposal C — Classified Board — to establish three classes of directors to serve on the board of directors of New Suneva.	The Existing Charter does not have a classified board.	The Proposed Charter provides that the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.

Advisory Proposal D — Voting Threshold for Removal of Directors — to increase the required vote threshold for the removal of directors for cause by the affirmative vote of the holders of at least 66-⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class.

The Existing Charter is silent on the voting threshold for removal of directors for cause.

The Proposed Charter will provide that the removal of directors for cause will require the vote of holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of New Suneva entitled to vote generally at an election of directors, voting together as a single class.

Proposal	Existing Charter	Proposed Charter

Advisory Proposal E — Amendment of Voting Threshold for Bylaws Amendment — Requiring the approval by affirmative vote of holders of at least 66-⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Suneva’s bylaws.

Under the Existing Charter, the Board has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal Viveon’s bylaws as provided in Viveon’s bylaws.

The Proposed Charter will provide that stockholders will also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of New Suneva required by law or by the Proposed Charter, such action by stockholders shall require the affirmative vote of the holders of at least 66-⅔% of the voting power of all of the then-outstanding shares of the capital stock of New Suneva entitled to vote generally in the election of directors, voting together as a single class.

Advisory Proposal F — Provisions Specific to a Blank Check Company — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant to New Suneva following the Closing.

Under the Existing Charter, Article FIFTH sets forth various provisions related to Viveon’s operation as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter will not include these blank check company provisions because, upon consummation of the Business Combination, Viveon will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Viveon and the terms governing Viveon’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Advisory Proposal G — Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine.	The Existing Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity.
Advisory Proposal H — Section 203 Anti-Takeover Amendment	The Existing Charter provides for the opt out of Section 203 of the DGCL.	The Proposed Charter opts in to Section 203 of the DGCL.
Advisory Proposal I — Venue for Claims by Stockholders	The Existing Charter is silent as to the forum for causes of actions arising under the Securities Act.	The Proposed Charter provides the U.S. federal district courts have exclusive jurisdiction over causes of action arising under the Securities Act.

Reasons for the Advisory Charter Proposals

Advisory Proposal A — Name Change

Changing the post-combination corporate name from “Viveon Health Acquisition Corp.” to “Suneva Holdings, Inc.” is desirable to reflect the business combination with Suneva and to clearly identify New Suneva as the publicly traded entity. Additionally, the Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Suneva.

Advisory Proposal B — Authorized Stock

The additional authorized shares of Common Stock are desirable for New Suneva to have sufficient shares to issue to the investors Suneva Equityholders at the Closing. Additionally, the Board believes that it is important for New Suneva to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support New Suneva’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued common shares may enable New Suneva’s Board to render it more difficult or to discourage an attempt to obtain control of New Suneva and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Suneva’s common stock. If, in the due exercise of its fiduciary obligations, for example, New Suneva’s Board were to determine that a takeover proposal was not in the best interests of New Suneva, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Suneva to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Suneva currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Proposal C — Classified Board of Directors

This proposal would change the Board to a classified structure. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law, any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Our board of directors believes that a classified board of directors is in the best interest of New Suneva because it is designed to assure the continuity and stability of New Suneva’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Suneva and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist New Suneva in protecting the interests of stockholders in the event of an unsolicited offer for New Suneva by encouraging any potential acquirer to negotiate directly with the Board.

This proposal may increase the amount of time required for a takeover bidder to obtain control of New Suneva without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the voting power of New Suneva’s outstanding voting stock. Without the ability to obtain immediate control of New Suneva’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of New Suneva. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholder to change the majority composition of the Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Board, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over New Suneva, our board of directors believes that by forcing potential bidders to negotiate with the Board for a change of control transaction, the Board will be better able to maximize stockholder value in any change of control transaction.

The Board is not aware of any present or threatened third-party plans to gain control of New Suneva, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of New Suneva’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of New Suneva’s stockholders in hostile takeover situations. The Board has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of New Suneva.

Advisory Proposal D — Voting Threshold for Removal of Directors

Removal of directors of a company for cause is not a matter that the Board takes lightly. Such removal can cause disruption to the management of the company, can impact the perception of the company by investors (resulting in reduction in the Company’s stock price) and is a powerful tool by which stockholders can effect change in management whether or not the Board believes there is just cause. The Board believes that the increase in the voting threshold for stockholders to remove directors is prudent to ensure that stockholders are given careful consideration to such action given the possible consequences to the Company.

Advisory Proposal E — Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Viveon’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Suneva after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from Viveon’s IPO be held in the trust account until a business combination or liquidation of Viveon has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Advisory Proposal F — Amendment of Voting Threshold for Bylaws Amendment

Requiring the approval by affirmative vote of holders of at least 66-⅔% of the voting power of New Suneva’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Suneva’s bylaws is intended to protect key provisions of New Suneva’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Proposal G — Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Viveon, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Charter currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity.

Advisory Proposal H — Section 203 Charter Amendment

Section 203 of the DGCL regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving the corporation and the interested stockholder and a sale of more than 10% of the corporation’s assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting shares. Viveon has “opted out” of the provisions of Section 203.

Advisory Proposal I — Venue for Claims by Stockholders

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that, unless New Suneva consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Charter further provides that any person or entity holding, owning or otherwise acquiring any interest in any New Suneva securities shall be deemed to have notice of and to have consented to these provisions.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the Advisory Charter Proposal will be approved if the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the Advisory Charter Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the Advisory Charter Proposal. Broker non-votes have no effect on the outcome of the Advisory Charter Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSAL.

PROPOSAL 4
THE NYSE AMERICAN PROPOSAL

Background and Overview

Assuming the Business Combination Proposal is approved, Viveon’s stockholders are also being asked to approve the issuance of up to an aggregate of 25,258,208 shares of Common Stock (including 664,198 shares of Common Stock underlying options to be issued to Suneva Equityholder) to the Suneva Equityholders in connection with the Business Combination, including shares to be issued as Earnout Consideration.

Why Viveon Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE American Listed Company Manual.

Under Section 312.03(c) of the NYSE American Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Viveon will issue shares representing 20% or more of the number of outstanding shares of Common Stock prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement and the Subscription Agreements.

Effect of Proposal on Current Stockholders

If the NYSE American Proposal is adopted, up to an aggregate of Viveon will issue to Suneva Equityholders 25,258,208 shares of Common Stock (including 664,198 shares underlying options to be issued to Suneva Equityholders) may be issued in connection with the Business Combination.

The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Viveon.

Vote Required for Approval

The Closing is conditioned on the approval of the NYSE American Proposal at the Special Meeting.

Assuming that a quorum is present at the Special Meeting, the NYSE American Proposal will be approved if the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the NYSE American Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the NYSE American Proposal. Broker non-votes have no effect on the Proposal.

If the NYSE American Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE AMERICAN PROPOSAL.

PROPOSAL 5
THE DIRECTORS PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, Viveon has agreed to take all necessary action, including causing the directors of Viveon to resign, so that effective at the Closing, New Suneva’s board of directors will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of NYSE American.

It is proposed that New Suneva’s board of directors consist of the directors shown in the table below, to serve in the class indicated:

Name	Age	Position
Class I Directors:
Jagi Gill	56	Director
Demetrios G. (Jim) Logothetis	65	Director
Class II Directors:
Vince Ippolito	63	Director
Ron Eastman	70	Director
Class III Directors:
Dennis Condon	73	Chairman
Patricia Altavilla	64	Director
Brian Chee	56	Director

Information regarding each nominee is set forth in the section titled “Management After The Business Combination.”

Under Delaware law, the election of directors requires a plurality vote of the Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Following consummation of the Business Combination, the election of directors of New Suneva will be governed by the Proposed Charter, if approved, bylaws and the laws of the State of Delaware.

Vote Required for Approval

Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will have no effect on the Directors Proposal.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Election of each of the director nominees is a condition to Closing under the Business Combination Agreement. If the Directors Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTORS PROPOSAL.

PROPOSAL 6
THE 2022 INCENTIVE PLAN PROPOSAL

In this Proposal No. 6, we are asking our stockholders to approve the Suneva Medical, Inc. 2022 Equity Incentive Plan, which we refer to herein as the “2022 Plan.” The Viveon Board approved the 2022 Plan on November 16, 2022, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the 2022 Plan will become effective on the consummation of the Business Combination. This Proposal 6 is one of the Condition Precedent Proposals.

General Information

The purpose of the 2022 Plan is to provide a means whereby New Suneva can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Suneva and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2022 Plan.

Approval of the 2022 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2022 Plan. If this Proposal 6 is approved by our stockholders, the 2022 Plan will become effective as of the date of the closing of the Business Combination. In the event that our stockholders do not approve this proposal, the 2022 Plan will not become effective.

New Suneva’s equity compensation program, as implemented under the 2022 Plan, will allow New Suneva to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Suneva’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2022 Plan will allow New Suneva to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Suneva’s success and ultimately increase stockholder value. The 2022 Plan allows New Suneva to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Suneva.

If the request to approve the 2022 Plan is approved by our stockholders, there will be approximately 5,198,720 shares, subject to adjustment for specified changes in New Suneva’s capitalization, available for grant under the 2022 Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under the section titled “Description of the Suneva Medical 2022 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 15% of shares of New Suneva common stock outstanding (or a lesser number determined by the New Suneva Board). The Viveon Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Suneva Medical, Inc. 2022 Equity Incentive Plan

A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, the form of which is attached to this proxy statement/prospectus as Annex C and incorporated by reference in its entirety. Viveon stockholders should refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan.

Eligibility.    Any individual who is an employee of New Suneva or any of its affiliates, or any person who provides services to New Suneva or its affiliates, including members of the New Suneva Board, is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of New Suneva’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination.

Awards.    The 2022 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Suneva’s affiliates.

Authorized Shares.    Initially, the maximum number of shares of combined company Common Stock that may be issued under the 2022 Plan after it becomes effective will not exceed 5,198,720 shares of combined company Common Stock. In addition, the number of shares of combined company Common Stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, starting on January 1, 2023 through January 1, 2032, in an amount equal to (1) 15% of the total number of shares of combined company Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of combined company Common Stock determined by the New Suneva Board prior to the date of the increase. The maximum number of shares of New Suneva Common Stock that may be issued on the exercise of ISOs under the 2022 Plan is equal to the total number of shares available under the 2022 Plan. As of October 28, 2022, the closing price of Viveon Common Stock as reported on the NYSE American was $10.40 per share.

Shares subject to stock awards granted under the 2022 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2022 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2022 Plan. If any shares of combined company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Suneva (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2022 Plan.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the New Suneva Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration.    The New Suneva Board, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “plan administrator” herein. The New Suneva Board may also delegate to one or more of New Suneva’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, the New Suneva Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2022 Plan, the New Suneva Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of combined company Common Stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Suneva or any of New Suneva’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Suneva or any of New Suneva’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Suneva or any of New Suneva’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of combined company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of combined company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of combined company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Suneva’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Suneva’s total combined voting power or that of any of New Suneva’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of combined company Common Stock, a combination of cash and shares of combined company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Suneva ends for any reason, New Suneva may receive any or all of the shares of combined company Common Stock held by the participant that have not vested as of the date the participant terminates service with New Suneva through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of combined company Common Stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of combined company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Suneva or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Suneva or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2022 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, combined company Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New Suneva’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of combined company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New Suneva’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to combined company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in the capital structure of New Suneva, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the 2022 Plan in the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Suneva or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Suneva with respect to the stock award may be assigned to New Suneva’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Suneva with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Suneva with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of combined company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination.    The New Suneva Board has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Suneva’s stockholders. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the 2022 Plan is approved by the Viveon Board or Compensation Committee, or (ii) the date the Plan is approved by the Viveon stockholders. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Suneva with respect to participation in the 2022 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2022 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Suneva’s ability to realize the benefit of any tax deductions described below depends on New Suneva’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Suneva’s tax reporting obligations.

Nonstatutory Stock Options.    Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Suneva or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Suneva will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options.    The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Suneva is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Suneva will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Suneva timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards.    Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Suneva will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards.    Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Suneva will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights.    Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Suneva will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Suneva

Compensation of Covered Employees.    The ability of New Suneva to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Suneva’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments.    The ability of New Suneva (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2022 Plan are subject to the discretion of the compensation committee of the New Suneva Board. Therefore, Viveon cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the 2022 Incentive Plan Proposal will be approved if the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the 2022 Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the 2022 Incentive Plan Proposal. Broker non-votes have no effect on the 2022 Incentive Plan Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2022 INCENTIVE PLAN PROPOSAL.

PROPOSAL 7
THE 2022 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

In this Proposal No. 4, Viveon is asking our stockholders to approve the Suneva Medical, Inc. 2022 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The Viveon Board approved the ESPP on November 16, 2022, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Suneva can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of combined company Common Stock will help New Suneva to attract, retain, and motivate employees and encourages them to devote their best efforts to New Suneva’s business and financial success. Approval of the ESPP by Viveon stockholders will allow New Suneva to provide its employees with the opportunity to acquire an ownership interest in New Suneva through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of combined company’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D. Viveon stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose.    The purpose of the ESPP is to provide a means by which eligible employees of combined company and certain designated companies may be given an opportunity to purchase shares of combined company Common Stock following the closing of the Merger, to assist combined company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Suneva’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the New Suneva Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve.    The maximum number of shares of combined company Common Stock that may be issued under the ESPP is 1,732,906 shares. Additionally, the number of shares of combined company Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) 5% of the total number of shares of combined company Common Stock outstanding on December 31st of the preceding calendar year, or (2) such lesser number of shares of combined company Common Stock as determined by the New Suneva Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of October 28, 2022, the closing price of Viveon Common Stock as reported on the NYSE American was $10.40 per share.

Administration.    The New Suneva Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations.    Combined company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Suneva or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Suneva or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New Suneva Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of New Suneva and its related corporations will be eligible to participate in the ESPP following the closing of the Merger. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of combined company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of combined company stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of combined company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of combined company stock on any purchase date during the offering period is less than or equal to the fair market value of a share of combined company stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions.    The ESPP permits participants to purchase shares of combined company Common Stock through payroll deductions of up to an amount to be determined by the New Suneva Board. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of combined company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Suneva and its related corporations.

Withdrawal.    Participants may withdraw from an offering by delivering a withdrawal form to New Suneva and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, New Suneva will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment.    A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Suneva or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Suneva will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions.    In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination.    The New Suneva Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Suneva stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New Suneva Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Suneva with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of combined company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of combined company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of combined company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Suneva or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Suneva by reason of the grant or exercise of rights under the ESPP. New Suneva is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Viveon cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the 2022 ESPP Proposal will be approved if the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the 2022 ESPP Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the 2022 ESPP Proposal. Broker non-votes have no effect on the 2022 ESPP Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE 2022 ESPP PROPOSAL.

PROPOSAL 8
THE EXISTING CHARTER AMENDMENT PROPOSAL

Overview

In this Proposal No. 8, we are asking our stockholders to approve a proposal to modify Article FIFTH (D) (the “NTA Requirement”) in the Existing Charter in order to expand the methods that Viveon may employ to not become subject to Rule 3a51-1, promulgated under the Securities Exchange Act of 1934, as amended, also referred to as the “penny stock rules” (such proposal, the “Existing Charter Amendment Proposal”). If the Existing Charter Amendment Proposal is not approved by the stockholders, it will not become effective. The Existing Charter Amendment Proposal is described in more detail below.

The NTA Requirement

Article FIFTH (D) of the Existing Charter currently provides the following, “The Corporation will not consummate any Business Combination unless it (or any successor) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.” The purpose of this article was to ensure that, in connection with its initial business combination , Viveon would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). Viveon is proposing to amend its Existing Charter to modify the NTA Requirement as follows: “The Corporation will not consummate any Business Combination unless it (or its successor) (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Viveon believes that it may rely on another exclusion, which relates to it being listed on the NYSE American (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, if Viveon or Suneva don’t have at least $5,000,001 in net tangible assets upon the closing of the Business Combination, Viveon intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in the IPO prospectus (the “IPO Prospectus”), because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Viveon may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, Special Purpose Acquisition Companies (“SPACs”) have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, Viveon included Article FIFTH (D) in its Existing Charter, in order to ensure that through the consummation of its initial business combination, Viveon would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2).

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. Viveon’s securities are listed on the NYSE American and have been so listed since the consummation of the IPO. Viveon believes that the NYSE American has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as Viveon meets the requirements of the Exchange Rule.

Reason for the Amendment

Viveon is proposing the Existing Charter Amendment Proposal in order to modify the NTA Requirement contained in the Existing Charter because Viveon does not believe that it will be able to satisfy the NTA Requirement at the closing of the Business Combination under certain circumstances.

Viveon believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on Viveon’s or the Combined Entity’s net tangible assets. While Viveon does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its Existing Charter, if the Existing Charter Amendment Proposal is not approved, Viveon may not be able to consummate the Business Combination.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the Existing Charter Amendment Proposal will be approved if the holders of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting vote “FOR” the Existing Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” the Existing Charter Amendment Proposal.

If the Existing Charter Amendment Proposal is not approved, the Business Combination may not occur.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EXISTING CHARTER AMENDMENT PROPOSAL.

PROPOSAL 9
THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Viveon’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal, the NYSE American Proposal, the Directors Proposal, the 2022 Incentive Plan Proposal or the 2022 ESPP Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Viveon’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, or an abstention will be considered a vote “AGAINST” the Adjournment Proposal. Broker non-votes have no effect on the Adjournment Proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT VIVEON

Overview

Viveon is a Delaware corporation formed on August 7, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although Viveon is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, it intends to focus on businesses that are located in North America.

Significant Activities Since Inception

On December 28, 2020, Viveon consummated the IPO of 17,500,000 Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $175,000,000. On December 28, 2020, the underwriters exercised the over-allotment option in full, and the closing occurred on December 30, 2020 when Viveon sold 2,625,000 Over-Allotment Option Units at a price of $10.00 per unit, generating additional gross proceeds of $26,250,000.

On December 28, 2020, simultaneously with the consummation of the IPO, we consummated the Private Placement with the Sponsor of Private Warrants at a price of $0.50 per Private Warrant, generating total proceeds of $9,000,000. The Private Warrants are identical to the Warrants (as defined below) sold in the IPO except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, or its permitted transferees.

A total of $203,262,500 of the net proceeds from the sale of Units in the IPO and the private placement were placed in a trust account established for the benefit of the Company’s public stockholders at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. In accordance with Viveon’s Existing Charter, the amounts held in the Trust Account may only be used by Viveon upon the consummation of a business combination, except that there can be released to Viveon, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Viveon’s liquidation. Viveon executed the Merger Agreement on January 12, 2022 and it must liquidate unless a business combination is consummated by the Extension Date, or Viveon is able to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination.

Viveon’s Common Stock, Units, Public Warrants and Rights are currently listed on the NYSE American under the symbols “VHAQ,” “VHAQU” “VHAQWS” and “VHAQR,” respectively. The Units commenced trading on the NYSE American on December 22, 2020, and the Common Stock, Public Warrants and Rights commenced separate trading from the Units on February 4, 2021.

Effecting a Business Combination

On January 12, 2022, Viveon entered into the Merger Agreement, as amended on February 9, 2022. As a result of the transaction, Suneva will become Viveon’s wholly owned subsidiary, and will change its name to “Suneva Medical, Inc.” In the event that the Business Combination is not consummated by the Extension Date, and Viveon is unable to obtain shareholder approval to amend the Existing Charter to extend the Extension Date to consummate the Business Combination or an alternative initial business combination, Viveon’s corporate existence will cease and Viveon will distribute the proceeds held in the Trust Account to its public stockholders.

Redemption Rights for Holders of Public Shares

Viveon is providing its public stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Viveon’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2022 the amount in the Trust Account, net of taxes payable, is approximately $10.31 per Public Share. The Sponsor and Viveon’s officers and directors have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding Units must separate the underlying Public Shares, Public Warrants and Rights prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Units, see the section entitled “Proposal 1 — The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Stockholder Vote

Viveon is providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. Viveon’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founders Shares have agreed to vote such Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and Viveon’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 20% of the shares sold in the Viveon IPO.

Employees

Viveon has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to Viveon’s affairs until Viveon has completed its initial business combination. Viveon presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while Viveon is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). Viveon does not intend to have any full-time employees prior to the consummation of a business combination.

Facilities

Viveon maintains its principal executive offices at c/o Gibson, Deal & Fletcher, PC, Spalding Exchange, 3953 Holcomb Bridge Road Suite 200, Norcross, Georgia 30092. Viveon considers its current office space adequate for its current operations.

Legal Proceedings

To the knowledge of Viveon’s management, there are no legal proceedings pending against Viveon.

EXECUTIVE OFFICERS AND DIRECTORS OF VIVEON

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Jagi Gill	56	Chairman and Chief Executive Officer
Rom Papadopoulos	63	Chief Financial Officer, Secretary and Director
Demetrios (Jim) G. Logothetis	65	Director
Brian Cole	59	Director
Doug Craft	59	Director

Jagi Gill, PhD is our Chief Executive Officer. Dr. Gill, has more than 20 years of healthcare investment and general management experience. From 2017 to 2020, he served as the Vice-President of Business Development and General Manager of AcuVentures, a business unit within Acumed LLC, a Berkshire Hathaway Company. Acumed LLC is a market leader in the orthopedic sector with particular strength in the upper extremity fracture repair and trauma market segments. As the General Manager, Dr. Gill led two business units, Rib Fixation and the Soft Tissue Repair, with responsibilities for product development, sales, marketing and profitability. Under his leadership, the business units grew 2-3x faster than their market segment. In addition to general management responsibilities, Dr. Gill was involved in sourcing, closing and integrating four acquisitions within the orthopedic sector for Acumed. These transactions ranged from technology acquisitions serving as tuck-in product integrations to stand alone companies with global revenue. From 2009 to 2017, he was the Founder, Chief Executive Officer and Board Member of Tenex Health a privately held orthopedic sports medicine company. In this capacity he patented, designed and developed the initial platform technology intended to treat chronic tendon pain. Under his leadership, Tenex Health launched commercially, generated positive operating income, secured FDA regulatory approval, developed a manufacturing and operations infrastructure, and established sales channels serving the outpatient Ambulatory Surgery Centers. Before founding Tenex Health, Dr. Gill was the Founder and Chief Executive Officer of OrthoCor, a company providing non-invasive pain management technology, from 2007 to 2009, while also serving on an advisory and consulting capacity to a number of medical technology companies. OrthoCor developed and commercialized orthopedic knee braces integrating pulsed electromagnetic technology to address chronic pain associated with trauma or osteoarthritis. Prior to this, he served in executive business development roles for Boston Scientific Corporation from 2001 to 2007 where he was involved in sourcing and supporting the acquisition of private companies which collectively accounted for more than $750 million in enterprise value. While at Boston Scientific, he was involved in the investments in, and acquisition of, the following private companies: Advanced Bionics (implantable neurostimulation), Cameron Health (implantable cardiac rhythm management), Innercool (systemic hypothermia for recovery from cardiac arrest), Orqis Medical (heart failure treatment) and Kerberos (endovascular thrombectomy). Dr. Gill completed his BSc and MSc in Anatomy from McGill University and PhD in Neuroscience from Mayo Clinic College of Medicine. We believe we will be able to capitalize on Dr. Gill’s experience and accomplishments in the orthopedic and spine markets, along with his relationships among executives in the target companies, their supply chains, and their customer networks, to successfully close a business combination.

Rom Papadopoulos, M.D. is our Chief Financial Officer. Dr. Papadopoulos has more than 25 years of healthcare investment and operational experience. From 2006 to June 2020, Dr. Papadopoulos was the Founder and Managing Partner of Intuitus Capital, a private equity firm actively investing in the healthcare sector. At Intuitus, he led investments in more than 30 companies with a total of more than $700 million in enterprise value. Prior to founding Intuitus Capital, Dr. Papadopoulos was Chief Financial Officer, Chief Operations Officer, Corporate Executive Vice President and Corporate Secretary of Global Energy Holdings (NYSE Amex: GNH). While at GNH, he created and executed the company’s repositioning from traditional markets to renewable energy. He was responsible for coordinating all aspects of the financial management of the company including cash management and treasury, risk management, audit functions, SEC reporting and compliance as well as HR functions and employee policies. Dr. Papadopoulos was an early investor in Tenex Health Inc., a medical device company engaged in the manufacturing and sale of minimally invasive high frequency technology used to perform percutaneous tenotomy and fasciotomy. He eventually became the interim CFO for the company until September 2013. In this capacity, he was an integral part of the team seeking and completing acquisitions for the company. From 2002 to 2006, Dr. Papadopoulos was the Managing Director and head of healthcare investment banking for Caymus Partners, a middle market investment banking firm. Dr. Papadopoulos received his medical degree (M.D.) from the Aristotelian University of Thessaloniki, Greece, Medical School in 1985

and conducted his post-graduate training in Pediatrics at Emory University in 1986. We believe that Dr. Papadopoulos is qualified to sit on our board due to his years of experience in the healthcare industry, as a clinician as well as an investor who possesses unique insight into medical technology assets, in addition to his strong financial credentials.

Demetrios G. Logothetis, has served as Senior Advisor in the Department of Housing and Urban Development (HUD) Office of the Assistant Secretary and Chief Financial Officer where he led the Audit Coordination Committee for Ginnie Mae, a government corporation within HUD from May 2020 to November 2020. Mr. Logothetis retired from Ernst & Young (EY) effective in June 2019 extending three years beyond normal retirement at the request of the EY Executive Board. Throughout his forty-year career with EY, from January 1979 to June 2019, Mr. Logothetis served some of EY’s largest global clients as lead audit partner, and fulfilled senior leadership roles within the firm, from offices in Chicago, Frankfurt Germany, New York, London England, and Atlanta. Mr. Logothetis has served over the years on the boards of several non-profit organizations, including The National Board of the Boys & Girls Clubs of Americas where he served on the audit committee; The Archbishop Lakovos Leadership 100 Endowment Fund where he serves as Vice Chair, The American College of Greece where he serves as Chairman of the Board of Trustees; The Board of National Hellenic Museum; Founder and Chairman of the Board of Trustees of the Hellenic American Academy, one of the largest Greek American schools in the United States; and founding Chairman of the Foundation for Hellenic Education and Culture. Mr. Logothetis holds an M.B.A. degree in Accounting, Finance and International Business from The University of Chicago Booth Graduate School of Business and a B.S.C degree in Accountancy from DePaul University. Mr. Logothetis is also a Certified Public Accountant and a Certified Management Accountant. Mr. Logothetis has taught many EY training programs as well as graduate accounting classes at DePaul University. Mr. Logothetis served for several years on the DePaul University, Richard H. Driehaus College of Business advisory council, and since 2017 on the board of Trustees of the University as vice-chair, and then chair of the audit committee and member of the finance committee. Mr. Logothetis has also served as a member of the Trusteeship and Finance Committees for DePaul University.

Brian Cole MD, MBA is one of our directors, and the Managing Partner of Midwest Orthopedics at Rush in Chicago, the lead executive for this large specialty practice which is consistently ranked as one of the top orthopedic groups by US News & World Report. Dr. Cole is a Professor in the Department of Orthopedics with a conjoint appointment in the Department of Anatomy and Cell Biology at Rush University Medical Center. In 2015, he was appointed as an Associate-Chairman of the Department of Orthopedics at Rush. In 2011, he was appointed as Chairman of Surgery at Rush Oak Park Hospital. He is the Section Head of the Cartilage Research and Restoration Center at Rush specializing in the treatment of arthritis in young active patients with a focus on regenerative medicine and biologic alternatives to surgery. He also serves as the head of the Orthopedic Master’s Training Program and trains residents and fellows in sports medicine and research. He lectures nationally and internationally and holds several leadership positions in prominent sports medicine societies. Through his basic science and clinical research, he has developed several innovative techniques with several patents for the treatment of shoulder, elbow and knee conditions. He has published more than 1,000 articles and 10 widely read textbooks in orthopedics and regenerative medicine. In addition to his academic accomplishments, Dr. Cole currently serves in many senior leadership roles in organizations such as President of the Arthroscopy Association of North America, President of the Ortho-regeneration Network Foundation, and Secretary General (Presidential-line) International Cartilage Repair Society. Dr. Cole is frequently chosen as one of the “Best Doctors in America” since 2004 and as a “Top Doctor” in the Chicago metro area since 2003. In 2006, he was featured on the cover of Chicago Magazine as “Chicago’s Top Doctor” and was selected as NBA Team Physician of the Year in 2009. Orthopedics This Week has named Dr. Cole as one of the top 20 sports medicine, knee and shoulder specialists repeatedly over the last 5 years as selected by his peers. He is the head team physician for the Chicago Bulls NBA team, co-team physician for the Chicago White Sox MLB team and DePaul University in Chicago. Dr. Cole was awarded his medical degree from the University of Chicago Pritzker School of Medicine and his MBA from the University of Chicago Booth School of Business. He completed his residency in Orthopedic Surgery at the Hospital for Special Surgery — Cornell Medical Center in New York and his fellowship in Sports Medicine at the University of Pittsburgh.

Doug Craft is one of our directors, and the Chief Executive Officer of Atlanta-based Medicraft, Inc., which is one of the largest independent agents for Medtronic, the world leader in medical technology and pioneering therapies. He has devoted his entire career to the medical industry, initially concentrating in the sale of spinal implants, which he continues today. Mr. Craft has extensive relationships with health care systems, surgeons and other senior health care professionals across the nation. Over the past three decades his commercial interests have expanded to include evaluating, consulting and developing businesses in the medical field generally, including but not limited to neuro-intraoperative monitoring, biologic agents, orthopedic reconstruction implants, surgical navigation systems, regenerative kidney technology, trans-catheter cardiac valves and spinal implant device design. He has funded and started over 12 businesses in the Orthopedic, Spine and Neurological segments such as Biocraft Inc, Orthocraft Inc, Neurocraft Inc, Pharmacraft, Premier Medical Systems, and Diamond Orthopedics. Early in his career, he was one of the first agents for Danek a publicly traded spinal implant company which merged with Sofamor to become Sofamor-Danek and relisting on the NYSE. Sofamor-Danek was acquired by Medtronic in 1999 for $3.7 billion. Mr. Craft is a highly experienced entrepreneur who is continually exploring opportunities to multiply investments in medical businesses and technologies. Mr. Craft earned a B.S. degree in biomedical engineering from Mississippi State University, and is a Distinguished Fellow of the College of Engineering at Mississippi State University.

Our directors and officers will play a key role in identifying, evaluating, and selecting target businesses, and structuring, negotiating and consummating our initial acquisition transaction. Except as described below and under “Conflicts of Interest,” none of these individuals is currently a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan. We believe that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to identify successfully and effect an acquisition transaction, although we cannot assure you that they will, in fact, be able to do so.

Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us. Since the consummation of our IPO, we pay to our Sponsor a fee of $20,000 per month for providing us with office space and certain office and secretarial services. Other than the $20,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to our insiders or any of the members of our management team, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

PRINCIPAL STOCKHOLDERS OF VIVEON

The following table sets forth, as of Novmeber 8, 2022, the Record Date, certain information regarding beneficial ownership of the Company’s common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock. The table also identifies the stock ownership of each of the Company’s directors and officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

As of the Record Date, there was a total of 10,064,124 shares of Common Stock outstanding. Shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The following table does not reflect beneficial ownership of the Warrants as the Warrants are not exercisable within 60 days of the date of this proxy statement.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Approximate Percentage of Outstanding Shares of Common Stock(8)
Jagi Gill(2)	4,923,250	48.92%
Rom Papadopoulos(2)(3)	4,923,250	48.92%
Brian Cole	27,000	*
Doug Craft	27,000	*
Demetrios G. Logothetis	27,000	*
All current directors and executive officers as a group (five individuals)	5,031,250	49.99%
Holders of 5% or more of our Common Stock
Viveon Health, LLC(2)(3)	4,923,250	48.92%
Mizuho Financial Group, Inc.(4)	1,218,000	12.10%

____________

*        Less than 1%

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Viveon Health Acquisition Corp., c/o Gibson, Deal & Fletcher, PC, Spalding Exchange, 3953 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30092.

(2)      Consists of shares of common stock owned by Viveon Health, LLC, for which Jagi Gill is a member and Rom Papadopoulos is the managing member. Mr. Papadopoulos has sole voting and dispositive control over those shares.

(3)      Rom Papadopoulos is the managing member of Viveon Health, LLC.

(4)      Based on a Schedule 13G filed by the reporting person on February 12, 2021, the address for the reporting person is 1-5-5. Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan. The number of shares of Common Stock owned is as of February 12, 2021, the date of filing of the Schedule 13G. This Schedule 13G has not been amended since such date.

Restrictions on Transfers of Founder Shares and Private Warrants

Subject to certain limited exceptions, 50% of the Founders Shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the insiders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares.

Registration Rights

The holders of Founder Shares issued and outstanding on the date of Viveon’s IPO, Chardan who was the underwriter in Viveon’s IPO, as well as the holders of the Private Warrants and any shares our insiders or their affiliates may be issued in payment of Working Capital Loans made to us, are entitled to registration rights pursuant to an agreement entered into on the effective date of our initial public offering requiring us to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after December 22, 2020 and may not exercise its demand rights on more than one occasion. Viveon will bear the expenses incurred in connection with the filing of any such registration statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIVEON

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 7, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Although we are not limited to a particular industry or geographic region for purposes of consummating an initial business combination, we intend to focus on businesses that have their primary operations located in North America in the healthcare industry. We intend to utilize cash derived from the proceeds of our initial public offering in effecting our initial business combination.

The issuance of additional shares in connection with an initial business combination:

•        may significantly dilute the equity interest of our investors in this offering who would not have pre-emption rights in respect of any such issuance;

•        may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

•        will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our securities.

•        Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after our Initial Business Combination are insufficient to pay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

Recent Developments

On January 12, 2022, we entered into a merger agreement (the “Merger Agreement”) with VHAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Suneva Medical, Inc., a Delaware corporation (“Suneva”). Pursuant to the terms of the Merger Agreement, a business combination between the Company and Suneva will be effected through the merger of Merger Sub with and into Suneva, with Suneva surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Suneva. We intend to effectuate our proposed initial business combination with Suneva using a combination of cash from the proceeds of our initial public offering (and the concurrent private placement of shares to our sponsor, as described in “Part I, Item 1. Business” of our annual report on Form 10-K as filed with the SEC on March 31, 2022), the proceeds of the sale of our shares to private investors in connection with our initial business combination and shares issued to the owners of Suneva.

For further information regarding the Merger Agreement and our proposed initial business combination with Suneva, please refer to Note 1 of this Quarterly Report and the Company’s Form S-4, which was filed with the SEC on July 13, 2022.

On March 18, 2022, we held our 2022 Annual Meeting of Stockholders for the purpose of approving: (i) a proposal to approve an amendment to our amended and restated certificate of incorporation to (i) extend the date by which the Company has to consummate a business combination for three months, from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”), and (ii) allow us, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed business combination with Suneva or any potential alternative initial business combination shall have occurred (the “Extension Proposal”); (ii) a proposal to re-elect five current directors to our Board of Directors (the “Director Election Proposal”); and (iii) a proposal to ratify the appointment of Marcum LLP as our independent registered certified public accountants for fiscal year 2021 (the “Auditor Ratification Proposal”). Stockholders voted to approve the Extension Proposal, Director Election Proposal and Auditor Ratification Proposal.

On March 18, 2022, stockholders elected to redeem 15,092,126 shares of our Class A common stock, resulting in redemption payments out of the trust account totaling approximately $152,451,819. Subsequent to the redemptions, 5,032,874 shares of common stock remained in the trust account.

On March 21, 2022, an initial amount of $2,700,000 was drawn down from the Notes. $720,000 of the loan proceeds was deposited into our trust account in connection with extending the business combination completion window from March 28, 2022 until the Extended Date. After the Extended Date, if we elect to continue to extend such date until December 28, 2022 (the “Final Extension Date”), we shall make a monthly deposit of $240,000 into the trust account each month for each monthly period, or portion thereof, until the Final Extension Date. We wired $240,000 into the trust account, which deposits cleared on June 23, 2022, July 26, 2022, August 30, 2022, September 27, 2022 and October 27 2022, to extend the business combination completion window to July 28, 2022, August 28, 2022, September 28, 2022, October 28, 2022, and November 28, 2022, respectively.

The entry into the Subscription Agreement and the terms of the Notes and Subscription Warrants was approved by the Audit Committee of the Board of Directors of the Company at a meeting held on March 21, 2022.

On March 23, 2022, we filed an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State (the “Amendment”) The Amendment (i) extends the date by which we have to consummate a business combination for three months, from the Original Termination Date to the Extended Date and (ii) allows us, without another stockholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice and the deposit of $240,000 prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed business combination with Suneva Medical, Inc. or any potential alternative initial business combination shall have occurred. As disclosed in the Current Report on Form 8-K filed on March 18, 2022, the Amendment was approved by our stockholders at our Annual Meeting of Stockholders held on March 18, 2022.

On March 21, 2022, March 23, 2022, April 4, 2022, April 27, 2022 and May 9, 2022, we entered into a series of unsecured senior promissory note agreements (“Note Agreements”) with several lenders affiliated with the our Sponsor, Viveon Health LLC and Rom Papadopoulos, the Chief Financial Officer of the Company, for up to an aggregate amount totaling $4.0 million (the “Notes”). The Notes do not bear interest and mature upon the earlier of (i) the closing of the our initial business combination, and (ii) December 31, 2022 (the “Maturity Date”). As of June 30, 2022, we had received $3.4 million of funding for the Notes.

In accordance with ASC 470-20-25-2, Debt with Conversion and Other Options — Debt Instruments with Detachable Warrants, the proceeds received upon issuing the Notes with a common stock warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The measurement of the common stock warrant fair value was determined utilizing a Monte Carlo simulation model considering all relevant assumptions current at the date of issuance. See Note 11 to the condensed consolidated financial statements for more details on the assumptions used. The portion of the proceeds so allocated to the warrants shall be accounted for as paid-in capital. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction.

Discounts to the principal amounts are included in the carrying value of the Notes and amortized to “Interest expense” over the remaining term of the underlying debt. During the three and six months ended June 30, 2022, we recorded a $550,000 and $3,420,000 debt discount upon issuance of the Notes. The discount is amortized to interest expense over the term of the debt. For the three and six months ended June 30, 2022, the amortization of the discount resulted in interest expense of $259,746 and $359,289, respectively.

On July 13, 2022, the Company, Merger Sub, and Suneva entered into the Second Amendment to Merger Agreement that amended and modified the Merger Agreement to extend the outside closing date to December 31, 2022 and to reduce the amount of parent closing cash required as a closing condition from $50 million to $30 million, net of company expenses and parent expenses and net of repayment of the $1.5 million subordinated convertible promissory note issued by Suneva to Intuitus Suneva Debt LLC (an entity affiliated with our Chief Financial Officer), dated May 10, 2022 (unless converted into Suneva capital stock at the consummation of the business combination, which conversion is mandatory except in the case of a default by Suneva). Further, the defined term parent expenses was amended to include our operating expenses, severance payments and deferred compensation.

On November 10, 2022, the Company, Merger Sub, and Suneva entered into the Third Amendment to Merger Agreement that amended and modified the Merger Agreement to (i) fix the aggregate exercise price for all of the In-The-Money Suneva Options and Warrants at $2,582,075, representing the aggregate exercise price for all the In-The-Money Suneva Options and Warrants outstanding as of the date of the Third Amendment, and (ii) extend the outside closing date from December 31, 2022 to March 31, 2023, to the extent Viveon’s stockholders approve an amendment to its amended and restated certificate of incorporation to extend the date by which Viveon has to consummate a business combination to March 31, 2023 or later.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the six months ended June 30, 2022 and for the six months ended June 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, and, after our initial public offering, identifying target companies for a business combination, conducting due diligence on such target companies and negotiating the Business Combination Agreement with Suneva, which will give effect to our initial business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held after our initial public offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2022, we had net income of $474,283, which consisted of a gain on the change in fair value of warrant liability of $1,733,690, interest and dividend income on investments held in Trust Account of $65,539, and interest income on the operating bank account of $158, partially offset by a loss on the issuance of subscription warrants of $371,007, professional fees of $436,108, amortization of the debt discount of $259,746, operating costs of $170,733, expensed issuance costs of $55,000, and franchise tax expense of $32,510.

For the three months ended June 30, 2021, we had a net loss of $1,864,021, which consisted of professional fees of $1,672,823, operating costs of $248,030, stock compensation expense of $157,140, and franchise tax expense of $25,000, partially offset by a change in fair value of warrant liability of $233,873, interest and dividend income on investments held in Trust Account of $5,069, and interest income on the operating bank account of $30.

For the six months ended June 30, 2022, we had a net loss of $1,049,661, which consisted of a loss on the issuance of subscription warrants of $3,209,183, professional fees of $1,178,148, operating costs of $454,419, expensed issuance costs of $374,000, amortization of the debt discount of $359,289, and franchise tax expense of $80,491, partially offset by a change in fair value of warrant liability of $4,527,247, interest and dividend income on investments held in Trust Account of $78,453 and interest income on the operating bank account of $169.

For the six months ended June 30, 2021, we had net income of $1,703,424, which consisted of a change in fair value of warrant liability of $4,131,546, interest income on investments held in Trust Account of $10,081, and interest income on the operating bank account of $111, partially offset by professional fees of $1,740,595, operating costs of $493,245, stock compensation expense of $157,140, and franchise tax expense of $47,334.

Liquidity, Capital Resources, and Going Concern

For the six months ended June 30, 2022, net cash used in operating activities was $1,023,969, which was due to the change in fair value of the warrant liability of $4,527,247, our net loss of $1,049,661, and interest and dividends earned on investments held in Trust Account of $78,453, offset in part by loss on the issuance of the subscription warrants of $3,209,183, changes in working capital of $688,920, expensed issuance costs of $374,000 and amortization of the debt discount of $359,289.

For the six months ended June 30, 2021 net cash used in operating activities was $1,446,696, which was due to a gain on the change in fair value of warrant liability of $4,131,546 and interest and dividends earned on investments held in Trust Account of $10,081, offset in part by net income of $1,703,424, changes in working capital of $834,367, and stock compensation expense of $157,140.

For the six months ended June 30, 2022 net cash provided by investing activities was $151,491,819 which resulted from cash withdrawn from Trust Account to pay redeeming stockholders, offset in part by cash deposited for the extension contribution of $960,000.

There were no cash flows from investing activities for the six months ended June 30, 2021.

For the six months ended June 30, 2022, net cash used in financing activities was $149,400,819, which was due to the redemption of common stock of $152,451,819 and the payment of issuance costs of $369,000, offset in part by proceeds from note agreements payable of $3,420,000.

For the six months ended June 30, 2021 net cash used in financing activities was $593,638, which was due to the payment of the other payable — related party of $364,880 and the payment of the promissory note — related party of $228,758.

As of June 30, 2022, we had cash and marketable securities in the trust account of $51,869,623. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions) to complete our initial business combination with Suneva. We may withdraw interest to pay taxes. During the three months ended June 30, 2022, we did not withdraw any of the interest income from the Trust Account to pay for franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2022, we had cash and cash equivalents of $1,462,266 outside of the Trust Account and a working capital deficit of $1,760,512.

In connection with the our assessment of going concern considerations in accordance with FASB’s ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, management has determined that if we are unable to raise additional funds to alleviate liquidity needs or complete a business combination by December 28, 2022, then we will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should we be unable to continue as a going concern. We intend to complete a business combination before the mandatory liquidation date or obtain approval for an extension.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2022 and December 31, 2021.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our sponsor a monthly fee of $20,000 for office space, utilities and secretarial and administrative support and the series of unsecured senior promissory note agreements we entered into with several lenders affiliated with the our Sponsor. We began incurring these fees on December 22, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,043,750. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

In addition, subject to certain conditions, we granted Chardan Capital Markets, LLC, for a period of 12 months after the date of the consummation of a Business Combination, a right of first refusal to act as book-running managing underwriter or placement agent, with at least 30% of the economics, for any and all future public and private equity, convertible and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement related to our initial public offering.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

All of the 5,032,874 public shares sold as part of the units in our initial public offering and subsequent full exercise of the underwriters’ over-allotment option that have not been redeemed by stockholders, contain a redemption feature which allows for the redemption of such redeemable common stock in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all redeemable common stock have been classified outside of permanent equity.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net (Loss) Income per Common Share

Net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the period. The calculation of diluted (loss) income per common share does not consider the effect of the warrants and rights issued in connection with the (i) initial public offering, (ii) exercise of over-allotment, (iii) Private Placement, and (iv) extension financing since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants and rights would be anti-dilutive. The warrants and rights are exercisable to purchase 21,778,750 shares of common stock in the aggregate.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. The Company’s derivative instruments are recorded at fair value and re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. Derivative assets and liabilities are classified on the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument’ could be required within 12 months of the balance sheet date. The Company has determined that the private warrants and subscription warrants are derivative instruments. As the private warrants and subscription warrants meet the definition of a derivative the private warrants and subscription warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statement of operations in the period of change. In accordance with ASC Topic 825, Financial Instruments, the Company has concluded that a portion of the transaction costs which directly related to the initial public offering and the private placement, should be allocated to the private warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

INFORMATION ABOUT SUNEVA

Overview

We are a medical technology company focused on meeting the demands of the aging process through the use of devices that assist medical and regenerative aesthetic procedures and serving the needs of the general dermatology and aesthetic markets. We currently market several product lines in the U.S., Canada, Mexico, South Korea, and Hong Kong. In addition, Bellafill is currently under evaluation with the China Food and Drug Administration (CFDA) for approval to market and sell within the Chinese medical aesthetic market.

Our products combat the conditions which are synonymous with aging such as structural integrity of the face, loss of volume or lift as well as offering energy-based solutions to assist in the rejuvenation of patient’s skin.

Development of our Business

•        In 2009 we acquired rights to ArteFill (rebranded as Bellafill®) and the related assets out of the bankruptcy estate of Artes Medical, Inc. Bellafill is an injectable dermal filler approved by the US. Food and Drug Administration.

•        In November of 2018, we entered into a licensing and supply agreement with Healeon Medical, Inc., which was subsequently amended. The amended agreement granted us exclusive distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). We began marketing these products under the trade name Amplifine PRP Tubes in 2019 and anticipate commencing marketing of our Amplifine PRP Syringes in 2022.

•        In November of 2018, we entered into an exclusive distribution agreement and non-exclusive distribution agreement with Aurastem Technologies, LLC and Puregraft, LLC, respectively, to market certain fat grafting technologies in the U.S. and Canada. We began marketing these products under the trade name PureGraft and Dermapose in 2019 and 2021, respectively.

•        In March of 2020, we entered into an exclusive distribution agreement with Sinclair Pharma US, Inc. granting us the right to distribute their proprietary FDA cleared facial thread products. The products aesthetic clearance by the FDA is for the lifting of facial tissue. We began marketing these products under the trade name Silhouette InstaLift in May 2020.

•        In August of 2020 we entered into a distribution agreement with Neauvia North America, Inc. which granted us the exclusive distribution rights of a handheld plasma energy device to be marketed in the U.S. and Canada as Plasma IQ™. The device has also received Class II FDA 510(k) clearance. We began marketing these products under the trade name Plasma IQ in 2020.

•        In December of 2020 we entered into a supply and distribution agreement with Circa Skin, Ltd. which granted us the exclusive distribution rights of micro-infusion products to be marketed in the U.S. and Canada. We began marketing these products under the trade name SeruGlowMD in 2021.

Our Competitive Strengths

We offer our customers and consumers a compelling value proposition because:

Best of Breed Suite of Products to Meet the Demands of Aging.    Our product portfolio consists of: (i) Bellafill®, the first and currently the only FDA approved bio-stimulating filler that lasts up to 5 years; (ii) Silhouette Instalift, the first absorbable suture with FDA 510(k) clearance indicated for cosmetic facial procedures; (iii) Plasma IQ, the first hand-held plasma energy device with Class II FDA 510(k) clearance indicated for skin rejuvenation; (iv) Dermapose™, an all-in-one, sterile, single use, microsizing syringe system intended for the harvesting, sizing, and transferring of autologous fat tissue back to the same patient when the transfer of harvested adipose tissue is desired; (v) PureGraft which prepares and purifies both small and large volumes of fat tissue while maintaining sterility and optimizing the yield of tissue to be grafted and (vi) Amplifine is the company’s PRP platform that consists of two product configurations, the Amplifine Gel Tube and Amplifine Dual Syringe.

Complementary products and services.    Our product portfolio includes innovative and complimentary regenerative aesthetic products and procedures that addresses the major causes of ageing by providing: (i) Structure (Bellafill); (ii) Volume (Bellafill, Puregraft and Dermapose); (iii) Lift (Bellafill and Silhouette Instalift) and (iv) Rejuvenation (Plasma IQ, SeruGlowMD and Amplifine PRP Gel Tubes and Amplifine Dual Syringe) We believe our product portfolio addresses the key needs for both the physician and the patient.

State of the Art Facility and Access to Human Capital.    Our 35,000 sq/ft manufacturing facility is FDA approved and has the technology and capacity to support future growth while limiting the need for additional capital investment. We are located in San Diego, California, a biotech and pharmaceutical hub with local research institutions such as Scripps and a deep talent pool.

Self-pay, aesthetic-only marketing strategy.    We target the self-pay aesthetic market which, in addition to the lower regulatory burdens associated with third-party payor reimbursed therapeutic products, also allows us more flexibility in pricing and marketing.

Dynamic international sales platform.    We sell our products both through our direct sales force in key markets such as the U.S. and Canada as well as through leading local distributors in markets such as Mexico, South Korea, and Hong Kong. The company is also actively seeking approval for Bellafill with the CFDA to market and sell the product within the Chinese aesthetic market. Using this market-specific approach, we have built an effective and efficient international sales platform.

Strong Customer Relationships.    We employ a high touch point marketing strategy that includes conference presence, online advertising and patient and physician education as well as developing regional centers of excellence. This approach enables us to engage with and educate patients on our product and brand and the benefits of our products for our customers and patients which we believe results in greater customer loyalty and brand awareness. The approach also allows us to maintain greater customer awareness of their views and expectations, which allows us to provide high-quality services and maintain an on-going and continuous interaction with our customers and enables us to cultivate strong and long-term relationships.

First mover advantage in emerging market.    We believe we are the first company in the emerging field of regenerative aesthetic medicine to offer a portfolio that specifically addresses all aspects of meeting the demands of ageing which has resulted in significant brand and product recognition.

Our management team has significant experience and expertise in medical aesthetics.    Our management team has extensive experience in self-pay healthcare markets, in the development, market launch and commercialization of major medical products both domestically and internationally, the execution and integration of business development transactions, the identification of and partnerships and an understanding of the regulatory environment of the healthcare markets. Key members of our leadership team have also served in relevant senior leadership positions with leading aesthetic, biotech and pharmaceutical companies.

Our Strategy

Our objective is to become the leader in the regenerative aesthetic products and services market which helps the consumer meet the demands of aging. To achieve our objective, we are pursuing the following business strategies:

Increase our direct and distributor sales network.    We plan to continue to expand our direct sales organization and our distribution network and seek to recruit and train exceptionally talented sales representatives in existing and new markets to help us broaden the adoption of our products, drive further market penetration and expand beyond our traditional customer base.

•        United States:    We have a direct sales force in the U.S. which we plan to expand from 35 to 68 representatives by 2022, subject to sufficient capital.

•        Canada:    We have both direct sales and distributor presence in Canada and plan to expand our direct sales team.

•        Europe:    We intend to file for CE Mark for key products within our portfolio and establish a distributor sales force in Europe and anticipate we will sell our products and services upon CE Mark approval from the EU regulatory authorities.

•        Latin America:    We plan to enhance our network of distributors in Mexico.

•        Asia-Pacific:    In addition to our distributor network in South Korea and Hong Kong, we intend to establish a presence in China.

Continue to further penetrate our existing customer base and drive recurring revenues.    We believe that there are opportunities for us to generate additional revenue from existing customers who are already familiar with our products. As our products are complimentary, we expect once introduced to one of our products, the provider and their patients are more likely to desire the additional benefits of our other product offerings.

Actively pursue business development opportunities.    We may seek to engage in targeted business development activities, including acquisitions of technologies and strategic partnerships, in order to augment our product and technology portfolio in our existing and potentially adjacent markets. We believe we can leverage our infrastructure and existing relationships to implement a disciplined tuck-in acquisition strategy.

Develop and launch new products and services.    We plan to continue to develop products that address the unmet needs of our customers and patients by leveraging our technologies in combination with our regulatory and product development expertise and that allow for greater cross selling of our products.

Expand revenues in existing markets.    We believe we can continue to grow market share in our existing markets due to the favorable safety profile and improved aesthetic outcomes of our products.

Expand our intellectual properly and patent portfolio.    We intend to expand our existing intellectual property and patent portfolio as we develop additional applications and continue to aggressively defend against potential infringement by our competitors.

Leverage Key Opinion Leaders.    We have strong relationships with world renowned regenerative aesthetic Key Opinion Leaders (“KOLs”. We plan on leveraging these relationships to undertake investigator initiated trials and create publications for the purpose of educating the market on use and applications of our products and to drive sales. The broader regenerative aesthetic community often looks to KOLs for their experience with products and procedures as part of their new product and procedure adoption process.

Increase our international presence.    There is strong global demand for regenerative aesthetic procedures outside of North America and specifically in Asia. We intend to increase our market penetration outside of North America and build global brand recognition.

Product Portfolio & Applications

Our product portfolio assists our customers in meeting the demands of the aging process through the use of medical and regenerative aesthetic procedures and products. Our product portfolio includes:

Proprietary Products

We have purchased the patents to the following product:

Product	Territory	Indication
Bellafill
	United States	The correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years.
	Hong Kong	The correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years.

Bellafill

Dermal fillers are a key cosmetic procedure, offering a wide range of skin and facial rejuvenation solutions. Dermal fillers are generally used to fill static wrinkles, such as nasolabial folds and/or provide a non-surgical brow lift. Bellafill is the only dermal filler which is FDA approved to smooth lines for up to 5 years. When injected, Bellafill initiates a biostimulatory effect, similar to wound healing. The inflammatory infiltrate is normal, characterized by lymphocytes and macrophages that persisted from the duration of the studies related to Bellafill. The studies also showed the process results in activation of cells within the skin to produce collagen. As the collagen carrier dissipates, Bellafill microspheres stimulate type III collagen peaking at month 2. Type I collagen becomes evident by month 1 and continues to increase throughout the duration of the study.

Licensed Third-Party Products

We license and distribute the following products from third parties:

Product	Territory	Indication
	Canada	Indicated for the correction of nasolabial folds.
	South Korea	In patients 21 years of age or older for: (i) temporary improvement of facial wrinkles and (ii) correction of distensible atrophic acne scars (moderate to severe) on the cheeks.
	Mexico	Indicated for the correction of nasolabial folds and atrophic facial scars such as acne scars.
Silhouette
	United States	A resorbable sterile implantable single-use device intended for adult patients and is used in multiple pairs to provide for elevation and repositioning of facial tissue.
	Canada	A resorbable sterile implantable single-use device intended for adult patients and is used in multiple pairs to provide for elevation and repositioning of facial tissue
Plasma IQ
	United States/Canada	Used in the removal and destruction of skin lesions and coagulation of tissue. Target population: women and men aged 22 to 90.
Puregraft
	United States/Canada	Used in the harvesting, filtering and transferring of autologous fat tissue for reinjecting back into the same patient for aesthetic body contouring.
Dermapose
United States

Fat harvest system is intended for use in aesthetic body contouring consisting of a sterile medical device intended for the closed-loop processing of lipoaspirate tissue in medical procedures involving the harvesting, concentrating and transferring of autologous adipose tissue harvested with a legally marketed lipoplasty system. The device is intended for use in the following surgical specialties when the transfer of harvested adipose tissue is desired: orthopedic surgery, arthroscopic surgery, neurosurgery, gastrointestinal and affiliated organ surgery, urological surgery, general surgery, gynecological surgery, thoracic surgery, laparoscopic surgery, and plastic and reconstructive surgery when aesthetic body contouring is desired.

Product	Territory	Indication
Amplifine HD PRP Gel Tubes
United States

Used for the safe and rapid preparation of autologous platelet-rich plasma from a small sample of peripheral blood at the patient point-of-care. The PRP is mixed with autograft and/or allograft bone prior to application to a bony defect for improving handling characteristics.

Amplifine PRP Dual Syringe
United States

To be used for the safe and rapid preparation of autologous platelet-rich plasma from a small sample of peripheral blood at the patient point-of-care. The PRP is mixed with autograft and/or allograft bone prior to application to a bony defect for improving handling characteristics.

Silhouette InstaLift

Silhouette InstaLift is categorized as a thread lifting product that employs biocompatible temporary sutures to lift the soft tissues of the face. It is the first FDA-cleared absorbable suture for cosmetic facial procedures. Thread-lifting hinges on a basic technique that involves subcutaneous placement of cogged or barbed threads along a planned trajectory. The threads are then pulled to achieve the desired lifting effect and then secured and trimmed at the entry point. Silhouette InstaLift has patented bi-directional micro-cones to provide greater tissue capture and anchoring that results in both an immediate and long-term midface lift without surgery. Our studies also demonstrate that Silhouette InstaLift activates natural collagen production for a more youthful appearance.

Plasma IQ

Our Plasma IQ device is the first FDA Class 2 cleared handheld plasma energy device on the market. The device works through the generation of a targeted micro beam of plasma energy, which causes epidermal sublimation, without affecting the surrounding tissue. By creating microinjuries on the skin, our Plasma IQ acts to renew and restore the epidermis, thereby improving skin texture, firming, tightening and lifting the skin and reducing the appearance of fine lines and wrinkles. The Plasma IQ utilizes both high (950V) or low (650V) settings to allow the practitioner better flexibility which ultimately results in better outcomes for the patient.

Puregraft

The Puregraft system assists in the preparation of fat tissue for autologous fat transfer procedures, promoting consistently high graft quality across different harvest techniques. Puregraft allows the physician to wash and purify fat tissue before reinjection into the same patient, standardizing the fat graft preparation procedure. In contrast to traditional methods of graft preparation, PureGraft washes the graft and drains the tumescent fluid, free lipid and debris in a closed sterile system, allowing for a cleaner and more sterile graft in less time than it would take to prepare a comparable volume of graft tissue traditionally. Fat grafting (or fat transfer) is the surgical transfer of fat removed by liposuction to areas of the body that need filling out, which has become an established technique in aesthetic surgery. The Puregraft system is the only system that has been clinically validated in humans to improve long-term graft retention and can remove more than 97% of contaminants in grafted fat. The design of the Puregraft system allows the grafting procedure to be completed in one-third the time and with fewer technicians.

Dermapose

Dermapose is a syringe-based, all-in-one micro-fat transfer system intended to facilitate small volume facial fat transfer procedures for the purpose of volumization while smoothing fine lines and rejuvenating the appearance where fat has been lost. The unique product addresses an unmet need for disposable, syringe based fat transfer tools and is intended to make micro-fat transfers quicker, safer and easier. The use of micro-fat optimizes fat transfers by retaining the structural properties of fat while allowing for revascularization and nutrient exposure to enhance graft survival.

Amplifine PRP Platform

Our PRP platform facilitates the harvesting and use of a patient’s own platelets to accelerate and enhance the effects of anti-aging procedures. PRP is prepared by taking anywhere from one to a few tubes of your own blood and running it through a process to concentrate the platelets. These activated platelets are then injected or applied topically to the patient for the purpose of releasing growth factors and enhancing the healing process. Our PRP platform consists of: (i) Amplifine HD PRP Gel Tubes and (ii) Amplifine PRP Dual Syringe.

Amplifine HD PRP Gel Tubes.    Amplifine HD PRP Gel Tubes are part of a platform that provides a cost effective, simple and fast method for health care providers to harvest platelet rich plasma containing growth factors that are used in a wide variety of regenerative aesthetic applications. Using a proprietary gel separator that effectively separates PRP from red blood cells and granulocytes, Amplifine HD PRP delivers up to 1.6x concentration of PRP with a quick spin cycle that maximizes practice efficiency. Available in 15ml and 30ml sizes, Amplifine HD PRP Gel Tubes also offers multiple volumes of platelet rich fibrin or PRP that can be tailored for a wide range of applications.

Amplifine PRP Dual Syringe.    Amplifine PRP Dual Syringe is a next generation device that offers the provider the flexibility to the capture PRP in an all-in-one, closed-loop, sterile system. Amplifine PRP Dual Syringe also enables the health care provider to “dial-in” the desired concentration of PRP in a customizable manner, allowing use in a wide variety of regenerative aesthetic applications.

Products in Development

Suneva currently does not have any products in development because Suneva is focusing its limited resources on the sales of our existing product lines. In the future, provided sufficient capital is secured, Suneva may undertake internal development efforts.

Material Agreements

Pacific Pharma Corporation

On March 29, 2012, Suneva entered into an exclusive distribution and supply agreement with Pacific Pharma, a Korean Corporation (“Pacific Pharma”), whereby Pacific Pharma would exclusively distribute Bellafill in South Korea. The agreement provides that in the event Pacific Pharma is not in compliance with the agreement, or fails to meet certain purchase and sales milestones, the agreement will become non-exclusive. For the year ending December 31, 2022, Pacific Pharma and Suneva have not agreed to a minimum spend for 2022 and no product has been purchased as of June 30, 2022. The initial term of the agreement is for 10 years, unless terminated earlier, after which the agreement will automatically extend for successive one year terms unless terminated by providing 90 days’ notice. The agreement is currently extended for one of such one year terms.

Merit Medical Systems, Inc.

In November 2015, Suneva entered into a supply agreement with Merit Medical Systems, Inc. whereby Suneva agreed to purchase certain products from Merit Medical Systems, Inc. related to its products during a three year term with auto renewals for 1 year terms thereafter until terminated. Either party may terminate the agreement upon certain breach events or upon change of control of Suneva, or by either party on ninety (90) days’ notice for convenience. The agreement is currently subject to one such one (1) year renewal term. Under the agreement, Suneva purchases products from Merit on an as needed basis. As of June 30, 2022, Suneva believes it has met the obligations under the Merit agreement.

Hangzhou St. Nova Trade Co. Ltd

On June 6, 2017, Suneva entered into an amended and restated exclusive distribution and supply agreement with Hangzhou St. Nova Trade Co., LTD, is a Chinese Company (“Hangzhou”), whereby Hangzhou will exclusively distribute Bellafill in the People’s Republic of China, Hong Kong, Macau, and Taiwan. The agreement provides that in the event Hangzhou is not in compliance with the agreement, or fails to meet certain purchase and sales milestones, the agreement will become non-exclusive. For the year ending December 31, 2022, Hangzhou has agreed to purchase a minimum of $460,000 in product, of which none has been purchased as of June 30, 2022. The initial term of the agreement is for 10 years, unless terminated earlier, after which the agreement may be extend for successive two year terms unless terminated by providing six months’ notice. The agreement is currently extended for one of such two year terms.

Healeon Medical, Inc.

In November 2018, Suneva entered into (i) a License Agreement and (ii) a Supply Agreement with Healeon Medical, Inc. which granted non-exclusive (with respect to the PRG Gel Tube products) and exclusive (with respect to the Dual Chamber Syringe Product, even with respect to Healeon) license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the territories of U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). Both licensed products may be sublicensed by Suneva, subject to certain customary approvals by Healeon. Both agreements have a term of five (5) years, unless terminated earlier pursuant to the provisions of the agreements, which include (i) in the license agreement, breaches, termination of patent rights, bankruptcy, or in the case of Suneva, on one (1) year notice for convenience and (ii) in the supply agreement, on breaches, termination of the license agreement, or other enumerated events. Under the terms of the supply agreement, the Company has contractual minimum product purchase obligations totaling $5.4 million, over the term of the agreement in order to retain license and exclusive distribution rights in the territories, as applicable. Additionally, as long as Suneva has rights to the licenses described herein, Healeon will not develop, manufacture, market or sell in the territories, the Dual Chamber Syringe product or another syringe product with similar operating features as more fully set forth in the agreement. Upon signing the license agreement, the Suneva agreed to pay a license fee of $750,000 as follows: (i) $150,000 within five days of the date of signing, (ii) and on or before the 10th day of each month beginning with the first month after signing, twelve equal payments of $50,000. Both agreements have been amended to reflect certain updated commercial terms related to the pricing, invoicing and products since the original date of the agreements. As of June 30, 2022, Suneva believes it has met its obligations under each of the Healeon agreements.

Aurastem Technologies, LLC and Puregraft, LLC

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”), respectively, which granted exclusive (with respect to Aurastem) and non-exclusive (with respect to Puregraft) distribution rights of fat grafting products to be marketed in the U.S. and Canada. The Aurastem agreement has a term expiring on September 14, 2023 and agree to negotiate in good faith no less than twelve (12) months prior to the expiration date for a possible extension. The Puregraft agreement has a term of three (3) years. Under the terms of the agreements with Aurastem and Puregraft, the Company has contractual minimum product purchase obligations totaling $5.3 million, over the remaining term of the agreements, in order to retain exclusive distribution rights. The Puregraft agreement can be terminated by either party on thirty (30) days’ notice for convenience. The Aurastem agreement may be terminated by for convenience or by either party on thirty (30) days’ notice of breach that is not cured. Further, during the term of the Aurastem agreement, Suneva cannot develop, market, sell, or otherwise commercialize any competing product, defined as an autologous adipose tissue processing product (which does not include platelet rich plasma, platelet rich fibrin, or allogenic adipose tissue injectable products. Additionally, in the event Aurastem creates a competing product, it will work in good faith to include such product on commercially acceptable terms to Suneva in the distribution agreement. As of June 30, 2022, the Company believes it has met its obligations under the Puregraft agreement. On March 30, 2022, Suneva received notice from

Aurastem subsequently alleged that Suneva was in violation of its distribution agreement with Aurastem. Specifically, Aurastem stated that Suneva had failed to meet its minimum purchase requirements between December 16, 2021 and March 15, 2022, which was approximately $450,000 of purchases. In the event that Aurastem terminated the agreement, Suneva would lose its exclusive distribution rights with respect to the Dermapose products. Notwithstanding the receipt of the notice of default, Suneva has reached an agreement in principle with Aurastem to amend and restate the agreement whereby (i) Suneva will pay $900,000 over a one year period to Aurastem in penalties, (ii) Aurastem will repurchase approximately $125,000 in inventory held by Suneva and will additionally receive additional inventory for no further payment, (iii) the parties will have co-exclusivity regarding the Dermapose product in North America and (iv) after 12 months, Suneva will not sell the products to any party without prior written consent of Aurastem.

Sinclair Pharma US, Inc.

On March 20, 2020 Suneva entered into an exclusive distribution agreement with Sinclair Pharma US, Inc. (“Sinclair”), pursuant to which we became the exclusive distributor of the Silhouette Lift Medical Device and Silhouette Instalift Implanted Device in the United States, District of Columbia and its territories and possessions including Puerto Rico, US Virgin Islands, Guam and Canada. Sinclair retains the right to terminate our rights to distribute in Canada by providing 9 months’ notice. The term of the agreement is for five (5) years, and shall continue thereafter unless and until terminated on 90 days’ notice. Each party further has the right to terminate upon a material breach on 60 days’ notice that is not cured. Additionally, in the event we are not in compliance with the agreement, including failure to meet certain purchase and sales milestones and requirements, Sinclair will be entitled to terminate the agreement and the exclusive right to distribute the products thereunder, and may require Suneva to sell certain residual stock back to Sinclair. The agreement also prohibits us from acquiring any competing products to sell, distribute or import in the territory described above, which is defined as a suture based aesthetic product, which for avoidance of doubt does not include Suneva’s Bellafill product. The initial term of the agreement is for 5 years, unless terminated earlier, after which the agreement will continue unless terminated upon 90 days’ notice. Under the terms of the agreement with Sinclair, Suneva has remaining contractual minimum product purchase obligations totaling $11.4 million as of June 30, 2022, over the remaining term of the agreement, in order to retain license and exclusive distribution rights. As of June 30, 2022, the Company believes it has met its obligations under the Sinclair agreement.

Sanwell Medical Equipment Co. Ltd.

In March 2020, Suneva entered into a Supply and Distribution Agreement with Sanwell Medical Equipment Co. Ltd. (“Sanwell”) which granted Suneva exclusive distribution rights of PRP products in the U.S. and its territories, Guam, Puerto Rico, Canada, and Mexico and non-exclusive distribution rights for the rest of the world. The term of the agreement is for five (5) years, with four (4) automatic one year renewals if Suneva agrees in writing to purchase an additional ten percent (10%) of the prior contract year’s minimum purchase requirements. Suneva has the right to appoint sub distributors under the agreement. Under the terms of the agreement with Sanwell, the Company has annual minimum product purchase obligations totaling $0.2 million. The agreement may be terminated by Suneva for convenience on 180 days’ notice and may otherwise be terminated by either party pursuant to a breach not cured within 90 days of notice. Upon termination, Suneva would lose its exclusive right to sell the products in the territory described above. As of June 30, 2022, the Company believes it has met its obligations under the Sanwell agreement.

Neauvia North America, Inc.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. The agreement has a term ending on December 31, 2024 (pursuant to an amendment to the agreement). Under the terms of the agreements with Neauvia, as of June 30, 2022 the Company has remaining contractual minimum product purchase obligations totaling $14.5 million, over the remaining term of the contract. The agreement may be terminated by either party upon notice of a material breach not cured on sixty (60) days’ notice or pursuant to a bankruptcy or similar event for either party. In October 2020 the agreement was amended as to a revised inventory delivery and payment schedule. In October 2021, the agreement was amended again to extend the term of the agreement until December 31, 2024 and further revised inventory delivery and payment schedules. On June 3, 2022, Suneva received notice of breach from Neauvia stating that Suneva had outstanding invoices of approximately $3.1 million that it has failed to pay. Further, on October 17, 2022, Suneva received a notice of termination from Neavuia North America stating that Neauvia will terminate the distribution agreement with Suneva on November 16, 2022, if the outstanding balance $2,575,850 is not paid prior to such date. There can be no assurances that given Suneva’s limited operating capital and ongoing obligations, that it will be able to pay its outstanding obligations under this Agreement to cure the outstanding amounts owed. In the event that the agreement is terminated by Neauvia for Suneva’s failure to pay amounts owed under the agreement, Suneva may lose its rights to sell such products.

Circa Skin Ltd.

On December 11, 2020, Suneva entered into an exclusive supply and distribution agreement with Circa Skin (“Circa”), pursuant to which Suneva became the exclusive distributor to import, promote, sell and distribute certain skin products in the United States and Canada. The agreement is for a term of three (3) years beginning on August 25, 2020 and automatically renews for successive two (2) year periods unless terminated on six (6) months’ notice. The agreement provides for a minimum annual purchase amount from Circa of $5.2 or such amount as agreed to by the parties each year, which Suneva is in compliance with as of June 30, 2022. The agreement provides that during its term, we will not be involved in the sale, distribution, promotion or manufacture of any goods which compete with the distributed products, which for clarity, would include stampers, rollers, mesotherapy solution vials, ampoules, or masks. In the event either party fails to pay an amount due for more than 30 days, or upon a material breach not cured within 60 days of notice, or upon bankruptcy or certain other similar events, the other party may terminate the agreement. On termination, Suneva would lose its exclusive right to sell the enumerated products. As of June 30, 2022, Suneva was delinquent in payments of $3.1 million to Circa.

Supplier Inventory

Inventory increased by $8.2M to $13.7 million or 151% in 2021 over the prior year. Sales increased 44% during this period. Minimum purchase requirements from the Neauvia and Puregraft contracts were the primary contributors to the inventory increase. Based on past sales trends, it is estimated it will take 8 to 13 years to sell this product inventory. Total inventory from Neauvia and Puregraft amounted to $8.0 million and $1.3 million, respectively at

December 31, 2021. Suneva is developing sales and marketing plans to increase sales in these two product categories. There can be no assurance these programs will be successful and these excess inventory levels could cause future inventory charges from write downs and obsolescence. Suneva is also actively discussing with the supplier to defer delivery of future required product minimums. This could cause the agreement to become non-exclusive or terminated. The total amount owed to Neauvia and Puregraft at December 31, 2021 was $3.3 million and $585,000 respectively. As of June 30, 2022, Suneva is delinquent in $3.1 million owed to Neauvia based on the revised payment schedule agreed to in October 2021. As previously disclosed above, Suneva has reached an agreement in principle with Aurastem to amend and restate the agreement. Near term financing will be required to address our liability to these suppliers. Suneva enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Our Market Opportunity

Medical Aesthetics Market

The global medical aesthetics market is large, diverse and has a long runway for sustained global growth. This growth is driven by increasing patient demand, from both men and women, high patient awareness and increasing social acceptance, rising popularity amongst younger patients, expanding wealth, and strong growth across regions, particularly within North America. According to Markets & Research, the global medical aesthetics market covering injectables, energy-based devices, topicals and other products is currently $12 billion and is projected to grow to $25 billion by 2028, an 11% compound annual growth rate. Within the medical aesthetics market, North America is projected to grow at a 11.1% compound annual growth rate from 2021 to 2028. Our business is weighted towards the higher growth North American region, which represented 97% of our revenue in 2021.

Within the $11.3 billion aesthetic market:

The global filler1 market size was estimated to be $2.7 billion (2020) and expected to surpass $5.5 Billion by 2025, a 15.7% compound annual growth rate.

The energy-based aesthetic devices for skin rejuvination2 category was estimated at $797.4 million in 2020 and is projected to grow to $1.56 billion by 2025, a 14.4% compound annual growth rate, which is the highest estimated growth rate in the energy-based device platforms and disposables market.

The PRP market was estimated at $77.6 million in 2020 and is projected to grow to $194.4 million by 2025, a 20.2% compound annual growth rate, which is the highest estimated growth rate in the generative aesthetics products category (PRP, fat transfer, and stem cells).

The Fat Transfer market was estimated at $42.5 million in 2020 and is projected to grow to $89.3 million by 2025, a 16.0% compound annual growth rate.

The “other aesthetic products market”, which includes thread-lifting (among other treatments, including liposuction, HydraFacial, injection lipolysis and mechanical microneedling), was estimated at $345 million in 2020 and is projected to grow to $1.17 billion by 2025, a 27.7% compound annual growth rate.

We believe the following factors are contributing to the growth in aesthetic treatment procedures and medical aesthetics device sales:

•        Aging demographics and increasing patient focus on improving appearance and youthfulness;

•        “Pre-juvenation” trend amongst millennials seeking aesthetic treatments at a younger age, which extends the lifetime value of a patient and their referrals to the practice;

•        Rising wealth and disposable income as well as a growing middle class;

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1        Facial fillers are substances that temporarily soften wrinkles when injected into your skin. Broadly, facial fillers can be divided into four categories: autologous fat, collagens, hyaluronic acid, and synthetic fillers.

2        Energy-Based Aesthetic Devices are precise and targeted devices that are comprised of adjustable wavelengths that allow different treatment options for various skin procedures that involve skin resurfacing, skin tightening, and body contouring, among others.

•        Normalization and increased social acceptance of cosmetic procedures, including for men, driven by media, social media influencers and celebrities;

•        Easier access to aesthetic treatments with the rise and growth of aesthetic chain businesses and medical spas globally;

•        Broadening practitioner base seeking to expand menu of elective, private-pay aesthetic procedures they offer;

•        Growing patient interest in non-invasive or minimally-invasive procedures and awareness of energy-based aesthetic treatments;

•        Increasing popularity of combination treatments amongst patients seeking to address a broader range of indications and treatment areas, longer lasting clinical outcomes; and

•        An increasing number of minimally invasive solutions that has seen a reduction in cost that attracts a broader patient base.

Medical aesthetics procedures traditionally have been performed by dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners. There are also a growing number of other specialists performing medical aesthetics procedures, including primary care physicians, obstetricians, gynecologists, ophthalmologists, and ear, nose and throat specialists, which we refer to as non-core practitioners, that have incorporated aesthetic treatment procedures into their practices. As reported by statista.com, we estimate there are approximately 40,000 – 44,000 plastic surgeons and a significant number of dermatologists globally. As reported by Medical Insight, Inc. we estimate that there are approximately 30,000 non-core practitioners in the United States in the aesthetics medicine industry, which includes an estimated 12,000 dermatologists1 and 8,0002 plastic surgeons.

Further, the medical spa and aesthetic chain market is growing, with the global medical spa end user market projected to reach $27.6 billion in 2025, a 12% compound annual growth rate from 2017, according to Allied Market Research. A medical spa is a combination of an aesthetic medical center and a day spa that provides non-surgical aesthetic medical services under the supervision of a licensed treatment provider (as defined by the state in which it operates). Medical spas strive to blend a relaxing spa experience with the specialized treatments typically only found at a dermatology or plastic surgery clinic. Some of the more common medical spa offerings include light, laser and energy-based treatments (for skin rejuvenation, aging skin, acne, body contouring and hair removal), dermabrasion/infusion, injectables, as well as chemical peels. An aesthetic chain business is a multi-location medical spa (typically more than three locations depending on geography) that may either offer a full range of aesthetic services or specialize in a single treatment.

Moreover, the global medical aesthetics market is large and diverse and has a long runway for sustained global growth. In order to meet this rapidly growing demand, there has been a substantial increase in medical spas and retail chains, which has further increased accessibility to the aesthetics market. Within this highly attractive market, growth in the energy-based device category exceeds that of the broader medical aesthetics market as energy-based device procedures deliver non-invasive or minimally invasive results with minimal downtime for many fast-growing procedures and are highly profitable for practitioners.

Regenerative Aesthetics Market

The Regenerative Aesthetics Market is a quickly developing segment of the Aesthetic Medical Market. Regenerative therapies represent a significant evolution to the aesthetic market which is based on using biocellular technologies such as PRP to alter or restore human tissues and other parts of the body to full functionality. The field of regenerative aesthetic medicine (fairly new, evolving, nascent state, first mover advantage in a new evolving market) consists of the application of cell-based and other anti-aging techniques to aesthetic procedures such as skin rejuvenation, body shaping and fat grafting.

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1        As reported by the American Society of Plastic Surgeons.

2        As reported by the Association of American Medical Colleges.

This market includes both fat transfer procedures and PRP, previously discussed above.

We believe that in addition to the factors driving growth in the overall medical aesthetics market, the following developments could further accelerate the growth of the regenerative aesthetic medical market:

•        Greater focus on not just aesthetics but on longevity; and

•        Greater practitioner awareness.

Regenerative aesthetics procedures traditionally have been performed by dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners.

Sales and Marketing

We market and sell our products and services to the traditional medical aesthetics market including plastic and facial surgeons, aesthetic surgeons and dermatologists. We also sell in certain markets to a broad base of non-traditional physician markets, including general and family practitioners and aesthetic medical spas.

Sales

Direct sales force. — In the United States and Canada, we use our direct sales force to sell our products and services. Our direct sales force also works directly with our customers to facilitate comprehensive education and training on the use of our products. As of June 30, 2022, we had a direct sales team of approximately 39 sales representatives, managed by five regional/managing directors and one Vice President of Sales. We plan to continue to expand our direct sales organization in the United States and other international markets of focus to help facilitate further adoption among a broad market. In addition to our direct sales force, we also sell our products directly to our existing customers through our ecommerce channel: Suneva Direct.

Distributors. — In countries where we do not operate directly, we sell through distributors. As of June 30, 2022, we had distribution agreements exclusively covering South Korea (Pacific Pharma), China, Hong Kong, Taiwan and Macau (Hangzhou). We enter into both exclusive and non-exclusive distribution agreements, which generally provide the distributor with a right to distribute certain of our products within a designated territory. Each agreement sets forth the minimum purchase commitments and if the distributor fails to meet one of its minimum purchase commitments, we have the ability to either convert any exclusive distribution rights to non-exclusive rights during the then-remaining term or terminate the agreement. To provide more comprehensive customer support, these agreements provide for a Joint Operating Committee to assist in planning and operations and require our distributors to provide after sales service to customers, such as training and technical support.

Marketing

We primarily target our marketing efforts to practitioners through office visits, workshops, trade shows, webinars, social media and trade journals. We also market to potential patients through performance marketing strategies, search engine marketing, social media marketing and in-practice marketing. In addition, we also offer clinical forums to promote advanced treatment techniques using our products to further enhance customer loyalty and uncover new sales opportunities.

Manufacturing and Supply

We hold FDA Medical Device Establishment Registrations for our location in San Diego, California to manufacture Bellafill, our dermal filler. Bellafill is listed under our Device Listing where it indicates that we are the specification developer and manufacturer of our products, and we are the owner Bellafill’s FDA approvals and clearances. This means that we are primarily responsible for the design, manufacturing and quality assurance of Bellafill. Our manufacturing facility in San Diego is approximately 35,000 sq/ft and we consider to be mixed use and houses our research and development department and also contains office space. Currently we rely on a single source supplier for certain raw materials used to manufacture Bellafill. We have, however, identified alternative sources should we be required to replace such supplier.

We rely on our third-party manufacturer to manufacture and package our other products which we distribute pursuant to distribution agreements. Our contracts with contract manufacturers generally contain minimum purchase requirements and provide for exclusivity with regard to designated fields and geographic areas. When we receive these products from our third-party manufacturer, we inspect a representative sample of packaging and labelling prior to shipping them to our customers. We typically maintain strategic levels of inventory at our storage facility located in San Diego, California. Currently we pay for warehouse services in Canada, however over the next 60 to 90 days we will stop doing so and ship directly from our San Diego office.

We, along with our third-party manufacturer are subject to the FDA’s Quality System Regulation, or QSR, reporting requirements and current Good Manufacturing Practices, or cGMP, audits by the FDA. Under the QSR and cGMP requirements, manufacturers, including third-party manufacturers, must follow stringent design, testing, production, control, supplier and contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process. The FDA has inspected both the Company and our suppliers.

Research and Development

While we plan on undertaking research and develop initiatives in the future, given our lack of profitability and access to capital, we are not currently performing significant research and development at this time. Additionally, our current management team has limited experience with regard to research and development activities including conducting clinical trials. Accordingly, any such activities will most likely be conducted through Contract Research Organizations or other third parties with significant experience in research, development and regulatory approvals.

Acquisitions, Investments, and Distribution Agreements

Our strategy of providing a suite of regenerative medicine therapeutics requires a wide variety of technologies, products, and capabilities. The rapid pace of technological development in the regenerative aesthetics industry and the specialized expertise required in different areas make it difficult for us to develop a broad portfolio of technological solutions internally. In addition to internally generated growth through research and development efforts, we expect to continue to undertake acquisitions, investments, and enter into distribution agreements to provide access to new products and technologies in both new and existing markets. Mergers and acquisitions of medical technology companies, as well as distribution relationships, are inherently risky and no assurance can be given that any acquisition will be successful or will not materially adversely affect our consolidated operations, financial condition and cash flows.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws and confidentiality, non-disclosure and invention assignment agreements, and contractual clauses to protect our intellectual property rights. We consider the protection of our technology to be material to our business and we seek patent protection for our products. Our success depends, in large part, on our ability to maintain the proprietary nature of our technology and operate without infringing the proprietary rights of third parties or allowing third parties to infringe our rights. Our policy is to protect our technology by a variety of means, including applying for patents both in the U.S. and in appropriate foreign countries directed at key inventive features of our products and enforcing those patents once issued.

As of September 6, 2022, our patent portfolio consisted of approximately 4 issued U.S. patents, no patent applications pending in the U.S., 14 issued international patents, and 2 patent applications pending internationally. These patents are related to our products. We expect to file future patent applications both in the U.S as well as internationally. We have patents and patents pending related to certain of our products in the U.S. Australia, Brazil, Canada, China, Europe, Hong Kong, Israel (2), South Korea, Mexico, New Zealand, Spain, Thailand and the World Intellectual Property Organization (WIPO). In addition to our portfolio of issued patents and patent applications, we also license certain patented technology from third parties. Although further patents may be issued on our pending applications, we cannot be sure that any such patents will be issued on a timely basis, if at all. In addition, any issued patents may not provide us with the level of protection we anticipate and/or may be challenged by others, and the existing or future patents of third parties may limit our ability to commercialize our existing products or products in development. As of September 6, 2022, our U.S. and foreign patent portfolio includes patents with expiration dates ranging from June 21, 2027, to March 14, 2035. Any patents that have previously expired are not expected to have a material impact on our business.

Our patents owned consist of the following:

Product	Composition	Applicable Owned Patent
		US1	International[1]
Skin Test Bellafill Skin Test w/o Lidocaine	Atelo Bovine Collagen Lidocaine Atelo Bovine Collagen Lidocaine PMMA spheres Atelo Bovine Collagen	1. 9370469 (6/2016) Exp. 06.21.2027 2. 9370470 (6/2016) Exp. 06.21.2027 3. 9370603 (6/2016) Exp. 06.21.2027 4. 9789222 (10/2017) Exp. 10.17.2028

Australia: AU2015229233

Brazil: 112016020983-4

Canada: CA 2,941,744

China: CN 106102784B

Europe: EP3116556 (includes Spain-ES2880295 Germany, Italy, France, UK)

Hong Kong: HK1225659

Israel: IL273459

Israel: IL247466

Korea: KR10-2359810

Mexico: MX382721

PENDING:

New Zealand-NZ723600

Thailand-1601005295

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1.       All International patents are related to

–        US20150257987 (publication #) Grant #: 09370469 — Injectable Alloplastic Implants and Methods of use thereof (#1 in US column)

–        US20150258135 (publication #) Grant # 09370470 — Injectable alloplastic implants and methods of use thereof (#2 in US column)

As of June 30, 2022, we also have approximately 92 U.S. and/or international registrations or pending applications for trademarks related to our corporate or “house brand”, as well as our products and treatment protocols. These trademarks help to further distinguish our products and services and enhance our overall intellectual and/or pending applications include without limitation SUNEVA, AMPLIFINE, ARTECOLL, ARTEFILL, ARTEGEN, ARTESURE, BELLAFILL, SERUGLOW, SERUGLOW SKIN REVITALIZER, SERUGLOWMD, SERUGLOWMD DERMAL INFUSION, SUNEVA HD PRP and SUNEVA MEDICAL & DESIGN, as well as the phrases “BELLAFILL NOW TIME IS ON YOUR SIDE” and “NOW TIME IS ON YOUR SIDE”. We have a policy of seeking to register our trademarks in the U.S., Canada, countries in Europe, countries in Asia and other key countries in which we operate.

In most cases, our contractors, advisors, and employees are required to execute confidentiality agreements in connection with their employment, service and consulting relationships with us. We also require them in most cases to agree to disclose and assign to us all inventions conceived in connection with their services to us. However, there can be no assurance that these confidentiality and assignment agreements will be enforceable or that they will provide us with adequate protection.

For more information regarding the risks related to our intellectual property, see “Risk Factors — Risks Related to Intellectual Property.”

Competition.

The medical technology and aesthetic product markets are highly competitive and dynamic and are characterized by rapid and substantial technological development and product innovation. We compete with various companies that have substantially greater assets and market share than we do. As an organization, we are relatively new to the industry and have yet to establish a meaningful market share relative to our competitors. Among the companies with which we compete are Abbvie, Sanofi, Sun Pharma, Valeant Pharmaceuticals International, Inc. (now Bausch Health Companies, Inc.), or Bausch Health, Mentor Worldwide LLC, a division of Johnson & Johnson, Merz Aesthetics, Galderma, and Skinceuticals, a division of L’Oreal SA. In the field of regenerative medicine, in addition to competing with large pharmaceutical companies such as Allergan Aesthetics, Bimini Health Tech and Benev Company, we also compete with a number of small startups. Our products compete either directly or indirectly with such other products or treatments such as dermal fillers, brow lifts, chemical peels, fat injections, cold therapy and microdermabrasion as well as against various energy-based products and procedures such as laser therapies, pulsed light, radiofrequency and micro-needling.

Government Regulations

Regulation — Pharmaceuticals and Biologic Approval Process

United States.

Securing approval to market a new medical device, pharmaceutical or biological product in the United States requires substantial effort and financial resources and takes several years to complete. The applicant must complete preclinical tests and submit protocols to the FDA before commencing clinical trials. Clinical trials are intended to establish the safety and efficacy of the pharmaceutical product and typically are conducted in sequential phases, although the phases may overlap or be combined. If the required clinical testing is successful, the results are submitted to the FDA in the form of a Pre-market Approval (PMA), New Drug Application (NDA) or Biologics License Application (BLA) requesting approval to market the product for one or more indications. The FDA reviews a PMA, NDA or BLA to determine whether a product is safe and effective for its intended use and whether its manufacturing is compliant with current Good Manufacturing Practices (cGMP).

Even if a PMA, NDA or a BLA receives approval, the applicant must comply with post-approval requirements. For example, holders of an approval must report adverse reactions, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional materials and activities. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and certain changes to the manufacturing procedures and finished product must be submitted and approved by the FDA prior to implementation. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural and record keeping requirements. In addition, as a condition of approval, the FDA may require post-marketing testing and surveillance to further assess and monitor the product’s safety or efficacy after commercialization, which may require additional clinical trials, patient registries, observational data or additional work on chemistry, manufacturing and controls. Any post-approval regulatory obligations, and the cost of complying with such obligations, could expand in the future. Further, the FDA continues to regulate product labelling, and prohibits the promotion of products for unapproved or “off-label” uses along with other labelling restrictions.

Outside the United States.

We will be subject to similar regulatory requirements outside the United States for approval and marketing of future medical devices, pharmaceutical or biological products. We will be required to obtain approval of a clinical trial application or product from applicable supervising regulatory authorities before it can commence clinical trials or marketing of the product in target markets. The approval requirements and process for each country can vary, and the time required to obtain approval may be longer or shorter than that required for FDA approval in the United States. For example, we may submit marketing authorizations in the European Union under either a centralized or decentralized procedure. The centralized procedure is mandatory for the approval of biotechnology products and many pharmaceutical products and provides for a single marketing authorization that is valid for all European Union member states. Under the centralized procedure, a single marketing authorization application is submitted to the European Medicines Agency (EMA). After the agency evaluates the application, it makes a recommendation to the European Commission, which then makes the final determination on whether to approve the application. The decentralized procedure provides for mutual recognition of individual national approval decisions and is available for products that are not subject to the centralized procedure.

Similarly, applications for a new product in China are submitted to the Center for Drug Evaluation (CDE) of the National Medical Products Administration (NMPA) for technical review and approval of a product for marketing in China. Clinical data in Chinese subjects are required to support approval in China, requiring the inclusion of China in global pivotal studies, or a separate China/Asian clinical trial.

The regulatory process in many emerging markets continues to evolve. Many emerging markets, including those in Asia, generally require regulatory approval to have been obtained in a large developed market (such as the United States or Europe) before the country will begin or complete its regulatory review process. Similar to the requirements in Japan and China, certain countries (notably South Korea, Taiwan and Russia) also require that local clinical studies be conducted in order to support regulatory approval in the country.

The requirements governing the conduct of clinical trials and product licensing also vary. In addition, post-approval regulatory obligations such as adverse event reporting and cGMP compliance generally apply and may vary by country. For example, after a marketing authorization has been granted in the European Union, periodic safety reports must be submitted, and other pharmacovigilance measures may be required (such as Risk Management Plans).

Regulation — Commercialization, Distribution and Manufacturing.

The manufacture, marketing, sale, promotion and distribution of products are subject to comprehensive government regulation. Government regulation by various national, regional, federal, state and local agencies, both in the United States and other countries, addresses (among other matters) inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, labelling, packaging, marketing and promotion, pricing and reimbursement, sampling, distribution, quality control, post-marketing surveillance, record keeping, storage and disposal practices. Our operations may also be affected by trade regulations in many countries that limit the import of raw materials and finished products and by laws and regulations that seek to prevent corruption and bribery in the marketplace (including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, which provide guidance on corporate interactions with government officials) and require safeguards for the protection of personal data. In addition, we will be subject to laws and regulations pertaining to health care fraud and abuse, including state and federal anti-kickback and false claims laws in the United States.

Compliance with these laws and regulations is costly and could materially affect our business. Among other effects, health care regulations substantially increase the time, difficulty and costs incurred in obtaining and maintaining approval to market newly developed and existing products. We expect compliance with these regulations will require significant technical expertise and capital investment to ensure compliance. Failure to comply can delay the release of a new product or result in regulatory and enforcement actions, the seizure or recall of a product, the suspension or revocation of the authority necessary for a product’s production and sale and other civil or criminal sanctions, including fines and penalties.

In the event we develop pharmaceutical or biological products in the future, our business could be affected by ongoing studies of the utilization, safety, efficacy and outcomes of products and their components that are regularly conducted by industry participants, government agencies and others. These studies could lead to updates to the data regarding utilization, safety and efficacy of previously marketed products. In some cases, these studies have resulted in the discontinuance of, or limitations on, marketing of such products domestically or worldwide, and could give rise to claims for damages from persons who believe they have been injured as a result of their use.

Regulation — Medical Devices

All of our current products are considered medical devices. Medical devices are subject to regulation by the FDA, state agencies and foreign government health authorities. FDA regulations, as well as various U.S. federal and state laws, govern the development, clinical testing, manufacturing, labelling, record keeping and marketing of medical device products agencies in the United States. Medical device product candidates must undergo rigorous clinical testing and an extensive government regulatory clearance or approval process prior to sale in the United States and other countries. The lengthy process of clinical development and submissions for clearance or approval, and the continuing need for compliance with applicable laws and regulations, require the expenditure of substantial resources. Regulatory clearance or approval, when and if obtained, may be limited in scope, and may significantly limit the indicated uses for which a product may be marketed. Cleared or approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, and/or use or require their withdrawal from the market.

United States.

Our medical device products are subject to extensive regulation by the FDA in the United States. Unless an exemption applies, each medical device that we market in the United States must have a 510(k) clearance or a Premarket Approval Application (PMA) in accordance with the FFDCA and its implementing regulations. The FDA classifies medical devices into one of three classes, depending on the degree of risk associated with each medical device and the extent of controls that are needed to ensure safety and effectiveness. Devices deemed to pose a lower risk are placed in either Class I or Class II, and devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or a device deemed to be not substantially equivalent to a previously cleared

510(k) device, are placed in Class III. In general, a Class III device cannot be marketed in the United States unless the FDA approves the device after submission of a PMA, and any changes to the device subsequent to initial FDA approval must also be reviewed and approved by the FDA. The majority of our medical device products, including Bellafill®, are regulated as Class III medical devices. A Class III device may have significant additional obligations imposed in its conditions of approval, and the time in which it takes to obtain approval can be long. Compliance with regulatory requirements is assured through periodic, unannounced facility inspections by the FDA and other regulatory authorities, and these inspections may include our manufacturing facilities and our subcontractors or other third-party manufacturers. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions: warning letters or untitled letters; fines, injunctions and civil penalties; recall or seizure of our products; operating restrictions, partial suspension or total shutdown of production; refusing our request for 510(k) clearance or PMA approval of new products; withdrawing 510(k) clearance or PMA approvals that are already granted; and criminal prosecution.

Blood products such as PRP fall under the purview of FDA’s Center for Biologics Evaluation and Research (CBER). CBER is responsible for regulating human cells, tissues, and cellular and tissue-based products. The regulatory process for these products is described in the FDA’s 21 CFR 1271 of the Code of Regulations. Under these regulations, certain products including blood products, such as our PRP products, are exempt and therefore do not follow the FDA’s traditional regulatory pathway that includes animal studies and clinical trials. The 510(k) application is the pathway used to bring PRP preparation systems to the market.

A clinical trial is almost always required to support a PMA application and is sometimes required for a 510(k) premarket notification. Clinical trials generally require submission of an application for an investigational device exemption (IDE), which must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. A study sponsor must obtain approval for its IDE from the FDA, and it must also obtain approval of its study from the Institutional Review Board (IRB) overseeing the trial. The results of clinical testing may not be sufficient to obtain approval of the investigational device.

Once a device is approved, the manufacture and distribution of the device remains subject to continuing regulation by the FDA, including Quality System Regulation requirements, which involve design, testing, control, documentation and other quality assurance procedures during the manufacturing process. Medical device manufacturers and their subcontractors are required to register their establishments and list their manufactured devices with the FDA and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with regulatory requirements. Manufacturers must also report to the FDA if their devices may have caused or contributed to a death or serious injury or malfunctioned in a way that could likely cause or contribute to a death or serious injury, or if the manufacturer conducts a field correction or product recall or removal to reduce a risk to health posed by a device or to remedy a violation of the FFDCA that may present a health risk. Further, the FDA continues to regulate device labelling, and prohibits the promotion of products for unapproved or “off-label” uses along with other labelling restrictions.

European Union.

Medical device products that are marketed in the European Union must comply with the requirements of the Medical Device Regulation (the MDR), which will come into effect in May 2021. The MDR provides for regulatory oversight with respect to the design, manufacture, clinical trials, labelling and adverse event reporting for medical devices to ensure that medical devices marketed in the European Union are safe and effective for their intended uses. Medical devices that comply with the MDR are entitled to bear a Conformité Européenne marking evidencing such compliance and may be marketed in the European Union. Failure to comply with these domestic and international regulatory requirements could affect our ability to market and sell its products in these countries.

Human Capital Resources

As of June 30, 2022 we had 93 U.S. and one (1) foreign employee (Canada), all of whom are full-time. None of our employees are represented by labor unions or covered by collective bargaining agreements, and we have never experienced any work stoppage. We believe we have good relations with our employees.

We believe that our future success largely depends upon our continued ability to attract and retain highly qualified management and technical personnel. Talent management is critical to our ability to execute on our long-term growth strategy. To facilitate talent attraction and retention, we strive to make our company a safe and rewarding workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation and benefits, and by programs that build connections among our employees. We continue to be committed to an inclusive culture which values equity, opportunity, and respect. In support of our inclusive culture, we offer competitive compensation and benefits, including equity-based awards; and strive to recruit a diverse talent pool across all levels of the organization. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees, as well as the communities in which we operate, and which comply with government regulations. This included implementing a temporary work-from-home policy for all employees who are able to perform their duties remotely and restricting all nonessential travel.

We are committed to create and maintain a diverse and safe work environment to capture the ideas and perspectives that fuel innovation and enable its workforce, customers, and communities to succeed in creating the future of regenerative aesthetic medicine. We strive to create an inclusive workplace where people can design, manufacture, and market a comprehensive portfolio of regenerative aesthetic products and services. We are commitment to diversity and inclusion starts at the highest levels of the Company with over 64% of our workforce consisting of female employees.

Properties

Our executive offices are located at 5870 Pacific Center Blvd., San Diego, CA 92121. At present, a large portion of our employees and consultants work virtually from around the country. Our lease is currently $116,000 per month and terminates on April 2027. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

EXECUTIVE OFFICERS AND DIRECTORS OF SUNEVA

Our current executive officers and directors are as follows:

Name	Age	Position
Executive officers
Patricia Altavilla	64	President and Chief Executive Officer
Dr. Brian Pilcher	54	Chief Scientific Officer
Pamela Misajon	63	Vice President of Regulatory & Quality Affairs
Michael Brower	65	Chief Financial Officer

Directors
Dennis Condon	73	Chairman
Vince Ippolito	63	Director
Ron Eastman	70	Director
Brian Chee	56	Director

Executive Officers

Patricia Altavilla — Patricia Altavilla joined Suneva in 2016 as its Vice President of Marketing and transitioned to Vice President of Sales & Marketing, Chief Operating Officer, and President and Chief Executive Officer in February of 2019. Prior to her tenure at Suneva, Ms. Altavilla worked for medical technology company ZELTIQ® Aesthetics Inc. (a subsidiary of Allergan, plc) where she served in numerous executive leadership roles from 2013 through 2016. From 2007 to 2013, she worked for BioForm Medical/Merz Pharma Group in various management and leadership roles. For the past 30 years, Ms. Altavilla has been providing services in various roles of leadership to companies in the aesthetic and medical fields.

Dr. Brian Pilcher — Dr. Brian Pilcher joined Suneva in 2017, first serving as a consultant and transitioning to the role of Chief Scientific Officer in March of 2019. Dr. Pilcher brings over 20 years of experience in Dermatology and Aesthetics. Since 2017, he has been involved in the ownership of Critical MASS Scientific Strategy Consultants, where he worked with a number of pharmaceutical and medical device companies to develop programs in support of both established product life cycle and new product launches, as well as medical affairs and clinical education activities. From 2004 to 2016, Dr. Pilcher also served in various roles, including the Vice President of Medical Affairs for Merz North America, Vice President of Medical Affairs and Clinical Education for BioForm Medical/Merz Pharma Group. Dr. Pilcher earned his PhD in Cell and Molecular Biology from the University of Oklahoma College of Medicine, completed post graduate training in Dermatology at Washington University in St. Louis, and was an Assistant Professor at University of Texas Southwestern Medical Center in the Department of Cell Biology where his research focus was on the cellular and molecular mechanisms of wound repair.

Pamela Misajon — Pamela Misajon joined Suneva in February 2017 as Vice President of Regulatory & Quality Affairs and in January of 2019 she was additionally appointed to Chief Compliance Officer. Ms. Misajon has over 25 years’ experience in both established and start-up medical device companies in the areas of regulatory, quality and clinical affairs. Her experience includes gaining U.S. and worldwide product approvals, developing compliant quality systems, and overseeing the execution of clinical studies. Prior to joining Suneva Medical, from 2010 to 2016, Ms. Misajon was Vice President of Regulatory Affairs for Neomend, Inc. (acquired by CR BARD in 2012) which specialized in Class III surgical sealants. Ms. Misajon has also previously held executive positions with Ellipse Technologies, Pegasus Biologics, and Intraluminal Therapeutics, companies focused on medical device and biotechnology. Ms. Misajon has a BA in Business Management from University of Phoenix, San Diego.

Michael Brower — Michael Brower joined Suneva Medical in February 2022 as Chief Financial Officer. Mr. Brower has more than 25 years in the consumer product industry with experience managing corporate finance in both privately held and publicly traded companies and had deep experience with skin care companies. Prior to joining Suneva, Mr. Brower co-founded Vivatia Skin Care, a private skin care company and serve as CFO and a director since June 2016. Mr. Brower also serves as Chief Financial Advisor at Soyka Health a mental wellness company Since August 2021. Mr. Brower also served as CFO of 33 Threads, a private yoga brand, where he led capital and debt financing, financial planning and analysis, as well as treasury and cash management from January 2019 through June 2020. He also served as Chief Financial & Operations Officer at MDRejuvena from June 2016 through December 2018, and Sente, a premium skincare brand sold through the physician channel from September 2014 through May 2016. Earlier in his career, he served as executive vice president, vice president & general manager, and CFO of

Odyssey Golf, until its sale to Callaway Golf in 1999 for $130 million. He has additionally served as CFO of Orange 21 Inc. where he helped position the company for an oversubscribed IPO directly onto Nasdaq and led the company’s accounting department and SEC compliance. Since 2009 he has served as a Director and Treasurer for the San Diego Sport Innovators organization, a non-profit trade organization that supports sports and active lifestyle and healthy living brands. Mr. Brower holds a Master’s in Business Administration (MBA) from the University of San Diego and a Bachelor of Science in Business Administration from California State University, Chico. Mr. Brower earned his CPA license with KPMG.

Directors

Dennis Condon — Dennis Condon has served as a member of Suneva’s Board of Directors since 2016 and currently serves as Chairman of its Board. Since December of 2017, Mr. Condon has served as a director, and a member of the nominating and governance committee of Establishment Labs Holdings Inc., a Nasdaq listed global high-tech medical device and aesthetics company (Nasdaq: ESTA). From February 2014 through December 2016, Mr. Condon served as CEO and President of Nuvesse Skin Therapies, a venture-backed cosmeceutical skincare company serving the U.S. medical device and retail skin care markets until its sale to a Korean pharmaceutical company in 2016. Mr. Condon’s career includes establishing profitable, sustainable, and scalable global operations in Europe, Asia, and North America as President and/or CEO of five different medical device and pharmaceutical companies in the aesthetic market. This includes leading firms through venture capital funding, IPO’s and growth through mergers and acquisitions. Mr. Condon has served as an executive in the medical device industry and has experience with anim dermal fillers, neurotoxins, radiofrequency devices/lasers, and breast implants. Mr. Condon holds are BS in Biological Sciences from the University of California, Davis. Mr. Condon serves as a director appointee of by the holders of outstanding shares of Series AA Preferred Stock pursuant to their rights in a voting agreement entered into in connection with the Company’s Series AA Preferred Stock offering that closed in May 2020.

Vince Ippolito — Vince Ippolito has served as a member of Suneva’s Board of Directors since 2017. Since May of 2019, Mr. Ippolito has served as the President and additionally since July of 2019, Executive Chairman of Botanix Pharmaceuticals, an Australia Securities Exchange listed pharmaceutical company that develops treatments for skin diseases and infections (AXS: BOT). Prior to that, from March of 2014 to September of 2017, he served as the Chief Commercial Officer and Executive Vice President of Anacor Pharmaceuticals, Inc., a publicly traded dermatology-based biopharmaceutical company, which was acquired by Pfizer, Inc. in June 2016.Throughout his career, Mr. Ippolito has launched more than 20 brands in dermatology and aesthetic medicine and played a leading role in two dermatology acquisitions, (Pfizer acquiring Anacor in June 2016 and Valeant Pharmaceutical Corporation acquiring Medicis Pharmaceutical Corporation), with combined valuations of approximately $7.8 billion. Mr. Ippolito serves as a director appointee of by the holders of at least 662/3% of the outstanding shares of Series AA Preferred Stock pursuant to their rights in a voting agreement entered into in connection with the Company’s Series AA Preferred Stock offering that closed in May 2020.

Ron Eastman — Ron Eastman has served as a member of Suneva’s Board of Directors since 2016. Since 2006, Mr. Eastman has served as a Managing Director at EW Healthcare Partners (formerly Essex Woodlands), until transitioning to Senior Advisor in 2021. EW Healthcare Partners is a private healthcare investment company. Mr. Eastman has over 35 years of experience in building healthcare business, including Rinat Neuroscience Corporation, which was acquired by Pfizer Inc. in 2006 for $500 million. Mr. Eastman also serves as a member of the Board of Directors of EyePoint Pharmaceuticals (Nasdaq — EYPT), a pharmaceutical company that develops therapies for eye disorders. Mr. Eastman currently serves as a director appointee of EW Healthcare Partners pursuant to their rights in a voting agreement entered into in connection with the Company’s Series AA Preferred Stock offering that closed in May 2020.

Brian Chee — Brian Chee has served as a member of our Board of Directors since 2014. Mr. Chee is a managing partner in the San Francisco office of Polaris Partners, with a primary focus on investments in healthcare companies. He joined Polaris as an associate in Boston, shortly after the firm was founded in 1996. Mr. Chee received his M.B.A. from the Tuck School of Business at Dartmouth, and his B.S. from the U.S. Military Academy at West Point. Prior to joining Polaris in 1996, Mr. Chee worked at Baxter Healthcare, a global, diversified healthcare company with expertise in medical devices, pharmaceuticals and biotechnology. Mr. Chee currently serves as a director appointee of Polaris Partners in connection with the Company’s Series AA Preferred Stock offering that closed in May 2020.

EXECUTIVE COMPENSATION OF SUNEVA

This section provides an overview of Suneva’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the “Summary Compensation Table” below. This discussion may contain forward-looking statements that are based on Suneva’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Suneva adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

Suneva has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Viveon is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Suneva’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021. Suneva refers to these individuals as “named executive officers.” For 2021, Suneva’s named executive officers were:

•        Patricia Altavilla, President and Chief Executive Officer;

•        Brian Pilcher, Chief Scientific Officer;

•        Pamela Misajon, Chief Compliance Officer; and

•        Michael Brower, Chief Financial Officer.

Suneva expects that New Suneva’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting New Suneva’s overall business and compensation objectives.

Suneva believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Suneva’s current compensation programs historically consisted primarily of salary and stock option awards. As Suneva’s needs evolve, Suneva intends to continue to evaluate its philosophy and compensation programs as circumstances require

The following table sets forth information regarding the compensation paid to, or earned by, our named executive officers for the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Bonus ($)	Option Awards ($)(1)		Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Patricia Altavilla	2021	397,692	—	103,000	—		—	—	1,555	502,247
President and Chief Executive Officer	2020	357,308	—	125,000	67,200	(3)	—	—	1,555	551,063
Brian Pilcher	2021	309,808	—	65,000	—		—	—	1,555	376,362
Chief Scientific Officer	2020	267,981	—	75,000	4,480	(4)	—	—	1,555	349,016
Pamela Misajon	2021	253,045	—	55,000	—		—	—	1,468	309,513
Chief Compliance Officer	2020	219,208	—	61,350	4,480	(4)	—	—	1,468	286,506
Michael Brower(5)	2021	—	—	—	—		—	—	—	—
Chief Financial Officer	2020	—	—	—	—		—	—	—	—

____________

(1)      The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 8 of the notes to Suneva’s financial statements appearing in the Registration Statement.

(2)      Paid company benefits.

(3)      Represents an option to purchase 1,500,000 shares of Common Stock at an exercise price of $0.06 per share and a term of 10 years. Of the options, (A) 750,000 vest (i) 25% upon the grant date of 6/18/2020 and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to person continuing to be a service provider to Suneva and (B) 750,000 vest pursuant to certain performance milestones and as of 12/31/2021, 375,000 have vested fully and the remaining 350,000 were forfeited as a result of performance milestones not being met.

(4)      Represents an option to purchase 100,000 shares of Common Stock at an exercise price of $0.06 per share and a term of 10 years. The Options vest: (i) 25% upon the grant date of 6/18/2020, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to person continuing to b e a service provider to Suneva.

(5)      Mr. Brower was appointed CFO of the Company effective February 28, 2022.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding the outstanding option awards held by each of the named executive officers as of December 31, 2021:

Name(1)	Number of securities underlying unexercised options – exercisable (#)	Number of securities underlying unexercised options – unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan award: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Patricia Altavilla(2)	375,000	—	—	$0.06	6/28/2030	—	—	—	—
Patricia Altavilla(3)	468,750	281,250	—	$0.06	6/28/2030
Patricia Altavilla(4)	24	—	—	$3,125	8/27/2028
Brian Pilcher(3)	62,500	37,500	—	$0.06	6/28/2030
Brian Pilcher(5)	2	2	—	$3,125	5/30/2029	—	—	—	—
Pamela Misajon(3)	62,500	37,500	—	$0.06	6/28/2030	—	—	—	—
Pamela Misajon(4)	4	—	—	$3,125	8/27/2028

____________

(1)      All options were granted pursuant to Suneva’s 2018 Equity Incentive Plan.

(2)      The original Option was for the purchase of 750,000 shares. As of 12/31/2021, 375,000 shares were forfeited as a result of vesting performance milestones not being met and were returned to Suneva’s 2018 Equity Incentive Plan. The remaining 375,000 shares vested as follows: (i) 125,000 shares vested upon the performance milestone of Suneva achieving $2.0 million in product revenues in the second quarter of 2020, (ii) 125,000 shares vested upon the performance milestone of Suneva achieving $6.4 million in product revenues in the third quarter 2020, and (iii) 125,000 shares vested upon the performance milestone of Suneva refinancing all outstanding debt pursuant to an outstanding Loan and Security Agreement from April 2, 2015.

(3)      The Option vests as follows: (i) 25% upon the grant date of 6/18/2020, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to Suneva.

(4)      The Option vests as follows: (i) 25% upon the grant date of 8/27/2018, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to Suneva.

(5)      The Option vests as follows: (i) 25% upon the grant date of 5/30/202019, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to Suneva.

Employment Arrangements with Named Executive Officers

Employment of Patricia Altavilla

On March 18, 2019, Suneva entered into an amended and restated at will employment agreement with Patricia Altavilla to serve as Chief Executive Officer and President effective February 19, 2019, which agreement as amended June 18, 2020 (collectively, the “Altavilla Employment Agreement”). Pursuant to the Altavilla Employment Agreement, Ms. Altavilla received an annual salary of $400,000. The annual salary was voluntarily reduced to $340,000 pursuant to the impact of the COVID-19 epidemic from April 6, 2020 through January 31, 2021, at which time her annual salary increased back to $400,000. On October 11, 2021 her salary increased to $424,000. She is also eligible to receive a discretionary bonus of up to 50% of her base salary based on performance-related targets to be determined by the Board of Directors under Suneva’s performance-based incentive bonus plan, which will be paid no later than March 15th following the calendar year in which the bonus is earned. Under the Altavilla Employment Agreement, Ms. Altavilla also received an option to purchase 1,500,000 shares of Common Stock of Suneva, with an issuance date of June 18, 2020, an exercise price of $0.06 per share, and a term of ten (10) years. The options vest vests as follows: (A) 750,000 shares vest (i) 25% upon the grant date of 6/18/2020 and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to Ms. Altavilla continuing to be a service provider to Suneva (“Time Vesting Options”) and (B) 750,000 vest pursuant to certain performance milestones and as of 12/31/2021, 375,000 have vested fully and the remaining 350,000 were forfeited as a result of performance milestones not being met. Ms. Altavilla will also be eligible to receive stock options grants with terms commensurate with her position to the extent approved by the Board of Directors from time to time. Ms. Altavilla will also be entitled to participate in Suneva’s health and welfare benefit programs for which other executive employees of Suneva are generally eligible.

Pursuant to the Altavilla Employment Agreement, upon certain Change in Control events (as defined in the Altavilla Employment Agreement), the Time Vesting Options will accelerate and vest fully.

Termination by Death, Disability, resignation without Good Reason or Cause

In the event of (i) Ms. Altavilla’s death or disability (as defined in the Altavilla Employment Agreement), (ii) Ms. Altavilla’s resignation without Good Reason (as defined in the Altavilla Employment Agreement), or (iii) termination of Ms. Altavilla’s employment by Suneva with Cause (as defined in the Altavilla Employment Agreement, then Ms. Altavilla will only be entitled to base salary up to and until the date of termination, payments for any accrued vacation time during the portion of the then-current calendar year ending with the date of such termination and not used prior to the date, and any vested retirement benefits or insurance continuation rights expressly required under applicable law.

Upon such termination, all of Ms. Altavilla’s unvested stock options shall be forfeited and immediately cease to be exercisable and all vested stock options will remain exercisable until the earlier of (i) the three (3) month anniversary of such termination or (ii) the expiration date of such options, as applicable.

Termination for Good Reason or Without Cause

If Ms. Altavilla resigns with Good Reason or is terminated by Suneva without Cause, then provided Ms. Altavilla executes a general release as required pursuant to the Altavilla Employment Agreement, Ms. Altavilla will be entitled to receive the continued payment of her Base Salary and group health plan benefits to the extent authorized by COBRA for a period of one (1) year from the date of termination. Notwithstanding, Suneva’s obligations to pay such COBRA premiums will cease during the severance period to the extent that Ms. Altavilla becomes eligible to participate in another entity’s health and disability insurance programs.

Upon such a termination, all stock options held by Ms. Altavilla will accelerate vesting as if Ms. Altavilla had remained an employee of the company for one (1) year following the effective date of termination and all such options will remain exercisable in accordance with their terms until the earlier of (i) the twelve (12) month anniversary of such termination or (ii) the expiration date of such options.

The following table sets forth the payments that would be made to Ms. Altavilla in accordance with the Altavilla Employment Agreement had she been terminated by Suneva without Cause or by Ms. Altavilla for Good Reason, as of December 31, 2021.

Name	Terminated Without Cause/ For Good Reason
Patricia Altavilla
Salary(1)	$424,000
Accelerated Vesting of Awards	8,400
Health Care	26,554
Total:	$458,954

____________

(1)      Amount equal to twelve (12) months of Base Salary. Amount is to be paid over a twelve (12) month period.

Employment of Brian Pilcher

On February 4, 2019, Suneva entered into an at will employment agreement with Brian Pilcher to serve as Chief Science Officer with an effective date of March 4, 2019 (the “Pilcher Employment Agreement”). Pursuant to the Pilcher Employment Agreement, Dr. Pilcher received an annual salary of $300,000. The annual salary was voluntarily reduced to $255,000 pursuant to the impact of the COVID-19 epidemic from April 9, 2020 through January 3, 2021, at which time the annual salary increased back to $300,000. Effective July 5, 2021, the Board of Directors increased Dr. Pilcher’s annual salary to $325,000. He is also eligible to receive a discretionary bonus of up to 40% of his base salary based on performance-related targets to be determined by the Chief Executive Officer and/or Board of Directors under Suneva’s performance-based incentive bonus plan. Dr. Pilcher will also be entitled to participate in Suneva’s health and welfare benefit programs for which other executive employees of Suneva are generally eligible. Dr. Pilcher does not accrue paid vacation or paid time off.

Under the Pilcher Employment Agreement, Dr. Pilcher also received an option to purchase 4 shares of Common Stock of Suneva, that was issued on May 30, 2019, an exercise price of $3,125 per share, and a term of ten (10) years. The options vest vests as follows: (i) 25% upon the grant date of 5/30/2019, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to Suneva. Dr. Pilcher will also be eligible to receive stock options grants with terms commensurate with her position to the extent approved by the Board of Directors from time to time.

Upon the occurrence of a termination by Suneva without Cause or by Dr. Pilcher with Good Reason (both terms as defined in the Pilcher Employment Agreement) within thirty (30) days prior to or twelve (12) months subsequent to certain change of control events as described in the Pilcher Employment Agreement, then any equity grants held by Dr. Pilcher will accelerate and fully vest

Termination by Death, Disability, resignation without Good Reason or Cause on (i) Dr. Pilcher’s death or disability (as defined in the Pilcher Employment Agreement), (ii) Dr. Pilcher’s resignation without Good Reason (as defined in the Pilcher Employment Agreement), or (iii) termination of Dr. Pilcher’s employment by Suneva with Cause (as defined in the Pilcher Employment Agreement, then Dr. Pilcher will only be entitled to base salary up to and until the date of termination, payments for any accrued vacation time during the portion of the then-current calendar year ending with the date of such termination and not used prior to the date, and any vested retirement benefits or insurance continuation rights expressly required under applicable law.

Upon such termination, all of Dr. Pilcher’s unvested stock options shall be forfeited and immediately cease to be exercisable and all vested stock options will remain exercisable until the earlier of (i) the three (3) month anniversary of such termination or (ii) the expiration date of such options, as applicable.

Termination for Good Reason or Without Cause

If Dr. Pilcher resigns with Good Reason or is terminated by Suneva without Cause, then provided Dr. Pilcher executes a general release as required pursuant to the Pilcher Employment Agreement, Dr. Pilcher will be entitled to receive the continued payment of his Base Salary and group health plan benefits to the extent authorized by COBRA for a period of six (6) months from the date of termination. Notwithstanding, Suneva’s obligations to pay such COBRA premiums will cease during the severance period to the extent that Dr. Pilcher becomes eligible to participate in another entity’s health and disability insurance programs.

The following table sets forth the payments that would be made to Dr. Pilcher in accordance with the Pilcher Employment Agreement had he been terminated by Suneva without Cause or by Dr. Pilcher for Good Reason, as of December 31, 2021.

Name	Terminated Without Cause/ For Good Reason
Brian Pilcher
Salary(1)	$162,500
Accelerated Vesting of Awards	0
Health Care	18,904
Total:	$181,404

____________

(1)      Amount equal to six (6) months of Base Salary. Amount is to be paid over a six (6) month period.

Employment of Pamela Misajon

On January 24, 2019, Suneva entered into an at will employment agreement with Pamela Misajon to serve as Chief Compliance Officer & Vice President, Regulatory and Quality Affairs with an effective date of February 1, 2019 (the “Misajon Employment Agreement”). Pursuant to the Misajon Employment Agreement, Ms. Misajon received an annual salary of $236,900. The annual salary was increased to $245,400 by the Board of Directors effective April 1, 2019. The annual salary was voluntarily reduced to $208,590 pursuant to the impact of the COVID-19 epidemic from April 6, 2020 through January 3, 2021, at which time her salary increased back to $245,400. On July 5, 2021, the Board of Directors increased her annual salary to $265,032. She is also eligible to receive a discretionary bonus of up to 40% of her base salary based on performance-related targets to be determined by the Chief Executive Officer and/or Board of Directors under Suneva’s performance-based incentive bonus plan. Ms. Misajon will also be entitled to participate in Suneva’s health and welfare benefit programs for which other executive employees of Suneva are generally eligible. Ms. Misajon does not accrue paid vacation or paid time off.

Under the Misajon Employment Agreement, Ms. Misajon also received an option to purchase 4 shares of Common Stock of Suneva, that was issued on May 30, 2019, an exercise price of $3,125 per share, and a term of ten (10) years. The options vest vests as follows: (i) 25% upon the grant date of 5/30/2019, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to Suneva. Ms. Misajon will also be eligible to receive stock options grants with terms commensurate with her position to the extent approved by the Board of Directors from time to time.

Upon the occurrence of a termination by Suneva without Cause or by Ms. Misajon with Good Reason (both terms as defined in the Misajon Employment Agreement) within thirty (30) days prior to or twelve (12) months subsequent to certain change of control events as described in the Misajon Employment Agreement, then any equity grants held by Ms. Misajon will accelerate and fully vest.

Termination by Death, Disability, resignation without Good Reason or Cause

In the event of (i) Ms. Misajon’s death or disability (as defined in the Misajon Employment Agreement), (ii) Ms. Misajon’s resignation without Good Reason (as defined in the Misajon Employment Agreement), or (iii) termination of Ms. Misajon’s employment by Suneva with Cause (as defined in the Misajon Employment Agreement, then Ms. Misajon will only be entitled to base salary up to and until the date of termination and any vested retirement benefits or insurance continuation rights expressly required under applicable law.

Upon such termination, all of Ms. Misajon’s unvested stock options shall be forfeited and immediately cease to be exercisable and all vested stock options will remain exercisable until the earlier of (i) the three (3) month anniversary of such termination or (ii) the expiration date of such options, as applicable.

Termination for Good Reason or Without Cause

If Ms. Misajon resigns with Good Reason or is terminated by Suneva without Cause, then provided Ms. Misajon executes a general release as required pursuant to the Pilcher Employment Agreement, Ms. Misajon will be entitled to receive the continued payment of her Base Salary and group health plan benefits to the extent authorized by COBRA for a period of six (6) months from the date of termination. Notwithstanding, Suneva’s obligations to pay such COBRA premiums will cease during the severance period to the extent that Ms. Misajon becomes eligible to participate in another entity’s health and disability insurance programs.

The following table sets forth the payments that would be made to Ms. Misajon in accordance with the Misajon Employment Agreement had he been terminated by Suneva without Cause or by Ms. Misajon for Good Reason, as of December 31, 2021.

Name	Terminated Without Cause/ For Good Reason
Pamela Misajon
Salary(1)	$132,516
Accelerated Vesting of Awards	0
Health Care	13,277
Total:	$145,793

____________

(1)      Amount equal to six (6) months of Base Salary. Amount is to be paid over a six (6) month period.

Employment of Michael Brower

On February 15, 2022, the Company entered into an at will offer letter with Michael Brower to serve as Chief Financial Officer, with an effective date of February 28, 2022 (“Brower Offer Letter”). Mr. Brower does not have a management employment agreement similar to other officers. Pursuant to the Brower Offer Letter, Mr. Brower receives an annual salary of $325,000. He is also eligible to receive a discretionary bonus of up to 40% of his base salary based on performance-related targets for the Company and Mr. Brower to be determined at the sole discretion of the Board of Directors. Mr. Brower will also be entitled to participate in the Company’s health and welfare benefit programs generally available to employees. Mr. Brower does not accrue paid vacation or paid time off.

Under the Brower Offer Letter, Mr. Brower is eligible to participate in the Company’s stock option program as determined by the Board of Directors and effective March 14, 2022, he was awarded an option to purchase 100,000 shares of Common Stock, with an exercise price of $3.05 per share, and a term of ten (10) years. The options vest as follows: (i) 25% upon the grant date of March 14, 2022, and (ii) 1/36th of the remaining balance vests monthly on the last day of each one-month period over a period of three (3) years beginning on the grant date, subject to grantee continuing to be a service provider to the Company.

Upon termination, Mr. Brower will only be entitled to compensation earned prior to the date of termination and no additional severance or compensation.

Executive Compensation

Following the consummation of the Business Combination, New Suneva’s compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by New Suneva will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of New Suneva and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Pension Benefits

Suneva’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Suneva during the year ended December 31, 2021. Suneva’s board of directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the company’s best interests.

Nonqualified Deferred Compensation

Suneva’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Suneva during 2021.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Suneva believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Suneva believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2022 Incentive Plan described in Proposal No. 6 will be an important element of Suneva’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the 2022 ESPP described in Proposal No. 7. Below is a description of Suneva’s 2018 Equity Incentive Plan, amended (the “2018 Plan”).

2018 Equity Incentive Plan

Suneva’s board of directors adopted, and Suneva’s stockholders approved, the 2018 Plan on June 11, 2018.

Stock Awards.    The 2018 Plan provides for the grant of options to purchase shares of Suneva common stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to Suneva employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Suneva employees, non-employee directors and consultants and the employees and consultants of Suneva affiliates. Suneva has only granted stock options under the 2018 Plan. As of December 31, 2021, 2,804,316 shares of Suneva common stock were issuable pursuant to outstanding options and 1,152,934 shares of Suneva common stock were available for future issuance under the 2018 Plan.

The 2018 Plan will terminate when the 2022 Incentive Plan becomes effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2018 Plan remain outstanding, subject to the terms of our 2018 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

If a stock award granted under the 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Suneva common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2018 Plan. In addition, the following types of shares of Suneva common stock under the 2018 Plan may become available for the grant of new stock awards under the 2018 Plan: (1) shares that are forfeited to or repurchased by Suneva prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.

Administration.    Suneva’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2018 Plan. Suneva’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2018 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, , canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Suneva common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of Suneva’s affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an option holder’s service relationship with Suneva or any of its affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, or money order, (2) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by Suneva or the receipt of irrevocable instructions to pay the aggregate exercise price to Suneva from the sales proceeds, (3) the tender of shares of Suneva common stock previously owned by the option holder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the option holder and (6) other legal consideration approved by the plan administrator.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of Suneva common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all Suneva stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Suneva or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit.    The maximum number of shares of Suneva common stock that may be issued upon the exercise of ISOs under the 2018 Plan is the number of shares of common stock equal to 11,999,997 shares.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to Suneva or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Suneva’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Suneva upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. At the time of grant of a restricted stock unit award, the plan administrator will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. Such consideration may be paid in any form of legal consideration that may be acceptable to Suneva’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Changes to Capital Structure.    In the event that there is a specified type of change in Suneva’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.

Corporate Transactions.    The 2018 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Suneva and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by Suneva in respect of Suneva common stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Suneva with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Suneva common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2018 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of Suneva’s consolidated assets, (2) a sale or other disposition of at least 50% of Suneva’s outstanding securities, (3) a merger, consolidation or similar transaction following which Suneva is not the surviving corporation or (4) a merger, consolidation or similar transaction following which Suneva is the surviving corporation but the shares of Suneva common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control.    In the event of a change in control, awards granted under the 2018 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between Suneva or its affiliates and the holder. Under the 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of Suneva other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which Suneva’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of Suneva’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by Suneva’s stockholders.

Transferability.    A participant generally may not transfer stock awards under the 2018 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2018 Plan.

Amendment and Termination.    Suneva’s board of directors has the authority to amend, suspend or terminate the 2018 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Suneva’s stockholders. Unless terminated sooner by Suneva’s board of directors, the 2018 Plan will automatically terminate on January 10, 2028. No stock awards may be granted under the 2018 Plan while it is suspended or terminated.

Health and Welfare Benefits

In December 2010, Suneva adopted a defined contribution 401(k) plan covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 100% of their compensation per year (subject to a maximum limit by federal law). Although the 401(k) plan allows for employer contributions, no employer contributions have been made.

Rule 10b5-1 Sales Plans

Suneva’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Suneva’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with Viveon in connection with the Business Combination.

Director Compensation

Non-Employee Director Compensation Policy

As of the date of filing this proxy statement/prospectus, Suneva paid its non-employee directors amounts on an ad hoc basis with no formal policy adopted.

Executive Compensation for 2021

The following table summarizes compensation paid to Suneva non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis Condon	$170,000	(1)	—	—	—	—	$—	$170,000
Vince Ippolito(2)	$85,000	(2)	—	—	—	—	$—	$85,000
Ron Eastman(3)	$—		—	—	—	—	$—	$—
Brian Chee(4)	$—		—	—	—	—	$—	$—

____________

(1)      Mr. Condon’s compensation for services as Chairman of the Board and a member of the Audit Committee, is $200,000 per annum. Such amount was voluntarily reduced by Mr. Condon by 15% in response to the COVID-19 pandemic. Accordingly, Mr. Condon received $170,000 during 2021.

(2)      Mr. Ippolito’s compensation for services as a member of the Board and a member of the Compensation and Transaction Committees, is $100,000 per annum. Such amount was voluntarily reduced by Mr. Condon by 15% in response to the COVID-19 pandemic. Accordingly, Mr. Ippolito received $85,000 during 2021.

(3)      Mr. Eastman did not receive any director compensation for the year end 2021.

(4)      Mr. Chee did not receive any director compensation for the year end 2021.

Emerging Growth Company Status

New Suneva will be an “emerging growth company,” as defined in the Jobs Act. As an emerging growth company it will be exempt from certain SEC disclosure requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as executive officers of New Suneva following the Business Combination. For biographical information, see “Executive Officers and Directors of Suneva.” For biographical information concerning the Viveon designees to the Board see “Executive Officers and Directors of Viveon.”

Executive Officers

Name	Age	Position
Executive officers
Patricia Altavilla	64	President and Chief Executive Officer
Dr. Brian Pilcher	54	Chief Scientific Officer
Pamela Misajon	63	Vice President of Regulatory & Quality Affairs
Michael Brower	65	Chief Financial Officer

Directors

The Merger Agreement provides that New Suneva’s initial board of directors will consist of seven directors, of which: (i) the Sponsor has the right to designate two independent directors, one of whom must qualify as an audit committee financial expert who is willing and qualified to chair New Suneva’s audit committee, and one of whom has experience in the healthcare industry; (ii) Suneva has the right to designate five directors; and (iii) at least a majority of New Suneva’s board of directors must qualify as independent directors under the Securities Act and the NYSE American rules.

The following persons are expected to serve as directors of New Suneva following the Business Combination. For biographical information concerning the Suneva designees to the New Suneva Board, see “Executive Officers and Directors of Suneva.” For biographical information concerning the Viveon designees to the New Suneva Board see “Executive Officers and Directors of Viveon.”

Name	Age	Position(s)
Class I directors
Jagi Gill	56	Director
Demetrios G. (Jim) Logothetis	65	Director
Class II directors
Vince Ippolito	63	Director
Ron Eastman	70	Director
Class III directors
Dennis Condon	73	Chairperson
Patricia Altavilla	64	Director
Brian Chee	56	Director

Composition of the Board of Directors Following the Business Combination

Following the Business Combination, the Board will be divided into three staggered classes, with each class serving a three-year term. The terms of New Suneva’s Class I, Class II and Class III directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2023, 2024 and 2025, respectively. Following the closing of the Business Combination, New Suneva’s directors will be divided among the three classes as follows:

•        The Class I Directors are expected to be Mr. Gill and Mr. Logothetis.

•        The Class II Directors are expected to be Mr. Ippolito and Mr. Eastman.

•        The Class III Directors are expected to be Mr. Condon, Mr. Chee, and Ms. Altavilla.

New Suneva’s board of directors will have the authority to appoint committees to perform certain management and administration functions. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing of the Business Combination, the charters for each of these committees will be available on New Suneva’s website at http://sunevamedical.com. Information contained on or accessible through New Suneva’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

New Suneva’s audit committee is expected to consist of Demetrios G. (Jim) Logothetis, Dennis Condon and Vince Ippolito. the Board has determined each proposed member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is expected to be Demetrios G. (Jim) Logothetis. The Board has determined that Mr. Logothetis is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the NYSE American. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit New Suneva’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing policies on risk assessment and risk management;

•        reviewing related party transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes New Suneva’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

New Suneva’s compensation committee is expected to consist of Vince Ippolito and Jagi Gill. The Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board has determined that no relationship exists between any anticipated compensation committee member to the Combined Entity which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member as described in the NYSE American Company Guide Section 805(c)(1). The chairperson of the compensation committee is expected to be Vince Ippolito. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•        reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•        reviewing and recommending to our Board the compensation of our directors;

•        reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

•        administering our stock and equity incentive plans;

•        selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•        reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•        reviewing and establishing general policies relating to compensation and benefits of our employees; and

•        reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

New Suneva’s nominating and corporate governance committee is expected to consist of Ron Eastman and Brian Chee. New Suneva’s Board will make a determination regarding each proposed member’s independence under the listing standards. The chairperson of New Suneva’s nominating and corporate governance committee is expected to be Ron Eastman.

Specific responsibilities of the nominating and corporate governance committee include:

•        identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

•        evaluating the performance of our Board and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of our corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

New Suneva will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on Suneva’s website at http://sunevamedical.com . Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. New Suneva intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No individual who is expected to become a member of New Suneva’s compensation committee has ever been an officer or employee of either company. None of New Suneva’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

Director Compensation

Following the completion of the Business Combination, it is anticipated that the New Suneva Board will adopt a formal compensation policy with respect to its nonemployee directors.

PRINCIPAL STOCKHOLDERS OF SUNEVA

Common Stock

The following table sets forth certain information regarding the ownership of Suneva’s securities as of October 13, 2022 after giving effect to the conversion of Series AA Preferred Stock to Common Stock, by:

•        each person or group of affiliated persons known by Suneva to be the beneficial owner of more than 5% of its Common Stock (on an as converted from preferred stock basis);

•        each of Suneva’s directors;

•        each of Suneva’s named executive officers; and

•        all executive officers and directors of Suneva as a group.

Applicable percentages are based on 46,042,750 shares outstanding on October 13, 2022, after giving effect to the conversion of all outstanding preferred shares of Suneva as of that date into an aggregate of 46,000,000 shares of Suneva Common Stock. Suneva has determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Suneva common stock deemed outstanding includes shares issuable upon exercise of warrants or options held by the respective person or group that may be exercised within 60 days after October 13, 2022. For purposes of calculating each person’s or group’s percentage ownership, warrants and options exercisable within 60 days after October 13, 2022 are included for that person or group but not the warrants or options of any other person or group. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Suneva believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner(1)	Shares	Common Stock Underlying Convertible Securities(2)		Total		Percent of Class(2)
Directors and named Executive Officers
Patricia Altavilla	—	937,524		937,524		2.00%
Pamela Misajon	—	75,004		75,004		*
Brian Pilcher	—	75,004		75,004		*
Dennis Condon	—	562,524		562,524		1.21%
Vince Ippolito	—	187,500		187,500		*
Ron Eastman	—	—	(3)	—	(3)	*
Michael Brower	—	33,333		33,333		*
Brian Chee	—	—				—
All directors and executive officers as a group (8 persons)	—	1,870,889		1,870,889		3.84%
Beneficial Owners of 5% or more
EW Healthcare Partners, L.P.(4)	—	78,586,387		78,586,387		80.10%
MOLAG HealthCare Royalty, LLC(5)	—	9,200,000		9,200,000		19.98%
Polaris Venture Partners VI, L.P.(6)	—	9,200,000		9,200,000		19.98%
HCR MOLAG Fund, L.P.(7)	—	4,061,301		4,061,301		8.11%
All Directors, executive officers, and 5% owners as a group (12 persons or entities)	—	101,047,688		101,047,688		99.99%

____________

*        Less than one percent

(1)      Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is 5870 Pacific Center Blvd., San Diego, CA 92121.

(2)      Includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants, or convertible debt. There are 46,042,750 shares of Common Stock or shares underlying the conversion of outstanding Series AA Preferred Stock issued and outstanding as of October 13, 2022.

(3)      Mr. Eastman does not directly own any securities of Suneva but served as the Managing Director of EW Healthcare Partners, L.P. until 2021 before transitioning to Senior Advisor. See footnote 4 below.

(4)      Holder owns (i) 27,600,000 shares of Series AA Preferred Stock convertible into 27,600,000 shares of Common Stock, (ii) $11,000,753 in convertible debt that is convertible into 13,750,941 shares of Series AA Preferred Stock (not including interest accruing at 10% per annum from various issuance dates) that is convertible into 11,250,941 shares of Common Stock, and (iii) warrants to purchase 37,235,446 shares of Series AA Preferred Stock that is exercisable for 37,235,446 shares of Series AA Preferred Stock that converts into 37,235,446 shares of Common Stock as of October 13, 2022. The address of beneficial owner is 21 Waterway Avenue #225, The Woodlands, TX 77380. Mr. Ron Eastman has voting and dispositive control with respect to the securities held.

(5)      Holder owns 9,200,000 shares of Series AA Preferred Stock convertible into 9,200,000 shares of Common Stock as of October 13, 2022. The address of beneficial owner is 300 Atlantic Street #600, Stamford, CT 06901. Christopher White has voting and dispositive control with respect to the securities held.

(6)      Holder owns 9,200,000 shares of Series AA Preferred Stock convertible into 9,200,000 shares of Common Stock as of October 13, 2022. The address of beneficial owner is One Marina Park Dr. #1000, Boston, MA 02210. Mr. Brian Chee has voting and dispositive control with respect to the securities held.

(7)      Holder owns $3,000,000 in convertible debt that is convertible into 4,061,301 shares of Series AA preferred Stock (not including interest accruing at 10% per annum from various issuance dates) that is convertible into 4,061,301 shares of Common Stock. The address of beneficial owner is 300 Atlantic Street #600, Stamford, CT 06901. Mr. Christopher White has voting and dispositive control with respect to the securities held.

Series AA Preferred Stock

Suneva has 46,000,000 shares of Series AA Preferred Stock issued and outstanding as of October 13, 2022. The Series AA Preferred Stock votes on an as converted to Common Stock basis and each share of Series AA Preferred Stock is convertible into one share of Common Stock. As of October 13, 2022, the Series AA Preferred Stock holders account for greater than 95% of the voting power of Suneva.

Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class(2)
5% owners
EW Healthcare Partners, L.P.(3)	27,600,000	50,986,37	78,586,387	80.10%
MOLAG Healthcare Royalty, LLC(4)	9,200,000	—	9,200,000	20.00%
Polaris Venture Partners VI, L.P.(5)	9,200,000	—	9,200,000	20.00%
HCR MOLAG Fund, L.P.(6)	—	4,061,301	4,061,301	8.11%
Intuitus Group LLC(7)	—	2,343,750	2,343,750	4.85%
All 5% owners as a group (5 persons/entities)	46,000,000	57,391,423	103,391,423	100%

____________

(1)      Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is 5870 Pacific Center Blvd., San Diego, CA 92121.

(2)      Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 46,000,000 shares of Series AA Preferred Stock issued and outstanding as of October 13, 2022.

(3)      Holder owns (i) 27,600,000 shares of Series AA Preferred Stock convertible into 27,600,000 shares of Common Stock, (ii) $13,000,753 in convertible debt that is convertible into 13,750,941 shares of Series AA Preferred Stock (not including interest accruing at 10% or 11% per annum from various issuance dates, as applicable) that is convertible into 13,750,941 shares of Common Stock, and (iii) warrants to purchase 37,235,446 shares of Series AA Preferred Stock that is exercisable for 17,235,446 shares of Series AA Preferred Stock that converts into 37,235,446 shares of Common Stock as of October 13, 2022. The address of beneficial owner is 21 Waterway Avenue #225, The Woodlands, TX 77380. Mr. Ron Eastman has voting and dispositive control with respect to the securities held.

(4)      Holder owns 9,200,000 shares of Series AA Preferred Stock convertible into 9,200,000 shares of Common Stock as of October 13, 2022. The address of beneficial owner is 300 Atlantic Street #600, Stamford, CT 06901. Mr. Christopher White has voting and dispositive control with respect to the securities held.

(5)      Holder owns 9,200,000 shares of Series AA Preferred Stock convertible into 9,200,000 shares of Common Stock as of October 13, 2022. The address of beneficial owner is One Marina Park Dr. #1000, Boston, MA 02210. Mr. Brian Chee has voting and dispositive control with respect to the securities held.

(6)      Holder owns $3,000,000 in convertible debt that is convertible into 4,061,301 shares of Series AA preferred Stock (not including interest accruing at 10% per annum from issuance date of August 24, 2021) that is convertible into 4,061,301 shares of Common Stock. The address of beneficial owner is 300 Atlantic Street #600, Stamford, CT 06901. Mr. Christopher White has voting and dispositive control with respect to the securities held.

(7)      Holder owns (i) $1,500,000 in convertible debt that is convertible into 1,875,000 shares of Series AA Preferred Stock (not including interest accruing at 10% per annum from its issuance in May 2022) that is convertible into 1,875,000 shares of Common Stock, and (ii) warrants to purchase 468,750 shares of Series AA Preferred Stock that is exercisable for 468,750 shares of Series AA Preferred Stock that converts into 468,750 shares of Common Stock as of October 13, 2022. The address of beneficial owner is 1860 Childers Place, Atlanta, GA 30324. Rom Papadopoulos has voting and dispositive control with respect to the securities held.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNEVA

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Suneva” and the “Company” refer to Suneva Medical, Inc.

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and unaudited results for the six month periods ended June 30, 2022 and 2021, the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections, and elsewhere in this proxy statement/prospectus.

Overview

Suneva Medical, Inc. (“Suneva” or the “Company”) is a privately held medical aesthetics company focused on meeting the demands of the aging process through the use of medical and regenerative aesthetic procedures and products. The Company was incorporated in Delaware in December 2008 as ARTF Acquisition Corp., later changed its name to Suneva Medical, Inc., and began operations in April 2009 when it acquired ArteFill® (rebranded as Bellafill®) and the related assets out of the bankruptcy estate of Artes Medical, Inc.

Between 2009 and 2018, Suneva acquired the assets Regenica Skin Care and Refissa, retinoic acid products. These were sold through third-party distribution agreements until 2018, when the assets were sold off to other parties.

In 2015, Suneva filed and was granted two additional PMA (premarket approvals) approvals for ArteFill®/Bellafill®. The first was the five (5) year indication and treatment of rolling and distensible acne scars. During this time, Artefill was rebranded®\ as Bellafill®. Bellafill is the only product that Suneva has developed internally.

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon Medical, Inc. (“Healeon”) which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). The Company began marketing these products in early 2019. Healeon’s proprietary PRP system enables providers to get the highest concentration of platelets with the smallest amount of blood draw for use in the regenerative medicine market. In August 2020, Suneva received FDA approval on its proprietary PRP gel tube technology and markets these products in the U.S.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”) which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. The Company began marketing these products in early 2019. The fat grafting products are designed to dialyze fat tissue in a gentle and reproducible manner to preserve the regenerative properties of fat for use within the regenerative skin and body care industry. Notwithstanding the receipt of a notice of default from Aurastem, Suneva has reached an agreement in principle with Aurastem to amend and restate the agreement whereby (i) Suneva will pay $900,000 over a one year period to Aurastem in penalties, (ii) Aurastem will repurchase approximately $125,000 in inventory held by Suneva and will additionally receive additional inventory for no further payment, (iii) the parties will have co-exclusivity regarding the Dermapose product in North America and (iv) after 12 months, Suneva will not sell the products to any party without prior written consent of Aurastem (see note 9 of the unaudited financial statements for the six months ended June 30, 2022).

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. The Company began marketing these products in May 2020. Sinclair’s proprietary facial thread products are approved by the FDA to lift facial tissue.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. The Company began marketing these products in September 2020. Neauvia’s proprietary plasma devices are approved by the FDA to perform ablative procedures.

In December 2020, Suneva entered into a Supply and Distribution Agreement with Circa Skin, Ltd. (“Circa”) which granted exclusive distribution rights of micro-infusion products to be marketed in the U.S. and Canada. The Company began marketing these products in 2021. Circa’s proprietary devices are used to rejuvenate the skin.

Suneva currently markets several product lines in the U.S., Canada, Mexico, South Korea and Hong Kong. Bellafill is an injectable, dermal filler approved by the U.S. Food and Drug Administration (“FDA”) for the correction of nasolabial folds, or smile lines, and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years. In markets outside the U.S., Bellafill is approved for the correction of nasolabial folds. Suneva distributes Bellafill in the U.S., Canada, Mexico, South Korea and Hong Kong.

Reorganization

We were incorporated in Delaware in December 2008 as ARTF Acquisition Corp., which later changed its name to Suneva Medical, Inc., and began operations in April 2009 when we acquired ArteFill® (rebranded as Bellafill®) and the related assets out of the bankruptcy estate of Artes Medical, Inc.

COVID-19

The ongoing COVID-19 outbreak and restrictions intended to slow its spread resulted in temporary business closures for many of our customers starting in mid-March 2020, which negatively affected our sales during the first half of 2020. Starting in June 2020, we experienced an increase in sales that continued throughout the rest of 2020 and into 2021 as many states started easing restrictions on elective procedures and many of our customers re-opened their businesses. The COVID-19 pandemic has the potential to negatively impact our supply chain through reduced availability of commercial transport, which can impact our ability to distribute products to our customers.

The COVID-19 pandemic and its effects continue to evolve, with developments including fluctuations in the rate of infections during 2021 and 2022 as a result of new and more contagious and/or vaccine resistant variants of the virus, which have led, and may lead in the future, to further government restrictions to combat increasing rates of infection. We continue to monitor the evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to adjust our operating plan. As such, given the dynamic nature of this situation, we cannot reasonably estimate the full impact of COVID-19 on our financial condition, results of operations or cash flows in the future.

Research and Development

Research and development expenses consist primarily of compensation and other expenses for research and development personnel, costs associated with clinical trials, process development activities, regulatory activities, supplies and development materials, consultants, research-related overhead expenses, and related depreciation.

We expense all research and development expenses in the periods in which they are incurred. We accrue for costs incurred as the services are being provided by monitoring the status of specific activities and the invoices received from our external service providers. We adjust our accrual as actual costs become known.

We expect our research and development expenses to decrease for the foreseeable future until financing is in place.

The actual probability of success of the new product lines or any future product candidate may be affected by a variety of factors, including market acceptance, competition, and success of sales and marketing efforts. As a result, we are unable to determine the timing of initiation, duration and completion costs of our research and development efforts or when and to what extent we will generate revenue from the commercialization and sale of new product lines or any future product candidate.

Selling, General and Administrative

Our general and administrative expenses consist primarily of:

•        Personnel and professional service costs in our finance, information technology, commercial, investor relations, legal, human resources, and other administrative functions, including related stock-based compensation costs;

•        Costs of sales and marketing activities and sales force compensation related to the sales of our products;

•        Shipping and handling associated with shipments to customers; and

•        Depreciation and amortization of certain assets used in selling, general and administrative activities.

We expect our selling, general and administrative expenses to increase for the foreseeable future as we invest in the sales and marketing activities to support the sales of our products. We also anticipate increased expenses as a result of operating as a public company ranging from $1 million to $1.5 million annually, including increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.

Results of Operations

Period ended June 30, 2022 and 2021

Product Sales, Net

Net Product sales for the six-month period ended June 30, 2022 decreased by $.9 million or 6.3% compared to six-month period ended June 30, 2021.

Total product sales, net, by geographic location based on the location of the customer are as follows (dollars in millions):

	Six-Month Period Ended June 30,		Growth/(Decline)
	2022	2021	Dollars	Percent
United States	$13.0	$13.0	$—	0.0%
Canada	0.4	1.1	(0.7)	(63.6)%
Other	0.0	0.2	(0.2)	(100.0)%
Product Sales, Net	$13.4	$14.3	$(0.9)	(6.3)%

For the six-month period ended June 30, 2022, net sales in the United States remained unchanged at $13.0 million compared to the six-month period ended June 30, 2021. Net sales in regions outside of the United States decreased $.9 million for the six-month period ended June 30, 2022 compared to the prior period.

Cost of Product Sales

Cost of product sales for the six-month period ended June 30, 2022 increased $200,000 or 3.9% to $5.9 million compared to $5.7 million for the six-month period ended June 30, 2021. The increase was a result of product mix.

Cost of product sales represent primarily direct and indirect costs incurred to bring the products to a saleable condition, including any write-offs of inventory. Write-offs of inventory totaled $198,000 for the six-month period ended June 30, 2022 compared to $273,000 for the six-month period ended June 30, 2021.

Research and Development

Research and development expenses for the six-month period ended June 30, 2022 decreased $453,000 or 71.2% to $183,000 compared to $636,000 for the six-month period ended June 30, 2021. The decrease was due to a reduction in development because of reduced capital resources available.

Selling, General and Administrative

The following table summarizes our selling, general and administrative expenses for the periods presented (dollars in millions):

	Six-Month Period Ended June 30,		Change
	2022	2021	Dollars	Percent
Sales and marketing	$8.6	$6.8	$1.8	26.5%
Medical affairs	2.9	2.4	.5	20.8%
General and administrative	3.1	2.6	.5	19.2%
Total selling, general and administrative expenses	$14.6	$11.8	$2.8	23.7%

Selling, general and administrative expenses for the six-month period ended June 30, 2022 increased $2.8 million or 23.7% to $14.6 million compared to $11.8 million for the six-month period ended June 30, 2021. This increase was due to sales, marketing and medical affairs activities to support the education and training of physicians. The increase in general and administrative was due to increased compensation expense and software and other infrastructure costs.

Other Income and Expense

Other income and expense included the following (dollars in millions):

	Six-Month Period Ended June 30,		Change
	2022	2021	Dollars	Percent
Interest expense, net	$15.2	$0.7	$14.5	2071.4%
Other income, net	(2.0)	—	(2.0)	—
Change in fair value of embedded convertible note derivative	(0.5)	—	(0.5)	—
Change in fair value of warrant liability	(2.3)	—	(2.3)	—
Total Other Income and Expense	$10.4	$0.7	$9.7	1385.7%

Net interest expense increased to $15.2 million or 2071.4% for the six-month period ended June 30, 2022 compared to $0.7 million for six-month period June 30, 2021. The increase was due to new convertible and term debt incurred in 2022 (see “Debt” note 6 in the unaudited financial statements for the six-month period ended June 30, 2022).

At June 30, 2022 there was a decrease in the fair value of the embedded convertible note derivative of $490,000 due to the conversion of the Avenue convertible note to term debt. At June 30, 2022 there was decrease in the fair value of the warrant liability of $2.3 million. There were no fair value adjustments for the six-month period ended June 30, 2021 as the debt related to these valuation adjustments had not been received.

Other net income of $2.0 million for the six-month period ended June 30, 2022 represents the forgiveness of the Company’s 2021 PPP loan.

The Convertible Notes’ maturity (see “Debt” note 6 in the unaudited financial statements for the six-month period ended June 30, 2022) date is defined as the earlier to occur of: (i) December 31, 2022, or (ii) a voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders may extend the maturity date with written notice at their option. Upon maturity, the cash repayment amount will be equal to 300% of the sum of all unpaid principal then outstanding plus all accrued and unpaid interest. The accrual of the payout of principal at the 300% level is recognized as additional interest expense for the six-month period ended June 30, 2022.

Financial Condition

On January 29, 2021, the Company closed a second promissory note. This loan was for $2 million and was received under the Paycheck Protection Program (the “PPP”) second draw program pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) (“2021 PPP Loan”), a program implemented by the U.S. Small Business Administration (the “SBA”). The 2021 PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the SBA. The principal amount of the 2021 PPP Loan is subject to forgiveness under the PPP upon the Company’s request to the extent that the 2021 PPP Loan proceeds are used to pay expenses permitted by the PPP, including payroll costs, covered rent and utility payments incurred by the Company.

In the fourth quarter of 2021, the Company applied for forgiveness of the 2021 PPP loan and in May 2022, the 2021 PPP Loan, together with all accrued interest, amounting to $2 million had been fully forgiven by the SBA under the provisions of the PPP program.

In May 2021, the Company executed subordinated convertible note agreements with EW for $3.5 million. The notes require payment of 300% of principal and accrued interest. In May 2022, the maturity date of the notes were extended from May 27, 2022 to December 31, 2022.

In August 2021, the Company fully extinguished its term loan with a related party in exchange for a $3.0 million subordinated convertible note, $5.0 million in cash, and forgiveness of the remaining $3.7 million balance. The Company executed a Loan and Security Agreement (the “Avenue LSA”) with a new lender, Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the Avenue LSA, the lender committed to fund up to $15.0 million in loans to the Company, with $8.0 million in term debt (the “Term Note” or “Tranche 1 Term Debt”), $2.0 million in convertible debt (the “Avenue Convertible Note”) funded at the closing date, and $5.0 million as a second tranche (the “2nd Tranche”) available between November 1, 2021 and April 30, 2022, contingent on certain milestones being met.

Concurrent with the execution of the Avenue LSA, the Company issued warrants to Avenue to purchase shares with an initial fair value of $1.3 million.

Concurrent with execution of the Avenue LSA in August 2021, the Company amended the EW Convertible Notes to align certain definitions with the Avenue LSA and, in exchange of the extinguishment of the HCRP MGS LSA, executed a subordinated convertible notes agreement with HCRP MGS for $3,000,000 (the “HCRP MGS Convertible Note”). The EW Convertible Notes and HCRP MGS Convertible Note are subordinated in right of payment to the prior payment in full of the Term Note per the Avenue LSA.

The EW Convertible Notes and HCRP MGS Convertible Note maturity date is defined as the earlier to occur of: (i) December 31, 2022, or (ii) a voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders may extend the maturity date with written notice at their option. Upon maturity, the cash repayment amount will be equal to 300% of the sum of all unpaid principal then outstanding plus all accrued and unpaid interest. The EW Convertible Notes and HCRP MGS Convertible Note bear simple interest at the rate of 10% per annum until converted or paid in full. However, upon an event of default, the notes shall bear interest at the rate of 15% per annum, compounded weekly. Interest will be calculated on the basis of a 365-day year for the actual days elapsed.

The EW Convertible Notes and HCRP MGS Convertible Note automatically convert to shares issued in a “Senior Financing” at a conversion price equal to 75% of the lowest price paid by other investors in the Senior Financing. A Senior Financing is defined as the next issuance of preferred shares with the most senior liquidation preference or rights that results in gross proceeds of at least $20,000,000. The holders of the EW Convertible Notes and HCRP MGS Convertible Note also have the option to convert the notes upon the following events: (i) in the event the Company sells equity securities for cash on or before the date of repayment or conversion of the Convertible Notes in a transaction or series of transactions that do not constitute a Senior Financing, the lenders may elect to treat such equity financing as a Senior Financing. Thus, the notes would be converted to shares issued in the financing at a price per share equal to 75% of the lowest price paid by other investors, or (ii) in the event a voluntary or involuntary liquidation, dissolution or winding up of the Company occurs prior to the full conversion or repayment, or at any time following the maturity date, EW and HCR MGS may elect to convert all notes into shares of Series AA stock at a price per share equal to $0.80.

In January 2022, the Company issued a $1 million subordinated convertible promissory note to EW. The note bears interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires January 2, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares.

In February 2022, the Company issued a $1.5 million subordinated convertible promissory note to EW. The note bears interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest.

Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires April 4, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

In April 2022, the Company issued a $1 million subordinated convertible promissory note to EW. The note bears interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires February 8, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

In May 2022, the Company executed a First Amendment to the Avenue LSA (the “Avenue Amendment”). Under the terms of the Avenue Amendment, the Lender funded $3 million on the effective date of the Avenue Amendment, as 2nd Tranche Term Debt. In addition, the Lender converted the $2 million Avenue Convertible Note including accrued interest of $160,000 into a term note, with the same terms as Tranche 1 Term Debt. The Avenue Amendment contained a covenant for the Company to maintain a cash balance of $1 million.

In May 2022, the Company also issued a subordinated convertible promissory note of $1.5 million to a new investor. The note bears interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the subordinated convertible noteholders a maturity payment fee of 300% of sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires May 10, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

Liquidity and Going Concern

As of June 30, 2022, we had cash and cash equivalents of $2.0 million, negative working capital of $24.3 million, stockholders’ deficit of $72.3 million and an accumulated deficit of $221.5 million. We incurred net losses of $17.7 million and $4.6 million in the six-month periods ended June 30, 2022 and 2021, respectively. We used net cash of $7.1 million and $4.8 million in operating activities for the six months ended June 30, 2022 and 2021, respectively. We expect to continue to incur significant expenses for the foreseeable future as we increase sales and marketing efforts for Bellafill, Silhouette and other products.

The Company has incurred substantial net losses and negative operating cash flows since inception and anticipates that it will continue to do so for the foreseeable future. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company will need to raise additional capital to support ongoing operations. As of June 30, 2022, the Company had $39.1 million of term and convertible note debt payable, $2.0 million of cash and cash equivalents and negative working capital of $24.3 million.

In August 2022, the Company issued a $2 million of subordinated convertible promissory note to EW. The note bears interest at an annual fixed rate of 11.0% with a maturity date December 31, 2022. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires August 16, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

Based upon the Company’s current projections, the Company’s available cash and financing sources will not be sufficient to meet its current and anticipated cash requirements for the next 12 months without additional fundraising. We are forecasting a capital need of approximately $10 million in order for the Company to meet its operating needs through the year ending December 31, 2022. We anticipate to fund that shortfall by raising this capital through debt and equity financings until the merger is closed in December 2022

Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

To the extent the Company is unable to execute on these plans or if the Company is unable to raise additional capital in sufficient amounts or on terms acceptable, the Company may have to significantly delay, scale back or discontinue commercial operating activities or otherwise reduce operating costs.

Capital Resources

We believe that our current capital resources, which consist of cash and cash equivalents, cash generated from operations, and cash available under public debt and equity markets, will not be sufficient to satisfy both our short-term and long-term cash requirements for working capital to support our daily operations and meet commitments under our contractual obligations with third parties.

We have based our projections of capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Our cash requirements depend on numerous factors, including but not limited to the impact of any potential disruptions to our supply chain resulting from the COVID-19 pandemic, inflation and other long-term commitments and contingencies. Because of the numerous risks and uncertainties associated with research, development and commercialization of our products, we are unable to estimate the exact amount of our operating capital requirements. Any future funding requirements will depend on many factors, including, but not limited to:

•        our ability to forecast demand for our products, scale our supply to meet that demand and manage working capital effectively;

•        the cost of manufacturing our product or any future product candidates and any products we successfully commercialize, including costs associated with our supply chain;

•        the cost of commercialization activities for Bellafill, Silhouette, our current products or any future product candidates are approved or cleared for sale, including marketing, sales and distribution costs;

•        the cost of maintaining a sales force, the productivity of that sales force, and the market acceptance of our products;

•        our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into;

•        any product liability or other lawsuits related to our products;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company;

•        the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property and any other future intellectual litigation we may be involved in; and

•        the timing, receipt and amount of sales of any future approved or cleared products.

Cash Flows

The following table summarizes our cash flows for the period presented (dollars in millions):

	Six-Month Period Ended June 30,
	2022	2021
Net cash used in operating activities	$(7.08)	$(4.75)
Net cash provided by (used in) investing activities	0.01	(0.01)
Net cash provided by financing activities	8.16	5.44
Net increase (decrease) in cash and cash equivalents	$1.09	$.68

Cash Provided by or Used in Operating Activities

During the six-month period ended June 30, 2022, cash used in operating activities was $7.1 million, compared to $4.8 million for the period ended June 30, 2021. The increase in cash used in the six-month period ended June 30, 2022 was due primarily to the increase in the net loss of $13.1 million offset by the increase in convertible note maturity liability of $10.4 million and decrease in the SBA PPP loan of $2 million, a decrease in accrued liabilities and compensation of $4 million, an increase in prepaid expenses of $1.8 million, offset against increased cash collections on accounts receivable of $.7 million, a decrease in inventory of .8 million, and an increase in accounts payable of $5.5 million.

Cash Provided by or Used in Investing Activities

During the six-month period ended June 30, 2022, cash provided by investing activities was $11,499 compared to cash used in investing activities of $7,322 for the six-month period ended June 30, 2021. There was non-material activity in investing activities during the six-month periods ended June 30, 2022 and 2021.

Cash Provided by or Used in Financing Activities

During the six-month period ended June 30, 2022, cash provided by financing activities was $8.2 million, compared to $5.4 million for the six-month period ended June 30, 2021. Net cash provided by financing activities for the six-month period ended June 30, 2022 was due to proceeds from the issuance of convertible notes of $5 million and an increase in term debt of $3.2 million. Net cash provided by financing activities for the six-month period ended June 30, 2021 was due primarily to the receipt of PPP loan proceeds of $2 million and proceeds from the issuance of convertible notes of $3.4 million.

Contractual Obligations and Other Commitments

See Note 7 — Commitments and Contingencies in our unaudited financial statements for the six-month periods ended June 30, 2022 and 2021 for more information.

Operating Lease

We have entered into an operating lease for office space in San Diego, California. As of June 30, 2022, our future minimum lease payments under the non-cancelable lease arrangement were $7.6 million. The Company also leases certain general office equipment. Rent expense related to operating leases, including the facilities and office equipment, was $696,000 and $512,000 for the six-month periods ended June 30, 2022 and 2021, respectively, reported in operating expenses and a portion allocated to cost of product sales.

Supplier Purchase Commitments

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). Under the terms of the agreements with Healeon, the Company has contractual minimum product purchase obligations totaling $5.2 million, over the term of the contract in order to retain license and exclusive distribution rights. As of June 30, 2022, the Company believes it has met its obligations under each of the Healeon agreements.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”), respectively, which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. Under the terms of the agreements with Puregraft, the Company has contractual minimum product purchase obligations totaling $1.5 million, over the remaining term of the contract, in order to retain exclusive distribution rights. As of June 30, 2022, the Company believes it has met its obligations under the Puregraft agreement. In August 2022, the Company terminated its distribution agreement with Aurastem (see note 9 in the unaudited financial statements for the six-month period ended June 30, 2022).

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. Under the terms of the agreements with Sinclair, the Company has remaining contractual minimum product purchase obligations totaling $11.4 million, over the remaining term of the contract, in order to retain license and exclusive distribution rights. As of June 30, 2022, the Company believes it has met its obligations under the Sinclair agreement.

In March 2020, Suneva entered into a Supply and Distribution Agreement with Sanwell Medical Equipment Co. Ltd. (“Sanwell”) which granted exclusive distribution rights of PRP products in North America. Under the terms of the agreement with Sanwell, the Company has annual minimum product purchase obligations totaling $0.2 million. As of June 30, 2022, the Company believes it has met its obligations under the Sanwell agreement.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. Under the terms of the agreements with Neauvia, the Company has remaining contractual minimum product purchase obligations totaling $14.5 million, over the remaining term of the contract. In October 2021 the contract was amended as to a revised delivery and payment schedule. As of June 30, 2022, the Company was delinquent in payments to Neauvia based on the contract amendment of $3.1 million. The Company is in discussions with Neauvia to address its liability which will require the Company to obtain funding.

The minimum supplier purchase requirements with primarily with Neauvia and Aurastem have caused inventory to increase to $12.9 million at June 30, 2022. The total cost of inventory for these products were $8.8 million at June 30, 2022. Based on current sales trends it could take up to 8 years to sell the existing inventory. In August 2022, the Company terminated its distribution agreement with Aurastem. The Company is in discussions with Neauvia to defer timing of future minimum inventory commitments. In addition, the Company is developing sales and marketing program to increase sales in Neauvia’s product based on obtaining funding. Further, on October 17, 2022, Suneva received a notice of termination from Neavuia North America stating that Neauvia will terminate the distribution agreement with Suneva on November 16, 2022, if the outstanding balance $2,575,850 is not paid prior to such date. There can be no assurances that given Suneva’s limited operating capital and ongoing obligations, that it will be able to pay its outstanding obligations under this Agreement to cure the outstanding amounts owed. Accordingly, Suneva would lose the rights to sell the Plasma IQ products on such date if not cured.

We enter into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of our audited financial statements in accordance with GAAP requires Management to make estimates and assumptions about future events that affect the amounts of assets, liabilities, shareholders’ equity, sales, and expenses, as well as related disclosures about contingent assets and liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on our audited financial statements. While our significant accounting policies are more fully described in the notes to our audited financial statements elsewhere in this Prospectus, the critical accounting estimates discussed below are the most critical to understanding and evaluating our historical and future performance.

Fair Value Measurements

In 2021, the Company entered into the Loan and Security Agreement (the “LSA”) (see Note 6 of the unaudited financial statements for the six-month periods ended June 30, 2022 and 2021) providing warrants in connection with convertible notes that met the criteria to be classified as a liability in accordance with ASC 480-10 (“Distinguishing Liabilities from Equity”). Further, the Company concluded that a call option contained in a convertible note which allows for the lender to elect to convert the outstanding principal and interest of the convertible note into term debt (see Note 6 of the unaudited financial statements for the six-month periods ended June 30, 2022 and 2021) represents an embedded derivative required to be bifurcated from the convertible note host instrument in accordance with ASC 815 (“Derivatives and Hedging”). Both liabilities are required to be recorded at their estimated fair value initially and on a recurring basis.

The fair value of the liability classified warrants was valued using a Monte Carlo simulation and the embedded convertible note derivative was valued using a probability weighted “with” and “without” methodology. The Monte Carlo simulation is used to forecast future values at the time of stipulated events and is a method by which many possible value outcomes are evaluated, modeling in complex terms into the model construct, to establish the expected values. At issuance, the fair value of the warrants issued in 2022 was $3 million and warrants issued in 2021 was $3.7 million. The fair value of all warrants issued at June 30, 2022 was $5.5 million.

At issuance, the fair value of the embedded convertible note derivative was immaterial as the probability of the lender exercising this option was deemed to be remote. In December 2021, the noteholder notified the Company of its intent to exercise the option to convert outstanding principal and interest into term debt. In May 2022, the Company executed a First Amendment with the noteholder and converted the $2 million Convertible Note including accrued interest of $160,000 into a term note. The embedded derivative was reversed as part of the conversion.

The fair values are subjective and are affected by changes in inputs to the valuation models including management’s assumptions regarding estimates of timing and the probability of each outcome occurring. Changes in these assumptions can materially affect the fair value.

Revenue Recognition

Effective January 1, 2020, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified prospective transition method. We elected to use certain practical expedients permitted related to adoption and the adoption of ASC 606 had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We evaluate whether we are the principal or the agent in our revenue arrangements involving third parties should there be changes impacting control in transferring related goods or services to our customers. In revenue arrangements with physicians and distributors, we recognize revenue as a principal when we maintain control of the product or service until it is transferred to our customer. Determining whether we have control requires judgment over certain considerations, which generally include whether we are primarily responsible for the fulfillment of the underlying products or services, whether we have inventory risk before fulfillment is completed, and if we have discretion to establish prices over the products or services.

The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company recognizes product revenue from sales of various product lines and primarily generates these sales through direct to physician (“DTP”) and distributor sales channels. DTP sales are generated when a physician, operating under the Company’s standard contract, places an order and when that order ships directly to physician. Distributor sales are generated when a distributor, operating under individual distributor agreements, places an order and when that order ships to the distributor. The Company’s performance obligation to deliver all products is satisfied at the point in time that the goods are shipped to the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The Company does not have material unsatisfied remaining performance obligations or deferred revenue as of June 30, 2022 and 2021, respectively.

The Company has variable consideration in the form of prompt pay discounts and late payment fees. The Company uses an expected value method to estimate variable consideration and whether the transaction price is constrained. Payment is due within months of when the customer is invoiced, with discounts for prompt payment. The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has experienced product returns and thus accrues for such returns based upon its historical experience. The amount of allowances for sales returns recognized at June 30, 2022 was $329,000, and are recorded in accounts receivable, net in the Company’s balance sheets.

Recent Accounting Pronouncements

See Note 2 to our unaudited financial statements for the six-month periods ended June 30, 2022 and 2021 included elsewhere in this Prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Results of Operations

Years ended December 31, 2021 and 2020

Product Sales, Net

Product sales, net, for the year ended December 31, 2021 increased $9.0 million or 43.9% to $29.5 million compared to $20.5 million for the year ended December 31, 2020. This increase was driven by sales of new products and an increase of market penetration of Bellafill and Silhouette. In addition, the increase in net product sales, reflects the result of the easing of restrictions related to the COVID-19 pandemic.

Total product sales, net, by geographic location based on the location of the customer are as follows (dollars in millions):

	Years Ended December 31,		Growth/(Decline)
	2021	2020	Dollars	Percent
United States	$26.7	$19.2	$7.5	39.1%
Canada	2.2	1.0	1.2	120.0%
Other	0.6	0.3	0.3	100.0%
Product Sales, Net	$29.5	$20.5	$8.9	43.7%

For the year ended December 31, 2021, net sales in the United States increased $7.54 million or 39.1% to $26.7 million compared to $19.2 million for the year ended December 31, 2020. Net Sales in regions outside of the United States increased $1.5 million or 115.4% to $2.8 million compared to $1.3 million for the year ended December 31, 2020. This increase was driven by sales momentum of new products and an increase of market penetration of Bellafill and Silhouette.

Cost of Product Sales

Cost of product sales for the year ended December 31, 2021 increased $2.3 million or 26.1% to $11.1 million compared to $8.8 million for the year ended December 31, 2020. This increase was driven by higher sales volume and product mix.

Cost of product sales represent primarily direct and indirect costs incurred to bring the products to a saleable condition, including any write-offs of inventory. Write-offs of inventory increased $0.2 million for the year ended December 31, 2021 to $0.6 million compared to $0.4 million for the year ended December 31, 2020.

Research and Development

Research and development expenses for the year ended December 31, 2021 decreased $0.3 million or 27.3% to $0.8 million compared to $1.1 million for the year ended December 31, 2020. This decline was driven by decreased investment in development activities in 2021.

Selling, General and Administrative

The following table summarizes our selling, general and administrative expenses for the periods presented (dollars in millions):

	Years Ended December 31,		Change
	2021	2020	Dollars	Percent
Sales and marketing	$14.4	$12.3	$2.1	17.1%
Medical affairs	5.3	3.3	2.0	60.6%
General and administrative	6.2	5.5	0.7	12.7%
Total selling, general and administrative expenses	$25.9	$21.1	$4.8	22.8%

Selling, general and administrative expenses for the year ended December 31, 2021 increased $4.8 million or 22.8% to $25.9 million compared to $21.1 million for the year ended December 31, 2020. This increase was driven by sales, marketing and medical affairs activities to support increased sales volume and training of physicians.

Sales and marketing increased $2.1 million for the year ended December 31, 2021 or 17.1% to $14.4 million compared to $12.3 million for the year ended December 31, 2020. Medical affairs increased $2.0 million for the year ended December 31, 2021 or 60.6% to $5.3 million compared to $3.3 million for the year ended December 31, 2020. General and administrative increased $.7 million for the year ended December 31, 2021 or 12.7% to $6.2 million compared to $5.5 million for the year ended December 31, 2020.

Other Income and Expense

Other income and expense included the following (dollars in millions):

	Years Ended December 31,		Change
	2021	2020	Dollars	Percent
Interest expense, net	$8.1	$5.9	$2.2	37.3%
Other income, net	(2.5)	(.2)	(2.3)	1150.0%
Change in fair value of embedded convertible note derivative	.5	—	.5	—
Change in fair value of warrant liability	1.2	—	1.2	—
Total Other Income and Expense	$7.3	$5.7	$1.6	28.1%

Net interest expense increased to $8.1 million or 37.3% for the year ended December 31, 2021 compared to $5.9 million for the year ended December 31, 2020. The increase was due to new convertible and term debt incurred in 2021 (see Debt footnote). Other net income increased $2.3 million or 1150% for the year ended December 31, 2021 compared to $.2 million for the year ended December 31, 2020. The increase was due primarily to the forgiveness of a PPP loan of $2 million. Expense related to the fair value of an embedded convertible note derivative of $.5 million and the fair value of a warrant liability of $1.2 million was incurred for the year ended December 31, 2021 compared to zero expense for the year ended December 31, 2020. The increase in expense was due to new debt secured in 2021 (see Debt footnote).

Years ended December 31, 2020, and 2019

Product Sales, Net

Product sales, net, for the year ended December 31, 2020 decreased $1.6 million or 7.3% to $20.5 million compared to $22.1 million for the year ended December 31, 2019. This decrease was driven by restrictions implemented to slow the spread of COVID-19.

Total product sales, net, by geographic location based on the location of the customer are as follows (dollars in millions):

	Years Ended December 31,		Growth/(Decline)
	2020	2019	Dollars	Percent
United States	$19.2	$21.0	$(1.8)	(8.6)%
Canada	1.0	0.3	0.7	233.34%
Other	0.3	0.8	(0.5)	(62.5)%
Product Sales, Net	$20.5	$22.1	$(1.6)	(7.2)%

Net revenues in regions outside of the United States increased $0.2 million or 18.2% to $1.3 million compared to $1.1 million for the year ended December 31, 2019. This growth was driven by sales penetration in Canada region.

Cost of Product Sales

Cost of product sales for the year ended December 31, 2020 increased $1.2 million or 15.8% to $8.8 million compared to $7.6 million for the year ended December 31, 2019. This increase was due primarily to the higher absorption of fixed overhead to product costs.

Write-offs of inventory increased $0.1 million for the year ended December 31, 2020 to $0.4 million compared to $0.3 million for the year ended December 31, 2019.

Research and Development

Research and development expenses for the year ended December 31, 2020 decreased $0.3 million or 21.4% to $1.1 million compared to $1.4 million for the year ended December 31, 2019. This decline was due to a reduction in headcount and deferral of development projects due to the COVID-19 pandemic.

Selling, General and Administrative

The following table summarizes our selling, general and administrative expenses for the periods presented (dollars in millions):

	Years Ended December 31,		Change
	2020	2019	Dollars	Percent
Sales and marketing	$12.3	$17.3	$(5.0)	(28.69)%
Medical affairs	3.3	4.0	(0.7)	(17.5)%
General and administrative	5.5	7.3	(1.8)	(24.7)%
Total selling, general and administrative expenses	$21.1	$28.6	$(7.5)	(26.2)%

Selling, general and administrative expenses for the year ended December 31, 2020 decreased $7.5 million or 26.2% to $21.1 million compared to $28.6 million for the year ended December 31, 2019. This decrease was due to lower sales volume, reduced headcount and deferred programs to mitigate the negative impact of the COVID-19 pandemic.

Sales and marketing decreased $5.0 million for the year ended December 31, 2020 to $12.3 million compared to $17.3 million for the year ended December 31, 2019. Medical affairs decreased $0.7 million for the year ended December 31, 2020 to $3.3 million compared to $4.0 million for the year ended December 31, 2019. General and administrative decreased $1.8 million for the year ended December 31, 2020 to $5.5 million compared to $7.3 million for the year ended December 31, 2019.

Other Income and Expense, Net

Other income and expense, net, for the year ended December 31, 2020 increased $1.6 million to $5.7 million compared to 4.1 million for the year ended December 31, 2019. Other expense, net represented primarily interest expense on debt for years ending December 31, 2020 and 2019.

Financial Condition

On January 29, 2021, the Company closed a promissory note totaling $2.0 million under the PPP second draw program pursuant to the CARES Act (“2021 PPP Loan”).

In May 2021, the Company executed subordinated convertible note agreements with EW for $3.5 million. This note matures on May 27, 2022 and requires payment of 300% of principal and accrued interest unless the maturity date is extended.

In August 2021, the Company fully extinguished its term loan with a related party in exchange for a $3.0 million subordinated convertible note, $5.0 million in cash, and forgiveness of the remaining $3.7 million balance. The Company executed a Loan and Security Agreement (the “Avenue LSA”) with a new lender, Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the Avenue LSA, the lender committed to fund up to $15.0 million in loans to the Company, with $8.0 million in term debt (the “Term Note” or “Tranche 1 Term Debt”), $2.0 million in convertible debt (the “Avenue Convertible Note”) funded at the closing date, and $5.0 million as a second tranche (the “2nd Tranche”) available between November 1, 2021 and April 30, 2022, contingent on certain milestones being met.

Concurrent with the execution of the Avenue LSA, the Company issued a stock warrant to Avenue with an initial value of $1.3 million.

In the third quarter of 2021, the Company applied for forgiveness of the 2020 PPP loan and was notified in August 2021, by the lender and through the SBA that the 2020 PPP loan, together with all accrued interest, amounting to $2.5 million had been fully forgiven under the provisions of the PPP program, and the principal forgiven was recorded as other income and accrued interest was offset against interest expense in the Company’s financial statements.

Subsequent to December 31, 2021, the company executed subordinated convertible notes with EW for $1.0 million in January, $1.5 million in February, and $1.0M in April. The notes mature on May 27, 2022 and requires payment of 300% of principal and accrued interest unless the maturity date is extended.

In April 2022, the Company was notified by the lender and through the SBA that the second 2021 PPP loan received, together with all accrued interest, amounting to $2.0 million had been fully forgiven under the provisions of the PPP program, and the principal forgiven. The loan forgiveness will be recorded as other income and accrued interest was offset against interest expense in the Company’s financial statements in that accounting period.

Liquidity and Going Concern

As of December 31, 2021, we had cash and cash equivalents of $0.7 million, negative working capital of $10.5 million and stockholders’ deficit of $54.6 million. As of December 31, 2021, we had an accumulated deficit of $203.8 million. We incurred net losses of $16.1 million and $16.1 million in the years ended December 31, 2021 and 2020, respectively. We used net cash of $12.8 million and $9.8 million in operating activities for the twelve months ended December 31, 2021 and 2020, respectively. We expect to continue to incur significant expenses for the foreseeable future as we increase sales and marketing efforts for Bellafill, Silhouette and other products.

The Company has incurred substantial net losses and negative operating cash flows since inception and anticipates that it will continue to do so for the foreseeable future. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company will need to raise additional capital to support ongoing operations. As of December 31, 2021, the Company had $16.2 million of term debt payable, a $2.0 million of Paycheck Protection Program (“PPP”) loan, $0.7 million of cash and cash equivalents and negative working capital of $10.5 million.

In May 2021, the Company executed subordinated convertible note agreements with EW for $3.5 million. This note matures on May 27, 2022 and requires payment of 300% of principal and accrued interest unless the maturity date is extended. In addition, subsequent to December 31, 2021, the company executed subordinated convertible notes with EW for $1.0 million in January, $1.5 million in February, and $1.0M in April. The notes mature on May 27, 2022 or upon the closing of the Business Combination and requires payment of 300% of principal and accrued interest unless the maturity date is extended or the note converts pursuant to the Business Combination or otherwise.

Based upon the Company’s current projections, the Company’s available cash and financing sources will not be sufficient to meet its current and anticipated cash requirements for the next 12 months without additional fundraising. The Company estimates it will need approximately $17 million in new funding for this period. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is developing plans to obtain sufficient additional fundraising to fulfill its operating and capital requirements. The Company closed additional convertible debt financings in 2022 totaling gross proceeds of $3.5 million with substantially the same terms as the May 2021 note offering. Although management believes such plans, if executed as planned, should provide the Company sufficient financing to meet its needs, successful completion of such plans is dependent on factors outside of the Company’s control. As such, management cannot be certain that such plans will be effectively implemented within one year after the date that the financial statements are issued.

To the extent the Company is unable to execute on these plans or if the Company is unable to raise additional capital in sufficient amounts or on terms acceptable, the Company may have to significantly delay, scale back or discontinue commercial operating activities or otherwise reduce operating costs.

Capital Resources

We believe that our current capital resources, which consist of cash and cash equivalents, cash generated from operations, and cash available under public debt and equity markets, will not be sufficient to satisfy both our short-term and long-term cash requirements for working capital to support our daily operations and meet commitments under our contractual obligations with third parties.

We have based our projections of capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Our cash requirements depend on numerous factors, including but not limited to the impact of any potential disruptions to our supply chain resulting from the COVID-19 pandemic, inflation and other long-term commitments and contingencies. Because of the numerous risks and uncertainties associated with research, development and commercialization of our products, we are unable to estimate the exact amount of our operating capital requirements. Any future funding requirements will depend on many factors, including, but not limited to:

•        our ability to forecast demand for our products, scale our supply to meet that demand and manage working capital effectively;

•        the cost of manufacturing our product or any future product candidates and any products we successfully commercialize, including costs associated with our supply chain;

•        the cost of commercialization activities for Bellafill, Silhouette, our current products or any future product candidates are approved or cleared for sale, including marketing, sales and distribution costs;

•        the cost of maintaining a sales force, the productivity of that sales force, and the market acceptance of our products;

•        our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into;

•        any product liability or other lawsuits related to our products;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company;

•        the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property and any other future intellectual litigation we may be involved in; and

•        the timing, receipt and amount of sales of any future approved or cleared products.

Cash Flows

The following table summarizes our cash flows for the period presented (dollars in millions):

	Years Ended December 31,
	2021	2020	2019
Net cash used in operating activities	$(12.8)	$(9.8)	$(13.8)
Net cash used in investing activities	—	(0.1)	(0.9)
Net cash provided by financing activities	9.9	10.1	12.4
Net (decrease) increase in cash and cash equivalents	$(2.9)	$0.2	$(2.3)

Cash Provided by or Used in Operating Activities

During the year ended December 31, 2021, cash used in operating activities was $12.8 million, compared to $9.8 million for the year ended December 31, 2020. The increase in cash used in the year ended December 31, 2021 was due to a slightly higher loss and inventory purchases.

During the year ended December 31, 2020, cash used in operating activities was $9.8 million, compared to $13.8 million for the year ended December 31, 2019. The decrease in cash used in the year ended December 31, 2020 was due primarily to a decrease in the net loss of $3.6M, an increase in accounts payable and accrued expenses of $1.8 million, offset by an increase in inventory purchases of $1.2 million.

Cash Provided by or Used in Investing Activities

During the year ended December 31, 2021, cash used in investing activities was $0.0 million, compared to $0.1 million for the year ended December 31, 2020. Net cash used in investing activities for the year ended December 31, 2020, mainly consisted of purchases of property and equipment.

During the year ended December 31, 2020, cash used in investing activities was $0.1 million, compared to $0.9 million for the year ended December 31, 2019. Net cash used in investing activities for the year ended December 31, 2020, mainly consisted of purchases of property and equipment. In the year ended December 31, 2019 $1.2 million in equipment and $.5 million in intangible assets was acquired. This was offset by a charge of $.9 million for a discontinued operation of the business.

Cash Provided by or Used in Financing Activities

During the year ended December 31, 2021, cash provided by financing activities was $9.9 million, compared to $10.1 million for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021, mainly consisted of proceeds from the issuance of convertible notes and term debt of $12.9 million, receipt of PPP loan proceeds of $2 million. This was offset by the repayment of principal on term loan of $5 million.

During the year ended December 31, 2020, cash provided by financing activities was $10.1 million, compared to $12.4 million for the year ended December 31, 2019. The decrease of $2.3 million represented a reduction in proceeds from financing events compared to the prior year. Net cash provided by financing activities for the year ended December 31, 2020, mainly consisted of proceeds from the issuance of convertible notes and convertible preferred stock of $7.7 million and receipt of PPP loan proceeds of $2.4 million. Total proceeds from the issuance of convertible notes and convertible preferred stock in the year ended December 31, 2019 amounted to $12.3 million.

Contractual Obligations and Other Commitments

See Note 7 — Commitments and Contingencies in our audited financial statements for more information.

Operating Lease

We have entered into an operating lease for office space in San Diego, California. As of December 31, 2021, our future minimum lease payments under the non-cancelable lease arrangement were $8.2 million. The Company also leases certain general office equipment. Rent expense related to operating leases, including the facilities and office equipment, was $1.2 million and $0.9 million for the years ended December 31, 2021 and 2020, respectively, reported in operating expenses and a portion allocated to cost of product sales.

Supplier Purchase Commitments

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). Under the terms of the agreements with Healeon, the Company has contractual minimum product purchase obligations totaling $5.4 million, over the term of the contract in order to retain license and exclusive distribution rights. As of December 31, 2021, the Company believes it has met its obligations under each of the Healeon agreements.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”), respectively, which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. Under the terms of the agreements with Aurastem and Puregraft, the Company has contractual minimum product purchase obligations totaling $5.3 million, over the remaining term of the contract, in order to retain exclusive distribution rights. As of December 31, 2021, the Company believes it has met its obligations under each of the Aurastem and Puregraft agreements.

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. Under the terms of the agreements with Sinclair, the Company has remaining contractual minimum product purchase obligations totaling $13.3 million, over the remaining term of the contract, in order to retain license and exclusive distribution rights. As of December 31, 2021, the Company believes it has met its obligations under the Sinclair agreement.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. Under the terms of the agreements with Neauvia, the Company has remaining contractual minimum product purchase obligations totaling $14.5 million, over the remaining term of the contract. As of December 31, 2021, the Company believes it has met its obligations under the Neauvia agreement.

In March 2020, Suneva entered into a Supply and Distribution Agreement with Sanwell Medical Equipment Co. Ltd. (“Sanwell”) which granted exclusive distribution rights of PRP products in North America. Under the terms of the agreement with Sanwell, the Company has annual minimum product purchase obligations totaling $0.2 million. As of December 31, 2021, the Company believes it has met its obligations under the Sanwell agreement.

The minimum supplier purchase requirements caused inventory to increase to $13.7 million or 151% over the prior year while sales increased 44%. Continued minimum purchase requirements without product revenue increases may cause excess inventory positions that would take longer periods of time to sell. It will also have the impact committing working capital to slow moving inventory.

We enter into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of our audited financial statements in accordance with GAAP requires Management to make estimates and assumptions about future events that affect the amounts of assets, liabilities, shareholders’ equity, sales, and expenses, as well as related disclosures about contingent assets and liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on our audited financial statements. While our significant accounting policies are more fully described in the notes to our audited financial statements elsewhere in this Prospectus, the critical accounting estimates discussed below are the most critical to understanding and evaluating our historical and future performance.

Fair Value Measurements

In 2021, the Company entered into the Loan and Security Agreement (the “LSA”) (see Note 6) providing warrants in connection with convertible notes that met the criteria to be classified as a liability in accordance with ASC 480-10. Further, the Company concluded that a call option contained in a convertible note which allows for the lender to elect to convert the outstanding principal and interest of the convertible note into term debt (see Note 6) represents an embedded derivative required to be bifurcated from the convertible note host instrument in accordance with ASC 815. Both liabilities are required to be recorded at their estimated fair value initially and on a recurring basis.

The fair value of the liability classified warrants was valued using a Monte Carlo simulation and the embedded convertible note derivative was valued using a probability weighted “with” and “without” methodology. The Monte Carlo simulation is used to forecast future values at the time of stipulated events and is a method by which many possible value outcomes are evaluated, modeling in complex terms into the model construct, to establish the expected values. At issuance, the fair value of the warrants was $3.7 million and at December 31, 2021, the fair value of the warrants was $4.8 million.

At issuance, the fair value of the embedded convertible note derivative was immaterial as the probability of the lender exercising this option was deemed to be remote. In December 2021, the noteholder notified the Company of its intent to exercise the option to convert outstanding principal and interest into term debt. At December 31, 2021, the fair value of the embedded convertible debt derivative was $0.5 million.

The fair values are subjective and are affected by changes in inputs to the valuation models including management’s assumptions regarding estimates of timing and the probability of each outcome occurring. Changes in these assumptions can materially affect the fair value.

Revenue Recognition

Effective January 1, 2020, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified prospective transition method. We elected to use certain practical expedients permitted related to adoption and the adoption of ASC 606 had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We evaluate whether we are the principal or the agent in our revenue arrangements involving third parties should there be changes impacting control in transferring related goods or services to our customers. In revenue arrangements with physicians and distributors, we recognize revenue as a principal when we maintain control of the product or service until it is transferred to our customer. Determining whether we have control requires judgment over certain considerations, which generally include whether we are primarily responsible for the fulfillment of the underlying products or services, whether we have inventory risk before fulfillment is completed, and if we have discretion to establish prices over the products or services.

The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company recognizes product revenue from sales of various product lines and primarily generates these sales through direct to physician (“DTP”) and distributor sales channels. DTP sales are generated when a physician, operating under the Company’s standard contract, places an order and when that order ships directly to physician. Distributor sales are generated when a distributor, operating under individual distributor agreements, places an order and when that order ships to the distributor. The Company’s performance obligation to deliver all products is satisfied at the point in time that the goods are shipped to the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The Company does not have material unsatisfied remaining performance obligations or deferred revenue as of December 31, 2021 and 2020, respectively.

The Company has variable consideration in the form of prompt pay discounts and late payment fees. The Company uses an expected value method to estimate variable consideration and whether the transaction price is constrained. Payment is due within months of when the customer is invoiced, with discounts for prompt payment. The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has experienced product returns and thus accrues for such returns based upon its historical experience. The amount of allowances for sales returns recognized at December 31, 2021 and 2020 were $0.2 million and $0.2 million, respectively, and are recorded in accounts receivable, net in the Company’s balance sheets.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in this Prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

DESCRIPTION OF SECURITIES OF VIVEON

The following description of Viveon’s capital stock and provisions of Viveon’s Existing Charter, bylaws and the DGCL are summaries and are qualified in their entirety by reference to Viveon’s Existing Charter and bylaws and the text of the DGCL. Copies of these documents have been filed with the SEC as exhibits to the Annual Report on Form 10-K to which this description has been filed as an exhibit.

General

Viveon’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The authorized and unissued shares of Common Stock are available for issuance without further action by Viveon’s stockholders unless such action is required by applicable law or the rules of any stock exchange on which Viveon’s securities may be listed. Unless approval of stockholders is so required, the Board will not seek stockholder approval for the issuance and sale of Common Stock.

Units

Each Unit consists of one share of Common Stock, one Public Warrant and one Right. Each Public Warrant entitles the holder thereof to purchase one-half (½) of a share of common stock at a price of $11.50 per whole share, subject to adjustment. Each Public Warrant will become exercisable on the later of one year after the closing of the IPO or the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares. This means that only an even number of Public Warrants may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one Public Warrant to purchase one-half (½) of one share, such Public Warrant shall not be exercisable. If a warrant holder holds two Public Warrants, such Public Warrants will be exercisable for one share. Each right entitles the holder thereof to receive one-twentieth (1/20) of a share of Common Stock upon consummation of our initial business combination.

Common Stock

Holders of record of Viveon’s Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve Viveon’s initial business combination, Viveon’s insiders, officers and directors, have agreed to vote their respective shares of Common Stock owned by them, including the Founders Shares, and any shares acquired in the open market, in favor of the proposed Business Combination

Viveon will consummate the Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause its net tangible assets to be less than $5,000,001 (unless Proposal 8 is passed and then Viveon can rely on another exclusion from the “penny stock rules”).

Pursuant to the Existing Charter, if Viveon does not consummate its initial business combination within 15 months from the closing of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Initial Stockholders have agreed to waive their rights to share in any distribution with respect to their Founders Shares.

Viveon’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to Viveon in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed.

If Viveon holds a stockholder vote to amend any provisions of the Existing Charter relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which Viveon has to complete a business combination), Viveon will provide its public stockholders with the opportunity to redeem their shares of

Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Viveon to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the Business Combination or the approval of the amendment to the Existing Charter. If the Business Combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Preferred Stock

There are 1,000,000 shares of preferred stock authorized. Our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on our initial business combination. We may issue some or all of the preferred stock to effect our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future.

Public Warrants

20,125,000 Public Warrants are currently outstanding. Each Public Warrant entitles the registered holder to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the later of one year after the closing of the IPO or the consummation of an initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of Public Warrants may be exercised at any given time by a warrant holder. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrant is not effective within 120 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time.

The Private Warrants are identical to the Public Warrants underlying the Units except that such Private Warrants will not be redeemable and may be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the outstanding Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. Whether we will exercise our option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

If (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.50 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of Common Stock or equity-linked securities and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value. The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Public Warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. However, there is no assurance that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants, holders will be unable to exercise their Public Warrants and we will not be required to settle any such Public Warrants exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Public Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, we will not be required to net cash settle or cash settle the Public Warrants exercise, the Public Warrants may have no value, the market for the Public Warrants may be limited and the Public Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Public Warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Contractual Arrangements with respect to Certain Warrants

We have agreed that so long as the Private Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective). However, once any of the Private Warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. The Private Warrants were issued in a private transaction. Accordingly, the holders and their transferees will be allowed to exercise the Private the Private Warrants is not effective and receive unregistered shares of Common Stock.

Subscription Warrants

1,850,000 Subscription Warrants are currently outstanding, entitling the holders thereof to purchase, in the aggregate, 1,850,000 shares of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the date of the Company’s initial business combination. Pursuant to the warrant agreement, a holder may exercise its Subscription Warrants only for a whole number of shares and my do so by paying the exercise price in cash or on a “cashless” basis by electing to receive a lesser number of shared of common stock calculated by dividing the dollar volume weighted average price of the common stock on the day of exercise (less the exercise price) by the dollar volume weighted average price of the common stock on the day of exercise. The Subscription Warrants will expire forty-nine calendar months from the closing of our initial business combination.

Subscription Warrant holders may require the Company to purchase to purchase all or a portion of their warrants at a purchase price of $5.00 for each share into which such warrants are convertible, at any time before the Subscription Warrants expire, beginning 13 months following the closing of the Company’s initial business combination. The purchase shall take place no later than ninety days following receipt by the Company of the holder’s notice of exercise.

The exercise price and number of shares of Common Stock issuable on exercise of the Subscription Warrants may be adjusted in certain circumstances including in the event of a share dividend or our recapitalization.

No fractional shares will be issued upon exercise of the Subscription Warrants. If, upon exercise of the Subscription Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder and pay cash equal to the fractional share to which the holder was otherwise entitled multiplied by the closing price of the common stock.

Rights included as part of Units

Each holder of a Right will automatically receive one twentieth (1/20) of a share of Common Stock upon consummation of the Business Combination, even if the holder of a Right converted all shares of Common Stock held by him, her or it in connection with the Business Combination or an amendment to the Existing Charter with respect to Viveon’s pre-business combination activities. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional shares of Common Stock upon consummation of the Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of Viveon).

Viveon will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, holders must hold rights in multiples of 20 in order to receive shares for all of the holders’ Rights upon closing of the Business combination. Our Sponsor has agreed to forfeit up to 977,500 Founder Shares to the extent that the Rights are converted upon the Closing of the Business Combination.

If Viveon is unable to complete an initial business combination within the required time period and it liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from Viveon’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of the Business Combination. Additionally, in no event will Viveon be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Exclusive Forum For Certain Lawsuits

Our Existing Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of Viveon, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Viveon to Viveon or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against Viveon or any director or officer of Viveon arising pursuant to any provision of the DGCL or our Existing Charter or our bylaws, or (4) action asserting a claim against Viveon or any director or officer of Viveon governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the federal securities laws, including the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the inclusion of such provision in our Existing Charter will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following descriptions are summaries of the material terms of the Proposed Charter, which will be effective immediately upon the closing of the Business Combination. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately upon the closing of the Business Combination.

General

The Combined Entity’s authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. The authorized and unissued shares of Common Stock are available for issuance without further action by the Combined Entity’s stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Combined Entity’s securities may be listed. Unless approval of stockholders is so required, the Combined Entity Board will not seek stockholder approval for the issuance and sale of Common Stock.

The Combined Entity’s Board has the authority, without stockholder approval, except as required by the listing standards of NYSE American to issue additional shares of our capital stock. In addition, the Combined Entity Board will have the authority, without further action by our stockholders, to designate the rights, preferences, privileges, qualifications and restrictions of our preferred stock in one or more series.

Common Stock

Holders of record of Combined Entity’s Common Stock will be entitled to one vote for each share held on all matters properly submitted to the stockholders of the Combined Entity. Except as required by law, holders of the Combined Entity’s Common Stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to the Proposed Charter.

Subject to the rights of any series of Preferred Stock that may be designated from time to time, the holders of the Combined Entity’s Common Stock will be entitled to receive dividends, if any, as may be declared by the Combined Entity’s Board out of legally available funds.

In the event of the Combined Entity’s liquidation, dissolution or winding-up, holders of the Combined Entity’s Common Stock will be entitled to share ratably in the net assets legally available for distributions to stockholders after the payment of all the Combined Entity’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

The holders of shares of the Combined Entity’s Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of the Combined Entity’s Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Combined Entity’s Preferred Stock that may be designated and issued in the future

Preferred Stock

The Combined Entity’s Board is authorized to provide for the issue of any or all of the unissued and undesignated shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or later for each such series, such rights, preferences, limitations and restrictions by resolutions of the Combined Entity Board and as permitted by the DGCL. The Combined Entity’s Board is authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

Classified Board

Pursuant to the Proposed Charter, the Combined Entity will have a classified board which is divided into three classes with staggered three-year terms. Only one class is elected each year, while the directors in the other classes continue to hold office for the remainder of their three-year terms.

Removal of Directors

Subject to the rights of any series of the Combined Entity’s Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances neither the Combined Entity Board nor any individual director may be removed without cause. Subject to any limitations imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all outstanding capital stock of the Combined Entity entitled to vote at the election of directors, voting as a single class.

Board Vacancies

Subject to any limitations imposed by law and subject to the rights of the holders of any series of the Combined Entity Preferred Stock, any vacancies on the Combined Entity Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Combined Entity Board determines otherwise, be filled only by the affirmative vote of a majority of the directors then in office.

Bylaws

The Combined Entity Board is empowered to adopt, amend or repeal the bylaws, which will require the approval of a majority of the authorized number of directors. The stockholders shall also have the power to adopt, amend or repeal the bylaws, provided, however, that in addition to any vote of the holders of any class or series of stock of the Combined Entity required by law or by the Proposed Charter, such action will require the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of the capital stock of the Combined Entity entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Consents

No action shall be taken by the stockholders of the Combined Entity except at an annual or special meeting called in accordance with the bylaws. No action shall be taken by the stockholders by written consent or electronic transmission.

Anti-Takeover Provisions

The provisions of the DGCL and the bylaws, certain provisions of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Combined Entity. They are also designed, in part, to encourage persons seeking to acquire control of the Combined Entity to negotiate first with the Combined Entity Board.

Delaware Anti-Takeover Law

The Combined Entity will be subject to Section 203 of the DGCL, which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL defines a business combination to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

•        subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter limits the liability of the Combined Entity’s officers and directors to the fullest extent permitted by the DGCL, and the Proposed Charter and the Combined Entity’s bylaws provide for indemnification of our officers and directors to the fullest extent permitted by such law.

Venue for Claims by Stockholders

The Proposed Charter provides that the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) derivative claims or causes of action brought on behalf of the Combined Entity, (ii) claims or causes of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Combined Entity, (iii) claims or causes of action against the Combined Entity or any current or former director, officer, or other employee arising out of or pursuant to any provision of the DGCL, the Proposed Charter, or the bylaws, (iv) claims or causes of action seeking to interpret, apply, enforce, or determine the validity of the Proposed Charter or bylaws, (v) claims or causes of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, and (vi) claims or causes of action against the Combined entity or any current or former director, officer or employee governed by the internal-affairs doctrine or otherwise related to the Combined Entity’s internal affairs.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Private Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Private Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total shares of New Suneva’s common stock then outstanding; or

•        the average weekly reported trading volume of New Suneva’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Viveon under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Viveon.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the record date, there were 10,064,124 shares of Viveon Common Stock outstanding. Of these shares, the 5,032,874 shares sold in the Viveon IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

Viveon Common Stock, Units, Public Warrants and Rights are currently listed on NYSE American under the symbols “VHAQ,” “VHAQU,” “VHAQWS,” and “VHAQR,” respectively. The closing price of the Viveon Common Stock, Units and Rights on January 11, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.05, $10.39, $0.2068 and $0.1775, respectively.

As of the Record Date, the closing price for the Viveon Common Stock, Units, Public Warrants and Rights was $10.51, $10.51, $0.06480 and $0.0610, respectively.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of New Suneva’s board of directors. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF NEW SUNEVA

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of the Record Date (pre-Business Combination) and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Viveon to be the beneficial owner of more than 5% of shares of our Common Stock as of the Record Date (pre-Business Combination) or of shares of our Common Stock upon the closing of the Business Combination;

•        each of Viveon’s executive officers and directors;

•        each person who will become an executive officer or director of New Suneva upon the closing of the Business Combination;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of New Suneva as a group upon the closing of the Business Combination.

As of the Record Date, Viveon had 10,064,124 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Viveon believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Any shares of our Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above and the paragraphs below, percentage ownership of outstanding shares is based on (i) 10,064,124 shares of our Common Stock outstanding as of the Record Date, with respect to the information contained under the header “Pre-Business Combination” (ii) 46,630,079 shares expected to be outstanding upon consummation of the Business Combination (assuming minimum redemptions), and (ii) 46,606,777 shares expected to be outstanding upon consummation of the Business Combination (assuming maximum redemption). The shares expected to be outstanding assuming minimum redemptions and maximum redemptions are inclusive of (i) the forfeiture of 1,006,250 Founders Shares upon the conversion of the Viveon Rights at the closing of the Business Combination, (ii) the issuance of the Earnout Consideration and 287,500 additional shares of common stock as part of the Sponsor Earnout Shares, and (iii) the conversion of the Viveon Rights into shares of Company Common Stock at the closing of the Business Combination, but does not take into account (i) shares of Common Stock underlying Public Warrants, Private Warrants, Sponsor Earnout Warrants and the Subscription Warrants, and (ii) shares of common stock underlying options, warrants or other convertible securities of Suneva issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the number of shares issued to and percentage ownership by Suneva Equityholders and percentage ownership retained by Viveon’s existing stockholders in New Suneva will be different. Unless otherwise indicated, Viveon believes that all persons named in the table have sole voting and investment power with respect to all Viveon Common Stock beneficially owned by them.

	Pre-Business Combination			Successor Post-Business Combination
	Common Stock			Assuming Minimum Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		% of Outstanding Shares of Common Stock	Number of Shares		%	Number of Shares		%
Directors and Executive Officers of Viveon:(1)
Jagi Gill	4,923,250	(2)	48.92	13,745,785	(4)	29.64	13,745,785	(4)	29.66
Rom Papadopoulos(3)	4,923,250	(2)	48.92	13,745,785	(4)	29.64	13,745,785		29.66
Doug Craft	27,000		*	27,000		*	27,000		*
Brian Cole	27,000		*	27,000		*	27,000		*
Demetrios G. (Jim) Logothetis	27,000		*	27,000		*	27,000		*
All Directors and Executive Officers of Viveon as a Group (5 Individuals)	5,031,250		49.99	13,826,785	(4)	29.82	13,826,785		29.83
Five Percent Holders Viveon:
Viveon Health LLC(3)	4,923,250	(2)	48.92	13,745,785	(4)	29.64	13,745,785	(4)	29.66
Mizuho Financial Group, Inc.(5)	1,218,000		12.10	1,218,000		2.63	1,218,000		2.63
Directors and Executive Officers of New Suneva After Consummation of the Business Combination:
Patricia Altavilla	—		—	350,776	(6)	*	350,776		*
Pamela Misajon	—		—	28,063	(6)	*	28,063		*
Brian Pilcher	—		—	28,063	(6)	*	28,063		*
Dennis Condon	—		—	210,469	(6)	*	210,469		*
Vince Ippolito	—		—	70,153	(6)	*	70,153		*
Ron Eastman	—		—	—		—	—		—
Michael Brower	—		—	12,472	(6)	*	12,472		*
Brian Chee	—		—	—		—	—		—
Jagi Gill	4,923,250	(2)	48.92	13,745,785	(4)	29.64	13,745,785	(4)	29.66
Demetrios G. (Jim) Logothetis	27,000		*	27,000		*	27,000		*
All Directors and Executive Officers of New Suneva as a Group (10 Individuals)	4,950,250		49.19	14,460,309		31.18	14,460,309		31.20
Five Percent Holders of New Suneva After Consummation of the Business Combination:
Viveon Health LLC(3)	4,923,250	(2)	48.92	13,745,785	(4)	29.64	13,745,785	(4)	29.66
EW Healthcare Partners, L.P.(7)	—		—	13,810,870		29.78	13,810,870		29.89

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Viveon Health Acquisition Corp., c/o Gibson, Deal & Fletcher, PC, Spalding Exchange, 3953 Holcomb Bridge Road, Suite 200, Norcross Georgia 30092.

(2)      Consists of shares of common stock owned by Viveon Health, LLC, for which Jagi Gill is a member and Rom Papadopoulos, the Chief Financial Officer and Director of Viveon, is the managing member. Mr. Papadopoulos has sole voting and dispositive control over those shares.

(3)      Rom Papadopoulos is the managing member of Viveon Health, LLC.

(4)      Consists of the following (i) 2,506,500 (after forfeiture of 1,006,250 founder shares upon conversion of Public Rights), (ii) 1,725,000 Sponsor Earnout Shares, and (iii) 9,514,286 shares of Common Stock underlying the Private Warrants and Earnout Warrants that are exercisable for shares of New Suneva common stock at the closing of the Business Combination.

(5)      Based on a Schedule 13G filed by the reporting person on February 12, 2021, the address for the reporting person is 1-5-5. Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan. The number of shares of Common Stock owned is as of February 12, 2021, the date of filing of the Schedule 13G. This Schedule 13G has not been amended since such date.

(6)      Represents options to purchase Viveon Common Stock to be issued post Business Combination after accounting for the Conversion Ratio calculation. Vesting calculated as of filing this Registration Statement — the current Suneva Options prior to the Business Combination will continue to vest.

(7)      Includes (i) shares of preferred stock, (ii) convertible debt with accrued interest (assuming a December 31, 2022 closing date), and (iii) warrants to purchase Suneva Common Stock all of which will convert into Viveon Common Stock at the closing of the Business Combination. The address of beneficial owner is 21 Waterway Avenue #225, The Woodlands, TX 77380. Mr. Ron Eastman has voting and dispositive control with respect to the securities held.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF VIVEON

Founder Shares

On August 7, 2020, the Company issued 3,593,750 shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. We subsequently declared a share dividend of 0.36 for each outstanding share, resulting in 4,887,500 shares outstanding, and on December 22, 2020 declared another share dividend of 0.03 for each outstanding share, resulting in 5,031,250 shares outstanding, which shares are referred to herein as “Founder Shares”. The 5,031,250 Founder Shares included an aggregate of up to 1,006,250 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 28, 2020, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

In connection with our initial public offering, the Sponsor purchased 18,000,000 Private Warrants at a price of $0.50 per Private Warrant, generating total proceeds of $9,000,000. The Private Warrants are identical to the Warrants sold in the Viveon IPO except that the Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, or its permitted transferees. . Additionally, our Sponsor agreed not to transfer, assign, or sell any of the Private Warrants or underlying securities (except in limited circumstances, as described in the Private Warrants Subscription Statement) until the date we complete our initial business combination. The Sponsor was granted certain demand and piggyback registration rights in connection with the purchase of the Private Warrants.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on December 22, 2020, the holders of the Founder Shares, the Private Warrants, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

Viveon entered into an agreement, commencing on December 22, 2020 through the earlier of the Viveon’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support.

Promissory Note — Related Party

On August 7, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate amount of up to $500,000 to cover expenses related to the Viveon IPO. The Promissory Note was non-interest bearing and payable on the completion of the Viveon IPO. The promissory note was repaid at the closing of the Viveon IPO on December 28, 2020.

Unsecured Senior Promissory Notes and Subscription Warrants

On March 21, 2022, the Company entered into subscription agreements with several lenders for a loan of up to $4,000,000, in the aggregate (the “Subscription Agreements”). Pursuant to the Subscription Agreement, the Company issued a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 (the “Notes”) to the subscribers. The subscribers for the Notes are affiliated with the Company’s Sponsor and include Rom Papadopoulos, Viveon’s Chief Financial Officer, who has committed to loan us up to $400,000. Dr. Papadopoulos is the managing member of our Sponsor, of which Dr. Jagi Gill is also a member; no other director, or officer of Viveon, or their affiliates, participated in the loan.

The Notes do not bear interest and mature upon the earlier of (i) the closing of the Company’s initial business combination, and (ii) December 31, 2022 (the “Maturity Date”). The Notes provide for a credit line up to the maximum amount of $4,000,000. The Company will not have the right to re-borrow any portion of any loans made under the Notes once repaid. A commitment fee in the amount of $400,000, equal to 10% of the maximum principal amount of the Note, was paid to the subscribers, on a pro rata basis, by the Company promptly following the initial funding. In the event that the Company does not consummate a business combination by the Maturity Date, the Notes will be repaid only from amounts remaining outside of the Company’s trust account, if any.

In addition, pursuant to the terms of the Subscription Agreements, the subscribers who fund their commitments will receive warrants to purchase one share of Company common stock for every $2.00 of the funded principal amount of the Notes up to 2,000,000 shares of Company common stock, in the aggregate, at an exercise price of $11.50 per share, subject to adjustment (the “Subscription Warrants”). The Subscription Warrants are exercisable commencing on the date of the initial business combination (the “Exercise Date”) and expire after 49 months. They have a cashless exercise feature that is available at any time on or after the Exercise Date. Commencing on the date 13 months following the Exercise Date, the subscribers have the right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible. The Company has agreed to file, within thirty (30) calendar days after the consummation of an initial business combination, a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock underlying the Subscription Warrants. In the event that the Company does not consummate a business combination by the Maturity Date, the Notes will be repaid only from amounts remaining outside of the Company’s trust account, if any, and the Subscription Warrants will expire worthless;

As of March 21, 2022, an initial amount of $2,700,000 has been drawn down from the Notes (none of which was funded by Dr. Papadopoulos). $720,000 of the loan proceeds was deposited into the Company’s trust account in connection with extending the business combination completion window from March 28, 2022 until June 28, 2022 (the “Extended Date”) and on June 22, 2022, an additional $240,000 was deposited into the Company’s trust account in connection with extending the business combination completion window from June 28, 2022 to July 28, 2022. If the Company elects to continue to extend such date until December 28, 2022 (the “Final Extension Date”), the Company shall make additional monthly deposits of $240,000 into the trust account each month for each monthly period, or portion thereof, until the Final Extension Date. As of the date of the proxy statement/prospectus, Viveon has made monthly deposits to extend the date of the Closing through November 28, 2022.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or Viveon’s officers and directors may, but are not obligated to, provide Working Capital Loans to Viveon from time to time or at any time, as may be required. Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest.

Compensation Of Viveon Management By New Suneva

After our initial business combination, members of our management team who remain with New Suneva may be paid consulting, board, management or other fees from New Suneva. It is unlikely the amount of such compensation will be known at the time of the Special Meeting, as it will be up to the directors of New Suneva to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Other than the fees described above, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our insiders or any of the members of our management team, for services rendered to us prior to, or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

Related Party Policy

Viveon’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our Initial Stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or Initial Stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF SUNEVA

Related Party Transactions Procedures

Suneva reviews all known relationships and transactions in which Suneva and its directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Suneva’s management, in consultation with its outside legal consultants, determines based on specific fact and circumstances whether Suneva or a related party has a direct or indirect interest in these transactions.

If it is determined that a transaction is a related party transaction, Suneva’s Board reviews the transaction and either approves or disapproves it. In determining whether to approve or ratify a transaction with a related party, the Suneva Board will take into account all of the relevant facts and circumstances available to it.

Related Party Transactions

Summarized below are certain transactions and business relationships between Suneva and persons who are or were an executive officer, director or holder of more than five percent of any class of our securities since January 1, 2019.

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is included in the Section of this Registration Statement entitled “Executive Compensation of Suneva.”

Information regarding disclosure of compensation to a director is included in the Section of this Registration Statement entitled “Director Compensation of Suneva.”

Information regarding the identification of each independent director is included in the Section of this Registration entitled “Management After the Business Combination.”

EW Healthcare Partners

The following transactions were completed by Suneva and EW Healthcare Partners, L.P. since January 1, 2019. All transactions were approved by the disinterested directors of Suneva and Suneva’s shareholders, as required pursuant to its charter and Delaware law. Ron Eastman, once of Suneva’s directors previously served as managing director of EW Healthcare Partners and certain affiliated entities. EW Healthcare Partners owns in excess of 10% of Suneva’s outstanding Common Stock on a fully diluted basis prior to the Business Combination.

•        On May 15, 2020 EW Healthcare Partners, L.P. (i) purchased 3,375,002 shares of Series AA Preferred Stock for $2,700,000 in cash, (ii) converted $6,500,000 in principal of outstanding debt for 8,124,998 shares of Series AA Preferred Stock and (iii) exchanged previously outstanding series of preferred stock for 16,100,000 shares of Series AA Preferred Stock.

•        On May 26, 2021, EW Healthcare purchased a subordinated convertible promissory note (“May 2021 Note”) from Suneva in principal for $3,500,000. The note accrues interest at 10% per annum and is convertible into future offerings or into shares of Series AA Preferred Stock upon the completion of the Business Combination or pursuant to a voluntary conversion at $0.80 per share. In the event of maturity, or a liquidation or bankruptcy of Suneva, the May 2021 Note will be paid back at 3 times (3x) the sum of the principal amount plus any accrued interest. The May 2021 Note was later amended on August 24, 2021 and subsequently exchanged for a new note on May 9, 2022 (the “Note Exchange”) to extend the maturity date to the earlier of (i) December 31, 2022, or (ii) a liquidation or bankruptcy of Suneva (the “Exchange Note”). Additionally, the Exchange Note is subject to automatic conversion upon the Business Combination, certain initial public offering or going public transactions, or at the discretion of holder as set forth in the Exchange Note.

•        On January 3, 2022, EW Healthcare purchased a subordinated convertible promissory note (“January 2022 Note”) from Suneva in principal for $1,000,000. The January 2022 Note has substantially the same terms as the May 2021 Note. The January 2022 Note was exchanged for a new note on May 9, 2022 on the same terms as the Note Exchange described above for the May 2021 Note. In addition, EW Healthcare also received a warrant to purchase capital stock of Suneva (either Series AA Preferred Stock or the next stock sold in an offering of preferred stock), with a term of 10 years (“January 2022 Warrant”). Assuming the January 2022 Warrant is exercised for Series AA Preferred Stock, such January 2022 Warrant will be for the purchase of 125,000 shares of Series AA Preferred Stock at an exercise price of $0.80, subject to adjustment as described therein.

•        On February 8, 2022, EW Healthcare purchased a subordinated convertible promissory note (“February 2022 Note”) from Suneva in principal for $1,500,000. The February 2022 Note has substantially the same terms as the May 2021 Note. The February 2022 Note was exchanged for a new note on May 9, 2022 on the same terms as the Note Exchange described above for the May 2021 Note. In addition, EW Healthcare also received a warrant to purchase capital stock of Suneva on substantially the same terms as the January 2022 Warrant (the “February 2022 Warrant”). Assuming the February 2022 Warrant is exercised for Series AA Preferred Stock, such February 2022 Warrant will be for the purchase of 187,500 shares of Series AA Preferred Stock at an exercise price of $0.80, subject to adjustment as described therein.

•        On April 4, 2022, EW Healthcare purchased a subordinated convertible promissory note (“April 2022 Note”) from Suneva in principal for $1,000,000. The April 2022 Note has substantially the same terms as the May 2021 Note. The April 2022 Note was exchanged for a new note on May 9, 2022 on the same terms as the Note Exchange described above for the May 2021 Note. In addition, EW Healthcare also received a warrant to purchase capital stock of Suneva on substantially the same terms as the January 2022 Warrant (the “April 2022 Warrant”). Assuming the April 2022 Warrant is exercised for Series AA Preferred Stock, such April 2022 Warrant will be for the purchase of 250,000 shares of Series AA Preferred Stock at an exercise price of $0.80, subject to adjustment as described therein.

•        On August 12, 2022, EW Healthcare purchased a demand promissory bridge note in the amount of $500,000. The note bears interest at 11% per annum. On August 16, 2022, the bridge note was exchanged for a subordinated convertible promissory note as described below.

•        On August 16, 2022, EW Healthcare purchased a subordinated convertible promissory note (“August 2022 2022 Note”) from Suneva in principal for $2,000,753 in exchange for (i) $1,500,000 in cash and (ii) the exchange of the outstanding Bridge Note described above. The August 2022 Note has substantially the same terms as the notes received in the Note Exchange described above for the May 2021 Note. In addition, EW Healthcare also received a warrant to purchase capital stock of Suneva on substantially the same terms as the January 2022 Warrant (the “August 2022 Warrant”), except that the August 2022 Warrant has an exercise price per share of $0.03. Assuming the August 2022 Warrant is exercised for Series AA Preferred Stock, such August 2022 Warrant will be for the purchase of 16,672,946 shares of Series AA Preferred Stock at an exercise price of $0.03, subject to adjustment as described therein.

•        Between September 27, 2022 and October 6, 2022, EW Healthcare purchased subordinated convertible promissory notes (“September 2022 Note”) from Suneva in aggregate principal of $2,000,000 in exchange for $2,000,000 in cash. The September 2022 Notes have substantially the same terms as the notes received in the Note Exchange described above for the May 2021 Note. In addition, EW Healthcare also received a warrant to purchase capital stock of Suneva on substantially the same terms as the August 2022 Warrant (the “September 2022 Warrant”), except that the September 2022 Warrant was based on a value of 30% of the investment amount or $600,000. Assuming the September 2022 Warrant is exercised for Series AA Preferred Stock, such September 2022 Warrant will be for the purchase of 20,000,000 shares of Series AA Preferred Stock at an exercise price of $0.03, subject to adjustment as described therein.

Polaris Venture Partners VI, L.P.

The following transactions were completed by Suneva and Polaris Venture Partners VI L.P. and its affiliates since January 1, 2019. All transactions were approved by the disinterested directors of Suneva and if required, by Suneva’s shareholders, pursuant to its charter and Delaware law. Brian Chee, once of Suneva’s directors serves as a managing partner of Polaris Ventures VI L.P. Polaris owns in excess of 10% of Suneva’s outstanding Common Stock on a fully diluted basis prior to the Business Combination.

•        On May 15, 2020 Polaris Venture Partners VI L.P. and its affiliates. (i) purchased 375,002 shares of Series AA Preferred Stock for $300,000 in cash, (ii) converted $1,000,000 in principal of outstanding debt for 1,249,998 shares of Series AA Preferred Stock and (iii) exchanged previously outstanding series of preferred stock for 7,575,000 shares of Series AA Preferred Stock.

HCR Molag Fund,

The following transactions were completed by HCR Molag Fund, L.P. and its affiliates since January 1, 2019. All transactions were approved by the disinterested directors of Suneva, and if required, by Suneva’s stockholders, pursuant to its charter and Delaware law. HRC Molag owns in excess of 10% of Suneva’s outstanding Common Stock on a fully diluted basis prior to the Business Combination.

•        On August 24, 2021, HCR Molag Fund, L.P. purchased a subordinated convertible promissory note (“August 2021 Note”) from Suneva in principal for $3,000,000. The August 2021 Note has substantially the same terms as the May 2021 Note described above. The August 2021 Note was exchanged for a new note on May 9, 2022 on the same terms as the Note Exchange described above for the May 2021 Note.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198, Email: KSmith@advantageproxy.com. Following the Business Combination, such communications should be sent to the Secretary of New Suneva. Each communication will be forwarded, depending on the subject matter, to New Suneva’s board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP, New York, New York.

Experts

The audited financial statements of Viveon Health Acquisition Corp. for the period from August 7, 2020 (inception) through December 31, 2020 and for the fiscal year ended December 31, 2021, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements of Suneva as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included elsewhere in this proxy statement have been audited by CohnReznick LLP. CohnReznick LLP, independent registered public accounting firm, has audited the financial statements of Suneva Medical as of December 31, 2021, and for the two years then ended, as set forth in their report included herein. The report of CohnReznick LLP contains an explanatory paragraph about the ability of Suneva to continue as a going concern. The financial statements of Suneva are included in this prospectus and elsewhere in this registration statement in reliance on CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.

Delivery Of Documents To Stockholders

Pursuant to the rules of the SEC, Viveon and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Viveon will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Viveon of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

Transfer Agent And Registrar

The registrar and transfer agent for the shares of Common Stock is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement or if you have questions about the Merger or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

If you are a stockholder of the Company and would like to request documents, please do so by December 14, 2022, five business days prior to the Meeting, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Viveon has been supplied by Viveon, and all such information relating to Suneva has been supplied by Suneva. Information provided by either Viveon or Suneva does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Viveon for the Special Meeting. Viveon has not authorized anyone to give any information or make any representation about the Business Combination, Viveon or Suneva that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

VIVEON HEALTH ACQUISITION CORP.

Audited Financial Statements	Page
Report of Independent Registered Public Accounting Firm (PCAOB ID 688)	F-28
Balance Sheets as of December 31, 2021 and December 31, 2020	F-29
Statements of Operations for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020	F-30
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020	F-31
Statements of Cash Flows for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020	F-32
Notes to Financial Statements	F-33

SUNEVA MEDICAL, INC.

VIVEON HEALTH ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,462,266	$395,235
Prepaid expenses	43,003	3,863
Due from related party	15,000	15,000
Total current assets	1,520,269	414,098
Investment held in Trust Account	51,869,623	203,282,989
Total Assets	$53,389,892	$203,697,087

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$160,568	$47,720
Accrued costs and expenses	2,467,120	1,927,662
Franchise tax payable	277,691	197,200
Promissory notes, net of discount	359,289	—
Due to related party	16,113	15,850
Total current liabilities	3,280,781	2,188,432
Deferred underwriting fee	7,043,750	7,043,750
Warrant liabilities	6,290,157	4,188,221
Total Liabilities	16,614,688	13,420,403

Commitments (see Note 8)
Common Stock subject to possible redemption, 5,032,874 and 20,125,000 shares at redemption value as of June 30, 2022 and December 31, 2021, respectively	51,770,681	203,262,500

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock not subject to possible redemption, $0.0001 par value; 60,000,000 shares authorized; 5,031,250 issued and outstanding (excluding 5,032,874 and 20,125,000 shares subject to redemption as of June 30, 2022 and December 31, 2021, respectively)	503	503
Additional paid-in capital	—	157,140
Accumulated deficit	(14,995,980)	(13,143,459)
Total Stockholders’ Deficit	(14,995,477)	(12,985,816)
Total Liabilities and Stockholders’ Deficit	$53,389,892	$203,697,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIVEON HEALTH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$170,733	$248,030	$454,419	$493,245
Professional fees	436,108	1,672,823	1,178,148	1,740,595
Franchise tax	32,510	25,000	80,491	47,334
Stock compensation expense	—	157,140	—	157,140
Loss from operations	(639,351)	(2,102,993)	(1,713,058)	(2,438,314)

Other income (expenses):
Expensed issuance costs on issuance of subscription warrants	(55,000)	—	(374,000)	—
Interest and dividends earned on investments held in Trust Account	65,539	5,069	78,453	10,081
Interest earned on bank account	158	30	169	111
Interest expense – amortization of debt discount	(259,746)	—	(359,289)	—
Gain on change in fair value of warrant liabilities	1,733,690	233,873	4,527,247	4,131,546
Loss on issuance of subscription warrants	(371,007)	—	(3,209,183)	—
Total other income	1,113,634	238,972	663,397	4,141,738

Net income (loss)	$474,283	$(1,864,021)	$(1,049,661)	$1,703,424

Weighted average shares outstanding, basic and diluted	9,057,874	24,150,000	15,478,281	24,150,000
Basic and diluted net (loss) income per common share	$0.05	$(0.08)	$(0.07)	$0.07

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIVEON HEALTH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

	For the Three and Six Months Ended June 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	5,031,250	$503	$157,140	$(13,143,459)	$(12,985,816)
Remeasurement of common stock subject possible to redemption to redemption amount (As Restated)(1)	—	—	(157,140)	(562,860)	(720,000)
Net loss	—	—	—	(1,523,944)	(1,523,944)
Balance as of March 31, 2022 (As Restated)(1)	5,031,250	503	—	(15,230,263)	(15,229,760)
Remeasurement of common stock subject to possible redemption to redemption amount	—	—	—	(240,000)	(240,000)
Net income	—	—	—	474,283	474,283
Balance as of June 30, 2022	5,031,250	$503	$—	$(14,995,980)	$(14,995,477)
	For the Three and Six Months Ended June 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2020	5,031,250	503	—	(15,607,539)	(15,607,036)
Additional offering costs related to the Initial Public Offering	—	—	—	(25,749)	(25,749)
Net income	—	—	—	3,567,445	3,567,445
Balance as of March 31, 2021	5,031,250	503	—	(12,065,843)	(12,065,340)
Stock compensation expense	—	—	157,140	—	157,140
Net loss	—	—	—	(1,864,021)	(1,864,021)
Balance as of June 30, 2021	5,031,250	$503	$157,140	$(13,929,864)	$(13,772,221)

____________

(1)      As restated due to the review of accounting for complex financial instruments (see Note 2).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIVEON HEALTH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(1,049,661)	$1,703,424
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Expensed issuance costs on issuance of subscription warrants	374,000	—
Interest and dividends earned on investments held in Trust Account	(78,453)	(10,081)
Interest expense – amortization of debt discount	359,289	—
Gain on change in fair value of warrant liabilities	(4,527,247)	(4,131,546)
Loss on issuance of subscription warrants	3,209,183	—
Stock compensation expense	—	157,140
Changes in operating assets and liabilities:
Prepaid expenses	(39,140)	321,024
Accounts payable	112,848	—
Accrued costs and expenses	534,458	503,004
Franchise tax payable	80,491	—
Due to related party	263	10,339
Net cash used in operating activities	(1,023,969)	(1,446,696)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for payment to redeeming stockholders	152,451,819	—
Cash deposited to Trust Account for extension contribution	(960,000)	—
Net cash provided by investing activities	151,491,819	—

Cash Flows from Financing Activities:
Proceeds from Note Agreements payable	3,420,000	—
Payment to redeeming stockholders	(152,451,819)	—
Payment of issuance costs	(369,000)	—
Payment of promissory note – related party	—	(228,758)
Payment of other payable – related party	—	(364,880)
Net cash used in financing activities	(149,400,819)	(593,638)

Net change in cash	1,067,031	(2,040,334)

Cash – beginning of period	395,235	3,096,956
Cash – end of period	$1,462,266	$1,056,622

Supplemental disclosure of noncash investing and financing activities:
Remeasurement of common stock subject to possible redemption to redemption amount	$960,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Viveon Health Acquisition Corp. (the “Company” or “Viveon”) is a newly organized blank check company incorporated as a Delaware company on August 7, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).

The Company has neither engaged in any operations nor generated any revenues to date. The Company’s only activities for the three and six months ended June 30, 2022 and 2021 were organizational activities, those necessary to prepare for the Company’s initial public offering (the “Initial Public Offering”), described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company does not expect to generate any operating revenues until after the completion of our Business Combination. The Company generates non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. The Company incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. The Company’s sponsor is Viveon Health, LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2020. On December 28, 2020, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 4. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 18,000,000 warrants (the “Private Warrants”), at a price of $0.50 per Private Warrant, which is discussed in Note 5.

On December 30, 2020, the underwriters fully exercised the over-allotment option by purchasing 2,625,000 Units (the “Over-Allotment Units”), generating aggregate of gross proceeds of $26,250,000.

Upon closing of the Initial Public Offering and the sale of the Over-Allotment Units, $203,262,500 (approximately $10.10 per Unit) from net offering proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the Initial Public Offering will not be released from the Trust Account until the earliest to occur of (1) the completion of the initial Business Combination within 15 months, unless extended to a total of 24 months, pursuant to the terms of an amendment to the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), and (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed a Business Combination in the required time period.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

In connection with any proposed initial Business Combination, the Company will either (1) seek stockholder approval of such initial Business Combination at a meeting called for such purpose at which public stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination,

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or (2) provide its public stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

If the Company determines to engage in a tender offer, such tender offer will be structured so that each public stockholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. If enough stockholders tender their shares so that the Company is unable to satisfy any applicable closing condition set forth in the definitive agreement related to its initial Business Combination, or the Company is unable to maintain net tangible assets of at least $5,000,001, the Company will not consummate such initial Business Combination. The decision as to whether it will seek stockholder approval of a proposed Business Combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction or whether the terms of the transaction would otherwise require us to seek stockholder approval.

If the Company provides stockholders with the opportunity to sell their shares to it by means of a tender offer, it will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. If the Company seeks stockholder approval of its initial Business Combination, the Company will consummate the Business Combination only if a majority of the outstanding shares of common stock present in person or by proxy at a meeting of the Company are voted in favor of the Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules,(the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering, without the Company’s prior consent. The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months from the closing of the Initial Public Offering or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On March 18, 2022, the Company held a stockholder meeting to extend the date by which the Company has to consummate a business combination from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”). As part of the meeting, stockholders redeemed 15,092,126 resulting in redemption payments out of the Trust Account totaling approximately $152,451,819. In addition, stockholders approved a proposal to allow the Company, without another stockholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. as described below or any potential alternative initial Business Combination shall have occurred.

If the Company is unable to complete its initial Business Combination by the Extended Date (or up to six months from the Extended Date should the Company elect to extend the period of time to consummate a Business Combination) (the “Combination Period”), the Company will: (i) cease all operations except for the purpose of winding up,

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

(ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Public Shares (including any Units or Public Shares that its initial stockholders or their affiliates purchased in the Initial Public Offering or later acquired in the open market or in private transactions), which will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of the Company’s remaining holders of common stock and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined in Note 6) held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete its initial Business Combination within the Combination Period.

Merger Agreement

On January 12, 2022, the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, VHAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Suneva Medical, Inc., a Delaware corporation (“Suneva”). Pursuant to the terms of the Merger Agreement, a Business Combination between the Company and Suneva will be effected through the merger of Merger Sub with and into Suneva, with Suneva surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

On July 13, 2022, the Company, Merger Sub, and Suneva entered into the Second Amendment to Merger Agreement (the “Second Amendment”) that amended and modified the Merger Agreement to extend the outside closing date to December 31, 2022 and to reduce the amount of parent closing cash required as a closing condition from $50 million to $30 million, net of company expenses and parent expenses and net of repayment of the $1.5 million Subordinated Convertible Promissory Note (as defined in Note 6) issued by Suneva to Intuitus Suneva Debt LLC (an entity affiliated with our Chief Financial Officer), dated May 10, 2022 (unless converted into Suneva capital stock at the consummation of the business combination, which conversion is mandatory except in the case of a default by Suneva). Further, the defined term parent expenses was amended to include the Company’s operating expenses, severance payments and deferred compensation.

Merger Consideration

Initial Consideration

The total consideration to be paid at Closing (the “Initial Consideration”) by the Company to Suneva security holders will be an amount equal to $250 million (plus the aggregate exercise price for all Suneva options and warrants). The Initial Consideration will be payable in shares of common stock, par value $0.0001 per share, of the Company (“Viveon Common Stock”) valued at $10 per share.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Earnout Payments

In addition to the Initial Consideration, the Suneva security holders will also have the contingent right to earn up to 12,000,000 shares of Viveon Common Stock in the aggregate (“Earnout Consideration”) as follows:

•        The Suneva security holders will earn 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the date of the Closing (the “Closing Date”) and ending on the second anniversary of the Closing Date (the “First Earnout Period”), the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock over any twenty (20) Trading Days (as defined in the Merger Agreement) during a thirty (30) Trading Day period is greater than or equal to $12.50 per share of Viveon Common Stock (the “First Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Second Earnout Period”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 per share of Viveon Common Stock (the “Second Milestone”).

•        The Suneva security holders will earn an additional 4,000,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Viveon Common Stock over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of Viveon Common Stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”).

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Suneva security holders will earn the shares of the Earnout Consideration issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The aggregate shares of the Earnout Consideration (1) will be issued to the Suneva security holders at Closing in accordance with their respective pro rata shares of the Earnout Consideration (determined based on the fully diluted Suneva capital stock, including stock options, warrants and convertible notes), except that shares of the Earnout Consideration issued in respect of Suneva stock options will be retained by Viveon and not issued to the holders of Suneva stock options, and (2) will be placed in escrow at Closing.

In the case of the Suneva security holders (other than holders of Suneva stock options), the shares of the Earnout Consideration will not be released from escrow until they are earned as a result of the occurrence of the applicable Earnout Milestone. Shares of the Earnout Consideration not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

In the case of the holders of Suneva stock options, the shares of the Earnout Consideration will not be released from escrow until the later of the occurrence of the applicable Earnout Milestone within the applicable Earnout Period and the date on which the assumed stock options of such holder vest, but only if such holder continues to provide services to Viveon or one of its subsidiaries at such time. Shares of the Earnout Consideration that are not earned by a holder of Suneva Stock options on or before the fifth anniversary of the Closing Date will be forfeited without any consideration. Shares forfeited by a holder of Suneva stock options will be reallocated to the other Suneva security holders who remain entitled to receive shares of Earnout Consideration in accordance with their respective pro rata shares.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Certain Related Agreements

The Merger Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Parent Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Viveon, Suneva and the Sponsor and the officers and directors of Viveon entered into support agreements (the “Parent Stockholder Support Agreements”) pursuant to which the Sponsor and the officers and directors of Viveon have agreed to vote all shares of Viveon common stock beneficially owned by them, including any additional shares of Viveon they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Viveon is afforded to consummate an initial business combination.

Company Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Viveon, Suneva and certain stockholders of Suneva entered into support agreements (the “Company Stockholder Support Agreements”), pursuant to which such Suneva stockholders have agreed to vote all common and preferred stock of Suneva beneficially owned by them, including any additional shares of Suneva they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement on January 12, 2022 (the “Signing Date”), Viveon and the Sponsor entered into a Sponsor Earnout Agreement (the “Sponsor Earnout Agreement”) pursuant to which (i) 5,142,857 Private Warrants and 1,437,500 shares of Viveon Common Stock held by the Sponsor on the Signing Date, and (ii) 1,028,571 Viveon Warrants and 287,500 shares of Viveon Common Stock that will be issued to the Sponsor at Closing (the “Sponsor Earnout Amount”), will be placed into escrow at Closing and become subject to vesting restrictions tied to achievement of the Milestone Events and will be earned upon the occurrence of the applicable Milestone Event.

•        The Sponsor will earn 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the First Earnout Period the VWAP (as defined in the Merger Agreement) of the Viveon Common Stock satisfies the First Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Second Earnout Period, the VWAP of the Viveon Common Stock satisfies the Second Milestone.

•        The Sponsor will earn an additional 1/3 of the Sponsor Earnout Amount, in the aggregate, if at any time during the Third Earnout Period, the VWAP of the Viveon Common Stock satisfies the Third Milestone.

•        Upon the first Change in Control (as defined in the Merger Agreement) to occur during the applicable Earnout Period, if the corresponding price per share of Viveon Common Stock in connection with such Change in Control is equal to or greater than the Earnout Milestone or Milestones in respect of such Earnout Period, the Sponsor will earn the shares of the Sponsor Earnout Amount issuable in respect to such Earnout Milestone or Milestones as described above as of immediately prior to the Change of Control.

The Sponsor Earnout Amount will not be released from escrow until the applicable portion of the Sponsor Earnout Amount is earned as a result of the occurrence of the applicable Earnout Milestone. The Suneva securityholders are eligible to receive additional consideration upon the occurrence of the same Earnout Milestones in the same manner

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

as the Sponsor in three equal increments of 4,000,000 each or 12,000,000 in the aggregate. Any portion of the Sponsor Earnout Amount not earned on or before the expiration of the applicable Earnout Period will be automatically forfeited and cancelled.

Lock-Up Agreements

In connection with the Closing, certain key Suneva stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-Up Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (iii) until the date that is six months after the Closing Date. The term “Lockup Shares” mean the Merger Consideration Shares and the Earnout Shares, if any, whether or not earned prior to the end of the Lock-up Period, and including any securities convertible into, or exchangeable for, or representing the rights to receive Common Stock, and the term “Lock-Up Period” means the period from the Closing Date until six (6) months after the Closing Date, but ending early as to 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the Closing Date.

Amended and Restated Registration Rights Agreement

At the closing, the Company will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of the Company and Suneva with respect to their shares of the Company acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with the Company’s Initial Public Offering and any shares issuable on conversion of preferred stock or loans. The agreement amends and restates the Registration Rights Agreement the Company entered into on December 22, 2020 in connection with its Initial Public Offering. Subject to the Lock-Up Agreements described above, the holders of a majority of the shares held by the Company’s existing stockholders, and the holders of a majority of the shares held by the Suneva stockholders will each be entitled to make one demand that the Company register such securities for resale under the Securities Act (as defined below), or two demands each if the Company is eligible to use Form S-3 or a similar short-form registration statement. In addition, the holders will have certain “piggy-back” registration rights that require the Company to include such securities in registration statements that the Company otherwise files. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Going Concern

As of June 30, 2022, the Company had $1,462,266 of cash and cash equivalents held outside the Trust Account available for working capital needs. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs or complete a Business Combination by December 28, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Risks & Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a prospective partner company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ordinary shares to be adversely affected.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with extending the Company’s Original Termination Date to the Extended Date, the Company deposited $720,000 into the Trust Account on March 23, 2022. The $720,000 deposited into the Trust Account is intended to be available for redeeming shareholders who redeem their Public Shares at the closing of a Business Combination. The Company did not remeasure the common stock subject to possible redemption to include the $720,000 in its financial statements as of and for the three months ended March 31, 2022 and recorded the common stock subject to redemption at its original redemption value of approximately $10.10. The Company is restating its unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022 to adjust the balance of the common stock subject to possible redemption within temporary equity.

The reclassification of amounts from permanent equity to temporary equity resulted in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated:

	As Previously Reported	Adjustments	As Restated
Condensed Consolidated Balance Sheet as of March 31, 2022
Common stock subject to possible redemption	$50,832,028	$698,653	$51,530,681
Additional paid-in capital	$157,140	$(157,140)	$—
Accumulated deficit	$(14,688,750)	$(541,513)	$(15,230,263)
Total Stockholders’ Deficit	$(14,531,107)	$(698,653)	$(15,229,760)
Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2022
Remeasurement of common stock subject to possible redemption to redemption amount	$21,347	$698,653	$720,000

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Condensed Consolidated Statement of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2022
Additional paid-in capital – Remeasurement of common stock subject to possible redemption to redemption amount	$—	$(157,140)	$(157,140)
Accumulated deficit – Remeasurement of common stock subject to possible redemption to redemption amount	$(21,347)	$(541,513)	$(562,860)
Additional paid-in capital – March 31, 2022	$157,140	$(157,140)	$—
Accumulated deficit – March 31, 2022	$(14,688,750)	$(541,513)	$(15,230,263)
Total stockholders’ deficit – March 31, 2022	$(14,531,107)	$(698,653)	$(15,229,760)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 31, 2022. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary, Merger Sub, after elimination of all intercompany transactions and balances as of June 30, 2022 and December 31, 2021.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 4), Rights (as defined in Note 4) common stock subject to redemption and the periodic valuation of the Private Warrants and Subscription Warrants (as defined in Note 10) required management to exercise significant judgement in its estimates.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation, including professional fees of $1,672,823 and $1,740,595 for the three and six months ended June 30, 2021, respectively and franchise tax expense of $25,000 and $47,334 for the three and six months ended June 30, 2021, respectively. These fees were reclassified out of operating costs on the statements of operations for the three and six months ended June 30, 2021. The reclassification had no effect on the previously reported total assets, total liabilities, shareholders’ equity, net income or cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The cash equivalents in the amount of $1,300,624 and $350,455, were held in money market funds as of June 30, 2022 and December 31, 2021, respectively.

Investments Held in Trust Account

As of June 30, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds which invest in U.S. Treasury securities. The mutual fund assets in the amount of $51,869,623 and $203,282,989 were held in the Trust Account as of June 30, 2022 and December 31, 2021, respectively.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance and recorded as a warrant liability. In accordance with guidance contained in ASC 815, the Public Warrants (as defined in Note 4) qualify for equity treatment. The Private Warrants and Subscription Warrants do not

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

qualify as equity and are recorded as liabilities at fair value. Changes in the estimated fair value of the Private Warrants and Subscription Warrants are recognized as non-cash gains or losses on the condensed consolidated statements of operations.

Common Stock Subject to Possible Redemption

All of the 5,032,874 Public Shares sold as part of the Units in the Initial Public Offering and subsequent full exercise of the underwriters’ over-allotment option that have not been redeemed by stockholders, contain a redemption feature which allows for the redemption of such redeemable common stock in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. There was no change in redemption value for the year ended December 31, 2021. In connection with extending the Company’s Original Termination Date to the Extended Date, the Company deposited $720,000 and $240,000 into the Trust Account on March 23, 2022 and June 23, 2022, respectively. The Company recorded increases in the redemption value of common stock subject to redemption of $240,000 and $960,000, respectively, during the three and six months ended June 30, 2022.

As of June 30, 2022 and December 31, 2021, the redeemable common stock reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$201,250,000
Less:
Fair value of Public Warrants at issuance	(10,384,500)
Fair value of Rights at issuance	(9,136,750)
Issuance costs allocated to common stock subject to possible redemption	(10,660,961)
Plus:
Remeasurement of carrying value to redemption value	32,194,711
Common stock subject to possible redemption as of December 31, 2021	203,262,500
Redemption of common stock by stockholders	(152,451,819)
Remeasurement of carrying value to redemption value	720,000
Common stock subject to possible redemption as of March 31, 2022	51,530,681
Remeasurement of carrying value to redemption value	240,000
Common stock subject to possible redemption as of June 30, 2022	$51,770,681

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs (“ASC 340”) and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $11,830,356 as a result of the Initial Public Offering (consisting of a $4,025,000 underwriting fee, $7,043,750 of deferred underwriting fees, and $761,606 of other offering costs). The Company recorded $10,660,961 of offering costs as a reduction of temporary equity in connection with the redeemable

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

common stock included in the Units. The Company recorded $1,144,422 of offering costs as a reduction of permanent equity in connection with the Public Warrants and Rights classified as equity instruments. The Company immediately expensed $24,973 of offering costs in connection with the Private Warrants that were classified as liabilities.

Share-Based Payment Arrangements

The Company accounts for stock awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022 and December 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three and six months ended June 30, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

See Note 12 for additional information on income taxes for the periods presented.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted income (loss) per common share does not consider the effect of the Public Warrants, (as defined in Note 4), Private Warrants, Subscription Warrants, and Rights (as defined in Note 4) since the exercise of the warrants and Rights are contingent upon the occurrence of future events and the inclusion of such warrants and Rights would be anti-dilutive. The warrants and Rights are exercisable to purchase 21,778,750 shares of common stock in the aggregate.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Three Months Ended June 30, 2022		For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2022		For the Six Months Ended June 30, 2021
	Redeemable Common Stock	Non- redeemable Common Stock	Redeemable Common Stock	Non- redeemable Common Stock	Redeemable Common Stock	Non- redeemable Common Stock	Redeemable Common Stock	Non- redeemable Common Stock
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$263,528	$210,755	$(1,553,351)	$(310,670)	$(776,705)	$(272,956)	$1,419,520	$283,904
Denominator:
Weighted Average Common Stock	5,032,874	4,025,000	20,125,000	4,025,000	11,453,281	4,025,000	20,125,000	4,025,000
Basic and diluted net income (loss) per common share	$0.05	$0.05	$(0.08)	$(0.08)	$(0.07)	$(0.07)	$0.07	$0.07

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheets for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 11 for additional information on assets and liabilities measured at fair value.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. The Company’s derivative instruments are recorded at fair value and re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. Derivative assets and liabilities are classified on the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Private Warrants and Subscription Warrants (as defined in Note 10) are derivative instruments. As the Private Warrants and Subscription Warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820 with changes in fair value recognized in the condensed consolidated statements of operations in the period of change. In accordance with ASC Topic 825, Financial Instruments, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, should be allocated to the Private Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the condensed consolidated statements of operations.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On December 28, 2020, the Company sold 17,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock, par value $0.0001 per share, one redeemable warrant (the “Public Warrants”) and one right (the “Rights”). Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share. Each Right entitles the holder thereof to receive one-twentieth (1/20) of a share of common stock upon consummation of an initial Business Combination.

On December 30, 2020, the Company sold 2,625,000 Over-Allotment Units pursuant to the underwriters’ full exercise of the over-allotment option (see Note 8), generating aggregate of gross proceeds of $26,250,000.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 18,000,000 Private warrants at a price of $0.50 per warrant ($9,000,000 in the aggregate), each exercisable to purchase one-half of a share common stock at a price of $11.50 per whole share, in a Private Placement that closed simultaneously with the closing of this offering. A portion of the purchase price of the Private Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering costs in consideration for 3,593,750 shares of common stock, par value $0.0001 (the “Founder Shares”). On December 3, 2020, the Company declared a share dividend of 0.36 for each outstanding share, resulting in 4,887,500 shares outstanding, and on December 22, 2020 the Company declared a share dividend of 0.03 resulting in 5,031,250 shares which includes an aggregate of up to 656,250 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, and up to an aggregate of 1,006,250 shares of common stock (or 875,000 shares of common stock to the extent that the underwriters’ over-allotment is not exercised, pro rata) that

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

are subject to forfeiture to the extent that Rights are exercised upon consummation of an initial Business Combination. In connection with the underwriters’ fully exercise of their over-allotment option on December 30, 2020 (see Note 4), the 656,250 shares were no longer subject to forfeiture.

The Founder Shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company acting as escrow agent. 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) 6 months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until 6 months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to its initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (1) to any persons (including their affiliates and stockholders) participating in the Private Placement of the Private Warrants, officers, directors, stockholders, employees and members of the Company’s Sponsor and its affiliates, (2) amongst initial stockholders or their respective affiliates, or to the Company’s officers, directors, advisors and employees, (3) if a holder is an entity, as a distribution to its, partners, stockholders or members upon its liquidation, (4) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a holder or a member of a holder’s immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (8) by private sales at prices no greater than the price at which the shares were originally purchased or (9) for the cancellation of up to 656,250 shares of common stock subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part or in connection with the consummation of the Company’s initial Business Combination.

On December 23, 2020, the Sponsor transferred 81,000 of its Founder Shares of the Company to three board members (the “Transferees”) (27,000 Founder Shares to each Transferee) for a nominal fee. On April 30, 2021, the Sponsor subsequently transferred 27,000 of its Founder Shares of the Company to a new board member (the “Additional Transferee”, and, together with the Transferees, the “Directors”). These awards are subject to ASC 718.

Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares vested immediately, and, as such, in accordance with ASC 718, the Company recognized compensation expense on the transfer date in an amount equal to the number of Founders Shares sold times the grant date fair value per share less the amount initially received for the purchase of the Founders Shares. The fair value of the Founder Shares transferred to the Additional Transferee was determined to be $157,140 ($5.82 per share) as of April 30, 2021. The Company recognized compensation expense of $157,140 within stock compensation expense in the Company’s statement of operations for the three and six months ended June 30, 2021. The Company did not recognize compensation expense for the three and six months ended June 30, 2022.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. On January 13, 2021, the Company paid the $228,758 balance on the note from the proceeds of the Initial Public Offering. The Company no longer has the ability to borrow under the Note.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of the Company’s initial Business Combination, without interest. As of June 30, 2022 and December 31, 2021, the Company had no borrowings under Working Capital Loans.

Administrative Service Fee

Commencing on the date of the Company’s final prospectus, the Company has agreed to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $60,000 and $120,000 of administrative service fees for the three and six months ended June 30, 2022, respectively. The Company incurred $60,000 and $120,000 for the three and six months ended June 30, 2021, respectively. The Company accrued $10,000 and $10,000 of administrative service fees as of June 30, 2022 and December 31, 2021, respectively. The accrued amounts are included in Due to related party on the condensed balance consolidated balance sheets.

Due to Related Party

The Company’s directors and officers are reimbursed for any reasonable out-of-pocket expenses incurred by them in connection with certain activities on behalf of the Company, such as identifying and investigating possible target businesses and Business Combinations. For the three and six months ended June 30, 2022, $2,227 and $5,132 of such expenses were incurred, respectively, and $306 was recorded in due to related party on the condensed consolidated balance sheet as of June 30, 2022. For the three and six months ended June 30, 2021, $1,664 and $3,578 of such expenses were incurred. As of December 31, 2021, $44 of such expenses were recorded in Due to related party.

Suneva Subordinated Convertible Promissory Note

On May 10, 2022, Suneva entered into a subordinated convertible promissory note (the “Subordinated Convertible Promissory Note”) with Intuitus Suneva Debt LLC (“Intuitus”), pursuant to which Suneva may borrow up to an aggregate of $1,500,000 to be used to fund working capital. The Subordinated Convertible Promissory Note bears interest at a rate of 10.0% per annum and is payable upon the earlier of: (i) December 31, 2022 or (ii) the voluntary or involuntary liquidation, dissolution or winding up of Suneva. In addition, Intuitus may elect by written notice to Suneva to convert all (but not less than all) of the then-outstanding principal and interest on the Note into shares of Suneva Series AA Stock as is determined by dividing the total principal and accrued but unpaid interest balance on the Note by the $0.80. The Company’s Chief Financial Officer, Rom Papadopoulos, as managing member of Intuitus, has contributed $200,000 of the $1,500,000 available under the Subordinated Convertible Promissory Note.

NOTE 7. DEBT

On March 21, 2022, March 23, 2022, April 4, 2022, April 27, 2022, and May 9, 2022, in connection with the extension of the date by which the Company has to consummate a Business Combination (see Note 8), the Company entered into a series of unsecured senior promissory note agreements (“Note Agreements”) with several lenders affiliated with the Company’s Sponsor, Viveon Health LLC and Rom Papadopoulos, the Chief Financial Officer of the Company, for up to an aggregate amount totaling $4.0 million (the “Notes”). The Notes do not bear interest and mature upon the earlier of (i) the closing of the Company’s initial Business Combination, and (ii) December 31, 2022 (the “Maturity Date”). A commitment fee in the amount equal to 10% of all amounts funded under Notes (up to a maximum of $400,000), is due to the subscribers, on a pro rata basis, by the Company promptly following the initial funding. As of June 30, 2022, the Company has received $3.4 million of funding for the Notes. The Company has paid $337,000 in commitment fees as of June 30, 2022. A commitment fee of $5,000 is due to the subscribers as of June 30, 2022.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7. DEBT (cont.)

Pursuant to the terms of the Note Agreements, the subscribers shall receive warrants to purchase one share of Company common stock for every $2.00 of the funded principal amount of the Notes up to 2,000,000 shares of the Company common stock, in the aggregate, at an exercise price of $11.50 per share, subject to adjustment (the “Subscription Warrants”). See Note 10 for additional terms of the Subscription Warrants.

In accordance with ASC 470-20-25-2, Debt with Conversion and Other Options — Debt Instruments with Detachable Warrants, the proceeds from the issuance of the Notes were allocated to the Notes and Subscription Warrants using the with-and-without method. Under this method, the Company first allocated the proceeds from the issuance of the Notes to the Subscription Warrants based on their initial fair value measurement of $5,370,185 for the Subscription Warrants issued on March 21, 2022, $337,991 for the Subscription Warrants issued on March 23, 2022, $341,967 for the Subscription Warrants issued on April 4, 2022, $417,037 for the Subscription Warrants issued on April 27, 2022, and $162,003 for the Subscription Warrants issued on May 9, 2022. The measurement of the Subscription Warrants fair value was determined utilizing a Monte Carlo simulation model considering all relevant assumptions current at the dates of issuance. See Note 11 for additional details on the assumptions used. The initial fair value of the Subscription Warrants exceeded the proceeds received from the issuance of the Notes. As such, the proceeds allocated to the Notes were nil. The Company recognized a loss on issuance of the Subscription Warrants of $371,007 and $3,209,183 for the three and six months ended June 30, 2022.

The Company complies with ASC Topic 835, Interest (“ASC 835”). In accordance with ASC 835-30, discounts to the principal amounts are included in the carrying value of the Notes and amortized to “Interest expense” over the remaining term of the underlying debt. During the three and six months ended June 30, 2022, the Company recorded a $550,000 and $3,420,000 debt discount upon issuance of the Notes, respectively. The discount is amortized to interest expense over the term of the debt. For the three and six months ended June 30, 2022, the amortization of the discount resulted in interest expense of $259,746 and $359,289, respectively.

The following table presents the Notes as of June 30, 2022:

Note	$3,420,000
Debt discount	(3,060,711)
Carrying value of notes	$359,289

NOTE 8. COMMITMENTS

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,625,000 additional shares of Class A common stock to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on December 28, 2020.

The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,025,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per share, or $7,043,750 in the aggregate was payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Registration Rights

The holders of the Company’s Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the Private Warrants (and underlying securities) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8. COMMITMENTS (cont.)

date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Vendor Agreements

On May 18, 2021, the Company entered into an agreement with a transactional and strategic advisory firm (the “Strategic Advisor”) for advisory services as needed by the Company in connection with a Business Combination. Pursuant to this agreement, the Company incurred approximately $875,000 in fees. As of June 30, 2022 and December 31, 2021, $500,000 of such fees remain unpaid and are included in accrued costs and expenses on the condensed consolidated balance sheets. On November 1, 2021, the Company and the Strategic Advisor entered into an amendment to the agreement. Pursuant to this amendment, the Company will pay the Strategic Advisor a fee of $2,625,000, inclusive of the $500,000 accrued as of June 30, 2022 and December 31, 2021. The remaining $2,125,000 is contingent upon the consummation of the Business Combination.

On October, 8, 2021, the Company entered into an agreement with a financial advisor (the “Exclusive Financial Advisor”) for financial advisory services such as financial and transaction feasibility analysis, assistance in negotiations, assistance in capital planning, and other customary services in connection with a Business Combination, pursuant to which the Company will pay the Exclusive Financial Advisor a fee of $1,500,000 contingent upon the consummation of the Business Combination.

On November 1, 2021, the Company entered into an agreement with a financial advisor (the “Second Financial Advisor”) for financial advisory services such as guidance on valuation and transaction structure and terms, assistance in negotiations, coordination of due diligence, documentation, and transaction closing, and introduction of the Company to institutional investors in connection with a Business Combination, pursuant to which the Company will pay the Second Financial Advisor a fee of $400,000 contingent upon the consummation of the Business Combination.

On November 2, 2021, the Company entered into an agreement with a financial advisor (the “Third Financial Advisor”) for financial advisory services such as market related advice and assistance in connection with a Business Combination, pursuant to which the Company will pay the Third Financial Advisor a fee of $500,000 contingent upon the consummation of the Business Combination.

On November 5, 2021, the Company entered into an agreement with an advisor (the “Advisor”) for services such as assistance in refining strategic objectives, preparation or refinement of solicitation materials, identification, contact, and solicitation of or potential investors and other sources of capital, and assistance in review, selection, negotiation, and closing of a transaction in connection with a Business Combination, pursuant to which the Company will pay the Advisor a fee of $200,000 contingent upon the consummation of the Business Combination.

On November 15, 2021, the Company entered into an agreement with two placement agents (the “Placement Agents”) for services such as analysis of potential contributions and assets of a target to the Company’s future prospects, assistance in negotiations, and assistance in preparation of presentations to investors, lenders, and/or other financial sources in connection with a Business Combination, pursuant to which the Company will pay the Placement Agents a fee equal to the difference between 5% of the total aggregate sales price of the securities sold as part of the Business Combination and 5% of any securities sold as part of the Business Combination to investors identified by the Advisor, contingent upon the consummation of the Business Combination.

On February 17, 2022, the Company entered into an agreement with a broker-dealer (the “Broker-Dealer”) for services such as providing the Company with capital markets advisory services with regard to a forward purchase agreement, convertible private investment in public equity (“PIPE”), secured credit facility, and any other capital structure topics in connection with a Business Combination, pursuant to which the Company will pay the Broker-Dealer a fee of $250,000 contingent upon the consummation of the Business Combination.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8. COMMITMENTS (cont.)

Extension

On March 18, 2022, the Company held its 2022 Annual Meeting of Stockholders for the purpose of approving: (i) a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) extend the date by which the Company has to consummate a Business Combination for three months, from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”), and (ii) allow the Company, without another stockholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. or any potential alternative initial Business Combination shall have occurred (the “Extension Proposal”); (ii) a proposal to re-elect five current directors to the Company’s Board of Directors (the “Director Election Proposal”); and (iii) a proposal to ratify the appointment of Marcum LLP as the Company’s independent registered certified public accountants for fiscal year 2021 (the “Auditor Ratification Proposal”). Stockholders voted to approve the Extension Proposal, Director Election Proposal and Auditor Ratification Proposal.

On March 18, 2022, stockholders elected to redeem 15,092,126 shares of the Company’s common stock, resulting in redemption payments out of the Trust Account totaling approximately $152,451,819. Subsequent to the redemptions, 5,032,874 shares of common stock remained in the Trust Account.

On March 21, 2022, the Company entered into the Note Agreements (see Note 7). The Note Agreements included Subscription Warrants (see Note 10). The entry into the Note Agreements and the terms of the Notes and Subscription Warrants was approved by the Audit Committee of the Board of Directors of the Company at a meeting held on March 21, 2022.

On March 23, 2022, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Amendment”) The Amendment (i) extends the date by which the Company has to consummate a Business Combination for three months, from the Original Termination Date to the Extended Date and (ii) allows the Company, without another stockholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice and the deposit of $240,000 prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. or any potential alternative initial Business Combination shall have occurred. As disclosed in the Current Report on Form 8-K filed on March 18, 2022, the Amendment was approved by the Company’s stockholders at its Annual Meeting of Stockholders held on March 18, 2022. On June 23, 2022 and July 26, 2022, the Company deposited $240,000 into the Trust Account to extend the date to consummate a Business Combination through July 28, 2022 and August 28, 2022, respectively.

NOTE 9. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and December 31, 2021, there was no preferred stock issued or outstanding.

Common stock — The Company is authorized to issue 60,000,000 shares of common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of common stock. As of June 30, 2022 and December 31, 2021, there were 5,031,250 shares of common stock issued and outstanding, excluding 5,032,874 and 20,125,000 shares of common stock subject to possible redemption, respectively.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9. STOCKHOLDERS’ DEFICIT (cont.)

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the initial Business Combination. In the event the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a Right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share underlying each right upon consummation of the Business Combination. The Company will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, holders must hold Rights in multiples of 20 in order to receive shares for all Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights and the Rights will expire worthless.

NOTE 10. WARRANTS

Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its s only for a whole number of shares. This means that only an even number of s may be exercised at any given time by a warrant holder.

The Company may call the Public Warrants for redemption (except the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. Whether the Company will exercise its option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Public Warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.

If (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by its board of directors, and in the case of any such issuance to its Sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the Public Warrants

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 10. WARRANTS (cont.)

will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value. The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Warrants

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

Subscription Warrants

The Subscription Warrant term commences on the Exercise Date (as hereinafter defined) for a period of 49 months. The Subscription Warrants are exercisable commencing on the date of the initial Business Combination (the “Exercise Date”) and have a cashless exercise feature that is available at any time on or after the Exercise Date. Commencing on the date 13 months following the Exercise Date, the subscribers have the right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 per share. The Company has agreed to file, within thirty (30) calendar days after the consummation of an initial Business Combination, a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock underlying the Subscription Warrants.

As of June 30, 2022 and December 31, 2021, there were 20,125,000 Public Warrants and 18,000,000 Private Warrants outstanding. As of June 30, 2022, there were 1,710,000 Subscription Warrants outstanding. The Company accounts for the Public Warrants, Private Warrants, and Subscription Warrants in accordance with the guidance contained in ASC 815-40. The Public Warrants qualify for equity treatment under ASC 815-40. Such guidance provides that because the Private Warrants and Subscription Warrants do not meet the criteria for equity treatment thereunder, the Private Warrants and Subscription Warrants must be recorded as a liability.

NOTE 11. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2022
Assets
Money Market Account	$1,300,624	$1,300,624	$—	$—
Mutual Funds held in Trust Account	$51,869,623	$51,869,623	$—	$—
Liabilities
Private Warrant Liability	$844,484	$—	$—	$844,484
Subscription Warrant Liability	$5,445,673	$—	$—	$5,445,673

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Money Market Account	$350,455	$350,455	$—	$—
Mutual Funds held in Trust Account	$203,282,989	$203,282,989	$—	$—
Liabilities
Private Warrant Liability	$4,188,221	$—	$—	$4,188,221

The Private Warrants and Subscription Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed consolidated balance sheets. The warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

The Company established the initial fair value of the Private Warrants on December 28, 2020, the date of the Company’s Initial Public Offering, and revalued on June 30, 2022 and on December 31, 2021, using a Monte Carlo simulation model. The Warrants were classified as Level 3 at the initial measurement date, on June 30, 2022 and on December 31, 2021 due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation as of June 30, 2022 and December 31, 2021 were as follows:

Inputs	As of June 30, 2022	As of December 31, 2021
Risk-free interest rate	3.02%	1.30%
Expected term remaining (years)	5.34	5.50
Expected volatility	7.4%	7.6%
Stock price	$10.250	$10.020

The Company established the initial fair value of the Subscription Warrants on March 21, 2022, March 23, 2022, April 4, 2022, April 27, 2022, and May 9,2022, the dates of issuance, and revalued on June 30, 2022, using a Monte Carlo simulation model. The Warrants were classified as Level 3 at the initial measurement dates, and on June 30, 2022 due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation as of June 30, 2022 and the issuance dates were as follows:

Inputs	As of June 30, 2022	As of May 9, 2022 (Initial Measurement)	As of April 27, 2022 (Initial Measurement)	As of April 4, 2022 (Initial Measurement)	As of March 23, 2022 (Initial Measurement)	As of March 21, 2022 (Initial Measurement)
Risk-free interest rate	3.00%	2.92%	2.80%	2.57%	2.33%	2.33%
Market debt rate(1)	9.50%	7.49%	6.75%	6.09%	N/A	N/A
Expected term remaining (years)	4.42	4.56	4.60	4.66	4.44	4.44
Expected volatility	1.0%	1.0%	1.0%	1.0%	2.5%	2.4%
Stock price	$10.250	$10.220	$10.220	$10.170	$10.080	$10.080

____________

(1)      The Company revised its valuation technique to incorporate the market debt rate as a significant input to the Monte Carlo simulation for the valuation of the Subscription Warrants as of June 30, 2022, May 9, 2022, April 27, 2022, and April 4, 2022. In the case that the Subscription Warrants were exercised, the risk-free interest rate was used. In the case that the put option was exercised, the market debt rate was used. The risk-free interest rate was used in both scenarios in the Monte Carlo simulation for the valuation of the Subscription Warrants as of March 23, 2022 and March 21, 2022.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The following tables presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:

Fair value as of December 31, 2020	$10,763,361
Change in fair value	(3,897,673)
Fair value as of March 31, 2021	6,865,688
Change in fair value	(233,873)
Fair value as of June 30, 2021	$6,631,815
Fair value as of December 31, 2021	$4,188,221
Fair value of Subscription Warrants at issuance on March 21, 2022	5,370,185
Fair value of Subscription Warrants at issuance on March 23, 2022	337,991
Change in fair value	(2,793,557)
Fair value as of March 31, 2022	7,102,840
Fair value of Subscription Warrants at issuance on April 4, 2022	341,967
Fair value of Subscription Warrants at issuance on April 27, 2022	417,037
Fair value of Subscription Warrants at issuance on May 9, 2022	162,003
Change in fair value	(1,733,690)
Fair value as of June 30, 2022	$6,290,157

The Company recognized gains in connection with changes in the fair value of the Private and Subscription Warrants of $1,733,690 and $4,527,247 for the three and six months ended June 30, 2022 within change in fair value of warrant liabilities in the condensed consolidated statements of operations, respectively. The Company recognized gains in connection with the changes in the fair value of the Private Warrants of $233,873 and $4,131,546 for the three and six months ended June 30, 2021 within change in fair value of warrant liabilities in the condensed consolidated statements of operations, respectively.

NOTE 12. INCOME TAXES

The Company’s effective tax rate for the three and six months ended June 30, 2022 and June 30, 2021 was 0.0%. The effective tax rate for the three and six months ended June 30, 2021 was 0.0%. The Company’s effective tax rate for the three and six months ended June 30, 2022 differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and the costs incurred in connection with the issuance of the Subscription Warrants and non-deductible transaction costs in connection with the Merger Agreement. The Company’s effective tax rate for the three and six months ended June 30, 2021 differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and stock compensation expense, which are not recognized for tax purposes, and recording a full valuation allowance on deferred tax assets. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and six months ended June 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

NOTE 13. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, except for as disclosed in Note 1 and Note 8, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Viveon Health Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Viveon Health Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Unaudited Financial Statements

As discussed in Note 2 to the financial statements, the unaudited condensed financial statements previously included in the Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021 have been restated to correct the misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 31, 2022

VIVEON HEALTH ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$395,235	$3,096,956
Prepaid expenses	3,863	660,695
Due from related party	15,000	—
Total current assets	414,098	3,757,651
Investment held in Trust Account	203,282,989	203,262,660

Total Assets	$203,697,087	$207,020,311

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$47,720	$—
Accrued costs and expenses	1,927,662	958,292
Franchise tax payable	197,200	—
Other payable – related party	—	364,880
Promissory note – related party	—	228,758
Due to related party	15,850	5,806
Total current liabilities	2,188,432	1,557,736
Deferred underwriting fee	7,043,750	7,043,750
Warrant liability	4,188,221	10,763,361
Total Liabilities	13,420,403	19,364,847

Commitments and Contingencies (see Note 7)
Common Stock subject to possible redemption, 20,125,000 shares at redemption value of $10.10 per share	203,262,500	203,262,500

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock not subject to possible redemption, $0.0001 par value; 60,000,000 shares authorized; 5,031,250 issued and outstanding (excluding 20,125,000 shares subject to redemption)	503	503
Additional paid-in capital	157,140	—
Accumulated deficit	(13,143,459)	(15,607,539)
Total Stockholders’ Deficit	(12,985,816)	(15,607,036)

Total Liabilities and Stockholders’ Deficit	$203,697,087	$207,020,311

The accompanying notes are an integral part of these financial statements.

VIVEON HEALTH ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from August 7, 2020 (inception) through December 31, 2020
Operating costs	$1,050,016	$26,032
Professional fees	2,701,431	—
Franchise tax	197,200	—
Stock compensation expense	157,140	424,440

Loss from operations	(4,105,787)	(450,472)

Other income (expense)
Interest earned on investments held in Trust Account	20,329	160
Interest earned on bank account	147	53
Warrant transaction costs	—	(24,973)
Excess of fair value of Private Warrants over cash received	—	(631,197)
Change in fair value of warrant liability	6,575,140	(1,132,164)

Total other income (expense)	6,595,616	(1,788,121)

Net income (loss)	$2,489,829	$(2,238,593)

Weighted average shares outstanding, basic and diluted	20,125,000	2,467,645

Basic and diluted net income (loss) per common share	$0.10	$(0.91)

The accompanying notes are an integral part of these financial statements.

VIVEON HEALTH ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDER’S (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of August 7, 2020 (inception)	—	$—	$—	$—	$—

Common stock issued to founders	5,031,250	503	24,497	—	25,000
Proceeds from Initial Public Offering allocated to Public Warrants, net of offering costs	—	—	9,775,729	—	9,775,729
Proceeds from Initial Public Offering allocated to Public Rights, net of offering costs	—	—	8,601,099	—	8,601,099
Stock compensation expense	—	—	424,440	—	424,440
Accretion of common stock subject to redemption to redemption amount	—	—	(18,825,765)	(13,368,946)	(32,194,711)
Net loss	—	—	—	(2,238,593)	(2,238,593)
Balance as of December 31, 2020	5,031,250	503	—	(15,607,539)	(15,607,036)

Additional offering costs related to the Initial Public Offering	—	—	—	(25,749)	(25,749)
Stock compensation expense	—	—	157,140	—	157,140
Net income	—	—	—	2,489,829	2,489,829
Balance as of December 31, 2021	5,031,250	$503	$157,140	$(13,143,459)	$(12,985,816)

The accompanying notes are an integral part of these financial statements.

VIVEON HEALTH ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from December 21, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$2,489,829	$(2,238,593)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(20,329)	(160)
Excess of fair value of Private Warrants	—	631,197
Change in fair value of warrant liability	(6,575,140)	1,132,164
Warrant transaction costs	—	24,973
Stock compensation expense	157,140	424,440
Changes in operating assets and liabilities:
Prepaid expenses	656,832	(660,695)
Due from related party	(15,000)	—
Other payable – related party	—	364,880
Accounts payable	47,720	—
Accrued costs and expenses	969,370	958,292
Franchise tax payable	197,200	—
Due to related party	10,044	5,806
Net cash (used in) provided by operating activities	(2,082,334)	642,304

Cash Flows from Investing Activities:
Investments held in Trust	—	(203,262,500)
Net cash used in investing activities	—	(203,262,500)

Cash Flows from Financing Activities:
Proceeds from sale of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of cash underwriting fee	—	197,225,000
Proceeds from issuance of Private Warrants	—	9,000,000
Proceeds from promissory note – related party	—	228,758
Payment of promissory note – related party	(228,758)	—
Payment of other payable – related party	(364,880)	—
Offering costs paid	(25,749)	(761,606)
Net cash (used in) provided by financing activities	(619,387)	205,717,152

Net change in cash	(2,701,721)	3,096,956
Cash – beginning of period	3,096,956	—
Cash – end of period	$395,235	$3,096,956

Supplemental disclosure of noncash investing and financing activities:
Accretion of common stock subject to redemption to redemption value	$—	$32,194,711
Deferred underwriting fee payable	$—	$7,043,750

The accompanying notes are an integral part of these financial statements.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Viveon Health Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware company on August 7, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).

The Company has neither engaged in any operations nor generated any revenues to date. The Company’s only activities from August 7, 2020 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the Company’s initial public offering (the “Initial Public Offering”), described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company does not expect to generate any operating revenues until after the completion of our Business Combination. The Company generates non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. The Company incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. The Company’s sponsor is Viveon Health, LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2020. On December 28, 2020, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is discussed in Note 4. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 18,000,000 warrants (the “Private Warrants”), at a price of $0.50 per Private Warrant, which is discussed in Note 5.

On December 30, 2020, the underwriters fully exercised the over-allotment option by purchasing 2,625,000 Units (the “Over-Allotment Units”), generating aggregate of gross proceeds of $26,250,000.

Upon closing of the Initial Public Offering and the sale of the Over-Allotment Units, $203,262,500 (approximately $10.10 per Unit) from net offering proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the Initial Public Offering will not be released from the Trust Account until the earliest to occur of (1) the completion of the initial Business Combination within 15 months and (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed a Business Combination in the required time period.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

In connection with any proposed initial Business Combination, the Company will either (1) seek stockholder approval of such initial Business Combination at a meeting called for such purpose at which public stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

(2) provide its public stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

If the Company determines to engage in a tender offer, such tender offer will be structured so that each public stockholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. If enough stockholders tender their shares so that the Company is unable to satisfy any applicable closing condition set forth in the definitive agreement related to its initial Business Combination, or the Company is unable to maintain net tangible assets of at least $5,000,001, the Company will not consummate such initial Business Combination. The decision as to whether it will seek stockholder approval of a proposed Business Combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction or whether the terms of the transaction would otherwise require us to seek stockholder approval.

If the Company provides stockholders with the opportunity to sell their shares to it by means of a tender offer, it will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. If the Company seeks stockholder approval of its initial Business Combination, the Company will consummate the Business Combination only if a majority of the outstanding shares of common stock present in person or by proxy at a meeting of the Company are voted in favor of the Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering, without the Company’s prior consent. The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months from the closing of the Initial Public Offering (the “Combination Period”) or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Public Shares (including any Units or Public Shares that its initial stockholders or their affiliates purchased in the Initial Public Offering or later acquired in the open market or in private transactions), which will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of the Company’s remaining holders of common stock and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined in Note 6) held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire Public

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete its initial Business Combination within the Combination Period.

Merger Agreement

On January 12, 2022, the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, VHAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Suneva Medical, Inc., a Delaware corporation (“Suneva”). Pursuant to the terms of the Merger Agreement, a Business Combination between the Company and Suneva will be effected through the merger of Merger Sub with and into Suneva, with Suneva surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

Going Concern

As of December 31, 2021, the Company had $395,235 of cash and cash equivalents held outside the Trust Account available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2021 and December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Merger as discussed above. There is no assurance that the Company’s plans to consummate the Merger will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks & Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a prospective partner company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation for the audit of the Company’s financial statements for the fiscal year ended December 31, 2021, management identified certain transactions the Company had not been accounting for properly. Those transactions consist of the following

•        On April 30, 2021 the Sponsor transferred 27,000 Founder Shares of the Company to a fourth director (the “Additional Transferee”) for a nominal fee. The Company did not recognize stock-based compensation associated with the transfer of the Founder Shares to the Additional Transferee in quarterly filings for June 30, 2021 and September 30, 2021.

The Company has since determined that the transfer of the Founder Shares to the Additional Transferee constitutes a stock award of the Company granted to a member of the board of directors on April 30, 2021 as compensation for the Additional Transferee’s services as a member of the board of directors. This award is subject to ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). The Founder Shares vested immediately, and, as such, in accordance with ASC 718, the Company must recognize compensation expense in an amount equal to the number of Founders Shares transferred times the grant date fair value per share less the amount initially received for the purchase of the Founders Shares.

•        The Company determined that it was incorrectly recognizing and accruing formation and operating costs in connection with the Company’s administrative support agreement with the Sponsor, resulting in an overstatement of formation and operating costs and accrued costs and other expenses in quarterly filings for March 31, 2021, June 30, 2021, and September 30, 2021.

•        The Company determined that it inappropriately recognized a payment made on behalf of a related entity as expense of the Company in its quarterly filing for September 30, 2021. The payment should have been recorded as an amount due from a related party.

•        The Company failed to recognize and accrue legal and consulting expenses in connection with its Business Combination, resulting in and understatement of formation and operating costs and accrued costs and other expenses in its quarterly filings for March 31, 2021, June 30, 2021, and September 30, 2021.

The aforementioned adjustments result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position or total operating, investing or financing cash flows.

The following tables summarize the effect of the adjustments on each financial statement line item as of the dates, and for the periods, indicated:

	March 31, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheet (unaudited)
Accrued costs and expenses	$53,341	$53,443	$106,784
Due to related party	$55,806	$(39,555)	$16,251
Total current liabilities	$109,147	$13,888	$123,035
Total liabilities	$14,018,585	$13,888	$14,032,473
Accumulated deficit	$(12,051,955)	$(13,888)	$(12,065,843)
Total stockholders’ deficit	$(12,051,452)	$(13,888)	$(12,065,340)

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	March 31, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Operations for the Three Months Ended March 31, 2021 (unaudited)
Formation and operating costs	$321,433	$13,888	$335,321
Loss from operations	$(321,433)	$(13,888)	$(335,321)
Net income	$3,581,333	$(13,888)	$3,567,445
Basic and diluted net income per share – redeemable common stock	$0.15	$—	$0.15
Basic and diluted net income per share – nonredeemable common stock	$0.15	$—	$0.15
	March 31, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2021 (unaudited)
Net income	$3,581,333	$(13,888)	$3,567,445
Accumulated deficit	$(12,051,955)	$(13,888)	$(12,065,843)
Total stockholders’ deficit	$(12,051,452)	$(13,888)	$(12,065,340)
	March 31, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)
Net income	$3,581,333	$(13,888)	$3,567,445
Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited) Changes in operating assets and liabilities
Accrued costs and expenses	$(930,700)	$53,443	$(877,257)
Due to related party	$50,000	$(39,555)	$10,445
	June 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheet (unaudited)
Accrued costs and expenses	$75,767	$1,411,278	$1,487,045
Due to related party	$115,806	$(99,661)	$16,145
Total current liabilities	$191,573	$1,311,617	$1,503,190
Total liabilities	$13,867,138	$1,311,617	$15,178,755
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(12,461,107)	$(1,468,757)	$(13,929,864)
Total stockholders’ deficit	$(12,460,604)	$(1,311,617)	$(13,772,221)

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	June 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Operations for the Three Months Ended June 30, 2021 (unaudited)
Formation and operating costs	$648,124	$1,297,729	$1,945,853
Stock compensation expense	$—	$157,140	$157,140
Loss from operations	$(648,124)	$(1,454,869)	$(2,102,993)
Net loss	$(409,152)	$(1,454,869)	$(1,864,021)
Basic and diluted net income per share – redeemable common stock	$(0.02)	$(0.06)	$(0.08)
Basic and diluted net income per share – nonredeemable common stock	$(0.02)	$(0.06)	$(0.08)
Condensed Statement of Operations for the Six Months Ended June 30, 2021 (unaudited)
Formation and operating costs	$969,557	$1,311,617	$2,281,174
Stock compensation expense	$—	$157,140	$157,140
Loss from operations	$(969,557)	$(1,468,757)	$(2,438,314)
Net income	$3,172,181	$(1,468,757)	$1,703,424
Basic and diluted net income per share – redeemable common stock	$0.13	$(0.06)	$0.07
Basic and diluted net income per share – nonredeemable common stock	$0.13	$(0.06)	$0.07
	June 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Changes in Stockholders’ Deficit for the Three Months Ended June 30, 2021 (unaudited)
Stock compensation expense	$—	$157,140	$157,140
Net loss	$(409,152)	$(1,454,869)	$(1,864,021)
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(12,461,107)	$(1,468,757)	$(13,929,864)
Total stockholders’ deficit	$(12,460,604)	$(1,311,617)	$(13,772,221)
Condensed Statement of Changes in Stockholders’ Deficit for the Six Months Ended June 30, 2021 (unaudited)
Stock compensation expense	$—	$157,140	$157,140
Net income	$3,172,181	$(1,468,757)	$1,703,424
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(12,461,107)	$(1,468,757)	$(13,929,864)
Total stockholders’ deficit	$(12,460,604)	$(1,311,617)	$(13,772,221)

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	June 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Net income	$3,172,181	$(1,468,757)	$1,703,424
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited) Adjustments to reconcile net income to net cash used in operating activities:
Stock compensation expense	$—	$157,140	$157,140
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited) Changes in operating assets and liabilities
Accrued costs and expenses	$(908,274)	$1,411,278	$503,004
Due to related party	$110,000	$(99,661)	$10,339
	September 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheet (unaudited)
Due from related party	$—	$15,000	$15,000
Total current assets	$771,390	$15,000	$786,390
Total assets	$204,049,255	$15,000	$204,064,255
Accrued costs and expenses	$179,527	$1,375,970	$1,555,497
Due to related party	$175,806	$(159,419)	$16,387
Total current liabilities	$355,333	$1,216,551	$1,571,884
Total liabilities	$12,071,810	$1,216,551	$13,288,361
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(11,285,558)	$(1,358,691)	$(12,644,249)
Total stockholders’ deficit	$(11,285,055)	$(1,201,551)	$(12,486,606)
Total liabilities and stockholders’ deficit	$204,049,255	$15,000	$204,064,255

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	September 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Operations for the Three Months Ended September 30, 2021 (unaudited)
Formation and operating costs	$788,688	$(110,066)	$678,622
Loss from operations	$(788,688)	$110,066	$(678,622)
Net income	$1,175,549	$110,066	$1,285,615
Basic and diluted net income per share – redeemable common stock	$0.05	$—	$0.05
Basic and diluted net income per share – nonredeemable common stock	$0.05	$—	$0.05
Condensed Statement of Operations for the Nine Months Ended September 30, 2021 (unaudited)
Formation and operating costs	$1,758,245	$1,201,551	$2,959,796
Stock compensation expense	$—	$157,140	$157,140
Loss from operations	$(1,758,245)	$(1,358,691)	$(3,116,936)
Net income	$4,347,730	$(1,358,691)	$2,989,039
Basic and diluted net income per share – redeemable common stock	$0.18	$(0.06)	$0.12
Basic and diluted net income per share – nonredeemable common stock	$0.18	$(0.06)	$0.12
	September 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Changes in Stockholders’ Deficit for the Three Months Ended September 30, 2021 (unaudited)
Net income	$1,175,549	$110,066	$1,285,615
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(11,285,558)	$(1,358,691)	$(12,644,249)
Total stockholders’ deficit	$(11,285,055)	$(1,201,551)	$(12,486,606)
Condensed Statement of Changes in Stockholders’ Deficit for the Nine Months Ended September 30, 2021 (unaudited)
Stock compensation expense	$—	$157,140	$157,140
Net income	$4,347,730	$(1,358,691)	$2,989,039
Additional paid-in capital	$—	$157,140	$157,140
Accumulated deficit	$(11,285,558)	$(1,358,691)	$(12,644,249)
Total stockholders’ deficit	$(11,285,055)	$(1,201,551)	$(12,486,606)

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	September 30, 2021
	As Previously Reported	Adjustments	As Restated
Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2021 (unaudited)
Net income	$4,347,730	$(1,358,691)	$2,989,039
Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2021 (unaudited) Adjustments to reconcile net income to net cash used in operating activities:
Stock compensation expense	$—	$157,140	$157,140
Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2021 (unaudited) Changes in operating assets and liabilities
Due from related party	$—	$(15,000)	$(15,000)
Accrued costs and expenses	$(778,765)	$1,375,970	$597,205
Due to related party	$170,000	$(159,419)	$10,581

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 4), Rights (as defined in Note 4) common stock subject to redemption and the periodic valuation of the Private Warrants required management to exercise significant judgement in its estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The cash equivalents in the amount of $350,455 and $3,092,771, were held in money market funds as of December 31, 2021 and December 31, 2020, respectively.

Investments Held in Trust Account

As of December 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in mutual funds which invest in U.S. Treasury securities. The mutual fund assets in the amount of $203,282,989 and $203,262,660 were held in the Trust Account as of December 31, 2021 and December 31, 2020, respectively.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance and recorded as a warrant liability. In accordance with guidance contained in ASC 815, the Public Warrants (as defined in Note 4) qualify for equity treatment. The Private Warrants do not qualify as equity and are recorded as a liability at fair value. Changes in the estimated fair value of the Private Warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

All of the 20,125,000 Public Shares sold as part of the Units in the Initial Public Offering and subsequent full exercise of the underwriters’ over-allotment option contain a redemption feature which allows for the redemption of such redeemable common stock in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. There was no change in redemption value for the year ended December 31, 2021. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2021, the redeemable common stock reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$201,250,000
Less:
Fair value of Public Warrants at issuance	(10,384,500)
Fair value of Rights at issuance	(9,136,750)
Issuance costs allocated to common stock subject to possible redemption	(10,660,961)
Plus:
Accretion of carrying value to redemption value	32,194,711
Common stock subject to possible redemption	$203,262,500

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs (“ASC 340”) and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. For the period from August 7, 2020 (inception) through December 31, 2020 the Company incurred offering costs amounting to $11,830,356 as a result of the Initial Public Offering (consisting of a $4,025,000 underwriting fee, $7,043,750 of deferred underwriting fees, and $761,606 of other offering costs). The Company recorded $10,660,961 of offering costs as a reduction of temporary equity in connection with the redeemable common stock included in the Units. The Company recorded $1,144,422 of offering costs as a reduction of permanent equity in connection with the Public Warrants and Rights classified as equity instruments. The Company immediately expensed $24,973 of offering costs in connection with the Private Warrants that were classified as liabilities.

Share-Based Payment Arrangements

The Company accounts for stock awards in accordance with ASC 718, which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and December 31, 2020. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 19,062,500 shares of common stock in the aggregate.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Year ended December 31, 2021		For the Period from August 7, 2020 (inception) Through December 31, 2020
	Redeemable Common Stock	Nonredeemable Common Stock	Redeemable Common Stock	Nonredeemable Common Stock
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$2,074,858	$414,971	$(124,197)	$(2,114,396)
Denominator:
Weighted Average Common Stock	20,125,000	4,025,000	136,905	2,330,740
Basic and diluted net income (loss) per common share	$0.10	$0.10	$(0.91)	$(0.91)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1 —  Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 —  Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —  Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 11 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. The Company’s derivative instruments are recorded at fair value and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument. As the Private Warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820 with changes in fair value recognized in the statement of operations in the period of change. In accordance with ASC Topic 825, Financial Instruments, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, should be allocated to the Private Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. For smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 effective January 1, 2021 using the full retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the fiscal year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On December 28, 2020, the Company sold 17,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock, par value $0.0001 per share, one redeemable warrant (the “Public Warrants”) and one right (the “Rights”). Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share. Each Right entitles the holder thereof to receive one-twentieth (1/20) of a share of common stock upon consummation of an initial Business Combination.

On December 30, 2020, the Company sold 2,625,000 Over-Allotment Units pursuant to the underwriters’ full exercise of the over-allotment option (see Note 7), generating aggregate of gross proceeds of $26,250,000.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 18,000,000 Private warrants at a price of $0.50 per warrant ($9,000,000 in the aggregate), each exercisable to purchase one-half of a share common stock at a price of $11.50 per whole share, in a Private Placement that closed simultaneously with the closing of this offering. A portion of the purchase price of the Private Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering costs in consideration for 3,593,750 shares of common stock, par value $0.0001 (the “Founder Shares”). On December 3, 2020, the Company declared a share dividend of 0.36 for each outstanding share, resulting in 4,887,500 shares outstanding, and on December 22, 2020 the Company declared a share dividend of 0.03 resulting in 5,031,250 shares which includes an aggregate of up to 656,250 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, and up to an aggregate of 1,006,250 shares of common stock (or 875,000 shares of common stock to the extent that the underwriters’ over-allotment is not exercised, pro rata) that are subject to forfeiture to the extent that Rights are exercised upon consummation of an initial Business Combination. In connection with the underwriters’ fully exercise of their over-allotment option on December 30, 2020 (see Note 4), the 656,250 shares were no longer subject to forfeiture.

The Founder Shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company acting as escrow agent. 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) 6 months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until 6 months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to its initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (1) to any persons (including their affiliates and stockholders) participating in the Private Placement of the Private Warrants, officers, directors, stockholders, employees and members of the Company’s Sponsor and its affiliates, (2) amongst initial stockholders or their respective affiliates, or to the Company’s officers, directors, advisors and employees, (3) if a holder is an entity, as a distribution to its, partners, stockholders or members upon its liquidation, (4) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a holder or a member of a holder’s immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (8) by private sales at prices no greater than the price at which the shares were originally purchased or (9) for the cancellation of up to 656,250 shares of common stock subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part or in connection with the consummation of the Company’s initial Business Combination.

On December 23, 2020, the Sponsor transferred 81,000 of its Founder Shares of the Company to three board members (the “Transferees”) (27,000 Founder Shares to each Transferee) for a nominal fee. On April 30, 2021, the Sponsor subsequently transferred 27,000 of its Founder Shares of the Company to a new board member (the “Additional Transferee”, and, together with the Transferees, the “Directors”). These awards are subject to ASC Topic 718, Compensation — Stock Compensation (“ASC 718”).

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares vested immediately, and, as such, in accordance with ASC 718, the Company recognized compensation expense on the transfer date in an amount equal to the number of Founders Shares sold times the grant date fair value per share less the amount initially received for the purchase of the Founders Shares. The fair value of the Founder Shares transferred to the Transferees was determined to be $424,440 ($5.24 per share) as of December 23, 2020. As such, the Company recognized compensation expense of $424,440 within stock compensation expense in the Company’s statement of operations for the period from August 7, 2020 (inception) through December 31, 2020. The fair value of the Founder Shares transferred to the Additional Transferee was determined to be $157,140 ($5.82 per share) as of April 30, 2021. As such, the Company recognized compensation expense of $157,140 within stock compensation expense in the Company’s statement of operations for the fiscal year ended December 31, 2021.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. On January 13, 2021, the Company paid the $228,758 balance on the note from the proceeds of the Initial Public Offering. As of December 31, 2021 and December 31, 2020, there was $0 and $228,758 outstanding, respectively, under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of the Company’s initial Business Combination, without interest. As of December 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on the date of the Company’s final prospectus, the Company has agreed to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has incurred $249,479 and accrued $10,044 of administrative service fees for the year ended December 31, 2021. Any unpaid amounts are accrued in Due to related party.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,625,000 additional shares of Class A common stock to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on December 28, 2020.

The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,025,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per share, or $7,043,750 in the aggregate was payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Registration Rights

The holders of the Company’s Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the Private Warrants (and underlying securities) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of a majority of these securities

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS AND CONTINGENCIES (cont.)

are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Vendor Agreements

On May 18, 2021, the Company entered into an agreement with a transactional and strategic advisory firm (the “Strategic Advisor”) for advisory services as needed by the Company in connection with a Business Combination. Pursuant to this agreement, the Company incurred approximately $875,000 in fees for the year-ended December 31, 2021. As of December 31, 2021, $500,000 of such fees remain unpaid and are included in accrued costs and expenses on the balance sheet. On November 1, 2021, the Company and the Strategic Advisor entered into an amendment to the agreement. Pursuant to this amendment, the Company will pay the Strategic Advisor a fee of $2,625,000, inclusive of the $500,000 accrued as of December 31, 2021. The remaining $2,125,000 is contingent upon the consummation of the Business Combination.

On October, 8, 2021, the Company entered into an agreement with a financial advisor (the “Exclusive Financial Advisor”) for financial advisory services such as financial and transaction feasibility analysis, assistance in negotiations, assistance in capital planning, and other customary services in connection with a Business Combination, pursuant to which the Company will pay the Exclusive Financial Advisor a fee of $1,500,000 contingent upon the consummation of the Business Combination.

On November 1, 2021, the Company entered into an agreement with a financial advisor (the “Second Financial Advisor”) for financial advisory services such as guidance on valuation and transaction structure and terms, assistance in negotiations, coordination of due diligence, documentation, and transaction closing, and introduction of the Company to institutional investors in connection with a Business Combination, pursuant to which the Company will pay the Second Financial Advisor a fee of $400,000 contingent upon the consummation of the Business Combination.

On November 2, 2021, the Company entered into an agreement with a financial advisor (the “Third Financial Advisor”) for financial advisory services such as market related advice and assistance in connection with a Business Combination, pursuant to which the Company will pay the Third Financial Advisor a fee of $500,000 contingent upon the consummation of the Business Combination.

On November 5, 2021, the Company entered into an agreement with an advisor (the “Advisor”) for services such as assistance in refining strategic objectives, preparation or refinement of solicitation materials, identification, contact, and solicitation of or potential investors and other sources of capital, and assistance in review, selection, negotiation, and closing of a transaction in connection with a Business Combination, pursuant to which the Company will pay the Advisor a fee of $200,000 contingent upon the consummation of the Business Combination.

On November 15, 2021, the Company entered into an agreement with two placement agents (the “Placement Agents”) for services such as analysis of potential contributions and assets of a target to the Company’s future prospects, assistance in negotiations, and assistance in preparation of presentations to investors, lenders, and/or other financial sources in connection with a Business Combination, pursuant to which the Company will pay the Placement Agents a fee equal to the difference between 5% of the total aggregate sales price of the securities sold as part of the Business Combination and 5% of any securities sold as part of the Business Combination to investors identified by the Advisor, contingent upon the consummation of the Business Combination.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and December 31, 2020, there was no preferred stock issued or outstanding.

Common stock — The Company is authorized to issue 60,000,000 shares of common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of common stock. As of December 31, 2021 and December 31, 2020, there were 5,031,250 shares of common stock issued and outstanding, excluding 20,125,000 shares of common stock subject to possible redemption.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the initial Business Combination. In the event the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a Right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share underlying each right upon consummation of the Business Combination. The Company will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, holders must hold Rights in multiples of 20 in order to receive shares for all Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights and the Rights will expire worthless.

NOTE 9. WARRANTS

Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its s only for a whole number of shares. This means that only an even number of s may be exercised at any given time by a warrant holder.

The Company may call the Public Warrants for redemption (except the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

the notice of redemption is sent to the holders of Public Warrants. Whether the Company will exercise its option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Public Warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.

If (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by its board of directors, and in the case of any such issuance to its Sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value. The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Warrants

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

As of December 31, 2021, there were 20,125,000 Public Warrants and 18,000,000 Private Warrants outstanding. The Company accounts for the Public Warrants and Private Warrants in accordance with the guidance contained in ASC 815-40. The Public Warrants qualify for equity treatment under ASC 815-40. Such guidance provides that because the Private Warrants do not meet the criteria for equity treatment thereunder, the Private Warrants must be recorded as a liability.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets as of December 31, 2021 and December 31, 2020 are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Start-up costs	$791,079	$4,417
Net operating loss carryforwards	39,259	1,005
Total deferred tax assets	830,338	5,422
Valuation allowance	(830,338)	(5,422)
Deferred tax assets, net of allowance	$—	$—

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. INCOME TAX (cont.)

The income tax provision for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020 consist of the following:

	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	(824,916)	(5,422)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	824,916	5,422
Income tax provision	$—	$—

As of December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $187,000 that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, the valuation allowance was $830,338 and 5,422, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31, 2021 and December 31, 2020 are as follows:

	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of derivative warrant liabilities	(55.5)%	(16.6)%
Non-deductible transaction costs	—%	(0.2)%
Stock compensation expense	1.3%	(4.0)%
Change in valuation allowance	33.2%	(0.2)%
Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and Georgia. Tax returns since inception remain open and subject to examination.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Money Market Account	$350,455	$350,455	$—	$—
Mutual Funds held in Trust Account	$203,282,989	$203,282,989	$—	$—
Liabilities
Private Warrant Liability	$3,986,012	$—	$—	$3,986,012

December 31, 2020
Assets
Money Market Account	$3,092,771	$3,092,771	$—	$—
Mutual Funds held in Trust Account	$203,262,660	$203,262,660	$—	$—
Liabilities
Private Warrant Liability	$10,763,361	$—	$—	$10,763,361

The Private Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Company established the initial fair value of the Private Warrants on December 28, 2020, the date of the Company’s Initial Public Offering, and revalued on December 31, 2020 and on December 31, 2021, using a Monte Carlo simulation model. The Warrants were classified as Level 3 at the initial measurement date, on December 31, 2020 and on December 31, 2021 due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation as of December 31, 2021 and December 31, 2020 were as follows:

Inputs	As of December 31, 2021	As of December 31, 2020
Risk-free interest rate	1.30%	0.52%
Expected term remaining (years)	5.50	6.12
Expected volatility	7.6%	24.2%
Stock price	$10.020	$9.625

The change in the fair value of the Private Warrant liability for the period ended December 31, 2021 is summarized as follows:

Fair value as of August 7, 2020	$—
Fair value as of issuance on December 28, 2020	9,631,197
Change in fair value	1,132,164
Fair Value as of December 31, 2020	10,763,361
Change in fair value	(6,575,140)
Fair value as of December 31, 2021	$4,188,221

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The Company recognized gains in connection with changes in the fair value of the Private Warrants of $6,575,140 for the year ended December 31, 2021 and losses in connection with changes in the fair value of the Private Warrants of $1,132,164 for the period from August 7, 2020 (inception) through December 31, 2020 within change in fair value of warrant liabilities in the Statements of Operations.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except for the Merger Agreement as disclosed in Note 1, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 17, 2022, the Company entered into an agreement with a broker-dealer (the “Broker-Dealer”) for services such as providing the Company with capital markets advisory services with regard to a forward purchase agreement, convertible private investment in public equity (“PIPE”), secured credit facility, and any other capital structure topics in connection with a Business Combination, pursuant to which the Company will pay the Broker-Dealer a fee of $250,000 contingent upon the consummation of the Business Combination.

On March 18, 2022, the Company held its 2022 Annual Meeting of Stockholders for the purpose of approving: (i) a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) extend the date by which the Company has to consummate a Business Combination for three months, from March 28, 2022 (the “Original Termination Date”) to June 28, 2022 (the “Extended Date”), and (ii) allow the Company, without another stockholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. or any potential alternative initial Business Combination shall have occurred (the “Extension Proposal”); (ii) a proposal to re-elect five current directors to the Company’s Board of Directors (the “Director Election Proposal”); and (iii) a proposal to ratify the appointment of Marcum LLP as the Company’s independent registered certified public accountants for fiscal year 2021 (the “Auditor Ratification Proposal”). Stockholders voted to approve the Extension Proposal, Director Election Proposal and Auditor Ratification Proposal.

On March 18, 2022, stockholders elected to redeem 15,092,126 shares of the Company’s common stock, resulting in redemption payments out of the Trust Account totaling approximately $152,451,819. Subsequent to the redemptions, 5,032,874 shares of common stock remained in the Trust Account.

On March 21, 2022, the Company entered into subscription agreements with several lenders for a loan of up to $4,000,000, in the aggregate (the “Subscription Agreements”). Pursuant to the Subscription Agreement, the Company issued a series of unsecured senior promissory notes in the aggregate principal amount of up to $4,000,000 (the “Notes”) to the subscribers. The subscribers for the Notes are affiliated with the Company’s Sponsor, Viveon Health LLC.

The Notes do not bear interest and mature upon the earlier of (i) the closing of the Company’s initial Business Combination, and (ii) December 31, 2022 (the “Maturity Date”). The Notes provide for a credit line up to the maximum amount of $4,000,000. The Company will not have the right to re-borrow any portion of any loans made under the Notes once repaid. A commitment fee in the amount of $400,000, equal to 10% of the maximum principal amount of the Note, shall be paid to the subscribers, on a pro rata basis, by the Company promptly following the initial funding. In the event that the Company does not consummate a Business Combination by the Maturity Date, the Notes will be repaid only from amounts remaining outside of the Trust Account, if any.

VIVEON HEALTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS (cont.)

Pursuant to the terms of the Subscription Agreements, the subscribers shall receive warrants to purchase one share of Company common stock for every $2.00 of the funded principal amount of the Notes up to 2,000,000 shares of the Company common stock, in the aggregate, at an exercise price of $11.50 per share, subject to adjustment (the “Subscription Warrants”). The Subscription Warrant term commences on the Exercise Date (as hereinafter defined) for a period of 49 months. The Subscription Warrants are exercisable commencing on the date of the initial Business Combination (the “Exercise Date”) and have a cashless exercise feature that is available at any time on or after the Exercise Date. Commencing on the date 13 months following the Exercise Date, the subscribers have the right, but not the obligation, to put the Subscription Warrants to the Company at a purchase price of $5.00 for each share into which such warrants are convertible. The Company has agreed to file, within thirty (30) calendar days after the consummation of an initial Business Combination, a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock underlying the Subscription Warrants.

On March 21, 2022, an initial amount of $2,700,000 was drawn down from the Notes. $720,000 of the loan proceeds was deposited into the Company’s Trust Account in connection with extending the Business Combination completion window from March 28, 2022 until the Extended Date. After the Extended Date, if the Company elects to continue to extend such date until December 28, 2022 (the “Final Extension Date”), the Company shall make a monthly deposit of $240,000 into the trust account each month for each monthly period, or portion thereof, until the Final Extension Date.

The entry into the Subscription Agreement and the terms of the Notes and Warrants was approved by the Audit Committee of the Board of Directors of the Company at a meeting held on March 21, 2022.

On March 23, 2022, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Amendment”) The Amendment (i) extends the date by which the Company has to consummate a Business Combination for three months, from the Original Termination Date to the Extended Date and (ii) allows the Company, without another stockholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the Extended Date, upon five days’ advance notice and the deposit of $240,000 prior to the applicable deadline, for a total of up to nine months after the Original Termination Date, unless the closing of the proposed Business Combination with Suneva Medical, Inc. or any potential alternative initial Business Combination shall have occurred. As disclosed in the Current Report on Form 8-K filed on March 18, 2022, the Amendment was approved by the Company’s stockholders at its Annual Meeting of Stockholders held on March 18, 2022.

SUNEVA MEDICAL, INC.
BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)	(Note 2)
Assets
Current assets:
Cash and cash equivalents	$1,872,007	$685,462
Restricted cash	100,607	200,579
Accounts receivable, net	1,353,604	2,012,609
Inventories	12,941,700	13,706,326
Prepaid expenses and other current assets	2,935,912	1,326,242
Total current assets	19,203,830	17,931,218
Property and equipment, net	987,779	1,092,262
Intangible assets, net	617,457	636,853
Other assets	92,273	92,273
Right of use asset – Operating leases	4,970,018	—
Right of use asset – Capital leases	11,499	—
Total assets	$25,882,856	$19,752,606

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$7,397,740	$1,916,219
Accrued compensation	2,227,211	2,719,239
Accrued expenses	1,646,473	5,116,445
Lease liability – Capital leases, current portion	8,300	—
Lease liability – Operating leases, current portion	839,126	—
Notes payable, current	2,193,333	1,333,333
Convertible note payable	1,441,197	2,663,459
Related party convertible notes payable	27,777,194	12,233,902
Embedded convertible note derivative	—	490,000
SBA PPP loan	—	2,000,000
Total current liabilities	43,530,574	28,472,597
Note payable, net, noncurrent	7,709,619	3,701,638
Warrant liability	5,461,773	4,833,324
Deferred rent	—	816,887
Lease liability – Capital leases, noncurrent portion	5,508	9,828
Lease liability – Operating leases, noncurrent portion	4,950,455	—
Total liabilities	61,657,929	37,834,274
Commitments and contingencies (Note 7)
Convertible preferred stock:
Series AA Convertible preferred stock, $0.001 par value: 46,000,000 authorized, issued and outstanding at June 30, 2022 and December 31, 2021; liquidation preference of $55,200,000 at June 30, 2022 and December 31, 2021	36,546,634	36,546,634
Stockholders’ deficit:
Common Stock, $0.001 par value; 51,000,000 authorized at June 30, 2022 and December 31, 2021, 42,750 and 42,750 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	43	43
Additional paid-in capital	149,192,478	149,141,879
Accumulated deficit	(221,514,228)	(203,770,224)
Total stockholders’ deficit	(72,321,707)	(54,628,302)
Total liabilities, convertible preferred stock and stockholders’ deficit	$25,882,856	$19,752,606

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Six months ended June 30,
	2022	2021
Product sales, net	$13,389,125	$14,315,391
Cost of product sales	5,960,470	5,738,606
Gross profit	7,428,655	8,576,785
Operating expenses:
Research and development	183,308	635,623
Selling, general and administrative	14,603,409	11,837,913
Amortization of intangible assets	19,397	19,397
Total operating expenses	14,806,114	12,492,933
Loss from operations	(7,377,459)	(3,916,148)
Other (income) expense
Interest expense, net	15,205,858	718,767
Other income, net	(2,000,000)	(17,329)
Change in fair value of embedded convertible note derivative	(490,000)	—
Change in fair value of warrant liability	(2,349,313)	—
Net loss before income tax expense	(17,744,004)	(4,617,586)
Income (benefit) tax expense	—	(12,118)
Net loss	$(17,744,004)	$(4,605,468)

Net loss attributable to common stockholders	$(17,744,004)	$(4,605,468)
Net loss per share; basic and diluted	$(415.06)	$(164.55)

Weighted-average common shares outstanding; basic and diluted	42,750	27,989

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
(Unaudited)

	Series AA Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Series 2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
At June 30, 2022 Balance at December 31, 2021	46,000,000	$36,546,634	—	$—	—	$—	42,750	$43	$149,141,879	$(203,770,224)	$(54,628,302)
Stock-based compensation expense	—	—	—	—	—	—	—	—	50,599	—	50,599
Net loss	—	—	—	—	—	—	—	—	—	(17,744,004)	(17,744,004)
Balance at June 30, 2022	46,000,000	$36,546,634	—	$—	—	$—	42,750	$43	$149,192,478	$(221,514,228)	$(72,321,707)
At June 30, 2021 Balance at December 31, 2020	46,000,000	$36,546,634	—	$—	—	$—	1,084	$1	$145,393,773	$(187,653,911)	$(42,260,137)
Stock-based compensation expense	—	—	—	—	—	—	—	—	27,243	—	27,243
Proceeds from exercise of stock options	—	—	—	—	—	—	41,666	42	2,458	—	2,500
Net loss	—	—	—	—	—	—	—	—	—	(4,605,468)	(4,605,468)
Balance at June 30, 2021	46,000,000	$36,546,634	—	$—	—	$—	42,750	$43	$145,423,474	$(192,259,379)	$(46,835,862)

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2022	2021
Cash flows used in operating activities
Net loss	$(17,744,004)	$(4,605,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	112,380	245,871
Stock-based compensation expense	50,599	27,243
Benefit for doubtful accounts and returns	(37,900)	(43,298)
Amortization of discount and issuance costs on notes payable and convertible notes	(616,991)	5,774
Accretion of maturity payment – convertible notes	11,132,161	684,658
Accrued interest & accretion of maturity payment on notes payable	513,841	20,184
Amortization of the right of use asset/deferred rent	(816,887)	63,606
Change in fair value of embedded convertible note derivative	(490,000)	—
Change in fair value of warrant liability	628,449	—
Forgiveness of SBA PPP Loan	(2,000,000)
Changes in operating assets and liabilities:
Accounts receivable, net	696,905	(416,961)
Inventories	764,626	(1,066,054)
Prepaid expenses and other current assets	(1,609,670)	255,373
Accounts payable	5,481,521	75,268
Accrued compensation	(492,028)	199,638
Accrued expenses and other liabilities	(3,469,972)	(199,091)
Change in capital lease liability	(7,519)	—
Change in operating lease liability	819,563	—
Net cash used in operating activities	(7,084,926)	(4,753,257)
Cash flows used in investing activities
Purchase of property and equipment	11,499	(7,322)
Net cash provided by (used in) investing activities	11,499	(7,322)
Cash flows from financing activities
Proceeds from SBA PPP loan	—	2,000,000
Proceeds from issuance of common stock	—	2,500
Proceeds from issuance of note payable and related party convertible note, net of issuance costs	8,160,000	3,433,815
Net cash provided by financing activities	8,160,000	5,436,315
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,086,573	675,736
Cash, cash equivalents, and restricted cash, beginning of period	886,041	3,795,228
Cash, cash equivalents, and restricted cash, end of period	$1,972,614	$4,470,964
Supplemental activities
Cash paid for interest	$917,138	$6,074
Operating lease – right-of-use asset	4,970,028	—
Operating lease obligation	5,789,581	—
Noncash investing and financing activities
Fair value of warrants issued in connection with notes payable	$2,977,762	$—

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS; LIQUIDITY AND GOING CONCERN

Organization and Business

Suneva Medical, Inc. (“Suneva” or the “Company”) is a privately held medical aesthetics company focused on meeting the demands of the aging process through the use of devices that assist medical and regenerative aesthetic procedures and serving the needs of the general dermatology and aesthetic markets.

The Company was incorporated in Delaware in December 2008 as ARTF Acquisition Corp., later changed its name to Suneva Medical, Inc., and began operations in April 2009 when it acquired ArteFill® (rebranded as Bellafill®) and the related assets out of the bankruptcy estate of Artes Medical, Inc.

Suneva currently markets several product lines in the U.S., Canada, Mexico, South Korea and Hong Kong. Bellafill is an injectable, dermal filler approved by the U.S. Food and Drug Administration (“FDA”) for the correction of nasolabial folds, or smile lines, and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years. In markets outside the U.S., Bellafill is approved for the correction of nasolabial folds. Suneva distributes Bellafill in the U.S., Canada, Mexico, South Korea and Hong Kong. Bellafill is our only product that we developed and manufacture.

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon Medical, Inc. (“Healeon”) which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). The Company began marketing these products in early 2019. Healeon’s proprietary PRP system enables providers to get the highest concentration of platelets with the smallest amount of blood draw for use in the regenerative medicine market. In August 2020, Suneva received FDA approval on its proprietary PRP gel tube technology and markets these products in the U.S.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”) which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. The Company began marketing these products in early 2019. The fat grafting products are designed to dialyze fat tissue in a gentle and reproducible manner to preserve the regenerative properties of fat for use within the regenerative skin and body care industry. This agreement was terminated in August 2022 (refer to Note 9).

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. The Company began marketing these products in May 2020. Sinclair’s proprietary facial thread products are approved by the FDA to lift facial tissue.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. The Company began marketing these products in September 2020. Neauvia’s proprietary plasma devices are approved by the FDA to perform ablative procedures.

In December 2020, Suneva entered into a Supply and Distribution Agreement with Circa Skin, Ltd. (“Circa”) which granted exclusive distribution rights of micro-infusion products to be marketed in the U.S. and Canada. The Company began marketing these products in 2021. Circa’s proprietary devices are used to rejuvenate the skin.

Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred substantial net losses and negative operating cash flows since inception and anticipates that it will continue to do so for the foreseeable future. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company will need to raise additional capital to support ongoing operations. As of June 30, 2022, the Company had $39.1 million of current notes payable, $2.0 million of cash and cash equivalents and negative working capital of $24.3 million.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS; LIQUIDITY AND GOING CONCERN (cont.)

Based upon the Company’s current projections, the Company’s available cash and financing sources will not be sufficient to meet its current and anticipated cash requirements for the next 12 months without additional fundraising. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is developing plans to obtain sufficient additional fundraising to fulfill its operating and capital requirements. The Company’s plans include continuing to fund its operating losses and capital funding needs through private equity or debt financing/refinancing, strategic collaborations, licensing arrangements, or other arrangements. Through August 2022 the Company closed debt financings totaling gross proceeds of $10.2 million (refer to Notes 6 and 9 for details). Although management believes such plans, if executed as planned, should provide the Company sufficient financing to meet its needs, successful completion of such plans is dependent on factors outside of the Company’s control. As such, management cannot be certain that such plans will be effectively implemented within one year after the date that the financial statements are issued.

To the extent the Company is unable to execute on these plans or if the Company is unable to raise additional capital in sufficient amounts or on acceptable terms, the Company may have to significantly delay, scale back or discontinue commercial operating activities or otherwise reduce operating costs. The financial statements do not reflect any adjustments that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ materially from those estimates.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed financial statements include all normal and recurring adjustments (which consist primarily of accruals and estimates that impact the financial statements) considered necessary to present fairly the Company’s financial position as of June 30, 2022, and its results of operations for the six months ended June 30, 2022 and 2021 and cash flows for the six months ended June 30, 2022 and 2021. Operating results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. The unaudited condensed financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited condensed financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2021. The financial information as of December 31, 2021 included herein has been derived from the annual audited financial statements.

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, the recoverability of long-lived assets, useful lives associated with property and equipment and intangible assets, revenue recognition (including the timing of satisfaction of performance obligations, estimating variable consideration, estimating stand-alone selling prices of promised goods and services, and allocation of transaction price to performance obligations), valuation and assumptions underlying stock-based compensation and other equity and debt instruments, and income taxes.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company bases these estimates on historical and anticipated results, trends and various other assumptions that we believe are reasonable under the circumstances. The worldwide continued spread of COVID-19 has caused a global slowdown of economic activity which has decreased demand for a broad variety of goods and services, including from our potential customers, while also disrupting sales channels and marketing activities for an unknown period of time until the disease is contained. The Company is unable to predict the future effect resulting from the COVID-19 pandemic on, for instance, clinical trials, product launch timing, and commercial activities. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash and have an original maturity of six months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists of cash set aside to secure the Company’s corporate credit card charges.

	June 30, 2022	June 30, 2021
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$1,872,007	$4,270,436
Restricted cash	100,607	200,529
Total cash, cash equivalents, and restricted cash	$1,972,614	$4,470,965

Accounts Receivable

Accounts receivable are presented net of allowances for doubtful accounts, credits and sales returns. The Company assesses the credit of its customers’ financial condition and, generally, requires no collateral from its customers. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for specific receivables if and when collection becomes doubtful. Provisions are made based on a specific review of all significant outstanding invoices as well as a review of the overall quality and age of those invoices not specifically reviewed. In determining the provision for invoices not specifically reviewed, the Company analyzes historical collection experience and current economic trends.

If the historical data used to calculate the allowance provided for doubtful accounts does not reflect the Company’s future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required. Once a receivable is deemed to be uncollectible, the balance is charged against the reserve.

The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has accepted product returns in specific circumstances and thus accrues for such returns based upon its historical experience.

Concentration Risks, Significant Customers and Sources of Supply

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by periodically reviewing and placing its cash and cash equivalents with high credit quality financial institutions. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the six months ended June 30, 2022 and 2021, no single customer represented greater than 10% of net product sales. The Company wrote off accounts receivables balances totaling $142,688 and $147,069 in six months ended June 30, 2022 and 2021, respectively.

The Company buys certain raw materials from single source suppliers. Although there are a limited number of manufacturers of certain raw materials, management believes that other suppliers could provide similar raw materials on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely. The Company continually evaluates all suppliers and potential second source opportunities to mitigate these risks.

Inventories

Inventories consist of raw materials, work-in-process and finished goods held for sale to customers and are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out method. Inventory valuation reserves are established based on several factors including, but not limited to, product excess and obsolescence, or application of the lower of cost or net realizable value concepts. The determination of events requiring the establishment of inventory valuation reserves, together with the calculation of the amount of such reserves may require judgment. The Company reviews the components of its inventories on a periodic basis, and at least annually, for excess, obsolete, or impaired inventories, and records specific reserves for the identified items based on an analysis of inventories on hand as compared to forecasted future sales.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the useful life of the asset. Maintenance and repairs are expensed as incurred. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be appropriate. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value. No impairment loss was incurred in six months ended June 30, 2022 and 2021. When property and equipment are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the balance sheets and any resulting gain or loss is reflected in the statements of operations in the period realized. There were no disposals for the six months ended June 30, 2022 and 2021.

Impairment of Long-Lived Assets

The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. During the six months ended June 30, 2022 and 2021, no impairment of long-lived assets was recorded.

Leases

The Company accounts for leases under the provisions of Accounting Standards Codification (“ASC”) 842, Leases (“Topic 842”), which requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements The Company elected to apply the package of practical expedients, which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs for leases that existed prior to adoption of the new lease standard. The Company also elected to utilize the short-term lease recognition exemption for all leases that qualify and, for those leases that qualified, and does not recognize ROU assets or lease liabilities and will not separate lease and non-lease components for all classes of assets.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Issuance of Debt and Equity

The Company issues complex financial instruments which include both equity and debt features. The Company analyzes each instrument under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), ASC 815, Derivatives and Hedging (“ASC 815”) and, ASC 470, Debt (“ASC 470”), in order to establish whether such instruments include any embedded derivatives. See further consideration in Fair Value Measurements, Note 6 — Debt and Note 8 — Convertible Preferred Stock and Stockholders’ Deficit.

Debt Issuance Costs

Debt issuance costs incurred to obtain debt financing are deferred and are amortized over the term of the debt using the effective interest method. The costs are recorded as a reduction to the carrying value of the debt and the amortization expense is included in interest expense for the six months ended June 30, 2022 and 2021.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at its estimated fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is classified as temporary equity on the condensed balance sheets as upon the occurrence of certain events that, in certain situations, are not solely within the control of the Company, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock may become redeemable through a deemed liquidation event unless at least 66 2/3% of the convertible preferred stockholders elect otherwise. Subsequent adjustments to the carrying values of the convertible preferred stock will be adjusted to their redemption values if and when it becomes probable that such a liquidation event will occur.

Common Stock Valuations

The Company is required to periodically estimate the fair value of common stock when issuing stock-based awards and computing its estimated stock-based compensation expense. The fair value of the Company’s common stock is determined on a periodic basis, with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Fair Value Measurements

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1:    Observable inputs such as quoted prices in active markets.

•        Level 2:    Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 3:    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following table presents the estimated fair values of the Company’s financial instruments on a recurring basis:

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$5,461,773	$5,461,773
Embedded convertible note derivative	—	—	—	—
Total	$—	$—	$5,461,773	$5,461,773
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$4,833,324	$4,833,324
Embedded convertible note derivative	—	—	490,000	490,000
Total	$—	$—	$5,323,324	$5,323,324

In August 2021, the Company entered into the Loan and Security Agreement (the “LSA”) (see Note 6) providing warrants in connection with convertible notes that met the criteria to be classified as a liability in accordance with ASC 480-10. Further, the Company concluded that a call option contained in a convertible note which allows for the lender to elect to convert the outstanding principal and interest of the convertible note into term debt (see Note 6) represents an embedded derivative required to be bifurcated from the convertible note host instrument in accordance with ASC 815. Both liabilities are required to be recorded at their estimated fair value initially and on a recurring basis.

During the period January through May 2022, the Company entered into the Loan and Security Agreement (the “LSA”) (see Note 6) providing warrants in connection with convertible notes that met the criteria to be classified as a liability in accordance with ASC 480-10.

The fair value of the liability classified warrants was valued using a Monte Carlo simulation and the embedded convertible note derivative was valued using a probability weighted “with” and “without” methodology. The Monte Carlo simulation is used to forecast future values at the time of stipulated events and is a method by which many possible value outcomes are evaluated, modeling in complex terms into the model construct, to establish the expected values. At issuance, the fair value of the warrants issued in 2022 was $2,977,762. At issuance, the fair value of the warrants issued in 2021 was $3,669,287. The fair value of all warrants issued at June 30, 2022 and December 31, 2021 was $5,461,773 and $4,833,324, respectively.

At issuance, the fair value of the embedded convertible note derivative was immaterial as the probability of the lender exercising this option was deemed to be remote. In December 2021, the noteholder notified the Company of its intent to exercise the option to convert outstanding principal and interest into term debt (see Note 4). In May of 2022, the noteholder converted the outstanding principal and interest of $2,160,000 into term debt. At June 30, 2022 and December 31, 2021, the fair value of the embedded convertible debt derivative was $0 and $490,000, respectively.

The fair values are subjective and are affected by changes in inputs to the valuation models including management’s assumptions regarding estimates of timing and the probability of each outcome occurring. Changes in these assumptions can materially affect the fair value.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following significant assumptions used in the valuation model to estimate the fair value of the Company’s Level 3 financial instruments were as follows:

June 30, 2022
Warrant liability
Fair value of underlying equity	$86,194,380
Expected life (years)	9.4
Expected volatility	72.5%
Risk-free interest rate	2.3%
Probabilities	15 – 95%
Timing of Scenarios (in years)	0.2 – 1.33

There have been no transfers between levels during the periods presented in the accompanying financial statements. The following table summarizes the activity of the Company’s Level 3 financial instruments:

	Warrant Liability	Embedded convertible note derivative
Fair Value at January 1, 2022	$4,833,324	$490,000
Proceeds from issuance	—	—
Fair value at issuance	2,977,762	—
Change in fair value	(2,349,313)	(490,000)
Fair Value at June 30, 2022	$5,461,773	$—

The Company has no other financial assets or liabilities measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021.

Revenue Recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (ASC 606), using the modified prospective transition method. We elected to use certain practical expedients permitted related to adoption and the adoption of “ASC 606” had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We evaluate whether we are the principal or the agent in our revenue arrangements involving third parties should there be changes impacting control in transferring related goods or services to our customers. In revenue arrangements with physicians and distributors, we recognize revenue as a principal when we maintain control of the product or service until it is transferred to our customer. Determining whether we have control requires judgment over certain

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

considerations, which generally include whether we are primarily responsible for the fulfillment of the underlying products or services, whether we have inventory risk before fulfillment is completed, and if we have discretion to establish prices over the products or services.

The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company recognizes product revenue from sales of various product lines (see Note 1) and primarily generates these sales through direct to physician (“DTP”) and distributor sales channels. DTP sales are generated when a physician, operating under the Company’s standard contract, places an order and when that order ships directly to the physician. Distributor sales are generated when a distributor, operating under individual distributor agreements, places an order and when that order ships to the distributor. The Company’s performance obligation to deliver all products is satisfied at the point in time that the goods are shipped to the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The Company does not have material unsatisfied remaining performance obligations or deferred revenue as of June 30, 2022 and December 31, 2021, respectively.

The Company has variable consideration in the form of prompt pay discounts and late payment fees. The Company uses an expected value method to estimate variable consideration and whether the transaction price is constrained. Payment is due within months of when the customer is invoiced, with discounts for prompt payment. The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has accepted product returns in certain circumstances and thus accrues for such returns based upon its historical experience. The amounts of allowances for sales returns recognized at June 30, 2022 and December 31, 2021 were $329,069 and $236,978, respectively, and are recorded in accounts receivables, net in the Company’s condensed balance sheets.

Total product sales, net by sales channel and as a percentage of total product sales, net are as follows:

	Six months ended June 30,
	2022		2021
	Product sales, net	Percentage of product sales, net	Product sales, net	Percentage of product sales, net
Direct to physician	$13,389,125	100%	$14,135,391	99%
Distributor	—	0%	180,000	1%
	$13,389,125	100%	$14,315,391	100%

Total product sales, net by geographic location based on the location of the customer in total and as a percentage of total product sales, net are as follows:

	Six months ended June 30,
	2022		2021
	Product sales, net	Percentage of product sales, net	Product sales, net	Percentage of product sales, net
United States	$12,976,227	97%	$12,952,449	91%
Canada	412,898	3%	1,182,942	8%
Other	—	0%	180,000	1%
	$13,389,125	100%	$14,315,391	100%

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain costs to obtain a contract with a customer should be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer inclusive of expected renewals. The Company has determined that no material costs are incurred to obtain the contract and for contracts with which the expected delivery period is one year or less, we apply the practical expedient to expense such costs as incurred in the statements of operations.

Cost of Product Sales

Cost of product sales represents direct and indirect costs incurred to bring the product to saleable condition, including any write-offs of inventory.

Shipping and Handling Costs

The Company generally provides shipping and handling at no charge to physician customers. The related common carrier costs are recorded as selling, general, and administrative expenses. All other shipping and handling costs are recorded as cost of product sales. Shipping costs included in selling, general and administrative expenses were $233,532 and $201,314 for six months ended June 30, 2022 and 2021, respectively.

Research and Development

All research and development costs are expensed as incurred. These costs include compensation and other expenses for research and development personnel, costs associated with clinical trials, process development activities, regulatory activities, supplies and development materials, consultants, research-related overhead expenses, and related depreciation. The Company incurred research and development expenses of $183,308 and $635,623 for six months ended June 30, 2022 and 2021, respectively.

Advertising Expenses

The Company records advertising expenses when services are performed, or goods are delivered. The Company incurred $10,450 and $525 in advertising costs for six months ended June 30, 2022 and 2021, respectively, which are included in selling, general and administrative expenses.

In March 2017, the Company implemented a Co-operative Advertising Program whereby certain eligible customers are reimbursed up to a defined amount of eligible advertising expenditures based upon reaching a minimum sales volume during a calendar quarter. The customer’s availability to receive reimbursement expires within 90 days of the applicable calendar quarter that the defined advertising was earned. The estimated costs associated with the program in six months ended June 2022 and 2021 were $120,416 and $138,024, respectively, and were recorded as a reduction to product sales.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred since recoverability of such expenditures are uncertain and are included in selling, general and administrative expenses.

Stock-Based Compensation

The Company’s stock-based awards consist of stock options and restricted stock awards. For stock-based awards issued to employees and nonemployees, the Company measures the estimated fair value of the stock-based awards on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective awards. The Company records expense for awards with service-based vesting using the straight-line method. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur. The Company estimates the fair value of stock option and restricted stock award grants using the Black-Scholes option pricing model.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Preferred Stock

The Company issued Series AA Preferred Stock that are conditionally redeemable, as the redemption rights are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, and as such, are classified as temporary equity.

Income Taxes

A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based on the available evidence, it is more likely than not that the deferred tax assets will be realized.

The Company uses a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Net Loss per Common Share

In periods of net loss, basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. The Series 1-A, 1-B, 1-C, 1-D, 2, and AA convertible preferred stock (the “Convertible Preferred Stock”) contain non-forfeitable rights to dividends with the common stockholders, and therefore considered to be participating securities. In periods of net income, the calculation of basic earnings per share excludes from the numerator net income attributable to the Convertible Preferred Stock and excludes the impact of those shares from the denominator.

For periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all potential dilutive common shares is anti-dilutive. For periods of net income, diluted earnings per share is computed using the more dilutive of the “two class method” or the “if-converted method.” Dilutive earnings per share under the “two class method” is calculated by dividing net income available to common stockholders as adjusted for the participating impacts of the Convertible Preferred Stock, by the weighted-average number of shares outstanding plus the dilutive impact of all other potential dilutive common shares. Dilutive earnings per share under the “if-converted method” is calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares.

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	June 30, 2022	June 30, 2021

Stock options*	2,871,066	2,761,568
Warrants for preferred stock	3,571,250	—
Series AA convertible preferred stock	46,000,000	46,000,000
Related party convertible notes payable	11,500,000	—
Total common stock equivalents	63,942,316	48,761,568

____________

*        There were no incremental shares (shares assumed to be issued less shares assumed to have been repurchased) on the stock options, as a result of including unrecognized compensation expense into assumed proceeds from the exercise of the in-the-money options under the treasury stock method.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment in the United States.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. The Company adopted this standard effective January 1, 2022, using the modified retrospective transition method applied at the effective date of the standard. Results for reporting periods beginning after January 1, 2022 are presented under the new leasing standard, while prior period amounts will not be retrospectively adjusted and will continue to be reported in accordance with the Company’s historic accounting treatment. The new standard provides several optional practical expedients in transition. The Company elected to apply the package of practical expedients, which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs for leases that existed prior to adoption of the new lease standard. The Company also elected to utilize the short-term lease recognition exemption for all leases that qualify and, for those leases that qualified, the Company did not recognize ROU assets or lease liabilities. Additionally, the Company also elected not to separate lease and non-lease components for all classes of assets. Upon adoption, on the effective date of January 1, 2022, the Company recorded a cumulative effect adjustment to the opening balance sheet to recognize lease liabilities of $6,146,920 and corresponding lease ROU assets of $5,330,034. The adoption of the new standard did not have a significant impact on net earnings or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires an entity to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including accounts receivable, and other commitments to extend credit. In November 2019, the FASB issued ASU 2019-10, which delayed the effective date for this guidance. This guidance, as amended, is now effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the standard is effective in fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which, among other things, provides guidance on how to account for contracts on an entity’s own equity. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the ASU eliminated the need for the Company to assess whether a contract on the entity’s own equity (1) permits settlement in unregistered shares, (2) whether counterparty rights rank higher shareholder’s rights, and (3) whether collateral is required. In addition, ASU 2020-06 requires incremental disclosure related to contracts on the entity’s own equity and clarifies the treatment of certain financial instruments accounted for under this ASU on earnings per share. This ASU may be applied on a full retrospective or modified retrospective basis. The amendments in the ASU are effective in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption of the standard is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its initiative to reduce complexity in accounting standards. ASU 2019-12 removes the following exceptions: exception to the incremental approach for intra-period tax allocation; exception to accounting for basis differences when there are ownership changes in foreign investments; and exception to interim period tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also improves financial reporting for franchise taxes that are partially based on income; transactions with a government that result in a step up in the tax basis of goodwill; separate financial statements of legal entities that are not subject to tax; and enacted changes in tax laws in interim periods. ASU 2019-12 is effective for public business entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the standard is effective in fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. This ASU is effective as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

3. RELATED-PARTY TRANSACTIONS

HealthCare Royalty Partners

HealthCare Royalty Partners (“HCRP”) is a stockholder in the Company and, through an affiliate — HCR Molag Fund, L.P. (“HCRP MGS”), was also a creditor. From formation through December 31, 2012, HCRP was the primary source of funding for the Company’s operations, including the issuance of convertible promissory notes totaling $32,000,000 (see Note 6).

In August 2013 and April 2015, the Company entered into $10,000,000 and $20,400,000 Loan and Security Agreement (“HCRP MGS LSA”), respectively, with HCRP MGS (see Note 6). In May 2020, as part of the recapitalization transactions (see Note 4), the LSA was amended and HCRP and HCRP MGS’ ownership of the Company was modified.

In August 2021, the Company and HCRP MGS agreed to an amendment to the HCRP MGS LSA that provided for the cancellation of the full then outstanding principal balance in exchange for a subordinated convertible note, partial cash payment, and forgiveness of the remaining balance (see Note 6).

EW Healthcare Partners

EW Healthcare Partners (“EW”) is a stockholder in the Company and was a convertible noteholder during the six months ended June 2022 and the year ended December 31, 2021.

In August 2021, the Company issued a total of $3,500,000 convertible promissory notes to EW. During the period of January 2022 through June 2022, the Company issued a total of $3,500,000 convertible promissory notes to EW (see Note 6).

Polaris Partners

Polaris Partners (“Polaris”) is a stockholder in the Company and was a convertible noteholder during six months ended June 2022 and the year ended December 31, 2021.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

4. RECAPITALIZATION TRANSACTIONS — RELATED PARTY

On May 15, 2020, the Company closed a series of transactions contemporaneously to recapitalize the Company’s ownership structure and restructure its existing debt.

As a result of the transactions, the Company issued Series AA convertible preferred stock in consideration of: (1) $3,000,000 gross cash proceeds from existing investors, net of issuance costs of $20,655; (2) converted all series of Series 1 and 2 redeemable convertible preferred stock to Series AA shares; (3) restructured the LSA with HCRP MGS in exchange for Series AA shares; and (4) cancellation of $7,500,000 principal amount of related party senior preferred convertible notes in exchange for Series AA shares. The Company incurred $253,366 of transaction costs that were allocated according to the Series AA shares issued. Upon closing of the recapitalization transactions, the authorized capital stock of the Company consists of 51,000,000 shares of Common Stock and 46,000,000 shares of Preferred Stock.

The Company modified its Series 1 and 2 redeemable convertible preferred stock agreements with related parties to allow for conversion into Series AA shares. Due to the modification the Company recorded a $2,077,432 gain resulting from the difference between the fair value of the Series AA shares of $18,968,498, net of issuance costs of $131,502, and the $21,177,434 carrying value of Series 1 and 2 redeemable convertible preferred stock. This gain was recorded in additional paid-in capital in statements of stockholders’ deficit due the related party relationship between the Company and the stockholders.

The LSA with HCRP MGS was amended as follows: (i) term loan maturity date was extended to December 31, 2021, (ii) during the period from June 1, 2020 to December 31, 2021, interest payments are deferred and converted to a payment-in-kind (“PIK”) interest, at 8.0% fixed annual rate, (iii) principal and interest payments due over a 12-month amortization period from July 1, 2021 to December 31, 2021, (iv) cancelled $14,598,366 of principal in exchange for Series AA shares, and (v) modified the final payment to 5.0% of the revised principal amount.

In connection with the transaction, the Company recorded a gain of $6,754,938 and $6,175,724 for the extinguishment of the Related Party Note Payable and Related Party Convertible Note Payable, respectively, resulting from the difference between the carrying value and the fair value of the shares contributed, net of issuance costs of $101,209 (see Note 6). The combined gain of $12,930,662 is reported in 2020 as a gain on extinguishment of related party debt under non-cash investing and financing activities on the statements of cash flows. The Company recorded a gain of $12,930,662 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

The Company also approved a reverse stock split converting all outstanding common shares into 0.000016 of common shares. The reverse stock split has been given retroactive effect within the Company’s balance sheet, statement of stockholders’ deficit and notes to the financial statements for all periods presented. As a result of the reverse stock split, every sixty-two thousand five hundred (62,500) shares of our pre-reverse stock split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of .000016 as of May 15, 2020.

5. BALANCE SHEET DETAILS

Accounts Receivable, Net

Accounts receivable, net consisted of the following:

	June 30, 2022	December 31, 2021

Accounts receivable	$1,974,493	$2,595,339
Allowance for doubtful accounts and sales returns	(620,889)	(582,730)
Accounts receivable, net	$1,353,604	$2,012,609

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

5. BALANCE SHEET DETAILS (cont.)

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2022	December 31, 2021

Prepaid inventory	$450,000	$59,980
Prepaid insurance	(24,512)	109,820
Prepaid debt financing	57,348	—
Prepaid vendor and other expenses	200,872	332,320
Prepaid equity financing	2,252,205	824,122
Total prepaid expenses and other current assets	$2,953,912	$1,326,242

Inventories

Inventories consisted of the following:

	June 30, 2022	December 31, 2021

Raw materials	$402,952	$293,172
Work in process	810,647	1,235,284
Finished goods	11,728,101	12,177,870
Total inventories	$12,941,700	$13,706,326

Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30, 2022	December 31, 2021

Furniture and fixtures	$203,616	$203,616
Office equipment	519,489	519,489
Manufacturing equipment	1,519,092	1,519,092
Capital leases	—	29,050
Leasehold improvements	1,877,500	1,877,500
Construction-in-progress	774,804	774,804
Total property and equipment	4,894,501	4,923,551
Less accumulated depreciation and amortization	(3,906,722)	(3,831,289)
Property and equipment, net	$987,779	$1,092,262

Total depreciation expense for the six months ended June 30, 2022 and 2021 was $92,983 and $226,474, respectively. All assets are located in the United States.

Intangible Assets, Net

Intangible Assets, net is comprised of:

	June 30, 2022	December 31, 2021

Gross intangible assets	$750,000	$750,000
Less accumulated amortization	(132,543)	(113,147)
Intangible assets, net	$617,457	$636,853

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

5. BALANCE SHEET DETAILS (cont.)

In November 2018, Suneva entered in a License Agreement and a Supply Agreement with Healeon, which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). In exchange for the licensing rights, the Company agreed to pay Healeon a license fee of $750,000, payable with an initial payment of $150,000 due upon execution of the agreement and twelve (12) monthly installment payments of $50,000. The initial term of the license agreement is five years.

According to the terms of the License Agreement, Suneva retained a right to receive a refund of license fees if Healeon did not receive FDA approval of the next generation PRP product by December 31, 2019. The refund amount was fixed at $300,000 and was to be paid in cash by June 30, 2020. Healeon did not receive FDA approval by December 31, 2019 and thus these amounts were due to Suneva. In March 2020, the Company executed an amendment to its License Agreement which stipulates that the $300,000 license fee refund shall be repaid to Suneva in the form of a cancellation of indebtedness and a price reduction on next generation products. Based upon Suneva’s assessment of the low probability of the cash payment from Healeon, Suneva determined that license fee refunds shall be recorded only upon receipt and considered a gain contingency. The Company recorded $0 and $17,329 in license fee refunds from Healeon during the six months ended June 30, 2022 and 2021, respectively.

The intangible value of the licensing rights has been allocated between the respective product lines based upon their relative value of product sales over the five-year term of the agreement. The intangible value will be amortized on a straight-line monthly basis which approximates the economic benefit received by the licensed rights. One of the licenses has not yet started their amortization period, thus, no amortization has been taken as of June 30, 2022. Future amortization for the license which is currently being utilized will be $19,397 for and $35,560 for the remainder of the year ending December 31, 2022 and the year ending December 31 2023, respectively

The Company recognized $19,397 in amortization expense during six months ended June 30, 2022 and 2021.

Accrued Expenses

Accrued expenses consisted of the following:

	June 30, 2022	December 31, 2021

Professional services	$919,969	$987,836
Contractual rebates	168,151	258,362
Inventory in transit	—	3,173,284
Accrued vendor and other expenses	558,352	696,963
Total accrued expenses	$1,646,473	$5,116,445

6. DEBT

The Company’s outstanding debt obligations as of June 30, 2022 and December 31, 2021 are as follows:

	June30,2022
Balance Sheet Line Item	Principal Balance	Debt Issuance Costs/Discount	Premium	Accrued Interest	Net Carrying Value	Less Current Portion	Long-term Debt
Note payable, net	$13,160,000	$3,437,519	$180,471	$—	$9,902,952	$2,193,333	$7,709,619
Convertible note payable, net	1,500,000	426,310	346,137	21,370	1,441,197	1,441,197	—
Related Party note payable, net	10,000,000	421,733	17,429,612	769,315	27,777,194	27,777,194	—
Total long-term debt	$24,660,000	$4,285,562	$17,956,220	$790,685	$39,121,343	$31,411,724	$7,709,619

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

	December31,2021
Balance Sheet Line Item	Principal Balance	Debt Issuance Costs/Discount	Premium	Accrued Interest	Net Carrying Value	Less Current Portion	Long-term Debt
Note payable, net	$8,000,000	$3,036,591	$71,562	$—	$5,034,971	$1,333,333	$3,701,638
Convertible note payable, net	2,000,000	566,819	1,159,593	70,685	2,663,459	2,663,459	—
Related Party note payable, net	6,500,000	65,161	5,483,995	315,068	12,233,902	12,233,902	—
SBA PPP Loan	2,000,000	—	—	—	2,000,000	2,000,000	—
Total long-term debt	$18,500,000	$3,668,571	$6,715,150	$385,753	$21,932,332	$18,230,694	$3,701,638

Related Party Note Payable

In August 2013, the Company entered into a loan and security agreement LSA with Vanderbilt Account Management, LLC, now known as HCRP MGS, for a 42-month $10,000,000 term loan. In April 2015, the Company entered into a $20,400,000 loan and security agreement with HCRP MGS, which replaced the August 2013 $10,000,000 loan facility. The Company defaulted on the HCRP MGS LSA when principal payments were not made starting in June 2019. In July 2019, HCRP MGS and the Company agreed to a third amendment to the HCRP MGS LSA which provided for the following modifications: (i) term loan maturity date was extended to September 30, 2020, (ii) during the period from June 1, 2019 to September 30, 2019, interest payments are deferred and converted to a payment-in-kind (“PIK”) interest, and (iii) principal and interest payments due over a 12-month amortization period from October 1, 2019 to September 30, 2020.

The Company defaulted on the HCRP MGS LSA when principal payments were not made starting in October 2019. In January 2020, HCRP MGS and the Company agreed to a fourth amendment which provided for the following modifications: (i) term loan maturity date was extended to June 30, 2021, (ii) during the period from October 1, 2019 to June 30, 2020, interest payments were deferred and converted to PIK interest, and (iii) principal and interest payments due over a 12-month amortization period from July 1, 2020 to June 30, 2021.

The Company defaulted on the HCRP MGS LSA when the required minimum cash balance was not maintained and principal payments were not made starting in March 2020. In May 2020 and in conjunction with the recapitalization transactions, HCRP MGS and the Company agreed to a fifth amendment which provided for the following modifications: (i) cancelled $14,598,366 of outstanding principal in exchange for Series AA preferred shares, (ii) term loan maturity date was extended to December 31, 2021, (iii) during the period from June 1, 2020 to December 31, 2021, interest payments are deferred and converted to PIK interest, (iv) principal and interest payments due over a 12-month amortization period from July 1, 2021 to December 31, 2021, (v) the interest rate was reduced to an 8.0% fixed rate, and (vi) the final maturity payment was reduced to 5.0% of the then outstanding principal amount.

Based upon the facts and circumstances at the time of the fifth amendment, the Company determined that the debt modification qualified as a troubled debt restructuring. The Company issued 9,000,000 shares of Series AA preferred shares with a fair value of $7,200,000 in exchange for the cancellation of $14,598,366 of HCRP MGS LSA principal. The carrying amount of the term note of $25,602,094 was reduced by the $7,200,000 value of shares contributed resulting in $18,402,094 of revised carrying value. The total undiscounted cash flows of the modified debt is $11,647,156, giving consideration to the PIK interest and the final maturity payment. Accordingly, the Company recorded a gain of $6,754,938 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

In May 2021 and June 2021 there were additional amendments to the HCRP MGS LSA that provided for the following modifications: (i) extended maturity date (ii) modified applicable interest, (iii) modified the final maturity payment, (iv) modified the liens and (v) amended the cash minimum requirement.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

In August 2021, the Company and HCRP MGS agreed to an additional amendment to the HCRP MGS LSA that provided for the cancellation of the full then outstanding principal balance of $11,673,373 in exchange for a $3,000,000 subordinated convertible note (“HCRP MGS Convertible Note”), $5,000,000 in cash, and forgiveness of the remaining $3,673,373 balance. The amendment was accounted for as an extinguishment. The Company recorded a gain of $3,673,373 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

Loan and Security Agreement — Non-Related Party

On August 24, 2021, the Company executed a Loan and Security Agreement (the “Avenue LSA”) with a new lender, Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the Avenue LSA, the lender committed to fund up to $15,000,000 in loans to the Company, with $8,000,000 in term debt (the “Term Note” or “Tranche 1 Term Debt”), $2,000,000 in convertible debt (the “Avenue Convertible Note”) funded at the closing date, and $5,000,000 as a second tranche (the “2nd Tranche”) available between November 1, 2021 and April 30, 2022, contingent on certain milestones being met.

Term Note

The Term Note and 2nd Tranche mature August 24, 2024. The Term Note and 2nd Tranche bear interest at the greater of (A) the Prime Rate and (B) 3.25%; plus 7.25%. The Term Note and 2nd Tranche provide for interest only payments for the twelve months of the term, with the interest only period extending for six months in the event the Company draws amounts under the 2nd Tranche.

A commitment fee equal to 1.0% of the total $15,000,000 made available under the Avenue LSA was paid at the Avenue LSA closing. A final payment fee equal to 4.25% of the $15,000,000 commitment amount is due at maturity.

In May 2022, the Company executed a First Amendment to the Avenue LSA (the “Avenue Amendment”). Under the terms of the Avenue Amendment, the Lender funded $3,000,000 on the effective date of the Avenue Amendment, as 2nd Tranche Term Debt. In addition, the Lender converted the $2,000,000 Avenue Convertible Note including accrued interest of $160,000 into a term note, with the same terms as Tranche 1 Term Debt. The Avenue Amendment contained a covenant for the Company to maintain a cash balance of $1,000,000 (see also Note 9).

As of June 30, 2022, the net carrying value of the Term Note was $9,902,952. As of June 30, 2022, the Term Note had a $2,997,006 unamortized discount, and an unamortized debt issuance cost of $440,513, and an unamortized premium of $180,471. These are being amortized using an effective interest rate of 36.09%.

Avenue Convertible Note

In May 2022, the Company executed a First Amendment to the Avenue LSA (the “Avenue Amendment”). Under the terms of the Avenue Amendment, the Lender converted the $2,000,000 Avenue Convertible Note including $160,000 of accrued interest into a term note, with the same terms as the Tranche 1 debt. Unamortized discounts, premium discounts, and debt issuance costs were charged to interest expense.

Embedded Avenue Convertible Note Derivative

The Avenue Convertible Note contained a call option which represents an embedded derivative required to be bifurcated from the convertible debt host instrument in accordance with ASC 815. In the event that term debt obligations under the Avenue LSA have not been paid in full prior to the date at which the Avenue Convertible Note is scheduled to convert to equity securities, Avenue has the option to treat the Avenue Convertible Note and all accrued and unpaid interest thereon as term debt, that is, the Avenue Convertible Note will be cancelled, and a note having the same terms as the $8,000,000 Tranche 1 Term Debt will be issued in its place. This embedded redemption feature represents a

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

call option to Avenue and is required to be bifurcated from the convertible note host instrument in accordance with ASC 815. Due to the conversion of the convertible note in May 2022 the embedded derivative no longer existed. As a result, the liability to reflect the embedded derivative was reversed.

Warrant

Concurrent with the execution of the Avenue LSA, the Company issued a stock warrant (the “Avenue Warrant”) to Avenue. The Avenue Warrant expires August 31, 2031, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares, as defined in the Avenue LSA. If the Avenue Warrant is exercised for Series AA shares, the stock purchase price per share will be equal to the lower of (i) $0.80 and (ii) the lowest price per share at which any convertible debt converts into Series AA shares prior to the next round (the “Conversion Price”). If the Avenue Warrant is exercised for next round shares, the Stock Purchase Price will be the lower of (i) the lowest price per share paid by cash investors in the next round and (ii) the Conversion Price. The Avenue Warrant is classified as a liability in accordance with ASC 480. See Fair Value Measurements in Note 2.

Intuitus Convertible Note

In May 2022, the Company issued $1,500,000 of subordinated convertible promissory notes to Intuitus Suneva Debt LLC (“Intuitus”). The notes bear interest at an annual fixed rate of 10.0% with a maturity of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued stock warrants to purchase preferred stock. The warrant expires May 10, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares. The Intuitus Warrant is classified as a liability in accordance with ASC 480. See Fair Value Measurements in Note 2.

As of June 30, 2022, the net carrying value of the Intuitus Convertible Note was $1,441,197. As of June 30, 2022, the convertible note had a $426,310 unamortized discount and a $346,137 unamortized premium. These are being amortized using an effective interest rate of 263.83%.

Related Party Convertible Notes Payable

In July 2019, the Company issued $2,500,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 8.0% with a maturity date of December 31, 2020. At maturity, the Company is required to pay the noteholders a maturity payment fee of $5,000,000 in addition to the principal amount of $2,500,000.

In January 2020, the Company issued $5,000,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2020. At maturity, the Company is required to pay the noteholders a maturity payment fee of $10,000,000 in addition to the principal amount of $5,000,000.

The notes contained an automatic conversion feature stipulating that all then-outstanding principal and interest shall automatically convert upon consummation of a qualified senior financing at a 25% discount to the lowest price per share. A senior financing was defined as an issuance of senior preferred shares that resulted in gross proceeds in excess of $10,000,000 in cash.

The notes were subordinated to the HCRP MGS LSA specifically identified as senior indebtedness. In May 2020, as part of the recapitalization transactions, the notes were cancelled in exchange for Series AA preferred shares (see Note 4). The Company issued 9,374,996 shares of Series AA preferred shares with a fair value of $7,499,997 in exchange for the cancellation of $13,675,721 in convertible note principal including accrued interest and accrued final payment. Accordingly, the Company recorded a gain of $6,175,724 resulting from the difference between the carrying value and the fair value of the shares contributed in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the noteholders.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

In May 2021, the Company executed a subordinated convertible note agreements with EW for $3,500,000 (the “EW Convertible Notes”).

Concurrent with execution of the Avenue LSA in August 2021, the Company amended the EW Convertible Notes to align certain definitions with the Avenue LSA and, in exchange of the extinguishment of the HCRP MGS LSA, executed a subordinated convertible notes agreement with HCRP MGS for $3,000,000 (the “HCRP MGS Convertible Note”). The EW Convertible Notes and HCRP MGS Convertible Note are subordinated in right of payment to the prior payment in full of the Term Note per the Avenue LSA.

The EW Convertible Notes and HCRP MGS Convertible Note maturity date is defined as the earlier to occur of: (i) December 31, 2022, or (ii) a voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders may extend the maturity date with written notice at their option. Upon maturity, the cash repayment amount will be equal to 300% of the sum of all unpaid principal then outstanding plus all accrued and unpaid interest. The EW Convertible Notes and HCRP MGS Convertible Note bear simple interest at the rate of 10% per annum until converted or paid in full. However, upon an event of default, the notes shall bear interest at the rate of 15% per annum, compounded weekly. Interest will be calculated on the basis of a 365-day year for the actual days elapsed.

The EW Convertible Notes and HCRP MGS Convertible Note automatically convert to shares issued in a “Senior Financing” at a conversion price equal to 75% of the lowest price paid by other investors in the Senior Financing. A Senior Financing is defined as the next issuance of preferred shares with the most senior liquidation preference or rights that results in gross proceeds of at least $20,000,000. The holders of the EW Convertible Notes and HCRP MGS Convertible Note also have the option to convert the notes upon the following events: (i) in the event the Company sells equity securities for cash on or before the date of repayment or conversion of the Convertible Notes in a transaction or series of transactions that do not constitute a Senior Financing, the lenders may elect to treat such equity financing as a Senior Financing. Thus, the notes would be converted to shares issued in the financing at a price per share equal to 75% of the lowest price paid by other investors, or (ii) in the event a voluntary or involuntary liquidation, dissolution or winding up of the Company occurs prior to the full conversion or repayment, or at any time following the maturity date, EW and HCR MGS may elect to convert all notes into shares of Series AA stock at a price per share equal to $0.80.

The EW Convertible Notes and HCRP MGS Convertible Note contain features that meet the definition of a derivative and are required to be bifurcated from the original notes and accounted for separately at fair value. The notes may not be prepaid in whole or in part without the prior written consent of the note holders (“Redemption Option”), failure to meet the covenants or obligations of the note (“Event of Default Prepayment”) and a voluntary or an involuntary liquidation, dissolution or winding up of the Company (“Mandatory Repayment upon Liquidation”). The occurrence of a Redemption Option, Event of Default Prepayment or Mandatory Repayment upon Liquidation was deemed a remote possibility at the time the original notes were issued; therefore, the Company concluded that any estimated fair value would be insignificant to the financial statements. The Company has elected to not record the embedded derivative separately and will continue to monitor, at each reporting period, whether the probability of occurrence is greater than remote.

In January 2022, the Company issued $1 million of subordinated convertible promissory notes to EW. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires January 2, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares.

In February 2022, the Company issued $1.5 million of subordinated convertible promissory notes to EW. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires February 8, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

In April 2022, the Company issued $1 million of subordinated convertible promissory notes to EW. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of the sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires February 8, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

The EW Warrants are classified as a liability in accordance with ASC 480. See Fair Value Measurements in Note 2.

As of June 30, 2022, the total net carrying value of the HCRP MGS Convertible Note included in Related party convertible note payable, net on the balance sheet was $8,989,198. As of June 30, 2022, the HCRP MGS Convertible Note had $1,072,776 unamortized premium a $23,931 unamortized debt issuance cost. These are being amortized using an effective interest rate of 25.69%

As of June 30, 2022, the total net carrying value of the EW Convertible Notes included in Related party convertible note payable, net on the balance sheet was $18,787,996. As of June 30, 2022, the EW Convertible Notes had a $16,356,836 unamortized premium, a $373,359 unamortized debt discount, and a $24,443 unamortized debt issuance cost. These are being amortized using an average effective interest rate of 65.36%.

Small Business Administration Paycheck Protection Program Loan

On January 29, 2021, the Company closed a second promissory note 2021 PPP Loan totaling $2 million under the Paycheck Protection Program (the “PPP”) second draw program pursuant to the CARES Act (“2021 PPP Loan”), a program implemented by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The 2021 PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the SBA. The principal amount of the 2021 PPP Loan is subject to forgiveness under the PPP upon the Company’s request to the extent that the 2021 PPP Loan proceeds are used to pay expenses permitted by the PPP, including payroll costs, covered rent and utility payments incurred by the Company. To the extent that all or part of the 2021 PPP Loan is not forgiven, the Company will be required to pay interest on the unforgiven 2021 PPP Loan balance at a rate of 1.0% per annum. The terms of the 2021 PPP Loan provide for customary events of default including, among other things, payment defaults.

In the fourth quarter of 2021, the Company applied for forgiveness of the 2021 PPP loan and in April 2022, the 2021 PPP loan, together with all accrued interest, amounting to $2 million had been fully forgiven, by the SBA, under the provisions of the PPP program.

The Company previously had received a first 2020 PPP Loan in the amount of $2.4 million that had been forgiven with accrued interest at December 31, 2021.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and manufacturing space in one facility under an operating lease. The lease agreement contains renewal options, rent holidays, or rent escalation clauses.

Effective in July 2016, the Company entered into a fourth amendment to its lease agreement for a manufacturing facility in San Diego, California (“San Diego Lease”). In May of 2021 the Company extended the lease for an additional five-year term, which expires in April 2027.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

As of June 30, 2022, the operating lease right-of-use asset and the operating lease liabilities was $4.97 million. The weighted average discount rate used to account for the Company’s operating leases under Topic 842 is the Company’s estimated incremental borrowing rate of 11.43%. The remaining term of the Company’s noncancellable operating lease is 4.83 years.

Rent expense related to the Company’s operating lease was approximately $696,290 and $512,088 for the six months ended June 30, 2022 and 2021, respectively. The Company recognizes rent expense, in operating expenses with a portion allocated to cost of product sales, on a straight-lined basis over the lease period and accrues for rent expense incurred but not yet paid.

Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of June 30, 2022 are as follows:

Year Ended December 31,	Lease Commitments
2022	$698,599
2023	1,514,193
2024	1,551,017
2025	1,596,149
2026	1,642,111
Thereafter	564,084
Total future minimum operating lease payments	$7,566,153

Employee Benefit Plan

In December 2010, the Company adopted a defined contribution 401(k) plan (the “Plan”) covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 100% of their compensation per year (subject to a maximum limit by federal law). Although the Plan allows for employer contributions, no employer contributions have been made.

Litigation

The Company is party to certain claims and legal actions arising in the normal course of business, including those related to litigation, business transactions, employee-related matters, and other matters. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the Likelihood of a potential loss is reasonably possible and the amount involved could be material. The Company expenses the costs related to legal proceedings as incurred. The Company does not expect any such claims and legal actions to have a material adverse effect on its business, results of operations or financial condition.

Equipment Lease

In February 2020, the Company entered into a lease agreement granting the right to use small office equipment. The lease terminates in January 2024. Rent is approximately $10,000 annually and monthly rent expense is recognized on a straight-line basis over the lease term.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

Supplier Purchase Commitments

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon which granted non-exclusive and exclusive license and distribution rights of PRP products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). Under the terms of the agreements with Healeon, the Company has contractual minimum product purchase obligations totaling $5.2 million over the remaining term of the contract in order to retain license and exclusive distribution rights.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”), respectively, which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. Under the terms of the agreements with Aurastem and Puregraft, the Company has contractual minimum product purchase obligations totaling $3.2 million over the remaining term of the contract, in order to retain exclusive distribution rights. As of June 30, 2022, the Company believes it has met its obligations under the Puregraft agreement. As of June 30, 2022, the Company did not meet the obligations under the Aurastem agreement. In August 2022, the Company and Aurastem agreed to terminate the agreement (see also Note 9). As of June 30, 2022, inventory on hand related to the Aurastem product was $1.3 million.

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. Under the terms of the agreements with Sinclair, the Company has remaining contractual minimum product purchase obligations totaling $11.4 million over the remaining term of the contract, in order to retain license and exclusive distribution rights.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. Under the terms of the agreements with Neauvia, the Company has remaining contractual minimum product purchase obligations totaling $14.5 million over the remaining term of the contract. As of June 30, 2022, the Company owed Neauvia $3.1 million which was delinquent. Inventory on hand at June 30, 2022 totaled $7.6 million.

In March 2020, Suneva entered into a Supply and Distribution Agreement with Sanwell Medical Equipment Co. Ltd. (“Sanwell”) which granted exclusive distribution rights of PRP products in North America. Under the terms of the agreement with Sanwell, the Company has annual minimum product purchase obligations totaling $216,000.

Future minimum supplier obligations under the various distribution agreements with a term of more than one year as of June 30, 2022 are as follows:

Year Ended December 31,	Supplier Commitments
2022	$11,278,800
2023	13,094,100
2024	5,421,600
2025	2,498,400
2026	1,764,000
Total future supplier obligations	$34,844,400

Definitive Merger Agreement, Private Investment in Public Entity, and Contingent Acquisition

On January 12, 2022, the Company entered into a definitive merger agreement with Viveon Health Acquisition Corp., or (“VHAC”), a special purpose acquisition company, to complete a business combination among VHAC, VHAC Merger Sub, Inc., or (“Merger Sub”), and the Company. Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of VHAC, and VHAC will be named Suneva Holdings, Inc. It is anticipated the Company will be considered the accounting acquirer under ASC Topic 805, Business Combinations and the acquisition will be accounting for as a reverse recapitalization

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

(“Reverse Recapitalization”). The Reverse Recapitalization is expected to close in the second half of 2022. Upon the effectiveness of the Reverse Recapitalization, each share of the Company’s convertible preferred stock and each share of the Company’s common stock will be converted into the right to receive such number of shares of common stock of VHAC, or VHAC Common Stock, pursuant to a share exchange formula set forth in the Merger Agreement.

The aggregate consideration for the transaction payable to the Company’s existing stockholders shall be equal to $250 million of VHAC Common Stock. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each of VHAC and the Company and the fulfillment of certain other closing conditions.

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

Series AA

In May 2020, the Company issued 46,000,000 shares of Series AA convertible preferred stock with an original issue price of $0.80 per share to existing investors in conjunction with the recapitalization transactions (see Note 4). As a result of the transactions, the Company issued Series AA convertible preferred stock as follows: (1) 3,750,004 Series AA shares in exchange for $3,000,000 cash proceeds from existing investors; (2) converted all series of Series 1 and 2 redeemable convertible preferred stock to 23,875,002 Series AA shares; (3) restructured the LSA with HCRP MGS in exchange for 9,000,000 Series AA shares; and (4) cancellation of $7,500,000 principal amount of senior preferred convertible notes in exchange for 9,374,996 Series AA shares.

Series 2

In April 2019, the Company issued 72,500,018 shares of Series 2 convertible preferred stock with an original issue price of $0.138 per share for aggregate gross proceeds of $10,000,000 to existing investors in a private placement transaction. The investors were: (i) each granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 2 preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 17,037,503 Series AA shares.

Series 1-A

In June 2018, the Company issued 36,250,009 shares of Series 1-A preferred stock with an original issue price of $0.138 per share for aggregate gross proceeds of $5,000,000 to an existing investor in a private placement transaction. The investor was: (i) granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 1-A preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 6,597,794 Series AA shares.

Series 1-B

In June 2018, the Company issued 28,750,007 shares of Series 1-B preferred stock with an original issue price of $0.174 per share for aggregate gross proceeds of $5,000,000 to an existing investor in a private placement transaction. The investor was: (i) granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 1-B preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 39,705 Series AA shares.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Series 1-C

In June 2018, the Company issued 5,000,000 shares of Series 1-C preferred stock with an original issue price of $0.138 per share in consideration for the restructuring of the LSA with HCRP MGS.

Pursuant to the May 2020 recapitalization, such shares were converted into 200,000 Series AA shares.

Series 1-D

In June 2018, the Company issued 20,000,000 shares of Series 1-D preferred stock with an original issue price of $0.138 per share in consideration for the extinguishment of a royalty interest financing agreement. The investor was granted the right to designate one director to the Company’s Board of Directors.

Pursuant to the May 2020 recapitalization, such shares were converted into zero Series AA shares.

Dividends

The holders of the Series AA preferred stock are entitled to receive a non-cumulative dividend of 8% per annum of the applicable original issue price on each outstanding share of preferred stock, subject to certain adjustments, only when, as, and if declared by the Company’s Board of Directors. As of June 30, 2022 and 2021, the Board of Directors had not declared any dividends.

Conversion

Each share of Series AA preferred stock is convertible, at the option of the holder, into such number of shares of common stock as is determined by dividing the applicable original issue price for the Series AA preferred stock by the applicable conversion price in effect at the time of conversion. The initial conversion price of $0.80 per share, and the rate at which shares of Series AA preferred stock may be converted into shares of common stock, was determined based upon the fair value at the time of closing shall be subject to adjustment as defined in the Company’s Amended and Restated Certificate of Incorporation.

Voting Rights

Each holder of the convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote; and have voting rights and powers equal to the common stock, except that the holders of shares of Series AA convertible preferred stock, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect four directors of the Company.

At any time Series AA convertible preferred stock remains outstanding, approval of the holders of at least 66⅔% of Series AA convertible preferred stock is required for certain matters, as defined in the Company’s Amended and Restated Certificate of Incorporation, including but not limited to (a) the consent, agree or commit to a liquidation or deemed liquidation event., (b) an increase or decrease the authorized numbers of shares of any stock, (c) the authorization or creation any new class of stock that are senior to the existing Series AA convertible preferred stock, (d) the redemption or repurchase of any shares of stock, (e) the declaration or payment any dividend or otherwise make a distribution to shareholders, or (f) the increase or decrease the number of directors.

Liquidation

In accordance with the recapitalization transactions, upon liquidation, dissolution or winding up of the Company, the holders of Series AA have a preference in liquidation equal to 1.5 times the original issue price for their respective Series AA preferred stock, plus all declared and unpaid dividends on such share. Liquidation payments to the holders of Series AA preferred stock have priority and are made in preference to any payments to the holders of common

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

stock. Upon completion of the distributions required by the above-mentioned liquidation preference, any remaining proceeds shall be distributed ratably, on a pari passu basis, among the holders of shares of Series AA preferred stock and Common Stock, on an as-if-converted to Common Stock basis.

Common Stock

On May 15, 2020, as part of the recapitalization transactions, the Company implemented a 1-for-62,500 reverse stock split of its common stock, $0.001 par value per share. As a result of the reverse stock split, every sixty-two thousand five hundred (62,500) shares of our pre-reverse stock split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options, and convertible securities were also reduced by a factor of .000016 as of May 15, 2020.

Stock Options

On June 11, 2018, the Company adopted the 2018 Equity Incentive Plan (the “2018 Plan”) for eligible employees, directors, advisors, and consultants that provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Non-statutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 2018 Plan.

Stock option grants to employees and non-employee directors generally expire 10 years after their original date of grant and generally become vested and exercisable: (i) 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years, or (ii) 25% upon date of grant, with the balance vesting monthly over the remaining three years.

As of June 30, 2022, there were 2,871,066 options outstanding under the 2018 Plan.

The following table summarizes stock option activity under the 2018 Plan:

	Options Outstanding	Weighted-average Exercise Prices	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	2,804,316	$0.20	8.5	$—
Granted	118,500	3.05
Exercised	—	—
Cancelled	(51,750)	0.58
Outstanding at June 30, 2022	2,871,066	0.31	7.9	8,080,469
Vested or expected to vest at June 30, 2022	2,827,785	$0.29	7.9	7,982,621
Exercisable at June 30, 2022	1,986,701	$0.18	7.7	6,323,844

The intrinsic values are calculated as the difference between the fair value of the Company’s common stock and the exercise price of the stock options. No options were exercised pursuant to the 2018 Plan during the six months ended June 30, 2022.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

The weighted-average per share grant date fair value of options granted during the six months ended June 30, 2022 was $3.05.

The stock-based compensation expense reported in the statements of operations was as follows:

	June 30, 2022	June 30, 2021

Cost of revenues	$1,062	$256
Research and development	567	—
Selling, general and administrative	48,971	26,987
Total stock-based compensation expense	$50,599	$27,243

As of June 30, 2022, there was $332,917 of unrecognized compensation expense for stock options which is expected to be recognized over a weighted-average period of 1.56 years.

The Company recognizes compensation expense for stock-based awards made to employees, non-employee directors, advisors, and consultants. The Company uses a Black-Scholes-Merton option pricing model to estimate the fair value of its stock option awards. The fair value of the awards is estimated at the grant date and is recognized as stock-based compensation expense over the requisite service period. The Company recognizes forfeitures for all awards as such forfeitures occur.

The input variables used in the Black-Scholes-Merton option pricing model are based on various underlying estimates and assumptions that are highly subjective. Changes in these underlying estimates and assumptions could affect the fair value of the stock options and the amount of stock-based compensation expense to be recognized in the Company’s results of operations.

Stock options granted were valued using the following assumptions:

June 30, 2022

Dividend yield	—
Risk-free interest rate	2.74%
Volatility	90.33%
Expected life	6.25 years

There were no stock option grants in the six months ended June 30, 2021.

The risk-free interest rate assumption is based on the interest rates of U.S. constant rate treasury securities with contractual terms approximately equal to the expected term of the stock option grants. Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company estimated volatility based on volatilities of a peer group of similar companies whose share prices are publicly available. The expected term represents the period of time that options are expected to be outstanding and is based upon the simplified method described in Staff Accounting Bulletin No. 107. The assumed dividend yield is based on the Company’s expectation of not paying dividends in the foreseeable future.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Common Shares Reserved for Future Issuance

The following table summarizes common shares reserved for future issuance on exercise or conversion of the following at June 30, 2022:

Number of Shares
Common stock options outstanding under the 2018 Plan	2,871,066
Common stock options available for future grant under the 2018 plan	1,086,184
Series AA preferred stock	46,000,000
Common share reserve	1,000,000
Total common shares reserved for future issuance	50,957,250
Common stock outstanding	42,750
Total common shares authorized	51,000,000

9. SUBSEQUENT EVENTS

Debt Financing

In August 2022, the Company issued $2 million of subordinated convertible promissory notes to EW. The notes bear interest at an annual fixed rate of 11.0% with a maturity date December 31, 2022. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires August 16, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or the next round of preferred shares.

Definitive Merger Agreement, Private Investment in Public Entity, and Contingent Acquisition

On July 13, 2022, the Company entered into a second amendment to the merger agreement with Viveon Health Acquisition Corporation and VHAC Merger Sub, Inc. This amendment included matters related to the definition of certain qualified “Parent expenses”, a change in the minimum net cash closing requirement to $30 million, and the extension of the original purchase date to December 28, 2022.

Aurastem Agreement Termination

In August 2022, the Company and Aurastem agreed to the termination of their exclusive distribution agreement effective one year from the signing date of the agreement. Terms of the agreement included payments by the Company to Aurastem over the next year totaling $900,000 which represented lost profits on minimum purchase requirements, the repurchase of specific inventory by Aurastem below cost, and the right of the Company to non-exclusively sell existing inventory through the termination date.

Breach of Avenue LSA Agreement Cash Covenant Requirement

In August 2022, the Company breached the cash covenant provision contained in the First Amendment of the Avenue LSA. The Company had discussed with the Lender in advance that it expected to breach the cash covenant due to delays in closing other financing.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Suneva Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Suneva Medical, Inc. as of December 31, 2021 and 2020, and the related statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Suneva Medical, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Suneva Medical, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Suneva Medical, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as Suneva Medical, Inc.’s auditor since 2019.

New York, New York
July 13, 2022

SUNEVA MEDICAL, INC.
BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$685,462	$3,594,777
Restricted cash	200,579	200,451
Accounts receivable, net	2,012,609	1,648,247
Inventories	13,706,326	5,471,946
Prepaid expenses and other current assets	1,326,242	936,594
Total current assets	17,931,218	11,852,015
Property and equipment, net	1,092,262	2,002,974
Intangible assets, net	636,853	675,647
Other assets	92,273	92,273
Total assets	$19,752,606	$14,622,909

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,916,219	$2,363,254
Accrued compensation	2,719,239	2,108,389
Accrued expenses	5,116,445	1,270,765
Notes payable, current	1,333,333	—
Related party note payable	—	11,647,156
Convertible note payable	2,663,459	—
Related party convertible note payable	12,233,902	—
Embedded convertible note derivative	490,000	—
SBA PPP loan	2,000,000	2,423,900
Total current liabilities	28,472,597	19,813,464

Note payable, net, noncurrent	3,701,638	—
Warrant liability	4,833,324	—
Deferred rent	816,887	505,473
Other liabilities	9,828	17,475
Total liabilities	37,834,274	20,336,412

Commitments and contingencies (Note 7)

Convertible preferred stock:
Series AA Convertible preferred stock, $0.001 par value: 46,000,000 authorized, issued and outstanding at December 31, 2021 and 2020; liquidation preference of $55,200,000 at December 31, 2021 and 2020	36,546,634	36,546,634

Stockholders’ deficit:
Common Stock, $0.001 par value; 51,000,000 authorized at December 31, 2021 and 2020, 42,750 and 1,084 issued and outstanding at December 31, 2021 and 2020, respectively	43	1
Additional paid-in capital	149,141,879	145,393,773
Accumulated deficit	(203,770,224)	(187,653,911)
Total stockholders’ deficit	(54,628,302)	(42,260,137)
Total liabilities, convertible preferred stock and stockholders’ deficit	$19,752,606	$14,622,909

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020
Product sales, net	$29,518,190	$20,547,415
Cost of product sales	11,091,753	8,839,649
Gross profit	18,426,437	11,707,766
Operating expenses:
Research and development	759,722	1,055,850
Selling, general and administrative	25,944,913	21,053,142
Amortization of intangible assets	38,793	38,793
Loss on disposal of property and equipment	494,777	1,645
Total operating expenses	27,238,205	22,149,430
Loss from operations	(8,811,768)	(10,441,664)
Other (income) expense
Interest expense, net	8,083,591	5,878,024
Other income, net	(2,457,930)	(175,917)
Change in fair value of embedded convertible note derivative	490,000	—
Change in fair value of warrant liability	1,164,037	—
Net loss before income tax expense	(16,091,466)	(16,143,771)
Income tax expense	24,847	3,133
Net loss	$(16,116,313)	$(16,146,904)

Preferred stock deemed dividend	$—	$(2,077,432)
Net loss attributable to common stockholders	(16,116,313)	(18,224,336)
Net loss per share; basic and diluted	$(462)	$(103,547)

Weighted-average common shares outstanding; basic and diluted	34,873	176

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series AA Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Series 2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	90,000,016	$11,242,054	72,500,018	$9,935,380	1	$—	$130,300,712	$(171,507,007)	$(41,206,295)
Stock-based compensation expense	—	—	—	—	—	—	—	—	84,901	—	84,901
Conversion of convertible preferred stock to Series AA preferred stock and gain from recapitalization with related party	23,875,000	18,968,498	(90,000,016)	(11,242,054)	(72,500,018)	(9,935,380)	—	—	2,077,434	—	2,077,434
Issuance of Series AA convertible preferred stock in connection with troubled debt restructuring of related party convertible notes and note payable	18,374,996	14,598,788	—	—	—	—	—	—	12,930,662	—	12,930,662
Proceeds from exercise of stock options	—	—	—	—	—	—	1,083	1	64	—	65
Issuance of Series AA convertible preferred stock, net of debt issuance costs	3,750,004	2,979,348	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(16,146,904)	(16,146,904)

SUNEVA MEDICAL, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT — (Continued)

	Series AA Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Series 2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	46,000,000	$36,546,634	—	$—	—	$—	1,084	$1	$145,393,773	$(187,653,911)	$(42,260,137)
Stock-based compensation expense	—	—	—	—	—	—	—	—	72,275	—	72,275
Proceeds from exercise of stock options	—	—	—	—	—	—	41,666	42	2,458	—	2,500
Gain on extinguishment of related party debt	—	—	—	—	—	—	—	—	3,673,373	—	3,673,373
Net loss	—	—	—	—	—	—	—	—		(16,116,313)	(16,116,313)

Balance at December 31, 2021	46,000,000	$36,546,634	—	$—	—	$—	42,750	$43	$149,141,879	$(203,770,224)	$(54,628,302)

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Cash flows used in operating activities
Net loss	$(16,116,313)	$(16,146,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	479,848	517,892
Stock-based compensation expense	72,275	84,901
Provision for doubtful accounts and returns	68	69,402
Loss on disposal of property and equipment	494,777	1,645
Amortization of discount and issuance costs on notes payable and convertible notes	605,073	65,999
Accretion of maturity payment – convertible notes	7,029,341	4,529,670
Accrued interest & accretion of maturity payment on notes payable	71,562	999,854
Change in fair value of embedded convertible note derivative	490,000	—
Change in fair value of warrant liability	1,164,037	—
Forgiveness of SBA PPP loan	(2,423,900)	—
Deferred rent	311,415	(470,448)
Changes in operating assets and liabilities:
Accounts receivable, net	(364,428)	977,983
Inventories	(8,234,380)	(1,520,778)
Prepaid expenses and other current assets	(389,648)	(569,976)
Accounts payable	(447,035)	1,060,164
Accrued compensation	610,851	(159,978)
Accrued expenses and other liabilities	3,859,797	784,613
Net cash used in operating activities	(12,786,660)	(9,775,961)

Cash flows used in investing activities
Purchase of property and equipment	(25,121)	(77,051)

Net cash used in investing activities	(25,121)	(77,051)

Cash flows from financing activities
Payments on capital lease obligations	(6,490)	(6,532)
Repayment of principal on related party notes payable	(5,000,000)	—
Proceeds from issuance of term notes payable, net of issuance costs	7,514,864	—
Proceeds from SBA PPP loan	2,000,000	2,423,900
Proceeds from issuance of common stock	2,500	65
Proceeds from issuance of related party convertible note, net of issuance costs	3,433,815	4,963,482
Proceeds from issuance of convertible note, net of issuance costs	1,957,905	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	2,746,637
Net cash provided by financing activities	9,902,594	10,127,552
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,909,187)	274,540
Cash, cash equivalents, and restricted cash, beginning of year	3,795,228	3,520,688
Cash, cash equivalents, and restricted cash, end of year	$886,041	$3,795,228

Supplemental activities
Cash paid for income taxes	$13,881	$12,692
Cash paid for interest	$317,326	$11,324

Noncash investing and financing activities
Issuance of convertible note in connection with extinguishment of related party debt	$3,000,000	—
Fair value of warrants issued in connection with notes payable	$3,669,287	—
Gain on extinguishment of related party debt	$3,673,373	$12,930,662
Fair value of Series 1 and Series 2 preferred stock conversion into Series AA preferred stock	$—	$19,100,000
Fair value of preferred stock issuance in connection with extinguishment of related party debt	$—	$14,699,997
Capital lease obligation incurred	$—	$29,050

See accompanying Notes to the Financial Statements

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS; LIQUIDITY AND GOING CONCERN

Organization and Business

Suneva Medical, Inc. (“Suneva” or the “Company”) is a privately held medical aesthetics company focused on meeting the demands of the aging process through the use of devices that assist medical and regenerative aesthetic procedures and serving the needs of the general dermatology and aesthetic markets.

The Company was incorporated in Delaware in December 2008 as ARTF Acquisition Corp., later changed its name to Suneva Medical, Inc., and began operations in April 2009 when it acquired ArteFill® (rebranded as Bellafill®) and the related assets out of the bankruptcy estate of Artes Medical, Inc.

Suneva currently markets several product lines in the U.S., Canada, Mexico, South Korea and Hong Kong. Bellafill is an injectable, dermal filler approved by the U.S. Food and Drug Administration (“FDA”) for the correction of nasolabial folds, or smile lines, and moderate to severe, atrophic, distensible facial acne scars on the cheek in patients over the age of 21 years. In markets outside the U.S., Bellafill is approved for the correction of nasolabial folds. Suneva distributes Bellafill in the U.S., Canada, Mexico, South Korea and Hong Kong. Bellafill is our only product that we developed and manufacture.

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon Medical, Inc. (“Healeon”) which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). The Company began marketing these products in early 2019. Healeon’s proprietary PRP system enables providers to get the highest concentration of platelets with the smallest amount of blood draw for use in the regenerative medicine market. In August 2020, Suneva received FDA approval on its proprietary PRP gel tube technology and markets these products in the U.S.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”) which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. The Company began marketing these products in early 2019. The fat grafting products are designed to dialyze fat tissue in a gentle and reproducible manner to preserve the regenerative properties of fat for use within the regenerative skin and body care industry.

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. The Company began marketing these products in May 2020. Sinclair’s proprietary facial thread products are approved by the FDA to lift facial tissue.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. The Company began marketing these products in September 2020. Neauvia’s proprietary plasma devices are approved by the FDA to perform ablative procedures.

In December 2020, Suneva entered into a Supply and Distribution Agreement with Circa Skin, Ltd. (“Circa”) which granted exclusive distribution rights of micro-infusion products to be marketed in the U.S. and Canada. The Company began marketing these products in 2021. Circa’s proprietary devices are used to rejuvenate the skin.

Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred substantial net losses and negative operating cash flows since inception and anticipates that it will continue to do so for the foreseeable future. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS; LIQUIDITY AND GOING CONCERN (cont.)

until this occurs, the Company will need to raise additional capital to support ongoing operations. As of December 31, 2021, the Company had $16,230,694 of current notes payable and $2,000,000 of Paycheck Protection Program (“PPP”) notes outstanding, $685,462 of cash and cash equivalents and negative working capital of $10,541,379.

Based upon the Company’s current projections, the Company’s available cash and financing sources will not be sufficient to meet its current and anticipated cash requirements for the next 12 months without additional fundraising. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is developing plans to obtain sufficient additional fundraising to fulfill its operating and capital requirements. The Company’s plans include continuing to fund its operating losses and capital funding needs through private equity or debt financing/refinancing, strategic collaborations, licensing arrangements, asset sales, or other arrangements. The Company closed debt financings in 2022 totaling gross proceeds of $8,000,000; refer to Note 10 for details. Although management believes such plans, if executed as planned, should provide the Company sufficient financing to meet its needs, successful completion of such plans is dependent on factors outside of the Company’s control. As such, management cannot be certain that such plans will be effectively implemented within one year after the date that the financial statements are issued.

To the extent the Company is unable to execute on these plans or if the Company is unable to raise additional capital in sufficient amounts or on terms acceptable, the Company may have to significantly delay, scale back or discontinue commercial operating activities or otherwise reduce operating costs. The financial statements do not reflect any adjustments that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ materially from those estimates.

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, the recoverability of long-lived assets, useful lives associated with property and equipment and intangible assets, revenue recognition (including the timing of satisfaction of performance obligations, estimating variable consideration, estimating stand-alone selling prices of promised goods and services, and allocation of transaction price to performance obligations), valuation and assumptions underlying stock-based compensation and other equity and debt instruments, and income taxes.

The Company base these estimates on historical and anticipated results, trends and various other assumptions that we believe are reasonable under the circumstances. The worldwide continued spread of COVID-19 has caused a global slowdown of economic activity which has decreased demand for a broad variety of goods and services, including from our potential customers, while also disrupting sales channels and marketing activities for an unknown period of time until the disease is contained. The Company is unable to predict the future effect resulting from the COVID-19 pandemic on, for instance, clinical trials, product launch timing, and commercial activities. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our financial statements.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists of cash set aside to secure the Company’s corporate credit card charges.

	December 31,
Reconciliation of cash, cash equivalents, and restricted cash:	2021	2020
Cash and cash equivalents	$685,462	$3,594,777
Restricted cash	200,579	200,451
Total cash, cash equivalents, and restricted cash	$886,041	$3,795,228

Accounts Receivable

Accounts receivable are presented net of allowances for doubtful accounts, credits and sales returns. The Company assesses the credit of its customers’ financial condition and, generally, requires no collateral from its customers. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for specific receivables if and when collection becomes doubtful. Provisions are made based on a specific review of all significant outstanding invoices as well as a review of the overall quality and age of those invoices not specifically reviewed. In determining the provision for invoices not specifically reviewed, the Company analyzes historical collection experience and current economic trends.

If the historical data used to calculate the allowance provided for doubtful accounts does not reflect the Company’s future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required. Once a receivable is deemed to be uncollectible, the balance is charged against the reserve.

The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has accepted product returns in specific circumstances and thus accrues for such returns based upon its historical experience.

Concentration Risks, Significant Customers and Sources of Supply

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by periodically reviewing and placing its cash and cash equivalents with high credit quality financial institutions. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

For the years ended December 31, 2021 and 2020, no single customer represented greater than 10% of net product sales. The Company wrote off accounts receivables balances totaling $232,818 and $225,695 in the years ended December 31, 2021 and 2020, respectively.

The Company buys certain raw materials from single source suppliers. Although there are a limited number of manufacturers of certain raw materials, management believes that other suppliers could provide similar raw materials on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely. The Company continually evaluates all suppliers and potential second source opportunities to mitigate these risks.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories consist of raw materials, work-in-process and finished goods held for sale to customers and are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out method. Inventory valuation reserves are established based on several factors including, but not limited to, product excess and obsolescence, or application of the lower of cost or net realizable value concepts. The determination of events requiring the establishment of inventory valuation reserves, together with the calculation of the amount of such reserves may require judgment. The Company reviews the components of its inventories on a periodic basis, and at least annually, for excess, obsolete, or impaired inventories, and records specific reserves for the identified items based on an analysis of inventories on hand as compared to forecasted future sales.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the useful life of the asset. Maintenance and repairs are expensed as incurred. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be appropriate. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value. No impairment loss was incurred in 2021 or 2020. When property and equipment are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the balance sheets and any resulting gain or loss is reflected in the statements of operations in the period realized. The Company disposed of property and equipment totaling $494,777 and $1,645 in the years ended December 31, 2021 and 2020, respectively.

Impairment of Long-Lived Assets

The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. During 2021 and 2020, no impairment of long-lived assets was recorded.

Leases

The Company accounts for leases under the provisions of Accounting Standards Codification (“ASC”) 840, Leases (“Topic 840”), which requires that leases be evaluated at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, leasehold improvement allowances and other incentives on certain lease agreements. Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement. Incentives granted under the Company’s operating leases, including tenant improvements and landlord-funded lease incentives, are recorded as a deferred rent liability, which is amortized as a reduction to rent expense over the term of the operating lease.

Issuance of Debt and Equity

The Company issues complex financial instruments which include both equity and debt features. The Company analyzes each instrument under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), ASC 815, Derivatives and Hedging (“ASC 815”) and, ASC 470, Debt (“ASC 470”), in order to establish whether such instruments include any embedded derivatives. See further consideration in Fair Value Measurements, Note 6 — Debt and Note 8 — Convertible Preferred Stock and Stockholders’ Deficit.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Debt Issuance Costs

Debt issuance costs incurred to obtain debt financing are deferred and are amortized over the term of the debt using the effective interest method. The costs are recorded as a reduction to the carrying value of the debt and the amortization expense is included in interest expense for the years ended December 31, 2021 and 2020.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at its estimated fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is classified as temporary equity on the balance sheets as upon the occurrence of certain events that, in certain situations, are not solely within the control of the Company, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock may become redeemable through a deemed liquidation event unless at least 662/3% of the convertible preferred stockholders elect otherwise. Subsequent adjustments to the carrying values of the convertible preferred stock will be adjusted to their redemption values if and when it becomes probable that such a liquidation event will occur.

Common Stock Valuations

The Company is required to periodically estimate the fair value of common stock when issuing stock-based awards and computing its estimated stock-based compensation expense. The fair value of the Company’s common stock is determined on a periodic basis, with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Fair Value Measurements

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1: Observable inputs such as quoted prices in active markets.

•        Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

•        Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents the estimated fair values of the Company’s financial instruments on a recurring basis:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$4,833,324	$4,833,324
Embedded convertible note derivative	—	—	$490,000	$490,000
Total	$—	$—	$5,323,324	$5,323,324

In 2021, the Company entered into the Loan and Security Agreement (the “LSA”) (see Note 6) providing warrants in connection with convertible notes that met the criteria to be classified as a liability in accordance with ASC 480-10. Further, the Company concluded that a call option contained in a convertible note which allows for the lender to elect to convert the outstanding principal and interest of the convertible note into term debt (see Note 6) represents an embedded derivative required to be bifurcated from the convertible note host instrument in accordance with ASC 815. Both liabilities are required to be recorded at their estimated fair value initially and on a recurring basis.

The fair value of the liability classified warrants was valued using a Monte Carlo simulation and the embedded convertible note derivative was valued using a probability weighted “with” and “without” methodology. The Monte Carlo simulation is used to forecast future values at the time of stipulated events and is a method by which many possible value outcomes are evaluated, modeling in complex terms into the model construct, to establish the expected values. At issuance, the fair value of the warrants was $3,669,287 and at December 31, 2021, the fair value of the warrants was $4,833,324.

At issuance, the fair value of the embedded convertible note derivative was immaterial as the probability of the lender exercising this option was deemed to be remote. In December 2021, the noteholder notified the Company of its intent to exercise the option to convert outstanding principal and interest into term debt. At December 31, 2021, the fair value of the embedded convertible debt derivative was $490,000.

The fair values are subjective and are affected by changes in inputs to the valuation models including management’s assumptions regarding estimates of timing and the probability of each outcome occurring. Changes in these assumptions can materially affect the fair value.

The following significant assumptions used in the valuation model to estimate the fair value of the Company’s Level 3 financial instruments were as follows:

	December 31, 2021
	Warrant liability	Embedded convertible note derivative
Fair value of underlying equity	$209,800,000	$209,800,000
Expected life (years)	9.7	0.4
Expected volatility	71.6%	71.6%
Risk-free interest rate	1.5%	0.13 – 1.5%
Probabilities	5 – 70%	8 – 71%
Timing of Scenarios (in years)	0.4 – 1.33	0.4 – 2.65

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

There have been no transfers between levels during the periods presented in the accompanying financial statements. The following table summarizes the activity of the Company’s Level 3 financial instruments:

	Warrant liability	Embedded convertible note derivative
Fair Value at January 1, 2021	$—	$—
Proceeds from issuance	—	—
Fair value at issuance	3,669,287	—
Change in fair value	1,164,037	490,000
Fair Value at December 31, 2021	$4,833,324	$490,000

The Company has no other financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2021 and December 31, 2020.

Revenue Recognition

Effective January 1, 2020, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), using the modified prospective transition method. We elected to use certain practical expedients permitted related to adoption and the adoption of ASC 606 had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We evaluate whether we are the principal or the agent in our revenue arrangements involving third parties should there be changes impacting control in transferring related goods or services to our customers. In revenue arrangements with physicians and distributors, we recognize revenue as a principal when we maintain control of the product or service until it is transferred to our customer. Determining whether we have control requires judgment over certain considerations, which generally include whether we are primarily responsible for the fulfillment of the underlying products or services, whether we have inventory risk before fulfillment is completed, and if we have discretion to establish prices over the products or services.

The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are excluded from revenue. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes product revenue from sales of various product lines (see Note 1) and primarily generates these sales through direct to physician (“DTP”) and distributor sales channels. DTP sales are generated when a physician, operating under the Company’s standard contract, places an order and when that order ships directly to the physician. Distributor sales are generated when a distributor, operating under individual distributor agreements, places an order and when that order ships to the distributor. The Company’s performance obligation to deliver all products is satisfied at the point in time that the goods are shipped to the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The Company does not have material unsatisfied remaining performance obligations or deferred revenue as of December 31, 2021 and 2020, respectively.

The Company has variable consideration in the form of prompt pay discounts and late payment fees. The Company uses an expected value method to estimate variable consideration and whether the transaction price is constrained. Payment is due within months of when the customer is invoiced, with discounts for prompt payment. The Company maintains a no return policy according to the terms of contractual arrangements with its customers but has accepted product returns in certain circumstances and thus accrues for such returns based upon its historical experience. The amount of allowances for sales returns recognized at December 31, 2021 and 2020 were $236,978 and $163,955 respectively, and are recorded in accounts receivables, net in the Company’s balance sheets.

Total product sales, net by sales channel and as a percentage of total product sales, net are as follows:

	Years Ended December 31,
	2021		2020
	Product sales, net	Percentage of product sales, net	Product sales, net	Percentage of product sales, net
Direct to physician	$28,908,068	98%	$20,258,915	99%
Distributor	610,122	2%	288,500	1%
	$29,518,190	100%	$20,547,415	100%

Total product sales, net by geographic location based on the location of the customer in total and as a percentage of total product sales, net are as follows:

	Years Ended December 31,
	2021		2020
	Product sales, net	Percentage of product sales, net	Product sales, net	Percentage of product sales, net
United States	$26,662,981	90%	$19,219,370	94%
Canada	2,245,087	8%	1,039,545	5%
Other	610,122	2%	288,500	1%
	$29,518,190	100%	$20,547,415	100%

Certain costs to obtain a contract with a customer should be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer inclusive of expected renewals. The Company has determined that no material costs are incurred to obtain the contract and for contracts with which the expected delivery period is one year or less, we apply the practical expedient to expense such costs as incurred in the statements of operations.

At January 1, 2020, the Company had accounts receivable of $3,453,932 and contract liabilities of $7,745. At December 31, 2021 and 2020 the Company had accounts receivable of $2,595,339 and $2,264,017 respectively, and contract liabilities of $0 and $6,975 respectively.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Product Sales

Cost of product sales represents direct and indirect costs incurred to bring the product to saleable condition, including any write-offs of inventory.

Shipping and Handling Costs

The Company generally provides shipping and handling at no charge to direct-to-physician customers. The related common carrier costs are recorded as selling, general, and administrative expenses. All other shipping and handling costs are recorded as cost of product sales. Shipping costs included in selling, general and administrative expenses were $394,660 and $285,866 for the years ended December 31, 2021 and 2020, respectively.

Research and Development

All research and development costs are expensed as incurred. These costs include compensation and other expenses for research and development personnel, costs associated with clinical trials, process development activities, regulatory activities, supplies and development materials, consultants, research-related overhead expenses, and related depreciation. The Company incurred research and development expenses of $759,722 and $1,055,850 for the years ended December 31, 2021 and 2020, respectively.

Advertising Expenses

The Company records advertising expenses when services are performed, or goods are delivered. The Company incurred $1,775 and zero in advertising costs for the years ended December 31, 2021 and 2020, respectively, which are included in selling, general and administrative expenses.

In March 2017, the Company implemented a Co-operative Advertising Program whereby certain eligible customers are reimbursed up to a defined amount of eligible advertising expenditures based upon reaching a minimum sales volume during a calendar quarter. The customer’s availability to receive reimbursement expires within 90-days of the applicable calendar quarter that the defined advertising was earned. The estimated costs associated with the program in 2021 and 2020 were $217,466 and $152,841, respectively, and were recorded as a reduction to product sales.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred since recoverability of such expenditures are uncertain and are included in selling, general and administrative expenses.

Stock-Based Compensation

The Company’s stock-based awards consist of stock options and restricted stock awards. For stock-based awards issued to employees and nonemployees, the Company measures the estimated fair value of the stock-based awards on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective awards. The Company records expense for awards with service-based vesting using the straight-line method. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur. The Company estimates the fair value of stock option and restricted stock award grants using the Black-Scholes option pricing model.

Convertible Preferred Stock

The Company issued Series AA Preferred Stock that are conditionally redeemable, as the redemption rights are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, and as such, are classified as temporary equity.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based on the available evidence, it is more likely than not that the deferred tax assets will be realized.

The Company uses a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Net loss per common share

In periods of net loss, basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. The Series 1-A, 1-B, 1-C, 1-D, 2, and AA convertible preferred stock (the “Convertible Preferred Stock”) contain non-forfeitable rights to dividends with the common stockholders, and therefore considered to be participating securities. In periods of net income, the calculation of basic earnings per share excludes from the numerator net income attributable to the Convertible Preferred Stock and excludes the impact of those shares from the denominator.

For periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all potential dilutive common shares is anti-dilutive. For periods of net income, diluted earnings per share is computed using the more dilutive of the “two class method” or the “if-converted method.” Dilutive earnings per share under the “two class method” is calculated by dividing net income available to common stockholders as adjusted for the participating impacts of the Convertible Preferred Stock, by the weighted-average number of shares outstanding plus the dilutive impact of all other potential dilutive common shares. Dilutive earnings per share under the “if-converted method” is calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares.

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	Years Ended December 31,
	2021	2020
Stock options*	2,804,316	3,009,072
Warrants for preferred stock	1,625,000	—
Series AA convertible preferred stock	46,000,000	46,000,000
Convertible notes payable	2,588,356	—
Related party convertible notes payable	8,518,835	—
Total common stock equivalents	61,536,507	49,009,072

____________

*        There were no incremental shares (shares assumed to be issued less shares assumed to have been repurchased) on the stock options, as a result of including unrecognized compensation expense into assumed proceeds from the exercise of the in-the-money options under the treasury stock method.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment in the United States.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting Policy Changes

The Company made the following change to its originally issued December 31, 2020 financial statements which were dated April 28, 2021. The Company previously reported convertible preferred stock in permanent equity in accordance with accounting standards for private companies. The convertible preferred stock has been reclassified to temporary equity in these financial statements to comply with the financial reporting requirements of SEC registrants. The reclassification resulted in a decrease in Convertible Preferred Stock of $46,000 and a decrease in Additional Paid-in Capital of $36,500,634 and an increase in Convertible Preferred Stock of $36,546,634 classified as temporary equity.

Recently Adopted Accounting Pronouncements

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). ASU 2017-11 updates the classification analysis of certain equity-linked financial instruments, or embedded features, with down round features, as well as clarifies existing disclosure requirements for equity-classified instruments. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU 2017-11 is effective for fiscal years beginning after December 15, 2019. The Company adopted ASU 2017-11 on January 1, 2020. The Company evaluated the effect that the adoption of this updated standard had on its internal processes, financial statements and related disclosures, and has determined that the adoption did not have a material impact on the Company’s historical financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. The Company will adopt this standard effective January 1, 2022, using the modified retrospective transition method applied at the effective date of the standard. Results for reporting periods beginning after January 1, 2022 will be presented under the new leasing standard, while prior period amounts will not be retrospectively adjusted and will continue to be reported in accordance with the Company’s historic accounting treatment. The new standard provides several optional practical expedients in transition. The Company will elect to apply the package of practical expedients, which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs for leases that existed prior to adoption of the new lease standard. The Company will also elect to utilize the short-term lease recognition exemption for all leases that qualify and, for those leases that qualified, the Company will not recognize ROU assets or lease liabilities. Additionally, the Company will also elect not to separate lease and non-lease components for all classes of assets. Upon adoption, on the effective date of January 1, 2022, the Company will record a cumulative effect adjustment to the opening balance sheet to recognize lease liabilities of $6,146,920 and corresponding lease ROU assets of $5,330,034. The Company does not anticipate the adoption of the new standard to have a significant impact on net earnings or cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires an entity to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including accounts receivable, and other commitments to extend credit. In November 2019, the FASB issued ASU 2019-10, which delayed the effective date for this guidance. This guidance, as amended, is now effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the standard is effective in fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which, among other things, provides guidance on how to account for contracts on an entity’s own equity. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the ASU eliminated the need for the Company to assess whether a contract on the entity’s own equity (1) permits settlement in unregistered shares, (2) whether counterparty rights rank higher shareholder’s rights, and (3) whether collateral is required. In addition, the ASU 2020-06 requires incremental disclosure related to contracts on the entity’s own equity and clarifies the treatment of certain financial instruments accounted for under this ASU on earnings per share. This ASU may be applied on a full retrospective or modified retrospective basis. The amendments in the ASU are effective in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption of the standard is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its initiative to reduce complexity in accounting standards. ASU 2019-12 removes the following exceptions: exception to the incremental approach for intra-period tax allocation; exception to accounting for basis differences when there are ownership changes in foreign investments; and exception to interim period tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also improves financial reporting for franchise taxes that are partially based on income; transactions with a government that result in a step up in the tax basis of goodwill; separate financial statements of legal entities that are not subject to tax; and enacted changes in tax laws in interim periods. ASU 2019-12 is effective for public business entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the standard is effective in fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. This ASU is effective as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact that the adoption of this ASU will have on its financial statements and related disclosures.

3. RELATED-PARTY TRANSACTIONS

HealthCare Royalty Partners

HealthCare Royalty Partners (“HCRP”) is a stockholder in the Company and, through an affiliate — HCR Molag Fund, L.P. (“HCRP MGS”), was also a creditor. From formation through December 31, 2012, HCRP was the primary source of funding for the Company’s operations, including the issuance of convertible promissory notes totaling $32,000,000 (see Note 6).

In August 2013 and April 2015, the Company entered into $10,000,000 and $20,400,000 Loan and Security Agreement (“HCRP MGS LSA”), respectively, with HCRP MGS (see Note 6). In May 2020, as part of the recapitalization transactions (see Note 4), the LSA was amended and HCRP and HCRP MGS’ ownership of the Company was modified.

In August 2021, the Company and HCRP MGS agreed to an amendment to the HCRP MGS LSA that provided for the cancellation of the full then outstanding principal balance in exchange for a subordinated convertible note, partial cash payment, and forgiveness of the remaining balance (see Note 6).

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

3. RELATED-PARTY TRANSACTIONS (cont.)

EW Healthcare Partners

EW Healthcare Partners (“EW”) is a stockholder in the Company and was a convertible noteholder during the years ended 2021 and 2020.

In 2020 and 2019, the Company issued $6,500,000 convertible promissory notes to EW, of which $4,500,000 was in 2020 (see Note 6). The notes were subordinated to the HCRP MGS LSA specifically noted as senior indebtedness. EW’s convertible notes were cancelled in conjunction with the 2020 recapitalization transactions (see Note 4).

In 2021, the Company issued a total of $3,500,000 convertible promissory notes to EW (see Note 6).

Polaris Partners

Polaris Partners (“Polaris”) is a stockholder in the Company and was a convertible noteholder during the years ended 2021 and 2020.

In 2020 and 2019, the Company issued $1,000,000 convertible promissory notes, of which $500,000 was in 2020, to Polaris. The notes were subordinated to the HCRP MGS LSA specifically noted as senior indebtedness. Polaris’ convertible notes were cancelled in conjunction with the 2020 recapitalization transactions (see Note 4).

4. RECAPITALIZATION TRANSACTIONS — RELATED PARTY

On May 15, 2020, the Company closed a series of transactions contemporaneously to recapitalize the Company’s ownership structure and restructure its existing debt.

As a result of the transactions, the Company issued Series AA convertible preferred stock in consideration of: (1) $3,000,000 gross cash proceeds from existing investors, net of issuance costs of $20,655; (2) converted all series of Series 1 and 2 redeemable convertible preferred stock to Series AA shares; (3) restructured the LSA with HCRP MGS in exchange for Series AA shares; and (4) cancellation of $7,500,000 principal amount of related party senior preferred convertible notes in exchange for Series AA shares. The Company incurred $253,366 of transaction costs that were allocated according to the Series AA shares issued. Upon closing of the recapitalization transactions, the authorized capital stock of the Company consists of 51,000,000 shares of Common Stock and 46,000,000 shares of Preferred Stock.

The Company modified its Series 1 and 2 redeemable convertible preferred stock agreements with related parties to allow for conversion into Series AA shares. Due to the modification the Company recorded a $2,077,432 gain resulting from the difference between the fair value of the Series AA shares of $18,968,498, net of issuance costs of $131,502, and the $21,177,434 carrying value of Series 1 and 2 redeemable convertible preferred stock. This gain was recorded in additional-paid-in-capital in statements of stockholders’ deficit due the related party relationship between the Company and the stockholders.

The LSA with HCRP MGS was amended as follows: (i) term loan maturity date was extended to December 31, 2021, (ii) during the period from June 1, 2020 to December 31, 2021, interest payments are deferred and converted to a payment-in-kind (“PIK”) interest, at 8.0% fixed annual rate, (iii) principal and interest payments due over a 12-month amortization period from July 1, 2021 to December 31, 2021, (iv) cancelled $14,598,366 of principal in exchange for Series AA shares, and (v) modified the final payment to 5.0% of the revised principal amount.

In connection with the transaction, the Company recorded a gain of $6,754,938 and $6,175,724 for the extinguishment of the Related Party Note Payable and Related Party Convertible Note Payable, respectively, resulting from the difference between the carrying value and the fair value of the shares contributed, net of issuance costs of $101,209 (see Note 6). The combined gain of $12,930,662 is reported in 2020 as a gain on extinguishment of related party debt under non-cash investing and financing activities on the statements of cash flows. The Company recorded a gain of $12,930,662 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

4. RECAPITALIZATION TRANSACTIONS — RELATED PARTY (cont.)

The Company also approved a reverse stock split converting all outstanding common shares into 0.000016 of common shares. The reverse stock split has been given retroactive effect within the Company’s balance sheet, statement of stockholders’ deficit and notes to the financial statements for all periods presented. As a result of the reverse stock split, every sixty-two thousand five hundred (62,500) shares of our pre-reverse stock split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of .000016 as of May 15, 2020.

5. BALANCE SHEET DETAILS

Accounts Receivable, Net

Accounts receivable, net consisted of the following:

	December 31,
	2021	2020
Accounts receivable	$2,595,339	$2,264,017
Allowance for doubtful accounts, sales returns and deferred revenue	(582,730)	(615,770)
Accounts receivable, net	$2,012,609	$1,648,247

For the years ended December 31, 2021 and 2020, the amount of contract liabilities was $0 and $6,975, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2021	2020
Prepaid inventory	$59,980	$569,700
Prepaid insurance	109,820	128,800
Prepaid vendor and other expenses	332,320	238,094
Prepaid equity financing	824,122	—
Total prepaid expenses and other current assets	$1,326,242	$936,594

Inventories

Inventories consisted of the following:

	December 31,
	2021	2020
Raw materials	$293,172	$444,741
Work in process	1,235,284	1,022,820
Finished goods	12,177,870	4,004,385
Total inventories	$13,706,326	$5,471,946

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

5. BALANCE SHEET DETAILS (cont.)

Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Furniture and fixtures	$203,616	$203,616
Office equipment	519,489	519,489
Manufacturing equipment	1,519,092	1,519,092
Capital leases	29,050	29,050
Leasehold improvements	1,877,500	1,877,500
Construction-in-progress	774,804	1,244,460
Total property and equipment	$4,923,551	$5,393,208
Less accumulated depreciation and amortization	(3,831,289)	(3,390,234)
Property and equipment, net	$1,092,262	$2,002,974

Total depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $441,055 and $479,099, respectively. All assets are located in the United States.

Intangible Assets, Net

Intangible Assets, net is comprised of:

	December 31,
	2021	2020
Gross intangible assets	$750,000	$750,000
Less accumulated amortization	(113,147)	(74,353)
Intangible assets, net	$636,853	$675,647

In November 2018, Suneva entered in a License Agreement and a Supply Agreement with Healeon, which granted non-exclusive and exclusive license and distribution rights of platelet-rich-plasma (“PRP”) products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). In exchange for the licensing rights, the Company agreed to pay Healeon a license fee of $750,000, payable with an initial payment of $150,000 due upon execution of the agreement and twelve (12) monthly installment payments of $50,000. The initial term of the license agreement is five years.

According to the terms of the License Agreement, Suneva retained a right to receive a refund of license fees if Healeon did not receive FDA approval of the next generation PRP product by December 31, 2019. The refund amount was fixed at $300,000 and was to be paid in cash by March 31, 2020. Healeon did not receive FDA approval by December 31, 2019 and thus these amounts were due to Suneva. In March 2020, the Company executed an amendment to its License Agreement which stipulates that the $300,000 license fee refund shall be repaid to Suneva in the form of a cancellation of indebtedness and a price reduction on next generation products. Based upon Suneva’s assessment of the low probability of the cash payment from Healeon, Suneva determined that license fee refunds shall be recorded only upon receipt and considered a gain contingency. The Company recognized $22,044 and $165,921 in other income as a license fee refund from Healeon during the years ended December 31, 2021 and 2020, respectively.

The intangible value of the licensing rights has been allocated between the respective product lines based upon their relative value of product sales over the five-year term of the agreement. The intangible value will be amortized on a straight-line monthly basis which approximates the economic benefit received by the licensed rights. One of the licenses has not yet started their amortization period, thus, no amortization has been taken as of December 31, 2021. Future amortization for the license which is currently being utilized will be $38,793 for and $35,560 for the years ending December 31, 2022 and December 31 2023, respectively.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

5. BALANCE SHEET DETAILS (cont.)

The Company recognized $38,793 in amortization expense during the years ended December 31, 2021 and 2020.

Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2021	2020
Professional services	$987,836	$341,388
Contractual rebates	258,362	176,741
Inventory in transit	3,173,284	450,000
Accrued vendor and other expenses	696,963	302,636
Total accrued expenses	$5,116,445	$1,270,765

6. DEBT

The Company’s outstanding debt obligations as of December 31, 2021 and December 31, 2020 are as follows:

	December 31, 2021
Balance Sheet Line Item	Principal Balance	Debt Issuance Costs/Discount	Premium	Accrued Interest	Net Carrying Value	Less Current Portion	Long-term Debt
Note payable, net	$8,000,000	$3,036,591	$71,562	$—	$5,034,971	$1,333,333	$3,701,638
Convertible note payable, net	2,000,000	566,819	1,159,593	70,685	2,663,459	2,663,459	—
Related Party note payable, net	6,500,000	65,161	5,483,995	315,068	12,233,902	12,233,902	—
SBA PPP Loan	2,000,000	—	—	—	2,000,000	2,000,000	—
Total long-term debt	$18,500,000	$3,668,571	$6,715,150	$385,753	$21,932,332	$18,230,694	$3,701,638
	December 31, 2020
Balance Sheet Line Item	Principal Balance	Debt Issuance Costs/Discount	Premium	Accrued Interest	Net Carrying Value	Less Current Portion	Long-term Debt
Related party note payable, net	$10,000,000	$—	$327,736	$1,319,420	$11,647,156	$11,647,156	$—
SBA PPP Loan	2,423,900	—	—	—	2,423,900	2,423,900	—
Total long-term debt	$12,423,900	$—	$327,736	$1,319,420	$14,071,056	$14,071,056	$—

Related Party Note Payable

In August 2013, the Company entered into a loan and security agreement LSA with Vanderbilt Account Management, LLC, now known as HCRP MGS, for a 42-month $10,000,000 term loan. In April 2015, the Company entered into a $20,400,000 loan and security agreement with HCRP MGS, which replaced the August 2013 $10,000,000 loan facility. The Company defaulted on the HCRP MGS LSA when principal payments were not made starting in June 2019. In July 2019, HCRP MGS and the Company agreed to a third amendment to the HCRP MGS LSA which provided for the following modifications: (i) term loan maturity date was extended to September 30, 2020, (ii) during the period from June 1, 2019 to September 30, 2019, interest payments are deferred and converted to a payment-in-kind (“PIK”) interest, and (iii) principal and interest payments due over a 12-month amortization period from October 1, 2019 to September 30, 2020.

The Company defaulted on the HCRP MGS LSA when principal payments were not made starting in October 2019. In January 2020, HCRP MGS and the Company agreed to a fourth amendment which provided for the following modifications: (i) term loan maturity date was extended to June 30, 2021, (ii) during the period from October 1, 2019 to June 30, 2020, interest payments were deferred and converted to PIK interest, and (iii) principal and interest payments due over a 12-month amortization period from July 1, 2020 to June 30, 2021.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

The Company defaulted on the HCRP MGS LSA when the required minimum cash balance was not maintained and principal payments were not made starting in March 2020. In May 2020 and in conjunction with the recapitalization transactions, HCRP MGS and the Company agreed to a fifth amendment which provided for the following modifications: (i) cancelled $14,598,366 of outstanding principal in exchange for Series AA preferred shares, (ii) term loan maturity date was extended to December 31, 2021, (iii) during the period from June 1, 2020 to December 31, 2021, interest payments are deferred and converted to PIK interest, (iv) principal and interest payments due over a 12-month amortization period from July 1, 2021 to December 31, 2021, (v) the interest rate was reduced to an 8.0% fixed rate, and (vi) the final maturity payment was reduced to 5.0% of the then outstanding principal amount.

Based upon the facts and circumstances at the time of the fifth amendment, the Company determined that the debt modification qualified as a troubled debt restructuring. The Company issued 9,000,000 shares of Series AA preferred shares with a fair value of $7,200,000 in exchange for the cancellation of $14,598,366 of HCRP MGS LSA principal. The carrying amount of the term note of $25,602,094 was reduced by the $7,200,000 value of shares contributed resulting in $18,402,094 of revised carrying value. The total undiscounted cash flows of the modified debt is $11,647,156, giving consideration to the PIK interest and the final maturity payment. Accordingly, the Company recorded a gain of $6,754,938 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

In May 2021 and June 2021 there were additional amendments to the HCRP MGS LSA that provided for the following modifications: (i) extended maturity date (ii) modified applicable interest, (iii) modified the final maturity payment, (iv) modified the liens and (v) amended the cash minimum requirement.

In August 2021, the Company and HCRP MGS agreed to an additional amendment to the HCRP MGS LSA that provided for the cancellation of the full then outstanding principal balance of $11,673,373 in exchange for a $3,000,000 subordinated convertible note (“HCRP MGS Convertible Note”), $5,000,000 in cash, and forgiveness of the remaining $3,673,373 balance. The amendment was accounted for as an extinguishment. The Company recorded a gain of $3,673,373 resulting from the difference between the revised carrying value and the total undiscounted cash flows in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the lender.

Loan and Security Agreement — Non-Related Party

On August 24, 2021, the Company executed a Loan and Security Agreement (the “Avenue LSA”) with a new lender, Avenue Venture Opportunities Fund, L.P. (“Avenue”). Under the terms of the Avenue LSA, the lender committed to fund up to $15,000,000 in loans to the Company, with $8,000,000 in term debt (the “Term Note” or “Tranche 1 Term Debt”), $2,000,000 in convertible debt (the “Avenue Convertible Note”) funded at the closing date, and $5,000,000 as a second tranche (the “2nd Tranche”) available between November 1, 2021 and April 30, 2022, contingent on certain milestones being met.

Term Note

The Term Note and 2nd Tranche mature August 24, 2024. The Term Note and 2nd Tranche bear interest at the greater of (A) the Prime Rate and (B) 3.25%; plus 7.25%. The Term Note and 2nd Tranche provide for interest only payments for the twelve months of the term, with the interest only period extending for six months in the event the Company draws amounts under the 2nd Tranche.

A commitment fee equal to 1.0% of the total $15,000,000 made available under the Avenue LSA is due at the Avenue LSA closing, and a final payment fee equal to 4.25% of the $15,000,000 commitment amount is due at maturity.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

As of December 31, 2021, the net carrying value of the Term Note included in Note payable, net in the balance sheet was $5,034,971. This amount included amortization of $329,516 discount related to the Avenue Warrant, $71,562 premium related to the accrual of the final payment fee, and $54,459 related to debt issuance costs. As of December 31, 2021, the Term Note had $2,605,914 unamortized discount, $565,938 unamortized premium, and $430,678 unamortized debt issuance costs which are being amortized using an effective interest rate of 44.24%.

Avenue Convertible Note

The Avenue Convertible Note maturity date is defined as the earlier to occur of: (i) May 27, 2022, or (ii) a voluntary or involuntary liquidation, dissolution or winding up of the Company. The maturity date may be extended with written notice at the option of EW and HCRP MGS. Upon maturity, the cash repayment amount will be equal to 300% of the sum of all unpaid principal then outstanding plus all accrued and unpaid interest. The Avenue Convertible Note bears simple interest at the rate of 10% per annum until converted or paid in full. However, that upon an event of default, the notes shall bear interest at the rate of 15% per annum, compounded weekly. Interest will be calculated on the basis of a 365-day year for the actual days elapsed. The Avenue Convertible Note automatically converts to shares issued in a “Senior Financing” at a conversion price equal to 75% of the lowest price paid by other investors in the Senior Financing. A Senior Financing is defined as the next issuance of preferred shares with the most senior liquidation preference or rights that results in gross proceeds of at least $20,000,000. If EW and HCRP MGS elect to optionally convert the EW Convertible Notes and HCRP MGS Convertible Note upon a qualifying event, the Avenue Convertible Note will automatically follow the optional conversion terms of the EW Convertible Notes and HCRP MGS Convertible Note.

The Avenue Convertible Note contains features that meet the definition of a derivative and are required to be bifurcated from the original notes and accounted for separately at fair value. The Avenue Convertible Note may not be prepaid in whole or in part without the prior written consent of the note holders (“Redemption Option”), failure to meet the covenants or obligations of the note (“Event of Default Prepayment”) and a voluntary or an involuntary liquidation, dissolution or winding up of the Company (“Mandatory Repayment upon Liquidation”). The occurrence of a Redemption Option, Event of Default Prepayment or Mandatory Repayment upon Liquidation was deemed a remote possibility at the time the original notes were issued, therefore, the Company concluded that any estimated fair value would be insignificant to the financial statements. The Company has elected to not record the embedded derivative separately and will continue to monitor, at each reporting period, whether the probability of occurrence is greater than remote.

As of December 31, 2021, the net carrying value of the Avenue Convertible Note, net in the balance sheet was $2,663,459. This amount included amortization of $1,159,593 premium related to the accrual of the final payment fee, $70,685 related to accrued interest and $11,345 related to debt issuance costs. As of December 31, 2021, the Convertible Note had $536,069 unamortized discount, $3,142,873 unamortized premium, and $30,750 unamortized debt issuance costs which are being amortized using an effective interest rate of 240.46%.

Embedded Avenue Convertible Note Derivative

The Avenue Convertible Note contains a call option which represents an embedded derivative required to be bifurcated from the convertible debt host instrument in accordance with ASC 815. In the event that term debt obligations under the Avenue LSA have not been paid in full prior to the date at which the Avenue Convertible Note is scheduled to convert to equity securities, Avenue has the option to treat the Avenue Convertible Note and all accrued and unpaid interest thereon as term debt. That is, the Avenue Convertible Note will be cancelled, and a note having the same terms as the $8,000,000 Tranche 1 Term Debt will be issued in its place. This embedded redemption feature represents a call option to Avenue and is required to be bifurcated from the convertible note host instrument in accordance with ASC 815. At December 31, 2021, the fair value of the embedded convertible note derivative is $490,000. See Fair Value Measurement in Note 2.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

Warrant

Concurrent with the execution of the Avenue LSA, the Company issued a stock warrant (the “Avenue Warrant”) to Avenue. The Avenue Warrant expires August 31, 2031, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares, as defined in the Avenue LSA. If the Avenue Warrant is exercised for Series AA shares, the stock purchase price per share will be equal to the lower of (i) $0.80 and (ii) the lowest price per share at which any convertible debt converts into Series AA shares prior to the next round (the “Conversion Price”). If the Avenue Warrant is exercised for next round shares, the Stock Purchase Price will be the lower of (i) the lowest price per share paid by cash investors in the next round and (ii) the Conversion Price. In the event Avenue elects to cancel the Avenue Convertible Note and accrued and unpaid interest thereon in exchange for term debt under the circumstances described above, the number of shares that may be purchased under the Avenue Warrant will be increased by 10% of this additional amount. The Avenue Warrant is classified as a liability in accordance with ASC 480. At December 31, 2021, the value of the warrant liability was $4,833,324. See Fair Value Measurement in Note 2.

Related Party Convertible Notes Payable

In July 2019, the Company issued $2,500,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 8.0% with a maturity date of December 31, 2020. At maturity, the Company is required to pay the noteholders a maturity payment fee of $5,000,000 in addition to the principal amount of $2,500,000.

In January 2020, the Company issued $5,000,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2020. At maturity, the Company is required to pay the noteholders a maturity payment fee of $10,000,000 in addition to the principal amount of $5,000,000.

The notes contained an automatic conversion feature stipulating that all then-outstanding principal and interest shall automatically convert upon consummation of a qualified senior financing at a 25% discount to the lowest price per share. A senior financing was defined as an issuance of senior preferred shares that resulted in gross proceeds in excess of $10,000,000 in cash.

The notes were subordinated to the HCRP MGS LSA specifically identified as senior indebtedness. In May 2020, as part of the recapitalization transactions, the notes were cancelled in exchange for Series AA preferred shares (see Note 4). The Company issued 9,374,996 shares of Series AA preferred shares with a fair value of $7,499,997 in exchange for the cancellation of $13,675,721 in convertible note principal including accrued interest and accrued final payment. Accordingly, the Company recorded a gain of $6,175,724 resulting from the difference between the carrying value and the fair value of the shares contributed in shareholders’ equity as a contribution of capital due the related party relationship between the Company and the noteholders.

In May 2021, the Company executed a subordinated convertible note agreements with EW for $3,500,000 (the “EW Convertible Notes”).

Concurrent with execution of the Avenue LSA in August 2021, the Company amended the EW Convertible Notes to align certain definitions with the Avenue LSA and, in exchange of the extinguishment of the HCRP MGS LSA, executed a subordinated convertible notes agreement with HCRP MGS for $3,000,000 (the “HCRP MGS Convertible Note”). The EW Convertible Notes and HCRP MGS Convertible Note are subordinated in right of payment to the prior payment in full of the Term Note per the Avenue LSA.

The EW Convertible Notes and HCRP MGS Convertible Note maturity date is defined as the earlier to occur of: (i) May 27, 2022, or (ii) a voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders may extend the maturity date with written notice at their option. Upon maturity, the cash repayment amount will be equal to 300% of the sum of all unpaid principal then outstanding plus all accrued and unpaid interest. The

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

EW Convertible Notes and HCRP MGS Convertible Note bear simple interest at the rate of 10% per annum until converted or paid in full. However, upon an event of default, the notes shall bear interest at the rate of 15% per annum, compounded weekly. Interest will be calculated on the basis of a 365-day year for the actual days elapsed.

The EW Convertible Notes and HCRP MGS Convertible Note automatically convert to shares issued in a “Senior Financing” at a conversion price equal to 75% of the lowest price paid by other investors in the Senior Financing. A Senior Financing is defined as the next issuance of preferred shares with the most senior liquidation preference or rights that results in gross proceeds of at least $20,000,000. The holders of the EW Convertible Notes and HCRP MGS Convertible Note also have the option to convert the notes upon the following events: (i) in the event the Company sells equity securities for cash on or before the date of repayment or conversion of the Convertible Notes in a transaction or series of transactions that do not constitute a Senior Financing, the lenders may elect to treat such equity financing as a Senior Financing. Thus, the notes would be converted to shares issued in the financing at a price per share equal to 75% of the lowest price paid by other investors, or (ii) in the event a voluntary or involuntary liquidation, dissolution or winding up of the Company occurs prior to the full conversion or repayment, or at any time following the maturity date, EW and HCR MGS may elect to convert all notes into shares of Series AA stock at a price per share equal to $0.80.

The EW Convertible Notes and HCRP MGS Convertible Note contain features that meet the definition of a derivative and are required to be bifurcated from the original notes and accounted for separately at fair value. The notes may not be prepaid in whole or in part without the prior written consent of the note holders (“Redemption Option”), failure to meet the covenants or obligations of the note (“Event of Default Prepayment”) and a voluntary or an involuntary liquidation, dissolution or winding up of the Company (“Mandatory Repayment upon Liquidation”). The occurrence of a Redemption Option, Event of Default Prepayment or Mandatory Repayment upon Liquidation was deemed a remote possibility at the time the original notes were issued, therefore, the Company concluded that any estimated fair value would be insignificant to the financial statements. The Company has elected to not record the embedded derivative separately and will continue to monitor, at each reporting period, whether the probability of occurrence is greater than remote.

As of December 31, 2021, the total net carrying value of the HCRP MGS Convertible Note included in Related party convertible note payable, net on the balance sheets was $5,149,572. This amount included the amortization of $2,071,850 premium related to the accrual of the final payment fee, $106,027 related to accrued interest, and $13,384 related to debt issuance costs. As of December 31, 2021, the HCRP MGS Convertible Note had $4,381,849 unamortized premium and $28,305 unamortized debt issuance costs which are being amortized using an effective interest rate of 167.08%.

As of December 31, 2021, the total net carrying value of the EW Convertible Notes included in Related party convertible note payable, net on the balance sheets was $7,084,330. This amount included $3,412,145 premium related to the accrual of the final payment fee, $209,041 related to accrued interest, and $29,329 related to debt issuance costs. As of December 31, 2021, the EW Convertible Notes had $4,287,855 unamortized premium and $36,856 unamortized debt issuance costs which are being amortized using an effective interest rate of 127.52%.

Small Business Administration Paycheck Protection Program Loan

In May 2020, the Company qualified for and received a loan pursuant to the Paycheck Protection Program (the “PPP”), a program implemented by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), for an aggregate principal amount of $2,423,900 (the “2020 PPP Loan”). The 2020 PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the SBA. The principal amount of the 2020 PPP Loan is subject to forgiveness under the PPP upon the Company’s request to the extent that the 2020 PPP Loan proceeds are used to pay expenses permitted by the PPP, including payroll costs, covered rent and utility payments incurred by the Company. To the extent that all or part of the 2020 PPP Loan is not forgiven, the Company will be required to pay interest on the unforgiven 2020 PPP Loan balance at a rate of 1.0% per annum. The terms of the 2020 PPP Loan provide for customary events of default including, among other things, payment defaults.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

6. DEBT (cont.)

On January 29, 2021, the Company closed a promissory note totaling $2,000,000 under the PPP second draw program pursuant to the CARES Act (“2021 PPP Loan”) and had the same terms of the 2020 PPP Loan.

In the third quarter of 2021, the Company applied for forgiveness of the 2020 PPP loan and was notified in August 2021, by the lender and through the SBA that the 2020 PPP loan, together with all accrued interest, amounting to $2,455,343 had been fully forgiven under the provisions of the PPP program, and the principal forgiven was recorded as other income and accrued interest was offset against interest expense in the Company’s financial statements.

In the fourth quarter of 2021, the Company applied for forgiveness of the 2021 PPP loan and in April 2022, the 2021 PPP loan, together with all accrued interest, amounting to $2,023,178 had been fully forgiven, by the SBA, under the provisions of the PPP program.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and manufacturing space in one facility under an operating lease. The lease agreement contains renewal options, rent holidays, or rent escalation clauses. The Company recognizes rent expense on a straight-line basis over the term of the related operating leases, accounting for scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy. Rent expense recognized in excess of rent paid is reflected as deferred rent in the Company’s balance sheets. The Company also leases certain general office equipment. Rent expense related to operating leases, including the facilities and office equipment, was $1,243,887 and $921,596 for the years ended December 31, 2021 and 2020, respectively, reported in operating expenses and a portion allocated to cost of product sales.

Effective in July 2016, the Company entered into a fourth amendment to its lease agreement for a manufacturing facility in San Diego, California (“San Diego Lease”). In May of 2021 the Company extended the lease for an additional five-year term, which expires in April 2027.

Effective in October 2012, the Company entered into a lease agreement for office space in Santa Barbara, California. The Company terminated the lease agreement in August 2020 and has exited the office space.

Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2021 are as follows:

Year Ended December 31,	Lease Commitments
2022	$1,397,198
2023	1,514,193
2024	1,551,017
2025	1,596,149
2026	1,642,111
Thereafter	564,084
Total future minimum operating lease payments	$8,264,752

Employee Benefit Plan

In December 2010, the Company adopted a defined contribution 401(k) plan (the “Plan”) covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 100% of their compensation per year (subject to a maximum limit by federal law). Although the Plan allows for employer contributions, no employer contributions have been made.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

Litigation

The Company is party to certain claims and legal actions arising in the normal course of business, including those related to litigation, business transactions, employee-related matters, and other matters. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the Likelihood of a potential loss is reasonably possible and the amount involved could be material. The Company expenses the costs related to legal proceedings as incurred. The Company does not expect any such claims and legal actions to have a material adverse effect on its business, results of operations or financial condition.

Equipment Lease

In February 2020, the Company entered into a lease agreement granting the right to use small office equipment. The lease terminates in January 2024. Rent is approximately $10,000 annually and monthly rent expense is recognized on a straight-line basis over the lease term.

Supplier Purchase Commitments

In November 2018, Suneva entered into a License Agreement and a Supply Agreement with Healeon which granted non-exclusive and exclusive license and distribution rights of PRP products to be marketed in the U.S., Mexico, Canada, South Korea and China (including Hong Kong and Macau). Under the terms of the agreements with Healeon, the Company has contractual minimum product purchase obligations totaling $5,436,000, over the term of the contract in order to retain license and exclusive distribution rights.

In November 2018, Suneva entered into Distribution Agreements with Aurastem Technologies, LLC (“Aurastem”) and Puregraft, LLC (“Puregraft”), respectively, which granted non-exclusive and exclusive distribution rights of fat grafting products to be marketed in the U.S. and Canada. Under the terms of the agreements with Aurastem and Puregraft, the Company has contractual minimum product purchase obligations totaling $5,310,000, over the remaining term of the contract, in order to retain exclusive distribution rights.

In March 2020, Suneva entered into a Distribution Agreement with Sinclair Pharma US, Inc. (“Sinclair”) which granted exclusive distribution rights of facial thread products to be marketed in the U.S. and Canada. Under the terms of the agreements with Sinclair, the Company has remaining contractual minimum product purchase obligations totaling $13,330,125, over the remaining term of the contract, in order to retain license and exclusive distribution rights.

In August 2020, Suneva entered into a Distribution Agreement with Neauvia North America, Inc. (“Neauvia”) which granted exclusive distribution rights of plasma energy devices to be marketed in the U.S. and Canada. Under the terms of the agreements with Neauvia, the Company has remaining contractual minimum product purchase obligations totaling $14,490,000, over the remaining term of the contract.

In March 2020, Suneva entered into a Supply and Distribution Agreement with Sanwell Medical Equipment Co. Ltd. (“Sanwell”) which granted exclusive distribution rights of PRP products in North America. Under the terms of the agreement with Sanwell, the Company has annual minimum product purchase obligations totaling $216,000.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum supplier obligations under the various distribution agreements with a term of more than one year as of December 31, 2021 are as follows:

Year Ended December 31,	Supplier Commitments
2022	$14,870,025
2023	13,094,100
2024	5,421,600
2025	2,498,400
2026	1,764,000
Total future supplier obligations	$37,648,125

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

Series AA

In May 2020, the Company issued 46,000,000 shares of Series AA convertible preferred stock with an original issue price of $0.80 per share to existing investors in conjunction with the recapitalization transactions (see Note 4). As a result of the transactions, the Company issued Series AA convertible preferred stock as follows: (1) 3,750,004 Series AA shares in exchange for $3,000,000 cash proceeds from existing investors; (2) converted all series of Series 1 and 2 redeemable convertible preferred stock to 23,875,002 Series AA shares; (3) restructured the LSA with HCRP MGS in exchange for 9,000,000 Series AA shares; and (4) cancellation of $7,500,000 principal amount of senior preferred convertible notes in exchange for 9,374,996 Series AA shares.

Series 2

In April 2019, the Company issued 72,500,018 shares of Series 2 convertible preferred stock with an original issue price of $0.138 per share for aggregate gross proceeds of $10,000,000 to existing investors in a private placement transaction. The investors were: (i) each granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 2 preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 17,037,503 Series AA shares.

Series 1-A

In June 2018, the Company issued 36,250,009 shares of Series 1-A preferred stock with an original issue price of $0.138 per share for aggregate gross proceeds of $5,000,000 to an existing investor in a private placement transaction. The investor was: (i) granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 1-A preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 6,597,794 Series AA shares.

Series 1-B

In June 2018, the Company issued 28,750,007 shares of Series 1-B preferred stock with an original issue price of $0.174 per share for aggregate gross proceeds of $5,000,000 to an existing investor in a private placement transaction. The investor was: (i) granted the right to designate one director to the Company’s Board of Directors, and (ii) upon liquidation, dissolution or winding up of the Company, the holders of Series 1-B preferred stock have a preference in liquidation of 1.5 multiplied by the original issue price plus all declared and unpaid dividends.

Pursuant to the May 2020 recapitalization, such shares were converted into 39,705 Series AA shares.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Series 1-C

In June 2018, the Company issued 5,000,000 shares of Series 1-C preferred stock with an original issue price of $0.138 per share in consideration for the restructuring of the LSA with HCRP MGS.

Pursuant to the May 2020 recapitalization, such shares were converted into 200,000 Series AA shares.

Series 1-D

In June 2018, the Company issued 20,000,000 shares of Series 1-D preferred stock with an original issue price of $0.138 per share in consideration for the extinguishment of a royalty interest financing agreement. The investor was granted the right to designate one director to the Company’s Board of Directors.

Pursuant to the May 2020 recapitalization, such shares were converted into zero Series AA shares.

Dividends

The holders of the Series AA preferred stock are entitled to receive a non-cumulative dividend of 8% per annum of the applicable original issue price on each outstanding share of preferred stock, subject to certain adjustments, only when, as, and if declared by the Company’s Board of Directors. As of December 31, 2021, the Board of Directors had not declared any dividends.

Conversion

Each share of Series AA preferred stock is convertible, at the option of the holder, into such number of shares of common stock as is determined by dividing the applicable original issue price for the Series AA preferred stock by the applicable conversion price in effect at the time of conversion. The initial conversion price of $0.80 per share, and the rate at which shares of Series AA preferred stock may be converted into shares of common stock, was determined based upon the fair value at the time of closing shall be subject to adjustment as defined in the Company’s Amended and Restated Certificate of Incorporation.

Voting Rights

Each holder of the convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote; and have voting rights and powers equal to the common stock, except that the holders of shares of Series AA convertible preferred stock, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect four directors of the Company.

At any time Series AA convertible preferred stock remains outstanding, approval of the holders of at least 662/3% of Series AA convertible preferred stock is required for certain matters, as defined in the Company’s Amended and Restated Certificate of Incorporation, including but not limited to (a) the consent, agree or commit to a liquidation or deemed liquidation event., (b) an increase or decrease the authorized numbers of shares of any stock, (c) the authorization or creation any new class of stock that are senior to the existing Series AA convertible preferred stock, (d) the redemption or repurchase of any shares of stock, (e) the declaration or payment any dividend or otherwise make a distribution to shareholders, or (f) the increase or decrease the number of directors.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Liquidation

In accordance with the recapitalization transactions, upon liquidation, dissolution or winding up of the Company, the holders of Series AA have a preference in liquidation equal to 1.5 times the original issue price for their respective Series AA preferred stock, plus all declared and unpaid dividends on such share. Liquidation payments to the holders of Series AA preferred stock have priority and are made in preference to any payments to the holders of common stock. Upon completion of the distributions required by the above-mentioned liquidation preference, any remaining proceeds shall be distributed ratably, on a pari passu basis, among the holders of shares of Series AA preferred stock and Common Stock, on an as-if-converted to Common Stock basis.

Common Stock

On May 15, 2020, as part of the recapitalization transactions, the Company implemented a 1-for-62,500 reverse stock split of its common stock, $0.001 par value per share. As a result of the reverse stock split, every sixty-two thousand five hundred (62,500) shares of our pre-reverse stock split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options, and convertible securities were also reduced by a factor of .000016 as of May 15, 2020.

Stock Options

On June 11, 2018, the Company adopted the 2018 Equity Incentive Plan (the “2018 Plan”) for eligible employees, directors, advisors, and consultants that provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Non-statutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 2018 Plan.

Stock option grants to employees and non-employee directors generally expire 10 years after their original date of grant and generally become vested and exercisable: (i) 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years, or (ii) 25% upon date of grant, with the balance vesting monthly over the remaining three years.

As of December 31, 2021, there were 2,804,316 options outstanding under the 2018 Plan.

The following table summarizes stock option activity under the 2018 Plan:

	Options Outstanding	Weighted- average Exercise Prices	Weighted- average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	112	$3,125.00	5.42	$—
Granted	3,304,000	0.06		n/a
Exercised	(1,083)	0.06		—
Canceled	(293,957)	0.49		n/a
Outstanding at December 31, 2020	3,009,072	$0.13	8.8	$—
Granted	59,000	3.05
Exercised	(41,666)	0.06
Canceled	(222,090)	0.12
Outstanding at December 31, 2021	2,804,316	0.20	8.5	8,208,292
Vested or expected to vest at December 31, 2021	2,724,220	$0.19	8.5	7,992,912
Exercisable at December 31, 2021	1,841,047	$0.19	8.5	5,476,882

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

The intrinsic values are calculated as the difference between the fair value of the Company’s common stock and the exercise price of the stock options. Through December 31, 2021, 41,666 options were exercised pursuant to the 2018 Plan with a weighted-average exercise price per share of $0.06.

The weighted-average per share grant date fair value of options granted during the year ended December 31, 2021 was $2.28. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2021 and 2020 was nominal.

The stock-based compensation expense reported in the statement of operations was as follows:

	Years Ended December 31,
	2021	2020
Cost of revenues	$2,050	$649
Selling, general and administrative	70,225	84,252
Total stock-based compensation expense	$72,275	$84,901

As of December 31, 2021, there was $149,838 of unrecognized compensation expense for stock options which is expected to be recognized over a weighted-average period of 1.63 years.

The Company recognizes compensation expense for stock-based awards made to employees, non-employee directors, advisors, and consultants. The Company uses a Black-Scholes-Merton option pricing model to estimate the fair value of its stock option awards. The fair value of the awards is estimated at the grant date and is recognized as stock-based compensation expense over the requisite service period. The Company recognizes forfeitures for all awards as such forfeitures occur.

The input variables used in the Black-Scholes-Merton option pricing model are based on various underlying estimates and assumptions that are highly subjective. Changes in these underlying estimates and assumptions could affect the fair value of the stock options and the amount of stock-based compensation expense to be recognized in the Company’s results of operations.

Stock options granted were valued using the following assumptions:

	Years Ended December 31,
	2021	2020
Dividend yield	—	—
Risk-free interest rate	1.26%	0.43%
Volatility	89.33%	90.58%
Expected life	6.25 years	6.25 years

The weighted-average expected volatility for the years ended December 31, 2021 and 2020 were 89.33% and 90.58%, respectively.

The risk-free interest rate assumption is based on the interest rates of U.S. constant rate treasury securities with contractual terms approximately equal to the expected term of the stock option grants. Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company estimated volatility based on volatilities of a peer group of similar companies whose

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

share prices are publicly available. The expected term represents the period of time that options are expected to be outstanding and is based upon the simplified method described in Staff Accounting Bulletin No. 107. The assumed dividend yield is based on the Company’s expectation of not paying dividends in the foreseeable future.

Common Shares Reserved for Future Issuance

The following table summarizes common shares reserved for future issuance on exercise or conversion of the following at December 31, 2021:

Number of Shares
Common stock options outstanding under the 2018 Plan	2,804,316
Common stock options available for future grant under the 2018 Plan	1,152,934
Series AA preferred stock	46,000,000
Common share reserve	1,000,000
Total common shares reserved for future issuance	50,957,250
Common stock outstanding	42,750
Total common shares authorized	51,000,000

9. INCOME TAXES

Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

The components of income tax expense consisted of the following:

	Years Ended December 31,
	2021	2020
Federal:
Current	$—	$—
Deferred	—	—
	—	—
State:
Current	24,847	3,133
Deferred	—	—
	24,847	3,133
Total income tax expense	$24,847	$3,133

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

9. INCOME TAXES (cont.)

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate expressed as a percentage of loss before income taxes:

	Years Ended December 31,
	2021		2020
	Income Tax Expense	Percentage of effective tax rate	Income Tax Expense	Percentage of effective tax rate
Tax expense at federal statutory rate	$(3,525,000)	(21.0)%	$(3,390,000)	(21.0)%
State taxes, net of federal benefit	(919,000)	(5.5)%	(879,000)	(5.4)%
Gain on extinguishment of debt	—	—	1,786,000	11.1%
Interest expense	1,548,000	9.2%	1,277,000	7.9%
Other permanent differences	(109,000)	(0.7)%	218,000	1.4%
Return to provision adjustments and other true-ups	(455,000)	(2.7)%	917,000	5.7%
Other	50,000	0.3%	34,133	0.2%
Change in valuation allowance	3,435,000	20.5%	40,000	0.2%
Tax Provision	$25,000	0.1%	$3,133	0.0%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2021	2020
Noncurrent deferred tax assets:
Net operating loss carryforwards and credits	$35,576,000	$32,428,000
Research and development credits	860,000	860,000
Capitalized research and development costs	1,252,000	1,663,000
Property and equipment	623,000	619,000
Disallowed interest expense	1,524,000	1,321,000
Accrued expenses and other	1,957,000	1,466,000
Total	41,792,000	38,357,000
Less: valuation allowance	(41,792,000)	(38,357,000)
Total noncurrent deferred tax assets	—	—
Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. During the year ended December 31, 2021, the Company recorded a net increase in its valuation allowance of $3,435,000.

As of December 31, 2021 and 2020, the Company had net operating loss (“NOL”) federal carryforwards of approximately $128,485,000 and $119,704,000, respectively, and for state income tax purposes of approximately $125,694,000 and $105,288,000, respectively. The federal loss carryforwards begin to expire in 2029 unless utilized, except for $39.4 million that have an indefinite carryforward period. The state loss carryforward begins to expire in 2029 unless utilized. As of December 31, 2021 and 2020, the Company also had research and development (“R&D”) tax carryforwards for federal purposes of approximately $608,000 and for California of approximately $319,000. The federal research credit carryforward begins to expire in 2029 unless previously utilized and the state research credits will carry forward indefinitely.

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

9. INCOME TAXES (cont.)

Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 and 383 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to uncertain tax positions in other expense. No interest and penalties have been recognized by the Company to date.

At December 31, 2021, no material uncertain tax positions were identified. The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years from inception in 2009 are subject to examination by the United States and state taxing authorities due to the carryforward of unutilized NOLs.

10. SUBSEQUENT EVENTS

In April 2022, the Company was notified by the lender and through the SBA that the 2021 PPP loan, together with all accrued interest, amounting to $2,023,178 had been fully forgiven under the provisions of the PPP program.

Definitive Merger Agreement, Private Investment in Public Entity, and Contingent Acquisition

On January 12, 2022, the Company entered into a definitive merger agreement with Viveon Health Acquisition Corp., or (“VHAC”), a special purpose acquisition company, to complete a business combination among VHAC, VHAC Merger Sub, Inc., or (“Merger Sub”), and the Company. Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of VHAC, and VHAC will be named Suneva Holdings, Inc. It is anticipated the Company will be considered the accounting acquirer under ASC Topic 805, Business Combinations and the acquisition will be accounting for as a reverse recapitalization (“Reverse Recapitalization”). The Reverse Recapitalization is expected to close in the first half of 2022. Upon the effectiveness of the Reverse Recapitalization, each share of the Company’s convertible preferred stock and each share of the Company’s common stock will be converted into the right to receive such number of shares of common stock of VHAC, or VHAC Common Stock, pursuant to a share exchange formula set forth in the Merger Agreement.

The aggregate consideration for the transaction payable to the Company’s existing stockholders shall be equal to $250,000,000 of VHAC Common Stock. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each of VHAC and the Company and the fulfillment of certain other closing conditions.

On July 13, 2022, the Company entered into a second amendment to the merger agreement with Viveon Health Acquisition Corporation and VHAC Merger Sub, Inc. This amendment included matters related to the definition of certain qualified “Parent expenses”, a change in the minimum net cash closing requirement to $30 million, and the extension of the original purchase date to December 31, 2022.

Convertible Note Bridge Financing

In January 2022, the Company issued $1,000,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of May 27, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of sum of all unpaid principal and

SUNEVA MEDICAL, INC.
NOTES TO THE FINANCIAL STATEMENTS

10. SUBSEQUENT EVENTS (cont.)

accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires January 2, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares.

In February 2022, the Company issued $1,500,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of May 27, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires February 8, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares.

In April 2022, the Company issued $1,000,000 of subordinated convertible promissory notes to existing investors. The notes bear interest at an annual fixed rate of 10.0% with a maturity date of May 27, 2022. At maturity, the Company is required to pay the noteholders a maturity payment fee of 300% of sum of all unpaid principal and accrued interest. Concurrent with the issuance of the subordinated convertible promissory notes, the Company issued a stock warrant to purchase preferred stock. The warrant expires April 1, 2032, and may be exercised, at any time, to purchase the number of Series AA preferred shares or next round of preferred shares.

In May 2022, the Company received proceeds in the form of an increase in the Term Note by $3,000,000. In addition, the convertible note of $2,000,000 plus accrued interest of $160,000 was converted to Term Debt with similar terms to the exiting Term debt. This increased Term Debt from $8,000,000 to $13,160,000. The increase in Term Note has the same rights as the original Term Debt agreement dated August 24, 2021. The Term Note matures August 24, 2024. The Term Note requires the company to maintain a restricted cash balance of $1 million through the term of the note.

Also in May 2022, the Company issued a subordinated convertible promissory note of $1,500,000 to a new investor. The note bears interest at an annual fixed rate of 10.0% with a maturity date of December 31, 2022. At maturity, the Company is required to pay the subordinated convertible noteholders a maturity payment fee of 300% of sum of all unpaid principal and accrued interest.

A requirement of the financing in May was that all subordinated convertible notes at that time extended their maturity date from May 27, 2022 to December 31, 2022.

Annex A

AGREEMENT AND PLAN OF MERGER

EXECUTION COPY

MERGER AGREEMENT

dated

January 12, 2022

by and among

Suneva Medical, Inc.,

Viveon Health Acquisition Corp.

and

VHAC Merger Sub, Inc.

Annex A Page
ARTICLE I DEFINITIONS		A-2

1.1	Definitions	A-2
1.2	Construction	A-13

ARTICLE II MERGER		A-14

2.1	Merger	A-14
2.2	Merger Effective Time	A-14
2.3	Effect of the Merger	A-14
2.4	U.S. Tax Treatment	A-14
2.5	Certificate of Incorporation; Bylaws	A-15
2.6	Closing	A-15
2.7	Directors and Officers of Surviving Corporation	A-15
2.8	Directors and Officers of Parent	A-15
2.9	Taking of Necessary Action; Further Action	A-15
2.10	No Further Ownership Rights in Company Capital Stock	A-15

ARTICLE III EFFECT OF THE MERGER		A-16

3.1	Effect of the Merger on Company Capital Stock	A-16
3.2	Treatment of Company Options, Company Warrants and Convertible Notes	A-16
3.3	Dissenting Shares	A-17
3.4	Surrender and Payment	A-17
3.5	Consideration Spreadsheet	A-18
3.6	Adjustment	A-19
3.7	Earnout	A-19
3.8	No Fractional Shares	A-21
3.9	Withholding	A-21
3.10	Lost or Destroyed Certificates	A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-21

4.1	Corporate Existence and Power	A-21
4.2	Authorization; No Subsidiaries	A-22
4.3	Governmental Authorization	A-22
4.4	Non-Contravention	A-22
4.5	Capitalization	A-23
4.6	Corporate Records	A-24
4.7	Consents	A-24
4.8	Financial Statements	A-24
4.9	Internal Accounting Controls	A-24
4.10	Absence of Certain Changes	A-24
4.11	Properties; Title to the Company’s Assets	A-25
4.12	Litigation	A-25
4.13	Contracts	A-25
4.14	Licenses and Permits	A-26
4.15	Compliance with Laws	A-27
4.16	Intellectual Property	A-27
Annex A-i

Annex A Page
4.17	Employees; Employment Matters	A-30
4.18	Withholding	A-31
4.19	Employee Benefits	A-31
4.20	Real Property	A-32
4.21	Tax Matters	A-33
4.22	Environmental Laws	A-34
4.23	Finders’ Fees	A-34
4.24	Directors and Officers	A-34
4.25	Anti-Money Laundering Laws	A-34
4.26	Insurance	A-35
4.27	Related Party Transactions	A-35
4.28	No Trading or Short Position	A-35
4.29	Not an Investment Company	A-35
4.30	Healthcare Compliance	A-35
4.31	Information Supplied	A-37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-37

5.1	Corporate Existence and Power	A-38
5.2	Merger Sub	A-38
5.3	Corporate Authorization	A-38
5.4	Governmental Authorization	A-38
5.5	Non-Contravention	A-38
5.6	Finders’ Fees	A-38
5.7	Issuance of Shares	A-38
5.8	Capitalization	A-39
5.9	Information Supplied	A-39
5.10	Trust Fund	A-39
5.11	Listing	A-40
5.12	Board Approval	A-40
5.13	Parent SEC Documents and Financial Statements	A-40
5.14	Certain Business Practices	A-41
5.15	Anti-Money Laundering Laws	A-42
5.16	Affiliate Transactions	A-42
5.17	Litigation	A-42
5.18	Expenses, Indebtedness and Other Liabilities	A-42
5.19	Brokers and Other Advisors	A-42
5.20	Tax Matters	A-42

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-43

6.1	Conduct of the Business	A-43
6.2	Exclusivity	A-45
6.3	Access to Information	A-46
6.4	Notices of Certain Events	A-46
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-46
6.6	Trust Account	A-48
6.7	Obligations of Merger Sub	A-49
6.8	Cooperation with Regulatory Approvals	A-49

Annex A-ii

Annex A Page
ARTICLE VII COVENANTS OF THE COMPANY		A-49

7.1	Reporting; Compliance with Laws; No Insider Trading	A-49
7.2	Commercially Reasonable Efforts to Obtain Consents	A-50
7.3	Company’s Stockholders Approval	A-50
7.4	Additional Financial Information	A-50
7.5	Lock-Up Agreements	A-50
7.6	Company Amended Charter	A-50

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-50

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-50
8.2	Compliance with SPAC Agreements	A-51
8.3	Confidentiality	A-52
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-52
8.5	Parent Public Filings; NYSE American	A-52
8.6	Certain Tax Matters	A-52
8.7	Parent Equity Incentive Plan	A-53
8.8	ESPP	A-53
8.9	Extension of Time to Consummate a Business Combination	A-53
8.10	Section 16 Matters	A-55

ARTICLE IX CONDITIONS TO CLOSING		A-55

9.1	Condition to the Obligations of the Parties	A-55
9.2	Conditions to Obligations of Parent and Merger Sub	A-55
9.3	Conditions to Obligations of the Company	A-56

ARTICLE X TERMINATION		A-57

10.1	Termination Without Default	A-57
10.2	Termination Upon Default	A-58
10.3	Effect of Termination	A-58

ARTICLE XI MISCELLANEOUS		A-58

11.1	Notices	A-58
11.2	Amendments; No Waivers; Remedies	A-59
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-59
11.4	Publicity	A-60
11.5	Expenses	A-60
11.6	No Assignment or Delegation	A-60
11.7	Governing Law	A-60
11.8	Counterparts; Electronic Signatures	A-60
11.9	Entire Agreement	A-60
11.10	Severability	A-60
11.11	Further Assurances	A-60
11.12	Third Party Beneficiaries	A-60
11.13	Waiver	A-60
11.14	No Other Representations; No Reliance	A-61

Annex A-iii

Annex A Page
11.15	Waiver of Jury Trial	A-62
11.16	Submission to Jurisdiction	A-63
11.17	Attorneys’ Fees	A-63
11.18	Remedies	A-63
11.19	Non-Recourse	A-63
Exhibit A	–	Form of Company Support Agreements
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Lock-Up Agreement
Exhibit D	–	Form of Registration Rights Agreement
Exhibit E	–	Form of Sponsor Earnout Agreement
Exhibit F	–	Form of Amended Parent Charter
Exhibit G	–	Form of Parent Equity Incentive Plan
Exhibit H	–	Employee Stock Purchase Plan

Annex A-iv

MERGER AGREEMENT

MERGER AGREEMENT dated as of January 12, 2022 (this “Agreement”), by and among Suneva Medical, Inc., a Delaware corporation (the “Company”), Viveon Health Acquisition Corp., a Delaware corporation (“Parent”), and VHAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is in the business of manufacturing, and commercializing novel, differentiated aesthetic products for the dermatology, plastic, and cosmetic surgery markets and related activities (as conducted or proposed to be conducted by the Company, the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Suneva Holdings, Inc.”;

D. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Securityholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Securityholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and Parent are entering into and delivering a Sponsor Earnout Agreement, substantially in the form attached hereto as Exhibit E (the “Sponsor Earnout Agreement”), pursuant to which (i) 5,142,857 Parent Private Warrants and 1,437,500 shares of Parent Common Stock held by the Sponsor on the date hereof, and (ii) 1,028,571 Parent Private Warrants and 287,500 shares of Parent Common Stock that will be issued to the Sponsor at Closing, will be placed into escrow at Closing and become subject to vesting restrictions tied to achievement of the Milestone Events and will be earned upon the occurrence of the applicable Milestone Event;

G. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3; and

H. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their stockholders approve each of the Parent Proposals.

Annex A-1

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Sponsor Earnout Agreement, the Parent Support Agreements, the Lock-Up Agreements and the Earnout Escrow Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all in-the money Company Options and in-the-money Company Warrants that are outstanding immediately prior to the Effective Time or any Company Options, Company Warrants that have been exercised or converted into shares of capital stock of the Company between the date of this Agreement and the Closing.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Annual Financial Statements” has the meaning set forth in Section 4.8(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2020.

“Balance Sheet Date” has the meaning set forth in Section 4.8(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

Annex A-2

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.6.

“Closing Consideration Spreadsheet” means the last Consideration Spreadsheet prepared and delivered by the Company to Parent prior to the Closing in accordance with, and on a basis consistent with, the Form Consideration Spreadsheet.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 15, 2020.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Consent” has the meaning set forth in Section 4.7.

“Company Convertible Notes” means the promissory notes of the Company set forth on Schedule 1.1(i) hereto.

“Company Earnout Holders” has the meaning set forth in Section 3.7(a).

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with

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any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (ii) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, and (iii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company.

“Company Financial Statements” has the meaning set forth in Section 4.8(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.23 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.16(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company or that the Company otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the Series AA Preferred Stock of the Company, par value $0.001 per share.

“Company Product” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the Company and all products (if any) with respect to which the Company has the right to receive payment as listed on Schedule 1.1(c).

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.

“Company Securityholder” means each Person who holds Company Securities.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means each warrant to purchase shares of Company Capital Stock that is outstanding and unexercised (in whole or in part).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 12, 2021 by and between the Company and Parent.

“Consideration Spreadsheet” means, collectively, the Form Consideration Spreadsheet and the Closing Consideration Spreadsheet.

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“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earnout Period” has the meaning set forth in Section 3.7(a).

“Earnout Pro Rata Share” means, for each Company Earnout Holder, a percentage determined by the quotient of:

(a) The sum of (i) the total number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) and Company Common Stock held by such Company Earnout Holder as of immediately prior to the Effective Time (including shares of Company Preferred Stock and Company Common Stock received by such Company Earnout Holder in respect of Company Warrants and Company Convertible Notes by operation of Section 3.2(b) and Section 3.2(c)); plus (ii) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by such Company Earn-Out Holder as of immediately prior to the Effective Time; divided by

(b) The Fully Diluted Company Shares.

“Earnout Shares” has the meaning set forth in Section 3.7(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2018 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

Annex A-5

“ESPP” has the meaning set forth in Section 8.8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.15(a).

“Form Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock received by holders of Company Warrants and Company Convertible Notes by operation of Section 3.2(b) and Section 3.2(c)); plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time (including shares of Company Preferred Stock received by holders of Company Warrants and Company Convertible Notes by operation of Section 3.2(b) and Section 3.2(c)); plus (c) the aggregate number of Rollover Option Shares for Company Options; plus (d) all shares of Company Common Stock and all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of the issued and outstanding Company Convertible Notes; plus (e) all shares of Company Common Stock and all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion, exercise or exchange of any other outstanding securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labelling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labelling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all applicable Laws and Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Company Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law

Annex A-6

(18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company Group; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements, and (g) any Laws of Japan, the European Union, member states of the European Union, and any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in Clauses (a) through (f) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any rules or regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations of the Company pursuant to the U.S. Small Business Administration Paycheck Protection Program Note, dated January 29, 2021, by and between the Company and Pacific Enterprise Bank, (j) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, and (k) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third

Annex A-7

Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means Pat Altavilla, Brian K. Pilcher, Andy Vutam, and Pam Misajon.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of Pat Altavilla, Brian K. Pilcher, Andy Vutam and Pam Misajon.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Jagi Gill or Rom Papadopoulos.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(a) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.13(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (including shares of Company Preferred Stock issued upon conversion of the Company Convertible Notes), treating for such purposes any Company Preferred Stock on an as-converted to Company Common Stock basis.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

Annex A-8

“Milestone Event” has the meaning set forth in Section 3.7(a).

“NYSE American” means NYSE American, LLC.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (b)  the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by Parent prior to or substantially concurrently with the Closing.

“Parent Common Stock” means, the common stock of Parent, par value $0.0001 per share.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6(a).

“Parent Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.8(a).

“Parent Private Warrants” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO at a price of $0.50 per warrant, entitling the holder thereof to purchase one-half (1/2) of a share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means each right issued as part of a Parent Unit.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.3.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

Annex A-9

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one-half (1/2) of a share of Parent Common Stock at a price of $11.50 per whole share, and (c) one right to receive one-twentieth (1/20) of a share of Parent Common Stock upon the consummation of an initial business combination.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Merger Consideration Amount” means an amount equal to (a) the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the Aggregate Exercise Price, divided by (b) the number of Fully Diluted Company Shares.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“PPP” means the Paycheck Protection Program as authorized by Title 1 of the Coronavirus Aid, Relief and Economic Security Act.

“PPP Indebtedness” means the principal amount of $2,000,000 plus the accrued interest thereon borrowed by the Company from the PPP Lender pursuant to the terms and conditions of the SBA’s Paycheck Protection Program Term Note, dated January 29, 2021, issued pursuant to the terms and conditions promulgated by the SBA and/or the U.S. Department of Treasury concerning the PPP.

“PPP Lender” means Pacific Enterprise Bank.

Annex A-10

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated December 22, 2020.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” “means the registration rights agreement, in substantially the form attached hereto as Exhibit D.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon full exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

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“Sponsor” means Viveon Health LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Stock is listed or admitted for trading on the NYSE American or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Stock is quoted on the NYSE American or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NYSE American or similar system, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.8(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

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“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

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(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and Parent shall change its name to “Suneva Holdings, Inc.”.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment.

For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the Parties intends that (a) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company is a party under Section 368(b) of the Code, and (b) the Earnout Shares placed in escrow pursuant to the Earnout Escrow Agreement in respect of Company Preferred Stock and Company Common Stock, (including Company Capital Stock received in respect of Company Warrants and Company Convertible Notes by operation of Section 3.2(b) and Section 3.2(c)) (i) are eligible for nonrecognition treatment under Section 354 of the Code in connection with the reorganization described in clause (a) (and will not be treated as “other property” within the meaning of Section 356 of the Code) and (ii) shall be treated as received by the applicable Company Earnout Holders on the Closing Date for Tax purposes (and no interest shall be imputed on any such Earnout Shares released to such Company Earnout Holders pursuant to the Earnout Escrow Agreement), and (c) the Earnout Shares placed in escrow pursuant to the Earnout Escrow Agreement in respect of Company Options shall not be treated as received by the holders of Company Options for Tax purposes unless and until such Earnout Shares are released to the holders of Company Options pursuant to the Earnout Escrow Agreement (such treatment in clauses (a), (b) and (c), the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations and warranties provided in this Agreement (including Section 8.6), no party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

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2.5 Certificate of Incorporation; Bylaws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Suneva Medical, Inc.” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.8, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors. Sponsor shall have the right to designate two (2) independent directors who are set forth on Schedule I-A, one (1) of whom qualifies as an audit committee financial expert and is willing and qualified to chair the Parent’s audit committee and one (1) of whom has experience in the healthcare industry, and the Company shall have the right to designate five (5) directors, who are set forth on Schedule I. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the NYSE American rules. The individuals identified on Schedule I-B shall be the officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Schedule I-B is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an officer, then, prior to the mailing of the Proxy Statement, the Company may, with the advice of Parent, replace such individual with another individual to serve as such officer.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

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ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio plus (ii) a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7.

(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio plus (ii) a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options, Company Warrants and Convertible Notes.

(a) Treatment of Options.

(i) Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Effective Time, each Company Option shall be converted into (A) an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option divided by (y) the Conversion Ratio (a “Converted Stock Option”), and (B) the right to receive a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7; and

(ii) At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the Merger).

(b) Treatment of Company Warrants. Contingent on and effective immediately prior to the Effective Time, all Company Warrants outstanding immediately prior to the Effective Time shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Warrants, (ii) exercised for Company Preferred

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Stock or Company Common Stock, as applicable (which shares of Company Preferred Stock or Company Common Stock shall be treated in accordance with Section 3.1(b) or Section 3.1(c)), and (iii) cancelled and extinguished.

(c) Treatment of Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Convertible Notes, and (ii) converted into Company Preferred Stock or Company Common Stock, as applicable (which shares of Company Preferred Stock or Company Common Stock shall be treated in accordance with Section 3.1(b) or Section 3.1(c)).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

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3.5 Consideration Spreadsheet.

(a) Simultaneously with the execution of this Agreement, the Company has delivered to Parent a form Consideration Spreadsheet (the “Form Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Form Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the names and addresses of record of each holder of Company Warrants and the number and class, type or series of shares of Company Capital Stock subject to each Company Warrant held by it;

(iii) the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Common Stock subject to each Vested Option held by it;

(iv) the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v) the names of record of each holder of a Company Convertible Note, the loan amount (principal and interest) and the number of shares of Company Common Stock or Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of such Company Convertible Note;

(vi) the number of Fully Diluted Company Shares;

(vii) the aggregate number of Rollover Option Shares;

(viii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares;

(D) for each Company Earnout Holder, its Earnout Pro Rata Share;

(E) for each Company Stockholder, its pro rata portion of the Merger Consideration Shares for its shares of Company Preferred Stock and Company Common Stock;

(F) for each Company Stockholder, its pro rata portion of the Earnout Shares for its shares of Company Preferred Stock and Company Common Stock;

(G) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Common Stock subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option; and

(H) for each Company Warrant, the exercise price therefor and the number of shares of Parent Common Stock to be paid to holders of each such Company Warrant; and

(ix) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) Each Consideration Spreadsheet delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.5, subject to Parent’s rights pursuant to Section 3.5(a)(ix).

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(c) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a Closing Consideration Spreadsheet as of immediately prior to the Effective Time.

(d) The contents of each Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of each updated Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in any Consideration Spreadsheet so long as such calculations were not made by Parent or Merger Sub and the parties agree that Parent and Merger Sub shall be entitled to rely on the most recently delivered Consideration Spreadsheet in making payments under this ARTICLE III.

(e) Nothing contained in this Section 3.5 or in the Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xvi); or (ii) alter or amend the definition of Per Share Merger Consideration Amount, Aggregate Exercise Price or Merger Consideration Shares.

3.6 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.7 Earnout.

(a) Issuance of Earnout Shares. From and after the Closing until the second anniversary of the Closing Date with respect to Section 3.7(a)(i), from and after the Closing until the third anniversary of the Closing Date with respect to Section 3.7(a)(ii), and from and after the Closing until the fifth anniversary of the Closing Date with respect to Section 3.7(a)(iii) (in each case, as applicable to such clause, the “Earnout Period”), as additional consideration in the Merger in respect of shares of Company Common Stock and Company Preferred Stock and the Company Options (and without the need for additional consideration from any holder thereof), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in Sections 3.7(a)(i), 3.7(a)(ii), and 3.7(a)(iii) below (each a “Milestone Event”), the Persons who held (A) such shares of Company Common Stock and Company Preferred Stock (including shares of Company Preferred Stock and Common Stock received by former holders of Company Warrants and Company Convertible Notes by operation of Section 3.2(b) and Section 3.2(c) (but excluding holders of Dissenting Shares); and (B) Company Options, immediately prior to the Effective Time (such Persons, the “Company Earnout Holders”) shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share as set forth in the Closing Consideration Spreadsheet, up to an aggregate amount of 12,000,000 additional shares of Parent Common Stock, in accordance with Sections 3.7(a)(i), 3.7(a)(ii), and 3.7(a)(iii) (subject to any adjustment pursuant to Section 3.7(g), the “Earnout Shares”):

(i) 1/3rd of the Earnout Shares if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $12.50 per share (subject to any adjustment pursuant to Section 3.7(g));

(ii) 1/3rd of the Earnout Shares if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $15.00 per share (subject to any adjustment pursuant to Section 3.7(g)); and

(iii) 1/3rd of the Earnout Shares if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $17.50 per share (subject to any adjustment pursuant to Section 3.7(g)).

(b) Earnout Cap; Service Requirements.

(i) For the avoidance of doubt, the Company Earnout Holders shall be entitled to earn Earnout Shares upon the occurrence of each Milestone Event (or a Change of Control as described below in Section 3.7(d), if applicable) during the Earnout Period; provided, however, that each Milestone Event (or a Change of Control as described below in Section 3.7(d), if applicable) shall only occur once, if at all, and in no event shall the Company Earnout Holders be entitled to earn more than 12,000,000 Earnout Shares (subject to adjustment as set forth in Section 3.7(g)).

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(ii) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 3.7 to a Company Earnout Holder in respect of each Company Option held by such Company Earnout Holder as of immediately prior to the Effective Time shall be earned by such Company Earnout Holder on the later of (i) the occurrence of the applicable Milestone Event, and (ii) the date on which the Converted Stock Option in respect of such Company Option becomes vested pursuant to its applicable vesting schedule, but only if such Company Earnout Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through such date. Notwithstanding the foregoing, any Earnout Shares that are not earned by a Company Earnout Holder in respect of its Company Options on or before the fifth anniversary of the Closing Date shall be forfeited without any consideration. Any Earnout Shares that are forfeited pursuant to this Section 3.7(b)(ii) shall be reallocated to the other Company Earnout Holders who remain entitled to receive Earnout Shares in accordance with their respective Earnout Pro Rata Shares.

(c) Issuance of Earnout Shares in Escrow at Closing. The Earnout Shares (i) shall be issued to the Company Earnout Holders at the Closing pursuant to this ARTICLE III (and subject to Section 3.4), free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Earnout Escrow Agreement; provided, that any such Earnout Shares issued in respect of Company Options shall be retained by Parent and not issued to the holders of such Company Options, (ii) shall be placed in escrow pursuant to an escrow agreement in form and substance as reasonably agreed upon by Parent and the Company (the “Earnout Escrow Agreement”), and (iii) shall not be released from escrow until they are earned as a result of the occurrence of the applicable Milestone Event. The Earnout Shares that are not earned on or before the expiration of the Earnout Period shall be automatically forfeited and cancelled. During such time as the Earnout Shares are in escrow and for so long as the Earnout Shares are not forfeited and/or cancelled: (A) the Earnout Shares shall be shown as issued and outstanding on Parent’s financial statements, and shall be outstanding as of the Effective Time; (B) each Company Earnout Holder (other than a former holder of Company Options with respect to such Earnout Shares issued with respect to such Company Options) will have all rights with respect to the Earnout Shares attributable to ownership of such Earnout Shares (including, without limitation, the right to vote such shares and the right to be paid dividends with respect such shares (other than non-taxable stock dividends, which shall remain in and become part of the Earnout Shares)), except (1) the right of possession thereof and (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein; and (C) Parent shall retain all rights attributable to ownership of any Earnout Shares placed in escrow pursuant to the Earnout Escrow Agreement in respect of Company Options unless and until such Earnout Shares are released to the holders of Company Options, except for (x) the right of possession thereof and (y) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein).

(d) Change of Control Event. If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, and the corresponding valuation of Parent Common Stock is (i) greater than or equal to the amount set forth in Section 3.7(a)(i), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 3.7(a)(i) shall be deemed to have occurred; (ii) greater than or equal to the amount set forth in Section 3.7(a)(ii), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 3.7(a)(ii) shall be deemed to have occurred; and (iii) greater than or equal to the amount set forth in Section 3.7(a)(iii), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 3.7(a)(iii) shall be deemed to have occurred; provided however, that, in each case of clauses (i), (ii) and (iii), the applicable Earnout Shares shall be released to the Company Earnout Holders as of immediately prior to the Change of Control, and the Company Earnout Holders shall be eligible to participate in such Change in Control transaction with respect to such Earnout Shares.

(e) Evidence of Issuance of Earnout Shares. Parent shall take such actions as are reasonably requested by the Company Stockholders to evidence the issuances pursuant to this Section 3.7, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(f) Adjustments to Earnout Shares. In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately

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after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 3.7(a)(i)-(a)(iii) (iii) above shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(g) Efforts to Remain Listed. During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, the NYSE American; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 3.7(b), Parent shall have no further obligations pursuant to this Section 3.7(g).

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any holder of a share of Company Common Stock who would otherwise be entitled to receive a fraction of a share of a Parent Common Stock (after aggregating all fractional shares Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. The Company is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate,

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has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, in each case as amended to the date hereof. The Company Certificate of Incorporation and the Company’s Bylaws are in full force and effect. The Company is not in violation of the Company Certificate or Company’s Bylaws.

4.2 Authorization; No Subsidiaries.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders; and (b) Persons holding more than sixty six and two thirds percent (662/3%) of the outstanding shares of Company Preferred Stock, voting as a separate class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(c) The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination applicable notice periods under the Antitrust Laws, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Certificate of Incorporation or the Company’s Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets,

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except as set forth in Section 4.3 of this Agreement, (c) except for the Contracts listed on Schedule 4.7 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 51,000,000 shares of Company Common Stock, par value $0.001 per share, and 46,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated as Series AA Preferred Stock, of which 42,750 shares of Company Common Stock and 46,000,000 shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. There are 3,999,999 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (1) no shares have been issued pursuant to restricted stock purchase agreements, (2) 42,749 shares have been issued pursuant to the exercise of outstanding options, and (3) 2,805,879 shares of Company Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Certificate of Incorporation and the Company’s Bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of (1) each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof, and (2) each Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock or Company Preferred Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Options and the Company Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

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4.6 Corporate Records. All proceedings occurring since January 1, 2019 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Certificate of Incorporation or the Company’s Bylaws, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7 Consents. The Contracts listed on Schedule 4.7 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.8 Financial Statements.

(a) The Company has delivered to Parent (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018 including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2021 and September 30, 2020 and the related statements of operations and cash flows for the three-month periods ended September 30, 2021 and September 30, 2020 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.8(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise.

(c) Except as set forth on Schedule 4.8(c), the Company does not have any Indebtedness.

(d) The Company has submitted all paperwork required in order for all outstanding amounts relating to the PPP Indebtedness to be forgiven in its entirety, and to the best of its Knowledge, is not aware of any fact or circumstance specifically pertaining to the Company that would prevent the PPP Indebtedness from being forgiven in its entirety.

4.9 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.10 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

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4.11 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.11, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.12 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company, the Business, any of the Company’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company or any of its rights, properties or assets. The Company or any of its rights, properties or assets is not, nor has been since January 1, 2019, subject to any Action by any Authority.

4.13 Contracts.

(a) Schedule 4.13(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company (A) which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

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(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents of the Company);

(xiii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.14 Licenses and Permits. Schedule 4.14 sets forth a true, complete and correct list of each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. The Company has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

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4.15 Compliance with Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since January 1, 2019, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2019, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Since January 1, 2019, the Company has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company is, and since January 1, 2019 has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2019, the Company has not been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.16 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company has a valid right to use the Company Licensed IP.

(b) Schedule 4.16(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; (iv) all social media handles constituting Company Owned IP, and (v) a general description of all material technical Trade Secrets constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company; and (D) any liens or security interests that apply.

(c) All Registered Owned IP that constitute issued Patents are valid and enforceable. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and enforceable. All Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions for which Company controlled such prosecution, complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

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(d) The operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property Right of any third Person. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) In the past three (3) years the Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company alleging infringement or misappropriation of Company IP. The Company is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Schedule 4.16(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.13(a)(vi), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Company Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to

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the general public provided by or on behalf of the Company. To the Knowledge of the Company, the Privacy Policy accurately describes the Company’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(l) In connection with its Processing of any Personal Information, the Company is in material compliance with all applicable Data Protection Laws. The Company has in place, and since January 1, 2019 has had in place, commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s Processing of Personal Information as required by applicable Data Protection Laws. The Company has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company. The Company (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who Process Personal Information on the Company’s behalf, to implement commercially reasonable security programs and policies consistent with applicable Data Protection Laws. Without limiting the generality of the foregoing, to the Knowledge of the Company, since January 1, 2019, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company) for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person.

(m) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Publicly Available Software into the Company’s products and services, and the Company has not distributed Publicly Available Software as part of the Company’s products and services other than as set forth on Schedule 4.16(m). The Company has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

(o) Schedule 4.16(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Parent. The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw,

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policy, or rule of any Standards Setting Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company has not made any written Patent disclosures to any Standards Setting Body. The Company is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Setting Body.

4.17 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the employee ID, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2020 and 2019.

(b) The Company is not a party to any collective bargaining agreement, and, since January 1, 2019, to the Knowledge of the Company, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since January 1, 2019, the Company has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company. Since January 1, 2019, the Company has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(d) The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. No audits are currently being conducted, have been conducted since January 1, 2019, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable employment or labor Laws. No employee of the Company has, since January 1, 2019, brought or, to the Knowledge of the Company, threatened to bring a claim for earned but unpaid compensation against the Company.

(e) Schedule 4.17(e) discloses in respect to each individual who is employed by the Company pursuant to a visa and the expiration date of such visa.

(f) To the Knowledge of the Company, no Key Employee or officer of the Company is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such officer or Key Employee of his or her duties or responsibilities as an officer or employee of the Company or (ii) the Company’s business or operations. No Key Employee or officer of the Company has given written notice of their definite intent to terminate their employment with the Company, nor has the Company provided written notice of its present intention to terminate the employment of any of the foregoing.

(g) The Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and to the Knowledge of the Company, the Company does not have any liability by reason of any individual who performs or performed services for the Company,

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in any capacity, being improperly excluded from participating in any Plan. Each individual currently engaged by the Company as an independent contractor or consultant has been properly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the current employees of the Company classified by the Company as “exempt” could not reasonably be deemed to be misclassified by the Company as “exempt” under applicable Law.

(h) Since January 1, 2019, the Company has not received written notice of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company; nor is there any outstanding obligation for the Company under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened.

(i) As of the date hereof and since January 1, 2019, there have been no audits of the Company by any Authority, nor have there been any charges, fines, or penalties, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company, and the Company has been in compliance in all material respects with OSHA.

(j) The Company has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority. There have been no, and there are no pending or anticipated layoffs, or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company has promptly investigated all occupational safety and health complaints related to the COVID-19 pandemic (if any), and has promptly taken any legally required corrective action in response thereto.

(k) Except as set forth on Schedule 4.17(k), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.18 Withholding. Except as disclosed on Schedule 4.18, all reasonably anticipated obligations of the Company with respect to employees of the Company (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

4.19 Employee Benefits.

(a) Schedule 4.19(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing, if any, since January 1, 2019.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has withdrawn at any time since January 1, 2019 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

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(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

(j) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(k) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.20 Real Property.

(a) Except as set forth on Schedule 4.20, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any real property or right in any Real Property. The Company has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 4.20, free and clear of all Liens. The Company has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the

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commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company does not owe any brokerage commission with respect to any Real Property.

4.21 Tax Matters. Except as set forth on Schedule 4.21

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vii) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction, and the Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

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(c) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.22 Environmental Laws. The Company has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. The Company has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.23 Finders’ Fees. Except as set forth on Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.24 Directors and Officers. Schedule 4.24 sets forth a true, correct and complete list of all directors and officers of the Company.

4.25 Anti-Money Laundering Laws.

(a) The Company currently is and, since January 1, 2019, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company),

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(A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.26 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.26, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound. Since January 1, 2019, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company.

4.27 Related Party Transactions. Except as set forth in Schedule 4.27, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company, current or former director, manager, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company, (b) owns any asset, property or right, tangible or intangible, which is used by the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company since January 1, 2019.

4.28 No Trading or Short Position. None of the Company or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.29 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.30 Healthcare Compliance.

(a) The Company is, and has been since January 1, 2019, in compliance in all material respects with all applicable Healthcare Laws.

(b) Since January 1, 2019, the Company has not received written or, to the Knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Authority alleging that any operation or activity of the Company is in violation of any applicable Healthcare Law, (ii) any investigation by an Authority related to any potential or alleged violation by the Company of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company to liability for criminal or civil money penalties, product seizure,

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injunction, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Healthcare Laws. The Company is not and since January 1, 2019 has not been a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Authority. The Company has no reporting obligations pursuant to any settlement agreement entered into with any Authority for an alleged violation of any Healthcare Laws. As of the date hereof, there are no restrictions imposed by any Authority upon the Business, activities, or services of the Company that would prevent it from operating as it currently operates or intends to operate.

(c) All pre-clinical and clinical investigations conducted or sponsored by the Company and submitted or intended to be submitted to an Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, and 56 of the Code of Federal Regulations and (iii) applicable Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(d) All Company Products have all required regulatory approvals, clearances, or other form of marketing authorization and are in compliance in all material respects with FDA regulations for medical devices contained in Title 21 parts 801, 803, 807, 812, 814 and 820, as applicable, of the Code of Federal Regulations as well as applicable Healthcare Laws in each country in which such Company Product(s) are marketed or commercialized, and the Company is the sole holder of all such approvals, clearances or marketing authorizations. Except as would not be expected to have a materially adverse impact on the Company, all reports, documents, claims, permits, adverse event reports and notices required to be filed, maintained or furnished to the FDA or any other Authority by the Company have been so filed, maintained or furnished in a timely manner. To the Knowledge of Company, all such reports, documents, claims, permits, adverse event reports and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), were in compliance with applicable Laws, no deficiencies, liabilities, restrictions or limitations on the use of the Company Products have been asserted by any Authority with respect thereto, and no restrictions or limitation on the use of any Company Product have been ordered by any Authority.

(e) Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) To the Knowledge of Company, no officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws. Neither the Company nor, to the Knowledge of Company, any officer, employee or agent of the Company has been charged with or convicted of any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to Company’s Knowledge, threatened against the Company or, to Company’s Knowledge, any of its Representatives performing research or work on behalf of the Company.

(g) The Company has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(h) No data generated by the Company with respect to the Company Products is the subject of any Action, either pending or, to Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

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(i) To Company’s Knowledge, no Company Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) in material violation of the FDCA (or any similar Healthcare Law). Since January 1, 2019, neither the Company nor, to Company’s Knowledge, any of its respective contract manufacturers, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other Authority. Each Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and all Applicable Laws, including those related to investigational use, marketing approval, Quality Systems Regulations (QSR), current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by the Company or, to Company’s Knowledge, any of their respective contract manufacturers, is or has since January 1, 2019 been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Authority. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company Products or the manner in which such Company Products are manufactured or distributed.

(j) All advertising material used by or on behalf of the Company is consistent in all material respects with the Company Product information as approved or cleared by the FDA or other competent Authority in the country or jurisdiction where the advertising material has been or is used.

(k) Since January 1, 2019, the Company has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is the Company currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. The Company has not received any written notice from the FDA or any other Authority regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company, (ii) a change in the marketing classification or a material change in the labelling of any Company Product, or (iii) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of a Company Product.

(l) All Company Products are self-pay aesthetic medicine products, are not reimbursed under any governmental Authority medical insurance program, and the Company has not taken any actions to submit claims for reimbursement for Company Products from any governmental Authority medical insurance program or caused third parties to submit claims for reimbursement for Company Products from any governmental Authority medical insurance program.

4.31 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the S-4 Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Sub (the “Parent Parties”) hereby

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represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.2(c), none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing required pursuant to the HSR Act.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.7 Issuance of Shares. The Merger Consideration Shares and the Earnout Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Consideration Share and Earnout Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Merger Consideration Shares and the Earnout Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

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5.8 Capitalization.

(a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock, and 11,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 25,156,250 shares of Parent Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units), and no shares of Parent Preferred Stock are issued and outstanding. In addition, 38,125,000 Parent Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units and Parent Private Warrants) exercisable for 19,062,500 shares of Parent Common Stock are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has at least $203,277,865 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 22, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or

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delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since January 25, 2021, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Stock of the Amended Parent Charter, (i) the obligations of Parent to dissolve or liquidate pursuant to Parent’s amended and restated certificate of incorporation shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to Parent’s amended and restated certificate of incorporation to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no stockholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Parent Common Stock for redemption pursuant to Parent’s amended and restated certificate of incorporation (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation).

5.11 Listing. The Parent Common Stock, Parent Units, Parent Warrants, and Parent Rights are listed on the NYSE American, with trading tickers “VHAQ,” “VHAQU,” VHAQWS,” and “VHAQR.”

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they

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were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE American. The classes of securities representing issued and outstanding Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent by NYSE American or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NYSE American or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(i) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent nor any

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director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.18 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.19 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.20 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vi) Parent duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) Parent will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. Income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Parent up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall permit to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii)  (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to

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any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $1,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise of Company Options, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock and Parent Units held by its public stockholders, or as otherwise contemplated herein or in any Additional Agreement;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for year-end annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan,

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program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xx) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xxi) fail to duly observe and conform to any applicable Laws and Orders; or

(xxii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Notwithstanding the foregoing, the Company and Parent, and its Subsidiaries, shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

(d) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

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(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) any written notice from NYSE America with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval
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at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the NYSE American, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NYSE American, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation

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of Parent, in the form attached hereto as Exhibit F (the “Amended Parent Charter”); (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (iv) approval of the Parent Equity Incentive Plan (the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”); (v) adoption and approval of the amended and restated bylaws of Parent in form and substance as reasonably agreed upon by Parent and the Company; (vi) approval of the Parent ESPP; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

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6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Without limiting the generality of the preceding sentence, each of Parent and the Company shall cause each of their respective Affiliates to, as soon as practicable, submit applicable notification and report forms under the HSR Act within fifteen (15) Business Days from the date of this Agreement, and make any other appropriate filings with any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of Parent and the Company will promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent

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Unit, Parent Warrant or Parent Right, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 4.7.

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.4 Additional Financial Information. The Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2020 and 2019 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Purchaser no later than 20 days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.5 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.6 Company Amended Charter. Prior to the Effective Time, subject to the Company Stockholder Approval, the Company shall amend the Company Certificate of Incorporation in form and substance as reasonably agreed upon by Parent and the Company (the “Company Charter Amendment”).

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of

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the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of December 22, 2020, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the terms of (i) the letter agreement, dated as of December 22, 2020, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of December 22, 2020,

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by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE American which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; NYSE American. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units, the Parent Warrants and the Parent Rights on NYSE American. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with NYSE American in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NYSE American to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, the Parent Warrants and the Parent Rights to be approved for listing on NYSE American, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Acquiror, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

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(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Intended Tax Treatment and would not be commercially impracticable).

(d) In the event the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor; provided, that in the event that the SEC requests or requires such a tax opinion, then Parent will use its reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Parent, and the Company shall use its reasonable best efforts to cause Cooley LLP to deliver such tax opinion to the Company.

8.7 Parent Equity Incentive Plan.

Prior to the Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to between ten percent (10%) to fifteen percent (15%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and the Parent.

8.8 ESPP.

Prior to the Effective Date, Parent shall adopt a new employee stock purchase plan in substantially the form attached hereto as Exhibit H to be effective at the Effective Time, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “ESPP”). The ESPP shall have such number of shares available for issuance equal to one percent (1%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the ESPP as mutually determined by the Company and the Parent.

8.9 Extension of Time to Consummate a Business Combination.

(a) Parent shall prepare (with the Company’s reasonable cooperation) and, not later than ten (10) Business Days after the initial filing of the Form S-4 with the SEC, shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Parent organizational documents, on terms and conditions agreed by the parties, to (i) extend the period of time Parent is afforded under its organizational documents and the Prospectus to consummate an initial business combination for an additional three months, from March 28, 2022 to June 28, 2022 (or such earlier date as the parties may agree in writing) (the “Initial Extension Date”), and (ii) provide that Parent may extend the Initial Extension Date two times by an additional three months each time (for a total of up to 24 months to complete an initial business combination) if the Sponsor, upon five days’ advance notice prior to the applicable deadline, on or prior to the date of the applicable deadline (the “Extension Proposal”). The Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Parent Parties shall consider the comments of the Company in good faith. The Parent Parties, with the assistance and written approval of the Company, will promptly

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respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Parent Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Parent shall distribute the Extension Proxy Statement to Parent’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and the DGCL for a date no later than forty five days after such notice, subject to Parent’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the Parent stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents. Parent may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of Parent Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Parent shall continue until March 28, 2022 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by March 28, 2022, Parent may cease seeking to have the Extension Proposal approved.

(d) The Parent Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Parent Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent stockholders and the holders of the Company Securities, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent stockholders vote in favor of the adoption of the Extension Proposal.

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(f) If the Extension Proposal is approved and the Parent is required to pay an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (b) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement.

8.10 Section 16 Matters.

Parent shall, prior to the Effective Time, cause the Parent Board to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) all applicable waiting periods under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger.

(e) The Company Stockholder Approval shall have been obtained;

(f) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting;

(g) The Extension Proposal shall have been approved by Parent’s stockholders;

(h) Parent’s initial listing application with NYSE American in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NYSE American, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on NYSE American.

(i) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

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(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.7.

(j) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(j), effective as of the Closing Date.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of

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an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Additional Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Amended Parent Charter, in the form attached hereto as Exhibit F, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.8.

(k) The Parent Closing Cash shall be at least equal to $50 million, net of (i) Company Expenses and (ii) Parent Expenses.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the eight-month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the eight-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

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(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Suneva Medical, Inc.
5870 Pacific Center Blvd
San Diego, CA 92121
Attn; Patricia Altavilla, President and Chief Executive Officer
E-mail: paltavilla@sunevamedical.com

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with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attn: Barbara Borden, Esq.
E-mail: bordenbl@cooley.com

if to Parent or Merger Sub (prior to the Closing):

Viveon Health Acquisition Corporation
c/o Gibson, Deal & Fletcher, PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross, GA 30092
Attn: Jagi Gill, Chief Executive Officer
E-mail: jagi@viveonhealth.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. The anticipated costs and expenses of the Company in connection with this Agreement and the transactions contemplated hereby as of the Closing Date are set forth on Schedule 11.5. If the Closing does not take place, each party shall be responsible for its own expenses (and in such event, Parent and the Company shall each bear one-half of the cost and expenses associated with any filing under the HSR Act).

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any

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right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent,

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the Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

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11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
VIVEON HEALTH ACQUISITION CORP.
By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Chief Executive Officer
Merger Sub:
VHAC MERGER SUB, INC.
By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Director
Company:
SUNEVA MEDICAL, INC.
By:	/s/ Patricia Altavilla
	Name:	Patricia Altavilla
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A-64

Annex B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUNEVA HOLDINGS, INC.

Jagi Gill hereby certifies that:

ONE: He is the duly elected and acting Chief Executive Officer of Suneva Holdings, Inc., a Delaware corporation.

TWO: The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State was August 7, 2020.

THREE: The Amended and Restated Certificate of Incorporation of the corporation, as amended, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is [•] (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange St., Corporation Trust Center, City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 310,000,000 shares. 300,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Annex B-1

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Annex B-2

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director, officer or agent of the Company under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

Annex B-3

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII of this Restated Certificate.

* * * *

FOUR: This Restated Certificate has been duly adopted and approved by the Board of Directors and by written consent of the stockholders in accordance with Sections 211, 242 and 245 of the DGCL.

[Signature Page Follows]

Annex B-4

In Witness Whereof, this Restated Certificate has been subscribed this [•] day of [•], 2022 by the undersigned who affirms that the statements made herein are true and correct.

Suneva Holdings, Inc.

Jagi Gill
Chief Executive Officer

Annex B-5

Annex C

Suneva Medical, Inc.
2022 Equity Incentive Plan

Adopted by the Board of Directors: [    ], 2022
Approved by the Stockholders: [    ], 2022

1.      General.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)     Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.      Shares Subject to the Plan.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 5,198,7201 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 15% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. All Shares available for issuance under the Plan may be issued as Incentive Stock Options.

(c)     Share Reserve Operation.

(i)     Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve

____________

1        NTD: To be equal to 15% of shares of common stock immediately following effective date.

Annex C-1

will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.      Eligibility and Limitations.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)     Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)   Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)     Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(c) shall apply commencing with the first calendar year that begins following the Effective Date.

4.      Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

Annex C-2

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)     Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)     by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)     Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)     Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by

Annex C-3

applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)     Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)     three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)     Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

Annex C-4

(j)     Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.      Awards Other Than Options and Stock Appreciation Rights.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)     Form of Award.

(1)         Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)         RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)         Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)         RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

Annex C-5

(iii)   Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)   Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)   Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)     Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.      Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c)     Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)     Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)   Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)   Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

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(e)     No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.      Administration.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)   To settle all controversies regarding the Plan and Awards granted under it.

(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)  To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

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(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)     Delegation to Committee.

(i)     General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)      Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted

Annex C-9

on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.      Tax Withholding

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)     No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.      Miscellaneous.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

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(c)     Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)     No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)     Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

Annex C-11

(i)     Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)     Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)     Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)   Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

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(o)    Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.    Covenants of the Company.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.    Additional Rules for Awards Subject to Section 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)     If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

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(c)     Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)     Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)         If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)         If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)         In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)         If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)         The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

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(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)     If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)     If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)     Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

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12.    Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.    Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.    Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)     “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)     “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)     “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)     “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third

Annex C-16

parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)     “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject

Annex C-17

to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)     “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)   “Common Stock” means the common stock of the Company.

(n)    “Company” means Suneva Medical, Inc., a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

(p)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

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Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)     “Director” means a member of the Board.

(t)     “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement by and among Viveon Health Acquisition Corp., VHAC Merger Sub, Inc. and the Company, dated as of January 12, 2022, and as amended thereafter, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)  “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)  “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

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(cc)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(gg)  “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)  “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)    Non-Exempt Severance Arrangement means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)  “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

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(nn)  “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)  “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq)  “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

Annex C-21

(vv)  “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)  “Plan” means this Suneva Medical, Inc. 2022 Equity Incentive Plan.

(yy)  “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

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(eee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff)  “Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii)   “Securities Act” means the Securities Act of 1933, as amended.

(jjj)  “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(lll)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp)“Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(qqq)“Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex C-23

Annex D

Suneva Medical, Inc.

2022 Employee Stock Purchase Plan

Adopted by the Board of Directors: [    ], 2022
Approved by the Stockholders: [    ], 2022

1.      General; Purpose.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)     The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.      Administration.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)     To impose one or more limitations (including holding periods) on the sale of shares purchased by Participants in an Offering.

(iv)     To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)     To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi)     To suspend or terminate the Plan at any time as provided in Section 12.

(vii)     To amend the Plan at any time as provided in Section 12.

(viii)     Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(ix)     To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt

Annex D-1

rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)     The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.      Shares of Common Stock Subject to the Plan.

(a)     Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 1,732,9061 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)     The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.      Grant of Purchase Rights; Offering.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

____________

1        NTD: To be equal to 5% of shares of Common Stock outstanding immediately following the Effective Date.

Annex D-2

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)     The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.      Eligibility.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)     the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)     No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

Annex D-3

(e)     Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)     Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.      Purchase Rights; Purchase Price.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)     In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.      Participation; Withdrawal; Termination.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

Annex D-4

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)     Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)     During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)     Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.      Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)     No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

Annex D-5

9.      Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.    Designation of Beneficiary.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.    Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.    Amendment, Termination or Suspension of the Plan.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted,

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(ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.    Tax Qualification; Tax Withholding.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)     The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

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14.    Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.    Miscellaneous Provisions.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)     The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)     If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)     If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.    Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)     “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d)    “Board” means the board of directors of the Company.

(e)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(f)      “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)      “Company” means Suneva Medical, Inc., a Delaware corporation.

(j)     “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)     “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement by and among Viveon Health Acquisition Corp., VHAC Merger Sub I, Inc. and the Company, dated as of January 12, 2022, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)     “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

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(s)     “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v)     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(w)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)    “Offering Date” means a date selected by the Board for an Offering to commence.

(z)     “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb)  “Plan” means this Suneva Medical, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd)  “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

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(gg)  “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh)  “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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